   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 2002


                                                      REGISTRATION NO. 333-90258
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                        PRE-EFFECTIVE AMENDMENT TO NO. 3

                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                        FIRSTCITY FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

             DELAWARE                             6153                            76-0243729
 (State or other jurisdiction of      (Primary Standard Industrial              (IRS Employer
  incorporation or organization)      Classification Code Number)            Identification No.)

                             ---------------------

                              6400 IMPERIAL DRIVE
                               WACO, TEXAS 76712
                                 (254) 751-1750
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                JAMES T. SARTAIN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        FIRSTCITY FINANCIAL CORPORATION
                              6400 IMPERIAL DRIVE
                               WACO, TEXAS 76712
                                 (254) 751-1750
  (Name and address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                   COPIES TO:

                 BRIAN D. BARNARD                                 RICHARD J. VANDER WOUDE
               HAYNES AND BOONE, LLP                              SENIOR VICE PRESIDENT,
                  201 MAIN STREET                              GENERAL COUNSEL AND SECRETARY
                    SUITE 2200                                FIRSTCITY FINANCIAL CORPORATION
              FORT WORTH, TEXAS 76102                               6400 IMPERIAL DRIVE
                  (817) 347-6600                                     WACO, TEXAS 76712
                                                                      (254) 751-1750

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the transactions described in the enclosed prospectus.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF NEW PREFERRED STOCK

                                       OF

                        FIRSTCITY FINANCIAL CORPORATION
                      FOR, AT THE ELECTION OF THE SELLER,

       $10.00 NET TO THE SELLER IN CASH AND 2 SHARES OF COMMON STOCK, OR

          $8.00 NET TO THE SELLER IN CASH AND 3 SHARES OF COMMON STOCK

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
       CITY TIME, ON          ,          , UNLESS THE OFFER IS EXTENDED.

    FirstCity Financial Corporation is offering, upon the terms and subject to the conditions set forth in this document and in the related letter of transmittal, to acquire each share of its New Preferred Stock, par value $0.01, held by you for, at your election, either

    - Cash of $10.00 and two shares of its common stock, par value $0.01, or

    - Cash of $8.00 and three shares of its Common Stock.

    The purpose of this exchange offer is for FirstCity to acquire and subsequently retire all of the outstanding shares of New Preferred Stock. Currently there are 1,222,901 shares of New Preferred Stock outstanding. The exchange offer is part of a recapitalization of FirstCity.

    Based on a $1.25 per share closing price of the Common Stock on June 10, 2002, the day before we announced our exchange offer, and assuming an election to receive $8.00 and three shares of Common Stock, our exchange offer represents an implied dollar value of $11.75, or 38% premium over the $8.54 per share closing price of New Preferred Stock on June 10, 2002. Assuming an election to receive $10.00 and two shares of Common Stock, our exchange offer represents an implied dollar value of $12.50, or a 46% premium over the $8.54 per share closing price of New Preferred Stock on June 10, 2002. This implied dollar value will change with fluctuations in the market value of the Common Stock prior to the closing of the exchange offer. The last reported sale prices of shares of
Common Stock and New Preferred Stock as reported by Nasdaq on          , 2002
were $    and $    per share, respectively. The New Preferred Stock is listed on the Nasdaq National Market under the symbol "FCFCO," and the FirstCity Common Stock is listed on the Nasdaq under the symbol "FCFC."


    Our exchange offer is subject to the conditions listed under "The Exchange Offer -- Certain Conditions of the Exchange Offer," including a condition requiring the tender of at least 80% of the outstanding shares of New Preferred Stock. IN ADDITION, ONE OF THE CONDITIONS TO THE EXCHANGE OFFER IS THE CLOSING OF THE OTHER TRANSACTIONS CONTEMPLATED BY THE RECAPITALIZATION. THERE ARE MULTIPLE CONDITIONS TO THE CLOSING OF THE TRANSACTIONS CONTEMPLATED BY THE RECAPITALIZATION BEYOND THE CONTROL OF FIRSTCITY, AND FIRSTCITY CANNOT PROVIDE YOU ANY ASSURANCES THAT THESE CONDITIONS WILL BE SATISFIED AND THAT THE EXCHANGE OFFER AND THE RECAPITALIZATION WILL CLOSE. FIRSTCITY EXPECTS THAT THE EXCHANGE OFFER WILL CLOSE PROMPTLY AFTER ALL OF THESE CONDITIONS HAVE BEEN SATISFIED, AND CERTAIN DOCUMENTATION FOR THE RECAPITALIZATION PROVIDES THAT SUCH CLOSING SHALL OCCUR ON OR BEFORE DECEMBER 1, 2002, WHICH DATE MAY BE EXTENDED.


     SEE "RISK FACTORS" BEGINNING ON PAGE 22 OF THIS DOCUMENT FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.
                             ---------------------
                                   IMPORTANT

    If you wish to tender all or any portion of your shares of New Preferred Stock, you should either:


    - Effect the transaction yourself, by following the instructions beginning on page 70 of this document, or


    - Request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

    NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THIS TRANSACTION OR THE SECURITIES TO BE ISSUED UNDER THIS PROSPECTUS, DETERMINED THE FAIRNESS OR MERITS OF THIS TRANSACTION OR PROSPECTUS, OR DETERMINED IF THIS TRANSACTION OR PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

                                 EXCHANGE AGENT

    American Stock Transfer and Trust Company has agreed to provide services as exchange agent for the exchange offer. All deliveries and correspondence sent to the exchange agent should be directed to 59 Maiden Lane -- Plaza Level, New York, New York 10038.

                             ADDITIONAL INFORMATION

    Requests for assistance or additional copies of this document or the related letter of transmittal should be delivered to FirstCity at 1100 Fannin Street, Suite 550, Houston, Texas 77002, Attention: Suzy W. Taylor. Questions may be directed to Suzy W. Taylor, toll free, at (866) 652-1810.

                The date of this Prospectus is          , 2002.

     THE ACCOMPANYING PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT FIRSTCITY THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. YOU MAY OBTAIN DOCUMENTS INCORPORATED BY REFERENCE IN THIS DOCUMENT FREE OF CHARGE BY REQUESTING THEM ORALLY OR IN WRITING FROM FIRSTCITY AT THE FOLLOWING ADDRESS:

MAIL:                                       TELEPHONE: (254) 751-1750
  CORPORATE SECRETARY
  FIRSTCITY FINANCIAL CORPORATION           FACSIMILE: (254) 751-7725
  6400 IMPERIAL DRIVE
  WACO, TEXAS 76712                         E-MAIL: RVANDERW@FCFC.COM

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM US, PLEASE DO SO BY           ,
2002 TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS. IF YOU REQUEST ANY SUCH DOCUMENTS FROM US, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

                             ---------------------

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    1
  Description of Business...................................    1
  The Exchange Offer and Related Matters....................    1
  Recapitalization..........................................    1
  Interests of Certain Persons in the Exchange Offer........    2
  Recommendation of the Special Committee, Fairness Opinion
     of Keefe, Bruyette & Woods and Recommendation of the
     Board of Directors.....................................    3
  Stockholder Approval......................................    3
  Effects of the Exchange Offer.............................    3
  Certain Negative Effects of the Recapitalization..........    4
  Financing the Exchange Offer..............................    4
  Summary of Tax Consequences of the Exchange Offer.........    5
QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER..............    6
PROSPECTUS SUMMARY..........................................    9
  General...................................................    9
  Information About FirstCity and Certain Affiliates (Page
     66)....................................................    9
  Reasons for the Exchange Offer and the Recapitalization
     (Page 41)..............................................    9
  Significant Ownership of New Preferred Stock by Certain
     Directors and Executive Officers; Establishment of the
     Special Committee......................................    9
  Interests of Executive Officers and Directors in the
     Recapitalization.......................................   10
  Fairness Opinion of Keefe, Bruyette & Woods (Page 44).....   11
  The Exchange Offer (Page 67)..............................   11
     Our exchange offer is subject to certain conditions....   11
     Our exchange offer is currently scheduled to expire on
              , 2002........................................   12
     Tendered shares may be withdrawn at any time prior to
      the exchange of such shares...........................   13
     We may provide a subsequent offering period............   13
  Procedure for Tendering Shares (Page 70)..................   13
  Differences in Rights of Common Stock and New Preferred
     Stock (Page 271).......................................   13
  Market Price Information (Page 76)........................   14
  No Appraisal Rights in Connection with the Exchange
     Offer..................................................   14

                                                              PAGE
                                                              ----
  Forward-Looking Statements May Prove Inaccurate (Page
     275)...................................................   14
SELECTED CONSOLIDATED FINANCIAL DATA........................   15
COMPARATIVE PER SHARE DATA..................................   16
SELECTED UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
  FINANCIAL DATA............................................   20
RISK FACTORS................................................   22
SPECIAL FACTORS.............................................   24
  Background of the Recapitalization........................   24
  Description of the Terms of the Recapitalization..........   34
  Certain Effects of the Recapitalization...................   39
  Recommendation of the Special Committee and the FirstCity
     Board..................................................   40
  Reasons for the Exchange Offer and Fairness of the
     Exchange Offer.........................................   41
  Provisions for Unaffiliated Holders of New Preferred
     Stock..................................................   43
  Review of the Exchange Offer by Messrs. Hawkins, Sartain
     and Bean...............................................   44
  Fairness Opinion of Keefe, Bruyette & Woods...............   44
  Effect of the Exchange Offer..............................   56
  Interests of Certain Persons in the Exchange Offer........   58
  Fees and Expenses of the Recapitalization; Source of
     Funds..................................................   60
  Material Federal Income Tax Consequences..................   62
INFORMATION ABOUT FIRSTCITY AND CERTAIN AFFILIATES..........   66
  FirstCity Financial Corporation...........................   66
  Messrs. Hawkins, Sartain and Bean.........................   67
THE EXCHANGE OFFER..........................................   67
  General...................................................   68
  Extension, Termination and Amendment......................   68
  Exchange of Shares; Exchange Consideration................   69
  Withdrawal Rights.........................................   69
  Procedure for Tendering Shares............................   70
  Lost or Missing Certificates..............................   72
  Certain Legal Matters.....................................   72
  Certain Conditions of the Exchange Offer..................   72
  Waiver of Conditions......................................   74
  Fees and Expenses.........................................   74
RECENT TRANSACTIONS IN SECURITIES...........................   75
MARKET PRICES AND DIVIDENDS.................................   76
  Dividend Policy of FirstCity..............................   76

                                                              PAGE
                                                              ----
FINANCIAL STATEMENTS........................................   78
  FirstCity Financial Corporation and Subsidiaries
     Consolidated Financial Statements -- June 30, 2002
      (Unaudited)...........................................   78
  WAMCO Partnerships
     Combined Financial Statements -- June 30, 2002
     (Unaudited)............................................   98
  FirstCity Financial Corporation and Subsidiaries
     Consolidated Financial Statements -- December 31, 2001,
      2000 and 1999.........................................  115
  WAMCO Partnerships
     Combined Financial Statements -- December 31, 2001,
     2000 and 1999..........................................  150
  Drive Financial Services LP and Subsidiaries
     Consolidated Financial Statements -- December 31, 2001
      and February 28, 2001.................................  174
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL DATA...  190
  Ratio of Earnings to Fixed Charges........................  204
BUSINESS OF FIRSTCITY.......................................  205
  General...................................................  205
  Business Strategy.........................................  205
  Background................................................  205
  Portfolio Asset Acquisition and Resolution................  206
  Consumer Lending..........................................  211
  Government Regulation.....................................  212
  Competition...............................................  213
  Employees.................................................  213
  Relationship with Bank of Scotland........................  213
PROPERTIES..................................................  214
LEGAL PROCEEDINGS...........................................  214
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................  217
  Overview..................................................  217
  Results of Operations.....................................  217
  Proposed Recapitalization.................................  226
  Analysis of Revenues and Expenses.........................  227
  Portfolio Asset Acquisition and Resolution................  230
  Consumer Lending..........................................  236
  Provisions for Income Taxes...............................  237
  Liquidity and Capital Resources...........................  237
  Discussion of Critical Accounting Policies................  241
  Contractual Obligations and Commercial Commitments........  247
  Effect of New Accounting Standards........................  248
  Risk Factors..............................................  249
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET
  RISK......................................................  258
MANAGEMENT..................................................  260
  Board of Directors........................................  260
  Executive Officers........................................  261
  Section 16(a) Beneficial Ownership Reporting Compliance...  262
  Executive Compensation....................................  263

                                                              PAGE
                                                              ----
  Stock Option and Purchase Plans and 401(k) Plan...........  264
  Option Grants.............................................  264
  Option Exercises and Year-End Values......................  265
  Director Compensation.....................................  266
  Board Compensation Committee Report on Executive
     Compensation...........................................  266
  Compensation Committee Interlocks and Insider
     Participation..........................................  267
  Employment Agreements.....................................  267
  Cumulative Total Stockholder Return.......................  268
  Certain Relationships and Related Transactions............  268
  Security Ownership of Certain Beneficial Owners and
     Management.............................................  269
DESCRIPTION OF FIRSTCITY'S CAPITAL STOCK....................  271
  General...................................................  271
  Common Stock..............................................  271
  New Preferred Stock.......................................  272
  Special Provisions of the Certificate of Incorporation and
     Bylaws of FirstCity....................................  273
LEGAL OPINION...............................................  274
EXPERTS.....................................................  274
WHERE YOU CAN FIND MORE INFORMATION.........................  275
FORWARD-LOOKING STATEMENTS..................................  275


Appendix A -- Letter of Transmittal
Appendix B -- Fairness Opinion of Keefe, Bruyette & Woods, Inc.

     FirstCity has not authorized anyone to give any information or make any representation about our exchange offer that is different from, or in addition to, that contained in this Prospectus or in any of the materials that we have incorporated into this Prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the exchange offer presented in this document does not extend to you. We are not aware, however, of any jurisdiction in which transactions of this type would be unlawful.

                               SUMMARY TERM SHEET


     This summary highlights the material information contained in this document, but may not include all of the information that you, as a stockholder, would like to know. To fully understand the exchange offer, and for a more complete description of the legal terms of the exchange offer, you should carefully read this entire document, including the appendices and the other documents we refer to in this document. See "Where You Can Find More Information" beginning on page 275. The principal executive offices of FirstCity Financial Corporation are located at 6400 Imperial Drive, Waco, Texas 76712. FirstCity's telephone number is (254) 751-1750.


DESCRIPTION OF BUSINESS

     - FirstCity is a financial services company engaged in the acquisition and resolution of portfolios of assets or single assets (collectively referred to as "Portfolio Assets"). The Portfolio Asset acquisition and resolution business involves acquiring Portfolio Assets at a discount to face value and servicing and resolving such portfolios in an effort to maximize the present value of the ultimate cash recoveries. FirstCity also has an equity investment in Drive Financial Services LP, which is engaged in the acquisition, origination, warehousing, securitization and servicing of sub-prime automobile receivables.

THE EXCHANGE OFFER AND RELATED MATTERS

     - We will exchange each share of New Preferred Stock for, at your election, either

          (1) $10.00 cash and 2 shares of FirstCity Common Stock

              or

          (2) $8.00 cash and 3 shares of FirstCity Common Stock.

     - Our exchange offer is subject to several conditions. The most significant conditions include:


          (1) the closing of a non-recourse loan in the amount of $16 million by BoS(USA) to FirstCity, secured by (among other things) a 20% interest in Drive, which will provide the cash proceeds of the exchange offer, and the other transactions contemplated by the recapitalization described below,


          (2) the tender of at least 80% of the outstanding shares of New Preferred Stock,

          (3) the effectiveness of the Registration Statement of which this Prospectus is a part, and

          (4) the lack of any change or development involving a prospective change in or affecting FirstCity's business or financial affairs that, in the reasonable judgment of FirstCity's board of directors, would or might prohibit, restrict or delay consummation of the exchange offer or materially impair the contemplated benefits to FirstCity of the exchange offer.

     - Our exchange offer will remain open until           , 2002, but we have a
       right to extend the offering period.

RECAPITALIZATION

     The exchange offer is part of a recapitalization of FirstCity, which consists of the following items:


     - a non-recourse loan in the amount of $16 million by BoS(USA) to FirstCity, secured by (among other things) a 20% interest in Drive, which will provide the cash portion of the consideration of the exchange offer,


     - the exchange offer,


     - the use of the remainder of the cash proceeds from the $16 million loan by BoS(USA) described above to reduce FirstCity's debt owed to the Senior Lenders,

     - FirstCity's payment of an arrangement fee to BoS(USA) equal to 20% of all proceeds and other amounts paid to FirstCity from any sale or other disposition (regardless of when such sale or other disposition occurs) of, and of all dividends and other distributions paid to FirstCity by Drive or its general partner (regardless of when such dividend or other distribution occurs) on, its 20% interest in Drive, in each case in excess of $16 million in the aggregate,


     - FirstCity's purchase of the 20% interest in FirstCity's indirect subsidiary, FirstCity Holdings Corporation, held by Terry R. DeWitt, G. Stephen Fillip and James C. Holmes, each of whom are Senior Vice Presidents of FirstCity (the "FCHC Group"),


     - the refinancing of the remainder of FirstCity's debt facilities with Bank of Scotland and BoS(USA), Inc. (BoS(USA), Inc. is a wholly-owned subsidiary of Bank of Scotland, and Bank of Scotland and BoS(USA) are referred to as the "Senior Lenders"), with a total commitment by the Senior Lenders of up to $47 million to $49 million, consisting of (a) a cash flow note of up to $35 million to $37 million (with FirstCity having the option to increase the amount of the cash flow note by up to $2 million within this range, but with a corresponding decrease in the amount of the $53 million to $55 million term loan described below) and
       (b) a $12 million term note,



     - Bank of Scotland's providing new financing to FirstCity, with a total commitment by Bank of Scotland of up to $58 million to $60 million, consisting of (a) a $5 million revolving credit loan and (b) an acquisition term loan in an amount up to $53 million to $55 million; however, the total commitment by the Senior Lenders for the refinancing and the new financing will not exceed $77 million,


     - the release of FirstCity from its guaranty of $4 million of Drive's indebtedness to BoS(USA), which will result in FirstCity's recognition of a deferred gain in the amount of $4 million, and

     - the cancellation of BoS(USA)'s existing option to acquire a warrant to purchase 1,975,000 shares of FirstCity's non-voting Common Stock.


     The successful completion of the exchange offer is, or FirstCity believes will be, a condition to all of the items listed above. The exchange offer is a condition to BoS(USA)'s providing the $16 million non-recourse loan described above to FirstCity for the cash proceeds of the exchange offer, and FirstCity believes that the exchange offer will be a condition to the financing to be provided by Bank of Scotland. FirstCity believes that all of the conditions to the transactions that are part of the recapitalization will be satisfied prior to the expiration of the exchange offer and that all recapitalization transactions, including the exchange offer, will be closed simultaneously.


INTERESTS OF CERTAIN PERSONS IN THE EXCHANGE OFFER

     - Significant Beneficial Ownership of Certain Directors. As of June 30, 2002, James R. Hawkins, Chairman of the Board, James T. Sartain, President, Chief Executive Officer and a director, and Richard E. Bean, a director, owned 46,050, 37,650 and 98,100 of the outstanding shares of New Preferred Stock, respectively, or approximately 3.8%, 3.1% and 8.0%, respectively, for an aggregate of 181,800 shares of New Preferred Stock, or approximately 14.9% of the outstanding shares of New Preferred Stock.

     - Beneficial Ownership of All Directors and Executive
       Officers. FirstCity's directors and executive officers beneficially own 200,778 shares of New Preferred Stock, or approximately 15.9% of the New Preferred Stock. After the exchange offer, the directors and executive officers will beneficially own approximately 21.4% of the Common Stock, assuming each of the shares of New Preferred Stock are tendered and accepted in exchange for $8.00 cash and three shares of Common Stock. Each of these directors and executive officers have committed in writing to tender their shares pursuant to the exchange offer.

RECOMMENDATION OF THE SPECIAL COMMITTEE, FAIRNESS OPINION OF KEEFE, BRUYETTE & WOODS AND RECOMMENDATION OF THE BOARD OF DIRECTORS


     - Our board of directors has formed a Special Committee of three independent directors, C. Ivan Wilson, Jeffrey Leu and David MacLennan, to evaluate the fairness of the exchange offer to the holders of the New Preferred Stock. Mr. MacLennan resigned as a director of FirstCity effective June 30, 2002. Mr. MacLennan recently rejoined Cargill Financial Services Corporation in its office in Geneva, Switzerland and, due to geographic considerations, he felt that he could no longer adequately fulfill his duties as a FirstCity director.



     - In its evaluation of the exchange offer, the Special Committee considered, among other things, the opinion of Keefe, Bruyette & Woods, Inc., its independent financial advisor, as to the fairness, from a financial point of view, to the holders of New Preferred Stock of the exchange offer. The opinion is summarized in the section entitled "Fairness Opinion of Keefe, Bruyette & Woods" beginning on page 44 of this document. In addition, the opinion is attached as Appendix B to this document. We encourage you to read both the summary and the opinion in its entirety.


     - Based on (i) the unanimous recommendation of the Special Committee, (ii) the fairness opinion of Keefe, Bruyette & Woods and the factors discussed by Keefe, Bruyette & Woods in its presentation regarding its analysis of the exchange offer and (iii) the board of director's own analysis of the terms of the exchange offer, FirstCity's board of directors has determined that it believes that the exchange offer is procedurally and substantively fair to the holders of New Preferred Stock. FirstCity's board of directors has unanimously approved the exchange offer, and recommends that you tender your shares pursuant to the exchange offer. Neither the board of directors nor the Special Committee, however, makes any recommendation as to which option holders of New Preferred Stock should elect in the exchange offer.

STOCKHOLDER APPROVAL

     - FirstCity has not obtained, nor will it obtain, approval of the exchange offer from either the holders of Common Stock or New Preferred Stock.

EFFECTS OF THE EXCHANGE OFFER

     - Effect on Market for New Preferred Stock. The exchange offer will reduce the number of shares of New Preferred Stock that might otherwise trade publicly and the number of holders of New Preferred Stock. As a result, FirstCity believes that the exchange offer will adversely affect the liquidity and price at which the remaining New Preferred Stock held by the public will trade.

     - Effect on Listing and Registration of New Preferred Stock. FirstCity believes that the New Preferred Stock will no longer meet the listing requirements of Nasdaq upon the completion of the exchange offer and will be eligible for termination of registration under the Securities Exchange Act of 1934, as amended.

     - Effect on Listing of Common Stock. In June 2001, Nasdaq changed its quantitative listing standards to, among other things, change the minimum $4 million net tangible assets requirement to a minimum $10 million stockholders' equity requirement. Companies listed on Nasdaq as of May 1, 2001 will have until November 1, 2002 to achieve compliance with this new standard. On April 9, 2002, FirstCity received notification from Nasdaq that, based on FirstCity's financial statements as of December 31, 2001, FirstCity did not meet the minimum $4 million net tangible asset requirement or the new minimum $10 million stockholders' equity listing requirement of the Nasdaq National Market. In response to this notification, FirstCity informed Nasdaq of FirstCity's proposed recapitalization, and Nasdaq has stated that it believes that the recapitalization provides a definitive plan evidencing FirstCity's ability to achieve and sustain compliance with these minimum listing requirements of the Nasdaq National Market. Nasdaq granted FirstCity an extension through August 15, 2002 to complete the recapitalization.

       Notwithstanding this extension, FirstCity met the $4 million minimum net tangible asset requirement as of June 30, 2002, as reported on FirstCity's Form 10-Q filed with the SEC on August 14, 2002. As a result, Nasdaq has informed FirstCity that it is in compliance with the listing standards of the Nasdaq National Market as of August 14, 2002.



       Although FirstCity is currently in compliance with the listing standards of the Nasdaq National Market, FirstCity does not currently meet Nasdaq's $10 million stockholders' equity requirement that will take effect on November 1, 2002. As noted above, Nasdaq has stated that it believes that the recapitalization provides a definitive plan evidencing FirstCity's ability to achieve and sustain compliance with this requirement. If the recapitalization is not consummated by November 1, 2002, however, Nasdaq will provide written notification that FirstCity's securities will be delisted. At that time, FirstCity may appeal Nasdaq's determination to Nasdaq's Listing Qualifications Panel within seven days. In the event that the recapitalization is not consummated by November 1, 2002, FirstCity intends to appeal Nasdaq's determination to such panel. The hearing will be scheduled, to the extent practicable, within forty-five days of the date of the request for appeal, during which time the Common Stock will remain listed on the Nasdaq National Market. FirstCity currently expects that all recapitalization transactions will close before November 1, 2002 and, in any event, before the expiration of any such appeal process, and FirstCity believes that, upon the consummation of the recapitalization, it will be in compliance with $10 million stockholders' equity listing requirement.


CERTAIN NEGATIVE EFFECTS OF THE RECAPITALIZATION

     - Delisting of New Preferred Stock. FirstCity believes that the New Preferred Stock will no longer meet the listing requirements of Nasdaq upon the completion of the exchange offer and will be eligible for termination of registration under the Exchange Act.

     - No Accumulated Dividends or Redemption. The holders of New Preferred Stock who tender their shares will not be entitled to receive accumulated dividends and will lose the right of redemption of the New Preferred Stock at a specific price that may be above market price.


     - Reduced Proceeds on the Sale of Drive. The recapitalization provides that FirstCity will pay an arrangement fee to BoS(USA) equal to 20% of all proceeds from any sale or other disposition of FirstCity's interest in 20% of Drive and of certain dividends and distributions on its interest in Drive, in each case in excess of $16 million in the aggregate. Consequently, in the event of a sale of this interest in Drive, FirstCity will not receive the full amount of proceeds with respect to such sale in the event the interest is sold for a purchase price greater than $16 million.



     - Increased Debt. The recapitalization contemplates BoS(USA)'s providing a non-recourse loan in the amount of $16 million to FirstCity to provide the cash portion of the consideration of the exchange offer, although a portion of the proceeds from this loan will be used to reduce FirstCity's existing debt owed to the Senior Lenders. In addition, the recapitalization contemplates Bank of Scotland's providing new financing to FirstCity that will, when utilized by FirstCity, ultimately increase the amount of FirstCity's debt. As a result, FirstCity will also have increased interest expense, and FirstCity will be required to generate higher earnings to service this increased debt.


     - Transaction Costs. The negotiation and finalization of the recapitalization will result in transaction costs to FirstCity.

FINANCING THE EXCHANGE OFFER


     - We will apply the proceeds from a $16 million non-recourse loan by BoS(USA) to the cash portion of the consideration for the exchange offer and expenses of the exchange offer and the recapitalization (we refer to BoS(USA), Inc. and its wholly-owned subsidiaries in this document as "BoS(USA)"). The remaining proceeds from the loan will be used to reduce FirstCity's existing debt owed to the Senior Lenders.

     - The $16 million loan will be secured by (among other things) a 20% interest in Drive, or 64.51% of FirstCity's interest in Drive.



     - In connection with the $16 million loan, we will pay an arrangement fee to BoS(USA) equal to 20% of all proceeds and other amounts paid to FirstCity from any sale or other disposition (regardless of when such sale or other disposition occurs) of, and of all dividends and other distributions paid to FirstCity by Drive or its general partner (regardless of when such dividend or other distribution occurs) on, its 20% interest in Drive, in each case in excess of $16 million in the aggregate.


SUMMARY OF TAX CONSEQUENCES OF THE EXCHANGE OFFER

     In the opinion of Haynes and Boone, LLP, the tax treatment of a holder's exchange of New Preferred Stock will be treated as a recapitalization for U.S. federal income tax purposes.

     - U.S. Holders of New Preferred Stock. If you are a U.S. holder and you tender your shares of New Preferred Stock in the exchange offer, you will

          - not recognize loss on the exchange,

          - recognize "gain" (as defined below) up to the amount of any cash you receive in the exchange (i.e., up to $8.00 or $10.00 per share, depending on the election you make), and

          - have "gain" only to the extent that the sum of the fair market value of the Common Stock plus cash you receive is more than your adjusted tax basis in the New Preferred Stock.

     - Non-U.S. Holders of New Preferred Stock. If you are a non-U.S. holder and you tender your shares of New Preferred Stock in the exchange offer, you will generally not be subject to U.S. federal income tax on any gains resulting from your exchange of New Preferred Stock for cash and Common Stock.

     See "Special Factors -- Material Federal Income Tax Consequences."

     - FirstCity. Because you will not receive payment for accumulated dividends in arrears if you exchange your shares of New Preferred Stock pursuant to the exchange offer, we may recognize cancellation of indebtedness income to the extent of such unpaid accumulated dividends in arrears, although this issue is not free from doubt. See "Special
       Factors -- Effect of the Exchange Offer."

                 QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

Q:   WHY WAS THE SPECIAL COMMITTEE FORMED?

A: James R. Hawkins, Chairman of the Board, James T. Sartain, President, Chief Executive Officer and a director, and Richard E. Bean, a director, have a conflict of interest in recommending approval of the exchange offer because they hold 46,050, 37,650 and 98,100 of the outstanding shares of New Preferred Stock, respectively, or approximately 3.8%, 3.1% and 8.0%, respectively, for an aggregate of 181,800 shares of New Preferred Stock, or approximately 14.9% of the outstanding shares of New Preferred Stock.

     FirstCity's directors and executive officers beneficially own 200,778 shares of New Preferred Stock, or approximately 15.9% of the New Preferred Stock. After the exchange offer, the directors and executive officers will beneficially own approximately 21.4% of the Common Stock, assuming each of the shares of New Preferred Stock are tendered and accepted in exchange for $8.00 cash and three shares of Common Stock.

     As a result, the board of directors formed the Special Committee to evaluate the fairness of the exchange offer to the holders of New Preferred Stock. Jeffrey Leu and David MacLennan do not own any shares of New Preferred Stock, and C. Ivan Wilson owns 11,678 shares of New Preferred Stock, which is less than 1% of the outstanding shares of New Preferred Stock. The board of directors determined that, although Mr. Wilson owns shares of New Preferred Stock, such ownership would not present a material conflict of interest because of the limited number of shares owned by Mr. Wilson.

Q: WHAT IS THE POSITION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS REGARDING THE EXCHANGE OFFER?

A: Based on the unanimous approval of the Special Committee, the board of directors has unanimously approved the exchange offer and recommends that you tender your shares of New Preferred Stock. Neither the board of directors nor the Special Committee, however, makes any recommendation as to which option holders of New Preferred Stock should elect in the exchange offer.

Q: DO THE DIRECTORS OF FIRSTCITY THAT OWN SHARES OF NEW PREFERRED STOCK INTEND TO TENDER THEIR SHARES?

A: Each director owning shares of New Preferred Stock has committed in writing to tender his shares of New Preferred Stock in the exchange offer.

Q:   WHY SHOULD I PARTICIPATE IN THE EXCHANGE OFFER?

A: We believe that the exchange offer represents an opportunity to enhance value for holders of New Preferred Stock by providing, among other things, a premium over the price levels at which we believe the New Preferred Stock would be trading in the absence of our exchange offer. Based on a $1.25 per share closing price of the Common Stock on June 10, 2002, the day before we announced our exchange offer, and assuming an election to receive $8.00 and three shares of Common Stock, our exchange offer represents a 38% premium over the $8.54 per share closing price of New Preferred Stock on June 10, 2002. Assuming an election to receive $10.00 and two shares of Common Stock, our exchange offer represents a 46% premium over the $8.54 per share closing price of New Preferred Stock on June 10, 2002.

Q: WILL I RECEIVE ACCUMULATED DIVIDENDS IN ARREARS WITH RESPECT TO SHARES OF NEW PREFERRED STOCK ACCEPTED FOR EXCHANGE?

A: No. You would not be paid any accumulated dividends in arrears if you exchange your shares of New Preferred Stock pursuant to the exchange offer. At June 30, 2002, accumulated dividends in arrears on New Preferred Stock totaled approximately $7.7 million, or $6.30 per share.

Q: HOW WOULD MY RIGHTS DIFFER AS A HOLDER OF COMMON STOCK FROM THOSE OF A HOLDER OF NEW PREFERRED STOCK?

A: Holders of shares of New Preferred Stock are entitled to preferential treatment to holders of Common Stock with respect to dividends and liquidation.


     Dividends on New Preferred Stock accrue quarterly at an annual rate of $2.10 per share. Because FirstCity's $12 million Term Loan B provided by BoS(USA) restricts the payment of dividends, FirstCity has not paid dividends on shares of New Preferred Stock since the third quarter of 1999, and does not anticipate that any dividends will be declared or paid on shares of New Preferred Stock in the foreseeable future. FirstCity believes that the terms of the $12 million term note that it will receive from BoS(USA) in the recapitalization will similarly restrict the payment of dividends. FirstCity has never declared or paid a dividend on its Common Stock and does not anticipate that it will declare or pay any dividends on Common Stock in the foreseeable future.


     At June 30, 2002, accumulated dividends in arrears on New Preferred Stock totaled approximately $7.7 million, or $6.30 per share. You would not be paid any accumulated dividends in arrears if you exchange your shares of New Preferred Stock pursuant to the exchange offer.

     Generally, holders of shares of New Preferred Stock have no voting rights other than in certain specified circumstances. Because FirstCity has failed to pay quarterly dividends for six consecutive quarters, however, holders of New Preferred Stock are currently entitled to elect two directors to the board of directors until cumulative dividends have been paid in full. To date, these rights have not been exercised. Otherwise, holders of Common Stock possess exclusive voting rights in FirstCity, except to the extent that shares of preferred stock issued in the future may have voting rights, if any.

     FirstCity may redeem, at its option, shares of New Preferred Stock at $21.00 per share (plus all accumulated and unpaid dividends, whether or not earned or declared) beginning on September 30, 2003. FirstCity must redeem all shares of New Preferred Stock at $21.00 per share (plus all accumulated and unpaid dividends, whether or not earned or declared) on September 30, 2005. The Common Stock is not redeemable.

     See "Description of FirstCity's Capital Stock."

Q: WHAT WILL BE THE EFFECT OF THE EXCHANGE OFFER ON MY SHARES OF NEW PREFERRED STOCK IF I DO NOT TENDER MY SHARES?

A: The exchange offer will reduce the number of outstanding shares of New Preferred Stock, which FirstCity believes will adversely affect the liquidity and price at which the remaining New Preferred Stock held by the public will trade. FirstCity believes that the New Preferred Stock will no longer meet the listing requirements of Nasdaq upon the completion of the exchange offer and will be eligible for termination of registration under the Exchange Act.

     If the recapitalization (including the exchange offer) is consummated, and there are shares of New Preferred Stock outstanding after closing of the exchange offer, holders of these shares of New Preferred Stock could receive the redemption value (including accumulated and unpaid dividends) for these shares on September 30, 2005, depending on our results of operations and financial condition at that time. However, as described below, it is a condition to the exchange offer, and consequently the recapitalization, that at least 80% of the tendered shares be accepted.

Q: WHAT WILL HAPPEN IF THE HOLDERS OF LESS THAN 80% OF THE OUTSTANDING SHARES OF NEW PREFERRED STOCK DO NOT TENDER THEIR SHARES?


A: We have the right, but we are not obligated, subject to the rules and regulations of the SEC, to waive or amend this condition. See "The Exchange Offer -- Certain Conditions of the Exchange Offer." We would not be able to waive this condition without the consent of BoS(USA), however, because it is a condition to BoS(USA)'s providing the loan to finance the cash portion of the consideration for the exchange offer, which is a condition to the closing of the exchange offer. See "Special Factors -- Description of the Terms of the Recapitalization."


Q:   HOW DO I PARTICIPATE IN THE EXCHANGE OFFER?

A:   To tender your shares of New Preferred Stock, you should do the following:

     - If you hold shares in your own name, complete and sign the enclosed letter of transmittal and return it with your share certificate to American Stock Transfer & Trust Company, the exchange agent for the exchange offer, at the address specified on the back cover page of this Prospectus before the expiration date of the exchange offer.

     - If you hold your shares in "street name" through a broker, instruct your broker to tender your shares before the expiration date of the exchange offer.

Q: MAY I MAKE ONE ELECTION FOR SOME OF MY SHARES OF NEW PREFERRED STOCK AND ANOTHER ELECTION FOR THE REST?

A: Each election applies to all shares of New Preferred Stock in a particular account. You may not elect to exchange your shares of New Preferred Stock in a particular account under both options. If you have more than one account, you may make different elections for each of your accounts. If you tender your shares and you attempt to make both elections, or if you fail to make an election, you will be deemed to have elected to receive $8.00 cash and three shares of Common Stock for each share of New Preferred Stock tendered.

Q:   WHEN AND HOW CAN I WITHDRAW TENDERED SHARES?

A: Shares of New Preferred Stock tendered in the exchange offer may be withdrawn by you at any time prior to the expiration date and also after
               , 2002, and prior to the exchange of your shares. Your withdrawal will only be effective if the exchange agent receives a written notice of withdrawal at the address on the back cover of this Prospectus, or by facsimile at the telephone number listed on the back page of this document. The written notice must contain your name, address, social security number, number of shares of New Preferred Stock to be withdrawn, the certificate number or numbers for such shares and the name of the registered holder of the shares, if different from the person who tendered the shares.

Q:   WHO CAN I CALL WITH QUESTIONS ABOUT THE EXCHANGE OFFER?


A:   You can contact Suzy W. Taylor, toll free, at (866) 652-1810.

                               PROSPECTUS SUMMARY

     This brief summary does not contain all of the information that should be important to you. You should carefully read this entire document and the other documents to which this document refers you to fully understand the exchange offer. See "Where You Can Find More Information."

GENERAL

     For each share of New Preferred Stock tendered and not withdrawn by you, we are offering to exchange, at your election, either (a) cash of $10.00 and two shares of FirstCity Common Stock or (b) cash of $8.00 and three shares of FirstCity Common Stock.


INFORMATION ABOUT FIRSTCITY AND CERTAIN AFFILIATES (PAGE 66)


     FirstCity is a financial services company engaged in the acquisition and resolution of portfolios of assets or single assets (collectively referred to as "Portfolio Assets"). The Portfolio Asset acquisition and resolution business involves acquiring Portfolio Assets at a discount to face value and servicing and resolving such portfolios in an effort to maximize the present value of the ultimate cash recoveries. FirstCity also has an equity investment in Drive Financial Services LP, which is engaged in the acquisition, origination, warehousing, securitization and servicing of sub-prime automobile receivables. The principal executive offices of FirstCity are located at 6400 Imperial Drive, Waco, Texas 76712. FirstCity's telephone number is (254) 751-1750.


REASONS FOR THE EXCHANGE OFFER AND THE RECAPITALIZATION (PAGE 41)


     FirstCity is conducting the exchange offer as part of a recapitalization, and the exchange offer is a condition to the other transactions contemplated by the recapitalization.

     The board of directors believes that the recapitalization will provide additional financing to FirstCity, enhance FirstCity's liquidity and permit it to pursue the acquisition of additional Portfolio Assets. In addition, the board of directors believes that the recapitalization will enhance FirstCity's financial position through the refinancing of FirstCity's debt facilities with the Senior Lenders. The board of directors also believes that the recapitalization will increase the equity of FirstCity through the elimination (or substantial reduction) of the New Preferred Stock, including accrued dividends, and the release of FirstCity's guaranty of Drive's indebtedness to BoS(USA), and the recapitalization will also result in the release of BoS(USA)'s option to acquire a warrant to purchase 1,975,000 shares of non-voting Common Stock. The board of directors further believes that the recapitalization will eliminate (or substantially eliminate) FirstCity's obligation to redeem the New Preferred Stock at maturity and permit existing holders of the New Preferred Stock the opportunity to participate in the future growth of FirstCity through ownership of Common Stock. In addition, the board of directors believes that the recapitalization will align the FCHC Group's interests more closely with those of the holders of Common Stock and permit FirstCity to retain all of the returns associated with FirstCity Holdings. Furthermore, the board of directors believes that the structure of the recapitalization will preserve the net operating loss carryforwards of FirstCity.

SIGNIFICANT OWNERSHIP OF NEW PREFERRED STOCK BY CERTAIN DIRECTORS AND EXECUTIVES OFFICERS; ESTABLISHMENT OF THE SPECIAL COMMITTEE

     James R. Hawkins, Chairman of the Board, James T. Sartain, President, Chief Executive Officer and a director, and Richard E. Bean, a director, have a conflict of interest in recommending approval of the exchange offer because they own a significant number of shares of New Preferred Stock. Messrs. Hawkins, Sartain and Bean own 46,050, 37,650 and 98,100 of the outstanding shares of New Preferred Stock, respectively, or approximately 3.8%, 3.1% and 8.0%, respectively, for an aggregate of 181,800 shares of New Preferred Stock, or approximately 14.9% of the outstanding shares of New Preferred Stock.

     As a result, the board of directors formed the Special Committee to evaluate the fairness of the exchange offer to the holders of New Preferred Stock. The Special Committee retained its own financial advisor and legal counsel. In connection with the exchange offer, the Special Committee determined it believes that the exchange offer and the consideration to be received by the holders of New Preferred Stock is fair to and in the best interests of the unaffiliated holders of New Preferred Stock. The Special Committee unanimously recommended that the entire board vote to adopt the exchange offer.

     Based on (i) the unanimous recommendation of the Special Committee, (ii) the fairness opinion of Keefe, Bruyette & Woods and the factors discussed by Keefe, Bruyette & Woods in its presentation regarding its analysis of the exchange offer and (iii) the board of director's own analysis of the terms of the exchange offer, the board acted in accordance with the Special Committee's recommendation and unanimously approved the exchange offer. Neither the board of directors nor the Special Committee, however, makes any recommendation as to which option holders of New Preferred Stock should elect in the exchange offer.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS IN THE RECAPITALIZATION

     The executive officers and directors of FirstCity have a financial interest in the recapitalization that might not exist in alternative transactions such as a liquidation of FirstCity. The executive officers and directors will continue to be paid their salaries and director fees after the recapitalization and will continue to be able to participate in FirstCity's stock option plans to the extent they are eligible.

     The aggregate value of the compensation of the executive officers of FirstCity in 2001 was $2,223,434, including salary, bonus and all other compensation. Directors of FirstCity who are not employees of FirstCity or any of its subsidiaries receive a retainer of $3,000 per quarter for their services as directors (from January 1, 2001 through December 31, 2001, each such director received an aggregate of $12,000 for such director's services as director for such period). Such directors also receive $1,000 plus expenses for each regular and special board of directors meeting attended, and $1,000 plus expenses for each meeting of any committee of the board of directors attended, and $500 per each telephonic meeting. Directors who are employees of FirstCity do not receive directors' fees. The following table discloses payments to directors of FirstCity who are not employees of FirstCity for the fiscal year ended December 31, 2001 for their services as directors during such period.

NAME                              AUDIT     TELECONFERENCE   BOARD MEETINGS   DIRECTOR'S FEE     TOTAL
----                            ---------   --------------   --------------   --------------   ----------
Richard E. Bean...............  $4,000.00     $2,500.00        $1,000.00        $12,000.00     $19,500.00
Robert E. Garrison............   4,000.00      2,500.00               --         12,000.00      18,500.00
Dane Fulmer...................         --      1,000.00         1,000.00         12,000.00      14,000.00
C. Ivan Wilson................   4,000.00      1,500.00         1,000.00         12,000.00      18,500.00
David W. MacLennan*...........         --      2,000.00         1,000.00         12,000.00      15,000.00
Jeffrey Leu...................         --      1,500.00         1,000.00         12,000.00      14,500.00

---------------

* Mr. MacLennan resigned from the board of directors effective June 30, 2002.

     In 2001, FirstCity granted options to purchase an aggregate of 275,500 shares of Common Stock to its executive officers, at an exercise price of $3.06 per share. As a result of the recapitalization, the pro forma book value per common share of FirstCity would be (depending on the results of the exchange offer) up to $3.77 for the six months ended June 30, 2002 and up to $3.51 for the fiscal year ended December 31, 2001.

See "Comparative Per Share Data." The historical price-to-book value per share trading multiples for FirstCity's common stock for the dates listed below are as follows:

                                                       RATIO OF COMMON STOCK PRICE
DATE                                                     TO BOOK VALUE PER SHARE
----                                                   ---------------------------
June 30, 2000........................................             2.60
December 31, 2000....................................             1.67
June 30, 2001........................................              .85
December 20, 2001....................................             2.54
  (Date of grant of 2001 options)
December 31, 2001....................................             2.61
June 30, 2002........................................             2.15

Assuming a price-to-book value per share multiple of 2.61 (the highest of the ratios listed above), and assuming a book value per common share of $3.77, the executive officers could realize an implied possible gain from the recapitalization with respect to options granted in 2001 of $6.78 per share (or a theoretical post-recapitalization common stock price of $9.84 less the exercise price of the options granted in 2001 of $3.06). This theoretical post-recapitalization stock price is based solely on the ratio described above. We cannot assure you that the price of the common stock will increase to this price or will increase at all after the recapitalization. See "Risk Factors."


FAIRNESS OPINION OF KEEFE, BRUYETTE & WOODS (PAGE 44)



     The Special Committee retained Keefe, Bruyette & Woods, Inc. as its independent financial advisor to render an opinion as to the fairness, from a financial point of view, of the exchange offer to the holders of New Preferred Stock. On September 30, 2002, Keefe, Bruyette & Woods delivered a draft of its written opinion to the board of directors that, as of the date of the opinion, and based on and subject to the assumptions, limitations and qualifications contained in that opinion, the exchange offer is fair, from a financial point of view, to the holders of New Preferred Stock. Keefe, Bruyette & Woods delivered a
copy of its final written opinion on the Special Committee on           , 2002.


     A copy of Keefe, Bruyette & Woods' written opinion is attached to this document as Appendix B. We urge you to read Keefe, Bruyette & Woods' opinion in its entirety.


THE EXCHANGE OFFER (PAGE 67)


     We are offering, upon the terms and subject to the conditions set forth in this Prospectus and in the letter of transmittal, to exchange, at your election, either (a) cash of $10.00 and two shares of FirstCity Common Stock or (b) cash of $8.00 and three shares of FirstCity Common Stock for each outstanding share of New Preferred Stock that is validly tendered on or before the expiration date and not properly withdrawn. The term "expiration date" means 12:00 midnight, New
York time, on           , unless we extend the period of time for which this
exchange offer is open, in which case the term "expiration date" means the latest time and date on which the exchange offer, as so extended, expires. We are not making any assurance that we will exercise our right to extend our exchange offer, although we currently intend to do so until all conditions have been satisfied or waived.

  OUR EXCHANGE OFFER IS SUBJECT TO CERTAIN CONDITIONS

     Our offer to exchange shares of FirstCity Common Stock for shares of New Preferred Stock is subject to several conditions referred to under "The Exchange Offer -- Certain Conditions of the Exchange Offer." These conditions must be satisfied or waived on or prior to the expiration of our exchange offer.

     The most significant conditions include:

     - the tender of at least 80% of the outstanding shares of New Preferred Stock,


     - the closing of a non-recourse loan in the amount of $16 million by BoS(USA) to FirstCity, secured by (among other things) a 20% interest in Drive,


     - the effectiveness of the Registration Statement of which this Prospectus is a part, and

     - the lack of any change or development involving a prospective change in or affecting FirstCity's business or financial affairs that, in the reasonable judgment of FirstCity's board of directors, would or might prohibit, restrict or delay consummation of the exchange offer or materially impair the contemplated benefits to FirstCity of the exchange offer.

  OUR EXCHANGE OFFER IS CURRENTLY SCHEDULED TO EXPIRE ON           , 2002

     However, we may extend the exchange offer under certain circumstances. See "The Exchange Offer -- Extension, Termination and Amendment."


     Our exchange offer is currently scheduled to expire at 12:00 midnight, New
York time, on           , 2002, and we expressly reserve the right, in our sole
discretion, at any time or from time to time, to extend the period of time during which our exchange offer remains open, and we can do so by giving oral or written notice of such extension to the exchange agent. If we decide to extend our exchange offer, we will make an announcement to that effect no later than 9:00 A.M., New York time, on the next business day after the previously scheduled expiration date. We are not making any assurance that we will exercise our right to extend our exchange offer, although we currently intend to do so until all conditions have been satisfied or waived. During any such extension, all shares of New Preferred Stock previously tendered and not withdrawn will remain subject to your right to withdraw your shares of New Preferred Stock. FirstCity expects that the exchange offer will close promptly after all of these conditions have been satisfied, and BoS(USA)'s commitment letter for the $16 million non-recourse loan to FirstCity provides that such closing shall occur on or before December 1, 2002, which date may be extended by BoS(USA).


     Subject to the SEC's applicable rules and regulations, we also reserve the right, in our sole discretion:

     - to delay our acceptance for exchange or our exchange of any shares of New Preferred Stock pursuant to our exchange offer, or to terminate our exchange offer and not accept for exchange or exchange any shares of New Preferred Stock not previously accepted for exchange or exchanged, upon the failure of any of the conditions of the exchange offer to be satisfied on or prior to the expiration date, and

     - to waive any condition (other than the condition relating to the effectiveness of the Registration Statement for the shares of Common Stock to be issued in our exchange offer) or otherwise to amend the exchange offer in any respect, by giving oral or written notice of such delay, termination or amendment to the exchange agent and by making a public announcement.

     We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. Subject to applicable law (including rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934 which require that any material change in the information published, sent or given to the stockholders in connection with the exchange offer be promptly sent to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     Upon the terms and subject to the conditions of our exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for exchange, and will exchange, shares of New Preferred Stock validly tendered and not properly withdrawn as promptly as practicable after the expiration date, and promptly after they are tendered during any subsequent offering period.

  TENDERED SHARES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXCHANGE OF SUCH SHARES

     Your tender of shares of New Preferred Stock pursuant to the exchange offer is irrevocable, except that shares of New Preferred Stock tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration of the
exchange offer and also after           , 2002, and prior to the time that your
shares have been exchanged for Common Stock following completion of our exchange offer.

  WE MAY PROVIDE A SUBSEQUENT OFFERING PERIOD

     We may, although we do not currently intend to, elect to provide a subsequent offering period of three to twenty business days after the acceptance of shares of New Preferred Stock pursuant to the exchange offer if the requirements under rule 14d-11 of the Exchange Act have been met. You will not have the right to withdraw shares of New Preferred Stock that you tender in the subsequent offering period, if any.


PROCEDURE FOR TENDERING SHARES (PAGE 70)


     For you to validly tender shares of New Preferred Stock pursuant to our exchange offer:

     - a properly completed and duly executed letter of transmittal, along with any required signature guarantees, or an agent's message (which is explained below) in connection with a book-entry transfer, and any other required documents, must be received by the exchange agent at its address set forth on the back cover of this Prospectus, and certificates for tendered shares of New Preferred Stock must be received by the exchange agent at such address, or those shares must be tendered pursuant to the procedures for a book-entry tender set forth in "The Exchange
       Offer -- Procedure for Tendering Shares" (and a confirmation of receipt of such tender received), in each case before the expiration date, or

     - you must comply with the guaranteed delivery procedures set forth in "The Exchange Offer -- Procedure for Tendering Shares."


DIFFERENCES IN RIGHTS OF COMMON STOCK AND NEW PREFERRED STOCK (PAGE 271)


     Voting Rights. Generally, holders of shares of New Preferred Stock have no voting rights other than in certain specified circumstances. Because FirstCity has failed to pay quarterly dividends for six consecutive quarters, however, holders of New Preferred Stock are currently entitled to elect two directors to the board of directors until cumulative dividends have been paid in full. To date, these rights have not been exercised.

     Dividend Rights. Dividends on New Preferred Stock accrue quarterly at an annual rate of $2.10 per share. Because FirstCity's $12 million Term Loan B provided by BoS(USA) restricts the payment of dividends, FirstCity has not paid dividends on shares of New Preferred Stock since the third quarter of 1999, and does not anticipate that any dividends will be declared or paid on shares of New Preferred Stock in the foreseeable future. FirstCity has never declared or paid a dividend on its Common Stock and does not anticipate that it will declare or pay any dividends on Common Stock in the foreseeable future.

     At June 30, 2002, accumulated dividends in arrears on New Preferred Stock totaled approximately $7.7 million, or $6.30 per share. You would not be paid any accumulated dividends in arrears if you exchange your shares of New Preferred Stock pursuant to the exchange offer.

     Redemption Rights. FirstCity may redeem, at its option, shares of New Preferred Stock at $21.00 per share (plus all accumulated and unpaid dividends, whether or not earned or declared) beginning on September 30, 2003. FirstCity must redeem all shares of New Preferred Stock at $21.00 per share (plus all accumulated and unpaid dividends, whether or not earned or declared) on September 30, 2005. The Common Stock is not redeemable.

     Liquidation. In the event of a liquidation of FirstCity, holders of the New Preferred Stock are entitled to receive $21.00 per share plus any accrued and unpaid dividends before any distribution is made on the Common Stock or on any other shares of capital stock ranking junior to the New Preferred Stock.

MARKET PRICE INFORMATION (PAGE 76)


     The last reported sale prices of shares of Common Stock and New Preferred Stock as reported by Nasdaq on June 10, 2002, the last trading day immediately prior to the public announcement of the exchange offer, were $1.25 and $8.54 per share, respectively. The last reported sale prices of shares of Common Stock and
New Preferred Stock as reported by Nasdaq on           , 2002 were $
and $     per share, respectively.

NO APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER

     You will not have appraisal rights with respect to your shares of New Preferred Stock as a result of the exchange offer.


FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 275)


     This Prospectus, including information included or incorporated by reference in this document, contains forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of FirstCity, as well as information relating to the exchange offer. Also, statements preceded by, followed by or that include the words "will," "may," "should," "continue," "believes," "expects," "intends," "anticipates," or similar expressions, are forward-looking statements. These forward-looking statements involve various risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to various factors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated financial data of FirstCity as of and for each of the periods indicated. FirstCity derived the consolidated financial data for June 30, 2002 and 2001 from its Quarterly Reports on Form 10-Q, as of and for each of the annual periods presented from FirstCity's audited consolidated financial statements. This information is only a summary and you should read it in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements, and notes, contained herein.

     In the third quarter of 2000, a subsidiary of FirstCity completed a sale of a 49% equity interest in its automobile finance operations, pursuant to the sale of a 49% interest in Drive, to BoS(USA), which created Drive. As a result of this sale, FirstCity no longer consolidates the financial statements of its automobile finance operation since August 1, 2000, but instead records its investment under the equity method of accounting.

     Effective during the third quarter of 1999, management of FirstCity adopted formal plans to discontinue the operations of Mortgage Corp. and Capital Corp., which comprise the operations that were previously reported as FirstCity's residential and commercial mortgage banking business. Because FirstCity formally adopted plans to discontinue the operations of Mortgage Corp. and Capital Corp., and operations at each such entity have ceased, the results of historical operations have been reflected as discontinued operations.

     On October 14, 1999, Mortgage Corp. filed for protection under Chapter 11 of the Bankruptcy Code. Mortgage Corp.'s filings with the bankruptcy court reflected that it had stated assets of approximately $95 million and stated liabilities of approximately $98 million. FirstCity has not guaranteed the indebtedness of Mortgage Corp. and has previously reached agreement with its corporate revolving lenders to permanently waive any events of default related to Mortgage Corp., including bankruptcy. The Chapter 11 bankruptcy proceeding was subsequently converted to a Chapter 7 bankruptcy proceeding to liquidate Mortgage Corp. and certain of its subsidiaries.

                                     SIX MONTHS ENDED
                                    -------------------              FISCAL YEARS ENDED DECEMBER 31,
                                    JUNE 30,   JUNE 30,   -----------------------------------------------------
                                      2002       2001       2001       2000       1999        1998       1997
                                    --------   --------   --------   --------   ---------   --------   --------
                                        (UNAUDITED)
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues(2).......................  $ 18,123   $ 24,922   $ 37,765   $ 53,009   $  58,928   $ 51,544   $ 63,896
Expenses..........................    13,824     17,341     33,214     56,288      58,197     51,719     49,482
Earnings (loss) from continuing
  operations(2)...................     3,368      5,489      2,171    (10,900)     (5,819)       785     27,623
Earnings (loss) from discontinued
  operations......................    (2,000)    (1,000)    (5,200)    (5,000)   (102,337)   (20,977)     8,005
Net earnings (loss)...............     1,368      4,489     (3,029)   (15,900)   (108,156)   (20,192)    35,628
Redeemable preferred dividends....     1,284      1,284      2,568      2,568       2,568      5,186      6,203
Net earnings (loss) to common
  stockholders(1).................        84      3,205     (5,597)   (18,468)   (110,724)   (25,378)    29,425
Earnings (loss) from continuing
  operations before accounting
  change per common share --
  Basic(1)........................      0.25       0.54      (0.01)     (1.61)      (0.92)     (0.58)      3.28
  Diluted(1)......................      0.25       0.54      (0.01)     (1.61)      (0.92)     (0.58)      3.25
Net earnings (loss) per common
  share --
  Basic(1)........................      0.01       0.38      (0.67)     (2.21)     (13.33)     (3.35)      4.51
  Diluted(1)......................      0.01       0.38      (0.67)     (2.21)     (13.33)     (3.35)      4.46
Dividends per common share........        --         --         --         --          --         --         --

                                     SIX MONTHS ENDED
                                    -------------------              FISCAL YEARS ENDED DECEMBER 31,
                                    JUNE 30,   JUNE 30,   -----------------------------------------------------
                                      2002       2001       2001       2000       1999        1998       1997
                                    --------   --------   --------   --------   ---------   --------   --------
                                        (UNAUDITED)
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
At period end:
  Total assets....................   141,567    151,606    138,893    140,991     230,622    336,643    317,146
  Total notes payable.............    89,435     95,875     91,209     93,764     169,792    165,922    152,216
  Preferred stock.................    33,385     30,817     32,101     29,533      26,965     26,323     41,908
    Total common equity...........     5,014     13,873      3,877      8,478      26,587    136,955    112,758

---------------

(1) Includes $1.2 million and $13.6 million, respectively, of deferred tax benefits related to the recognition of benefits to be realized from NOLs in 1998 and 1997, and deferred tax provisions of $7.0 million and $4.9 million, respectively, in 2000 and 1999.

(2) Refer to SFAS 145 for 2000 reclassification as discussed in note 1(q) to the consolidated financial statements.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth book value per share, loss per share and dividends declared per share on a historical and pro forma basis for the FirstCity capital stock. The pro forma data assume the effect of the recapitalization, including the exchange offer under the three following scenarios:

     - Scenario 1 -- Assuming all outstanding shares of New Preferred Stock are tendered and accepted, and that each holder elects to receive, for each share of New Preferred Stock, $8.00 cash and three shares of Common Stock.

     - Scenario 2 -- Assuming all outstanding shares of New Preferred Stock are tendered and accepted, and that each holder elects to receive, for each share of New Preferred Stock, $10.00 cash and two shares of Common Stock.

     - Scenario 3 -- Assuming all outstanding shares of New Preferred Stock are tendered and accepted, and that 50% of the holders elects to receive, for each share of New Preferred Stock, $8.00 cash and three shares of Common Stock and 50% of the holders elects to receive, for each share of New Preferred Stock, $10.00 cash and two shares of Common Stock.


     FirstCity derived the pro forma per share information from the unaudited pro forma consolidated financial statements presented elsewhere in this document. The table should be read in conjunction with the selected consolidated financial data and historical consolidated financial statements, and notes thereto, included in this document. The financial information contained in the following table with respect to reported information as of the fiscal year ended December 31, 2001 is audited; the information for the six months ended June 30, 2002 is unaudited.

     SCENARIO 1: EACH HOLDER ELECTS $8.00 CASH AND 3 SHARES OF COMMON STOCK


                                                              SIX MONTHS ENDED   FISCAL YEAR ENDED
                                                               JUNE 30, 2002     DECEMBER 31, 2001
                                                              ----------------   -----------------
                                                                (UNAUDITED)
Book value per common share:
  Reported..................................................       $ 0.60             $ 0.46
  Pro forma.................................................       $ 2.66             $ 2.46
Cash dividends declared per share:
  Common Stock
     Reported...............................................          N/A                N/A
     Pro forma..............................................          N/A                N/A
  New Preferred Stock
     Reported...............................................          N/A                N/A
     Pro forma..............................................          N/A                N/A
Earnings (loss) per share from continuing
  operations -- basic:
  Reported..................................................       $ 0.40             $ 0.26
  Pro forma.................................................       $ 0.27             $ 0.17
Earnings (loss) per share from continuing
  operations -- diluted:
  Reported..................................................       $ 0.40             $ 0.26
  Pro forma.................................................       $ 0.27             $ 0.17


    SCENARIO 2: EACH HOLDER ELECTS $10.00 CASH AND 2 SHARES OF COMMON STOCK


                                                              SIX MONTHS ENDED    FISCAL YEAR ENDED
                                                               JUNE 30, 2002      DECEMBER 31, 2001
                                                             ------------------   -----------------
                                                                (UNAUDITED)
Book value per common share:
  Reported.................................................        $ 0.60              $ 0.46
  Pro forma................................................        $ 2.73                2.50
Cash dividends declared per share:
  Common Stock
     Reported..............................................           N/A                 N/A
     Pro forma.............................................           N/A                 N/A
  New Preferred Stock
     Reported..............................................           N/A                 N/A
     Pro forma.............................................           N/A                 N/A
Earnings (loss) per share from continuing
  operations -- basic:
  Reported.................................................        $ 0.40              $ 0.26
  Pro forma................................................        $ 0.30              $ 0.18
Earnings (loss) per share from continuing
  operations -- diluted:
  Reported.................................................        $ 0.40              $ 0.26
  Pro forma................................................        $ 0.30              $ 0.18

  SCENARIO 3: 50% OF HOLDERS ELECT $8.00 CASH AND 3 SHARES OF COMMON STOCK AND
         50% OF HOLDERS ELECT $10.00 CASH AND 2 SHARES OF COMMON STOCK


                                                              SIX MONTHS ENDED    FISCAL YEAR ENDED
                                                               JUNE 30, 2002      DECEMBER 31, 2001
                                                             ------------------   -----------------
                                                                (UNAUDITED)
Book value per common share:
  Reported.................................................        $ 0.60              $ 0.46
  Pro forma................................................        $ 2.70                2.48
Cash dividends declared per share:
  Common Stock
     Reported..............................................           N/A                 N/A
     Pro forma.............................................           N/A                 N/A
  New Preferred Stock
     Reported..............................................           N/A                 N/A
     Pro forma.............................................           N/A                 N/A
Earnings (loss) per share from continuing
  operations -- basic:
  Reported.................................................        $ 0.40              $ 0.26
  Pro forma................................................        $ 0.28              $ 0.17
Earnings (loss) per share from continuing
  operations -- diluted:
  Reported.................................................        $ 0.40              $ 0.26
  Pro forma................................................        $ 0.28              $ 0.17


     The effect of the exchange offer on each of Messrs. Hawkins', Sartain's and Bean's interest in the net book value and the net earnings per share from continuing operations of FirstCity for the fiscal year ended December 31, 2001 and for the six months ended June 30, 2002 under each of the three scenarios described above is as follows:

     SCENARIO 1: EACH HOLDER ELECTS $8.00 CASH AND 3 SHARES OF COMMON STOCK

                        NUMBER OF SHARES OF
                            COMMON STOCK                   BOOK VALUE PER SHARE
                       ----------------------   ------------------------------------------
                        BEFORE       AFTER      BEFORE   PERCENTAGE    AFTER    PERCENTAGE
                       ---------   ----------   ------   ----------   -------   ----------
                                                   (UNAUDITED)
                                       FISCAL YEAR ENDED DECEMBER 31, 2001
                       -------------------------------------------------------------------
Hawkins..............  1,138,754    1,276,904   $  524      13.5%     $ 3,141      10.3%
Sartain..............    427,097      540,047   $  196       5.1%     $ 1,329       4.3%
Bean.................     89,833      384,133   $   41       1.1%     $   945       3.1%
Total Shares
  Outstanding........  8,376,500   12,445,203   $3,877                $30,637

                                         SIX MONTHS ENDED JUNE 30, 2002
                       -------------------------------------------------------------------

Hawkins..............  1,138,754    1,276,904   $  683      13.6%     $ 3,397      10.2%
Sartain..............    427,097      540,047   $  256       5.1%     $ 1,437       4.3%
Bean.................     89,833      384,133   $   54       1.1%     $ 1,022       3.1%
Total Shares
  Outstanding........  8,376,500   12,445,203   $5,014                $33,164

                                EARNINGS PER SHARE FROM
                                 CONTINUING OPERATIONS
                       ------------------------------------------
                       BEFORE   PERCENTAGE    AFTER    PERCENTAGE
                       ------   ----------   -------   ----------
                                      (UNAUDITED)
                          FISCAL YEAR ENDED DECEMBER 31, 2001
                       ------------------------------------------
Hawkins..............  $  296      13.6%     $   217      10.2%
Sartain..............  $  111       5.1%     $    92       4.3%
Bean.................  $   23       1.1%     $    65       3.1%
Total Shares
  Outstanding........  $2,171                $ 2,133
                             SIX MONTHS ENDED JUNE 30, 2002
                       -----------------------------------------------------------------------------------------------
Hawkins..............  $  456      13.5%     $   345      10.1%
Sartain..............  $  171       5.1%     $   146       4.3%
Bean.................  $   36       1.1%     $   104       3.1%
Total Shares
  Outstanding........  $3,368                $ 3,400

    SCENARIO 2: EACH HOLDER ELECTS $10.00 CASH AND 2 SHARES OF COMMON STOCK

                        NUMBER OF SHARES OF
                            COMMON STOCK                   BOOK VALUE PER SHARE
                       ----------------------   ------------------------------------------
                        BEFORE       AFTER      BEFORE   PERCENTAGE    AFTER    PERCENTAGE
                       ---------   ----------   ------   ----------   -------   ----------
                                                   (UNAUDITED)
                                       FISCAL YEAR ENDED DECEMBER 31, 2001
                       -------------------------------------------------------------------
Hawkins..............  1,138,754    1,276,904   $  524      13.5%     $ 3,192      11.4%
Sartain..............    427,097      540,047   $  196       5.1%     $ 1,350       4.8%
Bean.................     89,833      384,133   $   41       1.1%     $   960       3.4%
Total Shares
  Outstanding........  8,376,500   11,222,302   $3,877                $28,023

                                         SIX MONTHS ENDED JUNE 30, 2002
                       -------------------------------------------------------------------
Hawkins..............  1,138,754    1,276,904   $  683      13.6%     $ 3,486      11.4%
Sartain..............    427,097      540,047   $  256       5.1%     $ 1,474       4.8%
Bean.................     89,833      384,133   $   54       1.1%     $ 1,049       3.4%
Total Shares
  Outstanding........  8,376,500   11,222,302   $5,014                $30,633

                                EARNINGS PER SHARE FROM
                                 CONTINUING OPERATIONS
                       -----------------------------------------
                       BEFORE   PERCENTAGE   AFTER    PERCENTAGE
                       ------   ----------   ------   ----------
                                      (UNAUDITED)
                          FISCAL YEAR ENDED DECEMBER 31, 2001
                       -------------------------------------------------------------------   ---------------------------------------
--
Hawkins..............  $  296      13.6%     $  230      11.7%
Sartain..............  $  111       5.1%     $   97       4.9%
Bean.................  $   23       1.1%     $   69       3.5%
Total Shares
  Outstanding........  $2,171                $1,966
                            SIX MONTHS ENDED JUNE 30, 2002
                       -------------------------------------------------------------------   ---------------------------------------
--
Hawkins..............  $  456      13.5%     $  383      11.6%
Sartain..............  $  171       5.1%     $  162       4.9%
Bean.................  $   36       1.1%     $  115       3.5%
Total Shares
  Outstanding........  $3,368                $3,315


  SCENARIO 3: 50% OF HOLDERS ELECT $8.00 CASH AND 3 SHARES OF COMMON STOCK AND
         50% OF HOLDERS ELECT $10.00 CASH AND 2 SHARES OF COMMON STOCK

                        NUMBER OF SHARES OF
                            COMMON STOCK                   BOOK VALUE PER SHARE
                       ----------------------   ------------------------------------------
                        BEFORE       AFTER      BEFORE   PERCENTAGE    AFTER    PERCENTAGE
                       ---------   ----------   ------   ----------   -------   ----------
                                                   (UNAUDITED)
                                       FISCAL YEAR ENDED DECEMBER 31, 2001
                       -------------------------------------------------------------------
Hawkins..............  1,138,754    1,276,904   $  524      13.5%     $ 3,167      10.8%
Sartain..............    427,097      540,047   $  196       5.1%     $ 1,339       4.6%
Bean.................     89,833      384,133   $   41       1.1%     $   953       3.2%
Total Shares
  Outstanding........  8,376,500   11,833,753   $3,877                $29,330

                                         SIX MONTHS ENDED JUNE 30, 2002
                       -------------------------------------------------------------------
Hawkins..............  1,138,754    1,276,904   $  683      13.6%     $ 3,448      10.8%
Sartain..............    427,097      540,047   $  256       5.1%     $ 1,458       4.6%
Bean.................     89,833      384,133   $   54       1.1%     $ 1,037       3.3%
Total Shares
  Outstanding........  8,376,500   11,833,753   $5,014                $31,899

                                EARNINGS PER SHARE FROM
                                 CONTINUING OPERATIONS
                       -----------------------------------------
                       BEFORE   PERCENTAGE   AFTER    PERCENTAGE
                       ------   ----------   ------   ----------
                                      (UNAUDITED)
                          FISCAL YEAR ENDED DECEMBER 31, 2001
                       -----------------------------------------
Hawkins..............  $  296      13.6%     $  217      10.6%
Sartain..............  $  111       5.1%     $   92       4.5%
Bean.................  $   23       1.1%     $   65       3.2%
Total Shares
  Outstanding........  $2,171                $2,050
                            SIX MONTHS ENDED JUNE 30, 2002
                       -------------------------------------------------------------------   ---------------------------------------
--
Hawkins..............  $  456      13.5%     $  456      10.6%
Sartain..............  $  171       5.1%     $  171       4.5%
Bean.................  $   36       1.1%     $   36       3.2%
Total Shares
  Outstanding........  $3,368                $3,368

       SELECTED UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL DATA

     The following tables show selected pro forma financial data illustrating the effect of the recapitalization, including the exchange offer under the three following scenarios:

     - Scenario 1 -- Assuming all outstanding shares of New Preferred Stock are tendered and accepted, and that each holder elects to receive, for each share of New Preferred Stock, $8.00 cash and three shares of Common Stock.

     - Scenario 2 -- Assuming all outstanding shares of New Preferred Stock are tendered and accepted, and that each holder elects to receive, for each share of New Preferred Stock, $10.00 cash and two shares of Common Stock.

     - Scenario 3 -- Assuming all outstanding shares of New Preferred Stock are tendered and accepted, and that 50% of the holders elects to receive, for each share of New Preferred Stock, $8.00 cash and three shares of Common Stock and 50% of the holders elects to receive, for each share of New Preferred Stock, $10.00 cash and two shares of Common Stock.


     The information has been prepared from historical financial information from FirstCity's previously filed Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and from FirstCity's previously filed Quarterly Report on Form 10-Q for the quarter ended June 30, 2002. The information is for illustrative purposes only and does not purport to be indicative of what FirstCity's operations would have been had the exchange offer taken place on the dates indicated. This information should be read together with FirstCity's consolidated financial statements and the notes thereto which are presented beginning on page 78, the information under "Selected Consolidated Financial Data" beginning on page 15, and the Unaudited Pro Forma Consolidated Condensed Financial Data and the notes thereto which are presented beginning on page 190.


            SELECTED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL DATA
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

     SCENARIO 1: EACH HOLDER ELECTS $8.00 CASH AND 3 SHARES OF COMMON STOCK


                                                               AT JUNE 30, 2002
                                                               ----------------
Selected Consolidated Pro Forma Financial Data:
Total Assets................................................       $143,302
Total Liabilities...........................................       $110,138
Redeemable preferred stock..................................       $     --
Common Stockholders' Equity.................................       $ 33,164
Total Liabilities and Stockholders' Equity..................       $143,302



                                                               FOR THE SIX     FOR THE FISCAL
                                                              MONTHS ENDED       YEAR ENDED
                                                              JUNE 30, 2002   DECEMBER 31, 2001
                                                              -------------   -----------------
Selected Pro Forma Operating Data:
Revenues....................................................     $18,123           $37,765
Expenses....................................................     $13,792           $33,252
Earnings from continuing operations.........................     $ 3,400           $ 2,133
Earnings per share from continuing operations -- basic and
  diluted...................................................     $  0.27           $  0.17
Weighted average shares outstanding.........................      12,445            12,443

            SELECTED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL DATA
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

    SCENARIO 2: EACH HOLDER ELECTS $10.00 CASH AND 2 SHARES OF COMMON STOCK


                                                              AT JUNE 30, 2002
                                                              -----------------
Selected Consolidated Pro Forma Financial Data:
Total Assets................................................      $143,217
Total Liabilities...........................................      $112,584
Redeemable preferred stock..................................      $     --
Common Stockholders' Equity.................................      $ 30,633
Total Liabilities and Stockholders' Equity..................      $143,217



                                                               FOR THE SIX      FOR THE FISCAL
                                                               MONTHS ENDED       YEAR ENDED
                                                              JUNE 30, 2002    DECEMBER 31, 2001
                                                              --------------   -----------------
Selected Pro Forma Operating Data:
Revenues....................................................     $18,123            $37,765
Expenses....................................................     $13,877            $33,419
Earnings from continuing operations.........................     $ 3,315            $ 1,966
Earnings per share from continuing operations -- basic and
  diluted...................................................     $  0.30            $  0.18
Weighted average shares outstanding.........................      11,222             11,220


            SELECTED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL DATA
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

  SCENARIO 3: 50% OF HOLDERS ELECT $8.00 CASH AND 3 SHARES OF COMMON STOCK AND
         50% OF HOLDERS ELECT $10.00 CASH AND 2 SHARES OF COMMON STOCK


                                                              AT JUNE 30, 2002
                                                              -----------------
Selected Consolidated Pro Forma Financial Data:
Total Assets................................................      $143,260
Total Liabilities...........................................      $111,361
Redeemable preferred stock..................................      $     --
Common Stockholders' Equity.................................      $ 31,899
Total Liabilities and Stockholders' Equity..................      $143,260



                                                               FOR THE SIX      FOR THE FISCAL
                                                               MONTHS ENDED       YEAR ENDED
                                                              JUNE 30, 2002    DECEMBER 31, 2001
                                                              --------------   -----------------
Selected Pro Forma Operating Data:
Revenues....................................................     $18,123            $37,765
Expenses....................................................     $13,834            $33,335
Earnings from continuing operations.........................     $ 3,358            $ 2,050
Earnings per share from continuing operations -- basic and
  diluted...................................................     $  0.28            $  0.17
Weighted average shares outstanding.........................      11,833             11,831



     See the details of the Unaudited Pro Forma Consolidated Financial Information beginning on page 190.

                                  RISK FACTORS

     In deciding whether to tender your shares of New Preferred Stock pursuant to the exchange offer, you should read carefully this Prospectus and the documents to which we refer you. You should also carefully consider the following factors.

THE EXCHANGE OFFER AND THE RECAPITALIZATION MAY CAUSE THE MARKET VALUE AND THE LIQUIDITY OF COMMON STOCK TO DECREASE IMMEDIATELY, AND THIS DECREASE MAY CONTINUE.

     The exchange offer may not enhance stockholder value or improve the liquidity and marketability of FirstCity Common Stock. The increase in the outstanding shares of Common Stock from the exchange offer may result in an immediate decrease in the market value of the Common Stock. As of June 30, 2002, there were 8,376,500 shares and 1,222,901 shares of Common Stock and New Preferred Stock outstanding, respectively. If all of the outstanding shares of New Preferred Stock are tendered and accepted under the exchange offer, there will be approximately 12,045,203 shares of Common Stock outstanding, assuming each holder of New Preferred Stock elects to receive three shares of Common Stock.

     In addition, factors unrelated to our stock or our business, such as the general perception of the exchange offer by the investment community, may cause a decrease in the value of the Common Stock and impair its liquidity and marketability. Furthermore, securities markets worldwide have recently experienced significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could cause a reduction in the market price and liquidity of Common Stock following the exchange offer, particularly if the exchange offer is not viewed favorably by the investment community.

IF ALL OF THE SHARES OF NEW PREFERRED STOCK ARE NOT TENDERED UNDER THE EXCHANGE OFFER, FIRSTCITY WILL CONTINUE TO HAVE THE DIVIDEND AND OTHER OBLIGATIONS WITH RESPECT TO THE SHARES OF NEW PREFERRED STOCK THAT REMAIN OUTSTANDING AFTER THE EXCHANGE OFFER.


     Because not all of the shares of New Preferred Stock may be tendered in the exchange offer, FirstCity would continue to have the dividend and other obligations related to any remaining outstanding shares of New Preferred Stock. The exchange offer is subject to several conditions, including the tender of at least 80% of the outstanding shares of New Preferred Stock. As a result, if FirstCity accepts shares of New Preferred Stock tendered pursuant to the exchange offer, there may be shares of New Preferred Stock outstanding after this acceptance if some holders of New Preferred Stock do not elect to participate in the exchange offer. FirstCity believes, however, that the $12 million term note that it will receive from BoS(USA) in the recapitalization will restrict the payment of dividends.


IF COMPLETION OF OUR EXCHANGE OFFER DOES NOT QUALIFY AS A REORGANIZATION UNDER THE INTERNAL REVENUE CODE, YOU MAY BE TAXED ON THE FULL AMOUNT OF THE CONSIDERATION YOU RECEIVE FROM US.

     If we complete our exchange offer in a manner in which the exchange offer does not qualify for the tax treatment described below, you may be taxed on any gain you realize up to the full exchange consideration. We believe that exchanges of Common Stock for New Preferred Stock pursuant to the exchange offer should be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code. In such event, holders of shares of Common Stock will recognize gain (but not loss) only up to the extent of cash received. See "Special Factors -- Material Federal Income Tax Consequences" for a more detailed discussion of the federal income tax consequences of the transactions we propose.

TENDERING STOCKHOLDERS MAY BE REQUIRED TO RETURN THEIR CONSIDERATION IF A COURT WERE TO DETERMINE THAT THE EXCHANGE OFFER CONSTITUTED A FRAUDULENT TRANSFER UNDER FEDERAL OR STATE LAWS.

     The closing price of New Preferred Stock on June 10, 2002, the day before we announced our exchange offer, was $8.54 per share. We are offering through the exchange offer to pay an amount that exceeds this $8.54 price per share of New Preferred Stock. It is possible that a court could determine that we are receiving less than reasonably equivalent value pursuant to the exchange offer, and could determine that the exchange offer constituted fraudulent transfers. If a court determines the exchange offer constituted fraudulent transfers, the exchange offer could be voided. In that case, holders of the New Preferred Stock that successfully tender their shares may be required to return their shares of Common Stock (or the value of such Common Stock) and cash consideration, and such holders would be returned to their original position as a holder of preferred equity.

     A payment or transfer of property can subsequently be voided if a court finds that the payment or transfer constituted a "fraudulent" transfer. There are generally two standards used by courts to determine whether a transfer was fraudulent under federal or state law.

     - First, a transfer will be deemed fraudulent if it was made with the actual intent to hinder, delay or defraud current or future creditors.

     - Second, a transfer will be considered fraudulent if the transferor

      - received less than reasonably equivalent value in exchange for the payment or transfer of property and

      - either (a) was insolvent at the time of the transaction, (b) was rendered insolvent as a result of the transaction, (c) was engaged, or about to engage, in a business or transaction for which its assets were unreasonably small, or (d) intended to incur, or believed, or should have believed, it would incur, debts beyond its ability to pay as such debts mature.

     Litigation seeking to void the exchange offer as fraudulent transfers would have to be commenced by our creditors or someone acting on their behalf, such as a bankruptcy trustee. If such litigation is instituted, we cannot assure you as to what standard a court would apply in order to determine whether we were "insolvent" as of the date the exchange offer was closed, or that a court would not determine that we were insolvent on the date of closing. We can also not assure you that a court would not determine that the exchange offer constituted fraudulent transfers on another ground.

     The definition of "insolvent" varies under three potentially applicable statutes. The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction which is being applied. We would be considered insolvent, under Texas law, if the sum of all our liabilities is greater than the value of all its assets at a fair valuation or if it were generally not able to pay our debts as they become due. Under the Bankruptcy Code, we would be considered insolvent if the sum of all its liabilities is greater than the value of all its property at a fair valuation. Under Delaware law, we would be insolvent if the present fair saleable value of its assets is less than the amount required to repay our probable liability on our debts as they become absolute and matured. The foregoing standards are applied on a case-by-case basis to determine the insolvency of a particular person. Because there can be no assurance which jurisdiction's fraudulent transfer law would be applied by a court, there can be no assurance as to what standard a court would apply in order to determine insolvency.

BECAUSE OF FLUCTUATIONS IN THE PRICE PER SHARE OF OUR COMMON STOCK, DEPENDING ON THE ELECTION YOU MAKE IN TENDERING YOUR SHARES PURSUANT TO THE EXCHANGE OFFER, YOU COULD FACE THE RISK OF EITHER A DECLINE IN THE VALUE OF OUR COMMON STOCK OR THE POTENTIAL LOST VALUE FROM APPRECIATION IN THE VALUE OF THE COMMON STOCK.

     Because the per share price of our Common Stock is subject to fluctuations, there are risks associated with the election you make if you tender your shares of New Preferred Stock pursuant to the exchange offer. If you elect to receive the higher amount of Common Stock pursuant to the exchange offer, you may be subject to a higher risk of loss of value as a result these fluctuations to the extent that they result in lower per share stock prices. Conversely, if you elect to receive fewer shares of Common Stock, and these fluctuations result in higher per share stock prices, you may be subject to a risk of potentially lost value from appreciation that you could have obtained if you had elected to receive the higher number of shares of Common Stock.

IF WE DO NOT CLOSE THE RECAPITALIZATION BY NOVEMBER 1, 2002, THE COMMON STOCK MAY BE DELISTED FROM THE NASDAQ NATIONAL MARKET, WHICH COULD SERIOUSLY LIMIT THE LIQUIDITY AND NEGATIVELY AFFECT THE VALUE OF THE COMMON STOCK.


     In the event that you tender your shares of New Preferred Stock and the Common Stock is delisted from the Nasdaq National Market, the liquidity and price of the shares of Common Stock that you receive may be adversely affected by the delisting. Although Nasdaq has informed FirstCity that it is in compliance with the listing standards of the Nasdaq National Market, we currently do not meet the new minimum $10 million stockholders' equity listing requirement of the Nasdaq National Market that takes effect November 1, 2002.


     If the recapitalization is not consummated by November 1, 2002, Nasdaq will provide written notification that FirstCity's securities will be delisted. At that time, FirstCity may appeal Nasdaq's determination. If the Common Stock is delisted, the delisting could result in a reduction to the market price of Common Stock and could also make it more difficult to raise capital.

WE HAVE A HISTORY OF LOSSES AND MAY SUFFER LOSSES IN THE FUTURE.

     We have reported losses in each of the last four years, including a net loss of approximately $5.6 million for the year ended December 31, 2001. We have reported cumulative net losses of approximately $160 million over the last four years, of which approximately $134 million stemmed from operations that have been discontinued. Our financial results are affected by many factors including levels of and fluctuations in interest rates, fluctuations in the underlying values of real estate and other assets, the timing of and ability to liquidate assets, and the availability and prices for loans and assets acquired in all of our businesses. Our business and results of operations are also affected by the availability of financing with terms acceptable to us and our access to capital markets, including the securitization markets. Adverse changes in any of these factors could cause us to report additional losses in the future.

THE DIRECTORS AND EXECUTIVE OFFICERS OF FIRSTCITY OWN A SIGNIFICANT NUMBER OF SHARES OF COMMON STOCK AND MAY EFFECTIVELY BE ABLE TO EXERT CONSIDERABLE INFLUENCE OVER FIRSTCITY.

     Our directors and executive officers collectively beneficially own 23.5% of the Common Stock. If these executive officers and directors act together, they may effectively be able to control any vote of stockholders of FirstCity and exert considerable influence over the affairs of FirstCity.

     Except as described below, there are currently no agreements or arrangements with respect to voting Common Stock among the executive officers and directors. James R. Hawkins, the Chairman of the Board, is the beneficial owner of 13.6% of the Common Stock. James T. Sartain, President and Chief Executive Officer of FirstCity, is the beneficial owner of 5.1% of the Common Stock. ATARA I, Ltd. ("ATARA"), an entity associated with Rick R. Hagelstein, former Executive Vice President of FirstCity and former Chief Executive Officer of one of FirstCity's subsidiaries, beneficially owns 4.1% of the outstanding Common Stock. In addition, Cargill owns approximately 2.7% of the Common Stock. Mr. Hawkins, Mr. Sartain, Cargill and ATARA are parties to a shareholder voting agreement. Under this agreement, Mr. Hawkins, Mr. Sartain and ATARA are required to vote their shares in favor of Cargill's designee for director of FirstCity. Also under this agreement, Cargill is required to vote its shares in favor of one or more of the designees of Messrs. Hawkins and Sartain and ATARA. We cannot assure you that the interests of management or the other entities and individuals named above will be aligned with FirstCity's other stockholders.

                                SPECIAL FACTORS

BACKGROUND OF THE RECAPITALIZATION

     Formation of FirstCity and Issuance of New Preferred Stock. FirstCity was formed in July 1995 by the merger (the "J-Hawk Merger") of J-Hawk Corporation ("J-Hawk"), a Texas corporation, that engaged in the distressed asset acquisition, management and disposition business, into First City Bancorporation of Texas, Inc. ("FCBOT"), a Texas bank holding company that was the subject of a proceeding under Chapter 11 of the United States Bankruptcy Code following the closure of its bank subsidiaries by regulatory agencies. In connection with the J-Hawk Merger, FirstCity obtained, in addition to other consideration, the net operating loss carryforwards (the "NOLs") of FCBOT, which were initially in excess of $596 million.

     Pursuant to the J-Hawk Merger, the former holders of common stock of J-Hawk received, in the aggregate, approximately 49.9% of the outstanding FirstCity Common Stock and the former security holders of FCBOT received approximately 50.1% of the outstanding FirstCity Common Stock. Also pursuant to the J-Hawk Merger, FirstCity issued other securities, including shares of Special Preferred Stock, to certain former securityholders of FCBOT. In June 1997, FirstCity made an offer to the holders of the Special Preferred Stock to exchange one share of New Preferred Stock for each then outstanding share of Special Preferred Stock tendered to FirstCity. As a result of the exchange offer, 1,222,901 shares of Special Preferred Stock were exchanged for shares of New Preferred Stock.

     Difficulties in FirstCity's Mortgage Banking Operations. Following the J-Hawk Merger, FirstCity adopted a growth and diversification strategy designed to utilize its NOLs in excess of $596 million by expanding into additional financial service businesses. In accordance with this strategy, in July 1997, FirstCity acquired Harbor Financial Group, Inc. ("Harbor"), which engaged in residential and commercial mortgage banking. During 1997, FirstCity also expanded into consumer finance, conducted through FirstCity Consumer Lending Corporation, and mortgage conduit banking, conducted through FC Capital Corp. ("FC Capital").

     As a result of unexpected changes in interest rates and reductions in its financial service business, FirstCity incurred heavy losses in its mortgage business during 1998 and 1999. Similarly, FC Capital was affected by changing capital markets, including the effects stemming from fluctuating interest rates and deteriorating conditions in international financial markets. Ultimately, the poor performance of Harbor and FC Capital contributed to consolidated losses of FirstCity in excess of $125 million during 1998 and 1999. As a result of these losses, the board of directors adopted formal plans to discontinue the operations of Harbor and FC Capital in the third quarter of 1999. Subsequently, Harbor and certain of its subsidiaries filed Chapter 11 bankruptcy proceedings in October 1999, which were converted to Chapter 7 proceedings in December 1999.

     FCHC Group Transaction. An additional response of the board of directors to the financial difficulties of FirstCity resulting from the losses in its mortgage operations and the corresponding effects on FirstCity was to seek various alternatives to provide incentives to members of the FCHC Group to remain with FirstCity. The members of the FCHC Group are Terry R. DeWitt, G. Stephen Fillip and James C. Holmes. The members of the FCHC Group, who are each Senior Vice Presidents of FirstCity, play a significant role with respect to the acquisition of Portfolio Assets and the servicing operations of FirstCity.

     In October 1999, FirstCity Commercial Corporation (a subsidiary of FirstCity) and the FCHC Group formed FirstCity Holdings to conduct FirstCity's Portfolio Acquisition and servicing operations. In connection with the formation of FirstCity Holdings, FirstCity Commercial invested $80,000 cash in and transferred the stock of FirstCity Servicing Corporation (the servicing branch of FirstCity Commercial) to FirstCity Holdings, and the FCHC Group invested $20,000 cash in FirstCity Holdings. FirstCity Commercial owns 80% of the stock of FirstCity Holdings, and the FCHC Group owns the remaining 20%. The board of directors of FirstCity believed that this structure would provide the FCHC Group with an incentive to remain with FirstCity while it was encountering financial troubles from the discontinuance of its mortgage operations and would provide incentives to the FCHC Group to enhance profitability of the Portfolio Acquisition and servicing operations of FirstCity due to their opportunity to participate in the benefits and success of those operations. Concurrent with this transaction with the FCHC Group, FirstCity Commercial Corporation entered into employment agreements with each member of the FCHC Group.

     Sale of Interest in Drive. The board of directors also sought methods to address the impact of the losses in its mortgage business on FirstCity's equity capital position. After it incurred these losses, FirstCity lacked sufficient capital to continue to grow its profitable auto finance platform. This platform requires significant capitalization to permit the initial funding of warehouse loans, which provide the basis for the automobile loans and the overhead necessary to operate the platform.

     Because of its inability to obtain sufficient capital to grow this platform, the board of directors decided to transfer this platform in August 2000 to Drive, of which FirstCity indirectly owned an 80% interest, and then sold a 49% interest in Drive to BoS(USA) for a purchase price of $15 million cash, which resulted in a net gain to FirstCity of $8.1 million. The transaction resulted in BoS(USA)'s owning, directly or indirectly, an effective 49% interest in Drive, Drive management's owning a 20% interest and FirstCity's owning a 31% interest. Except for its guaranty of $4 million of Drive's indebtedness to BoS(USA) and for certain indemnification obligations, FirstCity has no obligation to fund new capital to Drive other than the reinvestment of future dividends it receives on its interest in Drive. See "-- Fees and Expenses of the Recapitalization; Source of Funds -- Relationship of FirstCity with the Senior Lenders." The terms of the sale of the interest in Drive were determined pursuant to arms' length negotiations between FirstCity and BoS(USA).

     The sale of the interest in Drive to BoS(USA) enabled FirstCity to reduce its outstanding indebtedness by $75 million and relieved it of the capital commitment that would have been required for the automobile finance business platform to expand and grow its business. However, FirstCity continues to require additional capital and additional financing sources to operate and grow its Portfolio Asset acquisition and resolution operations and to repay substantial indebtedness that was incurred, in part, in connection with its discontinued mortgage operations.

     FirstCity's Focus on Asset Acquisition and Resolution. Today, FirstCity focuses on growing its distressed asset acquisition operations and concurrently building the additional asset management infrastructure to manage that growth. Opportunities for new business in the industry continue to emerge worldwide, and FirstCity, with its various strategic partners, continues to identify and make equity investments in limited amounts, due to liquidity restraints, in various select global markets. However, as discussed above, after the failure of its mortgage operations, FirstCity was burdened with a large amount of bank debt and was unable to acquire new capital to continue to operate and grow its remaining business platforms. The resulting inability to access equity capital has been an impediment to FirstCity's ability to make acquisitions in the industry.

     FirstCity's ability to access equity capital is also affected by restrictions on the number of shares of Common Stock that FirstCity has available to be issued in any equity transaction. These restrictions exist because of the limitations on transfers of Common Stock within any three-year period that must be met for FirstCity to retain its accumulated $700 million NOLs. Additionally, if FirstCity undergoes a more than 50% change in the ownership of its Common Stock in connection with certain transactions involving transfers of its stock, its use of the NOLs may be limited following this ownership change. The board of directors believes that these NOLs are an important asset of FirstCity because they can be used to offset future taxable income generated by FirstCity and its consolidated subsidiaries.

     In July 2000 and in May 2001, the number of shares of Common Stock available for FirstCity to issue substantially increased because three years had passed since FirstCity's utilization of shares of Common Stock in connection with the Harbor acquisition in July 1997 and in a secondary offering completed in May 1998. After these shares became available for issuance, the board of directors determined that FirstCity had sufficient shares available for FirstCity to pursue an equity transaction to provide additional capital to FirstCity, which would permit FirstCity to enhance its Portfolio Acquisition and resolution business.

     Alternative Transactions Reviewed by the Board of Directors. To assist FirstCity in pursuing possible equity transactions or combined debt and equity transactions to allow it to meet its needs for capital and liquidity, FirstCity engaged Samco Capital Markets to provide financial advisory and investment banker services subsequent to the Drive transaction, in addition to the financial advisors and investment bankers engaged prior to the Drive transaction described above. Management of FirstCity has also, at the direction of the board of directors, also approached three parties concerning a transaction to permit FirstCity to meet its needs for capital and liquidity.

     Through the fall of 2000, at the direction of the board of directors, James
T. Sartain, President, Chief Executive Officer and a director, engaged in various discussions with a financial services company with whom FirstCity has an ongoing relationship with respect to its acquisition and resolution of Portfolio Assets, to pursue a strategic partnership between FirstCity and the financial services company. Ultimately, no transaction was pursued because the financial services firm determined that it did not wish to pursue an additional equity investment in FirstCity.

     In January 2001, FirstCity entered into an engagement letter with an investment banker to seek alternatives for obtaining capital for FirstCity. The investment banker initiated discussions between FirstCity and a potential purchaser, who was interested in acquiring FirstCity because of its NOLs. The board of directors decided not to pursue this transaction because the board determined that the benefits associated with the potential for the growth of FirstCity that could result from a capital infusion outweighed the benefits associated with selling FirstCity.

     Initial Discussions Concerning the Recapitalization. In April 2001, Mr. Sartain, at the direction of the board of directors, approached the Senior Lenders concerning a possible equity transaction utilizing a portion of the shares of Common Stock that had become available for issuance in July 2000 and would become available for issuance beginning in May 2001 without jeopardizing the availability of the NOLs. Mr. Sartain and representatives of the Senior Lenders held ongoing discussions concerning a possible transaction through June 2001.

     Also beginning in April 2001, Mr. Sartain, at the direction of the board of directors, met with Terry R. DeWitt, G. Stephen Fillip and James C. Holmes, each of whom are Senior Vice Presidents of FirstCity (the "FCHC Group"), concerning the possible acquisition of the interest in FirstCity Holdings, also utilizing a portion of the available shares of Common Stock. In connection with the proposed acquisition it was contemplated that the future compensation of the members of the FCHC Group would be based on their performance of all of the operations of FirstCity, rather than the performance of FirstCity Holdings and the corresponding value of the FCHC Group's 20% interest in FirstCity Holdings. The FCHC Group and Mr. Sartain held ongoing discussions concerning this acquisition through September 2001.

     On June 18, 2001, as a result of the ongoing discussions with the Senior Lenders, FirstCity and Bank of Scotland executed a letter of intent that contemplated a recapitalization of FirstCity pursuant to the following transactions:

     - Bank of Scotland would purchase from 5 million to 6 million shares of Common Stock at a price of approximately $4.00 per share,

     - FirstCity would repurchase all or a substantial number of the outstanding shares of New Preferred Stock for cash,

     - the proceeds from the sale of the Common Stock to Bank of Scotland would be used to reduce the outstanding debt of FirstCity owed to the Senior Lenders and for the repurchase of the shares of New Preferred Stock,

     - BoS(USA) would release its option to acquire a warrant to purchase 1,975,000 shares of non-voting Common Stock,

     - the transaction would be subject to the approval of the stockholders of FirstCity,

     - the closing of the transaction would be conditioned on the continued employment of certain senior management of FirstCity, and

     - Bank of Scotland and FirstCity would develop a business plan for FirstCity that would provide for growth capital to be provided to FirstCity to allow it to accomplish the goals set forth in the business plan.

The letter of intent also provided an exclusivity period to the Senior Lenders with respect to the transactions contemplated by the letter of intent through August 31, 2001. The letter of intent contemplated the acquisition of the stock of FirstCity Holdings held by the FCHC Group in connection with the transactions contemplated by the letter of intent, because it was desired that FirstCity continue to pursue a mechanism by which interests of the members of the FCHC Group would be aligned with those of the stockholders of FirstCity.

     From June through September 2001, representatives of the Senior Lenders initiated due diligence with respect to FirstCity's operations in connection with the transactions contemplated by the letter of intent. During this period, Mr. Sartain periodically met or spoke on the telephone with representatives of the Senior Lenders as part of their due diligence review. Also, on August 30, 2001, the parties amended the letter of intent to extend the exclusivity period from August 31, 2001 to December 31, 2001.

     On October 1, 2001, as a result of the ongoing discussions between Mr. Sartain and the FCHC Group, FirstCity and the FCHC Group executed a letter of intent pursuant to which FirstCity would acquire the FCHC Group's 20% interest in FirstCity Holdings. The letter of intent provides that the purchase price for the shares of FirstCity Holdings held by the FCHC Group would consist of the issuance of 400,000 shares of Common Stock and shares of non-voting stock of FirstCity Holdings, to be periodically redeemed by FirstCity for an aggregate of up to $3.2 million in accordance with certain cash collections from servicing income from Portfolio Asset acquisitions in Mexico. The redemption agreement concerning the non-voting shares would contain provisions similar to the employment agreements of the FCHC Group with FirstCity providing for such items as termination for cause, resignation, and death. The employment agreements would be terminated upon the closing of the purchase of the interest of the FCHC Group in FirstCity Holdings. The letter of intent contemplated a deadline for the closing of the transaction of no later than September 30, 2002. The parties determined the value of the 20% interest of the FCHC Group in FirstCity Holdings based on the net present value of projected future earnings of FirstCity Holdings, and used a valuation methodology utilized by FirstCity and its investor partners in valuing similar equity investments and Portfolio Asset acquisitions. The board of directors, however, did not obtain an independent valuation of FirstCity Holdings.

     In October 2001, Mr. Sartain continued discussions with representatives of the Senior Lenders regarding the terms of the possible recapitalization transaction. FirstCity expressed concern as to whether the proposed purchase of Common Stock by the Senior Lenders would subject FirstCity to regulation pursuant to bank regulatory guidelines. FirstCity determined that it would not be in its best interests to operate under such regulatory requirements, and the parties consequently terminated the letter of intent.

     As an alternative to the transactions contemplated by the terminated letter of intent, Mr. Sartain proposed in October 2001 that, instead of an equity purchase by Bank of Scotland, FirstCity could use shares of Common Stock as consideration for the exchange offer. Because the Senior Lenders would not have an equity position in FirstCity, this form of transaction would not subject FirstCity to regulation under bank regulatory guidelines. This form of the transaction would also permit holders of New Preferred Stock to participate in the benefits of any recapitalization of FirstCity as holders of Common Stock. Mr. Sartain also proposed to the Senior Lenders that FirstCity's debt with the Senior Lenders be restructured. Pursuant to this proposal, FirstCity would sell an additional interest in Drive to BoS(USA), and the cash proceeds from the sale could be used to pay the cash consideration for the exchange offer and reduce the outstanding debt of FirstCity owed to Bank of Scotland. The remaining debt of FirstCity would be refinanced, and Bank of Scotland would agree to provide additional financing to FirstCity to permit FirstCity to enhance its Portfolio Asset acquisition and resolution operations. As part of the proposed refinancing, FirstCity's guaranty of $4 million of Drive's term loan to BoS(USA) would be released, and BoS(USA) would release its option to acquire a warrant to purchase 1,975,000 shares of non-voting Common Stock.

     Review of the Terms of the Recapitalization. On November 14, 2001, Mr. Sartain and representatives of the Senior Lenders met to negotiate the revised recapitalization plan and agreed upon terms of the recapitalization, subject to final board approval of FirstCity and the requisite internal approvals of the Senior Lenders.

     In December 2001, the Senior Lenders notified FirstCity that the Senior Lenders received the requisite internal approvals to proceed with the proposed acquisition of the Drive interest and the refinancing contemplated by the recapitalization, subject to appropriate documentation and the terms to be included in the documentation.

     The board of directors of FirstCity determined to provide holders of New Preferred Stock the option to elect to receive in the exchange offer either (a) $10.00 cash and two shares of FirstCity Common Stock and or (b) $8.00 cash and three shares of FirstCity Common Stock because the board of directors believed that certain of the holders of New Preferred Stock may desire to receive the potentially higher return (and the corresponding higher risk) associated with accepting more shares of Common Stock and less cash.

     On December 20, 2001, the board of directors held a special meeting that was attended by all directors. During this meeting, Mr. Sartain reported to the board of directors the substance of his discussions with the Senior Lenders and the FCHC Group concerning the proposed recapitalization.

     Following Mr. Sartain's presentation and a thorough discussion, the board of directors determined that it would be advisable to establish the Special Committee to evaluate the fairness of the exchange offer to holders of the New Preferred Stock. The board of directors noted that James R. Hawkins, Chairman of the Board, Mr. Sartain, and Richard E. Bean, a director, have a conflict of interest in recommending approval of the exchange offer because they hold 46,050, 37,650 and 98,100 of the outstanding shares of New Preferred Stock, respectively, or approximately 3.8%, 3.1% and 8.0%, respectively, for an aggregate of 181,800 shares of New Preferred Stock, or approximately 14.9% of the outstanding shares of New Preferred Stock. As a result, the board of directors appointed a committee of three independent directors, C. Ivan Wilson, Jeffrey Leu and David MacLennan, to mitigate any conflict of interest in evaluating the exchange offer. Mr. Leu and Mr. MacLennan do not own any shares of New Preferred Stock, and Mr. Wilson owns 11,678 shares of New Preferred Stock, which is less than 1% of the outstanding shares of New Preferred Stock. The board of directors determined that, although Mr. Wilson owns shares of New Preferred Stock, such ownership would not present a material conflict of interest because of the limited number of shares owned by Mr. Wilson.

     Confirmation Letter. On January 28, 2002, FirstCity, BoS(USA) and Bank of Scotland executed a letter confirming the understanding of the parties. The confirmation letter provides that:

     - BoS(USA) is prepared to purchase from FirstCity an additional 20% equity interest in Drive,

     - BoS(USA) is prepared to refinance up to $45 million of FirstCity's existing indebtedness to BoS(USA) and its affiliates, and

     - Bank of Scotland is prepared to extend to FirstCity a $5 million revolving credit line and up to an aggregate of $55 million in term loans for the acquisition of distressed debt.

     The confirmation letter notes that the terms of the transactions are only outlines and are not a list of all material provisions related to the proposed transactions. The confirmation letter further notes that the willingness of the Senior Lenders to provide the credit facilities is subject to, among other things,

     - satisfactory results from the ongoing due diligence conducted by the Senior Lenders,

     - no material adverse change, in the Senior Lenders' opinion, in the business, properties, operations, prospects or condition (financial or otherwise) of FirstCity, Drive and their respective subsidiaries and affiliates since December 31, 2000,

     - the Senior Lenders' not becoming aware of any previously undisclosed materially adverse information with respect to the business, properties, operations, prospects or condition (financial or otherwise) of FirstCity, Drive or their respective subsidiaries or affiliates, and

     - the Senior Lenders' entering into legal documents with FirstCity in form and substance satisfactory to the Senior Lenders and their counsel, which documents will contain a variety of terms, conditions, covenants, representations, warranties and other provisions, including ones that may be viewed as material by the Senior Lenders and FirstCity.

     The confirmation letter further provides that the Senior Lenders will not be obligated to extend the facilities to FirstCity or acquire the additional interest in Drive until definitive documentation satisfactory to FirstCity and the Senior Lenders has been negotiated and signed by all parties and the conditions precedent set forth in such documents have been met to the satisfaction of the Senior Lenders. The confirmation letter also provides that FirstCity will indemnify the Senior Lenders for certain losses related to the execution and delivery of the confirmation letter or the transactions contemplated by the confirmation letter.

     Consideration by the Special Committee and Board of Directors. The Special Committee was established to determine whether the terms of the exchange offer, including the consideration to be received by the holders of New Preferred Stock, are fair to and in the best interests of the unaffiliated holders of New Preferred Stock. Each of Messrs. Wilson, Leu, and MacLennan is paid $500.00 per Special Committee meeting. In addition, each of them will receive compensation in his capacity as a member of the board of directors to the same extent as other members of the board of directors receive compensation.

     The Special Committee had initial discussions by phone and e-mail on December 21, 24, 28, and 31, 2001 and on January 2, 3, 4, and 8, 2002. During these discussions the Special Committee reviewed the qualifications of several firms to act as financial advisors to the Committee. The Special Committee discussed details of the proposed exchange offer with the prospective financial advisors and received proposals from several of such firms. The Committee also reviewed a list of law firms that could possibly advise the Committee. Subsequent to such discussions, Weil, Gotshal & Manges LLP, Houston, Texas was engaged as legal counsel to the Special Committee.

     Following further discussions on January 9, 2002 the Special Committee determined to engage Keefe, Bruyette & Woods as its financial advisor, reviewed Keefe, Bruyette & Woods proposed engagement letter and directed its independent legal counsel to review the proposed engagement and provide comments to Keefe, Bruyette & Woods. The engagement letter was finalized on February 27, 2002, and executed on behalf of the Special Committee and FirstCity on March 8, 2002.

     During the week of January 21, 2002, representatives of Keefe, Bruyette & Woods began a due diligence review of documents and information related to FirstCity and the exchange offer.

     On March 20, 2002, the board of directors held a special meeting to discuss the recapitalization, which was attended by all of the directors, along with FirstCity's outside counsel and independent legal counsel for the Special Committee. Prior to this meeting, directors received a packet which included a draft of FirstCity's Form 10-K for the year ended December 31, 2001, a draft of this document and the related ancillary documents, and a memorandum concerning the amount of capital and surplus of FirstCity in connection with the repurchase of the shares of the New Preferred Stock. The board of directors reviewed the terms of the proposed recapitalization, and discussed the specific transactions contemplated by the recapitalization. This discussion also addressed the exchange offer, including its effect on FirstCity, the holders of New Preferred Stock and the holders of Common Stock, along with the terms of the exchange offer. At the meeting on March 20, 2002, the board of directors did not make any conclusions regarding the terms of the recapitalization because the Special Committee informed the board of directors that it had not completed its review of the transaction.

     Immediately following the meeting on March 20, 2002, the Special Committee and its independent counsel met with representatives of Keefe, Bruyette & Woods to discuss the exchange offer. Keefe, Bruyette & Woods made a presentation to the Special Committee concerning the fairness of the exchange offer from a financial point of view to the holders of New Preferred Stock. Keefe, Bruyette & Woods orally advised the Special Committee that it was prepared to render an opinion that the exchange offer was fair from a financial point of view, to the holders of the New Preferred Stock. Keefe, Bruyette & Woods reviewed the terms of the recapitalization, including the exchange offer, and provided the Special Committee a preliminary analysis of the value of the exchange offer to the holders of the New Preferred Stock. Keefe, Bruyette & Woods also responded to numerous questions of, and engaged in discussions with, the members of the Special Committee regarding the merits of the exchange offer. The discussions at the meeting between Keefe, Bruyette & Woods and the Special Committee, and among members of the Special Committee, included the following issues based on Keefe, Bruyette & Woods' presentation: (i) the sale of the partial interest in Drive and, with Keefe, Bruyette & Woods, the implicit valuation of Drive relative to other comparable companies; (ii) the financial impact of the recapitalization on FirstCity; (iii) the expected value of the consideration offered in the exchange offer compared to the current trading prices of the New Preferred Stock; (iv) recoveries that might be available to the New Preferred Stock in the event of a liquidation of FirstCity; and (v) comparisons to other similar transactions. See "Fairness Opinion of Keefe, Bruyette & Woods." At the meeting on March 20, 2002, the Special Committee did not make any conclusions regarding the terms of the recapitalization.

     On March 22, 2002, the Special Committee held a telephonic meeting to discuss the Keefe, Bruyette & Woods' presentation and the exchange offer. Among other things, the Special Committee agreed that Ivan Wilson should approach management of FirstCity to discuss whether or not FirstCity would be willing to increase the Common Stock portion of the exchange offer.

     Mr. Wilson discussed such matter with Mr. Sartain that day. Mr. Sartain responded that the structure of the financing addressed in the confirmation letter contemplated that the consideration to be offered to the holders of New Preferred Stock in the exchange offer was to be either $8.00 and three shares of Common Stock or $10.00 and two shares of Common Stock. Mr. Sartain stated that he believed that presenting such a modification of the terms of the exchange offer to the Senior Lenders could unnecessarily prolong the transaction by causing the Senior Lenders to renegotiate all of the terms of the recapitalization, including the amount and terms of the financing. Mr. Sartain also stated that FirstCity needed to have enough stock available to issue options in the future, honor its outstanding options, and issue stock for future liquidity needs. Issuing additional shares of Common Stock in the exchange offer would severely limit FirstCity's ability to do any of these without forfeiting FirstCity's tax benefits related to the NOLs. Mr. Sartain indicated that FirstCity was unwilling to accept such risk.

     The Special Committee met on March 26, 2002, prior to a meeting of the full board of directors. At such meeting, the Special Committee determined that it believes that the exchange offer is fair to the unaffiliated holders of New Preferred Stock, and voted unanimously to recommend the exchange offer to the board of directors of FirstCity.

     The Special Committee made such determination notwithstanding that FirstCity declined to negotiate an increase in the Common Stock portion of the consideration offered to the holders of New Preferred Stock because of the expected overall value of the consideration in the exchange offer relative to current trading prices of the New Preferred Stock, the fact that the Special Committee believed that, absent the completion of the recapitalization, a liquidation of FirstCity was probable, and that holders of New Preferred Stock could expect little or no recovery in respect of their New Preferred Stock in such event and that no better alternative was available to holders of the New Preferred Stock or FirstCity.

     On March 26, 2002, the board of directors held a special meeting following the meeting of the Special Committee. During this meeting, the Special Committee made a presentation regarding its review of the exchange offer. At the conclusion of such presentation, the Special Committee announced that it had determined that it believes that the exchange offer was fair to the holders of New Preferred Stock as a whole and to the holders of New Preferred Stock that are not executive officers or directors of FirstCity, and recommended the board of directors approve the exchange offer. Keefe, Bruyette & Woods then made a presentation to the board of directors concerning the fairness of the exchange offer from a financial point of view to the holders of New Preferred Stock, using presentation materials that were previously distributed to the directors on March 25, 2002.

     The board of directors at the meeting on March 26, 2002 determined that the recapitalization and each of the transactions contemplated by the recapitalization, including the exchange offer, were fair to each of FirstCity, the holders of Common Stock, and the unaffiliated holders of New Preferred Stock, and the board of directors unanimously approved the recapitalization and each of the transactions contemplated by the recapitalization, including the exchange offer.


     Modification of Terms of Refinanced Debt. During the week of April 22, 2002, FirstCity and the Senior Lenders modified the terms of the refinanced debt. The Senior Lenders informed FirstCity that the convertibility feature of the note could subject FirstCity to certain bank regulatory issues. The terms of the refinanced debt were modified to increase the total commitment by the Senior Lenders with respect to the refinanced debt from up to $45 million to up to $47 million. The revised commitment would consist of (a) a cash flow note of up to $35 million, rather than a cash flow note of up to $33 million, and (b) a $12 million term note. The $12 million term note would provide for an additional fee to be paid by FirstCity to BoS(USA) upon payment in full of the note; if the note is paid in full within three years, this fee will be $1 million, and if the note is paid in full after three years, this fee will be $1,500,000.

     Modification of Terms of FCHC Group Transaction. On May 25, 2002, FirstCity and the FCHC Group executed an amended and restated letter of intent concerning FirstCity's acquisition of the FCHC Group's 20% interest in FirstCity Holdings. The amended and restated letter of intent modified the terms of the original letter of intent to eliminate the FCHC Group's receipt of non-voting shares of FirstCity Holdings to be redeemed by FirstCity based on the cash collections in Mexico. Instead, the FCHC Group would receive an aggregate of 400,000 shares of FirstCity Common Stock and a cash payment (not to exceed $3.2 million) at closing based on a percentage of net cash collections of all incentive servicing fees collected by FirstCity Holdings from its Mexico operations (net of certain taxes and other governmental charges) to date, along with promissory notes. The aggregate principal amount of the promissory notes would equal $3.2 million less the amount paid at closing, and FirstCity would make quarterly payments on the promissory notes based on the future net cash collections described above. The promissory notes would expire in nine years from the closing date. The amended and restated letter of intent also provided that in the event that any member of the FCHC Group terminates his employment with FirstCity for any reason other than his death or disability, or FirstCity terminated a member of the FCHC Group for cause, the promissory note of that member would be deemed paid in full, and the member would not be entitled to any further payments under his promissory note. The amended and restated letter of intent also provided that at closing, the employment agreements of the FCHC Group members would be terminated. The letter expires on the earlier of October 31, 2002 or the date that Bank of Scotland notifies FirstCity in writing of its intent not to go forward with the recapitalization.

     Review of Recapitalization by Board of Directors. On May 22, 2002, the board of directors held a special meeting. During this meeting, the board of directors reviewed the terms of the recapitalization, including the modifications of the terms of the refinanced debt and the FCHC Group transaction. Keefe, Bruyette & Woods provided a draft form of its fairness opinion, dated May 22, 2002. The board of directors at the meeting on May 22, 2002 again determined that the recapitalization and each of the transactions contemplated by the recapitalization, including the exchange offer, were fair to each of FirstCity, the holders of Common Stock, and the unaffiliated holders of New Preferred Stock, and the board of directors again unanimously approved the recapitalization and each of the transactions contemplated by the recapitalization, including the exchange offer.

     Status of Listing of Common Stock on Nasdaq. In June 2001, Nasdaq changed its quantitative listing standards to, among other things, change the minimum $4 million net tangible assets requirement to a minimum $10 million stockholders' equity requirement. Companies listed on Nasdaq as of May 1, 2001 will have until November 1, 2002 to achieve compliance with this new standard. On April 9, 2002, FirstCity received notification from Nasdaq that, based on FirstCity's financial statements as of December 31, 2001, FirstCity did not meet the minimum $4 million net tangible asset requirement or the new minimum $10 million stockholders' equity listing requirement of the Nasdaq National Market. In response to this notification, FirstCity informed Nasdaq of FirstCity's proposed recapitalization, and Nasdaq has stated that it believes that the recapitalization provides a definitive plan evidencing FirstCity's ability to achieve and sustain compliance with these minimum listing requirements of the Nasdaq National Market. Nasdaq granted FirstCity an extension through August 15, 2002 to complete the recapitalization.


     Notwithstanding this extension, FirstCity met the $4 million minimum net tangible asset requirement as of June 30, 2002, as reported on FirstCity's Form 10-Q filed with the SEC on August 14, 2002. As a result, Nasdaq has informed FirstCity that it is in compliance with the listing standards of the Nasdaq National Market as of August 14, 2002.



     Although FirstCity is currently in compliance with the listing standards of the Nasdaq National Market, FirstCity does not currently meet Nasdaq's $10 million stockholders' equity requirement that will take effect on November 1, 2002. As noted above, Nasdaq has stated that it believes that the recapitalization provides a definitive plan evidencing FirstCity's ability to achieve and sustain compliance with this requirement. If the recapitalization is not consummated by November 1, 2002, however, Nasdaq will provide written notification that FirstCity's securities will be delisted. At that time, FirstCity may appeal Nasdaq's determination to Nasdaq's Listing Qualifications Panel within seven days. In the event that the recapitalization is not consummated by November 1, 2002, FirstCity intends to appeal Nasdaq's determination to such panel. The hearing will be scheduled, to the extent practicable, within forty-five days of the date of the request for appeal, during which time the Common Stock will remain listed on the Nasdaq National Market. FirstCity currently expects that all recapitalization transactions will close before November 1, 2002 and, in any event, before the expiration of any such appeal process, and FirstCity believes that, upon the consummation of the recapitalization, it will be in compliance with $10 million stockholders' equity listing requirement.


     Resignation of David W. MacLennan. Effective June 30, 2002, David W. MacLennan resigned as a director of FirstCity. Mr. MacLennan recently rejoined Cargill in a position in Geneva, Switzerland and, due to geographic considerations, he felt that he could no longer adequately fulfill his duties as a FirstCity director.



     Confirmation of the Recapitalization by the Board of Directors. On August 23, 2002, the board of directors held a special meeting concerning the recapitalization. At this meeting, management of FirstCity updated the directors concerning the status of the recapitalization. Keefe, Bruyette & Woods confirmed its opinion that the exchange offer was fair from a financial point of view to the holders of New Preferred Stock. The board of directors unanimously confirmed that the recapitalization and each of the transactions contemplated by the recapitalization, including the exchange offer, were fair to each of FirstCity, the holders of Common Stock, and the unaffiliated holders of New Preferred Stock. The board of directors also unanimously confirmed its approval of the recapitalization and each of the transactions contemplated by the recapitalization, including the exchange offer.



     Modification of Terms of Recapitalization. On September 4, 2002, Mr. Sartain met with representatives of the Senior Lenders concerning the current status of the proposed transactions contemplated by the recapitalization. During this discussion, the Senior Lenders informed Mr. Sartain of the status of the Senior Lenders' attempt to obtain an amendment to the Shareholders Agreement among members of the general partner of Drive, which was a condition to the Securities Purchase Agreement concerning the sale of the interest in Drive. Because of the difficulty in obtaining an agreement with the other members of the general partner of Drive concerning the terms of the amendment, Mr. Sartain proposed that the Senior Lenders provide a $16 million non-recourse loan to FirstCity to finance the cash portion of the consideration for the exchange offer in lieu of the sale of the 20% interest in Drive. In addition, the parties modified the terms of their understanding as set forth in the confirmation letter to adjust the amount of the cash flow note to be provided by the Senior Lenders to permit FirstCity to increase the amount of the cash flow note by up to $2 million, but with a corresponding decrease in the amount of the $53 million to $55 million term loan.



     On September 25, 2002, BoS(USA) and FirstCity executed a commitment letter (the "Commitment Letter") pursuant to which BoS(USA) confirmed its intention to extend FirstCity a credit facility of $16 million to provide the cash portion of the consideration for the exchange offer and to reduce indebtedness owed to the Senior Lenders. The commitment letter also provides that, among other things, FirstCity would pay an arrangement fee to BoS(USA) equal to 20% of all proceeds from any sale or other disposition of FirstCity's interest in 20% of Drive and of certain dividends and distributions on its interest in Drive, in each case in excess of $16 million in the aggregate.



     Review of Modified Terms by Special Committee. On September 27, 2002, the Special Committee and its independent counsel met with representatives of Keefe, Bruyette & Woods to discuss the modified terms of the recapitalization. Keefe, Bruyette & Woods made a presentation to the Special Committee concerning the fairness of the exchange offer from a financial point of view to the holders of New Preferred Stock, based on the revised terms of the recapitalization. Keefe, Bruyette & Woods orally advised the Special Committee that the revised terms of the recapitalization did not modify its opinion that the exchange offer was fair from a financial point of view to the holders of the New Preferred Stock, and Keefe, Bruyette & Woods confirmed that it would provide the Special Committee with a draft of its fairness opinion to that effect. The Special Committee confirmed that, notwithstanding the revised terms of the recapitalization, it believes that the exchange offer is fair to the unaffiliated holders of New Preferred Stock, and voted unanimously to recommend that the board of directors of FirstCity confirm the exchange offer.



     Review of Modified Terms by the Board of Directors. On September 30, 2002, the board of directors held a special meeting concerning the recapitalization. At this meeting, management of FirstCity provided an update of the recapitalization, including a discussion of the Commitment Letter and the corresponding $16 million non-recourse loan by BoS(USA) in lieu of the Drive interest sale. During this meeting, the

Special Committee made a presentation regarding its review of the revised terms of the recapitalization and their effect on the exchange offer. At the conclusion of the presentation, the Special Committee confirmed that, notwithstanding the revised terms of the recapitalization, it continues to believe that the exchange offer is fair to the holders of New Preferred Stock as a whole and to the holders of New Preferred Stock that are not executive officers or directors of FirstCity. Keefe, Bruyette & Woods then made a presentation to the board of directors concerning the fairness of the exchange offer from a financial point of view to the holders of New Preferred Stock, based on the revised terms of the recapitalization.



     The board of directors confirmed that the recapitalization, as revised, and each of the transactions contemplated by the revised recapitalization, including the exchange offer, are fair to each of FirstCity, the holders of Common Stock, and the unaffiliated holders of New Preferred Stock, and the board of directors approved the revised terms of the recapitalization and each of the transactions contemplated by the revised recapitalization, including the exchange offer.


DESCRIPTION OF THE TERMS OF THE RECAPITALIZATION


     Except for the commitment letter by BoS(USA) with respect to it $16 million loan to FirstCity providing the cash portion of the consideration of the exchange offer, the terms of the recapitalization are provided in the confirmation letter and the letter of intent with the FCHC Group, as described above. The transactions described below are conditions to the exchange offer. See "The Exchange Offer -- Certain Conditions of the Exchange Offer." Because the confirmation letter only describes certain of the transactions contemplated by the recapitalization, and does not provide a contractual obligation of the parties to consummate the transaction, FirstCity cannot provide any assurance that the following transactions, and consequently the exchange offer, will be consummated. FirstCity believes that all of the transactions contemplated by the recapitalization will be satisfied and closed simultaneously.



     Non-recourse Loan by BoS(USA) for $16 Million. On September 25, 2002, BoS(USA) and FirstCity executed the Commitment Letter pursuant to which BoS(USA) confirmed its intention to extend to FirstCity Consumer Lending Corporation, a subsidiary of FirstCity, a non-recourse credit facility of $16 million to pay the cash portion of the consideration for the exchange offer and to reduce indebtedness owed to the Senior Lenders. FirstCity has provided a guaranty with respect to the obligations of FirstCity Consumer Lending Corporation under this facility. The terms of the Commitment Letter were obtained pursuant to arms-length negotiations with BoS(USA).



     The Commitment Letter provides that the interest rate for the loan will be 1, 3, 6 or 9-month LIBOR (or such other period as BoS(USA) agrees to) plus 1% per annum, with interest to be paid at the end of each interest period and, in the case of LIBOR periods of more than three months, at the end of every third month. The loan will mature in five years.



     FirstCity will have a mandatory prepayment of 20/31 of (x) any proceeds payable to FirstCity from any sale or other disposition of FirstCity's record or beneficial interests in Drive and the general partner of Drive, and (y) any dividends or other distributions paid in respect of FirstCity's record or beneficial interests in Drive and the general partner of Drive. For purposes of the mandatory prepayment provisions, amounts paid on or after the date of the loan as interest on or in repayment of (or in redemption of) certain loans made on or after the date of the loan by FirstCity to Drive shall be treated as dividends paid to FirstCity at the time such payment of interest, principal or redemption payment is made.



     The loan will be a non-recourse obligation of FirstCity and FirstCity Consumer Lender Corporation, except in certain circumstances specified in the Commitment Letter. The facility will be secured by the following:



     - a perfected, first priority security interest in limited partnership interests in Drive ("Drive Partnership Interests") held by FirstCity equal to 20% of all Drive Partnership Interests outstanding from time to time;

     - a perfected, first priority security interest in the limited liability company membership (and like) interests in Drive GP LLC ("Drive-GP Membership Interests") held by FirstCity equal to 20% of all Drive Membership Interests outstanding from time to time,



     - a perfected, first priority security interest in limited partnership interests in FirstCity Funding L.P. ("Funding Partnership Interests") held by FirstCity equal to 80% of all Funding Partnership Interests outstanding from time to time (or such greater or lesser amount as shall represent at the time a beneficial interest in 20% of all Drive Membership Interests outstanding at the time),



     - a perfected, first priority security interest in Funding Partnership Interests held by Drive Holdings LP equal to 20% of all Funding Partnership Interests outstanding from time to time,



     - a pledge (first priority) of 100% of the outstanding capital stock of FirstCity Funding GP Corp.,



     - a perfected, first priority security interest in all proceeds and other amounts payable to FirstCity or any of its affiliates from any sale or other disposition of (i) its beneficial interest in 20% of all Drive Partnership Interests outstanding from time to time, and (ii) its record interest in 20% of all Drive Membership Interests outstanding from time to time,



     - a pledge (first priority) of 20/31 of the aggregate principal amount of all promissory notes issued by Drive to FirstCity which evidence monies reinvested by such entities of distributions received by them on account of tax distributions required to be made by Drive to members of the management group of Drive.



     FirstCity's guaranty will be secured by a pledge (first priority) of all of FirstCity's stock in FirstCity Consumer Lending Corporation. FirstCity will be prohibited from transferring, or granting any liens in, any equity interests owned by it that have been issued by any issuer of the equity interests in which BoS(USA) is being granted liens.



     BoS(USA) will not be required to elect which of the collateral to foreclose on but will be entitled (subject to applicable law) to foreclose on such of the collateral as it chooses. BoS(USA), however, will seek in the documentation for the loan to provide that, if it is necessary to foreclose on equity interests pledged by FirstCity that constitute or represent, directly or indirectly, more than 20% of all outstanding Drive Partnership Interests and 20% of all outstanding Drive Membership Interests, BoS(USA) will make equitable arrangements with the relevant pledgor to grant it a beneficial interest in such excess or to otherwise provide that the net proceeds of such excess, when monetized, will be paid to that pledgor.



     The definitive loan documentation will contain various provisions including, but not limited to, conditions precedent to lending (including certain opinions of counsel), covenants, defaults and representations appropriate in BoS(USA)'s opinion for the proposed credit facility. In addition, the loan documents will provide that a default under any other loan agreement to which FirstCity is a party will constitute a default under the loan agreement with FirstCity for the $16 million loan.



     The conditions precedent for BoS(USA)'s obligation to provide the loan will include the following:



     - the irrevocable acceptance of the exchange by holders of at least 80% of the outstanding shares of New Preferred Stock,



     - the effectiveness of the Registration Statement for the exchange offer and no legal action pending or threatened concerning it,



     - the receipt of all required governmental and other approvals to the loan and the transactions contemplated by the loan received and in effect and all applicable waiting periods expired,



     - the facilities outstanding under FirstCity's existing loan agreement with the Senior Lenders have been restructured in a manner satisfactory to the bank,



     - a proposed new loan agreement between Bank of Scotland and FirstCity, pursuant to which Bank of Scotland would lend, subject to the terms and conditions thereof, term loans for the acquisition of distressed debt and revolving credit loans has become effective and an initial loan made under the loan agreement,



     - no material adverse change, in BoS(USA)'s opinion, since December 31, 2001, with respect to Drive and certain of its affiliates taken as a whole or any member thereof, or with respect to FirstCity and certain of its affiliates taken as a whole or certain specified subsidiaries of FirstCity. BoS(USA) shall not have become aware of any previously undisclosed information with respect to any member of FirstCity and certain of its affiliates, any member of the management group of Drive, Drive or any of its affiliates or any Auto Entity which, in BoS(USA)'s opinion, would have a material adverse effect,



     - none of certain parties related to Drive have been the subject of ridicule, contempt or disgrace, or had its business, operations or reputation adversely affected, by virtue of any act (or omission to act) by any of such entities, and BoS(USA) has not become aware of any previously undisclosed information with respect to any of such parties that, in BoS(USA)'s opinion, would (if publicly disclosed) subject any of certain parties to ridicule, contempt or disgrace or adversely affect the business, operations or reputation of any of such parties,



     - the fulfillment of certain other conditions precedent specified in the Securities Purchase Agreement that was formerly in effect with respect to the proposed sale of a 20% interest in Drive, including the relevant provisions of the following:



      - the absence of defaults under the Securities Purchase Agreement and the continued accuracy of the representations and warranties of the parties set forth in the Securities Purchase Agreement and related documents,



      - the delivery of certified copies of charter documents by FirstCity and its relevant affiliates, certified resolutions, certificates of incumbency of officers, certificates of compliance with certain covenants contained in the Securities Purchase Agreement, and certificates as to the absence of any material adverse change as provided in the Securities Purchase Agreement,



      - the delivery of legal opinions and other documents required by the charter of Drive and other entities specified in the Securities Purchase Agreement and no change occurring in the capital structure or ownership of FirstCity Funding GP Corp.,



      - the closing of the exchange offer and effectiveness of the Registration Statement of which this Prospectus is part with the aggregate number of shares tendered and not withdrawn being at least 80% of the outstanding shares of New Preferred Stock,



      - the receipt of all requisite approvals and consents,



      - the absence of any liens on the Drive interests,



      - the continued employment by Drive of certain key management employees,



      - the absence of any law that makes it illegal for BoS(USA) to effect the contemplated transactions, the absence of any legal action pending or threatened by or before any governmental authority seeking to restrain, prohibit, make illegal or delay materially the consummation of the Drive interest sale or the exchange offer or seeking damages from any of the parties involved in the Drive interest sale or the exchange offer,



      - all legal matters, instruments and other documents are reasonably satisfactory in form to BoS(USA), and BoS(USA) has received all information and copies of all documents that it may have reasonably requested, certified as necessary, and



      - the payment of legal fees and expenses of counsel for BoS(USA),



     - the execution of an intercreditor agreement,



     - BoS(USA)'s receipt of, and satisfaction with, the year-to date financial statements of certain specified parties,

     - the consent of the general partner of Drive to the pledge of the Drive Partnership Interests and of the required members of the general partner of Drive to the pledge of the Drive Membership Interests,



     - to extent requested by BoS(USA), amendments to charter documents or other assurances to assure no diminution in percentage of equity interests pledged as collateral,



     - the payment of all fees and expenses required to have been reimbursed to BoS(USA) or its affiliates pursuant to the Securities Purchase Agreement,



     - the termination of BoS(USA)'s obligations under the Securities Purchase Agreement,



     - certain legal opinions of counsel for FirstCity, and



     - the purchase by FirstCity of the 20% ownership in FirstCity Holdings, currently held by the FCHC Group, on terms satisfactory to all parties.



FirstCity notes that, with respect to the requirement above concerning the consent of the general partner of Drive to the pledge of the Drive Partnership Interests and of the members of the general partner of Drive to the pledge of the Drive Membership Interests, FirstCity and BoS(USA) beneficially own (directly or indirectly) an aggregate of 80% of the interests in the general partner of Drive.



     FirstCity believes that this loan will close simultaneously with the closing of the exchange offer. FirstCity will apply the proceeds from this loan to the cash portion of the exchange offer consideration, with the remainder of the proceeds to be applied to certain currently outstanding debt owned by FirstCity to Bank of Scotland.


     Exchange Offer. FirstCity is offering, upon the terms and subject to the conditions of the exchange offer described in this Prospectus and the related Letter of Transmittal, to exchange either (a) cash of $10.00 and two shares of its Common Stock or (b) cash of $8.00 and three shares of its Common Stock for each outstanding share of FirstCity New Preferred Stock validly tendered on or
prior to           , 2002 and not withdrawn.


     Reduction of Debt. FirstCity will apply the cash proceeds from the $16 million loan described above remaining after payment of the cash consideration of the exchange offer and expenses and fees of the recapitalization to certain currently outstanding debt owed by FirstCity to the Senior Lenders. FirstCity currently anticipates that, assuming approximately $6.2 million is remaining from the cash proceeds of this loan after the consummation of the exchange offer, $6.2 million will be applied toward debt owed by FirstCity to the Senior Lenders.



     Right of BoS(USA) to Receive Percentage of Receipts Related to 20% Interest in Drive. The Commitment Letter provides FirstCity will pay BoS(USA) an arrangement fee equal to 20% of all proceeds and other amounts paid to FirstCity from any sale or other disposition (regardless of when such sale or other disposition occurs) of, and of all dividends and other distributions paid to FirstCity by Drive or its general partner (regardless of when such dividend or other distribution occurs) on, its 20% interest in Drive, in each case in excess of $16 million in the aggregate. BoS(USA) will be entitled to the foregoing 20% (on the excess) to the extent that the aggregate proceeds from any foreclosure of its collateral for its loan exceeds the amount FirstCity owes it under the loan agreement (plus costs of foreclosure). FirstCity's obligation to pay this fee will be collateralized by a security interest in the same collateral that secures the loan and the guarantee; these security interests will remain even after the loan is repaid to secure the payment of the arrangement fee.



     This arrangement fee will survive the repayment of the $16 million loan.



     Purchase of the FCHC Group's Interest in FirstCity Holdings. FirstCity and the FCHC Group have entered into an amended and restated letter of intent dated May 25, 2002, pursuant to which FirstCity will purchase the 200 shares of FirstCity Holdings owned by the FCHC Group, which constitute a 20% interest in FirstCity Holdings. The letter of intent provides that the purchase price for the shares of FirstCity Holdings held by the FCHC Group will consist of the issuance of 400,000 shares of Common Stock and $3.2 million, of which a portion would be paid in cash at closing with the remainder to be paid pursuant to the terms of promissory notes by FirstCity to the each member of the FCHC Group.

     The cash amount to be paid by FirstCity to the FCHC Group at closing would equal 20% of the first $5 million of cash collections from all incentive servicing fees collected by FirstCity Holdings from its Mexico operations (net of certain taxes and other governmental charges) through the closing date, and 17% of such cash collections in excess of $5 million (with the cash payment at closing not to exceed $3.2 million). The aggregate principal amount of the promissory notes would equal $3.2 million less the amount paid at closing, and FirstCity would make quarterly payments on the promissory notes based on the future net cash collections described above. Payments by FirstCity on the promissory notes to the FCHC Group would equal 20% of the cash collections, until such time as the total of the payment made at closing and the aggregate note payments made equal $1 million. After such time, payments on the promissory notes would equal 17% of the cash collections, until the aggregate principal amount on the promissory notes is paid in full.

     Interest on the promissory notes would accrue at the Mid Term Applicable Federal Rate, as determined on the closing date and as adjusted on the third anniversary and sixth anniversary of the closing date, and would be paid quarterly. The promissory notes would expire in nine years from the closing date. In the event the quarterly payment on the promissory notes is less than the accrued and unpaid interest, payment of the amount of interest unpaid will be deferred until the next quarterly payment. In the event the principal balance of the promissory notes is reduced to zero and the aggregate of the payments at closing and paid under the promissory notes is less than $3.2 million, FirstCity will (subject to certain conditions) continue to make quarterly payments from the cash collections until the aggregate $3.2 million amount is paid in full.


     In the event that any member of the FCHC Group terminates his employment with FirstCity for any reason other than his death or disability, or FirstCity terminated a member of the FCHC Group for cause, the promissory note of that member would be deemed paid in full, and the member would not be entitled to any further payments under his promissory note. Further, the employment agreements of the FCHC Group with FirstCity would be terminated in connection with the acquisition of the shares of FirstCity Holdings. FirstCity and the FCHC Group intend to close this transaction simultaneously with the closing of the exchange offer.



     Refinancing of Debt. As described in the confirmation letter, the Senior Lenders have indicated that they plan, subject to the satisfaction of the conditions described above, to refinance the remainder of FirstCity's debt facilities with the Senior Lenders. This refinancing is also a condition precedent to BoS(USA)'s loaning $16 million to FirstCity to provide the cash portion of the consideration of the exchange offer, as described in the Commitment Letter. Simultaneously with the closing of the exchange offer and the other transactions contemplated by the recapitalization, FirstCity and the Senior Lenders will enter into a loan agreement that will provide that FirstCity's current financings with the Senior Lenders will be refinanced into
(a) a cash flow note of up to $35 million to $37 million and (b) a $12 million term note. FirstCity will have the option to increase the amount of the cash flow note by up to $2 million within this $35 million to $37 million range, but there will be a corresponding decrease in the amount of the $53 million to $55 million term loan described below. The $12 million term note will provide for an additional fee to be paid by FirstCity to the Senior Lenders upon payment in full of the note; if the note is paid in full within three years, this fee will be $1 million, and if the note is paid in full after three years, this fee will be $1,500,000.



     New Financing. As described in the confirmation letter, the Senior Lenders have indicated that they plan to, subject to the satisfaction of the conditions described above, provide new financing to FirstCity. This additional financing is also a condition precedent to BoS(USA)'s loaning $16 million to FirstCity to provide the cash portion of the consideration of the exchange offer, as described in the Commitment Letter. This additional financing would be for a total commitment by Bank of Scotland of up to $58 million to $60 million, consisting of (a) a $5 million revolving credit loan and (b) an acquisition term loan in an amount up to $53 million to $55 million. The total commitment by the Senior Lenders for the refinancing and the new financing will not exceed $77 million.


     Release of FirstCity's Guaranty and Cancellation of Option of
BoS(USA). The recapitalization also contemplates that, as a condition precedent to the refinancing to be provided in connection with the recapitalization, BoS(USA) will release FirstCity from its guaranty of $4 million of Drive's Term Loan to

BoS(USA), and BoS(USA) will cancel its existing option to acquire a warrant to purchase 1,975,000 shares of non-voting Common Stock.


CERTAIN EFFECTS OF THE RECAPITALIZATION


     The board of directors noted that the recapitalization contemplates that Bank of Scotland will provide additional financing to FirstCity. This financing would constitute a total commitment by Bank of Scotland of up to $58 million to $60 million, which would consist of (a) a $5 million revolving credit loan and
(b) an acquisition term loan in an amount up to $53 million to $55 million. The amount of the acquisition term loan within the $2 million range will depend on the amount that FirstCity elects to receive pursuant to the cash flow note. The board of directors believes that this additional financing should enhance FirstCity's liquidity and permit it to pursue the acquisition of additional Portfolio Assets. The board of directors believes that this additional funding will allow FirstCity to participate in more significant transactions than are currently available to FirstCity.


     Further, the board of directors believes that the recapitalization will increase the equity of FirstCity through the issuance of shares of Common Stock in connection with the recapitalization and the elimination (or substantial reduction) of the New Preferred Stock, including accrued dividends. In addition, FirstCity will recognize a gain as a result of the release of FirstCity's $4 million guaranty of Drive's indebtedness to BoS(USA). The release of the $4 million guaranty to BoS(USA) will also result in a $4 million gain to FirstCity. The terms of the recapitalization will also require BoS(USA) to release its option to acquire a warrant to purchase 1,975,000 shares of non-voting Common Stock.

     The exchange offer contemplated by the recapitalization will eliminate (or substantially eliminate) FirstCity's obligation related to accrued dividends on the New Preferred Stock and the obligation to redeem the New Preferred Stock at maturity. In addition, the board of directors believes that the exchange offer will provide existing holders of the New Preferred Stock the opportunity to participate in the growth of FirstCity through ownership of Common Stock.

     The board of directors believes that because the FCHC Group will own shares of Common Stock, rather than the 20% interest in FirstCity Holdings, the FCHC Group will share the broader interests of FirstCity with the holders of Common Stock. In addition, FirstCity will retain all of the returns associated with its Portfolio Asset acquisition and resolution operations, rather than providing 20% of such returns to the FCHC Group. Further, the employment agreements of the FCHC Group with FirstCity will be terminated in connection with the acquisition of the shares of FirstCity Holdings.

     See "Special Factors -- Recommendation of the Special Committee and the FirstCity Board" and "-- Background of the Recapitalization."

     The board of directors noted that, if holders of 80% of the outstanding shares of New Preferred Stock do not tender their shares of New Preferred Stock, then FirstCity will be unable to consummate the proposed recapitalization, including the additional financing to be provided by the Senior Lenders. In such event, the board of directors believes that it is unlikely that FirstCity will be able to find an additional source of funds to finance new operations or to refinance its existing bank debt that matures in December 2003. Without the liquidity provided by such new financing, FirstCity will be unable to take advantage of opportunities for new business in new global markets and will be unable to grow its Portfolio Asset acquisition operations. By failing to invest in new assets, the board of directors believes that FirstCity will be unable to generate new earnings sufficient to fund its operating costs and will have difficulty in retaining its key employees. The board of directors believes that FirstCity will likely be faced with liquidating its earning assets to fund its operations, and it will not have the earnings or the ability to pay to the holders of New Preferred Stock $41,731,496, which is the face amount of the New Preferred Stock plus the accumulated unpaid dividends on the New Preferred Stock, when the New Preferred Stock matures on September 30, 2005. The board of directors believes that a total liquidation of FirstCity would provide the holders of New Preferred Stock with an amount that is less than the value that holders of New Preferred Stock would receive pursuant to the exchange offer. See "-- Fairness Opinion of Keefe, Bruyette & Woods -- Liquidation Analysis."

     Furthermore, the board of directors believes that in the event that holders of 80% of the outstanding shares of New Preferred Stock do not tender their shares of New Preferred Stock and FirstCity is unable to consummate the proposed recapitalization or pursue an orderly liquidation in conjunction with its creditors, the board of directors may be required to consider seeking protection for FirstCity under applicable bankruptcy laws. The board of directors believes that, based on the current capitalization of FirstCity, in the event of a liquidation of FirstCity pursuant to bankruptcy laws, holders of New Preferred Stock would receive little or no value for shares of New Preferred Stock.

     Regardless of the outcome of the exchange offer, and whether or not the recapitalization is consummated, the board of directors currently does not expect that the shares of New Preferred Stock will be redeemed prior to September 30, 2005.

     FirstCity is presently prohibited from paying dividends on the New Preferred Stock under its $12 million Term Loan B provided by BoS(USA). As a result, if the exchange offer is not consummated, FirstCity will be prohibited from paying dividends on New Preferred Stock until at least December 2003, the maturity date of FirstCity's current credit facilities, and the board of directors currently does not expect that dividends on New Preferred Stock would be paid after such date.


     Similarly, FirstCity believes that, based on discussions with representatives of the Senior Lenders, the terms of the $12 million term note will also contain a prohibition on the payment of dividends on New Preferred Stock. Consequently, after the consummation of the exchange offer, FirstCity will be prohibited from paying dividends on New Preferred Stock until the maturity of such term debt in 2007, or until repayment in full of such debt. The board of directors currently does not expect that dividends on New Preferred Stock would be paid after the recapitalization.



     Certain Negative Effects of the Recapitalization. FirstCity believes that certain negative effects may result if the recapitalization is consummated. As described above, FirstCity believes that the New Preferred Stock will no longer meet the listing requirements of Nasdaq upon the completion of the exchange offer and will be eligible for termination of registration under the Exchange Act. In addition, the recapitalization contemplates that FirstCity will pay an arrangement fee to BoS(USA) equal to 20% of all proceeds and other amounts paid to FirstCity from any sale or other disposition (regardless of when such sale or other disposition occurs) of, and of certain dividends and distributions on, its 20% interest in Drive, in each case in excess of $16 million in the aggregate. Consequently, in the event of a sale of this interest in Drive, FirstCity will not receive the full amount of proceeds with respect to such sale in the event the interest is sold for a purchase price greater than $16 million. Furthermore, the recapitalization contemplates BoS(USA)'s providing a non-recourse loan in the amount of $16 million to FirstCity to provide the cash portion of the consideration of the exchange offer, although a portion of the proceeds from this loan will be used to reduce FirstCity's existing debt owed to the Senior Lenders. The recapitalization also contemplates Bank of Scotland's providing new financing to FirstCity which will, when utilized by FirstCity, ultimately increase the amount of FirstCity's debt. As a result, FirstCity will also have increased interest expense, and FirstCity will be required to generate higher earnings to service this increased debt. Finally, the negotiation and finalization of the recapitalization will result in transaction costs to FirstCity.


RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE FIRSTCITY BOARD


     On March 26, 2002, the Special Committee determined that it believes that the exchange offer and the consideration to be received by the holders of New Preferred Stock is fair to and in the best interests of the unaffiliated holders of New Preferred Stock, and unanimously recommended that the FirstCity board of directors approve the exchange offer. On September 27, 2002, after reviewing the revised terms of the recapitalization, the Special Committee confirmed this belief.


     Based on (i) the recommendation of the Special Committee, (ii) the fairness opinion of Keefe, Bruyette & Woods and the factors discussed by Keefe, Bruyette & Woods in its presentation regarding its analysis of the exchange offer and
(iii) the board's own analysis of the terms of the exchange offer, FirstCity's board of directors has determined that the benefits of the exchange offer outweigh any disadvantages that may result from the exchange offer, and unanimously recommends that the holders of New Preferred Stock tender their shares of New Preferred Stock pursuant to the exchange offer.

     Neither the board of directors nor the Special Committee makes any recommendation as to which option holders of New Preferred Stock should elect in the exchange offer.

REASONS FOR THE EXCHANGE OFFER AND FAIRNESS OF THE EXCHANGE OFFER

     In reaching its determination regarding the fairness of the exchange offer, the Special Committee relied on its knowledge of FirstCity's business, information provided by its officers, and the advice of its financial and legal advisors. In reaching its decision, the Special Committee considered a number of factors, including the following factors that support the fairness of the exchange offer:

     - the belief of the Special Committee and the board of directors that the recapitalization, of which the consummation of the exchange offer is a condition, would:

      - provide additional financing to FirstCity, enhance FirstCity's liquidity and permit it to pursue the acquisition of additional Portfolio Assets,

      - enhance FirstCity's financial position through the refinancing of FirstCity's debt facilities with the Senior Lenders,

      - increase the equity of FirstCity through the elimination (or substantial reduction) of the New Preferred Stock, including accrued dividends, from FirstCity's financial statements and the release of FirstCity's guaranty of Drive's indebtedness to BoS(USA),

      - result in the release by BoS(USA) of its option to acquire a warrant to purchase 1,975,000 shares of non-voting Common Stock,

      - eliminate (or substantially eliminate) FirstCity's obligation to redeem the New Preferred Stock at maturity and permit existing holders of the New Preferred Stock the opportunity to participate in the future growth of FirstCity through ownership of Common Stock,

      - align the FCHC Group's interests more closely with those of the holders of Common Stock and permit FirstCity to retain all of the returns associated with FirstCity Holdings, and

      - preserve the NOLs of FirstCity,

     - the financial presentation of Keefe, Bruyette & Woods, delivered on March 26, 2002, and its opinion attached as Appendix B, that the exchange offer is fair, from a financial point of view, to the holders of New Preferred Stock,

     - the fact that on June 10, 2002, the last trading day before public announcement of the transaction, the per share closing price of New Preferred Stock was $8.54 per share, and that the New Preferred Stock trading price has not closed at or above $11.00 since October 16, 2000, and taking into account the board of directors' belief that no future dividends will be paid on the New Preferred Stock and that the New Preferred Stock will not likely be redeemed in September 30, 2005, it did not appear likely that the New Preferred Stock would approach a higher level of trading prices in the foreseeable future,

     - the fact that, based on the per share closing prices of the Common Stock and the New Preferred Stock of $1.25 and $8.54, respectively, on June 10, 2002, the last trading day before the public announcement of the exchange offer, and assuming an election to receive $8.00 and three shares of Common Stock, the exchange offer represented an approximate premium of 38% over the trading price of the New Preferred Stock; and assuming an election to receive $10.00 and two shares of Common Stock, our exchange offer represented a premium of 46% over the trading price of the New Preferred Stock,

     - the fact that FirstCity is presently prohibited from paying dividends on the New Preferred Stock under its $12 million Term Loan B with BoS(USA), and if FirstCity is not able to restructure its equity and existing financing facilities, it is not likely that the holders of the New Preferred Stock will receive payment of any dividends and, at maturity, it is unlikely, based on current circumstances, that FirstCity will have the ability to redeem the outstanding New Preferred Stock,

     - the belief of the Special Committee and the board of directors that the amount of consideration to be received by the holders of New Preferred Stock in the exchange offer will exceed the amount that holders of New Preferred Stock presently would receive on the liquidation of FirstCity, particularly in view of the likely difficulties associated with conducting an orderly liquidation of FirstCity in the event of bankruptcy or a publicly announced liquidation,

     - the fact that holders of New Preferred Stock may voluntarily participate (or not participate) in the exchange offer,

     - the low trading volume and corresponding lack of liquidity of the New Preferred Stock,

     - the fact that the board of directors sought, but failed to obtain, alternative transactions with respect to the recapitalization,


     - the fact that the recapitalization will be accretive to the net book value of FirstCity, resulting in a pro forma net book value per common share of $2.46 (assuming all of the holders of New Preferred Stock elect to receive $8.00 cash and three shares of Common Stock), compared to the reported book value per common share of $0.46 for the fiscal year ended December 31, 2001, and



     - the fact that the liquidation value of FirstCity, according to the analysis of Keefe, Bruyette & Woods, would provide, at the high price assumption level concerning the gross proceeds from such liquidation, $5.88 per share to holders of New Preferred Stock.


     See "-- Background of the Recapitalization" and "-- Fairness Opinion of Keefe, Bruyette & Woods."

     The Special Committee and the board of directors also considered the following negative effects of the recapitalization:

     - the belief that the New Preferred Stock will no longer meet the listing requirements of Nasdaq upon the completion of the exchange offer and will be eligible for termination of registration under the Exchange Act;

     - the fact that holders of New Preferred Stock who tender their shares will not be entitled to receive accumulated dividends and will lose the right of redemption of the New Preferred Stock at a specific price that may be above market price;


     - the recapitalization contemplates that FirstCity will pay an arrangement fee to BoS(USA) equal to 20% of all proceeds from any sale or other disposition of FirstCity's 20% interest in Drive and of certain dividends and distributions on its interest in Drive, in each case in excess of $16 million in the aggregate. Consequently, in the event of a sale of this interest in Drive, FirstCity may not receive the full amount of proceeds with respect to such sale in the event the interest is sold for a purchase price greater than $16 million;



     - the recapitalization contemplates BoS(USA)'s providing a non-recourse loan in the amount of $16 million to FirstCity to provide the cash portion of the consideration of the exchange offer, although a portion of the proceeds from this loan will be used to reduce FirstCity's existing debt owed to the Senior Lenders. In addition, the recapitalization contemplates Bank of Scotland's providing new financing to FirstCity which will, when utilized by FirstCity, ultimately increase the amount of FirstCity's debt. As a result, FirstCity's interest expense will increase; and


     - the transaction costs to FirstCity resulting from the negotiation and finalization of the recapitalization.

     The Special Committee also determined that it believes that the exchange offer is procedurally fair because among other things:

     - the board of directors established a Special Committee to consider and evaluate the fairness of the exchange offer on behalf of the unaffiliated holders of New Preferred Stock,

     - the Special Committee was comprised of independent directors who are not officers or employees of FirstCity,

     - the Special Committee was given authority to, among other things, evaluate and recommend the terms of the exchange offer,

     - the Special Committee retained and received advice from its own independent legal counsel and financial advisor in evaluating and recommending the terms of the exchange offer,

     - Keefe, Bruyette & Woods rendered an opinion concerning the fairness, from a financial point of view, of the exchange offer to the holders of New Preferred Stock, and

     - the exchange offer is conditioned on the tender of at least 80% of the outstanding shares of New Preferred Stock.

     The Special Committee and the board of directors considered that approval of the exchange offer is not conditioned upon the favorable vote of a majority of the unaffiliated stockholders of FirstCity. Notwithstanding the absence of a requirement that unaffiliated stockholders separately approve the exchange offer, the board of directors believes that the procedure that was followed in determining whether to approve the exchange offer was fair to the holders of New Preferred Stock. The board of directors and the Special Committee noted that the recapitalization was approved by all of the directors of FirstCity who are not employees of FirstCity.

     Because the Special Committee and the board of directors determined that the historical market prices of the New Preferred Stock are not indicative of the current financial condition of FirstCity, the Special Committee and the board of directors did not review the historical market prices of the New Preferred Stock in determining the fairness of the exchange offer to unaffiliated holders of New Preferred Stock. Similarly, for these reasons, the Special Committee and the board of directors did not review the purchase prices paid by FirstCity, affiliates of FirstCity and Messrs. Hawkins, Sartain and Bean for shares of New Preferred Stock in the preceding two years. See "Recent Transactions in Securities." Furthermore, the Special Committee and the board of directors did not consider the going concern value of FirstCity in its determination of the fairness of the exchange offer to unaffiliated holders of New Preferred Stock because there were no firm offers to purchase FirstCity or its business during the past two years.

     The foregoing discussion addresses the material information and factors considered by the Special Committee and the board of directors in their evaluation of the exchange offer. In view of the variety of factors considered in reaching its determination, the Special Committee and the board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its recommendations. In addition, the individual members of the Special Committee and the board of directors may have given different weight to different factors.

     The Special Committee and the board of directors noted that all directors and executive officers who own shares of New Preferred Stock have committed in writing to tender their shares pursuant to the exchange offer. These directors and executive officers were not required to select a particular option.

PROVISIONS FOR UNAFFILIATED HOLDERS OF NEW PREFERRED STOCK

     Because the Special Committee is comprised of the independent directors who are not officers or employees of FirstCity and who do not own any shares of New Preferred Stock, other than C. Ivan Wilson, who owns less than 1% of the outstanding shares of New Preferred Stock, and because the Special Committee retained independent legal counsel and an independent financial advisor to assist it in assessing the fairness of the transaction to the holders of New Preferred Stock, the Special Committee and the board of directors did not consider it necessary to retain any unaffiliated representative to act solely on behalf of unaffiliated stockholders for purposes of negotiating the terms of the exchange offer and/or preparing a report concerning the fairness of the exchange offer. No provision has been made by FirstCity or Messrs. Hawkins, Sartain or Bean to grant unaffiliated security holders access to the corporate files of FirstCity or Messrs. Hawkins,

Sartain or Bean or to obtain counsel or appraisal services at the expense of FirstCity or Messrs. Hawkins, Sartain or Bean.

REVIEW OF THE EXCHANGE OFFER BY MESSRS. HAWKINS, SARTAIN AND BEAN

     Each of Messrs. Hawkins, Sartain and Bean has reviewed the terms and conditions of the exchange offer and considered the process by which the board of directors of FirstCity determined the terms of the exchange offer and certain additional factors examined by the Special Committee and the board of directors (described in detail under "-- Reasons for the Exchange Offer and Fairness of the Exchange Offer"). Messrs. Hawkins, Sartain and Bean believe that these factors, when considered together, provide a reasonable basis for them to believe, as they do, that the exchange offer is fair to the holders of New Preferred Stock, including the holders of New Preferred Stock who are not directors or executive officers of FirstCity. As a result, each of Messrs. Hawkins, Sartain and Bean specifically adopted the analysis of the Special Committee and the board of directors. See "-- Reasons for the Exchange Offer and Fairness of the Exchange Offer." Messrs. Hawkins, Sartain and Bean also note that Mr. Hawkins paid an average of $20.01 per share for his shares of New Preferred Stock, and Mr. Sartain paid an average of $20.76 per share for his shares of New Preferred Stock. Mr. Bean received his shares of New Preferred Stock pursuant to the initial exchange offer by FirstCity for shares of Special Preferred Stock. See "-- Background of the Recapitalization."

     These beliefs should not, however, be construed as a recommendation to the stockholders of FirstCity by Messrs. Hawkins, Sartain and Bean in their capacity as stockholders of FirstCity to tender their shares pursuant to the exchange offer. Messrs. Hawkins, Sartain and Bean are directors or executive officers of FirstCity and have an interest in the exchange offer. None of Messrs. Hawkins, Sartain or Bean has assigned specific relative weights to the factors considered in reaching his belief as to fairness.

FAIRNESS OPINION OF KEEFE, BRUYETTE & WOODS

     On March 8, 2002, the Special Committee engaged Keefe, Bruyette & Woods to serve as financial advisor to the Special Committee and to render an opinion to the Special Committee as to the fairness, from a financial point of view, to the holders of New Preferred Stock of the exchange offer. As part of the exchange offer, holders of outstanding New Preferred Stock receive, at their election, either cash of $10.00 and two shares of FirstCity Common Stock or cash of $8.00 and three shares of FirstCity Common Stock.

     Keefe, Bruyette & Woods is a nationally recognized securities and investment banking firm engaged in, among other things, the evaluation of banking and financial service businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Keefe, Bruyette & Woods was selected by the Special Committee based upon this expertise, the reputation of Keefe, Bruyette & Woods in investment banking and mergers and acquisitions, Keefe, Bruyette & Woods' expertise in providing financial advisory services to financial services companies and the financial services industry generally, and Keefe, Bruyette & Woods' ability to provide an independent arms-length opinion.


     At the request of the Special Committee, Keefe, Bruyette & Woods delivered to the Special Committee and the board of directors an analysis of the exchange offer and its oral fairness opinion on March 26, 2002. The fairness opinion was subsequently confirmed in writing by a draft opinion dated May 22, 2002. Keefe, Bruyette & Woods confirmed its opinion, acknowledging the changes in the structure of the transactions in conjunction with the exchange offer, on September 27, 2002. The opinion stated that the consideration to be paid by FirstCity in the proposed transaction is fair, from a financial point of view, to the holders of New Preferred Stock, including the holders of New Preferred Stock who are not directors or executive officers of FirstCity. The full text of Keefe, Bruyette & Woods' written opinion is attached as Appendix B to this document and is incorporated herein by reference. You are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Keefe, Bruyette & Woods in connection therewith. Keefe, Bruyette & Woods reconfirmed its opinion concurrently with the mailing of this document.

     Keefe, Bruyette & Woods' opinion is directed to the Special Committee and addresses only the fairness of the transaction to the holders of New Preferred Stock. It does not address the underlying business decision to proceed with the transaction and does not constitute a recommendation to any stockholder of FirstCity as to whether such stockholder should tender his or her shares of New Preferred Stock or which option such stockholder should elect if tendering his or her shares of New Preferred Stock.

     In connection with rendering its opinion, Keefe, Bruyette & Woods reviewed, among other things:

          (1) FirstCity's Annual Reports on Form 10-K and related financial information for the years ended December 31, 1996 to 2001,

          (2) other financial information concerning the businesses and operations of FirstCity furnished to Keefe, Bruyette & Woods by FirstCity for the purposes of its analysis,

          (3) the publicly reported historical price and trading activity for FirstCity's Common Stock and New Preferred Stock since August 1997,

          (4) with the senior management of FirstCity, the past and current business operations, results of these operations, regulatory relations, financial condition, and future prospects and such other matters Keefe, Bruyette & Woods deemed relevant to its inquiry,

          (5) the financial terms of recent "going private" transactions and other selected transactions that Keefe, Bruyette & Woods deemed relevant, to the extent publicly available,

          (6) the current market environment generally and the Portfolio Asset acquisition environment in particular, and such other information, financial studies, analyses and investigations and financial, economic and market criteria as Keefe, Bruyette & Woods considered relevant,

          (7) the principal recovery results achieved by certain fixed income investors from restructurings of companies in similar industries, as well as principal recovery results and market premiums paid to preferred investors, in recent tender offers performed by a troubled financial services company, and

          (8) the pro forma impact of FirstCity's proposed transaction and other studies and analyses Keefe, Bruyette & Woods considered appropriate.

     In preparing its opinion, Keefe, Bruyette & Woods assumed and relied on the accuracy and completeness of all financial and other information supplied or otherwise made available to it by FirstCity, including that contemplated in the items above, and Keefe, Bruyette & Woods has not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of FirstCity or any of its subsidiaries, nor has it been furnished any such evaluation or appraisal. Keefe, Bruyette & Woods has not been provided with, and did not have any access to, financial projections of FirstCity prepared by management of FirstCity.

     Keefe, Bruyette & Woods has not conducted any physical inspection of the properties or facilities of FirstCity. Keefe, Bruyette & Woods' opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Keefe, Bruyette & Woods' opinion was rendered without regard to the necessity for, or level of, any restrictions, obligations, undertakings or divestitures which may be imposed or required in the course of obtaining regulatory approval for FirstCity's proposed transaction.

     In connection with rendering its opinion, Keefe, Bruyette & Woods performed a variety of financial analyses, consisting of those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by Keefe, Bruyette & Woods in this regard, although it describes all material analyses performed by Keefe, Bruyette & Woods. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, Keefe, Bruyette & Woods believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying Keefe, Bruyette & Woods' opinion.


     Keefe, Bruyette & Woods updated its presentation to reflect the change from a sale of a 20% interest in Drive to the Drive Loan (as defined below), and to reflect June 30, 2002 financial statements. Keefe, Bruyette & Woods did not change its previous assumptions for spot prices or average prices of the New Preferred Stock or Common Stock. Keefe, Bruyette & Woods believed this to be appropriate since the prices of the New Preferred Stock and Common Stock may have changed related, in part, to information related to the announcement of the recapitalization or the exchange offer.



     In performing its analyses, Keefe, Bruyette & Woods made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of FirstCity and Keefe, Bruyette & Woods. Keefe, Bruyette & Woods made the following assumptions with respect to its analyses: (1) the exchange offer will have an 80% participation rate, (2) the holders of 50% of the outstanding shares of New Preferred Stock will elect the option to receive $10.00 cash and two shares of Common Stock and the remainder will elect the option to receive $8.00 cash and three shares of Common Stock, (3) the last trade of New Preferred Stock was $7.10, (4) the 30-day average price of New Preferred Stock was $7.58, (5) legal claim of the New Preferred Stock at June 30, 2002 was $27.30, (6) the last trade of FirstCity Common Stock was $1.14, (7) estimated book value per share of Common Stock of FirstCity, pro-forma for the recapitalization, is $2.41, and (8) with respect to a sale of the assets of FirstCity, (i) such assets could be sold in an orderly fashion, (ii) low, mid and high price assumptions were reviewed,
(iii) there would be a six month time period to sell all of FirstCity's saleable assets, (iv) there would be selling expenses of 2% of asset sale proceeds, and
(iv) legal expenses with respect to such sale would be $1.5 million.


     The analyses performed by Keefe, Bruyette & Woods are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Keefe, Bruyette & Woods' analysis of the fairness to the holders of New Preferred Stock of the consideration offered pursuant to the exchange offer and were provided to the board of directors in connection with the delivery of Keefe, Bruyette & Woods' opinion. Keefe, Bruyette & Woods gave the various analyses described below approximately similar weight and did not draw any specific conclusions from or with regard to any one method of analysis. With respect to the comparison of peer group analysis and the analysis of premiums paid in similar transactions as summarized below, no company utilized as a comparison is identical to FirstCity. Accordingly, an analysis of comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or announced merger transaction values, as the case may be, of the companies concerned. The analyses do not purport to be appraisals or to reflect the prices at which FirstCity might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Keefe, Bruyette & Woods' opinion is just one of many factors taken into consideration by the Special Committee and the board of directors.

     The Special Committee did not place any limitation upon Keefe, Bruyette & Woods with respect to the procedures followed or factors considered in rendering the fairness opinion. Keefe, Bruyette & Woods performed the financial analyses described below, and reviewed with the Special Committee the assumptions upon which its analyses were based, as well as other factors. Keefe, Bruyette & Woods did not determine the amount of consideration to be paid pursuant to the exchange offer. This summary is not a complete description of the analyses performed or factors considered by Keefe, Bruyette & Woods, although it identifies all material information, analyses, studies and criteria reviewed by Keefe, Bruyette & Woods.


     The following is a summary of the material analyses presented by Keefe, Bruyette & Woods to the Special Committee on March 20, 2002 and to the board of directors of FirstCity on March 26, 2002 (the "Keefe, Bruyette & Woods Report") in connection with its opinion, and updated for the presentation to the Special Committee on September 27, 2002.

  REVIEW OF THE ELEMENTS OF THE RECAPITALIZATION


     Keefe, Bruyette & Woods reviewed the elements of the recapitalization which included: (1) the Drive Loan, (2) the exchange offer, (3) the purchase of the 20% interest in FirstCity Holdings, not owned by FirstCity, and (4) the debt restructuring.



     The Drive Loan. Keefe, Bruyette & Woods reviewed the significant terms of the $16 million loan to FirstCity from BoS(USA), secured by its interest in Drive (the "Drive Loan"). Keefe, Bruyette & Woods reviewed Drive's balance sheet and income statement for the twelve months ended December 31, 2001. Keefe, Bruyette & Woods compared the valuation of Drive implied by the loan amount and collateral involved with this transaction to the trading valuations a group of publicly traded automobile finance companies. Keefe, Bruyette & Woods grouped these companies into two categories, smaller market capitalization and larger market capitalization. The companies included were:


     AmeriCredit Corporation
     Credit Acceptance Corporation
     Consumer Portfolio Services, Inc.
     First Investors Financial Services, Inc.
     Onyx Acceptance Corporation
     Union Acceptance Corporation
     WFS Financial, Inc.


                                         EPS MULTIPLES                         OTHER
                                       -----------------                    -----------
                                       PRICE/    PRICE/    GAIN ON SALE/    RESIDUALS/    PRICE/
                                       2002 A    2003 E       REVENUE         EQUITY       BOOK
                                       -------   -------   --------------   -----------   -------
Smaller Market Capitalization........   19.0       7.6           31%            144%         58%
Larger Market Capitalization.........    8.7       5.4            3%             58%        123%
Implied Drive Valuation..............    7.4        na           55%            298%        308%



     Keefe, Bruyette & Woods noted that the price-to-earnings ratio of 19.0 reflected depressed earnings levels for the smaller market capitalization group.



     Keefe, Bruyette & Woods also noted that revenue derived from gain on sale through securitization transactions represented 55% of Drive's revenue (when measured in the same manner as other publicly-traded companies) during the twelve months ended December 31, 2001, and that retained interests in securitizations (or "residuals") were 298% of common equity at December 31, 2001. This compared to the medians of the smaller market capitalization group and larger market capitalization group figures of 31% and 144%, and 3% and 58% respectively. Keefe, Bruyette & Woods also noted that the smaller market capitalization group trades at a discount to book value per share.


     Keefe, Bruyette & Woods reviewed certain financial data related to acquisitions of automobile finance companies. The transactions included in the group were:

     Consumer Portfolio Services, Inc/MFN Financial Corporation
     Susquehanna Bancshares/Hann Financial Corporation
     Associates First Capital Corporation/Arcadia Financial, Ltd.
     Fairlane Credit, LLC/Triad Financial Corp.
     Capital One Financial Corp./Summit Acceptance Corporation
     Norwest Corp./Fidelity Acceptance
     Household International/ACC Consumer Finance Corp.
     Southern National/Regional Acceptance Corp.
     Bay View Capital Corp./CTL Credit, Inc.

     No company or transaction used as a comparison in the above analysis is identical to Drive. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies. The table below compares pricing multiples of the Drive transaction with those of the median values of the selected transactions above, where the appropriate information was available.

                                                              PURCHASE                       PURCHASE PRICE/
                       PURCHASE PRICE/   PURCHASE PRICE/       PREM./      PURCHASE PRICE/      TRAILING
                        ORIGINATIONS     MGD. RECEIVABLES   MARKET PRICE     BOOK VALUE         EARNINGS
                       ---------------   ----------------   ------------   ---------------   ---------------
Median of 1999-2001
  Deals..............         25%               12%              60%             112%             10.3x
Median of 1997 & 1998
  Deals..............         31%               31%             100%             655%             16.0x
Median of 1996
  Deals..............        142%               69%              21%             277%             15.8x
Implied Valuation of
  Drive
  Transaction........         20%               14%              na              308%              7.4x

     The Exchange Offer. FirstCity has proposed to offer to exchange each share of New Preferred Stock with, at the election of holders of New Preferred Stock, either (a) $10.00 cash and two shares of Common Stock, or (b) $8.00 cash and three shares of Common Stock. Keefe, Bruyette & Woods noted the terms and characteristics of the New Preferred Stock as of December 31, 2001.


     Purchase of 20% Interest in FirstCity Holdings. As part of the recapitalization, FirstCity intends to purchase a 20% interest in FirstCity Holdings which is currently owned by the FCHC Group. The proposed purchase price is 400,000 shares of FirstCity Common Stock, and up to $3,200,000 in cash, based upon the performance of Mexican asset pools. Keefe, Bruyette & Woods reviewed the balance sheet and income statement of FirstCity Holdings.



     Debt Restructuring. In conjunction with the recapitalization, FirstCity will combine several outstanding notes with the Senior Lenders into two notes totaling up to $49 million. Also, the Senior Lenders will provide two new financing facilities with total available credit of up to $60 million. Keefe, Bruyette & Woods noted that this part of the recapitalization would simplify FirstCity's debt structure, and provide new financing for future business.


  IMPACT OF RECAPITALIZATION TO FIRSTCITY


     Keefe, Bruyette & Woods reviewed aspects of the impact to FirstCity from the recapitalization, including: (1) an increase in common equity, (2) a simplification of the debt structure of FirstCity, (3) an increase in book value per common share, and (4) a reduced potential for dilution from the elimination of outstanding options. The table below is Keefe, Bruyette & Woods' estimate of pro forma book value per share ($2.41, post-recapitalization). The following assumptions were used in the table: (1) the exchange offer has an 80% participation rate, (2) the holders of 50% of the outstanding shares of New Preferred Stock elects the option to receive $10.00 cash and two shares of Common Stock and the remainder elects the option to receive $8.00 cash and three shares of Common Stock.


                                                                 20% FIRSTCITY       DEBT
                             JUNE 30, 2002   DRIVE    EXCHANGE     HOLDINGS      RESTRUCTURING   PRO FORMA
                             -------------   ------   --------   -------------   -------------   ---------
Cash and equivalents.......       6,838       9,080    (9,080)           0                0         6,838
Portfolio assets, net......      11,591           0         0            0                0        11,591
Loans receivable, net......      21,845           0         0            0                0        21,845
Equity investments.........      51,504           0         0            0                0        51,504
Deferred tax benefit.......      20,101           0         0            0                0        20,101
Other assets, net..........      14,543           0         0        1,613                0        16,156
Net assets of discontinued
  operations...............      15,175           0         0            0                0        15,175
                               --------      ------   -------       ------          -------      --------
  Total assets.............     141,597       9,080    (9,080)       1,613                0       143,210
Notes payable..............      89,435       9,080         0        3,200          (49,000)       52,715
New credit facilities......           0           0         0            0           49,000        49,000
Other liabilities(1).......      13,763      (4,000)        0       (2,043)               0         7,720
                               --------      ------   -------       ------          -------      --------
  Total liabilities........     103,198       5,080         0        1,157                0       109,435
Redeemable preferred
  stock....................      33,385           0   (26,708)           0                0         6,677
Common equity..............       5,014       4,000    17,628          456                0        27,098
                               --------      ------   -------       ------          -------      --------
Total liabilities and
  equity...................     141,597       9,080    (9,080)       1,613                0       143,210
Common shares
  outstanding..............       8,377           0     2,446          400                0        11,222
Book value per common
  share....................    $   0.60                                                          $   2.41


---------------


Notes:



(1) includes minority interest.


  HISTORICAL TRADING VALUES AND VOLUMES OF FIRSTCITY PREFERRED AND COMMON STOCKS


     Keefe, Bruyette & Woods reviewed the historical daily trading values and daily trading volumes of the New Preferred Stock, and FirstCity Common Stock from August 1997 (when the New Preferred Stock was issued) to the present. Keefe, Bruyette & Woods noted that, the price of the New Preferred Stock was stable since its issuance until August of 1998, when it began to decline. Keefe, Bruyette & Woods noted that this decline was consistent with the general declines of the stocks and other equity securities of financial services related entities during this time. Keefe, Bruyette & Woods then noted the significant decline of the New Preferred Stock in July of 1999, when it was announced that FirstCity would have to suspend the dividend on the New Preferred Stock. Keefe, Bruyette & Woods noted that the average daily trading value of the New Preferred Stock since dividends were suspended until March 26, 2002 was $7.67 per share (during a period of approximately two and one-half years).



     Keefe, Bruyette & Woods then reviewed the daily trading volume of the New Preferred Stock during the same time period. Keefe, Bruyette & Woods noted that, out of approximately 1,280 potential trading days since the New Preferred Stock was issued, on more than 557 of those days the trading volume was zero shares. Keefe, Bruyette & Woods also noted that the median daily trading volume of the New Preferred Stock since it was issued was 200 shares (including those days where it did not trade as zero values). Keefe, Bruyette & Woods also noted that the closing bid price-to-offer price spread of the New Preferred Stock was $6.50-to-$8.00 per share (at March 26, 2002), indicating a lack of liquidity.


     Keefe, Bruyette & Woods then reviewed pricing and volume history for FirstCity Common Stock.

  EXCHANGE OFFER VALUATION

     Keefe, Bruyette & Woods reviewed the proposed terms of the exchange offer again, relating those terms into what total value the holders of New Preferred Stock would receive. Keefe, Bruyette & Woods defined exchange offer Choice A as the election which would entail $10.00 cash and two shares of FirstCity Common Stock, and defined exchange offer Choice B as the election which would entail $8.00 cash and three shares of FirstCity Common Stock. Keefe, Bruyette & Woods noted that it was not expressing any opinion as to which election holders of New Preferred Stock would or should choose, rather simply creating definitions for its analysis to follow.


     Keefe, Bruyette & Woods noted that exchange offer Choice A had a current value of $12.28, consisting of $10.00 per share in cash, and $2.28 per share in FirstCity Common Stock (based on the last trade of FirstCity Common Stock of $1.14 per share). Valued at $12.28, exchange offer Choice A represented a 73% premium to the last trade of the New Preferred Stock of $7.10, a 62% premium to the 30-day average trading price of the New Preferred Stock, and 45% of the legal claim of the New Preferred Stock at June 30, 2002. Keefe, Bruyette & Woods then noted that based on a successful recapitalization, there existed the possibility that FirstCity Common Stock would increase (Keefe, Bruyette & Woods again noting that estimated pro forma book value per share, post-recapitalization would be $2.41). Keefe, Bruyette & Woods continued to note that if FirstCity Common Stock were to trade at the estimated pro forma book value of $2.41, rather than its current price of $1.14, then the value of exchange offer Choice A would be $14.83, consisting of $10.00 in cash, and $4.83 of FirstCity Common Stock.


     Keefe, Bruyette & Woods did not make any predictions about the future trading value of FirstCity Common Stock, but simply illustrated that the consideration offered in the exchange offer may have the potential for increases in value by virtue of the inclusion of FirstCity Common Stock. Keefe, Bruyette & Woods also noted that there were risks involved in owning Common Stock of FirstCity and it may fluctuate in value over time.


     Keefe, Bruyette & Woods then noted the value of exchange offer Choice B was $11.42, when using the last trading value for FirstCity Common Stock, and $15.24 when using pro forma book value as the value for FirstCity Common Stock. At $11.42, exchange offer Choice B represented a 61% premium to the last trade of New Preferred Stock, a 51% premium to the 30-day average, and 42% of legal claim at June 30, 2002. Representative figures for the exchange offer as a whole (assuming a 50/50 split between Choice A and Choice B were $11.85, $15.04, 67%, 56%, and 43%, respectively).



     Keefe, Bruyette & Woods noted that the assumptions it used in deriving the figures in the table below were as follows: (1) the last trade of New Preferred Stock was $7.10, (2) the 30-day average price of New Preferred Stock was $7.58,
(3) legal claim of the New Preferred Stock at June 30, 2002 was $27.30, (4) the participation rate in the exchange offer is 80%, (5) the mix of elections in the exchange offer is 50% for Choice A and 50% for Choice B, (6) the last trade of FirstCity Common Stock was $1.14, and (7) estimated book value per share of Common Stock of FirstCity, pro-forma for the recapitalization, is $2.41.

            POST RESTRUCTURING PRICE-TO-PRO FORMA BOOK OF FIRSTCITY




                                                                            PREMIUM-TO-
                                               PER SHARE VALUE                MARKET           PRICE-TO-LEGAL CLAIM
                                       --------------------------------   ---------------   ---------------------------
                                       CASH PER   STOCK PER   TOTAL PER   LAST    30-DAY    JUN. 30   SEP. 30   DEC. 31
                                        SHARE       SHARE       SHARE     TRADE   AVERAGE    2002      2002      2002
                                       --------   ---------   ---------   -----   -------   -------   -------   -------
EXCHANGE OFFER CHOICE A ($10.00 CASH AND TWO COMMON SHARES)
FirstCity Common Last Trade..........   $10.00      $2.28      $12.28       73%      62%      45%       44%       43%
50.0%................................   $10.00      $2.41      $12.41       75%      64%      45%       45%       44%
66.7%................................   $10.00      $3.22      $13.22       86%      74%      48%       48%       47%
75.0%................................   $10.00      $3.62      $13.62       92%      80%      50%       49%       48%
90.0%................................   $10.00      $4.35      $14.35      102%      89%      53%       52%       51%
100.0%...............................   $10.00      $4.83      $14.83      109%      96%      54%       53%       52%
EXCHANGE OFFER CHOICE B ($8.00 CASH AND THREE COMMON SHARES)
FirstCity Common Last Trade..........   $ 8.00      $3.42      $11.42       61%      51%      42%       41%       40%
50.0%................................   $ 8.00      $3.62      $11.62       64%      53%      43%       42%       41%
66.7%................................   $ 8.00      $4.83      $12.83       81%      69%      47%       46%       45%
75.0%................................   $ 8.00      $5.43      $13.43       89%      77%      49%       48%       47%
90.0%................................   $ 8.00      $6.52      $14.52      105%      91%      53%       52%       51%
100.0%...............................   $ 8.00      $7.24      $15.24      115%     101%      56%       55%       54%
TOTAL EXCHANGE OFFER
FirstCity Common Last Trade..........   $ 9.00      $2.85      $11.85       67%      56%      43%       43%       42%
50.0%................................   $ 9.00      $3.02      $12.02       69%      58%      44%       43%       42%
66.7%................................   $ 9.00      $4.02      $13.02       83%      72%      48%       47%       46%
75.0%................................   $ 9.00      $4.53      $13.53       91%      78%      50%       49%       48%
90.0%................................   $ 9.00      $5.43      $14.43      103%      90%      53%       52%       51%
100.0%...............................   $ 9.00      $6.04      $15.04      112%      98%      55%       54%       53%


  LIQUIDATION ANALYSIS

     Keefe, Bruyette & Woods performed a liquidation analysis which contemplated the sale of FirstCity's assets as a means of paying off debts and potentially to offer proceeds to holders of New Preferred Stock and Common Stock. Keefe, Bruyette & Woods' major assumptions employed in the analysis are as follows: (1) the assets of FirstCity could be sold in an orderly fashion, (2) low, mid and high price assumptions were reviewed, (3) a six month time period to sell all of FirstCity's saleable assets, (4) selling expenses of 2% of asset sale proceeds, and (4) legal expenses of $1.5 million.


     Keefe, Bruyette & Woods noted several items in addition to its major assumptions: (1) the majority of FirstCity's assets are illiquid, with no readily available marketplace to measure consistent trading values, such as stocks or bonds, (2) several of FirstCity's assets could not be sold at all, for example, the deferred tax asset, or goodwill, (3) assets from discontinued operations, which consist almost entirely of retained interests in sub-prime home equity securitization transactions are highly illiquid, and have generally only been sold in other cases at significant discounts, (4) when taken outside of the recapitalization as a whole, that it was highly unlikely that FirstCity could achieve similar pricing for its interest in Drive as implied by the valuation of the loan relative to its collateral, and (5) the analysis did not attempt to quantify in its pricing assumptions, two items: (a) the fact that a liquidating entity could not provide any valuable representations and warranties which an asset buyer would likely desire, and (b) if FirstCity were a liquidating entity it would likely not have the ability to perform its duties as servicer. Keefe, Bruyette & Woods noted that the two items from number five above would likely push the values achieved in the asset sales toward the mid and low levels of the assumptions.

     The table below reviews the assets of FirstCity at December 31, 2001, the pricing assumptions relative to the carrying value on the balance sheet, and the resulting proceeds based on those assumptions.


                                                     PRICE-TO-CARRYING VALUE          $ GROSS PROCEEDS
                                          JUNE 30,   -----------------------   ------------------------------
ASSETS                                      2001     LOW      MID      HIGH      LOW        MID        HIGH
------                                    --------   ----     ----     -----   --------   --------   --------
Cash and equivalents....................    6,838    100%     100%      100%      6,838      6,838      6,838
Portfolio assets, net...................   11,591     80%      90%      100%      9,273     10,432     11,591
Loans receivable
  Student loans, net....................       88     70%      85%      100%         62         75         88
  Auto loans, net.......................        0
  Note receivable.......................   21,845     80%      90%      100%     17,476     19,661     21,845
  Mortgage loans held for sale..........        0
Equity investments
  Drive Financial.......................    8,754     75%     100%      125%      6,566      8,754     10,943
  MCS...................................    2,935     80%      90%      100%      2,348      2,642      2,935
  Acquisition partnerships..............   39,815     90%      95%      100%     35,834     37,824     39,815
Discontinued operations.................   15,175     25%      38%       50%      3,794      5,691      7,588
Interest receivable.....................      986    100%     100%      100%        986        986        986
Deferred tax asset......................   20,101      0%       0%        0%          0          0          0
Furniture & fixtures....................    2,444     25%      50%       66%        611      1,222      1,613
Accounts receivable.....................    3,820     90%      95%      100%      3,438      3,629      3,820
Note receivable -- related..............      133     70%      85%      100%         93        113        133
Service fees receivable.................    2,035     70%      85%      100%      1,425      1,730      2,035
Prepaid expenses........................    4,668      0%      15%       25%          0        700      1,167
Servicing rights........................       99     70%      85%      100%         69         84         99
Goodwill................................       93      0%       0%        0%          0          0          0
Other assets............................      177    100%     100%      100%        177        177        177
                                          -------                              --------   --------   --------
Total assets............................  141,597                                88,988    100,557    111,672
Total gross cash proceeds...............                                         88,988    100,557    111,672
Less: operating and transaction
  expenses..............................                                         (4,968)    (5,199)    (5,421)
                                                                               --------   --------   --------
Net proceeds............................                                         84,021     95,358    106,251
Less: debts and other liabilities.......                                        (84,021)   (95,358)   (98,057)
                                                                               --------   --------   --------
NET PROCEEDS AVAILABLE FOR PREFERRED....                                              0          0      7,194
NET PROCEEDS PER PREFERRED SHARE........                                       $   0.00   $   0.00   $   5.88



     Keefe, Bruyette & Woods noted that when each of the low, mid and high price scenarios were equally weighted for probability, the weighted value of net proceeds for holders of New Preferred Stock from this liquidation analysis was $1.96 per share.


  GOING PRIVATE TRANSACTIONS IN FINANCIAL SERVICES

     Keefe, Bruyette & Woods reviewed the terms of certain other financial services transactions that were filed with the SEC as going private transactions. No company in the table below is exactly like FirstCity; however Keefe, Bruyette & Woods did compare the level of prices offered to shareholders in connection with each of these transactions to recent market values. Keefe, Bruyette & Woods then compared the premiums to recent market values to those offered in the exchange offer. Keefe, Bruyette & Woods again measured the premium in the exchange offer based on both the last trading value of FirstCity Common Stock, as well as up to the estimated pro forma book value per share of FirstCity Common Stock, post-recapitalization.


                                    ANNOUNCEMENT                   PREMIUM TO    PREMIUM TO
COMPANY NAME                            DATE       SECURITY TYPE   LAST TRADE    30-DAY AVG.
------------                        ------------   -------------   ----------    -----------
BancWest Corporation..............   05/07/2001    Common Stock       40.1%          42.2%
FVNB Corporation..................   04/27/2001    Common Stock       29.1%          34.7%
Essex Bancorp, Inc. ..............   01/31/2001    Common Stock        3.6%          16.7%
Impac Commercial Holdings,
  Inc. ...........................   10/13/2000    Common Stock        2.4%          15.6%
National Discount Brokers Group...   10/09/2000    Common Stock       94.1%          57.9%
BNC Mortgage, Inc. ...............   02/04/2000    Common Stock       35.5%          52.2%
BankAtlantic Bancorp, Inc. .......   01/14/2000    Common Stock       24.7%          23.0%
PIMCO Advisors Holdings, Inc. ....   10/31/1999    Common Stock       11.7%          15.6%
Preferred Employers Holdings,
  Inc.............................   09/16/1999    Common Stock       81.8%          71.4%
Hawaii National Bancshares,
  Inc. ...........................   05/04/1999    Common Stock       12.5%          10.4%
                                                                     -----          -----
MEDIAN............................                                    26.9%          28.8%
                                                      Preferred
FirstCity Financial Corporation...          TBD           Stock       66.9%(a)       56.2%(a)
                                                                     111.8%(b)       98.3%(b)


---------------

(a)  Exchange offer valued with FirstCity Common Stock valued at last trade.

(b) Exchange offer valued with FirstCity Common Stock valued at estimated book value per share pro forma for the recapitalization.

     Comparison of FirstCity Exchange Offer to Dynex Capital Tender
Offers. Keefe, Bruyette & Woods reviewed the terms of two tender offers Dynex Capital made during 2001 for several series of its preferred stock. Keefe, Bruyette & Woods chose to compare the Dynex tenders to the exchange offer because of similarities in the environment surrounding the Dynex tenders, and its similarity to that surrounding the exchange offer. Both Dynex and FirstCity had financial difficulties, both Dynex and FirstCity had publicly traded common stock and preferred stock, and both Dynex and FirstCity were making offers to purchase/exchange their shares of preferred stock.

          SUMMARY OF DYNEX CAPITAL 2001 PREFERRED STOCK TENDER OFFERS

                                         TENDER   LIQUIDATION    LAST    TENDER/ LIQ.    TENDER/      TENDER MAX
                               SERIES    OFFER    PREFERENCE    TRADE     PREFERENCE    LAST TRADE   DOLLAR VALUE
                              --------   ------   -----------   ------   ------------   ----------   ------------
Tender announced 9/6/01.....  Series A   $16.80     $28.68      $14.10      58.6%          19.1%         3,575
                              Series B   $17.15     $29.18      $14.40      58.8%          19.1%         5,106
                              Series C   $21.00     $35.84      $17.75      58.6%          18.3%         6,400
Tender announced 4/30/01....  Series A   $12.24     $28.11      $11.25      43.5%           8.8%         6,120
                              Series B   $12.50     $28.60      $11.50      43.7%           8.7%         9,125
                              Series C   $15.30     $35.11      $13.60      43.6%          12.5%        10,751
Weighted Average............                                                49.1%          13.4%

                          COMPARISON OF EXCHANGE OFFER


FCFCO(1)..............................  $11.85   $27.30   $7.10   43.4%   66.9%  11,593
FCFCO(2)..............................  $15.04   $27.30   $7.10   55.1%  111.8%  14,711


---------------

Notes:

(1) Assumes value of FirstCity Common Stock holds constant at the last trade of $1.14.

(2) Assumes value of FirstCity Common Stock is book value per share, pro forma for the recapitalization.

     Comparison of FirstCity Exchange Offer to AMRESCO and Wilshire Financial Transactions. Keefe, Bruyette & Woods compared the recovery percentage relative to legal claim for the New Preferred Stock with the experience of other types of investors in similar companies that went through a restructuring, or other certain transactions. Keefe, Bruyette & Woods selected AMRESCO, Inc. and Wilshire Financial Services Group due to the similarities between those companies and FirstCity. In company descriptions from SEC filings in 1998 (a time period when specialty financial services companies in general had financial difficulties) each of FirstCity, AMRESCO and Wilshire mentioned the following items: (1) asset acquisition, (2) lending, (3) servicing expertise, (4) operations in the United States and abroad.


COMPARISON WITH AMRESCO                       FIRSTCITY(1)            AMRESCO(2)
-----------------------                     ----------------   -------------------------
Event(s)..................................  Recapitalization   Repurchase/Sale of Assets
Investors.................................     Preferred                 Notes
Legal Claim...............................    $33 million            $627 million
Recovery Percentage(3)....................     42% - 45%                53%(4)
Expected Liquidation Recovery(5)..........      0% - 22%                  NA


---------------

Notes:


(1) Recovery percentage range is from 42% for Choice B to 45% for Choice A, based on valuation which uses FirstCity common stock last trade of $1.14. Does not assume any increase in FirstCity common stock based on pro forma book value per share, post-recapitalization.


(2) $627 million of legal claim includes $217 million of open market purchases of Senior Subordinated Notes repurchased in the fourth quarter of 2000, and $410 million of notes to receive proceeds from AMRESCO's asset sale in connection with its bankruptcy filing. Recovery percentage for AMRESCO is blended between 75% for the open market repurchases, and 41% from Keefe, Bruyette & Woods' estimate of the recovery for note investors post-bankruptcy. The estimate is based on information in an 8-K filed July 5, 2001, and the 10-Q filed for the period ended March 31, 2001.

(3) As a percentage of legal claim.

(4) Implies that if a preferred stock existed at AMRESCO, such as the New Preferred Stock at FirstCity, the recovery for the preferred would have been zero.

(5) Keefe, Bruyette & Woods estimate range from Liquidation analysis for FirstCity.


COMPARISON WITH WILSHIRE                         FIRSTCITY(1)         WILSHIRE(2)
------------------------                       ----------------   --------------------
Event(s).....................................  Recapitalization   Bankruptcy Emergence
Investors....................................     Preferred              Notes
Legal Claim..................................    $33 million          $199 million
Recovery Percentage(3).......................     54% - 56%           37% - 42%(4)
Expected Liquidation Recovery(5).............      0% - 22%               18%

---------------

Notes:


(1) Recovery percentage range is from 54% for Choice A to 56% for Choice B. Also assumes FirstCity Common Stock worth pro forma book value per common share (pro forma for the recapitalization). This compares with Wilshire's recovery percentage.


(2) Legal claim, recovery percentage and expected liquidation recovery are Wilshire's estimates included in its Solicitation and Disclosure Statement dated February 1, 1999. Legal claim includes accrued interest. Recovery percentage based on pro forma book value per share of common shares received. Liquidation recovery is as a percentage of legal claims.

(3) As a percentage of legal claim.

(4) Implies that if a preferred stock existed at WFSG, such as that of FirstCity, the recovery percentage for the preferred would have been zero.

(5) Keefe, Bruyette & Woods' estimate range from liquidation analysis for FirstCity.

  CONCLUSION

     Keefe, Bruyette & Woods concluded that in its opinion, the consideration offered in the exchange offer, was fair, from a financial point of view, to the holders of New Preferred Stock. Keefe, Bruyette & Woods concluded this based upon, among other things, the following factors: (1) the premium offered in the exchange offer to recent market values of the New Preferred Stock, (2) the level of premium offered when compared to those offered in other financial services transactions filed with the SEC as going private transactions, (3) the comparison of the exchange offer to the liquidation analysis performed, (4) the level of recovery of legal claim for the holders of New Preferred Stock when compared to certain other transactions by financial services companies, specifically when measured in relation to capital structure, and (5) the liquidity provided to holders of New Preferred Stock.

     The foregoing description is only a summary of the material aspects of the financial analyses used by Keefe, Bruyette & Woods in connection with rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Keefe, Bruyette & Woods' opinion.


     In arriving at its opinion, Keefe, Bruyette & Woods considered the results of all these analyses. Keefe, Bruyette & Woods notes that there were no specific factors in its analyses that did not support its opinion. The analyses were prepared solely for the purposes of Keefe, Bruyette & Woods' providing its opinion as to the fairness, from a financial point of view, to the holders of New Preferred Stock of the exchange offer, and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold. Any analysis of the fairness, from a financial point of view, to the holders of New Preferred Stock, involves complex considerations and judgments. Keefe, Bruyette & Woods' opinion and the related presentation to the Special Committee on March 20, 2002, and its presentation to the Special Committee on September 27, 2002, were one of many factors taken into consideration by the Special Committee in approving the exchange offer.


     Keefe, Bruyette & Woods has been retained by the Special Committee as an independent contractor to render an opinion as to the fairness, from a financial point of view, to the holders of New Preferred Stock, of the consideration to be paid by FirstCity in the exchange offer. Keefe, Bruyette & Woods, as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, Keefe, Bruyette & Woods has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Keefe, Bruyette & Woods may, from time to time, purchase securities from, and sell securities to, FirstCity. As a market maker in securities Keefe, Bruyette & Woods may from time to time have a long or short position in, and buy or sell, debt or equity securities of FirstCity for Keefe, Bruyette & Woods' own account and for the accounts of its customers. Currently, Keefe, Bruyette & Woods is not a market maker in securities of FirstCity.


     FirstCity and Keefe, Bruyette & Woods have entered into a letter agreement dated March 8, 2002, relating to the services to be provided by Keefe, Bruyette & Woods in connection with FirstCity's proposed transaction. FirstCity has agreed to pay Keefe, Bruyette & Woods a cash fee equal to $310,000. FirstCity has paid this fee as follows: $80,000 concurrently with the execution of March 8, 2002 agreement, $195,000 paid after the meeting of the board of directors on March 26, 2002 and $35,000 promptly after the meeting of the board of directors on September 30, 2002. Pursuant to the Keefe, Bruyette & Woods' engagement agreement, FirstCity also agreed to reimburse Keefe, Bruyette & Woods for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify Keefe, Bruyette & Woods against certain liabilities, including liabilities under the federal securities laws.


     Keefe, Bruyette & Woods had no prior material relationships with FirstCity or its affiliates, with Messrs. Hawkins, Sartain or Bean or their affiliates, or with members of the Special Committee or their affiliates.

EFFECT OF THE EXCHANGE OFFER


     Business and Operations; Officers and Directors. Except as described above, FirstCity expects that the exchange offer will have no impact on its operations. Following the exchange offer, FirstCity will continue its current business. The FirstCity board of directors and executive officers at the effective time of the exchange offer will remain in office following the exchange offer. Pro forma consolidated financial statements are included elsewhere in this document to reflect the material changes in the consolidated financial statements following completion of the exchange offer. FirstCity will continue to file applicable reports as required by the Exchange Act, because the Common Stock will continue to be registered under the Exchange Act.


     Number of Outstanding Shares. The exchange of New Preferred Stock pursuant to the exchange offer will reduce the number of shares of New Preferred Stock that might otherwise trade publicly and the number of holders of New Preferred Stock. As a result, FirstCity believes the exchange offer will adversely affect the liquidity and price at which the remaining New Preferred Stock held by the public will trade. As of June 30, 2002, approximately 8,376,500 shares of Common Stock and 1,222,901 shares of New Preferred Stock were outstanding.

     Effect on Listing and Registration of New Preferred Stock. The New Preferred Stock is quoted on Nasdaq. If the exchange offer is consummated, the extent of the public market for the remaining shares of New Preferred Stock, and the availability of price quotations, will depend upon the number of holders, the aggregate market value of the New Preferred Stock remaining, the interest of securities firms in maintaining a market in the New Preferred Stock and other factors. FirstCity believes that the New Preferred Stock will no longer meet the listing requirements of Nasdaq upon the completion of the exchange offer and will be eligible for termination of registration under the Exchange Act.

     Effect on Listing of Common Stock. In June 2001, Nasdaq changed its quantitative listing standards to, among other things, change the minimum $4 million net tangible assets requirement to a minimum $10 million stockholders' equity requirement. Companies listed on Nasdaq as of May 1, 2001 will have until November 1, 2002 to achieve compliance with this new standard. On April 9, 2002, FirstCity received notification from Nasdaq that, based on FirstCity's financial statements as of December 31, 2001, FirstCity did not meet the minimum $4 million net tangible asset requirement or the new minimum $10 million stockholders' equity listing requirement of the Nasdaq National Market. In response to this notification, FirstCity informed Nasdaq of FirstCity's proposed recapitalization, and Nasdaq has stated that it believes that the recapitalization provides a definitive plan evidencing FirstCity's ability to achieve and sustain compliance with these minimum listing requirements of the Nasdaq National Market. Nasdaq granted FirstCity an extension through August 15, 2002 to complete the recapitalization.

     Notwithstanding this extension, FirstCity met the $4 million minimum net tangible asset requirement as of June 30, 2002, as reported on FirstCity's Form 10-Q filed with the SEC on August 14, 2002. As a result,

Nasdaq has informed FirstCity that it is in compliance with the listing standards of the Nasdaq National Market as of August 14, 2002.



     Although FirstCity is currently in compliance with the listing standards of the Nasdaq National Market, FirstCity does not currently meet Nasdaq's $10 million stockholders' equity requirement that will take effect on November 1, 2002. As noted above, Nasdaq has stated that it believes that the recapitalization provides a definitive plan evidencing FirstCity's ability to achieve and sustain compliance with this requirement. If the recapitalization is not consummated by November 1, 2002, however, Nasdaq will provide written notification that FirstCity's securities will be delisted. At that time, FirstCity may appeal Nasdaq's determination to Nasdaq's Listing Qualifications Panel within seven days. In the event that the recapitalization is not consummated by November 1, 2002, FirstCity intends to appeal Nasdaq's determination to such panel. The hearing will be scheduled, to the extent practicable, within forty-five days of the date of the request for appeal, during which time the Common Stock will remain listed on the Nasdaq National Market. FirstCity currently expects that all recapitalization transactions will close before November 1, 2002 and, in any event, before the expiration of any such appeal process, and FirstCity believes that, upon the consummation of the recapitalization, it will be in compliance with $10 million stockholders' equity listing requirement.


     Effect on Share Prices. No assurances can be given as to the market price of Common Stock after the exchange offer. It is expected that the market price of Common Stock after the exchange offer will reflect both a greater number of shares of Common Stock outstanding and the cancellation of the New Preferred Stock. The post-exchange offer price of Common Stock may be lower than the pre-exchange offer price of Common Stock.

     Use of New Preferred Stock. FirstCity intends to subsequently retire all of the shares of New Preferred Stock it acquires in the exchange offer.

     Federal Income Tax Consequences of the Exchange Offer to FirstCity. The following discussion is a general description of certain possible U.S. federal income tax consequences to FirstCity that may result from the exchange offer. The actual U.S. federal income tax effect may vary depending upon circumstances in existence at the time these taxes are determined.

     Treatment of Possible Cancellation of Indebtedness Income. Because holders of New Preferred Stock will not receive payment for accumulated dividends in arrears if they exchange shares of New Preferred Stock pursuant to the exchange offer, FirstCity may recognize cancellation of indebtedness income to the extent of such unpaid accumulated dividends in arrears, although this issue is not free from doubt. If FirstCity recognizes cancellation of indebtedness income in connection with the exchange offer and, immediately before the date of the exchange offer, either (i) FirstCity is "solvent" (i.e., the fair market value of FirstCity's assets exceeds the amount of its liabilities), then FirstCity will include all cancellation of indebtedness income in its income for federal income tax purposes, or (ii) FirstCity is insolvent, then FirstCity will exclude from its income for federal income tax purposes an amount of cancellation of indebtedness income up to the amount by which FirstCity was insolvent immediately before the discharge. If FirstCity excludes cancellation of indebtedness income from its income as described above, FirstCity will be required to reduce certain of its tax attributes, including net operating loss and foreign tax credit carryovers and its tax basis in its assets, by an amount equal to the amount of the cancellation of indebtedness income that is excluded from its income.

     Limitation on Use of Net Operating Loss Carryovers. On December 31, 2001, FirstCity had net operating loss carryovers of approximately $728 million for U.S. federal income tax purposes that are available to reduce future federal income tax. To the extent not used, the net operating loss carryovers expire in varying amounts beginning in 2005.

     If a corporation that has net operating loss carryovers undergoes an "ownership change" (i.e., a more than fifty percentage point change in the ownership of its stock) in connection with certain transactions involving transfers of its stock, then its use of these net operating loss carryovers to reduce its federal income tax may be limited following the ownership change. In addition, the use of certain other deductions attributable to events occurring in periods before an ownership change that are claimed within a five year period after the ownership change may also be limited (such "built-in deductions," together with net operating loss carryovers, are collectively known as "pre-change losses"). FirstCity believes that the exchange offer and previous transactions involving transfers of its stock will not cause it to undergo an ownership change; however, future transactions involving stock transfers, when coupled with the exchange offer and previous stock transfers, could result in the occurrence of an ownership change that may limit its ability to use pre-change losses and result in accelerated or additional tax payments that could have a material adverse impact on its consolidated financial position or results of operations.

INTERESTS OF CERTAIN PERSONS IN THE EXCHANGE OFFER

     You should be aware of the interests that Messrs. Hawkins, Sartain and Bean and the directors and executive officers who are also holders of New Preferred Stock have in the exchange offer. These interests may be different than the interests of other stockholders.

     Interests of Messrs. Hawkins, Sartain and Bean.  As of June 30, 2002, James
R. Hawkins, Chairman of the Board, James T. Sartain, President, Chief Executive Officer and a director, and Richard E. Bean, a director, owned 46,050, 37,650 and 98,100 of the outstanding shares of New Preferred Stock, respectively, or approximately 3.8%, 3.1% and 8.0%, respectively, for an aggregate of 181,800 shares of New Preferred Stock, or approximately 14.9% of the outstanding shares of New Preferred Stock.

     Interests of Directors and Executive Officers. The following table sets forth information regarding the ownership of Common Stock and New Preferred Stock held by each director, each executive officer, all directors and executive officers as a group, and persons known by FirstCity to be the beneficial owner of more than 5% of Common Stock or New Preferred Stock, on (a) June 30, 2002 (the "Measurement Date"), and (b) after the consummation of the exchange offer (but prior to the remainder of the recapitalization), assuming all outstanding shares of New Preferred Stock are tendered and exchanged in return for $8.00 cash and three shares of Common Stock for each share of New Preferred Stock tendered.

                                              PRIOR TO EXCHANGE OFFER                           AFTER EXCHANGE OFFER
                            ------------------------------------------------------------   -------------------------------
                                                               SHARES OF NEW
                                SHARES OF                     PREFERRED STOCK                  SHARES OF
NAME AND ADDRESS               COMMON STOCK        PERCENT     BENEFICIALLY     PERCENT       COMMON STOCK        PERCENT
OF BENEFICIAL OWNER(1)      BENEFICIALLY OWNED     OF CLASS        OWNED        OF CLASS   BENEFICIALLY OWNED     OF CLASS
----------------------      ------------------     --------   ---------------   --------   ------------------     --------
James R. Hawkins**........      1,138,754(2)(3)      13.2%         46,050            3.8%      1,276,904(2)(3)      10.4%
James T. Sartain**........        427,097(3)(4)       4.9%         37,650            3.1%        540,047(3)(4)       4.4%
Richard E. Bean**.........         90,133(5)          1.0%         98,100            8.0%        384,433(5)          3.1%
Dane Fulmer...............         29,850(6)            *           5,500              *          46,350(6)            *
Robert E. Garrison........         55,550(6)            *           1,800              *          60,950(6)            *
Jeffrey Leu***............          1,250(7)(8)         *              --             --           1,250(7)(8)         *
David W. MacLennan***.....          4,500(5)(16)        *              --             --           4,500(5)(16)        *
C. Ivan Wilson***.........          7,164(5)            *          11,678              *          42,198(5)            *
J. Bryan Baker............         20,500(9)            *              --             --          20,500(9)            *
Terry R. DeWitt...........         45,082(10)           *              --             --          45,082(10)           *
G. Stephen Fillip.........         76,587(10)           *              --             --          76,587(10)           *
Joe S. Greak..............         32,750(11)           *              --             --          32,750(11)           *
James C. Holmes...........         39,735(12)           *              --             --          39,735(12)           *
Jim W. Moore..............         35,957(13)           *              --             --          35,957(13)           *
Richard J. Vander Woude...         24,185(14)           *              --             --          24,185(14)           *
All directors and
  executive officers as a
  group (15 persons)......      2,029,094            23.5%        200,778           15.9%      2,631,428            21.4%
Ed Smith..................        539,451(15)         6.4%             --             --         539,451(15)         4.5%
  1021 Main Street, #1000
  Houston, TX 77002
  (713) 650-3302
Lindsey Capital...........        419,969(15)         5.0%             --             --         419,969(15)         3.5%
  1021 Main Street, #1000
  Houston, TX 77002
  (713) 650-3302

---------------

  *  Less than 1%.

 **  Filing person.

***  Member of Special Committee.

 (1) The business mailing address of each of such persons (except as otherwise indicated) is P.O. Box 8216, Waco, Texas 76714-8216, and the business telephone number of such persons is (254) 751-1750.

 (2) Includes 250,994 shares of Common Stock held of record by J-Hawk I, Ltd., the sole general partner of which is Combined Funding, Inc. Mr. Hawkins may be deemed to beneficially own such shares of Common Stock as a result of his ownership of over 50% of the common stock of Combined Funding, Inc.

 (3) Messrs. Hawkins and Sartain and ATARA, the sole general partner of which is ATARA Corp. ("ATARA"), are parties to a Shareholder Voting Agreement with Cargill regarding the Common Stock, pursuant to which ATARA and Messrs. Hawkins and Sartain are required to vote their shares of Common Stock to elect one designee of Cargill as a director of FirstCity, and Cargill is required to vote its shares of Common Stock to elect one or more designees of ATARA and Messrs. Hawkins and Sartain as directors of FirstCity. Each of Messrs. Hawkins and Sartain and ATARA disclaims beneficial ownership of the shares of Common Stock owned by Cargill.

 (4) Includes 62,300 shares that may be acquired within 60 days of the Measurement Date upon the exercise of options.

 (5) Includes 4,500 shares that may be acquired within 60 days of the Measurement Date upon the exercise of options.

 (6) Includes 2,500 shares that may be acquired within 60 days of the Measurement Date upon the exercise of options.

 (7) Mr. Leu is an officer of certain affiliates of Cargill Financial Services Corporation, which, as of the Measurement Date was the record owner of 221,683 shares of Common Stock. Mr. Leu disclaims beneficial ownership of such shares.

 (8) Includes 1,250 shares that may be acquired within 60 days of the Measurement Date upon the exercise of options.

 (9) Includes 20,500 shares that may be acquired within 60 days of the Measurement Date upon the exercise of options.

(10) Includes 30,200 shares that may be acquired within 60 days of the Measurement Date upon the exercise of options.

(11) Includes 32,750 shares that may be acquired within 60 days of the Measurement Date upon the exercise of options.

(12) Includes 26,400 shares that may be acquired within 60 days of the Measurement Date upon the exercise of options.

(13) Includes 29,800 shares that may be acquired within 60 days of the Measurement Date upon the exercise of options.

(14) Includes 18,750 shares that may be acquired within 60 days of the Measurement Date upon the exercise of options.

(15) 419,969 of such shares of Common Stock are held of record by Lindsey Capital Corporation. Mr. Smith beneficially owns such shares of Common Stock as a result of his ownership of 100% of the common stock of Lindsey Capital Corporation.

(16)  Mr. MacLennan resigned as a director of FirstCity effective June 30, 2002.

FEES AND EXPENSES OF THE RECAPITALIZATION; SOURCE OF FUNDS

     Assuming that all of the outstanding shares of New Preferred Stock are tendered and accepted in the exchange offer, and each holder of New Preferred Stock elects to receive 2 shares of Common Stock and $10 cash for each share of New Preferred Stock, the aggregate cash consideration that would be payable in the exchange offer would be approximately $12.2 million. In addition, FirstCity expects to incur approximately $1.3 million in costs and expenses in connection with the recapitalization, as set forth in the table below.


COST OR FEE                                                    ESTIMATED AMOUNT
-----------                                                    ----------------
Financial advisory fees.....................................    $  310,000.00
Legal fees..................................................       950,000.00
Accounting fees.............................................        50,000.00
Printing and mailing costs..................................        20,500.00
SEC filing fees.............................................           960.81
Solicitation agent fees.....................................         9,350.00
Miscellaneous...............................................         6,000.00
                                                                -------------
  Total.....................................................     1,346,810.81



     All fees and expenses of the recapitalization will be paid by FirstCity, including costs and expenses incurred by the Special Committee. The funds required to pay the cash portion of the exchange offer consideration and the fees and expenses of the recapitalization are to be provided from the proceeds of a non-recourse loan in the amount of $16 million by BoS(USA) to FirstCity, secured by (among other things) a 20% interest in Drive. The remaining proceeds from the loan will be used to reduce FirstCity's existing debt owed to the Senior Lenders. The terms of the loan are set forth in the Commitment Letter. See "Special

Factors -- Description of the Terms of the Recapitalization." The closing of this loan is part of the recapitalization and is consequently a condition of the exchange offer. See "The Exchange Offer -- Certain Conditions of the Exchange Offer." FirstCity has no alternative financing plans to fund the cash portion of the exchange offer consideration.


     Relationship of FirstCity with the Senior Lenders. In the third quarter of 2000, FirstCity Consumer Lending Corporation ("Consumer Corp."), a wholly-owned subsidiary of FirstCity, completed the sale of a 49% equity interest in Drive to BoS(USA), for a purchase price of $15 million cash. The transaction generated $75 million in cash and resulted in a net gain to FirstCity of $8.1 million. Ownership of Drive is allocated as follows: 49% of Drive is owned (directly and indirectly) by subsidiaries of BoS(USA), 31% of Drive is owned (directly and indirectly) by Consumer Corp., and 20% of Drive is owned (directly and indirectly) by certain members of management of Drive.

     In addition, FirstCity has a facility provided by the Senior Lenders that provides for an aggregate maximum loan amount of $53 million comprised of a $10 million Revolving Line of Credit, a $31 million Term Loan A and a $12 million Term Loan B, with a maturity date of December 31, 2003. The loans under the restructured loan facility carry pricing of LIBOR plus 2.5% for the Revolving Line of Credit and Term Loan A and prime rate for Term Loan B. The new facility provides for a facility fee of $.5 million and a prepayment fee of $.5 million. The restructured loan facility requires the consent of the lenders prior to payment of any common and preferred dividends.

     BoS(USA) also has an option to acquire a warrant to purchase 1,975,000 shares of non-voting Common Stock, which was granted to BoS(USA) in December 1999. The option, as amended and subsequently amended, allows BoS(USA) to acquire a warrant to acquire 1,975,000 shares of FirstCity's non-voting Common Stock; the option can be exercised after October 31, 2002 if Term Loan B remains outstanding, but not prior to that date. The strike price is $2.3125. In the event that prior to October 31, 2002 FirstCity either (a) refinances the $12 million Term Loan B with subordinated debt advanced on financial terms no more onerous than those provided for the Term B Loan, or (b) pays off the balance of Term Loan B from proceeds of an equity offering, then the option to acquire a warrant for 1,975,000 shares of non-voting Common Stock will terminate. BoS(USA) and FirstCity have entered into several amendments to this option to acquire a warrant for 1,975,000 shares extending the exercise date from its initial exercise date of August 31, 2001. The most recent amendment extended the date from June 30, 2002 to October 31, 2002 to allow FirstCity additional time to pursue the proposed recapitalization described above. Under the terms of the proposed recapitalization, the option would be cancelled.

     BoS(USA) also retains a warrant to purchase 425,000 shares of FirstCity's voting Common Stock at $2.3125 per share, which was issued in connection with the debt restructure in December 1999. In the event that Term Loan B is terminated prior to October 31, 2002 through a transaction involving the issuance of warrants, BoS(USA) is entitled to additional warrants in connection with this existing warrant for 425,000 shares to retain its ability to acquire approximately 4.86% of FirstCity's voting Common Stock. BoS(USA) and FirstCity have also amended the warrant to extend the exercise date from its initial exercise date of August 31, 2001 to correspond to the extension of the initial exercise date of the option described in the preceding paragraph. The most recent amendment extended the date from June 30, 2002 to October 31, 2002, consistent with the amended exercise date of the option as discussed above.

     BoS(USA) has also provided a term financing of $60 million to Drive and its subsidiary. FirstCity provided a guaranty to BoS(USA) limited to a maximum of up to $4 million of the $60 million loan by BoS(USA). To date, FirstCity has not paid any amounts in connection with this guaranty. BoS(USA) also provides a warehouse line to Drive through a $200 million Receivables Financing Agreement. Drive has also entered into a subordinate capital loan agreement with BoS(USA) that provides for working capital loans in the maximum aggregate principal amount of $40 million to be made available to Drive.

     In addition, with respect to Drive, BoS(USA) has entered into certain agreements with Drive (the "Sponsor Agreements") that require BoS(USA), under certain circumstances to (a) purchase nonconforming contracts in the event that the seller, the servicer, or the related originator fails to repurchase any contract that is required to be repurchased, (b) pay certain premiums and other expenses, (c) indemnify the collateral agent and the insurance provider from certain types of losses, and (d) to make certain secondary servicer advances. BoS(USA) has required FirstCity to indemnify BoS(USA) for 31% (the amount of its direct and indirect ownership in Drive) of any losses resulting under the terms of the Sponsor Agreements. To date, FirstCity has not paid any amounts in connection with its obligations pursuant to the Sponsor Agreements.

     BoS(USA) has also entered into agreements to pay certain fees and expenses, to repurchase contracts under certain circumstances and to indemnify other parties to certain securitizations of Drive from certain liabilities pursuant to the securitization documents. BoS(USA) required FirstCity to provide an indemnity to BoS(USA) for 31% (the ownership interest held directly and indirectly by Consumer Corp. in Drive) of any and all losses suffered by BoS(USA) under those agreements. To date, FirstCity has not paid any amounts in connection with its obligations pursuant to these agreements.


     Upon the closing of the recapitalization, of which the exchange offer is part, FirstCity will use the proceeds from the $16 million loan from BoS(USA) remaining after the exchange offer to reduce FirstCity's debt owed to Bank of Scotland. In addition, FirstCity will have refinanced a remainder of FirstCity's debt facilities with the Senior Lenders, with a total commitment by the Senior Lenders of up to $47 million to $49 million, consisting of (a) a cash flow note of up to $35 million to $37 million (with FirstCity having the option to increase the amount of the cash flow note by up to $2 million within this range, but with a corresponding decrease in the amount of the $53 million to $55 million term loan described below) and (b) a $12 million term note. Bank of Scotland will also provide new financing to FirstCity, with a total commitment of up to $58 million to $60 million, consisting of (a) a $5 million revolving credit loan and (b) an acquisition term loan in an amount up to $53 million to $55 million. The total commitment by the Senior Lenders for the refinancing and the new financing will not exceed $77 million. BoS(USA) will also release FirstCity from its guaranty of $4 million of Drive's indebtedness to BoS(USA) and release its existing option to acquire a warrant to purchase 1,975,000 shares of FirstCity's non-voting Common Stock.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material U.S. federal income tax consequences to U.S. holders and non-U.S. holders relating to the exchange offer and the ownership and disposition of the Common Stock received in the exchange offer. As used herein, a "U.S. holder" means a beneficial holder of New Preferred Stock or Common Stock received in the exchange offer that is (i) a citizen or resident (within the meaning of Section 7701(b) of the Internal Revenue Code of 1986, as amended (the "Code")) of the United States, (ii) a corporation, partnership or other entity formed under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source and a trust subject to the primary supervision of a court within the United States and the control of a U.S. fiduciary as described in Section 7701(a)(30) of the Code or
(iv) any other person whose income or gain with respect to New Preferred Stock or Common Stock is effectively connected with the conduct of a U.S. trade or business. A "non-U.S. holder" is any holder of New Preferred Stock or Common Stock other than a U.S. holder.

     This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their personal circumstances or the effect of any applicable state, local or foreign tax laws. In addition, this discussion does not deal with persons that are subject to special tax rules, such as (i) dealers or traders in securities or currencies, (ii) financial institutions or other U.S. holders that treat income in respect of New Preferred Stock or Common Stock as financial services income,
(iii) insurance companies, (iv) tax-exempt entities, (v) persons holding New Preferred Stock or Common Stock as part of a straddle, conversion transaction or other arrangement involving more than one position, or (vi) persons whose functional currency is not the U.S. dollar. This discussion assumes that the New Preferred Stock is held, and the Common Stock will be held, as a "capital asset" within the meaning of Section 1221 of the Code.

     This discussion is based upon provisions of the Code, the Treasury Regulations, and judicial and administrative interpretations of the Code and Treasury Regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation. There can be no assurance that the Internal Revenue Service (the "Service") will not challenge one or more of the tax consequences described herein. FirstCity has not obtained, nor does FirstCity intend to obtain, a ruling from the Service with respect to the U.S. federal income tax consequences of the exchange offer. HOWEVER, FIRSTCITY HAS RECEIVED AN OPINION FROM HAYNES AND BOONE, LLP TO THE EFFECT THAT THE DISCUSSION UNDER THIS CAPTION "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" AND THE DISCUSSION UNDER THE CAPTION ENTITLED "EFFECT OF THE EXCHANGE OFFER -- FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER TO FIRSTCITY" REPRESENTS ITS OPINION. AN OPINION OF COUNSEL REPRESENTS COUNSEL'S BEST LEGAL JUDGMENT AND IS NOT BINDING ON THE SERVICE OR ANY COURT.

     In considering the exchange of New Preferred Stock in the exchange offer, you are urged to consult your own tax advisors to determine your particular tax consequences of exchanging New Preferred Stock in the exchange offer and the ownership and disposition of the Common Stock under U.S. federal and applicable state, local and foreign tax laws.

  SUMMARY

     If you are a U.S. holder and you tender your shares of New Preferred Stock in the exchange offer, you will

     - not recognize loss on the exchange,

     - recognize "gain" (as defined below) up to the amount of any cash you receive in the exchange (i.e., up to $8.00 or $10.00 per share, depending on the election you make), and

     - have "gain" only to the extent that the sum of the fair market value of the Common Stock plus cash you receive is more than your adjusted tax basis in the New Preferred Stock.

     If you are a non-U.S. holder and you tender your shares of New Preferred Stock in the exchange offer, you will generally not be subject to U.S. federal income tax on any gains resulting from your exchange of New Preferred Stock for cash and Common Stock.

  TREATMENT OF THE EXCHANGE OFFER

     In the opinion of Haynes and Boone, LLP, the tax treatment of a holder's exchange of New Preferred Stock for either (i) $10.00 cash and two shares of Common Stock, or (ii) $8.00 cash and three shares of Common Stock pursuant to the exchange offer will be treated as a tax-free recapitalization for U.S. federal income tax purposes.

     Treatment of U.S. Holders. Because the tax treatment of a holder's exchange of New Preferred Stock will be treated as a recapitalization for U.S. federal income tax purposes, a U.S. holder will not recognize loss on the exchange, but will recognize gain up to the amount of cash received in the exchange. A U.S. holder will have gain only to the extent that the sum of the fair market value of the Common Stock plus cash received exceeds the U.S. holder's adjusted tax basis in the New Preferred Stock. Except in the instances where the cash received in the exchange offer is comparable to a dividend under
Section 302 of the Code, as described in "Ownership, Sale or Exchange of the Common Stock to U.S. Holders -- Sale, Exchange or Redemption" with respect to redemptions of Common Stock, any gain recognized by a U.S. holder will be long-term capital gain if the U.S. holder has held the New Preferred Stock as a capital asset for more than one year.

     A U.S. holder will receive an aggregate tax basis in the Common Stock equal to the U.S. holder's tax basis in the New Preferred Stock exchanged therefor, decreased by the amount of cash received in the exchange, and increased by the amount of gain, if any, recognized by such U.S. holder on the exchange. The U.S. holder's holding period for the Common Stock will include the period that the U.S. holder held the New Preferred Stock.

     Treatment of Non-U.S. Holders. A non-U.S. holder generally will not be subject to U.S. federal income tax on any gains resulting from the exchange of New Preferred Stock for cash and Common Stock, except in the instances comparable to those described in "Ownership, Sale or Exchange of the Common Stock to Non-U.S. Holders -- Sale, Exchange or Redemption" with respect to sales of Common Stock.

  OWNERSHIP, SALE OR EXCHANGE OF THE COMMON STOCK TO U.S. HOLDERS

     Distributions. Distributions with respect to Common Stock will be treated as dividends to the extent the distributions are made from FirstCity's current or accumulated earnings and profits. Such dividend income will be included in a U.S. holder's income as ordinary income as it is paid. If the U.S. holder is a U.S. corporation, it would generally be able to claim a deduction equal to a portion of the amount of the distribution treated as a dividend. To the extent that a distribution exceeds FirstCity's current and accumulated earnings and profits, the excess paid to any U.S. holder will be treated first as a tax-free return of investment up to that U.S. holder's tax basis in the Common Stock, which will reduce the U.S. holder's tax basis in the Common Stock. Any remaining excess amount is treated as capital gain to the U.S. holder.

     Sale, Exchange or Redemption. A U.S. holder generally will recognize gain or loss on the sale or exchange of Common Stock equal to the difference between
(i) the amount realized on the sale, exchange or redemption of the Common Stock and (ii) the U.S. holder's tax basis in the Common Stock. Any gain or loss recognized on the sale, exchange or redemption of Common Stock will generally be long-term capital gain or loss if the U.S. holder has held the Common Stock as a capital asset for more than one year (which includes the holding period of the New Preferred Stock).

     Any sale, exchange or redemption of the Common Stock will be subject to the rules of Section 302 and Section 304 of the Code. Pursuant to the rules of
Section 302 of the Code, to the extent that any Common Stock held by a U.S. holder is repurchased by FirstCity, then one of the four tests under Section 302(b) of the Code must be satisfied in order for the redemption to be treated as a sale resulting in capital gain or capital loss. If none of the tests under
Section 302(b) of the Code are satisfied, the redemption will be treated as a distribution taxable as a dividend to the extent made from FirstCity's current and accumulated earnings and profits. In general, the rules permit sale treatment only where the redeemed U.S. holder's interest in FirstCity has been reduced by an amount that is meaningful, or that satisfies certain other prescribed thresholds.

     Pursuant to the rules of Section 304 of the Code, to the extent that any Common Stock held by a U.S. holder is repurchased by another corporation in which FirstCity actually or constructively owns 50% or more of the total combined voting power of all classes of stock entitled to vote or 50% or more of the total value of the shares of all classes of stock (i.e., "control"), the U.S. holder disposing of the Common Stock could be treated as receiving a distribution taxable as a dividend to the extent made from FirstCity's current and accumulated earnings and profits and the current and accumulated earnings and profits of the acquiring corporation. Similarly, if one or more persons are in control of FirstCity and a second corporation, and the other corporation acquires from one or more of the persons who are in control, any of the Common Stock, the U.S. holder disposing of the Common Stock could be treated as receiving a distribution taxable as a dividend to the extent of FirstCity's current and accumulated earnings and profits and the current and accumulated earnings and profits of the acquiring corporation. In either case, the distribution must be tested under the rules of Section 302 of the Code discussed above to determine whether the distribution will be treated as a distribution on stock (i.e., potential dividend treatment) or a sale or exchange of stock (i.e., potential capital gain/loss treatment).

     Backup Withholding and Information Reporting. A U.S. holder of Common Stock may be subject to information reporting and possible backup withholding at a rate of 30% in 2002, but the rate will be gradually reduced in years thereafter until it is finally reduced to 28% in 2006. If applicable, backup withholding would apply with respect to dividends on, or the proceeds of a sale, exchange, redemption, or other disposition of, Common Stock unless (i) such U.S. holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) otherwise complies with applicable backup withholding rules. The backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against the U.S. holder's U.S. federal income tax liability and may entitle such U.S. holder to a refund of such withheld amounts, provided the required information is furnished to the Service.

  OWNERSHIP, SALE OR EXCHANGE OF THE COMMON STOCK TO NON-U.S. HOLDERS

     Distributions. Distributions with respect to Common Stock may be treated as dividends to the extent such distributions are made from FirstCity's current or accumulated earnings and profits. Such dividend income will be subject to withholding of U.S. federal income tax at a rate of 30%, unless such rate is reduced by an applicable income tax treaty. To the extent that a distribution exceeds FirstCity's current and accumulated earnings and profits, the excess paid to any non-U.S. holder will be treated first as a tax-free return of investment up to that non-U.S. holder's tax basis of the Common Stock, which will reduce the non-U.S. holder's tax basis in the Common Stock. Any remaining excess amount is treated as capital gain to the non-U.S. holder that is generally not taxable in the United States, except in those instances comparable to those described in "Ownership, Sale or Exchange of the Common Stock to Non-U.S. Holders -- Sale, Exchange or Redemption" with respect to sales of Common Stock.

     Sale, Exchange or Redemption. Provided that FirstCity has not been a United States real property holding corporation within the meaning of Section 897(c) of the Code (a "USRPHC") within the 5-year period ending on the date of the exchange, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain or income realized on the sale, exchange or redemption of Common Stock, unless (i) in the case of an individual non-U.S. holder, such holder either (A) is present in the United States for 183 days or more in the year of such sale, or (B) has gain from the disposition of Common Stock that is attributable to an office or other fixed place of business in the United States, and (ii) in the case of a corporate non-U.S. holder, such holder has gain from the disposition of Common Stock that is attributable to an office or other fixed place of business in the United States.

     Even if it is determined that FirstCity has been a USRPHC during the relevant 5-year period, a non-U.S. holder not described in the preceding sentence will not be subject to U.S. federal income tax on any such gain or income provided that such holder does not actually or constructively own 5% or more of the aggregate fair market value of the outstanding Common Stock on such date. FirstCity believes that it has not been a USRPHC during the relevant 5-year period, but there can be no assurance that FirstCity will not become a USRPHC in the future.

     Any sale, exchange or redemption of Common Stock will be subject to the rules of Section 302 and Section 304 of the Code. Pursuant to the rules of
Section 302 of the Code, to the extent that any Common Stock held by a non-U.S. holder is repurchased by FirstCity, then one of the four tests under Section 302(b) of the Code must be satisfied in order for the redemption to be treated as a sale resulting in capital gain or capital loss (which is generally not subject to U.S. federal income taxation to a non-U.S. holder). If none of the tests under Section 302(b) of the Code are satisfied, the redemption will be treated as a distribution taxable as a dividend to the extent made from FirstCity's current and accumulated earnings and profits. In general, the rules permit sale treatment only where the redeemed non-U.S. holder's interest in FirstCity has been reduced by an amount that is meaningful, or that satisfies certain other prescribed thresholds.

     Pursuant to the rules of Section 304 of the Code, to the extent that any Common Stock held by a non-U.S. holder is repurchased by another corporation in which FirstCity actually or constructively owns 50% or more of the total combined voting power of all classes of stock entitled to vote or 50% or more of the total value of the shares of all classes of stock (i.e., "control"), the non-U.S. holder disposing of the Common Stock could be treated as receiving a distribution taxable as a dividend to the extent made from FirstCity's current and accumulated earnings and profits and the current and accumulated earnings and profits of the acquiring corporation. Similarly, if one or more persons are in control of FirstCity and a second corporation, and the other corporation acquires from one or more of the persons who are in control, any of the Common Stock, the non-U.S. holder disposing of the Common Stock could be treated as receiving a distribution taxable as a dividend to the extent of FirstCity's current and accumulated earnings and profits and the current and accumulated earnings and profits of the acquiring corporation. In either case, the distribution must be tested under the rules of Section 302 of the Code discussed above to determine whether the distribution will be treated as a distribution on stock (i.e., potential dividend treatment) or a sale or exchange of stock (i.e., potential capital gain/loss treatment).

     Estate Taxes. Non-U.S. holders of Common Stock, however, will be required to include the Common Stock in their estate for U.S. federal estate tax purposes, unless an applicable tax treaty provides otherwise.

     Backup Withholding and Information Reporting. In general, backup withholding and information reporting will not apply to payments made by FirstCity or its paying agents in their capacities as such to a non-U.S. holder if the holder has provided the required certification that the holder is not a U.S. person as described in Section 7701 of the Code and provided that neither FirstCity nor its paying agent has actual knowledge that the holder is a U.S. person. Payments of the proceeds from a disposition by a non-U.S. holder of Common Stock made to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, information reporting will apply to those payments, if the broker is: (i) a U.S. person,
(ii) a controlled foreign corporation for U.S. federal income tax purposes,
(iii) a foreign person 50% or more of whose gross income from all sources is effectively connected with a U.S. trade or business for a specified three-year period, or (iv) a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business, unless (A) such broker has documentary evidence in its records that the beneficial owner is not a U.S. person and certain other conditions are met or (B) the beneficial owner otherwise establishes an exemption.

     Payments of the proceeds from a disposition by a non-U.S. holder of Common Stock made to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the statement that the payee is not a U.S. person described above has been received (and the payor does not have actual knowledge that the beneficial owner is a U.S. person) or the holder or beneficial owner otherwise establishes an exemption from information reporting and backup withholding.

     THE PRECEDING DISCUSSION IS GENERAL IN NATURE AND DOES NOT CONSIDER ANY PARTICULAR STOCKHOLDER'S INDIVIDUAL FACTS AND CIRCUMSTANCES. BECAUSE THE TAX CONSEQUENCES OF THE EXCHANGE OFFER TO YOU WILL DEPEND ON YOUR PARTICULAR FACTS AND CIRCUMSTANCES, YOU ARE STRONGLY URGED TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER.

               INFORMATION ABOUT FIRSTCITY AND CERTAIN AFFILIATES

FIRSTCITY FINANCIAL CORPORATION

     FirstCity Financial Corporation
     6400 Imperial Drive
     Waco, Texas 76712
     Telephone: (254) 751-1750

     FirstCity, a Delaware corporation, is a financial services company engaged in the acquisition and resolution of Portfolio Assets and consumer lending through its minority investment in Drive. The Portfolio Asset acquisition and resolution business involves acquiring Portfolio Assets at a discount to face value and servicing and resolving such portfolios in an effort to maximize the present value of the ultimate cash recoveries. Drive is engaged in the acquisition, origination, warehousing, securitization and servicing of sub-prime automobile receivables. FirstCity is a filing person for the exchange offer.

     FirstCity has not been convicted in a criminal proceeding since its creation, nor has it been a party to any judicial or administrative proceeding since its creation that resulted in a judgment, decree, or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

     For information concerning the directors and executive officers of FirstCity, see "Management -- Directors and Executive Officers" below. The business address of the each of the directors and executive officers of FirstCity is 6400 Imperial Drive, Waco, Texas 76712, and the business telephone number is (254) 751-1750. None of the directors and executive officers of FirstCity has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of
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them been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree, or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of the directors and executive officers of FirstCity is a citizen of the United States.

MESSRS. HAWKINS, SARTAIN AND BEAN

     None of Messrs. Hawkins, Sartain and Bean has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of Messrs. Hawkins, Sartain and Bean been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree, or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of Messrs. Hawkins, Sartain and Bean is a citizen of the United States.

James R. Hawkins

     c/o FirstCity Financial Corporation
     6400 Imperial Drive
     Waco, Texas 76712
     Telephone: (254) 751-1750

     James R. Hawkins has been Chairman of the Board since the consummation of the J-Hawk Merger, and was Chairman of the Board and Chief Executive Officer of J-Hawk from 1976 until the J-Hawk Merger. Mr. Hawkins was also formerly Chief Executive Officer of FirstCity through January 2001.

James T. Sartain

     c/o FirstCity Financial Corporation
     6400 Imperial Drive
     Waco, Texas 76712
     Telephone: (254) 751-1750

     James T. Sartain has been President since the J-Hawk Merger and Chief Executive Officer since January 2001 and has served as a director of FirstCity since the J-Hawk Merger. Prior to January 2001, Mr. Sartain was President and Chief Operating Officer. From 1988 to the J-Hawk Merger, Mr. Sartain was President and Chief Operating Officer of J-Hawk.

Richard E. Bean

     c/o FirstCity Financial Corporation
     6400 Imperial Drive
     Waco, Texas 76712
     Telephone: (254) 751-1750

     Richard E. Bean has been a director of FirstCity since the J-Hawk Merger and has been Executive Vice President and Chief Financial Officer of Pearce Industries, Inc. since 1976, which markets a variety of oil field equipment and machinery. Mr. Bean has also been a member of the Portfolio Committee of the FirstCity Liquidating Trust since the J-Hawk Merger. Prior to the J-Hawk Merger, Mr. Bean was Chairman of the FCBOT's Official Committee of Equity Security Holders.

                               THE EXCHANGE OFFER

     The following description contains, among other information, a summary of the exchange offer and the related letter of transmittal (the "Letter of Transmittal") and is qualified in its entirety by reference to the full text of the Letter of Transmittal which is incorporated herein by reference and attached hereto as Appendix A to this Prospectus. STOCKHOLDERS ARE URGED TO READ CAREFULLY THE LETTER OF TRANSMITTAL.

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GENERAL

     FirstCity hereby offers, upon the terms and subject to the conditions of the exchange offer described in this Prospectus and the related Letter of Transmittal, to exchange either (a) cash of $10.00 and two shares of its Common Stock or (b) cash of $8.00 and three shares of its Common Stock (the "Exchange Consideration") for each outstanding share of FirstCity New Preferred Stock validly tendered on or prior to the Expiration Date (as defined below) and not withdrawn. A tendering holder of New Preferred Stock may, by properly completing the Letter of Transmittal, elect to receive either form of the Exchange Consideration for his or her New Preferred Stock.

     FIRSTCITY RESERVES THE RIGHT TO AMEND THE EXCHANGE OFFER, INCLUDING THE COMPOSITION OR AMOUNT OF THE EXCHANGE CONSIDERATION, FOR ANY REASON. IF FIRSTCITY SO AMENDS THE EXCHANGE OFFER, IT WILL EXTEND THE EXCHANGE OFFER FOR A PERIOD OF TEN BUSINESS DAYS IF THE EXCHANGE OFFER IS SCHEDULED TO EXPIRE PRIOR THERETO.

     The term "Expiration Date" means 12:00 midnight, New York City time, on
          , 2002, unless and until FirstCity extends the period of time for which the exchange offer is open, in which event the term "Expiration Date" means the latest time and date at which the exchange offer, as so extended by FirstCity, expires. FirstCity presently anticipates electing to extend the exchange offer from time to time until such time as all of the conditions to the exchange offer have been satisfied or waived; however, FirstCity will not be obligated to do so. See "The Exchange Offer -- Certain Legal Matters" and
"-- Certain Conditions of the Exchange Offer."

     Tendering stockholders will not be obligated to pay any charges or expenses of American Stock Transfer & Trust Company, the exchange agent for this exchange offer (the "Exchange Agent"), or any brokerage commissions. Except as set forth in Instruction 7 of the Letter of Transmittal, transfer taxes on the exchange of New Preferred Stock pursuant to the exchange offer will be paid by or on behalf of FirstCity.

     FirstCity's obligation to exchange shares of Common Stock and cash for New Preferred Stock pursuant to the exchange offer is subject to a number of conditions referred to below under "The Exchange Offer -- Certain Conditions of the Exchange Offer," including a minimum tender condition and the other conditions described below.


     If by 12:00 midnight, New York City time, on           , 2002, or any later
time to which the Expiration Date and this exchange offer have been extended, all of the conditions to the exchange offer have not been satisfied or waived, FirstCity may elect either to: (a) extend the Expiration Date and this exchange offer and retain all shares of New Preferred Stock theretofore tendered until the expiration of the Expiration Date and this exchange offer, as extended, subject to the right of a tendering stockholder to withdraw his or her New Preferred Stock; (b) waive the remaining conditions (other than the effectiveness of the Registration Statement of which this Prospectus is a part), extend the exchange offer for a period of ten business days if the exchange offer is scheduled to expire prior thereto and thereafter exchange all tendered shares of New Preferred Stock; or (c) terminate the exchange offer and exchange none of the New Preferred Stock and return all tendered shares of New Preferred Stock. FirstCity will not accept for exchange any shares of New Preferred Stock pursuant to the exchange offer until such time as the Registration Statement has become effective. See "The Exchange Offer -- Certain Legal Matters" and
"-- Certain Conditions of the Exchange Offer -- Effective Registration Statement." FirstCity expects that the exchange offer will close promptly after all of these conditions have been satisfied, and BoS(USA)'s commitment letter for the $16 million non-recourse loan to FirstCity provides that such closing shall occur on or before December 1, 2002, which date may be extended by BoS(USA).


EXTENSION, TERMINATION AND AMENDMENT

     FirstCity expressly reserves the right, in its sole discretion, at any time on or prior to the Expiration Date, to extend the period of time during which the exchange offer is to remain open by giving oral or written notice of such extension to the Exchange Agent. There can be no assurance that FirstCity will exercise its right to extend the Expiration Date and this exchange offer, although it is presently anticipated that the Expiration Date and this exchange offer will be extended in order to permit the conditions to be satisfied. If FirstCity

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amends the exchange offer, it will extend the Expiration Date and this exchange offer for a period of ten business days if the exchange offer is scheduled to expire prior thereto. During any such extension, all shares of New Preferred Stock previously tendered and not withdrawn will remain subject to the exchange offer, subject to the right of a tendering stockholder to withdraw his or her New Preferred Stock. See "The Exchange Offer -- Withdrawal Rights." FirstCity also reserves the right to delay acceptance for exchange, or exchange of, any New Preferred Stock pursuant to the exchange offer, regardless of whether such shares of New Preferred Stock were theretofore accepted for exchange. FirstCity further reserves the right to amend or terminate the exchange offer and not accept for exchange or exchange any New Preferred Stock not theretofore accepted for exchange, or exchanged, upon the failure of any of the conditions of the exchange offer to be satisfied or waived on or before the Expiration Date. Any such extension, termination, amendment or delay will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which FirstCity may choose to make such public announcement, FirstCity will not, unless otherwise required by rules of the SEC, have any obligation to make any such public announcement other than by making a release to the Dow Jones News Service. If, prior to the Expiration Date, FirstCity increases the consideration offered to holders of New Preferred Stock, such increase will be applicable to all holders whose shares of New Preferred Stock are accepted for exchange pursuant to the exchange offer and, if at the time notice of such increase is first published, sent or given to holders of New Preferred Stock, the exchange offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the exchange offer will be extended until the expiration of such period of ten business days. For purposes of the exchange offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

EXCHANGE OF SHARES; EXCHANGE CONSIDERATION

     Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange and the exchange of the outstanding shares of New Preferred Stock validly tendered and not withdrawn will be made promptly after the Expiration Date. Subject to applicable rules of the SEC, FirstCity expressly reserves the right to delay acceptance for exchange, or the exchange of, New Preferred Stock in order to comply with any applicable law.

     For purposes of the exchange offer, FirstCity will be deemed to have accepted for exchange and thereby acquired tendered New Preferred Stock as, if and when FirstCity gives oral or written notice to the Exchange Agent of its acceptance of the tenders of such shares of New Preferred Stock. Delivery of the Exchange Consideration in exchange for the New Preferred Stock pursuant to the exchange offer will be made by the Exchange Agent promptly after receipt of such notice. The Exchange Agent will act as agent for tendering stockholders for the purpose of receiving the Exchange Consideration from FirstCity and transmitting such Exchange Consideration to tendering stockholders. Under no circumstances will interest be paid by FirstCity by reason of any delay in making such exchange.

     If any tendered shares of New Preferred Stock are not acceptable for exchange pursuant to the terms and conditions of the exchange offer for any reason, or if certificates are submitted for more shares of New Preferred Stock than are tendered, certificates for such un-exchanged New Preferred Stock will be returned to the tendering stockholder by the Exchange Agent promptly following consummation or termination of the exchange offer.

WITHDRAWAL RIGHTS

     Shares of New Preferred Stock tendered pursuant to the exchange offer may
be withdrawn at any time prior to the Expiration Date and also after           ,
2002 and prior to the expiration of the exchange offer and the acceptance of New Preferred Stock for exchange pursuant to the exchange offer.

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

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus and must specify the name of the person having tendered the shares of New Preferred Stock to be withdrawn, the number of shares of New Preferred Stock to be withdrawn and the name of the registered holder, if different from that of the person who tendered such shares of New Preferred Stock.

     If certificates have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of New Preferred Stock withdrawn must also be furnished to the Exchange Agent as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by FirstCity in its sole discretion, whose determination will be final and binding. Neither FirstCity, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any shares of New Preferred Stock properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, withdrawn shares of New Preferred Stock may be re-tendered by following one of the procedures described under "-- Procedure for Tendering Shares" at any time prior to the Expiration Date.

PROCEDURE FOR TENDERING SHARES

     To tender shares of New Preferred Stock pursuant to the exchange offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with the certificates representing the tendered New Preferred Stock and any other required documents, must be transmitted to and received by the Exchange Agent at its address set forth on the back cover of this Prospectus. THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     Each tendering stockholder should elect on the Letter of Transmittal the consideration to be received for the shares of New Preferred Stock by checking only one of the two appropriate boxes. If the tendering stockholder fails to check either box, or checks both boxes, the stockholder will be deemed to have elected to receive $8.00 cash and three shares of Common Stock for each share of New Preferred Stock tendered.

     Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office or correspondent in the United States or by any other "eligible guarantor institution" as defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being an "Eligible Institution") in cases where shares of New Preferred Stock are tendered by a registered holder of New Preferred Stock who has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal. If the certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if certificates for un-exchanged shares of New Preferred Stock are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed as described above.

     By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of FirstCity as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the shares of New Preferred Stock tendered by such stockholder and accepted for exchange by FirstCity and with respect to any and all other shares of New Preferred Stock and other securities issued or issuable in respect of the New Preferred Stock on or after the Expiration Date. Such appointment will be effective when, and only to the extent that, FirstCity exchanges the Exchange Consideration for New Preferred Stock tendered by such stockholder. To such extent, all prior proxies appointed by such stockholder will be revoked. Such designees will be empowered, among other things, to vote such shares of New Preferred Stock as they in their sole discretion deem proper at any annual, special or adjourned meeting of FirstCity's stockholders or otherwise. FirstCity reserves the right to require that, in order

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for shares of New Preferred Stock to be deemed validly tendered, immediately upon FirstCity's exchange of such New Preferred Stock, FirstCity must be able to exercise full voting rights with respect to such shares of New Preferred Stock.

     Promptly after the commencement of the exchange offer, the Exchange Agent will seek to establish a new account or utilize an existing account with respect to the New Preferred Stock at The Depository Trust Company (the "Book-Entry Transfer Facility"). A financial institution that is a participant in the Book-Entry Transfer Facility system and whose name appears on a security position listing as the owner of New Preferred Stock may make book-entry delivery of the New Preferred Stock by causing the Book-Entry Transfer Facility to transfer such New Preferred Stock into the Exchange Agent's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of New Preferred Stock may be effected through book-entry transfer at a Book-Entry Transfer Facility, the applicable Letter of Transmittal (or a facsimile thereof), properly completed and validly executed, with any required signature guarantees and any other required documents, must, in any case, be received by the Exchange Agent at its address set forth on the back cover page of this document on or prior to the Expiration Date, or the tendering holder must comply with the guaranteed delivery procedures described below. Delivery of the Letter of Transmittal and any other required documents to a Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

     If a stockholder desires to tender shares of New Preferred Stock pursuant to the exchange offer, and such stockholder's certificates are not immediately available or time will not permit his Letter of Transmittal, stock certificates and any other required documents to reach the Exchange Agent prior to the Expiration Date, his tender may nevertheless be effected if all the following conditions are met: (a) such tender is made by or through an Eligible Institution; (b) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by FirstCity herewith is received by the Exchange Agent as provided below on or prior to the Expiration Date; and (c) the certificates for all tendered shares of New Preferred Stock, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within five business days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand to the Exchange Agent or transmitted by telegram, telex, facsimile transmission or mail to the Exchange Agent and must include a signature guaranteed by an Eligible Institution in the form set forth in such Notice.

     In any event, the exchange of Exchange Consideration for New Preferred Stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the Exchange Agent of certificates therefor properly completed, duly executed Letter(s) of Transmittal and any other required documents.

     To avoid backup federal income tax withholding with respect to the Exchange Consideration received by a stockholder pursuant to the exchange offer, the stockholder must provide the Exchange Agent with his correct taxpayer identification number or certify that he or she is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of New Preferred Stock will be determined by FirstCity in its sole discretion, whose determination will be final and binding. FirstCity reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or exchange for which may, in the opinion of FirstCity's counsel, be unlawful. FirstCity also reserves the absolute right to waive, on or prior to the Expiration Date, any of the conditions of the exchange offer which it is legally permitted to waive (other than the effectiveness of the Registration Statement) or any defect or irregularity in the tender of any shares of New Preferred Stock. No tender of New Preferred Stock will be deemed to have been validly made until all defects and irregularities have been cured or waived. FirstCity's interpretation of the terms and conditions of the exchange offer (including the Letter of Transmittal and instructions thereto) will be final and binding. Neither FirstCity, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of New Preferred Stock or will incur any liability for failure to give any such notification.
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     A tender of New Preferred Stock pursuant to the procedures described above will constitute a binding agreement between the tendering stockholder and FirstCity upon the terms and subject to the conditions of the exchange offer.

LOST OR MISSING CERTIFICATES

     If a holder desires to tender New Preferred Stock pursuant to the exchange offer but the certificates evidencing such New Preferred Stock have been mutilated, lost, stolen or destroyed, the holder should write to or telephone the Exchange Agent at the address or telephone number listed on the back cover of this document about procedures for obtaining replacement certificates for such New Preferred Stock or arranging for indemnification or any other matter that requires handling by the Exchange Agent.

CERTAIN LEGAL MATTERS

     General. FirstCity is not aware of any license or regulatory permit which appears to be material to the business of FirstCity and which is likely to be adversely affected by FirstCity's acquisition of New Preferred Stock pursuant to the exchange offer or, except as disclosed below, of any approval or other action by any state, federal or foreign government or governmental agency that would be required prior to the acquisition of New Preferred Stock pursuant to the exchange offer. FirstCity presently intends to take such actions with respect to any approvals as will enable it to acquire the New Preferred Stock as expeditiously as possible. In this regard, FirstCity expressly reserves the right to challenge the validity and applicability of any state, foreign or other statutes or regulations purporting to require approval of the commencement or consummation of the exchange offer.

     There can be no assurance that any license, permit, approval or other action, if needed, would be obtained and, if obtained, there can be no assurance as to the date of any such license, permit or approval or the absence of any litigation challenging any such license, permit or approval. Similarly, there can be no assurance that adverse consequences might not result to FirstCity or to its business in the event of adverse regulatory action or inaction. FirstCity's obligation under the exchange offer to accept for exchange and exchange New Preferred Stock is subject to conditions that could be triggered by an adverse regulatory development. See "The Exchange Offer -- General" and
"-- Certain Conditions of the Exchange Offer."

CERTAIN CONDITIONS OF THE EXCHANGE OFFER

     FirstCity's obligation to accept New Preferred Stock pursuant to the exchange offer is subject to a number of conditions, which are described below.

     - Minimum Tender Condition. The exchange offer is conditioned upon there being validly tendered and not withdrawn prior to the Expiration Date a number of shares of New Preferred Stock that would represent at least 80% of the New Preferred Stock outstanding on a fully diluted basis (i.e., as though all options or other securities convertible into or exercisable for shares of New Preferred Stock had been so converted, exercised or exchanged) on the date shares of New Preferred Stock are accepted by FirstCity pursuant to the exchange offer (the "Minimum Tender Condition"). There were 1,222,901 shares of New Preferred Stock outstanding on June 30, 2002. Based on the foregoing, the Minimum Tender Condition would be satisfied if at least an aggregate of 978,321 shares of New Preferred Stock outstanding on June 30, 2002 were validly tendered pursuant to the exchange offer and not withdrawn. FirstCity reserves the right (but is not obligated), subject to the rules and regulations of the SEC, to waive or amend the Minimum Tender Condition on or before the Expiration Date and to purchase fewer than such number of shares of New Preferred Stock as would satisfy the Minimum Tender Condition pursuant to the exchange offer.


     - Recapitalization Condition. The exchange offer is conditioned upon the closing of the $16 million loan from BoS(USA) and the other transactions contemplated by the recapitalization. The exchange offer is a condition to BoS(USA)'s providing the $16 million non-recourse loan described above to FirstCity for the cash proceeds of the exchange offer, and FirstCity believes that the exchange offer will be a condition to the financing to be provided by Bank of Scotland. FirstCity believes that all of the

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       conditions to the transactions that are part of the recapitalization will be satisfied prior to the expiration of the exchange offer and that all recapitalization transactions, including the exchange offer, will be closed simultaneously.

     - Effective Registration Statement. The exchange offer is conditioned upon the Registration Statement, of which this Prospectus is a part, becoming effective. This is a non-waivable condition to the exchange offer.

     - No Material Adverse Development. The exchange offer is conditioned upon the requirement that no change or development involving a prospective change in or affecting the business or financial affairs of FirstCity has occurred, if, in the reasonable judgment of FirstCity's board of directors, it would or might prohibit, restrict or delay consummation of the exchange offer or materially impair the contemplated benefits to FirstCity of the exchange offer.

     In addition, FirstCity will not be required to accept for exchange or, subject to any applicable rules or regulations of the SEC, exchange any New Preferred Stock tendered for exchange and may postpone the acceptance for exchange of any New Preferred Stock tendered and to be exchanged by it, and may terminate or amend the exchange offer as provided in this document if at any time on or after the date of this exchange offer and before the Expiration Date, any of the following conditions have occurred:

     - An Adverse Proceeding. There shall have been instituted or threatened or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offer that is, or is reasonably likely to be, in the reasonable judgment of FirstCity, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of FirstCity.

     - A Material Adverse Development in Proceedings. There shall have occurred any material adverse development, in the reasonable judgment of FirstCity, with respect to any action or proceeding concerning FirstCity.

     - An Adverse Order or Law. An order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued or promulgated by any court or administrative agency or instrumentality that, in the reasonable judgment of FirstCity, would or might prohibit, prevent, restrict or delay consummation of the exchange offer that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of FirstCity.

     - A Delay in Consummation or an Impairment of the Benefits of the Exchange Offer. There shall have occurred or be likely to occur any event affecting the business or financial affairs of FirstCity or which, in the reasonable judgment of FirstCity, would or might prohibit, prevent, restrict or delay consummation of the exchange offer or that will, or is reasonably likely to, materially impair the contemplated benefits to FirstCity of the exchange offer, or otherwise result in the consummation of the exchange offer not being or not reasonably likely to be in the best interests of FirstCity.

     - A Suspension of Trading, the Commencement of Hostilities, or Other Serious Event. There shall have occurred:

      - any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets,

      - any material adverse change in the price of the New Preferred Stock in the United States securities or financial markets,

      - a material impairment in the trading market for securities,

      - a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

      - any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in the reasonable judgment of FirstCity, might affect, the extension of credit by banks or other lending institutions,

      - a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States,

      - any imposition of a general suspension of trading or limitation of prices on the New York Stock Exchange or the Nasdaq National Market System, or

      - in the case of any of the foregoing that exist on the date of this document, a material acceleration or worsening of such event.

     The foregoing conditions are for the sole benefit of FirstCity and may be asserted by FirstCity on or before the Expiration Date regardless of the circumstances giving rise to any such conditions (including any action or inaction by FirstCity) or may be waived on or before the Expiration Date by FirstCity in whole or in part. The failure by FirstCity to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right will be deemed a continuing right which may be asserted at any time and from time to time on or before the Expiration Date.

WAIVER OF CONDITIONS

     FirstCity reserves the absolute right (but is not obligated), subject to the rules and regulations of the SEC, to waive on or before the Expiration Date any of the conditions of the exchange offer other than the condition regarding the effectiveness of the Registration Statement.

     If any of the waivable conditions are not satisfied prior to the Expiration Date, FirstCity may, subject to applicable law:

     - terminate the exchange offer and return all shares of New Preferred Stock to tendering holders,

     - extend the exchange offer and retain all tendered New Preferred Stock until the extended Expiration Date,

     - amend the terms of the exchange offer or modify the consideration to be paid by FirstCity pursuant to the exchange offer, or

     - waive the unsatisfied conditions with respect to the exchange offer and accept all New Preferred Stock tendered pursuant to the exchange offer.

FEES AND EXPENSES

     FirstCity has engaged Georgeson Shareholder Communications Inc. to act as a solicitation agent (the "Solicitation Agent") with respect to the exchange offer. FirstCity will pay the Solicitation Agent a fee of $8,000 for its services in connection with the exchange offer, plus a fee for each telephone call made or received by the Solicitation Agent and reimbursement for out-of-pocket expenses, and will indemnify the Solicitation Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

     FirstCity will pay the Exchange Agent, American Stock Transfer & Trust Company, $3,500.00 for its services in connection with the exchange offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Exchange Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

     Brokers, dealers, commercial banks and trust companies will be reimbursed by FirstCity for customary mailing and handling expenses incurred by them in forwarding material to their customers.

                       RECENT TRANSACTIONS IN SECURITIES

     The following table indicates, with respect to any purchases of Common Stock and/or New Preferred Stock made by FirstCity, affiliates of FirstCity and Messrs. Hawkins, Sartain and Bean since January 1, 2000, the range of prices paid for the shares, the amount of shares purchased, and the average purchase price for the shares for each quarterly period since January 1, 2000:


                                                                                     AVERAGE
                          SECURITIES PURCHASED       RANGE OF PRICES PAID         PURCHASE PRICE
                          --------------------   ----------------------------   ------------------
                                       NEW                                                  NEW
FISCAL YEAR               COMMON    PREFERRED       COMMON      NEW PREFERRED   COMMON   PREFERRED
-----------               -------   ----------   ------------   -------------   ------   ---------
2000:
  First Quarter.........  40,000        3,500    $2.00 - 3.13   $9.75 - 9.94    $2.54     $ 9.83
  Second Quarter........      --           --              --             --       --         --
  Third Quarter.........  31,750        1,800    $1.93 - 2.12   $      10.91    $2.00     $10.91
  Fourth Quarter........  18,400        1,000    $1.31 - 1.78   $       9.50    $1.40     $ 9.50
2001:
  First Quarter.........      --           --              --             --       --         --
  Second Quarter........      --        1,000              --   $       8.25       --     $ 8.25
  Third Quarter.........   6,050        3,000    $1.74 - 1.94   $7.65 - 8.00    $1.73     $ 7.88
  Fourth Quarter........      --           --              --             --       --         --
2002:
  First Quarter.........      --           --              --             --       --         --
  Second Quarter........      --           --              --             --       --         --
  Third Quarter (through
     September 30,
     2002)..............      --           --              --             --       --         --


     None of FirstCity, its subsidiaries, the executive officers of FirstCity and its subsidiaries, the directors of FirstCity and its subsidiaries, any pension, profit-sharing or similar plan of FirstCity or Messrs. Hawkins, Sartain or Bean has conducted any transaction in the New Preferred Stock during the past 60 days.

                          MARKET PRICES AND DIVIDENDS

     The New Preferred Stock and FirstCity Common Stock trade on the Nasdaq National Market under the symbols "FCFCO" and "FCFC," respectively. The table below sets forth the high and low sale prices for the New Preferred Stock and the Common Stock for the periods indicated, as reported on Nasdaq. FirstCity has never declared or paid a dividend on the Common Stock, and in the third quarter of 1999, FirstCity suspended payment of dividends in respect of the New Preferred Stock. FirstCity's $12 million Term Loan B provided by BoS(USA) contains restrictions relating to the payment of dividends and other distributions.


                                                         NEW PREFERRED
                                                             STOCK        COMMON STOCK
                                                         --------------   -------------
YEAR   QUARTER ENDED                                      HIGH     LOW    HIGH     LOW
----   -------------                                     ------   -----   -----   -----
2000   March 31.......................................   $12.00   $7.00   $3.94   $2.13
       June 30........................................     9.25    3.63    2.75    1.50
       September 30...................................    11.88    8.25    3.00    1.50
       December 31....................................    11.00    9.00    2.19    1.13
2001   March 31.......................................   $10.31   $7.06   $2.03   $1.00
       June 30........................................     8.74    7.25    1.74    1.00
       September 30...................................     8.50    5.00    2.00    1.35
       December 31....................................     8.63    6.05    2.00    0.90
2002   March 31.......................................   $10.30   $7.00   $1.52   $1.07
       June 30........................................    10.50    5.30    1.39    0.74
       September 30 (through September 27, 2002)......    12.78    8.50    1.30    0.40


     The last reported sale prices of shares of Common Stock and New Preferred Stock as reported by Nasdaq on June 10, 2002, the last trading day immediately prior to the public announcement of the exchange offer, were $1.25 and $8.54 per share, respectively. The last reported sale prices of shares of Common Stock and
New Preferred Stock as reported by Nasdaq on           , 2002 were $     and
$     per share, respectively. You can obtain current stock price quotations for the New Preferred Stock and the Common Stock from a newspaper, on the Internet or by calling your broker.

     As of June 30, 2002, there were approximately 3,700 holders of Common Stock and 800 holders of New Preferred Stock.

DIVIDEND POLICY OF FIRSTCITY

     FirstCity has never declared or paid a dividend on its Common Stock. FirstCity currently intends to retain future earnings to finance its growth and development and therefore does not anticipate that it will declare or pay any dividends on Common Stock in the foreseeable future. Any future determination as to payment of dividends will be made at the discretion of the board of directors of FirstCity and will depend upon FirstCity's operating results, financial condition, capital requirements, general business conditions and such other factors that the board of directors deems relevant. FirstCity's $12 million Term Loan B provided by BoS(USA) contains restrictions relating to the payment of dividends and other distributions. Given the continued high debt levels of FirstCity, and management's priority of assuring adequate levels of liquidity, FirstCity does not anticipate that dividends on shares of New Preferred Stock will be paid in the foreseeable future.

     The New Preferred Stock has cumulative quarterly cash dividends at the annual rate of $2.10 per share through the redemption date of September 30, 2005. Dividends of $1.9 million and $3.4 million, respectively, or $1.575 and $3.15 per share, respectively, were paid in 1999 and 1998. In the third quarter of 1999, dividends on New Preferred Stock were suspended. At June 30, 2002, accumulated dividends in arrears on New Preferred Stock totaled approximately $7.7 million, or $6.30 per share. You would not be paid any accumulated dividends in arrears if you exchange your shares of New Preferred Stock pursuant to the exchange offer.

     Because FirstCity failed to pay quarterly dividends for six consecutive quarters, the holders of New Preferred Stock are entitled to elect two directors to FirstCity's board of directors until cumulative dividends have been paid in full. To date, these rights have not been exercised. FirstCity's Term Loan B, which resulted from the corporate debt restructure of FirstCity completed in August of 2000, restricts the payment of dividends on shares of New Preferred Stock until it is repaid in full.

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES



                       CONSOLIDATED FINANCIAL STATEMENTS


                                 JUNE 30, 2002

                                  (UNAUDITED)

                              FINANCIAL STATEMENTS
                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              JUNE 30,   DECEMBER 31,
                                                                2002         2001
                                                              --------   ------------
                                                              (DOLLARS IN THOUSANDS,
                                                              EXCEPT PER SHARE DATA)
                                                                    (UNAUDITED)
ASSETS
Cash and cash equivalents...................................  $  6,838     $  5,583
Portfolio Assets, net.......................................    11,591       14,218
Loans receivable from Acquisition Partnerships held for
  investment................................................    21,845       19,765
Equity investments..........................................    51,504       54,655
Deferred tax benefit, net...................................    20,101       20,101
Service fees receivable from affiliates.....................     2,035        1,546
Other assets, net...........................................    12,508        6,368
Net assets of discontinued operations.......................    15,175       16,657
                                                              --------     --------
     Total Assets...........................................  $141,597     $138,893
                                                              ========     ========
LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY
Liabilities:
  Notes payable to affiliates...............................  $ 86,951     $ 83,957
  Notes payable -- other....................................     2,484        7,252
  Accrued interest payable to affiliates....................        56           47
  Deferred gain from sale of interest in subsidiary.........     4,000        4,000
  Minority interest.........................................     6,204        5,158
  Other liabilities.........................................     3,503        2,501
                                                              --------     --------
     Total Liabilities......................................   103,198      102,915
Commitments and contingencies...............................        --           --
Redeemable preferred stock:
  Adjusting rate preferred stock, including accumulated
     dividends in arrears of $7,704 and $6,420, respectively
     (par value $.01; redemption value of $21 per share;
     2,000,000 shares authorized; 1,222,901 shares issued
     and outstanding).......................................    33,385       32,101
Shareholders' equity:
  Optional preferred stock (par value $.01 per share;
     98,000,000 shares authorized; no shares issued or
     outstanding)...........................................        --           --
  Common stock (par value $.01 per share; 100,000,000 shares
     authorized; issued and outstanding: 8,376,500 shares...        84           84
  Paid in capital...........................................    79,645       79,645
  Accumulated deficit.......................................   (76,644)     (76,728)
  Accumulated other comprehensive income....................     1,929          876
                                                              --------     --------
     Total Shareholders' Equity.............................     5,014        3,877
                                                              --------     --------
     Total Liabilities, Redeemable Preferred Stock and
      Shareholders' Equity..................................  $141,597     $138,893
                                                              ========     ========

          See accompanying notes to consolidated financial statements.

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                         THREE MONTHS ENDED    SIX MONTHS ENDED
                                                              JUNE 30,             JUNE 30,
                                                         -------------------   -----------------
                                                           2002       2001      2002      2001
                                                         --------   --------   -------   -------
Revenues:
  Servicing fees from affiliates.......................  $ 4,170    $ 3,204    $ 6,392   $ 5,669
  Gain on resolution of Portfolio Assets...............      456        214        700       432
  Equity in earnings of investments....................    3,939     10,426      5,414    12,486
  Interest income from affiliates......................    1,077        896      2,101     1,587
  Interest income -- other.............................      280        517        561     1,066
  Gain on sale of interest in equity investment........    1,779         --      1,779     3,134
  Other income.........................................      936        428      1,176       548
                                                         -------    -------    -------   -------
     Total revenues....................................   12,637     15,685     18,123    24,922
Expenses:
  Interest and fees on notes payable to affiliates.....    1,531      2,283      2,936     4,668
  Interest and fees on notes payable -- other..........       94         29        237        86
  Salaries and benefits................................    3,425      2,769      6,160     4,992
  Provision for loan and impairment losses.............       22      1,543        121     2,128
  Occupancy, data processing, communication and
     other.............................................    2,460      2,889      4,370     5,467
                                                         -------    -------    -------   -------
     Total expenses....................................    7,532      9,513     13,824    17,341
Earnings from continuing operations before income
  taxes, minority interest and accounting change.......    5,105      6,172      4,299     7,581
Benefit (provision) for income taxes...................        6         (7)        (7)        8
                                                         -------    -------    -------   -------
Earnings from continuing operations before minority
  interest and accounting change.......................    5,111      6,165      4,292     7,589
Minority interest......................................     (909)    (1,997)      (924)   (1,796)
Cumulative effect of accounting change.................       --       (304)        --      (304)
                                                         -------    -------    -------   -------
Earnings from continuing operations....................    4,202      3,864      3,368     5,489
Loss from discontinued operations......................   (1,500)    (1,000)    (2,000)   (1,000)
                                                         -------    -------    -------   -------
Net earnings...........................................    2,702      2,864      1,368     4,489
Accumulated preferred dividends in arrears.............     (642)      (642)    (1,284)   (1,284)
                                                         -------    -------    -------   -------
Net earnings to common shareholders....................  $ 2,060    $ 2,222    $    84   $ 3,205
                                                         =======    =======    =======   =======
Basic and diluted earnings per common share are as
  follows:
  Earnings from continuing operations..................  $  0.43    $  0.43    $  0.25   $  0.54
  Cumulative effect of accounting change...............       --      (0.04)        --     (0.04)
  Discontinued operations..............................    (0.18)     (0.12)     (0.24)    (0.12)
  Net earnings.........................................  $  0.25    $  0.27    $  0.01   $  0.38
  Weighted average common shares outstanding...........    8,376      8,376      8,376     8,372

          See accompanying notes to consolidated financial statements.

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                        AND COMPREHENSIVE INCOME (LOSS)

                                                                            ACCUMULATED
                                                                               OTHER
                              NUMBER OF                                    COMPREHENSIVE       TOTAL
                               COMMON     COMMON   PAID IN   ACCUMULATED      INCOME       SHAREHOLDERS'
                               SHARES     STOCK    CAPITAL     DEFICIT        (LOSS)          EQUITY
                              ---------   ------   -------   -----------   -------------   -------------
                                                        (DOLLARS IN THOUSANDS)
                                                             (UNAUDITED)
BALANCES, DECEMBER 31,
  2000......................  8,368,344    $84     $79,634    $(71,131)       $ (109)         $ 8,478
Purchase of shares through
  employee stock purchase
  plan......................      8,156     --          11          --            --               11
Comprehensive loss:
  Net loss for 2001.........         --     --          --      (3,029)           --           (3,029)
  Foreign currency items....         --     --          --          --          (218)            (218)
  Unrealized net gain on
     securitization.........         --     --          --          --         1,203            1,203
                                                                                              -------
Total comprehensive loss....                                                                   (2,044)
                                                                                              -------
Preferred dividends.........         --     --          --      (2,568)           --           (2,568)
                              ---------    ---     -------    --------        ------          -------
BALANCES, DECEMBER 31,
  2001......................  8,376,500     84      79,645     (76,728)          876            3,877
Comprehensive income:
  Net earnings for the first
     six months of 2002.....         --     --          --       1,368            --            1,368
  Foreign currency items....         --     --          --          --         1,013            1,013
  Unrealized net gain on
     securitization.........         --     --          --          --            40               40
                                                                                              -------
Total comprehensive
  income....................                                                                    2,421
                                                                                              -------
Preferred dividends.........         --     --          --      (1,284)           --           (1,284)
                              ---------    ---     -------    --------        ------          -------
BALANCES, JUNE 30, 2002.....  8,376,500    $84     $79,645    $(76,644)       $1,929          $ 5,014
                              =========    ===     =======    ========        ======          =======

          See accompanying notes to consolidated financial statements.

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
                                                                    (UNAUDITED)
Cash flows from operating activities:
  Net earnings..............................................   $  1,368     $  4,489
  Adjustments to reconcile net earnings to net cash used in
     operating activities:
     Loss from discontinued operations......................      2,000        1,000
     Proceeds from resolution of Portfolio Assets...........      2,390        3,210
     Gain on resolution of Portfolio Assets.................       (700)        (432)
     Purchase of Portfolio Assets and advances on loans
      receivable, net.......................................     (4,013)      (5,639)
     Provision for loan and impairment losses...............        121        2,128
     Equity in earnings of investments......................     (5,414)     (12,486)
     Proceeds from performing Portfolio Assets and loans
      receivable, net.......................................      2,890        3,897
     Depreciation and amortization..........................        354          445
     Increase in other assets...............................     (7,635)      (3,298)
     Gain on sale of interest in equity investment..........     (1,779)      (3,134)
     Gain on early extinguishment of debt...................       (691)          --
     Increase in other liabilities..........................      3,232        4,114
                                                               --------     --------
       Net cash used in operating activities................     (7,877)      (5,706)
                                                               --------     --------
Cash flows from investing activities:
  Proceeds from sale of interest in equity investment.......      3,373        7,000
  Property and equipment, net...............................       (274)        (150)
  Contributions to Acquisition Partnerships and Servicing
     Entities...............................................     (5,143)      (8,035)
  Distributions from Acquisition Partnerships and Servicing
     Entities...............................................     12,887        4,956
                                                               --------     --------
       Net cash provided by investing activities............     10,843        3,771
                                                               --------     --------
Cash flows from financing activities:
  Borrowings under notes payable to affiliates..............     14,720       20,547
  Payments of notes payable to affiliates...................    (11,835)     (16,758)
  Payments of notes payable - other.........................     (1,316)      (1,788)
  Payment to repurchase debt at discount....................     (2,762)          --
  Proceeds from issuance of common stock....................         --           11
                                                               --------     --------
       Net cash provided by (used in) financing
        activities..........................................     (1,193)       2,012
                                                               --------     --------
       Net cash provided by continuing operations...........      1,773           77
       Net cash used in discontinued operations.............       (518)        (509)
                                                               --------     --------
Net increase (decrease) in cash and cash equivalents........   $  1,255     $   (432)
Cash and cash equivalents, beginning of period..............      5,583        8,043
                                                               --------     --------
Cash and cash equivalents, end of period....................   $  6,838     $  7,611
                                                               ========     ========
Supplemental disclosure of cash flow information:
  Cash paid (received) during the period for:
     Interest...............................................   $  2,787     $  4,350
     Income taxes...........................................         28          (27)
  Non-cash financing activities:
     Dividends accumulated and not paid on preferred
      stock.................................................      1,284        1,284

          See accompanying notes to consolidated financial statements.

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 2002
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) BASIS OF PRESENTATION AND EARNINGS (LOSS) PER COMMON SHARE

     The unaudited consolidated financial statements of FirstCity Financial Corporation ("FirstCity" or the "Company") reflect, in the opinion of management, all adjustments, consisting only of normal and recurring adjustments, necessary to present fairly FirstCity's consolidated financial position at June 30, 2002, the results of operations for the three-month and six-month periods ended June 30, 2002 and 2001, and the cash flows for the six-month periods ended June 30, 2002 and 2001.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the estimation of future collections on purchased portfolio assets used in the calculation of net gain on resolution of portfolio assets, interest rate environments, valuation of the deferred tax asset, and prepayment speeds and collectibility of loans held in inventory, in securitization trusts and held for investment. Actual results could differ materially from those estimates.

     The effects of any common stock equivalents are antidilutive for the three months and six months ended June 30, 2002 and 2001; therefore, diluted earnings
(loss) per common share is reported the same as basic earnings (loss) per common share.

(2) LIQUIDITY AND CAPITAL RESOURCES

PROPOSED RECAPITALIZATION

     In conjunction with a proposed recapitalization of FirstCity, the Company filed a registration statement in June 2002 with the Securities and Exchange Commission for a proposed exchange offer of its outstanding shares of New Preferred Stock, par value $0.01 per share ("New Preferred Stock").

     Upon the commencement of the exchange offer, FirstCity will offer to exchange each share of its New Preferred Stock for, at the holder's election, either:

          (1)  $10.00 cash and 2 shares of FirstCity's common stock, or

          (2)  $ 8.00 cash and 3 shares of FirstCity's common stock.

     FirstCity anticipates commencing the exchange offer promptly after its registration statement is declared effective by the Securities and Exchange Commission.

     The exchange offer is a part of a comprehensive recapitalization of FirstCity. Upon its successful completion, the recapitalization will consist of the following:


     - a non-recourse loan in the amount of $16 million by BoS(USA), Inc. ("BoS(USA)"), a wholly-owned subsidiary of Bank of Scotland, to FirstCity, secured by (among other things) a 20% interest in Drive Financial Services, LP ("Drive"). This loan will provide the cash portion of the consideration of the exchange offer,


     - the exchange offer,


     - the use of the remainder of the cash proceeds from the $16 million loan by BoS(USA) described above to reduce FirstCity's debt owed to Bank of Scotland,



     - FirstCity's payment of an arrangement fee to BoS(USA) equal to 20% of all proceeds and other amounts paid to FirstCity from any sale or other disposition (regardless of when such sale or other

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES disposition occurs) of, and of all dividends and other distributions paid to FirstCity by Drive or its general partner (regardless of when such dividend or other distribution occurs) on, its 20% interest in Drive, in each case in excess of $16 million in the aggregate,


     - FirstCity's purchase of the 20% interest in FirstCity's indirect subsidiary, FirstCity Holdings Corporation, held by Terry R. DeWitt, G. Stephen Fillip and James C. Holmes (the "FCHC Group"),


     - the refinancing of the remainder of FirstCity's debt facilities with Bank of Scotland and BoS(USA), with a total commitment by Bank of Scotland and BoS(USA) of up to $47 million to $49 million, consisting of (a) a cash flow note of up to $35 million to $37 million (with FirstCity having the option to increase the amount of the cash flow note by up to $2 million within this range, but with a corresponding decrease in the amount of the $53 million to $55 million term loan described below) and (b) a $12 million term note,



     - Bank of Scotland's providing new financing to FirstCity, with a total commitment by Bank of Scotland of up to $58 million to $60 million. The new financing will consist of (a) a $5 million revolving credit loan and
       (b) an acquisition term loan in an amount up to $53 million to $55 million. The total commitment by Bank of Scotland and BoS(USA) for the refinancing combined with the new financing will not exceed $77 million,


     - the release of FirstCity from its guaranty of $4 million of Drive's indebtedness to BoS(USA), and

     - the cancellation of BoS(USA)'s existing option to acquire a warrant to purchase 1,975,000 shares of FirstCity's non-voting common stock.


     The successful completion of the exchange offer is, or FirstCity believes will be, a condition to all of the items listed above.


     The exchange offer is subject to several conditions. The most significant conditions include:


     (1) the closing of a non-recourse loan in the amount of $16 million by BoS(USA) to FirstCity, secured by (among other things) a 20% interest in Drive, which will provide the cash proceeds of the exchange offer, and the other transactions contemplated by the recapitalization,


     (2) the tender of at least 80% of the outstanding shares of New Preferred Stock,

     (3) the effectiveness of the registration statement relating to the shares of common stock of FirstCity to be issued in connection with the exchange offer, and

     (4) the lack of any change or development involving a prospective change in or affecting FirstCity's business or financial affairs that, in the reasonable judgment of FirstCity's board of directors, would or might prohibit, restrict or delay consummation of the exchange offer or materially impair the contemplated benefits to FirstCity of the exchange offer.

     Because there are multiple conditions to the closing of the transactions contemplated by the recapitalization that are beyond the control of FirstCity, FirstCity cannot provide any assurances that these conditions will be satisfied and that the exchange offer and the recapitalization will close.

     A registration statement relating to the shares of common stock of FirstCity to be issued in connection with the exchange offer has been filed with the Securities and Exchange Commission but has not yet become effective. Once the registration statement is declared effective the exchange offer will commence and appropriate documents will be mailed to holders of the New Preferred Stock.

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

OTHER ISSUES

     Generally, the Company requires liquidity to fund its operations, working capital, payment of debt, equity for acquisition of pools of assets or single assets (collectively referred to as "Portfolio Assets" or "Portfolios"), investments in and advances to entities formed with Cargill Financial Services Corporation ("Cargill") or one or more other co-investors to acquire Portfolios (each such entity an "Acquisition Partnership"), retirement of and dividends on preferred stock, and other investments by the Company. The potential sources of liquidity are funds generated from operations, equity distributions from the Acquisition Partnerships, interest and principal payments on subordinated intercompany debt and dividends from the Company's subsidiaries, short-term borrowings from revolving lines of credit, proceeds from equity market transactions, securitizations and other structured finance transactions and other special purpose short-term borrowings.

     BoS(USA) has an option to acquire a warrant for 1,975,000 shares of the Company's non-voting Common Stock; the option can be exercised after October 31, 2002 if the Company's $12 million Term Loan B owed to BoS(USA) and Bank of Scotland remains outstanding, but not prior to that date. The strike price is $2.3125 per share. In the event that prior to October 31, 2002 the Company either (a) refinances the $12 million Term Loan B with subordinated debt, or (b) pays off the balance of Term Loan B from proceeds of an equity offering, then the option to acquire a warrant for 1,975,000 shares of non-voting Common Stock will terminate. BoS(USA) and the Company have entered into several amendments to this option to acquire a warrant for 1,975,000 shares extending the exercise date from its initial exercise date of August 31, 2001. The most recent amendment extended the date from June 30, 2002 to October 31, 2002 to allow the Company additional time to pursue the proposed recapitalization described above. Under the terms of the proposed recapitalization, the option would be cancelled.

     BoS(USA) also has a warrant to purchase 425,000 shares of the Company's voting Common Stock at $2.3125 per share. In the event that Term Loan B is terminated prior to October 31, 2002 through a transaction involving the issuance of warrants, BoS(USA) is entitled to additional warrants in connection with this existing warrant for 425,000 shares to retain its ability to acquire approximately 4.86% of the Company's voting Common Stock. BoS(USA) and the Company have also amended the warrant to extend the exercise date from its initial exercise date of August 31, 2001 to correspond to the extension of the initial exercise date of the option described in the preceding paragraph. The most recent amendment extended the date from June 30, 2002 to October 31, 2002, consistent with the amended exercise date of the option as discussed above.

     In the third quarter of 1999, dividends on the Company's redeemable preferred stock ("New Preferred Stock") were suspended. At June 30, 2002, accumulated dividends in arrears on New Preferred Stock totaled $7.7 million, or $6.30 per share. Since the Company failed to pay quarterly dividends for six consecutive quarters, the holders of New Preferred Stock are entitled to elect two directors to the Company's Board until cumulative dividends have been paid in full. Dividends on outstanding shares of New Preferred Stock of FirstCity will be restricted until Term Loan B is paid in full. Given the continued high debt levels of the Company, and management's priority of assuring adequate levels of liquidity, the Company does not anticipate that dividends on New Preferred Stock will be paid in the foreseeable future. The Company believes that the proposed recapitalization plan described above will, if implemented, substantially reduce the number of outstanding shares of New Preferred Stock and the corresponding accrued dividends on the New Preferred Stock, along with eliminating the option of BoS(USA) to acquire a warrant to purchase 1,975,000 shares.

     The Portfolio Asset acquisition and resolution group of FirstCity has a $35 million loan facility (increased from $30 million in August 2002) with CFSC Capital Corp. XXX, a subsidiary of Cargill. This facility is being used exclusively to provide equity in new Portfolio acquisitions in partnerships with Cargill and its affiliates. At June 30, 2002, approximately $25 million was outstanding under this facility.

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

     On April 29, 2002, BoS(USA) provided a commitment to fund up to $5 million on a Term Loan E to the Company to allow the Company to purchase existing debt under a term credit facility at a purchase price not to exceed 85% of the unpaid principal balance. Term Loan E, secured by assets of the Company, provides for an interest rate of LIBOR plus 6% and matures on March 31, 2004. At June 30, 2002, advances of $2.8 million have been made on this loan and used to purchase existing debt with a balance of $3.5 million, resulting in a gain of $.7 million on early extinguishment of debt included in other income in the consolidated statements of operations. Bosque Asset Corp., a wholly-owned subsidiary of FirstCity ("Bosque"), issued the original notes pursuant to a Note Agreement dated June 6, 1997 in connection with its acquisition of approximately 1,500 loans. A security interest in the acquired loans was granted by Bosque to Banker's Trust Company of California, N.A., as trustee for the noteholders. The notes issued by Bosque matured according to the original terms on June 5, 2002. FirstCity has not guaranteed payment or performance of Bosque under the notes or the Note Agreement. As of June 30, 2002, FirstCity has acquired notes issued under the Note Agreement that represent 57.94% or $3.4 million of the aggregate outstanding principal balances of the notes under the Note Agreement. The notes acquired by FirstCity were purchased at eighty percent (80%) of the outstanding principal balance of the notes. As of June 30, 2002, the aggregate balance of the outstanding notes held by persons unrelated to FirstCity was $2.5 million. The current trustee under the Note Agreement has not taken any action related to the maturity of the notes. The collections from the notes continue to be distributed to the noteholders, including FirstCity, under the terms of the matured loan facility. Collections for the month of June 2002 resulted in a principal payment of $1.0 million on July 5, 2002, of which $.6 million was paid to FirstCity and $.4 million was paid to noteholders unrelated to FirstCity. As of August 5, 2002, the aggregate outstanding principal balance of the notes under the Note Agreement was $4.9 million, of which $2.8 million was held by FirstCity and $2.1 million was held by persons unrelated to FirstCity. FirstCity intends to purchase the notes held by unrelated persons or to obtain their consent to the extension of maturity date for the notes under the Note Agreement.

     The Company has a revolving line of credit facility with BoS(USA) used to fund corporate overhead expenses. On May 1, 2002, the maximum principal balance under this facility was increased from $10 million to $14 million. This facility, secured by assets of the Company, provides for an interest rate of LIBOR plus 2.50% and matures on December 31, 2003. At June 30, 2002, the outstanding balance on this facility was $10 million.

     Management believes that the BoS(USA) loan facilities along with the liquidity from the Cargill line, the related fees generated from the servicing of assets and equity distributions from existing Acquisition Partnerships and wholly owned portfolios will allow the Company to meet its obligations as they come due during the next twelve months.

(3) NEW ACCOUNTING PRONOUNCEMENTS

     On January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") 142, Goodwill and Other Intangible Assets ("SFAS 142") and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets("SFAS 144"). SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized but instead be tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with the SFAS 121, Accounting for the Impairment of Long-Lived Assets to Be Disposed Of ("SFAS 121"). SFAS 144 supersedes SFAS 121. The adoption of SFAS 142 did not have a material impact on the Company's consolidated financial statements, as unamortized goodwill at December 31, 2001 was $.1 million.

     SFAS 144 addresses the accounting model for long-lived assets to be disposed of by sale and resulting implementation issues. This statement requires that those long-lived assets be measured at the lower of

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. It also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. Additionally, discontinued operations that are not disposed of within one year must be reclassified as assets held and used unless the discontinued segment will be (1) abandoned through the liquidation or run-off of operations because the entity is obligated by regulation or contract to provide services after it ceases accepting all new business and (2) is being reported as a discontinued operation when SFAS 144 is initially applied. The only assets remaining from discontinued operations are the investment securities resulting from the retention of residual interests in securitization transactions. Since the Company is contractually obligated to service the securitized assets, the adoption of SFAS 144 had no impact on the Company's consolidated financial statements.

     On April 1, 2002, the Company elected early adoption of SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections ("SFAS 145"). SFAS 145 updates, clarifies and simplifies existing accounting pronouncements. As it relates to FirstCity, the statement eliminates the extraordinary gain classification on early debt extinguishments. The gain associated with the early extinguishment of debt of $.7 million during the three months ended June 30, 2002 has been reflected in other income in the consolidated statements of operations. The result of this adoption did not modify or adjust net earnings for the three months and six month periods and does not impact the Company's compliance with various debt covenants.

     On July 30, 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS 146"). The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The Company does not expect the adoption of SFAS 146 to have a material effect on its consolidated financial position or results of operations.

(4) DISCONTINUED OPERATIONS

     The Company recorded a provision of $2.0 million in the first six months of 2002 and $1.0 million in 2001 for additional losses from discontinued operations. The additional provisions primarily relate to a decrease in the estimated future gross cash receipts on residual interests in securitizations. The net assets from discontinued operations consist of the following:

                                                              JUNE 30,   DECEMBER 31,
                                                                2002         2001
                                                              --------   ------------
Estimated future gross cash receipts on residual interests
  in securitizations........................................  $15,845      $18,775
Accrual for loss on operations and disposal of discontinued
  operations, net...........................................     (670)      (2,118)
                                                              -------      -------
Net assets of discontinued operations.......................  $15,175      $16,657
                                                              =======      =======

     The only assets remaining from discontinued operations are the investment securities resulting from the retention of residual interests in securitization transactions. Although the liquidation or run-off of these investment securities will last longer than one year, the Company is contractually obligated to service the securitized assets. The Company has considered the estimated future gross cash receipts for such investment securities in the computation of the loss from discontinued operations. The cash flows are collected over a period of time and are valued using prepayment assumptions of 25% for fixed rate loans and 40% for variable rate loans. Overall loss rates are estimated from 1.0% to 1.7% of collateral.

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

(5) PORTFOLIO ASSETS

     Portfolio Assets are summarized as follows:

                                                              JUNE 30,   DECEMBER 31,
                                                                2002         2001
                                                              --------   ------------
Non-performing Portfolio Assets.............................  $41,372      $45,123
Performing Portfolio Assets.................................    9,008       10,227
Real estate Portfolios......................................    1,624        1,766
                                                              -------      -------
     Total Portfolio Assets.................................   52,004       57,116
Adjusted purchase discount required to reflect Portfolio
  Assets at carrying value..................................  (40,413)     (42,898)
                                                              -------      -------
     Portfolio Assets, net..................................  $11,591      $14,218
                                                              =======      =======

     Portfolio Assets are pledged to secure non-recourse notes payable.

(6) LOANS RECEIVABLE FROM ACQUISITION PARTNERSHIPS HELD FOR INVESTMENT

     Loans receivable from Acquisition Partnerships held for investment consist primarily of loans from certain Acquisition Partnerships located in Mexico and are summarized as follows:

                                                              JUNE 30,   DECEMBER 31,
                                                                2002         2001
                                                              --------   ------------
Mexico......................................................  $20,518      $18,609
Domestic....................................................    1,327        1,156
                                                              -------      -------
                                                              $21,845      $19,765
                                                              =======      =======

     There were no provisions recorded on these loans during the first six months of 2002 and 2001. The loans receivable from the Mexican partnerships are secured by the assets/loans acquired by the Mexican partnerships with purchase money loans provided by the investors to the Mexican partnerships to purchase the asset pools held in those entities and are evaluated for impairment by analyzing the expected future cash flows from the underlying assets within each pool to determine that the cash flows were sufficient to repay these notes. The Company applies the asset valuation methodology consistently in all venues and uses the same proprietary asset management system to evaluate impairment on all asset pools. The results of this evaluation indicated that cash flows from the pools will be sufficient to repay the loans and no allowances for impairment were necessary.

(7) EQUITY INVESTMENTS

     The Company has investments in entities formed to acquire Portfolios ("Acquisition Partnerships") and their general partners and investments in servicing entities that are accounted for under the equity method. The condensed combined financial position and results of operations of the Acquisition Partnerships

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

(excluding servicing entities), which include the domestic and foreign Acquisition Partnerships and their general partners, are summarized below:

                       CONDENSED COMBINED BALANCE SHEETS

                                                              JUNE 30,   DECEMBER 31,
                                                                2002         2001
                                                              --------   ------------
Assets......................................................  $589,968     $654,883
                                                              ========     ========
Liabilities.................................................  $463,580     $498,361
Net equity..................................................   126,388      156,522
                                                              --------     --------
                                                              $589,968     $654,883
                                                              ========     ========
Equity investment in Acquisition Partnerships...............  $ 39,816     $ 42,660
Equity investment in servicing entities.....................     2,935        2,118
                                                              --------     --------
                                                              $ 42,751     $ 44,778
                                                              ========     ========

                    CONDENSED COMBINED SUMMARY OF OPERATIONS

                                              THREE MONTHS ENDED    SIX MONTHS ENDED
                                                   JUNE 30,             JUNE 30,
                                              ------------------   -------------------
                                                2002      2001       2002       2001
                                              --------   -------   --------   --------
Proceeds from resolution of Portfolio
  Assets....................................  $132,272   $57,862   $174,633   $119,647
Gain on resolution of Portfolio Assets......    33,906    25,029     52,683     55,287
Interest income on performing Portfolio
  Assets....................................     4,185     7,665      9,262     12,692
Net earnings (loss).........................   (10,205)   16,612     (1,885)    11,510
                                              ========   =======   ========   ========
Equity in earnings of Acquisition
  Partnerships..............................  $  3,181   $ 3,542   $  5,582   $  6,667
Equity in earnings of servicing entities....       261       157        680        986
                                              --------   -------   --------   --------
                                              $  3,442   $ 3,699   $  6,262   $  7,653
                                              ========   =======   ========   ========

     The assets and equity of the Acquisition Partnerships and equity investments in the Acquisition Partnerships are summarized by geographic region below. The WAMCO Partnerships represent limited partnerships and limited liability companies in which the Company has a common ownership with Cargill.

                                                              JUNE 30,   DECEMBER 31,
                                                                2002         2001
                                                              --------   ------------
Assets:
  Domestic:
     WAMCO Partnerships.....................................  $173,843     $259,617
     Other..................................................    25,816       15,607
  Mexico....................................................   296,739      305,324
  France and Italy..........................................    93,570       74,335
                                                              --------     --------
                                                              $589,968     $654,883
                                                              ========     ========

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                                                              JUNE 30,   DECEMBER 31,
                                                                2002         2001
                                                              --------   ------------
Equity:
  Domestic:
     WAMCO Partnerships.....................................  $ 75,625     $ 90,249
     Other..................................................     8,453        3,207
  Mexico....................................................   (27,430)       2,546
  France and Italy..........................................    69,740       60,520
                                                              --------     --------
                                                              $126,388     $156,522
                                                              ========     ========
Equity investment in Acquisition Partnerships:
  Domestic:
     WAMCO Partnerships.....................................  $ 27,103     $ 30,806
     Other..................................................     3,949        2,313
  Mexico....................................................    (1,395)         292
  France and Italy..........................................    10,159        9,249
                                                              --------     --------
                                                              $ 39,816     $ 42,660
                                                              ========     ========

     Revenues and earnings (loss) of the Acquisition Partnerships and equity in earnings of the Acquisition Partnerships are summarized by geographic region below.

                                                       THREE MONTHS ENDED    SIX MONTHS ENDED
                                                            JUNE 30,             JUNE 30,
                                                       ------------------   ------------------
                                                         2002      2001       2002      2001
                                                       --------   -------   --------   -------
Revenues:
  Domestic:
     WAMCO Partnerships..............................  $ 20,062   $11,949   $ 31,382   $26,088
     Other...........................................     2,171     1,446      2,407     1,460
  Mexico.............................................    11,214    13,101     20,747    31,244
  France and Italy...................................     5,264     7,137      8,639    10,905
                                                       --------   -------   --------   -------
                                                       $ 38,711   $33,633   $ 63,175   $69,697
                                                       ========   =======   ========   =======
Net earnings (loss):
  Domestic:
     WAMCO Partnerships..............................  $ 14,262   $ 5,247   $ 21,726   $12,740
     Other...........................................     1,268     1,121      1,378     1,026
  Mexico.............................................   (28,974)    5,465    (30,411)   (9,528)
  France and Italy...................................     3,239     4,779      5,422     7,272
                                                       --------   -------   --------   -------
                                                       $(10,205)  $16,612   $ (1,885)  $11,510
                                                       ========   =======   ========   =======

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                                                       THREE MONTHS ENDED    SIX MONTHS ENDED
                                                            JUNE 30,             JUNE 30,
                                                       ------------------   ------------------
                                                         2002      2001       2002      2001
                                                       --------   -------   --------   -------
Equity in earnings (loss)of Acquisition Partnerships:
  Domestic:
     WAMCO Partnerships..............................  $  4,026   $ 1,803   $  5,874   $ 4,888
     Other...........................................       518       564        628       607
  Mexico.............................................    (1,897)      129     (1,914)     (342)
  France and Italy...................................       534     1,046        994     1,514
                                                       --------   -------   --------   -------
                                                       $  3,181   $ 3,542   $  5,582   $ 6,667
                                                       ========   =======   ========   =======

     The Company recorded a $.2 million addition to equity in the first six months of 2002 as a result of unrealized gains on residual interests in securitization transactions held by one Acquisition Partnership. Also, the Company recorded $1.0 million in foreign currency translation adjustments in the first six months of 2002 relating to equity investments in foreign Acquisition Partnerships and servicing entities.

     The condensed consolidated financial position and results of operations of Drive are summarized below:

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                              JUNE 30,   DECEMBER 31,
                                                                2002         2001
                                                              --------   ------------
Cash........................................................  $ 22,130     $  7,303
Loans held for sale.........................................   238,096       70,447
Residual interests in securitizations.......................    71,036       77,407
Other assets................................................    10,620       10,321
                                                              --------     --------
     Total assets...........................................  $341,882     $165,478
                                                              ========     ========
Notes payable...............................................  $302,357     $126,665
Other liabilities...........................................    16,930       13,323
                                                              --------     --------
     Total liabilities......................................   319,287      139,988
Net equity..................................................    22,595       25,490
                                                              --------     --------
                                                              $341,882     $165,478
                                                              ========     ========
Equity investment in Drive..................................  $  8,753     $  9,877
  Minority interest.........................................    (1,749)      (1,975)
                                                              --------     --------
     Net investment in Drive................................  $  7,004     $  7,902
                                                              ========     ========

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

                                                 THREE MONTHS ENDED    SIX MONTHS ENDED
                                                      JUNE 30,             JUNE 30,
                                                 -------------------   -----------------
                                                   2002       2001      2002      2001
                                                 --------   --------   -------   -------
Interest income................................  $15,724    $ 8,299    $25,731   $18,197
Gain on sale of loans..........................       --     26,149         --    26,149
Service fees and other.........................    5,043      6,204      9,649     8,440
                                                 -------    -------    -------   -------
  Revenues.....................................   20,767     40,652     35,380    52,786
                                                 -------    -------    -------   -------
Interest expense...............................    3,375      3,268      5,743     7,207
Salaries and benefits..........................   10,189      8,000     20,447    14,852
Provision for loan and impairment losses.......       --      4,312         20     7,746
Other expenses.................................    5,922      8,494     11,359    11,292
                                                 -------    -------    -------   -------
  Expenses.....................................   19,486     24,074     37,569    41,097
                                                 -------    -------    -------   -------
Net income (loss)..............................  $ 1,281    $16,578    $(2,189)  $11,689
                                                 =======    =======    =======   =======
Equity in earnings (loss) of Drive.............  $   497    $ 6,727    $  (848)  $ 4,833
Cumulative effect of accounting change.........       --       (304)        --      (304)
Minority interest..............................      (99)    (1,283)       170      (905)
                                                 -------    -------    -------   -------
  Net equity in earnings (loss) of Drive.......  $   398    $ 5,140    $  (678)  $ 3,624
                                                 =======    =======    =======   =======

     The Company recorded a $.2 million reduction to equity in the first six months of 2002 as a result of unrealized losses on residual interests in securitization transactions held by Drive.

(8) SEGMENT REPORTING

     The Company is engaged in two reportable segments: (i) Portfolio Asset acquisition and resolution; and (ii) consumer lending. These segments have been segregated based on products and services offered. The following is a summary of results of operations for each of the segments and reconciliation to earnings
(loss) from continuing operations for the three months and six months ended June 30, 2002 and 2001.

                                                  THREE MONTHS ENDED   SIX MONTHS ENDED
                                                       JUNE 30,            JUNE 30,
                                                  ------------------   -----------------
                                                    2002      2001      2002      2001
                                                  --------   -------   -------   -------
PORTFOLIO ASSET ACQUISITION AND RESOLUTION:
  Revenues:
     Servicing fees.............................  $ 4,170    $3,204    $ 6,392   $ 5,669
     Gain on resolution of Portfolio Assets.....      456       214        700       432
     Equity in earnings of investments..........    3,442     3,699      6,262     7,653
     Interest income............................    1,356     1,401      2,659     2,624
     Gain on sale of interest in equity
       investments..............................    1,779        --      1,779     3,134
     Other......................................      895       426      1,097       546
                                                  -------    ------    -------   -------
          Total.................................   12,098     8,944     18,889    20,058

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                                                  THREE MONTHS ENDED   SIX MONTHS ENDED
                                                       JUNE 30,            JUNE 30,
                                                  ------------------   -----------------
                                                    2002      2001      2002      2001
                                                  --------   -------   -------   -------
  Expenses:
     Interest and fees on notes payable.........      778     1,076      1,504     2,111
     Salaries and benefits......................    2,676     2,014      4,677     3,534
     Provision for loan and impairment losses...       22     1,543        121     2,128
     Occupancy, data processing and other.......    2,646     2,926      4,267     5,217
                                                  -------    ------    -------   -------
          Total.................................    6,122     7,559     10,569    12,990
                                                  -------    ------    -------   -------
  Operating contribution before direct taxes....  $ 5,976    $1,385    $ 8,320   $ 7,068
                                                  =======    ======    =======   =======
  Operating contribution, net of direct taxes...  $ 5,982    $1,378    $ 8,313   $ 7,077
                                                  =======    ======    =======   =======
CONSUMER LENDING:
  Revenues:
     Equity in earnings (loss) of investment....  $   497    $6,727    $  (848)  $ 4,833
     Interest income............................       --         4         --         6
                                                  -------    ------    -------   -------
          Total.................................      497     6,731       (848)    4,839
  Expenses:
     Occupancy, data processing and other (net
       of minority interest)....................      102     1,613       (162)    1,244
                                                  -------    ------    -------   -------
          Total.................................      102     1,613       (162)    1,244
                                                  -------    ------    -------   -------
  Operating contribution (loss) before direct
     taxes......................................  $   395    $5,118    $  (686)  $ 3,595
                                                  =======    ======    =======   =======
  Operating contribution (loss), net of direct
     taxes......................................  $   395    $5,118    $  (686)  $ 3,595
                                                  =======    ======    =======   =======
          Total operating contribution, net of
            direct taxes........................  $ 6,377    $6,496    $ 7,627   $10,672
CORPORATE OVERHEAD:
  Corporate interest expense....................      847     1,236      1,669     2,643
  Salaries and benefits, occupancy, professional
     and other income and expenses, net.........    1,328     1,396      2,590     2,540
                                                  -------    ------    -------   -------
  Earnings from continuing operations...........  $ 4,202    $3,864    $ 3,368   $ 5,489
                                                  =======    ======    =======   =======

     All of the revenues from the consumer lending segment are attributable to domestic operations. Revenues from the Portfolio Asset acquisition and resolution segment are attributable to domestic and foreign operations as follows:

                                                  THREE MONTHS ENDED   SIX MONTHS ENDED
                                                       JUNE 30,            JUNE 30,
                                                  ------------------   -----------------
                                                    2002      2001      2002      2001
                                                  --------   -------   -------   -------
Domestic........................................  $ 8,515    $4,580    $11,961   $12,595
Mexico..........................................      931     3,238      3,367     4,993
France and Italy................................    2,648     1,126      3,556     2,450
Other foreign...................................        4        --          5        20
                                                  -------    ------    -------   -------
  Total.........................................  $12,098    $8,944    $18,889   $20,058
                                                  =======    ======    =======   =======

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

     Total assets for each of the segments and a reconciliation to total assets is as follows:

                                                              JUNE 30,   DECEMBER 31,
                                                                2002         2001
                                                              --------   ------------
Portfolio acquisition and resolution assets
  Domestic..................................................  $ 44,023     $ 48,202
  Mexico....................................................    20,054       19,766
  France and Italy..........................................    13,095       11,367
Consumer assets.............................................     8,842       10,205
Deferred tax benefit, net...................................    20,101       20,101
Other assets, net...........................................    20,307       12,595
Net assets of discontinued operations.......................    15,175       16,657
                                                              --------     --------
          Total assets......................................  $141,597     $138,893
                                                              ========     ========

(9) INCOME TAXES

     Federal income taxes are provided at a 35% rate. The Company has substantial NOLs, which can be used to offset the tax liability associated with the Company's pre-tax earnings until the earlier of the expiration or utilization of such NOLs. The Company accounts for the benefit of the NOLs by recording the benefit as an asset and then establishing a valuation allowance to value the net deferred tax asset at a level, which more likely than not, will be realized. Realization is determined based on management's expectation of generating sufficient taxable income in a look forward period over the next four years. The ultimate realization of the resulting net deferred tax asset is dependent upon generating sufficient taxable income from its continuing operations prior to expiration of the NOLs. Although realization is not assured, management believes it is more likely than not that all of the recorded deferred tax asset, net of the allowance, will be realized. The amount of the deferred tax asset considered realizable, however, could be adjusted in the future if estimates of future taxable income during the carryforward period change. The ability of the Company to realize the deferred tax asset is periodically reviewed and the valuation allowance is adjusted accordingly.

(10) COMMITMENTS AND CONTINGENCIES

     On October 14, 1999, Harbor Financial Group, Inc. ("Harbor Parent"), Harbor Financial Mortgage Corporation ("Harbor") and four subsidiaries of Harbor filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code before the United States Bankruptcy Court for the Northern District of Texas, Dallas Division. On December 14, 1999, the bankruptcy proceedings were converted to liquidation proceedings under Chapter 7 of the United States Bankruptcy Code. John H. Litzler, the Chapter 7 Trustee in the bankruptcy proceedings (the "Trustee"), initiated adversary proceedings on May 25, 2001 against FirstCity and various current and former directors and officers of FirstCity and Harbor alleging breach of fiduciary duties, mismanagement, and self-dealing by FirstCity and Harbor directors and officers, and improper transfer of funds from the Harbor related entities to FirstCity. The claims also included fraudulent and preferential transfer of assets of the Harbor entities, fraud and conspiracy. The Trustee, FirstCity, the other defendants and the insurers providing Director's and Officer's Insurance coverage for FirstCity and its subsidiaries (the "Insurers") have executed a settlement agreement setting forth the terms of the compromise of the claims brought in the adversary proceedings, subject to obtaining the approval of the Bankruptcy Court. Under the terms of the settlement agreement, if approved by the Bankruptcy Court, the Trustee will release the defendants, their affiliates and subsidiaries from any and all claims which were brought or could have been brought by the Trustee against any of the defendants, any past and present officers and directors of FirstCity or any affiliates or subsidiaries of FirstCity in consideration of (i) the payment of the sum of $3.6 million by the Insurers to the Trustee, (ii) a payment by FirstCity to the Trustee in the sum of $225 thousand, of which

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

$163 thousand is contingent upon FirstCity's receiving that sum in connection with finalizing a settlement with Chase Securities, Inc. and JP Morgan Chase Bank (collectively, the "Chase Entities") in the matter styled Chase Securities, Inc. v. FirstCity Financial Corporation, Index No. 604538/99 (N.Y. Sup. Ct.) discussed below, and (iii) the release of any and all claims of FirstCity and its affiliates and subsidiaries and of the individual defendants in the bankruptcy proceedings against the Trustee, including administrative and expense claims, with the exception of a portion of the administrative claim of FirstCity as noted below. The payment by the Insurers is conditioned upon FirstCity's administrative claim in the Bankruptcy Case being allowed in the amount of $300 thousand, which claim FirstCity will assign to the Insurers and which shall be paid by the Trustee directly to the Insurers. FirstCity has received the $163 thousand payment from the Chase entities as described above. The motions of the Trustee for approval of the settlement agreement, mutual releases and a bar order precluding certain claims by third parties against FirstCity have been filed in the bankruptcy proceedings and have been set for hearing on August 26, 2002. The approval of the Bankruptcy Court of the proposed terms of settlement has not been obtained, and there can be no assurance that such consent and approval will be secured. In the event that Bankruptcy Court approval is not obtained, FirstCity intends to vigorously contest the claims of the Trustee, as FirstCity believes that the claims are without merit and that it has valid defenses to these claims.

     FirstCity and Harbor Parent filed suit in the Federal District Court for the Western District of Texas, Waco Division, against Chase Bank of Texas, N.A. and Chase Securities, Inc. in September 1999 seeking injunctive relief and damages resulting from alleged violations by the defendants of the Bank Holding Company Act and from civil conspiracy engaged in by the defendants, arising from an engagement letter entered into between FirstCity and Chase Securities, Inc. relating to the sale of assets or securities of Harbor Parent, Harbor and their subsidiaries (collectively "HFMC"). FirstCity and Harbor Parent alleged that Chase Bank Texas, N.A. conditioned the extension of credit to Harbor on the retention of Chase Securities, Inc. by FirstCity and Harbor in violation of the Bank Holding Company Act. FirstCity additionally sought a judicial declaration that the plaintiffs were not obligated to pay any commission to Chase Securities, Inc. under the engagement letter. FirstCity and Harbor Parent also sought recovery of treble damages pursuant to the Bank Holding Company Act and recovery of costs of court, including reasonable attorneys fees. A motion to dismiss the Texas suit was granted based upon a provision in the engagement letter that provided that any suit arising from the engagement letter would be pursued in the State of New York. FirstCity was granted leave by the Supreme Court for the State of New York to amend its answer in that proceeding to include the claims asserted in the Texas suit as a counterclaim to the suit brought by Chase Securities, Inc. and to assert certain affirmative defenses.

     On October 4, 1999, Chase Securities, Inc. filed suit against FirstCity before the Supreme Court for the State of New York, County of New York:
Commercial Part seeking recovery of $2.4 million as the balance of a transaction fee allegedly due it under the terms of the engagement letter discussed above and other relief. FirstCity denied that it had any liability to Chase Securities, Inc. FirstCity asserted as a defense to this action the violations of the Bank Holding Company Act and other claims asserted in the litigation filed in the Federal District Court for the Western District of Texas. FirstCity was granted leave to amend its answer in the suit to include a counterclaim against Chase Securities, Inc. asserting breach of contract based upon the matters that were asserted in the Texas suit.

     The Trustee filed an action in the United States District Court for the Southern District of New York against Chase Manhattan Bank, formerly Chase Bank of Texas, N.A. and Chase Securities, Inc. seeking recovery of damages arising from or relating to various agreements by and between Harbor Parent and Harbor and Chase Manhattan Bank ("Chase Bank") and Chase Securities, Inc. ("CSI"), including the alleged violations of the Anti-Tying provision of the Bank Holding Company Act as had been asserted by FirstCity and Harbor Parent in the Texas suit.

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

     The Trustee, FirstCity and Chase Bank and CSI have completed a settlement of the claims in the suits described above and related to the fees alleged to be due to CSI under the engagement letter. Pursuant to the terms of the settlement between Chase Bank, CSI and FirstCity, FirstCity received a payment of $163 thousand and FirstCity, Chase and CSI mutually released each other from all facts alleged and claims and counterclaims made in pleadings, proposed pleadings, submissions to the New York State Supreme Court, and/or answers to interrogatories served in the suits pending in the New York courts described above or related to the September 30, 1998 Engagement Letter executed by FirstCity and CSI, the February 17, 1998 Securitization Agreement executed by Harbor Parent and CSI, the February 25, 1998 Securitization Commitment Letter executed by Harbor and Chase Bank, the February 1, 1999 Syndication Commitment Letter executed by Harbor, CSI and Chase Bank, and/or the February 1, 1999 Syndication Fee Letter executed by Harbor, CSI and Chase Bank. Chase, CSI and HFMC also completed a settlement of the claims asserted in the suit filed by the Trustee and under the fee agreements with HFMC receiving a payment of $1.1 million and the parties mutually releasing each other from all claims in the suit filed by the Trustee and under the agreements referred to above.

     Periodically, FirstCity, its subsidiaries, its affiliates and the Acquisition Partnerships are parties to or otherwise involved in legal proceedings arising in the normal course of business. FirstCity does not believe that there is any proceeding threatened or pending against it, its subsidiaries, its affiliates or the Acquisition Partnerships which, if determined adversely, would have a material adverse effect on the consolidated financial position, results of operations or liquidity of FirstCity, its subsidiaries, its affiliates or the Acquisition Partnerships.

     The Company is a 50% owner in an entity that is obligated to advance up to $2.5 million toward the acquisition of Portfolio Assets from financial institutions in California. At June 30, 2002, advances of $2.4 million had been made under the obligation.

     In connection with the transactions contemplated by the Securities Purchase Agreement pursuant to which the Company sold its 49% equity interest in Drive, effective August 1, 2000, FirstCity Consumer Lending Corporation ("Consumer Corp.") and FirstCity Funding LP ("Funding LP") contributed all of the assets utilized in the operations of the automobile finance operation to Drive pursuant to the terms of a Contribution and Assumption Agreement by and between Consumer Corp. and Drive, and a Contribution and Assumption Agreement by and between Funding LP and Drive (collectively, the "Contribution Agreements"). Drive assumed substantially all of the liabilities of the automobile finance operation as set forth in the Contribution Agreements.

     In addition, in the Securities Purchase Agreement, the Company, Consumer Corp., Funding LP and FirstCity Funding GP Corp. ("Funding GP") made various representations and warranties concerning (i) their respective organizations,
(ii) the automobile finance operation conducted by Consumer Corp. and Funding LP, and (iii) the assets transferred by Consumer Corp. and Funding LP to Drive. The Company, Consumer Corp., Funding LP and Funding GP also agreed to indemnify BoS(USA), and certain of its subsidiaries from damages resulting from a breach of any representation or warranty contained in the Securities Purchase Agreement or otherwise made by the Company, Consumer Corp. or Funding LP in connection with the transaction. The indemnity obligation under the Securities Purchase Agreement survives for a period of seven (7) years from August 25, 2000 (the "Closing Date") with respect to tax-related representations and warranties and for thirty months from the Closing Date with respect to all other representations and warranties. Neither the Company, Consumer Corp., Funding LP, or Funding GP is required to make any payments as a result of the indemnity provided under the Securities Purchase Agreement until the aggregate amount payable exceeds $.25 million, and then only for the amount in excess of $.25 million in the aggregate; however certain representations and warranties are not subject to this $.25 million threshold. Pursuant to the terms of the Contribution Agreements, Consumer Corp. and Funding LP have agreed to indemnify Drive from any damages resulting in a material adverse effect on Drive resulting

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES from breaches of representations or warranties, failure to perform, pay or discharge liabilities other than the assumed liabilities, or claims, lawsuits or proceedings resulting from the transactions contemplated by the Contribution Agreements. Pursuant to the terms of the Contribution Agreements, Drive has agreed to indemnify Consumer Corp. and Funding LP for any breach of any representation or warranty by Drive, the failure of Drive to discharge any assumed liability, or any claims arising out of any failure by Drive to properly service receivables after August 1, 2000. Liability for indemnification pursuant to the terms of the Contribution Agreements will not arise until the total of all losses with respect to such matters exceeds $.25 million and then only for the amount by which such losses exceed $.25 million; however this limitation will not apply to any breach of which the party had knowledge at the time of the Closing Date or any intentional breach by a party of any covenant or obligation under the Contribution Agreements.

     The Company also provided a guaranty limited to a maximum of up to $4 million of a $60 million loan ($21 million outstanding as of June 30, 2002) to Drive by BoS(USA). The Company, Consumer Corp. and Funding L.P. secured the guaranty with security interests in their respective ownership interest in Consumer Corp., Funding L.P. and Drive. To date, no payments have been made by the Company pursuant to this guaranty.

                               WAMCO PARTNERSHIPS



                         COMBINED FINANCIAL STATEMENTS


                                 JUNE 30, 2002

                                  (UNAUDITED)

                               WAMCO PARTNERSHIPS



                            COMBINED BALANCE SHEETS


                                  (UNAUDITED)



                                                              JUNE 30,   DECEMBER 31,
                                                                2002         2001
                                                              --------   ------------
                                                              (DOLLARS IN THOUSANDS)
                                       ASSETS
Cash........................................................  $ 12,288     $ 13,397
Portfolio Assets, net.......................................   132,229      218,731
Investments in partnerships.................................     2,302        2,302
Investments in trust certificates...........................     8,634        8,223
Deferred profit sharing.....................................    17,284       15,506
Other assets, net...........................................     1,106        1,458
                                                              --------     --------
                                                              $173,843     $259,617
                                                              ========     ========
                          LIABILITIES AND PARTNERS' CAPITAL
Notes payable (including $21,547 and $101,178 to affiliates
  in 2002 and 2001, respectively)...........................    66,993      140,411
Deferred compensation.......................................    23,071       20,552
Other liabilities (including $277 and $558 to affiliates in
  2002 and 2001, respectively)..............................     3,732        3,800
                                                              --------     --------
     Total liabilities......................................    93,796      164,763
Commitments and contingencies...............................        --           --
Preferred equity............................................     4,422        4,605
Partners' capital...........................................    75,625       90,249
                                                              --------     --------
                                                              $173,843     $259,617
                                                              ========     ========



            See accompanying notes to combined financial statements.

                               WAMCO PARTNERSHIPS



                       COMBINED STATEMENTS OF OPERATIONS


                                  (UNAUDITED)



                                                        THREE MONTHS ENDED     SIX MONTHS ENDED
                                                             JUNE 30,              JUNE 30,
                                                        -------------------   ------------------
                                                          2002       2001       2002      2001
                                                        --------   --------   --------   -------
                                                                 (DOLLARS IN THOUSANDS)
Proceeds from resolution of Portfolio Assets..........  $87,168    $17,343    $105,601   $35,778
Cost of Portfolio Assets resolved.....................   70,949     10,746      82,759    20,517
                                                        -------    -------    --------   -------
Gain on resolution of Portfolio Assets................   16,219      6,597      22,842    15,261
Interest income.......................................    3,377      4,896       7,589     9,923
Interest and fees on notes payable -- affiliates......   (1,223)    (3,616)     (2,595)   (7,543)
Interest and fees on notes payable -- other...........     (941)      (185)     (1,781)     (241)
Provision for loan losses.............................      (99)        --         (99)     (151)
Servicing fees -- affiliate...........................   (1,713)      (797)     (2,526)   (1,660)
General, administrative and operating expenses........   (1,824)    (2,104)     (2,655)   (3,753)
Other income, net.....................................      466        456         951       904
                                                        -------    -------    --------   -------
Net earnings..........................................  $14,262    $ 5,247    $ 21,726   $12,740
                                                        =======    =======    ========   =======



            See accompanying notes to combined financial statements.

                               WAMCO PARTNERSHIPS



              COMBINED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL


                                  (UNAUDITED)



                                                            CLASS B
                                       CLASS A EQUITY       EQUITY
                                     -------------------   ---------
                                     GENERAL    LIMITED     LIMITED      GENERAL    LIMITED
                                     PARTNERS   PARTNERS   PARTNERS     PARTNERS    PARTNERS    TOTAL
                                     --------   --------   ---------    ---------   --------   --------
                                                           (DOLLARS IN THOUSANDS)
BALANCE AT DECEMBER 31, 2000.......    $117     $ 5,715     $1,147       $  870     $ 53,755   $ 61,604
  Contributions....................      --          --         --          265       26,265     26,530
  Distributions....................     (26)     (1,271)      (145)        (311)     (18,194)   (19,947)
  Comprehensive income:
     Net earnings..................      26       1,291        106          253       19,452     21,128
     Unrealized net gain on
       securitization..............      14         667         --            5          248        934
                                       ----     -------     ------       ------     --------   --------
  Total comprehensive income.......      40       1,958        106          258       19,700     22,062
                                       ----     -------     ------       ------     --------   --------
BALANCE AT DECEMBER 31, 2001.......     131       6,402      1,108        1,082       81,526     90,249
  Contributions....................      --          --         --           19        1,923      1,942
  Distributions....................     (16)       (807)       (64)        (422)     (37,501)   (38,810)
  Comprehensive income:
     Net earnings..................      13         645         20          235       20,813     21,726
     Unrealized net gain on
       securitization..............       7         367          5            3          136        518
                                       ----     -------     ------       ------     --------   --------
  Total comprehensive income.......      20       1,012         25          238       20,949     22,244
                                       ----     -------     ------       ------     --------   --------
BALANCE AT JUNE 30, 2002...........    $135     $ 6,607     $1,069       $  917     $ 66,897   $ 75,625
                                       ====     =======     ======       ======     ========   ========



            See accompanying notes to combined financial statements.

                               WAMCO PARTNERSHIPS



                       COMBINED STATEMENTS OF CASH FLOWS


                                  (UNAUDITED)



                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              ----------------------
                                                                 2002        2001
                                                              ----------   ---------
                                                              (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net earnings..............................................  $  21,726    $ 12,740
  Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
     Amortization of loan origination and commitment fees...        264         617
     Provision for loan losses..............................         99         151
     Gain on resolution of Portfolio Assets.................    (22,842)    (15,261)
     Purchase of Portfolio Assets...........................     (7,624)    (95,599)
     Capitalized costs on Portfolio Assets..................     (3,478)       (329)
     Capitalized interest on Portfolio Assets...............       (427)       (690)
     Capitalized interest on trust certificates.............       (145)       (224)
     Proceeds from resolution of Portfolio Assets...........    105,601      35,778
     Principal payments on Performing Portfolio Assets......     15,173      18,293
     Decrease (increase) in deferred profit sharing.........     (1,778)        562
     Decrease (increase) in other assets....................        (44)         61
     Increase (decrease) in deferred compensation...........      2,519      (1,888)
     Increase (decrease) in other liabilities...............        (68)        232
                                                              ---------    --------
       Net cash provided by (used in) operating
        activities..........................................    108,976     (45,557)
Cash flows from investing activities:
  Principal payments on trust certificates..................        384          77
                                                              ---------    --------
       Net cash provided investing activities...............        384          77
Cash flows from financing activities:
  Borrowing of debt.........................................     34,292      76,621
  Repayment of debt.........................................   (107,710)    (37,855)
  Change in preferred equity................................       (183)        861
  Capital contributions.....................................      1,942      20,521
  Capital distributions.....................................    (38,810)     (8,900)
                                                              ---------    --------
       Net cash provided by (used in) financing
        activities..........................................   (110,469)     51,248
                                                              ---------    --------
Net increase (decrease) in cash.............................     (1,109)      5,768
Cash at beginning of period.................................     13,397       6,083
                                                              ---------    --------
Cash at end of period.......................................  $  12,288    $ 11,851
                                                              =========    ========
     Supplemental disclosure of cash flow information:
     Cash paid for interest:................................  $   4,323    $  6,792
     Unrealized net gain on trust certificates:.............  $     646    $      -



            See accompanying notes to combined financial statements.

                               WAMCO PARTNERSHIPS



                     NOTES TO COMBINED FINANCIAL STATEMENTS


                                 JUNE 30, 2002


                             (DOLLARS IN THOUSANDS)


                                  (UNAUDITED)



(1) BASIS OF PRESENTATION


     The unaudited combined financial statements of the WAMCO Partnerships reflect, in the opinion of management, all adjustments, consisting only of normal and recurring adjustments, necessary to present fairly the combined financial position at June 30, 2002, the results of operations for the three-month and six-month periods ended June 30, 2002 and 2001, and the cash flows for the six-month periods ended June 30, 2002 and 2001.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the estimation of future collections on purchased portfolio assets used in the calculation of net gain on resolution of portfolio assets, interest rate environments, and prepayment speeds and collectibility of loans held in inventory and in securitization trusts. Actual results could differ materially from those estimates.

(2) ORGANIZATION AND PARTNERSHIP AGREEMENTS

     The combined financial statements represents domestic Texas limited partnerships and limited liability companies ("Acquisition Partnerships" or "Partnerships") and include the accounts of WAMCO III, Ltd. ("WAMCO III"); WAMCO IX, Ltd. ("WAMCO IX"); WAMCO XXIV, Ltd. ("WAMCO XXIV"); WAMCO XXV, Ltd. ("WAMCO XXV"); WAMCO XXVI Ltd.; WAMCO XXVII Ltd. ("WAMCO XXVII"); WAMCO XXVIII Ltd. ("WAMCO XXVIII"); WAMCO XXIX, Ltd. ("WAMCO XXIX"); WAMCO XXX, Ltd.; Calibat Fund, LLC; First B Realty, Ltd.; First Paradee, Ltd.; FirstStreet Investments LLC ("FirstStreet"); FC Properties, Ltd. ("FC Properties"); and Community Development Investment, LLC. FirstCity Financial Corporation or its subsidiaries, FirstCity Commercial Corporation and FirstCity Holdings Corporation (together "FirstCity"), share limited partnership interests and participate as general partners in common with Cargill Financial Services, Inc. in all of the Partnerships. FC Properties, WAMCO XXIV, WAMCO XXV and WAMCO XXVIII are considered to be significant subsidiaries of FirstCity.

     The Partnerships were formed to acquire, hold and dispose of Portfolio Assets acquired from the Federal Deposit Insurance Corporation, Resolution Trust Corporation and other nongovernmental agency sellers, pursuant to certain purchase agreements or assignments of such purchase agreements. In accordance with the purchase agreements, the Partnerships retain certain rights of return regarding the assets related to defective title, past due real estate taxes, environmental contamination, structural damage and other limited legal representations and warranties.

     Generally, the partnership agreements of the Partnerships provide for certain preferences as to the distribution of cash flows. Proceeds from disposition of and payments received on the Portfolio Assets are allocated based on the partnership and other agreements which ordinarily provide for the payment of interest and mandatory principal installments on outstanding debt before payment of intercompany servicing fees and return of capital and restricted distributions to partners.

     The partnership agreement for WAMCO III provides for Class A and Class B Equity partners. The Class A Equity partners are WAMCO III of Texas, Inc., FirstCity Commercial Corporation and CFSC Capital Corp. II, and the Class B Equity partner is CFSC Capital Corp. II. The Class B Equity limited partner is allocated 20 percent net income or loss, excluding equity earnings in FirstStreet, recognized by the

                               WAMCO PARTNERSHIPS

                                  (UNAUDITED)


partnership prior to allocation of net income or loss to the Class A Equity partners. Net earnings in FirstStreet are allocated to the Class A Equity partners in proportion to their respective ownership percentages. Net income or loss is credited or charged to the Class A Equity partners' capital accounts in proportion to their respective capital account balances after the 20% allocation to the Class B Equity limited partner. Distributions are allocated using the same methodology as net income or loss. The Class B Equity limited partner is not required to make capital contributions.


     During June 2001, First Paradee, Ltd. was merged with and into WAMCO XXV with WAMCO XXV being the surviving entity. Also during June 2001, WAMCO IX sold, at cost, its remaining Portfolio Assets that had projected estimated remaining collections to WAMCO XXV.



(3) COMBINING FINANCIAL STATEMENTS



     FC Properties, WAMCO XXIV, WAMCO XXV and WAMCO XXVIII are considered to be significant subsidiaries of FirstCity. The following tables summarize the combining balance sheets and changes in partners' capital of the WAMCO Partnerships as of June 30, 2002 and December 31, 2001, the related combining statements of operations for the three and six months ended June 30, 2002 and 2001, and combining statements of cash flows for the six months ended June 30, 2002 and 2001.

                            COMBINING BALANCE SHEETS


                                 JUNE 30, 2002


                                  (UNAUDITED)



                                FC        WAMCO     WAMCO     WAMCO       OTHER
                            PROPERTIES    XXIV       XXV     XXVIII    PARTNERSHIPS   ELIMINATIONS   COMBINED
                            ----------   -------   -------   -------   ------------   ------------   --------
                                                         (DOLLARS IN THOUSANDS)
ASSETS
Cash......................   $ 2,760     $  559    $1,069    $ 2,938     $ 4,962        $    --      $ 12,288
Portfolio Assets, net.....    15,135     23,675    27,193     43,490      22,736             --       132,229
Investments in
  partnerships............        --         --        --         --       2,302             --         2,302
Investments in trust
  certificates............        --         --        --         --       8,634             --         8,634
Notes receivable from
  affiliates..............        --         --     1,188         --          --         (1,188)           --
Deferred profit sharing...    17,284         --        --         --          --             --        17,284
Other assets, net.........        19        192       271        459         165             --         1,106
                             -------     -------   -------   -------     -------        -------      --------
                             $35,198     $24,426   $29,721   $46,887     $38,799        $(1,188)     $173,843
                             =======     =======   =======   =======     =======        =======      ========

LIABILITIES AND PARTNERS'
  CAPITAL
Notes payable.............   $    --     $12,208   $16,946   $28,500     $10,527        $(1,188)     $ 66,993
Deferred compensation.....    23,071         --        --         --          --             --        23,071
Other liabilities.........         4        107       873      1,258       1,490             --         3,732
                             -------     -------   -------   -------     -------        -------      --------
     Total liabilities....    23,075     12,315    17,819     29,758      12,017         (1,188)       93,796
Preferred equity..........        --      4,422        --         --          --             --         4,422
Partners' capital.........    12,123      7,689    11,902     17,129      26,782             --        75,625
                             -------     -------   -------   -------     -------        -------      --------
                             $35,198     $24,426   $29,721   $46,887     $38,799        $(1,188)     $173,843
                             =======     =======   =======   =======     =======        =======      ========
Notes payable owed to
  affiliates included in
  above balances..........   $    --     $12,208   $   --    $    --     $10,527        $(1,188)     $ 21,547
Other liabilities owed to
  affiliates included in
  above balances..........        --         98       (28)       145          62             --           277

                            COMBINING BALANCE SHEETS


                               DECEMBER 31, 2001



                                FC        WAMCO     WAMCO     WAMCO       OTHER
                            PROPERTIES    XXIV       XXV     XXVIII    PARTNERSHIPS   ELIMINATIONS   COMBINED
                            ----------   -------   -------   -------   ------------   ------------   --------
                                                         (DOLLARS IN THOUSANDS)
ASSETS
Cash......................   $ 1,942     $1,108    $1,928    $ 3,510     $ 4,909        $    --      $ 13,397
Portfolio Assets, net.....    15,566     27,625    30,023     70,283      75,234             --       218,731
Investments in
  partnerships............        --         --        --         --       2,302             --         2,302
Investments in trust
  certificates............        --         --        --         --       8,223             --         8,223
Notes receivable from
  affiliates..............        --         --     1,752         --          --         (1,752)           --
Deferred profit sharing...    15,506         --        --         --          --             --        15,506
Other assets, net.........         5        241       378        143       1,316           (625)        1,458
                             -------     -------   -------   -------     -------        -------      --------
                             $33,019     $28,974   $34,081   $73,936     $91,984        $(2,377)     $259,617
                             =======     =======   =======   =======     =======        =======      ========

LIABILITIES AND PARTNERS'
  CAPITAL
Notes payable.............   $    --     $16,081   $20,571   $47,964     $57,547        $(1,752)     $140,411
Deferred compensation.....    20,552         --        --         --          --             --        20,552
Other liabilities.........       443        130     1,396      1,162       1,294           (625)        3,800
                             -------     -------   -------   -------     -------        -------      --------
     Total liabilities....    20,995     16,211    21,967     49,126      58,841         (2,377)      164,763
Preferred equity..........        --      4,605        --         --          --             --         4,605
Partners' capital.........    12,024      8,158    12,114     24,810      33,143             --        90,249
                             -------     -------   -------   -------     -------        -------      --------
                             $33,019     $28,974   $34,081   $73,936     $91,984        $(2,377)     $259,617
                             =======     =======   =======   =======     =======        =======      ========
Notes payable owed to
  affiliates included in
  above balances..........   $    --     $14,539   $   --    $47,964     $40,427        $(1,752)     $101,178
Other liabilities owed to
  affiliates included in
  above balances..........         1         40       948         95          99           (625)          558

                       COMBINING STATEMENTS OF OPERATIONS


                        THREE MONTHS ENDED JUNE 30, 2002


                                  (UNAUDITED)



                                 FC        WAMCO      WAMCO      WAMCO       OTHER
                             PROPERTIES     XXIV       XXV      XXVIII    PARTNERSHIPS   ELIMINATIONS   COMBINED
                             ----------   --------   --------   -------   ------------   ------------   --------
                                                           (DOLLARS IN THOUSANDS)
Proceeds from resolution of
  Portfolio Assets.........    $1,155      $ 533      $ 385     $26,814     $58,281          $ --       $87,168
Cost of Portfolio Assets
  resolved.................       239        525        254      18,925      51,006            --        70,949
                               ------      -----      -----     -------     -------          ----       -------
Gain on resolution of
  Portfolio Assets.........       916          8        131       7,889       7,275            --        16,219
Interest income............        --        616        529         825       1,424           (17)        3,377
Interest and fees on notes
  payable -- affiliates....        --       (364)        --        (469)       (407)           17        (1,223)
Interest and fees on notes
  payable -- other.........        --        (11)      (245)       (201)       (484)           --          (941)
Provision for loan
  losses...................       (17)        --         --          --         (82)           --           (99)
Service
  fees -- affiliate........       (35)       (95)       (53)       (757)       (773)           --        (1,713)
General, administrative and
  operating expenses.......      (519)       (10)       (97)       (600)       (598)           --        (1,824)
Other income, net..........         7          3          3          10         443            --           466
                               ------      -----      -----     -------     -------          ----       -------
     Net earnings..........    $  352      $ 147      $ 268     $ 6,697     $ 6,798          $ --       $14,262
                               ======      =====      =====     =======     =======          ====       =======

                       COMBINING STATEMENTS OF OPERATIONS


                        THREE MONTHS ENDED JUNE 30, 2001


                                  (UNAUDITED)



                                 FC        WAMCO      WAMCO      WAMCO       OTHER
                             PROPERTIES     XXIV       XXV      XXVIII    PARTNERSHIPS   ELIMINATIONS   COMBINED
                             ----------   --------   --------   -------   ------------   ------------   --------
                                                           (DOLLARS IN THOUSANDS)
Proceeds from resolution of
  Portfolio Assets.........    $2,903      $   --    $ 3,461    $10,652     $ 1,533        $(1,206)     $17,343
Cost of Portfolio Assets
  resolved.................       612          --      2,591      7,747       1,002         (1,206)      10,746
                               ------      ------    -------    -------     -------        -------      -------
Gain on resolution of
  Portfolio Assets.........     2,291          --        870      2,905         531             --        6,597
Interest income............        --       1,079        968        645       2,254            (50)       4,896
Interest and fees on notes
  payable -- affiliates....       (48)       (513)      (754)      (965)     (1,386)            50       (3,616)
Interest and fees on notes
  payable -- other.........        --         (33)        --        (74)        (78)            --         (185)
Provision for loan
  losses...................        --          --         --         --          --             --           --
Service
  fees -- affiliate........       (87)        (66)       (46)      (363)       (235)            --         (797)
General, administrative and
  operating expenses.......      (531)        (26)      (168)      (512)       (867)            --       (2,104)
Other income, net..........         9          14         18         23         392             --          456
                               ------      ------    -------    -------     -------        -------      -------
     Net earnings..........    $1,634      $  455    $   888    $ 1,659     $   611        $    --      $ 5,247
                               ======      ======    =======    =======     =======        =======      =======



                       COMBINING STATEMENTS OF OPERATIONS


                         SIX MONTHS ENDED JUNE 30, 2002


                                  (UNAUDITED)



                                FC        WAMCO      WAMCO      WAMCO       OTHER
                            PROPERTIES     XXIV       XXV      XXVIII    PARTNERSHIPS   ELIMINATIONS   COMBINED
                            ----------   --------   --------   -------   ------------   ------------   --------
                                                          (DOLLARS IN THOUSANDS)
Proceeds from resolution
  of Portfolio Assets.....   $ 5,720      $1,560     $1,247    $36,323     $60,751          $ --       $105,601
Cost of Portfolio Assets
  resolved................     1,689       1,485        862     26,036      52,687            --         82,759
                             -------      ------     ------    -------     -------          ----       --------
Gain on resolution of
  Portfolio Assets........     4,031          75        385     10,287       8,064            --         22,842
Interest income...........        --       1,309      1,061      1,693       3,565           (39)         7,589
Interest and fees on notes
  payable -- affiliate....        --        (746)        --     (1,044)       (844)           39         (2,595)
Interest and fees on notes
  payable -- other........        --         (37)      (505)      (396)       (843)           --         (1,781)
Provision for loan
  losses..................       (17)         --         --         --         (82)           --            (99)
Service
  fees -- affiliate.......      (172)       (186)      (106)    (1,073)       (989)           --         (2,526)
General, administrative
  and operating
  expenses................    (1,158)        (31)      (236)      (668)       (562)           --         (2,655)
Other income, net.........        10           6          6         22         907            --            951
                             -------      ------     ------    -------     -------          ----       --------
     Net earnings.........   $ 2,694      $  390     $  605    $ 8,821     $ 9,216          $ --       $ 21,726
                             =======      ======     ======    =======     =======          ====       ========

                       COMBINING STATEMENTS OF OPERATIONS


                         SIX MONTHS ENDED JUNE 30, 2001


                                  (UNAUDITED)



                                 FC        WAMCO      WAMCO      WAMCO       OTHER
                             PROPERTIES     XXIV       XXV      XXVIII    PARTNERSHIPS   ELIMINATIONS   COMBINED
                             ----------   --------   --------   -------   ------------   ------------   --------
                                                           (DOLLARS IN THOUSANDS)
Proceeds from resolution of
  Portfolio Assets.........   $ 7,816     $ 3,248    $ 5,154    $13,098     $ 7,668        $(1,206)     $35,778
Cost of Portfolio Assets
  resolved.................     1,813       2,264      3,803      9,434       4,409         (1,206)      20,517
                              -------     -------    -------    -------     -------        -------      -------
Gain on resolution of
  Portfolio Assets.........     6,003         984      1,351      3,664       3,259             --       15,261
Interest income............        --       2,348      1,935      1,276       4,480           (116)       9,923
Interest and fees on notes
  payable -- affiliates....      (159)     (1,162)    (1,511)    (1,706)     (3,121)           116       (7,543)
Interest and fees on notes
  payable -- other.........        --         (69)        --        (83)        (89)            --         (241)
Provision for loan
  losses...................        --          --         --         --        (151)            --         (151)
Service
  fees -- affiliate........      (234)       (268)      (125)      (452)       (581)            --       (1,660)
General, administrative and
  operating expenses.......    (1,793)        (39)      (244)      (554)     (1,123)            --       (3,753)
Other income, net..........        17          23         36         34         794             --          904
                              -------     -------    -------    -------     -------        -------      -------
     Net earnings..........   $ 3,834     $ 1,817    $ 1,442    $ 2,179     $ 3,468        $    --      $12,740
                              =======     =======    =======    =======     =======        =======      =======

              COMBINING STATEMENTS OF CHANGES IN PARTNERS' CAPITAL


                                  (UNAUDITED)



                                             FC        WAMCO     WAMCO     WAMCO        OTHER
                                         PROPERTIES    XXIV       XXV      XXVIII    PARTNERSHIPS   ELIMINATIONS   COMBINED
                                         ----------    -----     -----    --------   ------------   ------------   --------
                                                                       (DOLLARS IN THOUSANDS)
BALANCE AT DECEMBER 31, 2000...........   $ 8,846     $ 9,847   $12,476   $  4,216     $ 26,219         $--        $ 61,604
  Contributions........................        --          --        --     18,890        7,640          --          26,530
  Distributions........................    (1,093)     (4,201)   (2,232)    (4,132)      (8,289)         --         (19,947)
  Comprehensive income:
    Net earnings.......................     4,271       2,512     1,870      5,836        6,639          --          21,128
    Unrealized net gain on
      securitization...................        --          --        --         --          934          --             934
                                          -------     -------   -------   --------     --------         ---        --------
  Total comprehensive income...........     4,271       2,512     1,870      5,836        7,573          --          22,062
                                          -------     -------   -------   --------     --------         ---        --------
BALANCE AT DECEMBER 31, 2001...........    12,024       8,158    12,114     24,810       33,143          --          90,249
  Contributions........................        --          --        --         --        1,942          --           1,942
  Distributions........................    (2,595)       (859)     (817)   (16,502)     (18,037)         --         (38,810)
  Comprehensive income:
    Net earnings.......................     2,694         390       605      8,821        9,216          --          21,726
    Unrealized net gain on
      securitization...................        --          --        --         --          518          --             518
                                          -------     -------   -------   --------     --------         ---        --------
  Total comprehensive income...........     2,694         390       605      8,821        9,734          --          22,244
                                          -------     -------   -------   --------     --------         ---        --------
BALANCE AT JUNE, 2002..................   $12,123     $ 7,689   $11,902   $ 17,129     $ 26,782         $--        $ 75,625
                                          =======     =======   =======   ========     ========         ===        ========

                       COMBINING STATEMENTS OF CASH FLOWS


                         SIX MONTHS ENDED JUNE 30, 2002


                                  (UNAUDITED)



                                              FC        WAMCO     WAMCO     WAMCO        OTHER
                                          PROPERTIES    XXIV       XXV      XXVIII    PARTNERSHIPS   ELIMINATIONS   COMBINED
                                          ----------   -------   -------   --------   ------------   ------------   ---------
                                                                        (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net earnings..........................   $ 2,694     $   390   $   605   $  8,821     $  9,216        $  --       $  21,726
  Adjustments to reconcile net earnings
    to net cash provided by (used in)
    operating activities:
    Amortization of loan origination and
      commitment fees...................        --           7        91         --          166           --             264
    Provision for loan losses...........        17          --        --         --           82           --              99
    Gain on resolution of Portfolio
      Assets............................    (4,031)        (75)     (385)   (10,287)      (8,064)          --         (22,842)
    Purchase of Portfolio Assets........        --          --        --         --       (7,624)          --          (7,624)
    Capitalized costs on Portfolio
      Assets............................    (1,275)         --         4     (2,065)        (142)          --          (3,478)
    Capitalized interest on Portfolio
      Assets............................        --        (234)     (156)       (37)          --           --            (427)
    Capitalized interest on Trust
      Certificates......................        --          --        --         --         (145)          --            (145)
    Proceeds from resolution of
      Portfolio Assets..................     5,720       1,560     1,247     36,323       60,751                      105,601
    Principal payments on Performing
      Portfolio Assets..................        --       2,699     2,120      2,859        7,495           --          15,173
    Increase in deferred profit
      sharing...........................    (1,778)         --        --         --           --           --          (1,778)
    (Increase) decrease in other
      assets............................       (15)         41       (39)      (321)         854         (564)            (44)
    Increase in deferred compensation...     2,519          --        --         --           --           --           2,519
    Increase (decrease) in other
      liabilities.......................      (438)        (22)       96        101          195           --             (68)
                                           -------     -------   -------   --------     --------        -----       ---------
      Net cash provided by (used in)
         operating activities...........     3,413       4,366     3,583     35,394       62,784         (564)        108,976
Cash flows from investing activities:
  Principal payments on trust
    certificates........................        --          --        --         --          384           --             384
                                           -------     -------   -------   --------     --------        -----       ---------
      Net cash provided by investing
         activities.....................        --          --        --         --          384           --             384
Cash flows from financing activities:
  Borrowing of debt.....................        --          --        --     28,500        5,792                       34,292
  Repayment of debt.....................        --      (3,873)   (3,625)   (47,964)     (52,248)                    (107,710)
  Borrowing of debt -- affiliates.......        --          --        --         --           40          (40)             --
  Repayment of debt -- affiliates.......        --          --        --         --         (604)         604              --
  Change in preferred equity............        --        (183)       --         --           --           --            (183)
  Capital contributions.................        --          --        --         --        1,942           --           1,942
  Capital distributions.................    (2,595)       (859)     (817)   (16,502)     (18,037)          --         (38,810)
                                           -------     -------   -------   --------     --------        -----       ---------
      Net cash provided by (used in)
         financing activities...........    (2,595)     (4,915)   (4,442)   (35,966)     (63,115)         564        (110,469)
                                           -------     -------   -------   --------     --------        -----       ---------
Net increase (decrease) in cash.........       818        (549)     (859)      (572)          53           --          (1,109)
Cash at beginning of period.............     1,942       1,108     1,928      3,510        4,909           --          13,397
                                           -------     -------   -------   --------     --------        -----       ---------
Cash at end of period...................   $ 2,760     $   559   $ 1,069   $  2,938     $  4,962        $  --       $  12,288
                                           =======     =======   =======   ========     ========        =====       =========
Supplemental disclosure of cash flow
  information:
Cash paid for interest..................   $    --     $   617   $   426   $  1,571     $  1,709        $ (42)      $   4,281

                       COMBINING STATEMENTS OF CASH FLOWS


                         SIX MONTHS ENDED JUNE 30, 2001


                                  (UNAUDITED)



                                              FC        WAMCO     WAMCO      WAMCO        OTHER
                                          PROPERTIES    XXIV       XXV       XXVIII    PARTNERSHIPS   ELIMINATIONS   COMBINED
                                          ----------   -------   --------   --------   ------------   ------------   --------
                                                                        (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net earnings..........................   $ 3,834     $ 1,817   $  1,442   $  2,179     $  3,468       $    --      $ 12,740
  Adjustments to reconcile net earnings
    to net cash provided by (used in)
    operating activities:
    Amortization of loan origination and
      commitment fees...................        74          15        306         --          222            --           617
    Provision for loan losses...........        --          --         --         --          151            --           151
    Gain on resolution of Portfolio
      Assets............................    (6,003)       (984)    (1,351)    (3,664)      (3,259)           --       (15,261)
    Purchase of Portfolio Assets........        --          --     (1,206)   (60,403)     (35,196)        1,206       (95,599)
    Capitalized costs on Portfolio
      Assets............................      (244)         --         --         (4)         (81)           --          (329)
    Capitalized interest on Portfolio
      Assets............................        --        (301)      (389)        --           --            --          (690)
    Capitalized interest on Trust
      Certificates......................        --          --         --         --         (224)           --          (224)
    Proceeds from resolution of
      Portfolio Assets..................     7,816       3,248      5,154     13,098        7,668        (1,206)       35,778
    Principal payments on Performing
      Portfolio Assets..................        --       1,656        960      2,279       13,398            --        18,293
    Decrease in deferred profit
      sharing...........................       562          --         --         --           --            --           562
    (Increase) decrease in other
      assets............................        82         169      2,174       (179)      (1,169)       (1,016)           61
    Decrease in deferred compensation...    (1,888)         --         --         --           --            --        (1,888)
    Increase (decrease) in other
      liabilities.......................      (576)       (571)      (159)       917          621            --           232
                                           -------     -------   --------   --------     --------       -------      --------
      Net cash provided by (used in)
         operating activities...........     3,657       5,049      6,931    (45,777)     (14,401)       (1,016)      (45,557)
Cash flows from investing activities:
  Principal payments on trust
    certificates........................        --          --         --         --           77            --            77
                                           -------     -------   --------   --------     --------       -------      --------
      Net cash provided by investing
         activities.....................        --          --         --         --           77            --            77
Cash flows from financing activities:
  Borrowing of debt.....................        41          --        221     47,237       29,122            --        76,621
  Repayment of debt.....................    (3,165)     (3,221)    (5,574)   (10,115)     (15,780)           --       (37,855)
  Borrowing of debt -- affiliates.......        --          --         --         --           68           (68)           --
  Repayment of debt -- affiliates.......        --          --         --         --       (1,084)        1,084            --
  Change in preferred equity............        --         861         --         --           --            --           861
  Capital contributions.................        --          --         --     13,240        7,281            --        20,521
  Capital distributions.................    (1,093)     (2,215)    (1,064)      (786)      (3,742)           --        (8,900)
                                           -------     -------   --------   --------     --------       -------      --------
      Net cash provided by (used in)
         financing activities...........    (4,217)     (4,575)    (6,417)    49,576       15,865         1,016        51,248
                                           -------     -------   --------   --------     --------       -------      --------
  Net increase (decrease) in cash.......      (560)        474        514      3,799        1,541            --         5,768
  Cash at beginning of period...........     1,270         608        574        873        2,758            --         6,083
                                           -------     -------   --------   --------     --------       -------      --------
  Cash at end of period.................   $   710     $ 1,082   $  1,088   $  4,672     $  4,299       $    --      $ 11,851
                                           =======     =======   ========   ========     ========       =======      ========
Supplemental disclosure of cash flow
  information:
  Cash paid for interest................   $   107     $   936   $  1,268   $  1,528     $  2,953       $  (121)     $  6,671

(4) PORTFOLIO ASSETS



     Portfolio Assets are summarized as follows:



                                                                   JUNE 30, 2002
                                       ----------------------------------------------------------------------
                                           FC        WAMCO      WAMCO      WAMCO        OTHER
                                       PROPERTIES     XXIV       XXV       XXVIII    PARTNERSHIPS   COMBINED
                                       ----------   --------   --------   --------   ------------   ---------
Non-performing Portfolio Assets......   $    --     $     --   $ 12,810   $ 79,728     $ 58,506     $ 151,044
Performing Portfolio Assets..........        --       32,936     25,249     24,545        9,651        92,381
Real estate Portfolios...............    15,135           --         --         --        1,325        16,460
                                        -------     --------   --------   --------     --------     ---------
    Total Portfolio Assets...........    15,135       32,936     38,059    104,273       69,482       259,885
Discount required to reflect
  Portfolio Assets at carrying
  value..............................        --       (9,261)   (10,866)   (60,783)     (46,746)     (127,656)
                                        -------     --------   --------   --------     --------     ---------
    Portfolio Assets, net............   $15,135     $ 23,675   $ 27,193   $ 43,490     $ 22,736     $ 132,229
                                        =======     ========   ========   ========     ========     =========



                                                                DECEMBER 31, 2001
                                     ------------------------------------------------------------------------
                                         FC        WAMCO      WAMCO       WAMCO        OTHER
                                     PROPERTIES     XXIV       XXV        XXVIII    PARTNERSHIPS    COMBINED
                                     ----------   --------   --------    --------   ------------    ---------
Non-performing Portfolio Assets....   $    --     $     --   $ 13,604    $104,735     $ 48,944      $ 167,283
Performing Portfolio Assets........        --       38,337     27,283      39,762       82,687        188,069
Real estate Portfolios.............    15,566           --         --          --        1,526         17,092
                                      -------     --------   --------    --------     --------      ---------
    Total Portfolio Assets.........    15,566       38,337     40,887     144,497      133,157        372,444
Discount required to reflect
  Portfolio Assets at carrying
  value............................        --      (10,712)   (10,864)    (74,214)     (57,923)      (153,713)
                                      -------     --------   --------    --------     --------      ---------
    Portfolio Assets, net..........   $15,566     $ 27,625   $ 30,023    $ 70,283     $ 75,234      $ 218,731
                                      =======     ========   ========    ========     ========      =========



     Portfolio Assets are pledged to secure non-recourse notes payable. During the second quarter of 2002, three Partnerships (WAMCO XVII, WAMCO XVIII and WAMCO XIX) completed a bulk loan sale of performing and non-performing Portfolio Assets with a carrying value of $59,149. Total proceeds on the sale were $71,128 generating a gain on resolution of Portfolio Assets of $11,979.



(5) INTEREST RELATED TO RESIDUAL INTEREST IN TRUST CERTIFICATES



     Residual certificates held by the Partnerships to which the Partnerships receive all the economic benefits and risks consist of retained interests in the amount of $8,634 and $8,223 at June 30, 2002 and December 31, 2001, respectively. The Partnerships recognized interest income on these certificates utilizing a yield of 21.08% and 20.83% for the six months ended June 30, 2002 and 2001, respectively.



     Partners' capital includes accumulated unrealized net gain on securitizations of $1,452 at June 30, 2002. An unrealized gain of $646 was recorded during the six months ended June 30, 2002. Also, accumulated unrealized gain of $128 was accreted to interest income during the six months ended June 30, 2002. No unrealized gain or loss was recognized during the six months ended June 30, 2001 as the carrying value of the securities approximated market value.



(6) DEFERRED PROFIT SHARING AND DEFERRED COMPENSATION



     In connection with the formation of FC Properties, an agreement was entered into which provided for potential payments to the project manager based on a percentage of total estimated sales. An equal amount of deferred profit participation and deferred compensation is recorded based on such estimates with the deferred profit participation being amortized into expense in proportion to actual sales realized. No profit participation was paid until the limited partners recognized a 20% return on their investment. This return threshold was met in 2001. At June 30, 2002 and December 31, 2001, the estimated liability for this profit participation was $23,071 and $20,552, respectively, and was included in deferred compensation in the accompanying combined balance sheets. Additionally, amortization of $190 and $1,038 was recognized during the six months ended

June 30, 2002 and 2001, respectively, and has been included in general, administrative and operating expenses in the accompanying combined statements of operations.



(7) TRANSACTIONS WITH AFFILIATES



     Under the terms of the various servicing agreements between the Partnerships and FirstCity, FirstCity receives a servicing fee based on proceeds from resolution of the Portfolio Assets for processing transactions on the Portfolio Assets and for conducting settlement, collection and other resolution activities. Included in general, administrative and operating expenses in the accompanying combined statements of operations is approximately $2,526 and $1,660 in servicing fees incurred by the Partnerships during the six months ended June 30, 2002 and 2001, respectively.



     In March 2001, FirstCity sold 35% of its equity interest in FC Properties, Ltd. to CFSC Capital Corp. II. FirstCity recognized a gain of $3,134 on this sale.



     During 2001, WAMCO IX sold its portfolio assets that had projected estimated remaining collections to WAMCO XXV. The assets were sold for their historical cost book value of $1,206. The sale resulted in no gain or goodwill being recorded. This transaction was eliminated in the combining statements of operations for 2001.



(8) PREFERRED EQUITY



     In 1999, CFSC Capital Corp. XXX contributed $3,556 as preferred equity in Community Development Investment, LLC. The preferred equity agreement requires interest to be paid at a rate equal to the London Interbank Offering Rate (1.84% at June 30, 2002) plus 5%. Interest in the amount of $19 and $18 has been accrued at June 30, 2002 and December 31, 2001, respectively. Interest expense on the preferred equity total $133 and $272 during the six months ended June 30, 2002 and 2001, respectively.



(9) COMMITMENTS AND CONTINGENCIES



     Calibat Fund, LLC has committed to make additional investments in partnerships up to $89 at June 30, 2002.



     The Partnerships are involved in various legal proceedings in the ordinary course of business. In the opinion of management, the resolution of such matters will not have a material adverse impact on the combined financial condition, results of operations or liquidity of the Partnerships.

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES



                       CONSOLIDATED FINANCIAL STATEMENTS


                        DECEMBER 31, 2001, 2000 AND 1999

                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS,
                                                              EXCEPT PER SHARE DATA)
                                       ASSETS
Cash and cash equivalents...................................   $  5,583     $  8,043
Portfolio Assets, net.......................................     14,218       30,018
Loans receivable from affiliates............................     19,765       14,207
Loans receivable, other.....................................        134          332
Equity investments..........................................     54,655       39,022
Deferred tax benefit, net...................................     20,101       20,101
Service fees receivable from affiliates.....................      1,546        1,264
Other assets, net...........................................      6,234        7,560
Net assets of discontinued operations.......................     16,657       20,444
                                                               --------     --------
     Total Assets...........................................   $138,893     $140,991
                                                               ========     ========
          LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY
Liabilities:
  Notes payable to affiliates...............................   $ 83,957     $ 80,453
  Notes payable other.......................................      7,252       13,311
  Accrued interest payable to affiliates....................         47          179
  Deferred gain from sale of interest in subsidiary.........      4,000        4,000
  Minority interest.........................................      5,158        2,416
  Other liabilities.........................................      2,501        2,621
                                                               --------     --------
     Total Liabilities......................................    102,915      102,980
Commitments and contingencies (Notes 2, 3, 7, 9, 10, 12 and
  14).......................................................         --           --
Redeemable preferred stock, including accumulated dividends
  in arrears of $6,420 and $3,852, respectively (par value
  $.01, redemption value of $21 per share; 2,000,000 shares
  authorized; 1,222,901 shares issued and outstanding)......     32,101       29,533
Stockholders' equity:
  Optional preferred stock (par value $.01 per share;
     98,000,000 shares authorized; no shares issued or
     outstanding)...........................................         --           --
  Common stock (par value $.01 per share; 100,000,000 shares authorized; issued and outstanding: 8,376,500 and
     8,368,344 shares, respectively)........................         84           84
Paid in capital.............................................     79,645       79,634
Accumulated deficit.........................................    (76,728)     (71,131)
Accumulated other comprehensive income (loss)...............        876         (109)
                                                               --------     --------
     Total Shareholders' Equity.............................      3,877        8,478
                                                               --------     --------
     Total Liabilities, Redeemable Preferred Stock and
      Stockholders' Equity..................................   $138,893     $140,991
                                                               ========     ========

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 2001         2000           1999
                                                              ----------   -----------   ------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Servicing fees from affiliates............................   $ 9,580      $ 11,442      $   8,936
  Gain on resolution of Portfolio Assets....................     1,049         3,120          4,054
  Equity in earnings of investments.........................    16,694         9,592         11,318
  Interest income from affiliates...........................     3,993         1,237            179
  Interest income, other....................................     1,892        13,857         20,323
  Gain on sale of interest in equity investments............     3,316            --          2,163
  Gain on sale of automobile loans..........................        --         2,836         10,280
  Gain on sale of interest in subsidiary....................        --         8,091             --
  Other income..............................................     1,241         2,834          1,675
                                                               -------      --------      ---------
     Total revenues.........................................    37,765        53,009         58,928
Expenses:
  Interest and fees on notes payable to affiliates..........     7,838        13,814         12,026
  Interest and fees on notes payable, other.................       939         4,844          6,728
  Salaries and benefits.....................................    10,606        16,329         17,199
  Provision for loan and impairment losses..................     3,277         4,391          4,302
  Occupancy, data processing, communication and other.......    10,554        16,910         17,942
                                                               -------      --------      ---------
     Total expenses.........................................    33,214        56,288         58,197
                                                               -------      --------      ---------
Earnings (loss) from continuing operations before income
  taxes, minority interest and accounting change............     4,551        (3,279)           731
Provision for income taxes..................................       (15)       (7,414)        (5,051)
                                                               -------      --------      ---------
Earnings (loss) from continuing operations before minority
  interest and accounting change............................     4,536       (10,693)        (4,320)
Minority interest...........................................    (2,061)         (207)          (734)
Cumulative effect of accounting change......................      (304)           --           (765)
                                                               -------      --------      ---------
Earnings (loss) from continuing operations..................     2,171       (10,900)        (5,819)
Loss from discontinued operations...........................    (5,200)       (5,000)      (102,337)
                                                               -------      --------      ---------
Net loss....................................................    (3,029)      (15,900)      (108,156)
Preferred dividends (Includes accumulated dividends in
  arrears after June 30, 1999)..............................    (2,568)       (2,568)        (2,568)
                                                               -------      --------      ---------
Net loss to common stockholders.............................   $(5,597)     $(18,468)     $(110,724)
                                                               =======      ========      =========
Basic and diluted loss per common share are as follows:
  Loss from continuing operations before accounting
     change.................................................   $ (0.01)     $  (1.61)     $   (0.92)
  Discontinued operations...................................     (0.62)        (0.60)        (12.32)
  Cumulative effect of accounting change....................     (0.04)           --          (0.09)
  Net loss..................................................   $ (0.67)     $  (2.21)     $  (13.33)
  Weighted average common shares outstanding................     8,374         8,351          8,307

          See accompanying notes to consolidated financial statements.

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             AND COMPREHENSIVE LOSS

                                                                         ACCUMULATED
                                                           RETAINED         OTHER
                          NUMBER OF                        EARNINGS     COMPREHENSIVE       TOTAL
                           COMMON     COMMON   PAID IN   (ACCUMULATED      INCOME       STOCKHOLDERS'
                           SHARES     STOCK    CAPITAL     DEFICIT)        (LOSS)           EQUITY
                          ---------   ------   -------   ------------   -------------   --------------
                                                     (DOLLARS IN THOUSANDS)
BALANCES, DECEMBER 31,
  1998..................  8,287,959    $83     $78,456    $  58,061        $  355         $ 136,955
Purchase of shares
  through employee stock
  purchase plan.........     45,341     --         231           --            --               231
Issuance of common stock
  warrant...............         --     --         875           --            --               875
Comprehensive loss:
  Net loss for 1999.....         --     --          --     (108,156)           --          (108,156)
  Foreign currency
     items..............         --     --          --           --          (750)             (750)
                                                                                          ---------
Total comprehensive
  loss..................                                                                   (108,906)
                                                                                          ---------
Preferred dividends.....         --     --          --       (2,568)           --            (2,568)
                          ---------    ---     -------    ---------        ------         ---------
BALANCES, DECEMBER 31,
  1999..................  8,333,300     83      79,562      (52,663)         (395)           26,587
Purchase of shares
  through employee stock
  purchase plan.........     35,044      1          72           --            --                73
Comprehensive loss:
  Net loss for 2000.....         --     --          --      (15,900)           --           (15,900)
  Foreign currency
     items..............         --     --          --           --           286               286
                                                                                          ---------
Total comprehensive
  loss..................                                                                    (15,614)
                                                                                          ---------
Preferred dividends.....         --     --          --       (2,568)           --            (2,568)
                          ---------    ---     -------    ---------        ------         ---------
BALANCES, DECEMBER 31,
  2000..................  8,368,344     84      79,634      (71,131)         (109)            8,478
Purchase of shares
  through employee stock
  purchase plan.........      8,156     --          11           --            --                11
Comprehensive loss:
  Net loss for 2001.....         --     --          --       (3,029)           --            (3,029)
  Foreign currency
     items..............         --     --          --           --          (218)             (218)
  Unrealized net gain on
     securitization.....         --     --          --           --         1,203             1,203
                                                                                          ---------
Total comprehensive
  loss..................                                                                     (2,044)
                                                                                          ---------
Preferred dividends.....         --     --          --       (2,568)           --            (2,568)
                          ---------    ---     -------    ---------        ------         ---------
BALANCES, DECEMBER 31,
  2001..................  8,376,500    $84     $79,645    $ (76,728)       $  876         $   3,877
                          =========    ===     =======    =========        ======         =========

          See accompanying notes to consolidated financial statements.

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                2001       2000        1999
                                                              --------   ---------   ---------
                                                                   (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................  $ (3,029)  $ (15,900)  $(108,156)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Loss from discontinued operations.......................     5,200       5,000     102,337
    Proceeds from resolution of Portfolio Assets............     8,801      14,398      19,610
    Gain on resolution of Portfolio Assets..................    (1,049)     (3,120)     (4,054)
    Purchase of Portfolio Assets and loans receivable,
      net...................................................   (11,119)    (26,161)       (307)
    Origination of automobile receivables, net of purchase
      discount..............................................        --    (106,311)   (166,476)
    Provision for loan and impairment losses................     3,277       4,391       4,302
    Equity in earnings of investments.......................   (16,694)     (9,592)    (11,318)
    Proceeds from performing Portfolio Assets and loans
      receivable, net.......................................    10,572      54,172     150,043
    Decrease in net deferred tax asset......................        --       7,000       5,061
    Depreciation and amortization...........................       899       1,994       2,912
    (Increase) decrease in other assets.....................       724        (974)        895
    Deferred gain from sale of interest in subsidiary.......        --      (4,000)         --
    Gain on sale of interest in equity investments or
      subsidiary............................................    (3,316)     (8,091)     (2,163)
    Gain on early debt extinguishment.......................        --        (833)         --
    Increase in other liabilities...........................     3,695       3,129       1,198
                                                              --------   ---------   ---------
      Net cash used in operating activities.................    (2,039)    (84,898)     (6,116)
                                                              --------   ---------   ---------
Cash flows from investing activities:
  Proceeds from sale of interest in equity investments or
    subsidiary..............................................     7,567      15,000      12,335
  Proceeds on notes receivable from sale of interest in
    subsidiary..............................................        --      60,000          --
  Property and equipment, net...............................      (983)        210      (5,321)
  Contributions to Acquisition Partnerships and Servicing
    entities................................................   (14,088)     (6,715)    (15,500)
  Distributions from Acquisition Partnerships and Servicing
    entities................................................    11,259      10,313      25,873
                                                              --------   ---------   ---------
      Net cash provided by investing activities.............     3,755      78,808      17,387
                                                              --------   ---------   ---------
Cash flows from financing activities:
  Borrowings under notes payable to affiliates..............    30,700      48,465      91,048
  Borrowings under notes payable -- other...................       170      99,845     146,654
  Payments of notes payable to affiliates...................   (27,475)    (93,454)    (63,367)
  Payments of notes payable -- other........................    (6,169)    (46,741)   (172,231)
  Proceeds from issuance of common stock....................        11          73         231
  Preferred dividends paid..................................        --          --      (1,926)
                                                              --------   ---------   ---------
      Net cash provided by (used in) financing activities...    (2,763)      8,188         409
                                                              --------   ---------   ---------
  Net cash provided by (used in) continuing operations......  $ (1,047)  $   2,098   $  11,680
  Net cash used by discontinued operations..................    (1,413)     (5,318)     (6,372)
                                                              --------   ---------   ---------
Net increase (decrease) in cash and cash equivalents........  $ (2,460)  $  (3,220)  $   5,308
Cash and cash equivalents, beginning of year................     8,043      11,263       5,955
                                                              --------   ---------   ---------
Cash and cash equivalents, end of year......................  $  5,583   $   8,043   $  11,263
                                                              ========   =========   =========
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Interest................................................  $  7,700   $  15,932   $  16,097
                                                              ========   =========   =========
    Income taxes............................................  $     13   $     637   $     235
                                                              ========   =========   =========
  Non-cash investing activities:
    Residual interests received as a result of sales of
      loans through securitizations.........................  $     --   $   5,713   $  27,306
                                                              ========   =========   =========
  Non-cash financing activities:
    Dividends accumulated and not paid on preferred stock...  $  2,568   $   2,568   $   1,284
    Issuance of common stock warrant........................        --          --         875
                                                              --------   ---------   ---------
                                                              $  2,568   $   2,568   $   2,159
                                                              ========   =========   =========

          See accompanying notes to consolidated financial statements.

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2001, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (A) BASIS OF PRESENTATION

     On July 3, 1995, FirstCity Financial Corporation (the "Company" or "FirstCity") was formed by the merger of J-Hawk Corporation and First City Bancorporation of Texas, Inc. (the "Merger"). The Company's merger with Harbor Financial Group, Inc. ("Mortgage Corp.") on July 1, 1997 was accounted for as a pooling of interests.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the estimation of future collections on purchased portfolio assets used in the calculation of net gain on resolution of portfolio assets, interest rate environments, valuation of the deferred tax asset, and prepayment speeds and collectibility of loans held in inventory, securitization trusts and for investment. Actual results could differ materially from those estimates.

  (B) DESCRIPTION OF BUSINESS

     The Company is a financial services company with offices throughout the United States and Mexico, with a presence in France. At December 31, 2001, the Company was engaged in two principal reportable segments: (i) portfolio asset acquisition and resolution and (ii) consumer lending through the Company's minority investment in Drive Financial Services LP ("Drive"). Refer to Note 8 for operational information related to each of these principal segments. Effective in the third quarter of 1999, the Company adopted formal plans to discontinue its mortgage banking operations (refer to Note 3), which had previously also been reported as a segment. Activities related to the mortgage banking operations have been reclassified in the accompanying consolidated financial statements to discontinued operations.

     In the third quarter of 2000, FirstCity Consumer Lending Corporation ("Consumer Corp."), a wholly-owned subsidiary of FirstCity, completed a sale of a 49% equity interest in its automobile finance operation to IFA Drive GP Holdings LLC ("IFA-GP") and IFA Drive LP Holdings LLC ("IFA-LP"), wholly-owned subsidiaries of BoS(USA), Inc. (formerly known as IFA Incorporated) ("BoS(USA)"), a wholly-owned subsidiary of Bank of Scotland (together with BoS(USA), the "Senior Lenders"), for a purchase price of $15 million cash pursuant to the terms of a Securities Purchase Agreement dated as of August 18, 2000 (the "Securities Purchase Agreement"), by and among the Company, Consumer Corp., FirstCity Funding LP ("Funding LP"), and FirstCity Funding GP Corp. ("Funding GP"), IFA-GP and IFA-LP (see Note 2 for further discussion). As a result of this sale, the Company no longer consolidates the financial statements of its automobile finance operation since August 1, 2000, but instead records its investment under the equity method of accounting. Also, in relation to the sale, the Senior Lenders forgave a loan fee in the amount of $2.5 million, which resulted in accrued loan fees of $.8 million owed to the senior lender being recorded as other income gain in the consolidated financial statements. This amount was originally recorded as extraordinary gain but was reclassified to other income due to the early adoption of SFAS 145 (see note 1(q)).

     In the portfolio asset acquisition and resolution business the Company acquires and resolves portfolios of performing and nonperforming commercial and consumer loans and other assets (collectively, "Portfolio Assets" or "Portfolios"), which are generally acquired at a discount to their legal principal balance or appraised value. Purchases may be in the form of pools of assets or single assets. The Portfolio Assets are generally aggregated, including loans of varying qualities that are secured or unsecured by diverse collateral types and foreclosed properties. Some Portfolio Assets are loans for which resolution is tied primarily to the real estate securing the loan, while others may be collateralized business loans, the resolution of which may be based either on business or real estate or other collateral cash flow. Portfolio Assets are acquired on behalf of

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

the Company or its wholly owned subsidiaries, and on behalf of legally independent domestic and foreign partnerships and other entities ("Acquisition Partnerships" or "WAMCO Partnerships") in which a partially owned affiliate of the Company is the general partner and the Company and other investors (including but not limited to Cargill) are limited partners.

     The Company services, manages and ultimately resolves or otherwise disposes of substantially all of the assets it, its Acquisition Partnerships, or other related entities acquire. The Company services all such assets until they are collected or sold and normally does not manage assets for non-affiliated third parties.

  (C) PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of all majority owned subsidiaries of the Company. All significant intercompany transactions and balances have been eliminated in consolidation. Investments in 20 to 50 percent owned affiliates are accounted for on the equity method since the Company has the ability to exercise significant influence over operating and financial policies of those affiliates. For domestic Acquisition Partnerships, the Company owns a limited partner interest and generally shares in a general partner interest. Regarding the foreign investments, the Company participates as a limited partner only. In all cases, the Company's direct and indirect equity interest never exceeds 50%. The following is a listing of the 20 to 50 percent owned affiliates accounted for on the equity method:

                                                              PERCENTAGE
AFFILIATE                                                     OWNERSHIP
---------                                                     ----------
BIDMEX 4, LLC...............................................    20.00
BIDMEX 5, LLC...............................................    20.00
UHR Limited.................................................    20.00
Namex, LLC..................................................    22.22
FCS Fischer, Ltd............................................    24.70
CATX Limited................................................    25.00
NEVVS Limited...............................................    25.00
Transalp Limited............................................    25.00
Drive GP LLC................................................    31.00
Compagnie Transatlantique de Portefeuilles..................    33.00
Finin Limited...............................................    33.00
MinnTex Investment Partners LP..............................    33.00
Mirom Limited...............................................    33.00
FCS Fischer GP, Corp........................................    33.33
Drive Financial Services LP.................................    38.71
First B Realty, L.P. .......................................    49.00
First Paradee, Ltd. ........................................    49.00
Imperial Fund I, Ltd. ......................................    49.00
WAMCO III, Ltd. ............................................    49.00
WAMCO V, Ltd. ..............................................    49.00
WAMCO IX, Ltd. .............................................    49.00
WAMCO XVII, Ltd. ...........................................    49.00
WAMCO XXIV, Ltd. ...........................................    49.00
WAMCO XXV, Ltd. ............................................    49.00
WAMCO XXVIII, Ltd. .........................................    49.50
FCS Creamer Ltd. ...........................................    49.75

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

                                                              PERCENTAGE
AFFILIATE                                                     OWNERSHIP
---------                                                     ----------
FCS Wildhorse, Ltd. ........................................    49.75
FCS Wood, Ltd. .............................................    49.75
WAMCO XXVI, Ltd. ...........................................    49.75
Calibat Fund, LLC...........................................    50.00
FCS Creamer GP, Corp. ......................................    50.00
FCS Wildhorse GP Corp. .....................................    50.00
FCS Wood GP, Corp. .........................................    50.00
FCS Wood GP, Corp. .........................................    50.00
First Paradee Asset Corp. ..................................    50.00
Imperial Fund Corp. ........................................    50.00
MinnTex GP Corp. ...........................................    50.00
WAMCO III of Texas, Inc. ...................................    50.00
WAMCO V of Texas, Inc. .....................................    50.00
WAMCO IX of Texas, Inc. ....................................    50.00
WAMCO XVII of Texas, Inc. ..................................    50.00
WAMCO XXIV of Texas, Inc. ..................................    50.00
WAMCO XXIX of Texas, Inc. ..................................    50.00
WAMCO XXV of Texas, Inc. ...................................    50.00
WAMCO XXVI of Texas, Inc. ..................................    50.00
WAMCO XXVII of Texas, Inc. .................................    50.00
WAMCO XXVIII of Texas, Inc. ................................    50.00

     Investments in less than 20 percent owned partnerships are also accounted for on the equity method. These partnerships are formed to share in the risks and rewards in developing new markets as well as to pool resources. Following is a listing of the less than 20 percent owned partnerships accounted for on the equity method:

                                                              PERCENTAGE
AFFILIATE                                                     OWNERSHIP
---------                                                     ----------
BIDMEX, LLC.................................................     3.21
WAMCO XXVII, Ltd. ..........................................     4.00
Bidmex II, LLC..............................................     4.12
WAMCO XXIX, Ltd. ...........................................     4.50
BIDMEX 6, LLC...............................................    10.00
Credit Finance Corporation Limited..........................    10.00
Miromesnil Limited..........................................    10.00
WHBE Limited................................................    10.00
BIDMEX 3, LLC...............................................    10.02
ResMex, LLC.................................................    11.12
FC Properties, Ltd. ........................................    14.50

     Also, the Company has a ten percent ownership in two French corporations, MCS et Associes, S.A. and Societe Immobilere Lincoln, S.A., which are accounted for on the equity method. FirstCity has the ability to exercise significant influence over operating and financial policies of these two entities, despite its compara-

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

tively smaller equity percentage, due primarily to its active participation in the policy making process as well as its involvement in the day-to-day management activities.

  (D) CASH EQUIVALENTS

     For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The Company has maintained balances in various operating and money market accounts in excess of federally insured limits.

  (E) PORTFOLIO ASSETS

     Portfolio Assets are reflected in the accompanying consolidated financial statements as non-performing Portfolio Assets, performing Portfolio Assets or real estate Portfolios. The following is a description of each classification and the related accounting policy accorded to each Portfolio type:

 Non-Performing Portfolio Assets

     Non-performing Portfolio Assets consist primarily of distressed loans and loan related assets, such as foreclosed upon collateral. Portfolio Assets are designated as non-performing unless substantially all of the loans in the Portfolio are being repaid in accordance with the contractual terms of the underlying loan agreements. Such Portfolios are acquired on the basis of an evaluation by the Company of the timing and amount of cash flow expected to be derived from borrower payments or other resolution of the underlying collateral securing the loan.

     All non-performing Portfolio Assets are purchased at substantial discounts from their outstanding legal principal amount, the total of the aggregate of expected future sales prices and the total payments to be received from obligors. Subsequent to acquisition, the amortized cost of non-performing Portfolio Assets is evaluated for impairment on a quarterly basis. A valuation allowance is established for any impairment identified through provisions charged to operations in the period the impairment is identified. The Company recorded an allowance for impairment of $1.6 million in 2001. No allowance was required in either 2000 or 1999.

     Net gain on resolution of non-performing Portfolio Assets is recognized as income to the extent that proceeds collected exceed a pro rata portion of allocated cost from the Portfolio. Cost allocation is based on a proration of actual proceeds divided by total estimated proceeds of the pool. No interest income is recognized separately on non-performing Portfolio Assets. All proceeds, of whatever type, are included in proceeds from resolution of Portfolio Assets in determining the gain on resolution of such assets. Accounting for Portfolios is on a pool basis as opposed to an individual asset-by-asset basis.

 Performing Portfolio Assets

     Performing Portfolio Assets consist primarily of Portfolios of consumer and commercial loans acquired at a discount from the aggregate amount of the borrowers' obligation. Portfolios are classified as performing if substantially all of the loans in the Portfolio are being repaid in accordance with the contractual terms of the underlying loan agreements.

     Performing Portfolio Assets are carried at the unpaid principal balance of the underlying loans, net of acquisition discounts. Interest is accrued when earned in accordance with the contractual terms of the loans. The accrual of interest is discontinued once a loan becomes past due 90 days or more. Acquisition discounts for the Portfolio as a whole are accreted as an adjustment to yield over the estimated life of the Portfolio. Accounting for these Portfolios is on a pool basis as opposed to an individual asset-by-asset basis.

     Gains are recognized on the performing Portfolio Assets when sufficient funds are received to fully satisfy the obligation on loans included in the pool, either from funds from the borrower or sale of the loan. The gain

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

recognized represents the difference between the proceeds received and the allocated carrying value of the individual loan in the pool.

     Impairment on each Portfolio is measured based on the present value of the expected future cash flows in the aggregate discounted at the loans' risk adjusted rates, which approximates the effective interest rates, or the fair value of the collateral, less estimated selling costs, if any loans are collateral dependent and foreclosure is probable. The Company recorded an allowance for impairment of $.6 million in 2001. No allowance was required in either 2000 or 1999.

 Real Estate Portfolios

     Real estate Portfolios consist of real estate assets acquired from a variety of sellers. Such Portfolios are carried at the lower of cost or fair value less estimated costs to sell. Costs relating to the development and improvement of real estate for its intended use are capitalized, whereas those relating to holding assets are charged to expense. Income or loss is recognized upon the disposal of the real estate. Rental income, net of expenses, on real estate Portfolios is recognized when received. Accounting for the Portfolios is on an individual asset-by-asset basis as opposed to a pool basis. A valuation allowance is established for any impairment identified through provisions charged to operations in the period the impairment is identified. The Company recorded an allowance for impairment of $1.1 million in 2001 and $2.0 million in 2000. No valuation allowance was required in 1999.

  (F) LOANS RECEIVABLE

     Loans receivable consist primarily of loans made to Acquisition Partnerships located in Mexico at fixed rates ranging between 19% and 20%, the repayment of which is generally dependent upon future cash flows and distributions made from those Acquisition Partnerships. Interest is accrued when earned in accordance with the contractual terms of the loans. If there is not sufficient cash flow to pay interest, default provisions in the loan agreement increase the interest rate to between 23% and 30% until the interest owed in arrears is paid in full. Impairment is measured based on the present value of the expected future cash flows discounted at the loans' contractual rates. The Company recorded no allowance for impairment 2001, 2000 and 1999.

     A small portion of loans receivable relate to student loan receivables, which were acquired from third party originators, purchased at a non-refundable discount from the contractual principal amount. Accounting for these student loans is on a pool basis as opposed to an individual asset-by-asset basis. Interest is not accrued, and all payments received are recorded to reduce the carrying amount of the pool. Impairment is measured based on the present value of the expected future cash flows discounted at the loans' risk adjusted rates, which approximates the effective interest rates. The Company recorded an allowance for impairment of $0.1 million 2000 (none in 2001 and 1999).

  (G) PROPERTY AND EQUIPMENT

     Property and equipment are carried at cost, less accumulated depreciation and are included in other assets. Depreciation is provided using straight-line method over the estimated useful lives of the assets.

  (H) INTANGIBLES

     Intangible assets represent the excess of cost over fair value of assets acquired in connection with purchase transactions (goodwill) as well as the purchase price of future service fee revenues and are included in other assets. These intangible assets are amortized over periods estimated to coincide with the expected life of the underlying asset pool owned or serviced by the acquired subsidiary. The Company periodically evaluates the existence of intangible asset impairment on the basis of whether such intangibles are fully recoverable from the projected, undiscounted net cash flows of the related assets acquired (see note 1(p)).

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

     An accounting change due to the adoption of Statement of Financial Position 98-5, Reporting on the Cost of Start-Up Activities, which requires previously capitalized start-up costs including organizational costs to be written off and future costs related to start-up entities to be charged to expense as incurred, resulted in a write-off of $.8 million in previously capitalized organizational costs in 1999 and has been reflected as a cumulative effect of a change in accounting principle.

  (I) REVENUE RECOGNITION ON SERVICE FEES

     The Company has no capitalized servicing rights because servicing is not contractually separated from the underlying assets by sale or securitization of the assets with servicing retained or separate purchase or assumption of the servicing. The Company services all of the Portfolio Assets owned for its own account, all of the Portfolio Assets owned by the Acquisition Partnerships and, to a very limited extent, certain Portfolio Assets owned by third parties. In connection with the Acquisition Partnerships in the United States, the Company generally earns a servicing fee, which is a percentage of gross cash collections generated rather than a management fee based on the Face Value of the asset being serviced. The rate of servicing fee charged is generally a function of the average Face Value of the assets within each pool being serviced (the larger the average Face Value of the assets in a Portfolio, the lower the fee percentage within the prescribed range), the type of assets and the level of servicing required on each assets. For the Mexican Acquisition Partnerships, the Company earns a servicing fee based on costs of servicing plus a profit margin. The Acquisition Partnerships in France are serviced by MCS et Associes, S.A., in which the Company maintains a 10% equity interest. In all cases, service fees are recognized as they are earned in accordance with the servicing agreements.

  (J) REVENUE RECOGNITION ON CONTINGENT FEES

     The Company currently has certain servicing contracts with its Mexican investment entities whereby the Company is entitled to additional compensation for servicing once a specified return to the investors has been achieved. The Company will not recognize any revenue related to these contracts until the investors have received the required level of returns specified in the contracts and the Mexican investment entity has received cash in an amount greater than the required returns. There is no guarantee that the required level of returns to the investors will be achieved or that any additional compensation to the Company related to the contracts will be realized. The amount of these fees recognized by the Company was $409 in 2001 and $763 in 2000. No related income was recognized in 1999.

     The Mexican investment entities, on the other hand, record an accrued expense for these contingent fees provided that these fees are probable and reasonably estimable.

  (K) ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

     Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"), established standards for reporting and displaying comprehensive income (loss) and its components in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 also requires the accumulated balance of other comprehensive income (loss) to be displayed separately in the equity section of the consolidated balance sheet. The Company's other comprehensive income (loss) consists of foreign currency transactions and unrealized gains on investments.

  (L) FOREIGN CURRENCY TRANSLATIONS

     The Company has determined that the local currency is the functional currency for its operations outside the United States (primarily France and Mexico). Assets and liabilities denominated in foreign functional currencies are translated at the exchange rate as of the balance sheet date. Translation adjustments are recorded as a separate component of stockholders' equity in accumulated other comprehensive income (loss). Revenues, costs and expenses denominated in foreign currencies are translated at the weighted average

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

exchange rate for the period. An analysis of the changes in the cumulative adjustments during the years ended 2001, 2000 and 1999 follows (dollars in thousands):

BALANCE, DECEMBER 31, 1998..................................  $ 355
  Aggregate adjustment for the period resulting from
     translation adjustments................................   (750)
                                                              -----
BALANCE, DECEMBER 31, 1999..................................   (395)
  Aggregate adjustment for the period resulting from
     translation adjustments................................    286
                                                              -----
BALANCE, DECEMBER 31, 2000..................................   (109)
  Aggregate adjustment for the period resulting from
     translation adjustments................................   (218)
                                                              -----
BALANCE, DECEMBER 31, 2001..................................  $(327)
                                                              =====

     Increases or decreases in expected functional currency cash flows upon settlement of a foreign currency transaction are recorded as foreign currency transaction gains or losses and included in the results of operations in the period in which the exchange rate changes. Aggregate foreign currency transaction gains (losses) included in the consolidated statements of operations for the years ended 2001, 2000 and 1999 were $(331), $(765) and $56, respectively.

  (M) UNREALIZED GAINS ON SECURITIZATION TRANSACTIONS

     The Company has equity investments in certain entities which have retained unrated interests in securitization transactions, which represent the present value of the right to the excess cash flow generated by the securitized contracts. The residual certificates are accounted for under Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Because such assets can be contractually prepaid or otherwise settled in such a way that the holder would not receive all of the recorded investment, the assets are classified as available-for-sale investments and are carried at estimated fair value with any accompanying increases or decreases in estimated fair value being recorded as unrealized gains or losses in other comprehensive income (loss) in the accompanying statements of stockholders' equity and comprehensive loss. The determination of fair value is based on the present value of the anticipated excess cash flows utilizing the valuation assumptions discussed above. The carrying value of each retained certificate is assessed for impairment in accordance with the provisions of EITF 99-20 as discussed in note 1(p). There can be no assurance that the estimates used to determine the fair value of the residual certificates will remain appropriate for the life of each asset and it is reasonably possible that circumstances could change in future periods which could result in a material change in the estimates used to prepare the accompanying consolidated financial statements. If actual prepayments or credit losses exceed the current estimates, other than temporary impairment may be required to be recognized.

  (N) INCOME TAXES

     The Company files a consolidated federal income tax return with its 80% or greater owned subsidiaries. The Company records all of the allocated federal income tax provision of the consolidated group in the parent corporation.

     Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effects of future changes in tax laws or changes in tax rates are not anticipated. The measurement of deferred tax assets, if any, is reduced by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

  (O) NET LOSS PER COMMON SHARE

     Basic net loss per common share calculations are based upon the weighted average number of common shares outstanding. Losses included in the loss per common share calculation are reduced by minority interest and increased for preferred stock dividends. Potentially dilutive common share equivalents include warrants and stock options in the diluted loss per common share calculations.

     The effects of any common stock equivalents are antidilutive for 2001, 2000 and 1999 due to the net loss for the periods; therefore, diluted loss per common share is reported the same as basic loss per common share.

  (P) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

     The Company assesses the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell (see note 1(p)).

  (Q) EFFECT OF NEW ACCOUNTING STANDARDS

     SFAS 133 and 138, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133 and 138") require companies to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS 133 and 138 require that changes in fair value of a derivative be recognized currently in operations unless specific hedge accounting criteria are met. The Company adopted SFAS 133 and 138 on January 1, 2001, and there was no direct impact on the consolidated financial statements, as the Company had no derivatives. However, the Company has equity investments in two Acquisition Partnerships, which have recorded liabilities associated with investments in interest rate swap contracts, which are not accounted for has hedges of other assets and liabilities. Through December 31, 2001, these Acquisition Partnerships have recorded $1.7 million of expenses to adjust these liabilities to fair value, of which the Company has reflected $.5 million as a reduction in equity in earnings of investments in the consolidated financial statements.

     In December 2000, the Company adopted SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- A Replacement of FASB Statement No. 125 ("SFAS 140"). SFAS 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS 125's provisions without reconsideration. SFAS 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. SFAS 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. In connection with its discontinued operations, the Company has investment securities resulting from the retention of residual interests in securitization transactions. See note 3 for required disclosures relating to these residual interests.

     Drive accounts for sales of retail installment contracts from securitizations in accordance with SFAS 140. In applying SFAS 140 to Drive's securitized retail installment contract sales, Drive recognizes revenue (gain on sales of retail installment contracts) and allocates the total cost of the loans sold to financial components based on their relative fair values. During the year ended December 31, 2001, Drive sold $402 million of auto retail installment contracts in securitization transactions and recognized pre-tax gains of $39 million. Drive retained servicing responsibilities and interests in the receivables in the form of residual certificates. As of December 31, 2001, Drive was servicing $472 million of auto receivables that have been sold to certain special

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

purpose financing trusts (the Trusts). In connection with the sales of retail installment contracts from securitizations, Drive receives certain residual certificates associated with the securitizations as described below. Drive and certain of its subsidiaries have entered into an agreement whereby Drive receives all the economic benefits associated with the residual certificates and conversely assumes all the risks.

     Under the above agreement, Drive has retained unrated interests in retail installment contracts sold which are subordinate to senior investors and certificated interest only strips for the benefit of Drive which represents the present value of the right to the excess cash flows generated by the securitized contracts which represents the difference between (a) interest at the stated rate paid by borrowers and (b) the sum of (i) pass-through interest paid to third-party investors, (ii) trustee fees, (iii) third-party credit enhancement fees (if applicable), (iv) stipulated servicing fees, and (v) estimated contract portfolio credit losses. Drive's right to receive the cash flows begins after certain over-collateralization requirements have been met, which are specific to each securitization and used as a means of credit enhancement.

     Fair value of the residual certificates is determined by calculating the present value of the anticipated cash flows at the time each securitization transaction closes, utilizing valuation assumptions appropriate for each particular transaction. The significant valuation assumptions are related to the anticipated average lives of the retail installment contracts sold, including the effect of anticipated prepayment speeds and anticipated credit losses.

     The residual certificates are accounted for under Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Because such assets can be contractually prepaid or otherwise settled in such a way that the holder would not receive all of the recorded investment, the assets are classified as available-for-sale investments and are carried at estimated fair value with any accompanying increases or decreases in estimated fair value being recorded as unrealized gains or losses in other comprehensive income as a part of Drive's partners' equity. The determination of fair value is based on the present value of the anticipated excess cash flows utilizing the valuation assumptions discussed above. Drive assesses the carrying value of its securitization related securities for impairment in accordance with the provisions of EITF 99-20 as discussed below. There can be no assurance that Drive's estimates used to determine the fair value of the residual certificates will remain appropriate for the life of each asset and it is reasonably possible that circumstances could change in future periods which could result in a material change in the estimates used to prepare Drive's financial statements. If actual retail installment contract prepayments or credit losses exceed Drive's current estimates, other than temporary impairment may be required to be recognized.

     In March 2001, the Company adopted the provisions of EITF 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets ("EITF 99-20"), which requires that other-than-temporary impairments in beneficial interests be written down to fair value with the resulting charge being included in operations. The implementation of EITF 99-20 required Drive to record a cumulative effect of accounting change for other-than-temporary impairments on retained beneficial interests in certain securitized assets, which had previously been recorded as unrealized losses. As a result, in the second quarter of 2001, the Company recognized a charge for the cumulative effect of a change in accounting principle of $.3 million relating to the Company's share of Drive's cumulative effect because the Company believed it to be material to the consolidated results of operations.

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 141, Business Combinations ("SFAS 141") and SFAS 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. There have been no business combinations in 2001. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized but

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

instead be tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with the SFAS 121, Accounting for the Impairment of Long-Lived Assets to Be Disposed Of. SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, supercedes SFAS 121 and is effective for fiscal years beginning after December 15, 2001. The adoption of SFAS 142 did not have a material impact on the Company's consolidated financial statements. Unamortized goodwill at December 31, 2001 was $.1 million.

     In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"). SFAS No. 144 addresses the accounting model for long-lived assets to be disposed of by sale and resulting implementation issues. This statement requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. It also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. Additionally, discontinued operations that are not disposed of within one year must be reclassified as assets held and used unless the discontinued segment will be (1) abandoned through the liquidation or run-off of operations because the entity is obligated by regulation or contract to provide services after it ceases accepting all new business and (2) is being reported as a discontinued operation when SFAS 144 is initially applied. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company adopted SFAS 144 on January 1, 2002. The only assets remaining from discontinued operations are the investment securities resulting from the retention of residual interests in securitization transactions. Since the Company is contractually obligated to service the securitized assets, the adoption of SFAS 144 had no impact on the Company's consolidated financial statements.

     On April 1, 2002, the Company elected early adoption of SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections ("SFAS 145"). SFAS 145 updates, clarifies and simplifies existing accounting pronouncements. As it relates to FirstCity, the statement eliminates the extraordinary gain classification on early debt extinguishments. The $.8 million gain associated with the early extinguishment of debt in 2000 has been reclassified from extraordinary gain to other income in the consolidated statements of operations. The result of this adoption did not modify or adjust net earnings (loss) for any period and does not impact the Company's compliance with various debt covenants.

  (R) RECLASSIFICATIONS

     Certain amounts in the financial statements for prior years have been reclassified to conform with current financial statement presentation.

(2) RESTRUCTURE, LIQUIDITY AND CAPITAL RESOURCES

     Generally, the Company requires liquidity to fund its operations, working capital, payment of debt, equity for acquisition of Portfolio Assets, investments in and advances to the Acquisition Partnerships, retirement of and dividends on preferred stock, and other investments by the Company. The potential sources of liquidity are funds generated from operations, equity distributions from the Acquisition Partnerships, interest and principal payments on subordinated intercompany debt and dividends from the Company's subsidiaries, short-term borrowings from revolving lines of credit, proceeds from equity market transactions, securitization and other structured finance transactions and other special purpose short-term borrowings.

     As stated in Note 1, in the third quarter of 2000, Consumer Corp. completed the sale of a 49% equity interest in its automobile finance operation to IFA-GP and IFA-LP. The transaction generated $75 million in cash as described below and resulted in a gain of $12.1 million. Simultaneously, the Senior Lenders and the

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

Company completed a debt restructure, which resulted in reduced interest rates and fees, increased liquidity, and an extended maturity. Additionally, this transaction brought FirstCity into compliance under its lending covenants and cured any defaults that may have existed prior to the restructure.

     The new entity formed to facilitate the transaction is Drive Financial Services LP ("Drive"). BoS(USA), through wholly owned subsidiaries formed for the purpose of the acquisition, purchased 49% of this newly formed entity for $15 million and BoS(USA) provided $60 million in term financing to Drive and its subsidiary, Drive ABS LP, which was used to repay indebtedness owed to FirstCity by its automobile finance operation. After taking into effect the sale of the 49% interest to IFA-GP and IFA-LP, the ownership of Drive is allocated as follows: 49% of Drive is owned (directly and indirectly) by IFA-GP and IFA-LP, 31% of Drive is owned (directly and indirectly) by Consumer Corp., and 20% of Drive is owned (directly and indirectly) by Thomas R. Brower, Scot A. Foith, Thomas G. Dundon, R. Tyler Whann, Bradley C. Reeves, Stephen H. Trent and Blake
P. Bozman (the "Auto Finance Management Group"). The Auto Finance Management Group consists of officers and shareholders of Funding GP and limited partners of Funding LP who indirectly and directly owned the remaining 20% equity interest in Funding LP. The Company has reflected the Auto Finance Management Group's 20% equity interest in Funding LP as a minority interest in the consolidated financial statements.

     The Company provided a guaranty limited to a maximum amount of up to $4 million of the $60 million term loan by BoS(USA) ($28 million outstanding balance as of December 31, 2001). The Company, Consumer Corp. and Funding LP secured the guaranty with a security interest in their respective ownership interests in Consumer Corp., Funding LP and Drive. The $4 million guaranty by the Company resulted in a $4 million deferral of the $12.1 million gain. As a result of this transaction, the net operations of Drive have been recorded (since August 1, 2000) as equity in earnings of investments.

     As a result of the sale of the 49% interest in the automobile finance operation, the Company reduced the outstanding debt under its senior and subordinate facilities from $113 million to approximately $44 million. The Company also retired approximately $6.4 million of debt owed to other lenders. The Company, Bank of Scotland, as agent, The Governor and Company of Bank of Scotland and BoS(USA) (collectively, the "Lenders"), entered into a Second Amendment to Amended and Restated Loan Agreement dated as of August 18, 2000 (the "Second Amendment") pursuant to which the remaining debt under the Company's senior and subordinate debt facilities was restructured into a new loan facility that provides for a maximum aggregate loan amount of $53 million. The restructured facility is comprised of a $10 million Revolving Line of Credit, a $31 million Term Loan A and a $12 million Term Loan B. The loans under the restructured loan facility mature December 31, 2003, and carry pricing of LIBOR plus 2.5% for the Revolving Line of Credit and Term Loan A and prime rate for Term Loan B. In the restructure, the Senior Lenders forgave a fee in the amount of $2.5 million, which resulted in accrued loan fees of $.8 million owed to the senior lender being recorded as other income gain in the consolidated financial statements. This amount was originally recorded as extraordinary gain but was reclassified to other income due to the early adoption of SFAS 145 (see note 1(q)). The Second Amendment provides for a facility fee of $.5 million and a prepayment fee of $.5 million. The restructured loan facility requires the consent of the Lenders prior to payment of any common and preferred dividends.

     The Company obtained waivers or modifications under the Second Amendment that brought the Company into compliance under the facility and cured defaults that existed prior to the restructure.

     BoS(USA) has an option to acquire a warrant for 1,975,000 shares of the Company's non-voting Common Stock; the option can be exercised after June 30, 2002 if the Company's $12 million Term Loan B owed to the Senior Lenders remains outstanding, but not prior to that date. The strike price is $2.3125 per share. In the event that prior to June 30, 2002 the Company either (a) refinances the $12 million Term

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

Loan B with subordinated debt, or (b) pays off the balance of Term Loan B from proceeds of an equity offering, then the option to acquire a warrant for 1,975,000 shares of non-voting Common Stock will terminate. BoS(USA) and the Company extended the initial exercise date for this option to acquire a warrant for 1,975,000 shares from August 31, 2001 to June 30, 2002 to allow the Company additional time to pursue possible restructure alternatives which would otherwise be limited due to change of control issues related to its substantial NOLs.

     BoS(USA) also has a warrant to purchase 425,000 shares of the Company's voting Common Stock at $2.3125 per share. In the event that Term Loan B is terminated prior to June 30, 2002 through a transaction involving the issuance of warrants, BoS(USA) is entitled to additional warrants in connection with this existing warrant for 425,000 shares to retain its ability to acquire approximately 4.86% of the Company's voting Common Stock. BoS(USA) and the Company amended the warrant to extend the date from August 31, 2001 to June 30, 2002 to correspond to the extension of the initial exercise date of the option described in the preceding paragraph.

     In the third quarter of 1999, dividends on the Company's redeemable preferred stock ("New Preferred Stock") were suspended. At December 31, 2001, accumulated dividends in arrears on New Preferred Stock totaled $6.4 million, or $5.25 per share. Since the Company failed to pay quarterly dividends for six consecutive quarters, the holders of New Preferred Stock are entitled to elect two directors to the Company's Board until cumulative dividends have been paid in full. Dividends on outstanding shares of New Preferred Stock of FirstCity will be restricted until Term Loan B is paid in full. Given the continued high debt levels of the Company, and management's priority of assuring adequate levels of liquidity, the Company does not anticipate that dividends on New Preferred Stock will be paid in the foreseeable future. The board of directors and the management of the Company are currently evaluating various alternatives to address its outstanding shares of New Preferred Stock and the corresponding accrued dividends and redemption obligation, in addition to the option of BoS(USA) to acquire a warrant to purchase 1,975,000 shares.

     During the second quarter of 2000, the Portfolio Asset acquisition and resolution group of the Company entered into a $17 million loan facility with Cargill Financial Services Corporation ("Cargill"). In January 2001, the maximum principal balance under this revolving facility was increased to $30 million. This facility is being used exclusively to provide equity in new Portfolio acquisitions in partnerships with Cargill.

     FirstCity receives cash from its investments in foreign Acquisition Partnerships. The Company received cash from return on investments in France in the amount of $3.6 million and $3.7 million and invested $3.3 million and $3.2 million during the year 2001 and 2000, respectively. The Company received cash from its investments and notes receivable in Mexico in the amount of $5.4 million and $2.6 million and invested $10.8 million and $14.7 million during the year 2001 and 2000, respectively.

     Management believes that the BoS(USA) loan facilities along with the liquidity from the Cargill line, the related fees generated from the servicing of assets and equity distributions from existing Acquisition Partnerships and wholly owned portfolios will allow the Company to meet its obligations as they come due during the next twelve months.

(3) DISCONTINUED OPERATIONS

     The Company recorded a provision of $5.2 million in 2001 and $5.0 million in 2000 for additional losses from discontinued operations. Effective during the third quarter of 1999, management of the Company adopted formal plans to discontinue the operations of Harbor Financial Group, Inc. (formerly known as FirstCity Financial Mortgage Corp.) and its subsidiaries (collectively referred to as "Mortgage Corp."), and FC Capital Corp. ("Capital Corp."). These entities comprise the operations that were previously reported as the Company's residential and commercial mortgage banking business. As formal termination plans were

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

adopted and historical business operations at each entity have ceased, the results of operations for 1999 have been reflected as discontinued operations in the accompanying consolidated statements of operations. Additionally, the net assets related to the resolution of activity from the discontinued operations have been reflected in the accompanying consolidated balance sheets. The results of operations from discontinued operations for 1999 were composed of an operating loss of $39.1 million, the Company's write-off of its investment of $50.5 million in Mortgage Corp. and the write down of its net investment in Capital Corp. by $12.7 million. Revenues from discontinued operations were zero in 2001 and 2000, and $56.3 million in 1999.

     The net assets from discontinued operations consist of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                               2001      2000
                                                              -------   -------
Estimated future gross cash receipts on residual interests
  in securitizations........................................  $18,775   $24,652
Accrual for loss on operations and disposal of discontinued
  operations, net...........................................   (2,118)   (4,208)
                                                              -------   -------
  Net assets of discontinued operations.....................  $16,657   $20,444
                                                              =======   =======

     The only assets remaining from discontinued operations are the investment securities resulting from the retention of residual interests in securitization transactions. Although the liquidation or run-off of these investment securities will last longer than one year, the Company is contractually obligated to service the securitized assets. The Company has considered the estimated future gross cash receipts for such investment securities in the computation of the loss from discontinued operations. The cash flows are collected over a period of time and are valued using prepayment assumptions of 25% for fixed rate loans and 40% for variable rate loans. Overall loss rates are estimated from 1.0% to 4.7% of collateral. If the prepayment speeds were to increase by 10% and 20%, the estimated future gross cash receipts would decrease by $1.0 million and $1.8 million, respectively.

(4) PORTFOLIO ASSETS

     Portfolio Assets are summarized as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Non-performing Portfolio Assets.............................  $ 45,123   $ 55,807
Performing Portfolio Assets.................................    10,227     15,162
Real estate Portfolios......................................     1,766      3,075
                                                              --------   --------
     Total Portfolio Assets.................................    57,116     74,044
Adjusted purchase discount required to reflect Portfolio
  Assets at carrying value..................................   (42,898)   (44,026)
                                                              --------   --------
  Portfolio Assets, net.....................................  $ 14,218   $ 30,018
                                                              ========   ========

     The Company recorded an allowance for impairment on Portfolio Assets of approximately $3.3 million and $2.0 million in 2001 and 2000, respectively. In 2001, provisions of $1.6 million in four non-performing Portfolios and $.6 million in two performing Portfolios were recorded as estimated future collections were reduced primarily due to the Company accepting discounted payoffs in lieu of extended payouts. Also, the Company recorded permanent valuation impairments of $1.1 million in 2001 and $2.0 million in 2000 on one real estate Portfolio due to deterioration of property values and market conditions. No provision was recorded in 1999 in any Portfolio Asset, as the economic conditions during that period did not negatively impact the Company's expectation of future cash flows. Portfolio Assets are pledged to secure non-recourse notes payable.

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

(5) LOANS RECEIVABLE

     Loans receivable consist primarily loans from certain Acquisition Partnerships located in Mexico. Loans receivable are summarized as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                               2001      2000
                                                              -------   -------
Loans from Acquisition Partnerships held for investment.....  $19,765   $14,207
Student loan receivables....................................      134       332
                                                              -------   -------
  Loans receivable..........................................  $19,899   $14,539
                                                              =======   =======

     There were no provisions recorded on these loans during 2001. The loans receivable from the Mexican partnerships are secured by the assets/loans acquired by the Mexican partnerships with purchase money loans provided by the investors to the Mexican partnerships to purchase the asset pools held in those entities and are evaluated for impairment by analyzing the expected future cash flows from the underlying assets within each pool to determine that the cash flows were sufficient to repay these notes. The Company applies the asset valuation methodology consistently in all venues and uses the same proprietary asset management system to evaluate impairment on all asset pools. The results of this evaluation indicated that cash flows from the pools will be sufficient to repay the loans and no allowances for impairment were necessary.

     In 2000 and 1999, the Company recorded an allowance for impairment on loans receivable of approximately $.8 million and $.4 million, respectively, relating to automobile finance receivables generated by the Company's automobile platform, which was sold to Drive in August 2000. In addition, provisions of $1.6 million and $3.9 million during 2000 and 1999, respectively, were recorded for permanent impairment of value in residual interests in automobile finance securitizations, which were also sold to Drive in August 2000.

(6) EQUITY INVESTMENTS

     The Company has investments in Acquisition Partnerships and their general partners that are accounted for under the equity method. During 1999, the Company also acquired investments in servicing entities that are accounted for on the equity method. The condensed combined financial position and results of operations of the Acquisition Partnerships (excluding servicing entities), which include the domestic and foreign Acquisition Partnerships and their general partners, are summarized as follows:

                       CONDENSED COMBINED BALANCE SHEETS

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Assets......................................................  $654,883   $603,353
                                                              ========   ========
Liabilities.................................................   498,361    471,336
Net equity..................................................   156,522    132,017
                                                              --------   --------
                                                              $654,883   $603,353
                                                              ========   ========
Equity investment in Acquisition Partnerships...............  $ 42,660   $ 33,862
Equity investment in servicing entities.....................     2,118      1,422
                                                              --------   --------
                                                              $ 44,778   $ 35,284
                                                              ========   ========

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

                     CONDENSED COMBINED SUMMARY OF EARNINGS

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         2001       2000       1999
                                                       --------   --------   --------
Proceeds from resolution of Portfolio Assets.........  $249,219   $163,386   $127,475
Gain on resolution of Portfolio Assets...............   103,599     75,788     51,498
Interest income on performing Portfolio Assets.......    24,473     18,049     16,409
Net earnings.........................................  $ 14,172   $ 36,766   $ 37,742
                                                       ========   ========   ========
Equity in earnings of Acquisition Partnerships.......  $  9,742   $  7,203   $ 11,444
Equity in earnings (loss) of servicing entities......     1,029        166       (126)
                                                       --------   --------   --------
                                                       $ 10,771   $  7,369   $ 11,318
                                                       ========   ========   ========

     The assets and equity of the Acquisition Partnerships and equity investments in those entities are summarized by geographic region below. The WAMCO Partnerships represent domestic Texas limited partnerships and limited liability companies in which the Company has a common ownership with Cargill.

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Assets:
  Domestic:
     WAMCO Partnerships.....................................  $259,617   $213,772
     Other..................................................    15,607     14,956
  Mexico....................................................   305,324    300,036
  France....................................................    74,335     74,589
                                                              --------   --------
                                                              $654,883   $603,353
                                                              ========   ========
Equity:
  Domestic:
     WAMCO Partnerships.....................................  $ 90,249   $ 61,604
     Other..................................................     3,207      1,689
  Mexico....................................................     2,546     30,703
  France....................................................    60,520     38,021
                                                              --------   --------
                                                              $156,522   $132,017
                                                              ========   ========
Equity investment in Acquisition Partnerships:
  Domestic:
     WAMCO Partnerships.....................................  $ 30,806   $ 23,192
     Other..................................................     2,313      1,876
  Mexico....................................................       292      1,388
  France....................................................     9,249      7,406
                                                              --------   --------
                                                              $ 42,660   $ 33,862
                                                              ========   ========

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

     Revenues and earnings (loss) of the Acquisition Partnerships and equity in earnings of those entities are summarized by geographic region below.

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                           2001      2000      1999
                                                         --------   -------   -------
Revenues:
  Domestic:
     WAMCO Partnerships................................  $ 45,603   $33,778   $33,663
     Other.............................................     1,512       235     1,275
  Mexico...............................................    63,687    44,084     8,889
  France...............................................    20,199    17,934    26,473
  Japan................................................        --        --       560
                                                         --------   -------   -------
                                                         $131,001   $96,031   $70,860
                                                         ========   =======   =======
Net Earnings:
  Domestic:
     WAMCO Partnerships................................  $ 21,128   $12,357   $15,847
     Other.............................................     1,190      (147)      252
  Mexico...............................................   (21,816)   12,857     5,005
  France...............................................    13,670    11,699    16,188
  Japan................................................        --        --       450
                                                         --------   -------   -------
                                                         $ 14,172   $36,766   $37,742
                                                         ========   =======   =======
Equity in earnings of Acquisition Partnerships:
  Domestic:
     WAMCO Partnerships................................  $  7,363   $ 4,667   $ 7,085
     Other.............................................       798       123       183
  Mexico...............................................    (1,153)      210       557
  France...............................................     2,734     2,203     3,497
  Japan................................................        --        --       122
                                                         --------   -------   -------
                                                         $  9,742   $ 7,203   $11,444
                                                         ========   =======   =======

     The Company recorded a $.5 million addition to equity in 2001 as a result of unrealized gains on residual interests in securitization transactions held by one Acquisition Partnership. Also, the Company recorded $.2 million in foreign currency translation adjustments in 2001 relating to equity investments in foreign Acquisition Partnerships and servicing entities.

     As discussed in Note 2, in the third quarter of 2000, the Company completed the sale of a 49% equity interest in its automobile finance operation to certain subsidiaries of BoS(USA). As a result of the sale, the net operations of Drive have been recorded (since August 1, 2000) as equity investments. The Company's investment in Drive is accounted for under the equity method. As of December 31, 2001, Drive's fiscal year

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

end changed from February 28 to December 31. The condensed consolidated financial position and results of operations of Drive are summarized below:

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                  DECEMBER 31,   FEBRUARY 28,   DECEMBER 31,
                                                      2001           2001           2000
                                                  ------------   ------------   ------------
Cash............................................    $  7,303       $  7,589       $ 10,567
Loans held for sale.............................      70,447        139,377         90,652
Residual interests in securitizations...........      77,407         55,739         56,190
Other assets....................................      10,321         10,158          6,799
                                                    --------       --------       --------
     Total assets...............................    $165,478       $212,863       $164,208
                                                    ========       ========       ========
Notes payable...................................    $126,665       $187,365       $143,923
Other liabilities...............................      13,323         17,473         10,638
                                                    --------       --------       --------
     Total liabilities..........................     139,988        204,838        154,561
Net equity......................................      25,490          8,025          9,647
                                                    --------       --------       --------
                                                    $165,478       $212,863       $164,208
                                                    ========       ========       ========
Equity investment in Drive......................    $  9,877       $  3,110       $  3,738
  Minority interest.............................      (1,975)          (622)          (748)
                                                    --------       --------       --------
     Net investment in Drive....................    $  7,902       $  2,488       $  2,990
                                                    ========       ========       ========

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

                  CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

                                             MARCH 1, 2001      AUGUST 1, 2000      AUGUST 1, 2000
                          YEAR ENDED            THROUGH             THROUGH             THROUGH
                       DECEMBER 31, 2001   DECEMBER 31, 2001   FEBRUARY 28, 2001   DECEMBER 31, 2000
                       -----------------   -----------------   -----------------   -----------------
Interest income......       $45,224             $37,506             $22,031             $14,313
Gain on sale of
  loans..............        39,033              39,033               9,434               9,434
Service fees and
  other..............        12,376              10,391               4,256               2,271
                            -------             -------             -------             -------
  Revenues...........        96,633              86,930              35,721              26,018
                            -------             -------             -------             -------
Interest expense.....        11,744               9,329               8,165               5,750
Salaries and
  benefits...........        33,185              28,706              13,674               9,195
Provision for loan
  and impairment
  losses.............        12,688              10,425               4,129               1,866
Other expenses.......        24,516              19,207               8,777               3,468
                            -------             -------             -------             -------
  Expenses...........        82,133              67,667              34,745              20,279
                            -------             -------             -------             -------
Net earnings.........       $14,500             $19,263             $   976             $ 5,739
                            =======             =======             =======             =======
Equity in earnings of
  Drive..............       $ 5,923             $ 7,768             $   378             $ 2,223
Cumulative effect of
  accounting
  change.............          (304)               (304)                 --                  --
Minority interest....        (1,124)             (1,493)                (75)               (444)
                            -------             -------             -------             -------
  Net equity in
     earnings of
     Drive...........       $ 4,495             $ 5,971             $   303             $ 1,779
                            =======             =======             =======             =======

     The Company recorded a $.7 million addition to equity in 2001 as a result of unrealized gains on residual interests in securitization transactions held by Drive.

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

(7) NOTES PAYABLE

     Notes payable consisted of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                               2001      2000
                                                              -------   -------
NOTES PAYABLE TO AFFILIATES:
Collateralized loans, secured by Portfolio Assets:
  LIBOR (1.9% at December 31, 2001) plus 4% to 5%, due at
     various dates through 2003, affiliate..................  $ 7,650   $16,190
Senior Credit Facility, secured and with recourse to the
  Company:
  LIBOR (1.9% at December 31, 2001) plus 2.5%; Prime (4.75%
     at December 31, 2001), due 2003, affiliate.............   48,600    47,778
Acquisition Facility, secured by certain equity interests of the Company:
  LIBOR (1.9% at December 31, 2001) plus 4.50%, due 2003,
     affiliate..............................................   27,422    15,623
  Unsecured note payable to affiliate, fixed rate at 7.0%,
     due 2002...............................................      285       862
                                                              -------   -------
     Total notes payable to affiliates......................  $83,957   $80,453
                                                              -------   -------
Notes payable -- other:
Collateralized loans, secured by Portfolio Assets:
  Fixed rate (7.66% at December 31, 2001), due 2002.........  $ 7,181   $13,251
  Unsecured note payable, fixed rate at 8.56%, due 2002.....       71        60
                                                              -------   -------
     Total notes payable -- other...........................  $ 7,252   $13,311
                                                              -------   -------
     Total notes payable....................................  $91,209   $93,764
                                                              =======   =======

     Refer to Note 2 for a description of terms related to the Company's Senior Credit Facility at December 31, 2001 and other matters concerning the Company's liquidity.

     Under terms of certain borrowings, the Company and its subsidiaries are required to maintain certain tangible net worth levels and debt to equity and debt service coverage ratios. The terms also restrict future levels of debt. At December 31, 2001, the Company was in compliance with the aforementioned covenants. The aggregate maturities of notes payable for the two years ending December 31, 2003 are as follows: $7,537 in 2002 and $83,672 in 2003.

(8) SEGMENT REPORTING

     The Company is engaged in two reportable segments (i) Portfolio Asset acquisition and resolution and (ii) consumer lending through the Company's minority investment in Drive. These segments have been segregated based on products and services offered by each. As a result of the sale of a 49% equity interest in the Company's automobile finance operation, the net operations of Drive have been recorded (since August 1, 2000) as equity in earnings of investments. Prior to June 30, 1999, the Company also reflected operations from its mortgage banking segment. As described in Note 3, the Company has discontinued operations in the mortgage banking segment effective in the third quarter of 1999. Accordingly, all activity related to the mortgage banking segment has been reclassified as discontinued operations in the consolidated financial

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

statements. The following is a summary of results of operations for each of the two remaining segments and a reconciliation to earnings (loss) from continuing operations.

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                          2001       2000      1999
                                                         -------   --------   -------
PORTFOLIO ASSET ACQUISITION AND RESOLUTION:
  Revenues:
     Servicing fees....................................  $ 9,580   $  7,555   $ 3,850
     Gain on resolution of Portfolio Assets............    1,049      3,120     4,054
     Gain on the sale of interest in investments.......    3,316         --     2,163
     Equity in earnings of investments.................   10,771      7,369    11,318
     Interest income...................................    5,847      2,143     2,610
     Other.............................................    1,190      1,129     1,502
                                                         -------   --------   -------
          Total........................................   31,753     21,316    25,497
  Expenses:
     Interest and fees on notes payable................    4,128      3,266     4,308
     Salaries and benefits.............................    7,679      5,531     5,542
     Provision for loan and impairment losses..........    3,277      1,971        --
     Occupancy, data processing and other..............    8,857      7,083     5,818
                                                         -------   --------   -------
          Total........................................   23,941     17,851    15,668
                                                         -------   --------   -------
  Operating contribution before direct taxes...........  $ 7,812   $  3,465   $ 9,829
                                                         =======   ========   =======
  Operating contribution, net of direct taxes..........  $ 7,713   $  3,354   $ 9,743
                                                         =======   ========   =======
CONSUMER LENDING:
  Revenues:
     Servicing fees....................................  $    --   $  3,887   $ 5,086
     Equity in earnings of investments.................    5,923      2,223        --
     Gain on sale of automobile loans..................        5      2,836    10,280
     Interest income...................................       --     12,882    17,787
     Gain on sale of interest in subsidiary............       --      8,091        --
     Other.............................................        9         71       171
                                                         -------   --------   -------
          Total........................................    5,937     29,990    33,324
  Expenses:
     Interest and fees on notes payable................       --      3,217     4,730
     Salaries and benefits.............................       --      7,277     8,053
     Provision for loan and impairment losses..........       --      2,420     4,302
     Occupancy, data processing and other..............    1,473      6,706    10,539
                                                         -------   --------   -------
          Total........................................    1,473     19,620    27,624
                                                         -------   --------   -------

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                          2001       2000      1999
                                                         -------   --------   -------
  Operating contribution before direct taxes...........  $ 4,464   $ 10,370   $ 5,700
                                                         =======   ========   =======
  Operating contribution, net of direct taxes..........  $ 4,448   $ 10,362   $ 5,635
                                                         =======   ========   =======
          Total operating income, net of direct
            taxes......................................  $12,161   $ 13,716   $15,378
                                                         =======   ========   =======
CORPORATE OVERHEAD:
  Other revenue........................................  $    75   $  1,703   $   107
  Corporate interest expense...........................   (4,649)   (12,175)   (9,716)
  Salaries and benefits, occupancy, professional and
     other Expenses....................................   (5,416)    (7,144)   (6,688)
  Deferred tax valuation allowance.....................       --     (7,000)   (4,900)
                                                         -------   --------   -------
  Earnings (loss) from continuing operations...........  $ 2,171   $(10,900)  $(5,819)
                                                         =======   ========   =======

     Revenues from the Consumer Lending segment are all attributable to domestic operations. Revenues from the Portfolio Asset acquisition and resolution segment attributable to domestic and foreign operations are summarized as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           2001      2000      1999
                                                          -------   -------   -------
Domestic................................................  $18,332   $13,527   $20,468
Mexico..................................................    9,460     5,237     1,502
France..................................................    3,941     2,552     3,527
Other foreign...........................................       20        --        --
                                                          -------   -------   -------
     Total..............................................  $31,753   $21,316   $25,497
                                                          =======   =======   =======

     Total assets for each of the segments and a reconciliation to total assets is as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Portfolio acquisition and resolution assets.................  $ 79,335   $ 79,567
Consumer assets.............................................    10,205      4,069
Deferred tax benefit, net...................................    20,101     20,101
Other assets, net...........................................    12,595     16,810
Net assets of discontinued operations.......................    16,657     20,444
                                                              --------   --------
     Total assets...........................................  $138,893   $140,991
                                                              ========   ========

(9) PREFERRED STOCK, STOCKHOLDERS' EQUITY AND LOSS PER SHARE

     On July 17, 1998 the Company filed a shelf registration statement with the Securities and Exchange Commission, which allows the Company to issue up to $250 million in debt and equity securities from time to time in the future. The registration statement became effective July 28, 1998. As of December 31, 2001, there have been no securities issued under this registration statement.

     In connection with the issuance of $25 million in senior subordinated debt, the Company issued a warrant for the purchase of 425,000 shares of the Company's Common Stock at $2.3125 per share (the closing price on the date of issuance of December 21, 1999). The estimated fair value of the warrant totaling $875 was allocated to stockholders' equity with an offsetting discount reflected on the debt.

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

     The Company also issued an option to the holder of the senior subordinated notes allowing it to acquire a warrant for 1,975,000 shares of the Company's non-voting Common Stock. As discussed in Note 2, in the third quarter of 2000, the Company restructured its remaining debt into a new facility provided solely by the Senior Lenders. BoS(USA) will retain its option to acquire warrants for 1,975,000 shares of the Company's Common Stock. The strike price of $2.3125 will remain the same, but the initial date upon which the option can be exercised has been extended to June 30, 2002. The option can be exercised after June 30, 2002 if Term Loan B remains outstanding, but not prior to such date. In the event that prior to June 30, 2002 the Company either (a) refinances the $12 million Term Loan B with subordinated debt, or (b) pays off the balance of Term Loan B from proceeds of an equity offering, then the option to acquire a warrant for 1,975,000 shares of non-voting Common Stock will terminate. In the event that Term Loan B is terminated prior to June 30, 2002 through a transaction involving the issuance of warrants, BoS(USA) is entitled to additional warrants in connection with its existing warrant for 425,000 shares to retain its ability to acquire approximately 4.86% of the Company's Common Stock.

     The holders of shares of Common Stock are entitled to one vote for each share on all matters submitted to a vote of common stockholders. In order to preserve certain tax benefits available to the Company, transactions involving stockholders holding or proposing to acquire more than 4.75% of outstanding common shares are prohibited unless the prior approval of the Board of Directors is obtained.

     The redeemable preferred stock ("New Preferred Stock") has a redemption value of $21.00 per share and cumulative quarterly cash dividends at the annual rate of $2.10 per share through the redemption date of September 30, 2005. The Company may redeem the New Preferred Stock after September 30, 2003 for $21 per share plus accrued dividends. The New Preferred Stock carries no voting rights except in the event of non-payment of dividends, in which case, the holders of New Preferred Stock have the right to elect two directors to the Company's Board. Dividends of $1.9 million, or $1.575 per share, were paid in 1999. In the third quarter of 1999, dividends on the Company's New Preferred Stock were suspended. At December 31, 2001, accumulated dividends in arrears on such New Preferred Stock totaled $6.4 million, or $5.25 per share. Since the Company failed to pay quarterly dividends for six consecutive quarters, the holders of New Preferred Stock are entitled to elect two directors to the Company's Board until cumulative dividends have been paid in full.

     The Board of Directors of the Company may designate the relative rights and preferences of the optional preferred stock when and if issued. Such rights and preferences can include liquidation preferences, redemption rights, voting rights and dividends and shares can be issued in multiple series with different rights and preferences. The Company has no current plans for the issuance of an additional series of optional preferred stock.

     The Company has stock option and award plans for the benefit of key individuals, including its directors, officers and key employees. The plans are administered by a committee of the Board of Directors and provide for the grant of up to a total of 730,000 shares of Common Stock .

     The per share weighted-average fair value of stock options granted during 2001 and 2000 was $0.99 and $1.84, respectively, on the grant date using the Black-Scholes option pricing model with the following assumptions: $0 expected dividend yield, risk-free interest rate of 6.0%, expected volatility of 30%, and an expected life of 10 years.

     The Company applies Accounting Principles Board Opinion No. 25 in accounting for its stock option and award plans and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, Accounting for Stock-Based Compensation, the

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

Company's net loss to common stockholders and net loss per common share would have been reflected as the pro forma amounts indicated below:

                                                        2001       2000       1999
                                                       -------   --------   ---------
Net loss to common stockholders:
  As reported........................................  $(5,597)  $(18,468)  $(110,724)
  Pro forma..........................................   (5,682)   (19,130)   (111,502)
Net loss per common share -- diluted:
  As reported........................................  $  (.67)  $  (2.21)  $  (13.33)
  Pro forma..........................................     (.68)     (2.29)     (13.42)

     Stock option activity during the periods indicated is as follows:

                                     2001                 2000                 1999
                              ------------------   ------------------   ------------------
                                        WEIGHTED             WEIGHTED             WEIGHTED
                                        AVERAGE              AVERAGE              AVERAGE
                                        EXERCISE             EXERCISE             EXERCISE
                              SHARES     PRICE     SHARES     PRICE     SHARES     PRICE
                              -------   --------   -------   --------   -------   --------
Outstanding at beginning of
  Year......................  347,750    $12.03    236,650    $22.96    284,950    $23.06
Granted.....................  275,500      3.06    183,000      2.00         --        --
Exercised...................       --        --         --        --         --        --
Cancelled...................       --        --    (22,500)    22.00         --        --
Forfeited...................       --        --    (49,400)    23.60    (48,300)    23.54
                              -------    ------    -------    ------    -------    ------
Outstanding at end of
  year......................  623,250    $ 8.07    347,750    $12.03    236,650    $22.96
                              =======    ======    =======    ======    =======    ======

     The following table summarizes stock options granted by grant date.

                                                                     SHARES
                                                                 OUTSTANDING AT
                                                       SHARES     DECEMBER 31,    EXERCISE
DATE OF GRANT                                          GRANTED        2001         PRICE
-------------                                          -------   --------------   --------
October 27, 1995.....................................  229,600       97,000        $20.00
October 26, 1996.....................................   18,000        4,000         30.75
February 27, 1997....................................   95,200       56,250         27.25
May 21, 1998.........................................   15,000        7,500         29.69
December 1, 2000.....................................  183,000      183,000          2.00
December 20, 2001....................................  275,500      275,500          3.06
                                                       -------      -------
                                                       816,300      623,250
                                                       =======      =======

     In December 2001, the Company granted 275,500 stock options with an exercise price of $3.06 (greater than the fair market value of the Company's common stock on the date of grant). At December 31, 2001, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $2.00 to $30.75 and 8.19 years, respectively. In addition, 346,375 options were exercisable with a weighted-average exercise price of $12.34.

     The Company has an employee stock purchase plan, which allows employees to acquire approximately 157,000 shares of Common Stock of the Company at 85% of the fair value at the end of each quarterly plan period. The value of the shares purchased under the plan is limited to the lesser of 10% of compensation or $25,000 per year. Under the plan, 8,156 shares were issued in 2001, 35,044 shares were issued in 2000 and

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

45,341 shares were issued in 1999. At December 31, 2001, approximately 21,000 shares of Common Stock are available for issuance pursuant to the plan.

     No effect was given to dilutive securities in the 2001, 2000 and 1999 loss per share calculations as such had an anti-dilutive effect. However, during 2001, an average of 356,808 options were outstanding that could have a potentially dilutive per share calculation effect in the future.

(10) INCOME TAXES

     Income tax expense from continuing operations consists of:

                                                             YEAR ENDED DECEMBER 31,
                                                             ------------------------
                                                             2001    2000      1999
                                                             ----   -------   -------
Federal and state current benefit (expense)................  $(15)  $  (414)  $    10
Federal deferred expense...................................    --    (7,000)   (5,061)
                                                             ----   -------   -------
     Total.................................................  $(15)  $(7,414)  $(5,051)
                                                             ====   =======   =======

     The actual income tax benefit (expense) attributable to earnings (loss) from continuing operations differs from the expected tax benefit (expense) (computed by applying the federal corporate tax rate of 35% to earnings (loss) from continuing operations before income taxes, minority interest and accounting change) as follows:

                                                           2001      2000      1999
                                                          -------   -------   -------
Computed expected tax benefit (expense).................  $(1,593)  $ 1,148   $  (256)
(Increase) reduction in income taxes resulting from:
  Change in valuation allowance.........................    1,593    (8,148)   (4,253)
  Alternative minimum tax and state income tax..........      (15)     (414)       --
  Other.................................................       --        --      (542)
                                                          -------   -------   -------
                                                          $   (15)  $(7,414)  $(5,051)
                                                          =======   =======   =======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 2001 and 2000 are as follows:

                                                                2001        2000
                                                              ---------   ---------
Deferred tax assets:
  Investments in Acquisition Partnerships, principally due
     to differences in basis for tax and financial reporting
     purposes...............................................  $   4,453   $   1,902
  Intangibles, principally due to differences in
     amortization...........................................        214         269
  Tax basis in fixed assets less than book..................       (165)       (581)
  Other.....................................................       (583)      2,133
  Federal net operating loss carryforwards..................    201,639     203,428
                                                              ---------   ---------
     Total gross deferred tax assets........................    205,558     207,151
  Valuation allowance.......................................   (185,457)   (187,050)
                                                              ---------   ---------
     Net deferred tax assets................................  $  20,101   $  20,101
                                                              =========   =========

     The Company has net operating loss carryforwards for federal income tax purposes of approximately $576 million from continuing operations and $152 million from discontinued operations at December 31, 2001, available to offset future federal taxable income, if any, through the year 2021. A valuation allowance is provided to reduce the deferred tax assets to a level, which, more likely than not, will be realized. During 2001,

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

2000 and 1999, the Company adjusted the previously established valuation allowance to recognize a deferred tax benefit (expense) of $1.6 million, $(8.4) million and $(4.3) million, respectively. Realization is determined based on management's expectation of generating sufficient taxable income in a look forward period over the next four years. The ultimate realization of the resulting net deferred tax asset is dependent upon generating sufficient taxable income from its continuing operations prior to expiration of the net operating loss carryforwards. The expense recognized in 2000 is attributed to a reduction in anticipated taxable income. The expense recognized in 1999 is attributed to a revaluation of the realization of the deferred tax asset for the effects of the discontinuance of the mortgage operations. Although realization is not assured, management believes it is more likely than not that all of the recorded deferred tax asset, net of the allowance, will be realized. The amount of the deferred tax asset considered realizable, however, could be adjusted in the future if estimates of future taxable income during the carryforward period change. The ability of the Company to realize the deferred tax asset is periodically reviewed and the valuation allowance is adjusted accordingly.

(11) EMPLOYEE BENEFIT PLAN

     The Company has a defined contribution 401(k) employee profit sharing plan pursuant to which the Company matches employee contributions at a stated percentage of employee contributions to a defined maximum. The Company's contributions to the 401(k) plan were $152 in 2001, $263 in 2000 and $238 in 1999.

(12) LEASES

     The Company leases its current headquarters from a related party under a noncancellable operating lease. The lease calls for monthly payments of $10 through its expiration in December 2006 and includes an option to renew for an additional five-year period. Rental expense for 2001, 2000 and 1999 under this lease was $90 each year. The Company also leases office space and equipment from unrelated parties under operating leases expiring in various years through 2005. Rental expense under these leases for 2001, 2000 and 1999 was $.6 million, $1.7 million and $2.1 million, respectively. As of December 31, 2001, the future minimum lease payments under all noncancellable operating leases are: $335 in 2002, $257 in 2003, $161 in 2004, $155 in 2005, and $120 in 2006.

(13) OTHER RELATED PARTY TRANSACTIONS

     The Company has contracted with the Acquisition Partnerships and related parties as a third party loan servicer. Servicing fees totaling $9.6 million, $11.4 million and $8.9 million, for 2001, 2000 and 1999, respectively, and due diligence fees (included in other income) were derived from such affiliates.

(14) COMMITMENTS AND CONTINGENCIES

     On October 14, 1999, Harbor Financial Group, Inc. ("Harbor Parent"), Harbor Financial Mortgage Corporation ("HFMC") and four subsidiaries of HFMC filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code before the United States Bankruptcy Court for the Northern District of Texas, Dallas Division. On December 14, 1999, the bankruptcy proceedings were converted to liquidations under Chapter 7 of the United States Bankruptcy Code. John H. Litzler, the Chapter 7 Trustee in the bankruptcy proceedings (the "Trustee"), initiated adversary proceedings on May 25, 2001 against FirstCity and various current and former directors and officers of FirstCity and Harbor alleging breach of fiduciary duties, mismanagement, and self-dealing by FirstCity and Harbor directors and officers, and improper transfer of funds from the Harbor related entities to FirstCity. The claims also include fraudulent and preferential transfer of assets of the Harbor entities, fraud and conspiracy. The Trustee, FirstCity and the other defendants have reached terms of an agreement to compromise the claims brought in the adversary proceedings, subject

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

to the approval of the Bankruptcy Court and the consent of all necessary insurers of FirstCity and its subsidiaries and affiliates. Under the proposed settlement, if approved, the Trustee will release the defendants, their affiliates and subsidiaries from any and all claims which were brought or could have been brought by the Trustee against any of the defendants, any past and present officers and directors of FirstCity or any affiliates or subsidiaries of FirstCity in consideration of the payment of $3.8 million cash and the release of any and all claims of FirstCity and its affiliates and subsidiaries and of the individual defendants in the bankruptcy proceedings against the Trustee, including administrative and expense claims. Neither the consent of the necessary insurers nor the approval of the Bankruptcy Court of the proposed terms of settlement has been obtained, and there can be no assurance that such consent and approval will be secured. In the event that carrier consent or bankruptcy court approval is not obtained, FirstCity intends to vigorously contest the claims of the Trustee, as the Company believes that the claims are without merit and that it has valid defenses to these claims.

     The Company and Harbor Parent filed suit in the Federal District Court for the Western District of Texas, Waco Division, against Chase Bank of Texas, N.A. and Chase Securities, Inc. in September 1999 seeking injunctive relief and damages resulting from alleged violations by the defendants of the Bank Holding Company Act and from civil conspiracy engaged in by the defendants, arising from an engagement letter entered into between the Company and Chase Securities, Inc. relating to the sale of assets or securities of Harbor Parent, HFMC and their subsidiaries (collectively "Harbor"). The Company and Harbor Parent alleged that the conditioning by Chase Bank Texas, N.A. of the extension of credit to Harbor on the retention of Chase Securities, Inc. by the Company and Harbor violated the Bank Holding Company Act. The Company additionally sought a judicial declaration that the plaintiffs were not obligated to pay any commission to Chase Securities, Inc. under the engagement letter. The Company and Harbor Parent also sought recovery of treble damages pursuant to the Bank Holding Company Act and recovery of costs of court, including reasonable attorneys fees. A motion to dismiss the Texas suit was granted based upon a provision in the engagement letter that provided that any suit arising from the engagement letter would be pursued in the State of New York. The Company has been granted leave by the Supreme Court for the State of New York to amend its answer in that proceeding to include the claims asserted in the Texas suit as a counterclaim to the suit brought by Chase Securities, Inc. and to assert certain affirmative defenses.

     On October 4, 1999, Chase Securities, Inc. filed suit against the Company before the Supreme Court for the State of New York, County of New York:
Commercial Part seeking recovery of $2.4 million as the balance of a transaction fee allegedly due it under the terms of the engagement letter discussed above and other relief. The Company denies that it has any liability to Chase Securities, Inc. The Company has asserted as a defense to this action the violations of the Bank Holding Company Act and other claims asserted in the litigation filed in the Federal District Court for the Western District of Texas. The Company was granted leave to amend its answer in the suit to include a counterclaim against Chase Securities, Inc. asserting breach of contract based upon the matters that were asserted in the Texas suit.

     John H. Litzler, in his capacity as the duly appointed trustee of the bankruptcy estates of the Harbor Parent and HFMC (the "Trustee"), filed an action pending in the United States District Court for the Southern District of New York against Chase Manhattan Bank, formerly Chase Bank of Texas, N.A. and Chase Securities, Inc. seeking recovery of damages arising from or relating to various agreements by and between Harbor Parent and HFMC and Chase Manhattan Bank and Chase Securities, Inc., including the alleged violations of the Anti-Tying provision of the Bank Holding Company Act as had been asserted by the Company and Harbor Financial Group, Inc. in the Texas suit.

     The Trustee and the Company and Chase Manhattan Bank and Chase Securities, Inc. are currently finalizing settlement documents to settle the claims brought in the suits pending in the New York courts described above, subject to the approval of the Bankruptcy Court in the proceedings related to Harbor. There

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

can be no assurance that the parties can resolve outstanding issues related to the terms of the settlement documentation or that approval of the Bankruptcy Court of the proposed terms of settlement can be obtained. In the event that the settlement is not completed or the Bankruptcy Court does not approve the settlement, the Company intends to vigorously defend the claim of Chase Securities, Inc. for payment of the fee and to pursue its claims for damages against Chase Manhattan Bank and Chase Securities, Inc.

     Periodically, the Company, its subsidiaries, its affiliates and the Acquisition Partnerships are parties to or otherwise involved in legal proceedings arising in the normal course of business. The Company does not believe that there is any proceeding threatened or pending against it, its subsidiaries, its affiliates or the Acquisition Partnerships which, if determined adversely, would have a material adverse effect on the consolidated financial position, results of operations or liquidity of the Company, its subsidiaries, its affiliates or the Acquisition Partnerships.

     The Company is a 50% owner in an entity that is obligated to advance up to $2.5 million toward the acquisition of Portfolio Assets from financial institutions in California. At December 31, 2001, advances of $2.4 million had been made under the obligation.

     In connection with the transactions contemplated by the Securities Purchase Agreement, effective August 1, 2000, Consumer Corp. and Funding LP contributed all of the assets utilized in the operations of the automobile finance operation to Drive pursuant to the terms of a Contribution and Assumption Agreement by and between Consumer Corp. and Drive, and a Contribution and Assumption Agreement by and between Funding LP and Drive (collectively, the "Contribution Agreements"). Drive assumed substantially all of the liabilities of the automobile finance operation as set forth in the Contribution Agreements.

     In addition, in the Securities Purchase Agreement, the Company, Consumer Corp., Funding LP and Funding GP made various representations and warranties concerning (i) their respective organizations, (ii) the automobile finance operation conducted by Consumer Corp. and Funding LP, and (iii) the assets transferred by Consumer Corp. and Funding LP to Drive. The Company, Consumer Corp., Funding LP and Funding GP also agreed to indemnify BoS(USA), IFA-GP and IFA-LP from damages resulting from a breach of any representation or warranty contained in the Securities Purchase Agreement or otherwise made by the Company, Consumer Corp. or Funding LP in connection with the transaction. The indemnity obligation under the Securities Purchase Agreement survives for a period of seven (7) years from August 25, 2000 (the "Closing Date") with respect to tax-related representations and warranties and for thirty months from the Closing Date with respect to all other representations and warranties. Neither the Company, Consumer Corp., Funding LP, or Funding GP is required to make any payments as a result of the indemnity provided under the Securities Purchase Agreement until the aggregate amount payable exceeds $.25 million, and then only for the amount in excess of $.25 million in the aggregate; however certain representations and warranties are not subject to this $.25 million threshold. Pursuant to the terms of the Contribution Agreements, Consumer Corp. and Funding LP have agreed to indemnify Drive from any damages resulting in a material adverse effect on Drive resulting from breaches of representations or warranties, failure to perform, pay or discharge liabilities other than the assumed liabilities, or claims, lawsuits or proceedings resulting from the transactions contemplated by the Contribution Agreements. Pursuant to the terms of the Contribution Agreements, Drive has agreed to indemnify Consumer Corp. and Funding LP for any breach of any representation or warranty by Drive, the failure of Drive to discharge any assumed liability, or any claims arising out of any failure by Drive to properly service receivables after August 1, 2000. Liability for indemnification pursuant to the terms of the Contribution Agreements will not arise until the total of all losses with respect to such matters exceeds $.25 million and then only for the amount by which such losses exceed $.25 million; however this limitation will not apply to any breach of which the party had knowledge at the time of the Closing Date or any intentional breach by a party of any covenant or obligation under the Contribution Agreements.

                FIRSTCITY FINANCIAL CORPORATION AND SUBSIDIARIES

                        DECEMBER 31, 2001, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

     The Company also provided a guaranty limited to a maximum of up to $4 million of a $60 million loan to Drive by BoS(USA). The Company, Consumer Corp. and Funding L.P. secured the guaranty with security interests in their respective ownership interest in Consumer Corp., Funding L.P. and Drive.

(15) FINANCIAL INSTRUMENTS

     SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires that the Company disclose estimated fair values of its financial instruments. Fair value estimates, methods and assumptions are set forth below.

  (A) CASH AND CASH EQUIVALENTS

     The carrying amount of cash and cash equivalents approximated fair value at December 31, 2001 and 2000.

  (B) PORTFOLIO ASSETS AND LOANS RECEIVABLE

     The Portfolio Assets and loans receivable are carried at the lower of cost or estimated fair value. The estimated fair value is calculated by discounting projected cash flows on an asset-by-asset basis using estimated market discount rates that reflect the credit and interest rate risks inherent in the assets. The carrying value of the Portfolio Assets and loans receivable was $34.1 million and $44.6 million, respectively, at December 31, 2001 and 2000. The estimated fair value of the Portfolio Assets and loans receivable was approximately $35.5 million and $47.2 million, respectively, at December 31, 2001 and 2000.

  (C) RESIDUAL INTERESTS IN SECURITIZATIONS

     Residual interests in securitizations included in discontinued operations are carried at estimated future gross cash receipts. The estimated fair value is calculated using various assumptions regarding prepayment speeds and credit losses. The carrying value of the residual interests was $18.8 million and $24.7 million at December 31, 2001 and 2000, respectively. The estimated fair value of the residual interests was $11.4 million and $14.6 million at December 31, 2001 and 2000, respectively.

  (D) NOTES PAYABLE

     Management believes that the repayment terms for similar rate financial instruments with similar credit risks and the stated interest rates at December 31, 2001 and 2000 approximate the market terms for similar credit instruments. Accordingly, the carrying amount of notes payable is believed to approximate fair value.

  (E) NEW PREFERRED STOCK

     New Preferred Stock is carried at redemption value plus accrued but unpaid dividends. Carrying values were $32,101 and $29,533 at December 31, 2001 and 2000, respectively. Fair market values based on quoted market rates were $9,049 and $11,618 at December 31, 2001 and 2000, respectively.

                          INDEPENDENT AUDITORS' REPORT

THE BOARD OF DIRECTORS AND STOCKHOLDERS
FIRSTCITY FINANCIAL CORPORATION:

     We have audited the accompanying consolidated balance sheets of FirstCity Financial Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FirstCity Financial Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

     As discussed in Note 1 to the consolidated financial statements, in 2001 the Company changed its method of accounting for residual interests in securitized financial assets in accordance with the Financial Accounting Standards Board's EITF 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets. As discussed in Note 1, in 1999 the Company changed its method of accounting for organizational costs in accordance with the American Institute of Certified Public Accountants Statement of Position 98-5, Reporting on the Costs of Start-Up Activities. Also, as discussed in Note 1, the Company early adopted SFAS 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections.

                                          KPMG LLP

Dallas, Texas
February 13, 2002, except as to the
     last paragraph of Note 1(q),
     which is as of April 1, 2002

                        FIRSTCITY FINANCIAL CORPORATION

                       SELECTED QUARTERLY FINANCIAL DATA

                                             2001                                     2000
                             -------------------------------------   --------------------------------------
                              FIRST    SECOND     THIRD    FOURTH     FIRST     SECOND     THIRD    FOURTH
                             QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER    QUARTER   QUARTER
                             -------   -------   -------   -------   -------   --------   -------   -------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                              (UNAUDITED)
Revenues(2)................  $9,237    $15,685   $ 4,179   $ 8,664   $15,676   $ 12,390   $17,019   $ 7,924
Expenses...................   7,828      9,513     8,134     7,739    15,546     19,493    13,224     8,025
Earnings (loss) from
  continuing operations
  before accounting
  change(1)(2).............   1,625      4,168    (3,605)      287      (129)   (13,978)    3,718      (511)
Accounting change..........      --       (304)       --        --        --         --        --        --
Loss from discontinued
  operations...............      --     (1,000)   (2,000)   (2,200)       --     (5,000)       --        --
Net earnings (loss)........   1,625      2,864    (5,605)   (1,913)     (129)   (18,978)    3,718      (511)
Preferred dividends........     642        642       642       642       642        642       642       642
Net earnings (loss) to
  common stockholders......  $  983    $ 2,222   $(6,247)  $(2,555)  $  (771)  $(19,620)  $ 3,076   $(1,153)
Net earnings (loss) from
  continuing operations
  before accounting change
  per common share -- Basic
  and diluted..............  $ 0.12    $  0.43   $ (0.51)  $ (0.05)  $ (0.09)  $  (1.75)  $  0.27   $ (0.14)

---------------

(1) Significant losses from continuing operations during the third quarter of 2001 related to $1.0 million in provisions for loan and impairment losses and $1.7 million in equity in loss of Drive. Significant losses from continuing operations during the second quarter of 2000 related to a $7.0 million increase in the valuation allowance of the deferred tax asset and $2.7 million of provisions for loan and impairment losses.

(2) Refer to SFAS 145 for 2000 reclassification as discussed in note 1(q) to the consolidated financial statements.

                               WAMCO PARTNERSHIPS

                         COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 2001, 2000 AND 1999
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                          INDEPENDENT AUDITORS' REPORT

THE PARTNERS
WAMCO PARTNERSHIPS:

     We have audited the accompanying combined balance sheets of the WAMCO Partnerships as of December 31, 2001 and 2000, and the related combined statements of operations, changes in partners' capital, and cash flows for each of the years in the three-year period ended December 31, 2001. These combined financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the WAMCO Partnerships as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

                                          KPMG LLP

Dallas, Texas
February 13, 2002

                               WAMCO PARTNERSHIPS

                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000

                                                                 2001         2000
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
                                       ASSETS
Cash........................................................   $ 13,397     $  6,083
Portfolio Assets, net.......................................    218,731      180,655
Investments in partnerships.................................      2,302        2,254
Investments in trust certificates...........................      8,223        6,908
Deferred profit sharing.....................................     15,506       16,174
Other assets, net...........................................      1,458        1,698
                                                               --------     --------
                                                               $259,617     $213,772
                                                               ========     ========
                          LIABILITIES AND PARTNERS' CAPITAL
Notes payable (including $101,178 and $120,936 to affiliates
  in 2001 and 2000, respectively)...........................    140,411      123,198
Deferred compensation.......................................     20,552       22,356
Other liabilities (including $558 and $788 to affiliates in
  2001 and 2000, respectively)..............................      3,800        3,058
                                                               --------     --------
     Total liabilities......................................    164,763      148,612
Commitments and contingencies...............................         --           --
Preferred equity............................................      4,605        3,556
Partners' capital...........................................     90,249       61,604
                                                               --------     --------
                                                               $259,617     $213,772
                                                               ========     ========

            See accompanying notes to combined financial statements.

                               WAMCO PARTNERSHIPS

                       COMBINED STATEMENTS OF OPERATIONS
                 YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999

                                                                2001       2000       1999
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Proceeds from resolution of Portfolio Assets................  $ 69,188   $ 44,182   $ 48,163
Cost of Portfolio Assets resolved...........................    44,916     30,115     31,904
                                                              --------   --------   --------
Gain on resolution of Portfolio Assets......................    24,272     14,067     16,259
Interest income on performing Portfolio Assets..............    19,543     18,049     15,599
Interest and fees on notes payable (including $11,268,
  $14,594, and $10,697 to affiliates in 2001, 2000, and
  1999, respectively).......................................   (13,338)   (14,776)   (11,014)
Provision for loan losses...................................    (1,254)       (58)        --
General, administrative and operating expenses..............    (9,883)    (6,587)    (6,802)
Other income, net...........................................     1,788      1,662      1,805
                                                              --------   --------   --------
Net earnings................................................  $ 21,128   $ 12,357   $ 15,847
                                                              ========   ========   ========

            See accompanying notes to combined financial statements.

                               WAMCO PARTNERSHIPS

              COMBINED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                 YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999

                                                            CLASS B
                                        CLASS A EQUITY       EQUITY
                                      -------------------   --------
                                      GENERAL    LIMITED    LIMITED    GENERAL    LIMITED
                                      PARTNERS   PARTNERS   PARTNERS   PARTNERS   PARTNERS    TOTAL
                                      --------   --------   --------   --------   --------   --------
                                                                (DOLLARS IN THOUSANDS)
BALANCE AT DECEMBER 31, 1998........    $166     $ 8,123     $1,945     $  685    $ 44,651   $ 55,570
  Contributions.....................       1          40         --        540      27,558     28,139
  Distributions.....................     (48)     (2,355)      (440)      (527)    (33,167)   (36,537)
  Net earnings......................      10         476        (81)       247      15,195     15,847
  Unrealized net gain on
     securitization.................      --          --         --         --          --         --
                                        ----     -------     ------     ------    --------   --------
  Total comprehensive income........      10         476        (81)       247      15,195     15,847
                                        ----     -------     ------     ------    --------   --------
BALANCE AT DECEMBER 31, 1999........     129       6,284      1,424        945      54,237     63,019
  Contributions.....................       6         325         --         60       5,742      6,133
  Distributions.....................     (36)     (1,778)      (283)      (341)    (17,467)   (19,905)
  Net earnings......................      18         884          6        206      11,243     12,357
  Unrealized net gain on
     securitization.................      --          --         --         --          --         --
                                        ----     -------     ------     ------    --------   --------
  Total comprehensive income........      18         884          6        206      11,243     12,357
                                        ----     -------     ------     ------    --------   --------
BALANCE AT DECEMBER 31, 2000........     117       5,715      1,147        870      53,755     61,604
  Contributions.....................      --          --         --        265      26,265     26,530
  Distributions.....................     (26)     (1,271)      (145)      (311)    (18,194)   (19,947)
  Comprehensive income:
  Net earnings......................      26       1,291        106        253      19,452     21,128
  Unrealized net gain on
     securitization.................      14         667         --          5         248        934
                                        ----     -------     ------     ------    --------   --------
  Total comprehensive income........      40       1,958        106        258      19,700     22,062
                                        ----     -------     ------     ------    --------   --------
BALANCE AT DECEMBER 31, 2001........    $131     $ 6,402     $1,108     $1,082    $ 81,526   $ 90,249
                                        ====     =======     ======     ======    ========   ========

            See accompanying notes to combined financial statements.

                               WAMCO PARTNERSHIPS

                       COMBINED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999

                                                               2001        2000       1999
                                                             ---------   --------   ---------
                                                                  (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net earnings.............................................  $  21,128   $ 12,357   $  15,847
  Adjustments to reconcile net earnings to net cash
     provided by (used in) operating activities:
     Amortization of loan origination and commitment
       fees................................................      1,880        376       1,334
     Provision for loan losses.............................      1,254         58          --
     Gain on resolution of Portfolio Assets................    (24,272)   (14,067)    (16,259)
     Purchase of Portfolio Assets..........................   (118,147)   (17,852)   (124,619)
     Capitalized costs on Portfolio Assets.................     (1,764)    (1,497)     (5,292)
     Proceeds from resolution of Portfolio Assets..........     69,188     44,182      48,163
     Proceeds from sell back of Portfolio Assets...........      1,594         --          --
     Principal payments on Performing Portfolio Assets.....     34,071     27,791      23,371
     Increase in deferred profit sharing...................       (668)    (8,292)     (3,336)
     Decrease in other assets..............................        180        595         976
     Increase (decrease) in deferred compensation..........     (1,804)     9,499       3,437
     Increase (decrease) in other liabilities..............        258      1,170        (815)
                                                             ---------   --------   ---------
       Net cash provided by (used in) operating
          activities.......................................    (17,102)    54,320     (57,193)
Cash flows from investing activities:
  Contribution to subsidiaries.............................        (48)      (573)     (1,090)
  Change of trust certificates.............................       (381)      (420)       (330)
                                                             ---------   --------   ---------
       Net cash used in operating activities...............       (429)      (993)     (1,420)
Cash flows from financing activities:
  Borrowing of debt........................................    139,470     22,057     154,788
  Repayment of debt........................................   (122,257)   (61,927)    (97,015)
  Change in preferred equity...............................      1,049         --       3,556
  Capital contributions....................................     26,530      6,133      28,139
  Capital distributions....................................    (19,947)   (19,905)    (36,537)
                                                             ---------   --------   ---------
       Net cash provided by (used in) financing
          activities.......................................     24,845    (53,642)     52,931
                                                             ---------   --------   ---------
Net increase (decrease) in cash............................      7,314       (315)     (5,682)
Cash at beginning of year..................................      6,083      6,398      12,080
                                                             ---------   --------   ---------
Cash at end of year........................................  $  13,397   $  6,083   $   6,398
                                                             =========   ========   =========

     Supplemental disclosure of cash flow information (note 7):

     Cash paid for interest was approximately $12,533, $14,643, and $10,886 for 2001, 2000, and 1999, respectively.

            See accompanying notes to combined financial statements.

                               WAMCO PARTNERSHIPS

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                       DECEMBER 31, 2001, 2000, AND 1999
                             (DOLLARS IN THOUSANDS)

(1) ORGANIZATION AND PARTNERSHIP AGREEMENTS

     The combined financial statements represents domestic Texas limited partnerships and limited liability companies ("Acquisition Partnerships" or "Partnerships") and include the accounts of WAMCO III, Ltd. ("WAMCO III"); WAMCO V, Ltd. ("WAMCO V"); WAMCO IX, Ltd. ("WAMCO IX"); WAMCO XVII, Ltd. ("WAMCO XVII"); WAMCO XXIV, Ltd. ("WAMCO XXIV"); WAMCO XXV, Ltd. ("WAMCO XXV"); WAMCO XXVI Ltd.; WAMCO XXVII Ltd.; WAMCO XXVIII Ltd. ("WAMCO XXVIII"); WAMCO XXIX, Ltd.; Calibat Fund, LLC; First B Realty, Ltd.; First Paradee, Ltd.; FirstStreet Investments LLC ("FirstStreet"); FC Properties, Ltd. ("FC Properties"); Imperial Fund I, Ltd.; Community Development Investment, LLC; and VOJ Partners, Ltd. FirstCity Financial Corporation or its subsidiaries, FirstCity Commercial Corporation and FirstCity Holdings Corporation (together "FirstCity"), share limited partnership interests and participate as general partners in common with Cargill Financial Services, Inc. in all of the Partnerships. FC Properties, WAMCO XXIV, WAMCO XXV and WAMCO XXVIII are considered to be significant subsidiaries of FirstCity.

     The Partnerships were formed to acquire, hold and dispose of Portfolio Assets acquired from the Federal Deposit Insurance Corporation, Resolution Trust Corporation and other nongovernmental agency sellers, pursuant to certain purchase agreements or assignments of such purchase agreements. In accordance with the purchase agreements, the Partnerships retain certain rights of return regarding the assets related to defective title, past due real estate taxes, environmental contamination, structural damage and other limited legal representations and warranties.

     Generally, the partnership agreements of the Partnerships provide for certain preferences as to the distribution of cash flows. Proceeds from disposition of and payments received on the Portfolio Assets are allocated based on the partnership and other agreements which ordinarily provide for the payment of interest and mandatory principal installments on outstanding debt before payment of intercompany servicing fees and return of capital and restricted distributions to partners.

     The partnership agreement for WAMCO III provides for Class A and Class B Equity partners. The Class A Equity partners are WAMCO III of Texas, Inc., FirstCity Commercial Corporation and CFSC Capital Corp. II, and the Class B Equity partner is CFSC Capital Corp. II. The Class B Equity limited partner is allocated 20 percent net income or loss, excluding equity earnings in FirstStreet, recognized by the partnership prior to allocation of net income or loss to the Class A Equity partners. Net earnings in FirstStreet are allocated to the Class A Equity partners in proportion to their respective ownership percentages. Net income or loss is credited or charged to the Class A Equity partners' capital accounts in proportion to their respective capital account balances after the 20% allocation to the Class B Equity limited partner. Distributions are allocated using the same methodology as net income or loss. The Class B Equity limited partner is not required to make capital contributions.

     During June 2001, First Paradee, Ltd. was merged with and into WAMCO XXV with WAMCO XXV being the surviving entity. Also during June 2001, WAMCO IX sold, at cost, its remaining Portfolio Assets that had projected estimated remaining collections to WAMCO XXV. During November 2000, WAMCO V and WAMCO XVII were merged with and into WAMCO III, with WAMCO III being the surviving entity. The mergers of the acquisition partnerships have no effect on the comparability of the combined financial statements. The sale of assets between acquisition partnerships and all significant intercompany balances has been eliminated.

                               WAMCO PARTNERSHIPS

                       DECEMBER 31, 2001, 2000, AND 1999
                             (DOLLARS IN THOUSANDS)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (A) PORTFOLIO ASSETS

     The Partnerships acquire and resolve portfolios of performing and nonperforming commercial and consumer loans and other assets (collectively, "Portfolio Assets" or "Portfolios"), which are generally acquired at a discount to their legal principal balance. Purchases may be in the form of pools of assets or single assets. The Portfolio Assets are generally nonhomogeneous assets, including loans of varying qualities that are secured by diverse collateral types and foreclosed properties. Some Portfolio Assets are loans for which resolution is tied primarily to the real estate securing the loan, while others may be collateralized business loans, the resolution of which may be based either on business or real estate or other collateral cash flow. Portfolio Assets are acquired on behalf of legally independent partnerships ("Acquisition Partnerships") in which a corporate general partner, FirstCity Financial Corporation ("FirstCity") and other investors are limited partners.

     Portfolio Assets are reflected in the accompanying combined financial statements as non-performing Portfolio Assets, performing Portfolio Assets or real estate Portfolios. The following is a description of each classification and the related accounting policy accorded to each Portfolio type:

  Non-Performing Portfolio Assets

     Non-performing Portfolio Assets consist primarily of distressed loans and loan related assets, such as foreclosed upon collateral. Portfolio Assets are designated as non-performing unless substantially all of the loans in the Portfolio are being repaid in accordance with the contractual terms of the underlying loan agreements. Such Portfolios are acquired on the basis of an evaluation by the Partnerships of the timing and amount of cash flow expected to be derived from borrower payments or other resolution of the underlying collateral securing the loan.

     All non-performing Portfolio Assets are purchased at substantial discounts from their outstanding legal principal amount, the total of the aggregate of expected future sales prices and the total payments to be received from obligors. Subsequent to acquisition, the amortized cost of non-performing Portfolio Assets is evaluated for impairment on a quarterly basis. A valuation allowance is established for any impairment identified through provisions charged to earnings in the period the impairment is identified.

     Net gain on resolution of non-performing Portfolio Assets is recognized as income to the extent that proceeds collected exceed a pro rata portion of allocated cost from the Portfolio. Cost allocation is based on a proration of actual proceeds divided by total estimated proceeds of the Portfolio. No interest income is recognized separately on non-performing Portfolio Assets. All proceeds, of whatever type, are included in proceeds from resolution of Portfolio Assets in determining the gain on resolution of such assets. Accounting for Portfolios is on a pool basis as opposed to an individual asset-by-asset basis.

  Performing Portfolio Assets

     Performing Portfolio Assets consist primarily of Portfolios of consumer and commercial loans acquired at a discount from the aggregate amount of the borrowers' obligation. Portfolios are classified as performing if substantially all of the loans in the Portfolio are being repaid in accordance with the contractual terms of the underlying loan agreements.

     Performing Portfolio Assets are carried at the unpaid principal balance of the underlying loans, net of acquisition discounts. Interest is accrued when earned in accordance with the contractual terms of the loans. The accrual of interest is discontinued once a loan becomes past due 90 days or more. Acquisition discounts

                               WAMCO PARTNERSHIPS

                       DECEMBER 31, 2001, 2000, AND 1999
                             (DOLLARS IN THOUSANDS)

for the Portfolio as a whole are accreted as an adjustment to yield over the estimated life of the Portfolio. Accounting for these Portfolios is on a pool basis as opposed to an individual asset-by-asset basis.

     Impairment on each Performing Portfolio is measured based on the present value of the expected future cash flows in the aggregate discounted at the loans' effective interest rates, or the fair value of the collateral, less estimated selling costs, if any loans are collateral dependent and foreclosure is probable.

  Real Estate Portfolios

     Real estate Portfolios consist of real estate assets acquired from a variety of sellers. Such Portfolios are carried at the lower of cost or fair value less estimated costs to sell. Costs relating to the development and improvement of real estate are capitalized, whereas those relating to holding assets are charged to expense. Income or loss is recognized upon the disposal of the real estate. Rental income, net of expenses, on real estate Portfolios is recognized when received. Accounting for the Portfolios is on an individual asset-by-asset basis as opposed to a pool basis. A valuation allowance is established for any impairment identified through provisions charged to earnings in the period the impairment is identified.

     Assets are foreclosed when necessary through an arrangement with an affiliated entity whereby title to the foreclosed asset is held by the affiliated entity and a note receivable from the affiliate is held by the Partnerships. For financial statement presentation, the affiliated entity note receivable created by the arrangement is included in Portfolio Assets and is recorded at the lower of allocated cost or fair value less estimated cost to sell the underlying asset.

  (B) INVESTMENT IN TRUST CERTIFICATES

     The Partnerships hold an investment in trust certificates, representing a residual interest in a REMIC created by the sale of certain Partnership assets. This residual interest is subordinate to the senior tranches of the certificate and represents the present value of the right to the excess cash flows generated by the securitized assets. The residual certificates are accounted for under Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. Because such assets can be contractually prepaid or otherwise settled in such a way that the holder would not receive all of the recorded investment, the assets are classified as available-for-sale investments and are carried at estimated fair value with any accompanying increases or decreases in estimated fair value being recorded as unrealized gains or losses in other comprehensive income in the accompanying combined statements of changes in partners' capital. The determination of fair value is based on the present value of the anticipated excess cash flows utilizing the certain valuation assumptions. The significant valuation assumptions include expected credit losses and timing of cash collected.

     The Partnerships assess the carrying value of this investment for impairment in accordance with the provisions of EITF 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets, which requires that other-than-temporary impairments in beneficial interests be written down to fair value with the resulting change being included in operations. As of December 31, 2001, no impairments have been recorded relating to the investment in trust certificate. There can be no assurance that the Partnerships' estimates used to determine the fair value of the investment in trust certificate will remain appropriate for the life of each asset and it is reasonably possible that circumstances could change in future periods which could result in a material change in the estimates used to prepare the accompanying combined financial statements. If actual credit losses or timing of cash collected exceed the Company's current estimates, other than temporary impairment may be required to be recognized.

                               WAMCO PARTNERSHIPS

                       DECEMBER 31, 2001, 2000, AND 1999
                             (DOLLARS IN THOUSANDS)

  (C) INCOME TAXES

     Under current Federal laws, partnerships are not subject to income taxes; therefore, no provision has been made for such taxes in the accompanying combined financial statements. For tax purposes, income or loss is included in the individual tax returns of the partners.

  (D) USE OF ESTIMATES

     The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               WAMCO PARTNERSHIPS

                       DECEMBER 31, 2001, 2000, AND 1999
                             (DOLLARS IN THOUSANDS)

(3) COMBINING FINANCIAL STATEMENTS

     FC Properties, WAMCO XXIV, WAMCO XXV and WAMCO XXVIII are considered to be significant subsidiaries of FirstCity. The following tables summarize the combining balance sheets of the WAMCO Partnerships as of December 31, 2001 and 2000, and the related combining statements of operations, changes in partners' capital, and cash flows for each of the years' in the three-year period ended December 31, 2001.

                            COMBINING BALANCE SHEETS
                               DECEMBER 31, 2001

                                FC        WAMCO      WAMCO      WAMCO       OTHER
                            PROPERTIES     XXIV       XXV      XXVIII    PARTNERSHIPS   ELIMINATIONS   COMBINED
                            ----------   --------   --------   -------   ------------   ------------   --------
                                                          (DOLLARS IN THOUSANDS)
ASSETS
Cash......................   $ 1,942     $ 1,108    $ 1,928    $ 3,510     $ 4,909        $    --      $ 13,397
Portfolio Assets, net.....    15,566      27,625     30,023     70,283      75,234             --       218,731
Investments in
  partnerships............        --          --         --         --       2,302             --         2,302
Investments in trust
  certificates............        --          --         --         --       8,223             --         8,223
Notes receivable from
  affiliates..............        --          --      1,752         --          --         (1,752)           --
Deferred profit sharing...    15,506          --         --         --          --             --        15,506
Other assets, net.........         5         241        378        143       1,316           (625)        1,458
                             -------     -------    -------    -------     -------        -------      --------
                             $33,019     $28,974    $34,081    $73,936     $91,984        $(2,377)     $259,617
                             =======     =======    =======    =======     =======        =======      ========

LIABILITIES AND PARTNERS'
  CAPITAL
Notes payable.............   $    --     $16,081    $20,571    $47,964     $57,547        $(1,752)     $140,411
Deferred compensation.....    20,552                     --         --          --             --        20,552
Other liabilities.........       443         130      1,396      1,162       1,294           (625)        3,800
                             -------     -------    -------    -------     -------        -------      --------
     Total liabilities....    20,995      16,211     21,967     49,126      58,841         (2,377)      164,763
Commitments and
  contingencies...........        --          --         --         --          --             --            --
Preferred equity..........        --       4,605         --         --          --             --         4,605
Partners' capital.........    12,024       8,158     12,114     24,810      33,143             --        90,249
                             -------     -------    -------    -------     -------        -------      --------
                             $33,019     $28,974    $34,081    $73,936     $91,984        $(2,377)     $259,617
                             =======     =======    =======    =======     =======        =======      ========
Notes payable owed to
  affiliates included in
  above balances..........   $    --     $14,539    $    --    $47,964     $40,427        $(1,752)     $101,178
Other liabilities owed to
  affiliates included in
  above balances..........         1          40        948         95          99           (625)          558

                               WAMCO PARTNERSHIPS

                       DECEMBER 31, 2001, 2000, AND 1999
                             (DOLLARS IN THOUSANDS)

                            COMBINING BALANCE SHEETS
                               DECEMBER 31, 2000

                                FC        WAMCO      WAMCO      WAMCO       OTHER
                            PROPERTIES     XXIV       XXV      XXVIII    PARTNERSHIPS   ELIMINATIONS   COMBINED
                            ----------   --------   --------   -------   ------------   ------------   --------
                                                          (DOLLARS IN THOUSANDS)
ASSETS
Cash......................   $ 1,270     $   608    $   574    $   873     $ 2,758        $    --      $  6,083
Portfolio Assets, net.....    17,306      35,092     38,801     15,625      73,831             --       180,655
Investments in
  partnerships............        --          --         --         --       2,254             --         2,254
Investments in trust
  certificates............        --          --         --         --       6,908             --         6,908
Notes receivable from
  affiliates..............        --          --      2,725         --          --         (2,725)           --
Deferred profit sharing...    16,174          --         --         --          --             --        16,174
Other assets, net.........       149         479        456         17         623            (26)        1,698
                             -------     -------    -------    -------     -------        -------      --------
                             $34,899     $36,179    $42,556    $16,515     $86,374        $(2,751)     $213,772
                             =======     =======    =======    =======     =======        =======      ========

LIABILITIES AND PARTNERS'
  CAPITAL
Notes payable.............   $ 3,124     $21,736    $29,399    $11,968     $59,696        $(2,725)     $123,198
Deferred compensation.....    22,356          --         --         --          --             --        22,356
Other liabilities.........       573       1,040        681        331         459            (26)        3,058
                             -------     -------    -------    -------     -------        -------      --------
     Total liabilities....    26,053      22,776     30,080     12,299      60,155         (2,751)      148,612
Commitments and
  contingencies...........        --          --         --         --          --             --            --
Preferred equity..........        --       3,556         --         --          --             --         3,556
Partners' capital.........     8,846       9,847     12,476      4,216      26,219             --        61,604
                             -------     -------    -------    -------     -------        -------      --------
                             $34,899     $36,179    $42,556    $16,515     $86,374        $(2,751)     $213,772
                             =======     =======    =======    =======     =======        =======      ========
Notes payable owed to
  affiliates included in
  above balances..........   $ 3,124     $19,474    $29,399    $11,968     $59,696        $(2,725)     $120,936
Other liabilities owed to
  affiliates included in
  above balances..........       (11)         72        503        161          89            (26)          788

                               WAMCO PARTNERSHIPS

                       DECEMBER 31, 2001, 2000, AND 1999
                             (DOLLARS IN THOUSANDS)

                       COMBINING STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2001

                                FC        WAMCO      WAMCO      WAMCO       OTHER
                            PROPERTIES     XXIV       XXV      XXVIII    PARTNERSHIPS   ELIMINATIONS   COMBINED
                            ----------   --------   --------   -------   ------------   ------------   --------
                                                          (DOLLARS IN THOUSANDS)
Proceeds from resolution
  of Portfolio Assets.....   $ 9,509     $ 6,121    $ 9,951    $32,142     $12,671        $(1,206)     $ 69,188
Cost of Portfolio Assets
  resolved................     2,115       5,050      7,468     23,513       7,976         (1,206)       44,916
                             -------     -------    -------    -------     -------        -------      --------
Gain on resolution of
  Portfolio Assets........     7,394       1,071      2,483      8,629       4,695             --        24,272
Interest income on
  performing Portfolio
  Assets..................        --       4,163      3,101      3,047       9,410           (178)       19,543
Interest and fees on notes
  payable.................      (160)     (2,199)    (2,296)    (3,507)     (5,354)           178       (13,338)
Provision for loan
  losses..................        --          --       (757)        --        (497)            --        (1,254)
General, administrative
  and operating
  expenses................    (2,995)       (558)      (717)    (2,397)     (3,216)            --        (9,883)
Other income, net.........        32          35         56         64       1,601             --         1,788
                             -------     -------    -------    -------     -------        -------      --------
     Net earnings.........   $ 4,271     $ 2,512    $ 1,870    $ 5,836     $ 6,639        $    --      $ 21,128
                             =======     =======    =======    =======     =======        =======      ========
Interest expense to
  affiliates included in
  above balances..........   $   160     $ 2,072    $ 1,584    $ 3,103     $ 4,527        $  (178)     $ 11,268

                               WAMCO PARTNERSHIPS

                       DECEMBER 31, 2001, 2000, AND 1999
                             (DOLLARS IN THOUSANDS)

                       COMBINING STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2000

                                 FC        WAMCO      WAMCO     WAMCO       OTHER
                             PROPERTIES     XXIV       XXV      XXVIII   PARTNERSHIPS   ELIMINATIONS   COMBINED
                             ----------   --------   --------   ------   ------------   ------------   --------
                                                           (DOLLARS IN THOUSANDS)
Proceeds from resolution of
  Portfolio Assets.........   $ 8,500     $ 3,805    $11,196    $2,532     $18,149         $  --       $ 44,182
Cost of Portfolio Assets
  resolved.................     4,346       2,717      9,090     1,854      12,108            --         30,115
                              -------     -------    -------    ------     -------         -----       --------
Gain on resolution of
  Portfolio Assets.........     4,154       1,088      2,106       678       6,041            --         14,067
Interest income on
  performing Portfolio
  Assets...................        --       7,187      4,714       286       6,190          (328)        18,049
Interest and fees on notes
  payable..................      (580)     (2,903)    (4,094)     (573)     (6,954)          328        (14,776)
Provision for loan
  losses...................        --          --        (58)       --          --            --            (58)
General, administrative and
  operating expenses.......    (2,495)       (535)    (1,290)     (161)     (2,106)           --         (6,587)
Other income, net..........        58          37         85         8       1,474            --          1,662
                              -------     -------    -------    ------     -------         -----       --------
     Net earnings..........   $ 1,137     $ 4,874    $ 1,463    $  238     $ 4,645         $  --       $ 12,357
                              =======     =======    =======    ======     =======         =====       ========
Interest expense to
  affiliates included in
  above balances...........   $   580     $ 2,721    $ 4,094    $  573     $ 6,954         $(328)      $ 14,594

                               WAMCO PARTNERSHIPS

                       DECEMBER 31, 2001, 2000, AND 1999
                             (DOLLARS IN THOUSANDS)

                       COMBINING STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999

                                 FC        WAMCO      WAMCO     WAMCO       OTHER
                             PROPERTIES     XXIV       XXV      XXVIII   PARTNERSHIPS   ELIMINATIONS   COMBINED
                             ----------   --------   --------   ------   ------------   ------------   --------
                                                           (DOLLARS IN THOUSANDS)
Proceeds from resolution of
  Portfolio Assets.........   $10,813     $ 1,723    $19,669    $  --      $15,958         $  --       $ 48,163
Cost of Portfolio Assets
  resolved.................     3,891         711     16,042       --       11,260            --         31,904
                              -------     -------    -------    -----      -------         -----       --------
Gain on resolution of
  Portfolio Assets.........     6,922       1,012      3,627       --        4,698            --         16,259
Interest income on
  performing Portfolio
  Assets...................        --       7,219      5,725       --        2,996          (341)        15,599
Interest and fees on notes
  payable..................      (891)     (2,993)    (4,020)      --       (3,451)          341        (11,014)
Provision for loan
  losses...................        --          --         --       --           --            --             --
General, administrative and
  operating expenses.......    (2,208)       (685)    (1,655)      --       (2,254)           --         (6,802)
Other income, net..........        46          59         93       --        1,607            --          1,805
                              -------     -------    -------    -----      -------         -----       --------
     Net earnings..........   $ 3,869     $ 4,612    $ 3,770    $  --      $ 3,596         $  --       $ 15,847
                              =======     =======    =======    =====      =======         =====       ========
Interest expense to
  affiliates included in
  above balances...........   $   891     $ 2,906    $ 4,020    $  --      $ 1,917         $(341)      $ 10,697

            See accompanying notes to combined financial statements.

                               WAMCO PARTNERSHIPS

                       DECEMBER 31, 2001, 2000, AND 1999
                             (DOLLARS IN THOUSANDS)

              COMBINING STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                 YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999

                                               FC        WAMCO     WAMCO      WAMCO       OTHER
                                           PROPERTIES    XXIV       XXV      XXVIII    PARTNERSHIPS   ELIMINATIONS   COMBINED
                                           ----------   -------   --------   -------   ------------   ------------   --------
                                                                         (DOLLARS IN THOUSANDS)
BALANCE AT DECEMBER 31, 1998.............   $12,746     $ 8,859   $ 20,182   $    --     $ 13,783        $           $ 55,570
  Contributions..........................        --       1,880      6,401        --       19,858           --         28,139
  Distributions..........................    (8,610)     (6,556)   (15,660)       --       (5,711)          --        (36,537)
  Net earnings...........................     3,869       4,612      3,770        --        3,596           --         15,847
                                            -------     -------   --------   -------     --------        -----       --------
  Total comprehensive income.............     3,869       4,612      3,770        --        3,596           --         15,847
                                            -------     -------   --------   -------     --------        -----       --------
BALANCE AT DECEMBER 31, 1999.............     8,005       8,795     14,693        --       31,526           --         63,019
  Contributions..........................        --          --         --     4,421        1,712           --          6,133
  Distributions..........................      (296)     (3,822)    (3,680)     (443)     (11,664)          --        (19,905)
  Net earnings...........................     1,137       4,874      1,463       238        4,645           --         12,357
                                            -------     -------   --------   -------     --------        -----       --------
  Total comprehensive income.............     1,137       4,874      1,463       238        4,645           --         12,357
                                            -------     -------   --------   -------     --------        -----       --------
BALANCE AT DECEMBER 31, 2000.............     8,846       9,847     12,476     4,216       26,219           --         61,604
  Contributions..........................        --          --         --    18,890        7,640           --         26,530
  Distributions..........................    (1,093)     (4,201)    (2,232)   (4,132)      (8,289)          --        (19,947)
  Net earnings...........................     4,271       2,512      1,870     5,836        6,639           --         21,128
  Unrealized net gain on
    securitization.......................        --          --         --        --          934           --            934
                                            -------     -------   --------   -------     --------        -----       --------
  Total comprehensive income.............     4,271       2,512      1,870     5,836        7,573           --         22,062
                                            -------     -------   --------   -------     --------        -----       --------
BALANCE AT DECEMBER 31, 2001.............   $12,024     $ 8,158   $ 12,114   $24,810     $ 33,143        $  --       $ 90,249
                                            =======     =======   ========   =======     ========        =====       ========

                               WAMCO PARTNERSHIPS

                       DECEMBER 31, 2001, 2000, AND 1999
                             (DOLLARS IN THOUSANDS)

                       COMBINING STATEMENTS OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 2001

                                             FC        WAMCO     WAMCO      WAMCO        OTHER
                                         PROPERTIES    XXIV       XXV       XXVIII    PARTNERSHIPS   ELIMINATIONS   COMBINED
                                         ----------   -------   --------   --------   ------------   ------------   ---------
                                                                        (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net earnings.........................   $ 4,271     $ 2,512   $  1,870   $  5,836     $  6,639       $    --      $  21,128
  Adjustments to reconcile net earnings
    to net cash provided by (used in)
    operating activities:
    Amortization of loan origination
      and commitment fees..............     1,112          28        437         --          303            --          1,880
    Provision for loan losses..........        --          --        757         --          497            --          1,254
    Gain on resolution of Portfolio
      Assets...........................    (7,394)     (1,071)    (2,483)    (8,629)      (4,695)           --        (24,272)
    Purchase of Portfolio Assets.......        --          --     (1,206)   (82,951)     (35,196)        1,206       (118,147)
    Capitalized costs on Portfolio
      Assets...........................      (374)       (479)      (670)      (156)         (85)           --         (1,764)
    Proceeds from resolution of
      Portfolio Assets.................     9,509       6,121      9,951     32,142       12,671        (1,206)        69,188
    Proceeds from sell back of
      Portfolio Assets.................        --          --         --         --        1,594            --          1,594
    Principal payments on Performing
      Portfolio Assets.................        --       2,897      2,429      4,936       23,809            --         34,071
    Increase in deferred profit
      sharing..........................      (668)         --         --         --           --            --           (668)
    (Increase) decrease in other
      assets...........................       379         209      1,241       (252)        (424)         (973)           180
    Decrease in deferred
      compensation.....................    (1,804)         --         --         --           --            --         (1,804)
    Increase (decrease) in other
      liabilities......................      (142)       (910)        87        957          266            --            258
                                          -------     -------   --------   --------     --------       -------      ---------
      Net cash provided by (used in)
         operating activities..........     4,889       9,307     12,413    (48,117)       5,379          (973)       (17,102)
Cash flows from investing activities:
  Contribution to subsidiaries.........        --          --         --         --          (48)           --            (48)
  Change of trust certificates.........        --          --         --         --         (381)           --           (381)
                                          -------     -------   --------   --------     --------       -------      ---------
      Net cash used in operating
         activities....................        --          --         --         --         (429)           --           (429)
Cash flows from financing activities:
  Borrowing of debt....................        41          --     26,021     64,187       49,352          (131)       139,470
  Repayment of debt....................    (3,165)     (5,655)   (34,848)   (28,191)     (51,502)        1,104       (122,257)
  Change in preferred equity...........        --       1,049         --         --           --            --          1,049
  Capital contributions................        --          --         --     18,890        7,640            --         26,530
  Capital distributions................    (1,093)     (4,201)    (2,232)    (4,132)      (8,289)           --        (19,947)
                                          -------     -------   --------   --------     --------       -------      ---------
      Net cash provided by (used in)
         financing activities..........    (4,217)     (8,807)   (11,059)    50,754       (2,799)          973         24,845
                                          -------     -------   --------   --------     --------       -------      ---------
Net increase in cash...................       672         500      1,354      2,637        2,151            --          7,314
Cash at beginning of year..............     1,270         608        574        873        2,758            --          6,083
                                          -------     -------   --------   --------     --------       -------      ---------
Cash at end of year....................   $ 1,942     $ 1,108   $  1,928   $  3,510     $  4,909       $    --      $  13,397
                                          =======     =======   ========   ========     ========       =======      =========
Supplemental disclosure of cash flow
  information (note 7):
  Approximate cash paid for interest...   $   107     $ 1,963   $  2,009   $  3,365     $  5,273       $  (184)     $  12,533

                               WAMCO PARTNERSHIPS

                       DECEMBER 31, 2001, 2000, AND 1999
                             (DOLLARS IN THOUSANDS)

                       COMBINING STATEMENTS OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 2000

                                              FC        WAMCO     WAMCO      WAMCO        OTHER
                                          PROPERTIES    XXIV       XXV       XXVIII    PARTNERSHIPS   ELIMINATIONS   COMBINED
                                          ----------   -------   --------   --------   ------------   ------------   --------
                                                                        (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net earnings..........................   $ 1,137     $ 4,874   $  1,463   $    238     $  4,645        $   --      $ 12,357
  Adjustments to reconcile net earnings
    to net cash provided by (used in)
    operating activities:
    Amortization of loan origination and
      commitment fees...................        --          24        169         --          183            --           376
    Provision for loan losses...........        --          --         58         --           --            --            58
    Gain on resolution of Portfolio
      Assets............................    (4,154)     (1,088)    (2,106)      (678)      (6,041)           --       (14,067)
    Purchase of Portfolio Assets........        --          --         --    (17,852)          --            --       (17,852)
    Capitalized costs on Portfolio
      Assets............................      (610)        133       (482)      (287)        (251)           --        (1,497)
    Proceeds from resolution of
      Portfolio Assets..................     8,500       3,805     11,196      2,532       18,149            --        44,182
    Principal payments on Performing
      Portfolio Assets..................        --       1,047      7,684        660       18,400            --        27,791
    Increase in deferred profit
      sharing...........................    (8,292)         --         --         --           --            --        (8,292)
    (Increase) decrease in other
      assets............................      (144)        (48)       675        (17)       1,099          (970)          595
    Increase in deferred compensation...     9,499          --         --         --           --            --         9,499
    Increase (decrease) in other
      liabilities.......................       335         565        169        331         (230)           --         1,170
                                           -------     -------   --------   --------     --------        ------      --------
      Net cash provided by (used in)
         operating activities...........     6,271       9,312     18,826    (15,073)      35,954          (970)       54,320
Cash flows from investing activities:
  Contribution to subsidiaries..........        --          --         --         --         (573)           --          (573)
  Change of trust certificates..........        --          --         --         --         (420)           --          (420)
                                           -------     -------   --------   --------     --------        ------      --------
      Net cash used in operating
         activities.....................        --          --         --         --         (993)           --          (993)
Cash flows from financing activities:
  Borrowing of debt.....................       171          11        643     13,265        8,122          (155)       22,057
  Repayment of debt.....................    (5,939)     (5,952)   (16,785)    (1,297)     (33,079)        1,125       (61,927)
  Change in preferred equity............        --          --         --         --           --            --            --
  Capital contributions.................        --          --         --      4,421        1,712            --         6,133
  Capital distributions.................      (296)     (3,822)    (3,680)      (443)     (11,664)           --       (19,905)
                                           -------     -------   --------   --------     --------        ------      --------
      Net cash provided by (used in)
         financing activities...........    (6,064)     (9,763)   (19,822)    15,946      (34,909)          970       (53,642)
                                           -------     -------   --------   --------     --------        ------      --------
  Net increase (decrease) in cash.......       207        (451)      (996)       873           52            --          (315)
  Cash at beginning of year.............     1,063       1,059      1,570         --        2,706            --         6,398
                                           -------     -------   --------   --------     --------        ------      --------
  Cash at end of year...................   $ 1,270     $   608   $    574   $    873     $  2,758        $   --      $  6,083
                                           =======     =======   ========   ========     ========        ======      ========
Supplemental disclosure of cash flow
  information (note 7):
  Approximate cash paid for interest....   $   521     $ 2,292   $  3,742   $    511     $  7,895        $ (318)     $ 14,643

                               WAMCO PARTNERSHIPS

                       DECEMBER 31, 2001, 2000, AND 1999
                             (DOLLARS IN THOUSANDS)

                       COMBINING STATEMENTS OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1999

                                          FC        WAMCO     WAMCO     WAMCO       OTHER
                                      PROPERTIES    XXIV       XXV      XXVIII   PARTNERSHIPS   ELIMINATIONS   COMBINED
                                      ----------   -------   --------   ------   ------------   ------------   ---------
                                                                    (DOLLARS IN THOUSANDS)
Cash flows from operating
  activities:
  Net earnings......................   $  3,869    $ 4,612   $  3,770    $ --      $  3,596       $    --      $  15,847
  Adjustments to reconcile net
    earnings to net cash provided by
    (used in) operating activities:
    Amortization of loan origination
      and commitment fees...........        761         31         75      --           467            --          1,334
    Provision for loan losses.......         --         --         --      --            --            --             --
    Gain on resolution of Portfolio
      Assets........................     (6,922)    (1,012)    (3,627)     --        (4,698)           --        (16,259)
    Purchase of Portfolio Assets....         --     (9,612)   (25,568)     --       (89,439)           --       (124,619)
    Capitalized costs on Portfolio
      Assets........................       (596)        --       (715)     --        (3,981)           --         (5,292)
    Proceeds from resolution of
      Portfolio Assets..............     10,813      1,723     19,669      --        15,958            --         48,163
    Principal payments on Performing
      Portfolio Assets..............         --      7,984      8,601      --         6,786            --         23,371
    Increase in deferred profit
      sharing.......................     (3,336)        --         --      --            --            --         (3,336)
    (Increase) decrease in other
      assets........................        205         63      1,356      --           708        (1,356)           976
    Increase in deferred
      compensation..................      3,437         --         --      --            --            --          3,437
    Increase (decrease) in other
      liabilities...................       (568)       (59)       216    $ --          (404)           --           (815)
                                       --------    -------   --------    ----      --------       -------      ---------
      Net cash provided by (used in)
         operating activities.......      7,663      3,730      3,777      --       (71,007)       (1,356)       (57,193)
Cash flows from investing
  activities:
  Contribution to subsidiaries......         --         --         --      --        (1,090)           --         (1,090)
  Change of trust certificates......         --         --         --    $ --          (330)           --           (330)
                                       --------    -------   --------    ----      --------       -------      ---------
      Net cash used in operating
         activities.................         --         --         --      --        (1,420)           --         (1,420)
Cash flows from financing
  activities:
  Borrowing of debt.................     12,088      3,500     64,233      --        75,023           (56)       154,788
  Repayment of debt.................    (15,427)    (6,944)   (58,475)     --       (17,581)        1,412        (97,015)
  Change in preferred equity........         --      3,556         --      --            --            --          3,556
  Capital contributions.............         --      1,880      6,401      --        19,858            --         28,139
  Capital distributions.............     (8,610)    (6,556)   (15,660)     --        (5,711)           --        (36,537)
                                       --------    -------   --------    ----      --------       -------      ---------
      Net cash provided by (used in)
         financing activities.......    (11,949)    (4,564)    (3,501)     --        71,589         1,356         52,931
                                       --------    -------   --------    ----      --------       -------      ---------
  Net increase (decrease) in cash...     (4,286)      (834)       276      --          (838)           --         (5,682)
  Cash at beginning of year.........      5,349      1,893      1,294      --         3,544            --         12,080
                                       --------    -------   --------    ----      --------       -------      ---------
  Cash at end of year...............   $  1,063    $ 1,059   $  1,570    $ --      $  2,706       $    --      $   6,398
                                       ========    =======   ========    ====      ========       =======      =========
Supplemental disclosure of cash flow
  information (note 7):
  Approximate cash paid for
    interest........................   $    967    $ 3,057   $  3,704    $ --      $  3,497       $  (339)     $  10,886

                               WAMCO PARTNERSHIPS

                       DECEMBER 31, 2001, 2000, AND 1999
                             (DOLLARS IN THOUSANDS)

(4) PORTFOLIO ASSETS

     Portfolio Assets are summarized as follows:

                                                                 DECEMBER 31, 2001
                                       ----------------------------------------------------------------------
                                           FC        WAMCO      WAMCO      WAMCO        OTHER
                                       PROPERTIES     XXIV       XXV       XXVIII    PARTNERSHIPS   COMBINED
                                       ----------   --------   --------   --------   ------------   ---------
Non-performing Portfolio Assets......   $    --     $     --   $ 13,604   $104,735     $ 48,944     $ 167,283
Performing Portfolio Assets..........        --       38,337     27,283     39,762       82,687       188,069
Real estate Portfolios...............    15,566           --         --         --        1,526        17,092
                                        -------     --------   --------   --------     --------     ---------
    Total Portfolio Assets...........    15,566       38,337     40,887    144,497      133,157       372,444
Discount required to reflect
  Portfolio Assets at carrying
  value..............................        --      (10,712)   (10,864)   (74,214)     (57,923)     (153,713)
                                        -------     --------   --------   --------     --------     ---------
  Portfolio Assets, net..............   $15,566     $ 27,625   $ 30,023   $ 70,283     $ 75,234     $ 218,731
                                        =======     ========   ========   ========     ========     =========

                                                               DECEMBER 31, 2000
                                     ----------------------------------------------------------------------
                                         FC        WAMCO      WAMCO       WAMCO       OTHER
                                     PROPERTIES     XXIV       XXV       XXVIII    PARTNERSHIPS    COMBINED
                                     ----------   --------   --------    -------   ------------    --------
Non-performing Portfolio Assets....   $    --     $     --   $ 19,817    $9,511      $ 68,810      $ 98,138
Performing Portfolio Assets........        --       49,650     32,320    16,062        60,602       158,634
Real estate Portfolios.............    17,306           --         --        --         2,543        19,849
                                      -------     --------   --------    -------     --------      --------
    Total Portfolio Assets.........    17,306       49,650     52,137    25,573       131,955       276,621
Discount required to reflect
  Portfolio Assets at carrying
  value............................        --      (14,558)   (13,336)   (9,948)      (58,124)      (95,966)
                                      -------     --------   --------    -------     --------      --------
  Portfolio Assets, net............   $17,306     $ 35,092   $ 38,801    $15,625     $ 73,831      $180,655
                                      =======     ========   ========    =======     ========      ========

     Portfolio Assets are pledged to secure non-recourse notes payable.

(5) INTEREST RELATED TO RESIDUAL INTEREST IN TRUST CERTIFICATES

     Residual certificates held by the Partnerships to which the Partnerships receives all the economic benefits and risks consist of retained interests in the amount of $8,223 and $6,908 at December 31, 2001 and 2000, respectively. The Partnerships recognized interest income on these certificates utilizing a yield of 19.63% and 20.23% for the years ended December 31, 2001 and 2000, respectively.

     SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- A Replacement of FASB Statement No. 125 requires that the effect on the fair value of the retained interests of two adverse changes in each key assumption be independently calculated.

                               WAMCO PARTNERSHIPS

                       DECEMBER 31, 2001, 2000, AND 1999
                             (DOLLARS IN THOUSANDS)

     At December 31, 2001 key economic assumptions and the sensitivity of the current fair value of residual cash flows to immediate 10% and 20% adverse changes in those assumptions are as follows:

Balance sheet carrying value of retained interests -- fair
  value.....................................................  $ 8,223
Expected credit losses......................................
Impact on fair value of 10% adverse change..................     (822)
Impact on fair value of 20% adverse change..................   (1,644)
Timing of cash collected....................................
Impact on fair value of 10% adverse change..................       (6)
Impact on fair value of 20% adverse change..................     (687)

     These sensitivities are hypothetical and should be used with caution. As the amounts indicate, changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increase in market interest rates may result in increased credit losses), which might magnify or counteract the sensitivities.

(6) DEFERRED PROFIT SHARING AND DEFERRED COMPENSATION

     In connection with the formation of FC Properties, an agreement was entered into which provided for potential payments to the project manager based on a percentage of total estimated sales. An equal amount of deferred profit participation and deferred compensation is recorded based on such estimates with the deferred profit participation being amortized into expense in proportion to actual sales realized. No profit participation was paid until the limited partners recognized a 20% return on their investment. This return threshold was met in 2001. At December 31, 2001 and 2000, the estimated liability for this profit participation was $20,552 and $21,175, respectively, and was included in deferred compensation in the accompanying combined balance sheets. Additionally, amortization of $1,228 and $1,118 was recognized during 2001 and 2000, respectively, and has been included in general, administrative and operating expenses in the accompanying combined statements of operations.

     Other deferred compensation at December 31, 2001 and 2000 of $0 and $1,181, respectively, represent commissions owed to the project manager of FC Properties Ltd. These commissions are based on sales incurred to date and were paid out after the limited partners recognized a 20% return on their investment. As noted above, this return was met in 2001. The achievement of the 20% return on investment resulted in payments of $2,417 in deferred profit sharing and commissions during 2001.

                               WAMCO PARTNERSHIPS

                       DECEMBER 31, 2001, 2000, AND 1999
                             (DOLLARS IN THOUSANDS)

(7) NOTES PAYABLE

     Notes payable at December 31, 2001 and 2000 consist of the following:

                                                                2001       2000
                                                              --------   --------
LIBOR (1.9% at December 31, 2001) based:
  FC Properties (LIBOR plus 4%).............................        --      3,124
  WAMCO XXIV (LIBOR plus 2.25% to 4%).......................     4,660      6,747
  WAMCO XXV (LIBOR plus 1.5%)...............................    20,571     29,399
  WAMCO XXVIII (LIBOR plus 2.31% to 4%).....................    47,964     11,968
  Other Partnerships (LIBOR plus 1.9% to 4%)................    55,795     56,971
                                                              --------   --------
     Total LIBOR............................................   128,990    108,209
Fixed rate:
  WAMCO XXIV (6.5% to 10.17%)...............................    11,421     14,989
                                                              --------   --------
                                                              $140,411   $123,198
                                                              ========   ========

     Collateralized loans are typically payable based on proceeds from disposition of and payments received on the Portfolio Assets.

     Contractual maturities (excluding principal and interest payments payable from proceeds from dispositions of and payments received on the Portfolio Assets) of notes payable are as follows:

                                           WAMCO      WAMCO      WAMCO        OTHER
                                            XXIV       XXV       XXVIII    PARTNERSHIPS   COMBINED
                                          --------   --------   --------   ------------   --------
YEAR ENDING DECEMBER 31:
2002....................................  $    --    $ 7,271    $    --      $    --      $  7,271
2003....................................   12,081     10,000     27,548       38,676        88,305
2004....................................       --      3,300     20,416           --        23,716
2005....................................       --                    --           --            --
2006....................................       --                    --       17,119        17,119
Thereafter..............................    4,000                    --           --         4,000
                                          -------    -------    -------      -------      --------
                                          $16,081    $20,571    $47,964      $55,795      $140,411
                                          =======    =======    =======      =======      ========

     It is anticipated that the notes payable maturing in 2002 will be renewed or refinanced into financing arrangements with terms similar to current facilities.

     The loan agreements and master note purchase agreements, under which notes payable were incurred, contain various covenants including limitations on other indebtedness, maintenance of service agreements and restrictions on use of proceeds from disposition of and payments received on the Portfolio Assets. As of December 31, 2001, the Partnerships were in compliance with the aforementioned covenants.

     In connection with notes payable, the Partnerships incurred origination and commitment fees. These fees are amortized over the stated maturity of the related notes and are included in interest and fees on notes payable. At December 31, 2001 and 2000, approximately $603 and $696, respectively, of origination and commitment fees are included in other assets, net.

                               WAMCO PARTNERSHIPS

                       DECEMBER 31, 2001, 2000, AND 1999
                             (DOLLARS IN THOUSANDS)

(8) TRANSACTIONS WITH AFFILIATES

     Under the terms of the various servicing agreements between the Partnerships and FirstCity, FirstCity receives a servicing fee based on proceeds from resolution of the Portfolio Assets for processing transactions on the Portfolio Assets and for conducting settlement, collection and other resolution activities. Included in general, administrative and operating expenses in the accompanying combined statements of operations is approximately $3,131, $2,576, and $2,752 in servicing fees incurred by the Partnerships in 2001, 2000 and 1999, respectively.

     In March 2001, FirstCity sold 35% of its equity interest in FC Properties, Ltd. to CFSC Capital Corp. II.

     During 2001, WAMCO IX sold its portfolio assets that had projected estimated remaining collections to WAMCO XXV. The assets were sold for their historical cost book value of $1,206. The sale resulted in no gain or goodwill being recorded. This transaction was eliminated in the combining statements of operations for 2001.

     During 2000, WAMCO V merged with WAMCO III, with WAMCO III being the surviving entity. As a result of the merger, WAMCO V contributed $3,370 in assets and $1,461 in liabilities to WAMCO III. The contributed assets and liabilities were recorded at historical cost on WAMCO III. The partners in WAMCO V received interests in WAMCO III reflecting the net contribution from WAMCO V to WAMCO III.

     During 2000, WAMCO XVII merged with WAMCO III, with WAMCO III being the surviving entity. As a result of the merger, WAMCO XVII contributed $4,024 in assets and $2,275 in liabilities to WAMCO III. The contributed assets and liabilities were recorded at historical cost on WAMCO III. The partners in WAMCO XVII received interests in WAMCO III reflecting the net contribution from WAMCO XVII to WAMCO III.

(9) FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires that the Partnerships disclose estimated fair values of their financial instruments. Fair value estimates, methods and assumptions are set forth below.

  (A) CASH, OTHER ASSETS AND OTHER LIABILITIES

     The carrying amount of cash, other assets and other liabilities approximates fair value at December 31, 2001 and 2000 due to the short-term nature of such accounts.

  (B) PORTFOLIO ASSETS

     Portfolio Assets are carried at the lower of cost or estimated fair value. The estimated fair value is calculated by discounting projected cash flows on an asset-by-asset basis using estimated market discount rates that reflect the credit and interest rate risk inherent in the assets. The carrying value of Portfolio Assets was $218,731 and $180,655 at December 31, 2001 and 2000, respectively. The estimated fair value of the Portfolio Assets was approximately $287,302 and $231,875 at December 31, 2001 and 2000, respectively.

  (C) INVESTMENTS IN TRUST CERTIFICATES

     Investments in trust certificates are carried at estimated fair value. The determination of fair value is based on the present value of the anticipated excess cash flows utilizing the certain valuation assumptions. The carrying value of Investments in Trust Certificates was $8,223 and $6,908 at December 31, 2001 and 2000,

                               WAMCO PARTNERSHIPS

                       DECEMBER 31, 2001, 2000, AND 1999
                             (DOLLARS IN THOUSANDS)

respectively. The estimated fair value of the Investments in Trust Certificates was approximately $8,223 and $6,908 at December 31, 2001 and 2000, respectively.

  (D) NOTES PAYABLE

     Management believes that for similar financial instruments with comparable credit risks, the stated interest rates at December 31, 2001 and 2000 approximate market rates. Accordingly, the carrying amount of notes payable is believed to approximate fair value. Additional, the majority of the partnerships' debt is at variable rates of interest.

(10) PREFERRED EQUITY

     In 1999, CFSC Capital Corp. XXX contributed $3,556 as preferred equity in Community Development Investment, LLC. The preferred equity agreement requires interest to be paid at a rate equal to the London Interbank Offering Rate (1.9% at December 31, 2001) plus 5%. Interest in the amount of $18 and $610 has been accrued at December 31, 2001 and 2000, respectively. Interest expense on the preferred equity total $458, $411 and $199 during 2002, 2001 and 1999, respectively.

(11) COMMITMENTS AND CONTINGENCIES

     Calibat Fund, LLC has committed to make additional investments in partnerships up to $89 at December 31, 2001.

     The Partnerships are involved in various legal proceedings in the ordinary course of business. In the opinion of management, the resolution of such matters will not have a material adverse impact on the combined financial condition, results of operations or liquidity of the Partnerships.

                          DRIVE FINANCIAL SERVICES LP
                                AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS
                    DECEMBER 31, 2001 AND FEBRUARY 28, 2001
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

                          INDEPENDENT AUDITORS' REPORT

The Partners
Drive Financial Services LP:

     We have audited the accompanying consolidated balance sheets of Drive Financial Services LP (a Texas Limited Partnership) and subsidiaries (the Company) as of December 31, 2001 and February 28, 2001, and the related consolidated statements of operations, partners' equity, and cash flows for the periods March 1, 2001 through December 31, 2001 and August 1, 2000 through February 28, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Drive Financial Services LP and subsidiaries as of December 31, 2001 and February 28, 2001, and the results of their operations and their cash flows for the periods March 1, 2001 through December 31, 2001 and August 1, 2000 through February 28, 2001 in conformity with accounting principles generally accepted in the United States of America.

     As discussed in note 2(i) to the consolidated financial statements, the Company changed its method of accounting for residual interests in securitizations in 2001 as a result of the adoption of EITF 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets.

                                          KPMG LLP

Dallas, Texas
February 15, 2002

                  DRIVE FINANCIAL SERVICES LP AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                    DECEMBER 31, 2001 AND FEBRUARY 28, 2001

                                                              DECEMBER 31,   FEBRUARY 28,
                                                                  2001           2001
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
                                         ASSETS
Cash and cash equivalents...................................    $  7,303       $  7,589
Retail installment contracts, net...........................      70,447        139,377
Residual interests in securitizations.......................      77,407         55,739
Accrued interest receivable.................................       1,089          1,760
Other receivables...........................................       1,190            638
Prepaid expenses............................................         600            479
Furniture and equipment, net of accumulated depreciation of
  $2,796 and $859, respectively.............................       6,201          4,185
Other assets................................................       1,241          3,096
                                                                --------       --------
     Total assets...........................................    $165,478       $212,863
                                                                ========       ========

              LIABILITIES, SUBORDINATED CAPITAL NOTE, AND PARTNERS' EQUITY
Notes payable...............................................    $ 94,665       $167,365
Capital lease obligations...................................         830          1,281
Accrued interest............................................         539          1,103
Accounts payable and accrued expenses.......................      11,954         15,089
                                                                --------       --------
     Total liabilities......................................     107,988        184,838
                                                                --------       --------
Subordinated capital note...................................      32,000         20,000
Partners' equity............................................      25,490          8,025
Commitments and contingencies (notes 9 and 10)..............          --             --
                                                                --------       --------
     Total liabilities, subordinated capital note, and
      partners' equity......................................    $165,478       $212,863
                                                                ========       ========

          See accompanying notes to consolidated financial statements.

                  DRIVE FINANCIAL SERVICES LP AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
           FOR THE PERIOD MARCH 1, 2001 THROUGH DECEMBER 31, 2001 AND
            FOR THE PERIOD AUGUST 1, 2000 THROUGH FEBRUARY 28, 2001

                                                              DECEMBER 31,   FEBRUARY 28,
                                                                  2001           2001
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
Revenues:
  Gain on sale of retail installment contracts..............    $39,033        $ 9,434
  Interest income -- retail installment contracts...........     25,298         18,223
  Interest income -- residual interests in
     securitizations........................................     12,020          3,657
  Interest income -- other..................................        188            151
  Servicing income..........................................      9,952          4,083
  Other income..............................................        439            173
                                                                -------        -------
       Total revenues.......................................     86,930         35,721
                                                                -------        -------
Expenses:
  Interest on notes payable and subordinated debt...........      9,329          8,165
  Salaries and benefits.....................................     28,706         13,674
  Net losses on retail installment contracts................      5,377          4,129
  Servicing expense.........................................      4,434          2,211
  Impairment of residual interests in securitizations,
     including servicing asset..............................      5,048             --
  Occupancy, data processing, communication, and other......     13,990          6,566
                                                                -------        -------
       Total expenses.......................................     66,884         34,745
                                                                -------        -------
       Income before cumulative effect of change in
        accounting principle................................     20,046            976
Cumulative effect of change in accounting principle.........       (783)            --
                                                                -------        -------
       Net income...........................................    $19,263        $   976
                                                                =======        =======

          See accompanying notes to consolidated financial statements.

                  DRIVE FINANCIAL SERVICES LP AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY
           FOR THE PERIOD MARCH 1, 2001 THROUGH DECEMBER 31, 2001 AND
            FOR THE PERIOD AUGUST 1, 2000 THROUGH FEBRUARY 28, 2001

                                                                            ACCUMULATED
                                                                               OTHER         TOTAL
                                                      GENERAL   LIMITED    COMPREHENSIVE   PARTNERS'
                                                      PARTNER   PARTNERS      INCOME        EQUITY
                                                      -------   --------   -------------   ---------
                                                                      (IN THOUSANDS)
Contribution of net assets (note 1).................    $ 3     $ 2,889       $1,106        $ 3,998
Comprehensive income:
  Net income........................................      1         975           --            976
  Net change in unrealized gains (losses) on
     residual interests in securitizations..........     --          --        3,051          3,051
                                                                                            -------
     Comprehensive income...........................                                          4,027
                                                        ---     -------       ------        -------
Partners' equity at February 28, 2001...............      4       3,864        4,157          8,025
Comprehensive income:
  Net income........................................     19      19,244           --         19,263
  Net change in unrealized gains (losses) on
     residual interests in securitizations..........     --          --       (1,798)        (1,798)
     Comprehensive income...........................                                         17,465
                                                        ---     -------       ------        -------
Partners' equity at December 31, 2001...............    $23     $23,108       $2,359        $25,490
                                                        ===     =======       ======        =======

          See accompanying notes to consolidated financial statements.

                  DRIVE FINANCIAL SERVICES LP AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
           FOR THE PERIOD MARCH 1, 2001 THROUGH DECEMBER 31, 2001 AND
            FOR THE PERIOD AUGUST 1, 2000 THROUGH FEBRUARY 28, 2001

                                                              DECEMBER 31,   FEBRUARY 28,
                                                                  2001           2001
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................    $ 19,263       $    976
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
     Depreciation and amortization..........................       1,951            859
     Gain on sale of retail installment contracts...........     (39,033)        (9,434)
     (Increase) decrease in retail installment contracts,
      net of securitization activity........................      62,258        (52,302)
     Accretion of interest related to residual interests in
      securitizations.......................................     (12,020)        (3,126)
     Impairment of residual interests in securitizations,
      including servicing asset.............................       5,048             --
     Cumulative effect of change in accounting
      principle -- permanent impairment of residual
      interests.............................................         783             --
     Changes in assets and liabilities:
       Accrued interest receivable..........................         672           (635)
       Other receivables....................................        (552)           570
       Prepaid expenses.....................................        (121)          (439)
       Other assets.........................................         814            138
       Accrued interest payable.............................        (564)           923
       Other liabilities....................................      (3,133)        11,138
                                                                --------       --------
          Net cash provided by (used in) operating
            activities......................................      35,366        (51,332)
                                                                --------       --------
Cash flows from investing activities:
  Purchases of furniture and equipment......................      (3,956)        (1,614)
  Collections on residual interests in securitizations......      29,455         10,640
                                                                --------       --------
          Net cash provided by investing activities.........      25,499          9,026
                                                                --------       --------
Cash flows from financing activities:
  Net decrease in warehouse line of credit with affiliate...     (56,725)       (18,879)
  Proceeds from term notes payable..........................          --         60,000
  Payments on term notes payable............................     (15,975)       (16,525)
  Payments on capital leases................................        (451)          (312)
  Proceeds from subordinated capital note...................      12,000         20,000
                                                                --------       --------
          Net cash provided by (used in) financing
            activities......................................     (61,151)        44,284
                                                                --------       --------
          Net increase (decrease) in cash...................        (286)         1,978
Cash at beginning of period.................................       7,589          5,611
                                                                --------       --------
Cash at end of period.......................................    $  7,303       $  7,589
                                                                ========       ========
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest..................    $  9,894       $  7,216
                                                                ========       ========

          See accompanying notes to consolidated financial statements.

                  DRIVE FINANCIAL SERVICES LP AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    DECEMBER 31, 2001 AND FEBRUARY 28, 2001
                             (DOLLARS IN THOUSANDS)

(1) ORGANIZATION AND BUSINESS

     Drive Financial Services LP (Drive FS), a Texas Limited Partnership, was formed on August 1, 2000. Pursuant to the terms of various Contribution and Assumption Agreements, Drive FS assumed substantially all the assets and the business of the former auto finance group of First City Funding and First City Consumer Lending, including the origination and servicing platforms, all rights and obligations under asset backed securities and 100% of the stock of all special purpose entities formed to be "sellers" in securitization transactions. Drive FS contributed the assets and liabilities and business of First City Servicing to Drive Servicing LLC and the asset backed securities to Drive ABS LP both wholly owned and consolidated entities. The assets and liabilities were contributed at their historical net book value of $3,998.

     Summarized balance sheet information as of August 1, 2000 was as follows:

Cash........................................................  $  5,611
Retail installment contracts, net...........................    90,764
Residual interests in securitizations.......................    48,344
Other.......................................................     7,772
                                                              --------
     Total assets...........................................  $152,491
                                                              ========
Note payable................................................  $142,769
Capital leases..............................................     1,593
Other liabilities...........................................     4,131
                                                              --------
     Total liabilities......................................   148,493
                                                              --------
Partners' equity............................................     2,892
Accumulated other comprehensive income......................     1,106
                                                              --------
     Total partners' equity.................................     3,998
                                                              --------
     Total liabilities and partners' equity.................  $152,491
                                                              ========

     Drive FS is a specialized consumer finance company engaged in the purchase, securitization, and servicing of retail installment contracts originated by automobile dealers. Drive FS acquires retail installment contracts principally from manufacturer-franchised dealers in connection with their sale of used and new automobiles and light duty trucks to "sub-prime" customers with limited credit histories or past credit problems. At the present, Drive FS does not extend credit directly to consumers, nor does it purchase retail installment contracts from other financial institutions.

     The accompanying consolidated financial statements include the accounts of Drive Financial Services LP, Drive ABS LP, Drive ABS GP, FCAR Receivables Corp.
(FCAR), Drive Servicing LLC, Drive BOS GP, Drive BOS LP, and Drive VFC LP (collectively referred to as the Company). Significant intercompany transactions have been eliminated in the preparation of the consolidated financial statements.

     The Company owns 100% of the membership interests of FCAR, Drive BOS LP, and Drive VFC LP, special purpose entities formed to acquire retail installment contracts, which are pledged as collateral on warehouse lines of credit.

     Drive GP LLC (Drive GP) is the sole general partner of Drive FS and owns 0.1% of Drive FS. First City Consumer Lending owns 31% of the membership interests of Drive GP. Management Group LP, a Texas limited partnership which is owned by members of management of the Company, owns 20% of the membership interests of Drive GP. IFA Drive GP Holdings LLC, a Delaware limited liability company and a

                  DRIVE FINANCIAL SERVICES LP AND SUBSIDIARIES

                    DECEMBER 31, 2001 AND FEBRUARY 28, 2001
                             (DOLLARS IN THOUSANDS)

wholly owned subsidiary of BoS (USA), owns the remaining 49% of the membership interests of Drive GP. BoS (USA) formerly known as IFA Incorporated is a wholly owned subsidiary of Bank of Scotland. Ownership in the Company is effectively held in the same proportions as Drive GP. On September 10, 2001, Bank of Scotland merged with Halifax Group plc, a personal and commercial lending institution, to form HBOS plc. As a result of the merger, the Company's fiscal year end changed from February 28 to December 31.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

  (a) RETAIL INSTALLMENT CONTRACTS, NET

     Retail installment contracts consist of sub-prime automobile finance receivables, which are acquired from third party dealers, purchased at a nonrefundable discount from the contractual principal amount. All retail installment contracts are held for sale and stated at the lower of cost or fair value in the aggregate. The Company does not hedge its retail installment contracts while held for sale. Management of the Company does not believe the Company is exposed to material interest rate risk during the period contracts are held for sale.

     Interest is accrued when earned in accordance with the contractual terms of the retail installment contract. The accrual of interest is discontinued once a retail installment contract becomes past due 60 days or more.

  (b) SALES OF RETAIL INSTALLMENT CONTRACT FROM SECURITIZATION AND INTEREST RELATED TO RESIDUAL CERTIFICATES

     In September 2000, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- a replacement of FASB Statement No. 125 (SFAS 140). This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS 125's provisions without reconsideration. SFAS 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. SFAS 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. See note 4 for required disclosures.

     The Company accounts for sales of retail installment contracts from securitizations in accordance with SFAS 140. SFAS 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes between transfers of financial assets that are sales from transfers that are secured borrowings. In applying SFAS 140 to the Company's securitized retail installment contract sales, the Company recognizes revenue (gain on sales of retail installment contracts) and allocates the total cost of the loans sold to financial components based on their relative fair values. During the periods ended December 31, 2001 and February 28, 2001, the Company sold $401,973 and $99,999, respectively of auto retail installment contracts in securitization transactions and recognized gains of $39,033 and $9,434, respectively. The Company retained servicing responsibilities and interests in the receivables in the form of residual certificates. As of December 31, 2001 and February 28, 2001, the Company was servicing $472,381 and $395,786, respectively, of auto receivables that have been sold to certain special purpose financing trusts (the Trusts). In connection with the sales by FCAR, VFC LP, and Drive BOS of retail installment contracts from securitizations, Drive ABS receives certain residual certificates associated with the securitizations as

                  DRIVE FINANCIAL SERVICES LP AND SUBSIDIARIES

                    DECEMBER 31, 2001 AND FEBRUARY 28, 2001
                             (DOLLARS IN THOUSANDS)

described below. Drive LP and Drive ABS have entered into an agreement whereby Drive LP receives all the economic benefits associated with the residual certificates and conversely assumes all the risks.

     Under the above agreement, Drive ABS has retained unrated interests in retail installment contracts sold which are subordinate to senior investors and certificated interest only strips for the benefit of the Company which represents the present value of the right to the excess cash flows generated by the securitized contracts which represents the difference between (a) interest at the stated rate paid by borrowers and (b) the sum of (i) pass-through interest paid to third-party investors, (ii) trustee fees, (iii) third-party credit enhancement fees (if applicable), (iv) stipulated servicing fees, and (v) estimated contract portfolio credit losses. The Company's right to receive the cash flows begins after certain over-collateralization requirements have been met, which are specific to each securitization and used as a means of credit enhancement.

     Fair value of the residual certificates is determined by calculating the present value of the anticipated cash flows at the time each securitization transaction closes, utilizing valuation assumptions appropriate for each particular transaction. The significant valuation assumptions are related to the anticipated average lives of the retail installment contracts sold, including the effect of anticipated prepayment speeds and anticipated credit losses.

     The residual certificates are accounted for under Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Because such assets can be contractually prepaid or otherwise settled in such a way that the holder would not receive all of the recorded investment, the assets are classified as available-for-sale investments and are carried at estimated fair value with any accompanying increases or decreases in estimated fair value being recorded as unrealized gains or losses in other comprehensive income in the accompanying consolidated statement of partners' equity. The determination of fair value is based on the present value of the anticipated excess cash flows utilizing the valuation assumptions discussed above. At December 31, 2001, the Company assessed the carrying value of its securitization related securities for impairment in accordance with the provisions of EITF 99-20 as discussed in note 2(i). There can be no assurance that the Company's estimates used to determine the fair value of the residual certificates will remain appropriate for the life of each asset and it is reasonably possible that circumstances could change in future periods which could result in a material change in the estimates used to prepare the accompanying consolidated financial statements. If actual retail installment contract prepayments or credit losses exceed the Company's current estimates, other than temporary impairment may be required to be recognized.

  (c) FURNITURE AND EQUIPMENT

     Furniture and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, which range from three to ten years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the improvements. Expenditures for major renewals and betterments are capitalized. Repairs and maintenance expenditures are charged to income as incurred.

  (d) CASH AND CASH EQUIVALENTS

     For purposes of the consolidated statement of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The Company has maintained balances in various operating and money market accounts in excess of federally insured limits. At December 31, 2001 and February 28, 2001, cash and cash equivalents, which consist of money market accounts and cash, were $7,303 and $7,589, respectively.

                  DRIVE FINANCIAL SERVICES LP AND SUBSIDIARIES

                    DECEMBER 31, 2001 AND FEBRUARY 28, 2001
                             (DOLLARS IN THOUSANDS)

  (e) INCOME TAXES

     No provision is made in the consolidated financial statements for income taxes because the Company's results of operations are allocated to its partners.

  (f) INVENTORY OF REPOSSESSED VEHICLES

     Inventory of repossessed vehicles included in other assets represent vehicles the Company has repossessed due to the borrowers' default on the payment terms of the contracts. The Company records the vehicles at estimated fair value, net of costs to sell.

  (g) USE OF ESTIMATES

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, revenue and expenses, and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

  (h) ACCUMULATED OTHER COMPREHENSIVE INCOME

     Statement of Financial Standards No. 130 (SFAS 130), Reporting Comprehensive Income, establishes standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 also requires the accumulated balance of other comprehensive income to be displayed separately in the equity section. The Company's other comprehensive income consists of net unrealized gains on residual interests in securitizations and had an accumulated balance of $2,359 and $4,157 at December 31, 2001 and February 28, 2001, respectively.

  (i) RECENT ACCOUNTING DEVELOPMENTS

     The Company adopted the provisions of EITF 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets (EITF 99-20), which sets forth the rules (effective in the second quarter of the calendar year 2001) for (1) recognizing interest income on (a) all credit-sensitive asset-backed securities and (b) certain prepayment-sensitive securities including agency interest only strips and (2) determining when these securities must be written down to fair value due to other than temporary impairment.

     EITF 99-20 requires the use of the prospective method for adjusting the level yield used to recognize interest income when estimates of future cash flows on the security either increase or decrease since the date of the last evaluation. The Company adopted the use of prospective method to recognize interest income as of the adoption date of April 1, 2001.

     Prior to the adoption of EITF 99-20, the Company recognized interest income using the discount rate based on the carrying value of the securities.

     The impairment provisions of EITF 99-20 follow a method that evaluates whether there is (1) a decrease in expected future cash flows since the last evaluation, resulting from other than an interest rate reset, and (2) the fair value of the security is less than the carrying value. This method has similarities to a lower-of amortized cost or fair value approach, because upon meeting both conditions an impairment adjustment to reduce the security to its fair value is required. The impairment is recorded as a reduction in the basis of the underlying security in the current period through a charge to earnings.

                  DRIVE FINANCIAL SERVICES LP AND SUBSIDIARIES

                    DECEMBER 31, 2001 AND FEBRUARY 28, 2001
                             (DOLLARS IN THOUSANDS)

     The cumulative affect of the change in accounting principle at the time of adoption of EITF 99-20 is $783. During the period ended December 31, 2001, the Company recorded additional impairment of $4,017, as a result of EITF 99-20.

     In June 2001, the FASB issued Statement No. 141, Business Combinations (SFAS 141), Statement No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires the purchase method of accounting be used for all business combinations initiated after June 30, 2001, as well as all purchase method business combinations completed after June 30, 2001. The adoption of SFAS 141 as of July 1, 2001, had no impact on the Company's consolidated financial statements, as there were no acquisitions during the period ended December 31, 2001. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of, or FASB Statement No. 144, Accounting for the Impairment on Disposal of Long-Lived Assets, which is required to be adopted as of January 1, 2002. The adoption of SFAS 142 on January 1, 2002, did not have any impact on the Company's consolidated financial statements as the Company does not have any goodwill or intangible assets.

(3) RETAIL INSTALLMENT CONTRACTS, NET

     Retail installment contracts are comprised of the following:

                                                       DECEMBER 31, 2001   FEBRUARY 28, 2001
                                                       -----------------   -----------------
Retail installment contracts.........................      $ 81,650            $161,489
Capitalized origination costs........................         1,628               2,789
Discounts............................................       (12,831)            (24,901)
                                                           --------            --------
                                                           $ 70,447            $139,377
                                                           ========            ========

     The retail installment contracts are collateralized by vehicle titles and the Company has the right to repossess the vehicle in the event the borrower defaults on the payment terms of the contract.

     Borrowers on the Company's retail installment contracts are located primarily in Texas, Georgia, California, North Carolina, Florida, Oklahoma, Missouri, and Illinois.

     The accrual of interest income has been suspended on $1,043 and $4,277 of delinquent retail installment contracts as of December 31, 2001 and February 28, 2001, respectively.

(4) INTEREST RELATED TO RESIDUAL CERTIFICATES IN SECURITIZATIONS

     Residual certificates held by Drive ABS to which the Company receives all the economic benefits and risks (see note 2(b)) consist of the following:

                                                       DECEMBER 31, 2001   FEBRUARY 28, 2001
                                                       -----------------   -----------------
Retained interests...................................       $75,205             $52,927
Interest only strips.................................         2,202               2,812
                                                            -------             -------
                                                            $77,407             $55,739
                                                            =======             =======

                  DRIVE FINANCIAL SERVICES LP AND SUBSIDIARIES

                    DECEMBER 31, 2001 AND FEBRUARY 28, 2001
                             (DOLLARS IN THOUSANDS)

     The residual certificates at December 31, 2001 and February 28, 2001 were valued at fair value using the following key assumptions.

                                                       DECEMBER 31, 2001   FEBRUARY 28, 2001
                                                       -----------------   -----------------
Discount rates.......................................       12% to 15%       7.4% to 13.5%
Prepayment rates.....................................        9% to 30%          15% to 25%
CPR & cumulative loss rates..........................   10.1% to 21.9%      10.2% to 19.5%

     SFAS 140 requires that the effect on the fair value of the retained interests of two adverse changes in each key assumption be independently calculated. At December 31, 2001, key economic assumptions and the sensitivity of the current fair value of residual cash flows to immediate 10% and 20% adverse changes in those assumptions are as follows:

Balance sheet carrying value of retained interests:
  Fair value................................................  $ 77,407
PREPAYMENT SPEED ASSUMPTION
Impact on fair value of 10% adverse change..................    (1,250)
Impact on fair value of 20% adverse change..................    (2,471)
EXPECTED CREDIT LOSSES
Impact on fair value of 10% adverse change..................    (9,486)
Impact on fair value of 20% adverse change..................   (18,922)
RESIDUAL CASH FLOWS DISCOUNT RATE
Impact on fair value of 10% adverse change..................    (1,667)
Impact on fair value of 20% adverse change..................    (3,280)

     These sensitivities are hypothetical and should be used with caution. As the amounts indicate, changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

     Expected static pool credit losses at December 31, 2001 are as follows:

                                       AUTO RETAIL INSTALLMENT CONTRACTS SECURITIZED
ACTUAL AND PROJECTED           --------------------------------------------------------------
CREDIT LOSSES(%)               1998-3   1999-1   1999-2   F2000-1   D2000-1   2001-1   2001-2
--------------------           ------   ------   ------   -------   -------   ------   ------
December 31, 2001
Actual to date...............   9.54%   11.58%    9.58%    12.66%     7.31%    6.93%    0.06%
Projected....................  10.75%   12.72%   11.54%    16.58%    15.21%   17.10%   16.65%

     A servicing asset in the amount of $998 was written off in December 2001. During 2001, the securitized pool to which the asset is attached, did not meet the required performance level, resulting in a withholding of the incentive servicers' fee upon which the asset is based. During the period ended December 31, 2001, the asset had been deemed fully impaired.

                  DRIVE FINANCIAL SERVICES LP AND SUBSIDIARIES

                    DECEMBER 31, 2001 AND FEBRUARY 28, 2001
                             (DOLLARS IN THOUSANDS)

(5) ACCUMULATED OTHER COMPREHENSIVE INCOME

     The accumulated balance of other comprehensive income is as follows:

                                              ACCUMULATED OTHER              ACCUMULATED OTHER
                                         COMPREHENSIVE INCOME -- NET    COMPREHENSIVE INCOME -- NET
                                         UNREALIZED GAINS (LOSSES) ON   UNREALIZED GAINS (LOSSES) ON
                                            RESIDUAL INTERESTS IN          RESIDUAL INTERESTS IN
                                              SECURITIZATIONS AT             SECURITIZATIONS AT
                                              DECEMBER 31, 2001              FEBRUARY 28, 2001
                                         ----------------------------   ----------------------------
Beginning balance......................            $ 4,157                         $1,106
Unrealized gains related to 2001 and
  2000 securitizations.................              6,163                          1,538
Current period change..................             (4,727)                         1,513
Reclassification adjustments for
  unrealized losses reclassified into
  income due to permanent impairment...             (4,017)                            --
Reclassification adjustment for
  unrealized losses reclassified into
  income due to the cumulative effect
  of change in accounting principle....                783                             --
                                                   -------                         ------
Ending balance.........................            $ 2,359                         $4,157
                                                   =======                         ======

     Accumulated other comprehensive income has not been allocated between the general and limited partners on the statements of partners' equity.

(6) NOTES PAYABLE

     The Company has a warehouse line of credit with BoS (USA), which provides borrowings up to $150,000. The Company's obligation under this arrangement at December 31, 2001 and February 28, 2001 includes $30,000 and $70,000, respectively, which bears interest at LIBOR plus 1% (3% and 6.57% at December 31, 2001 and February 28, 2001, respectively) and $37,165 and $12,546, respectively, which bears interest at Prime minus 1.5% (3.25% and 7% at December 31, 2001 and February 28, 2001, respectively). The debt is secured by the Company's retail installment contracts and has been extended to June 30, 2002. Additionally, the note payable contains various covenants, which the Company was in compliance with at December 31, 2001 and February 28, 2001.

     The Company had a warehouse line of credit with Enterprise Funding Corporation, a subsidiary of Bank of America, which provided borrowings up to $100,000. The Company's obligation under this arrangement at February 28, 2001 was $41,344 and bears interest at a commercial paper rate (ranging from 5.47% to 5.5% at February 28, 2001 plus associated fees). The agreement was terminated in June 2001.

     Effective September 6, 2001, the Company entered into a warehouse line of credit agreement with Variable Funding Capital Corporation, a subsidiary of First Union National Bank, which provided borrowings up to $100,000. The Company's obligation under the arrangement at December 31, 2001 was zero and bears interest at a commercial paper rate (2.03% at December 31, 2001 plus associated fees). The debt will be secured by the Company's retail installment contracts and terminates on September 5, 2002.

     The Company has a $27,500 and a $43,475 term loan with the BoS (USA) at December 31, 2001 and February 28, 2001, respectively. The Company's obligation under this arrangement at December 31, 2001 and February 28, 2001 includes $25,000 and $40,000, respectively, which bears interest at LIBOR plus 1% (3.41%

                  DRIVE FINANCIAL SERVICES LP AND SUBSIDIARIES

                    DECEMBER 31, 2001 AND FEBRUARY 28, 2001
                             (DOLLARS IN THOUSANDS)

and 7.45% at December 31, 2001 and February 28, 2001, respectively) and $2,500 and $3,475, respectively, which bears interest at LIBOR plus 1% (2.92% and 7.0% at December 31, 2001 and February 28, 2001, respectively). The loans mature on August 18, 2003. The loans are secured by residual interests in securitization transactions.

(7) SUBORDINATED CAPITAL NOTE

     The Company has a note payable to BoS (USA), for $32,000 and $20,000 at December 31, 2001 and February 28, 2001, respectively, and bears interest at a predefined rate of 14%. The note allows borrowings up to $40,000 and matures February 15, 2006. Such note is subordinate to all other obligations of the Company. At December 31, 2001 and February 28, 2001, there was no required amortization of the debt.

(8) SECURITIZATION ACTIVITY

     The table below summarizes the cash flows received from securitization trusts:

                                                       DECEMBER 31, 2001   FEBRUARY 28, 2001
                                                       -----------------   -----------------
Gross proceeds from new securitizations..............      $357,698             $87,400
Servicing fees received..............................         9,344               3,149
Incentive service fees received......................            --                 350
Cash flows received on interest-only strips..........           787               1,430
Cash flows received on subordinated holdings.........        21,059               5,670
Cash received upon release from reserve accounts.....         7,609               3,540

     Substantially all of the proceeds from new securitizations were used to reduce borrowings on the warehouse line of credit. For presentation in the consolidated statements of cash flows, these proceeds have been included in the net decrease in the warehouse line of credit with affiliate.

     For the periods ended December 31, 2001 and February 28, 2001, the Company recognized $39,033 and $9,434, respectively, of gains on sales of retail installment contracts.

     During the period ended December 31, 2001, the Company exercised early purchase options on the 1998-1 and 1998-2 securitizations. The receivables were recorded at a fair value of $7,886. Cash paid for the exercise of early purchase options was $3,900.

     The table below summarizes delinquencies and historical losses at and for the period ended December 31, 2001:

                            PRINCIPAL AMOUNT                       AVERAGE BALANCE
                               OF RETAIL          DELINQUENT          OF RETAIL
                              INSTALLMENT      PRINCIPAL OVER 60     INSTALLMENT      CREDIT LOSSES --
                               CONTRACTS             DAYS             CONTRACTS      (NET OF RECOVERIES)
                            ----------------   -----------------   ---------------   -------------------
Retail installment
  contracts:
  Held for sale...........      $ 81,650            $ 4,578           $115,564             $10,679
  Securitized.............       472,381             15,182            386,157              29,994
                                --------            -------           --------             -------
Total managed retail
  installment contracts...      $554,031            $19,760           $501,721             $40,673
                                ========            =======           ========             =======

                  DRIVE FINANCIAL SERVICES LP AND SUBSIDIARIES

                    DECEMBER 31, 2001 AND FEBRUARY 28, 2001
                             (DOLLARS IN THOUSANDS)

(9) LEASES

     The Partnership has obligations under various lease agreements for computer equipment and office furniture with multiple equipment lease schedules. The leases are classified as capital leases. The total future minimum rental payments are included in the future minimum rental payments schedule below.

     Future minimum rental payments under capital leases together with the present value of minimum lease payments at December 31, 2001 are as follows:

Year ending December 31:
  2002......................................................   $616
  2003......................................................    326
                                                               ----
     Total minimum lease payments...........................    942
                                                               ----
Less amounts representing interest..........................    112
                                                               ----
     Present value of minimum lease payments................   $830
                                                               ====

     The Company has entered into various operating leases, primarily for office space and certain equipment, which expire over the next three years. Lease expense incurred during the periods ended December 31, 2001 and February 28, 2001 totaled $840 and $842, respectively, and remaining obligations under the lease commitments are $770 in 2002, $653 in 2003, and $616 in 2004.

(10) COMMITMENTS AND CONTINGENCIES

     In connection with the sale of retail installment contracts from securitizations, the Company has made standard representations and warranties customary to the consumer finance industry. Violations of these representations and warranties may require the Company to repurchase loans previously sold. As of December 31, 2001 and February 28, 2001, the Company had no repurchase requests outstanding. In the opinion of management, the potential exposure or other recourse obligations related to the Company's retail installment contract sales agreements will not have a material adverse effect on the consolidated financial position or operating results of the Company.

     The Company has letters of credit issued by Bank of Scotland totaling $19,000 and $6,351 at December 31, 2001 and February 28, 2001, respectively, of which none has been drawn. The letters of credit are collateral for the Drive 2000-1, 2001-1, and 2001-2 Securitization Reserves, an IBM Credit Corporation operating lease and a CIT Financial USA operating lease. The letters of credit expire at various dates through December 2002.

     Periodically, the Company is party to or otherwise involved in legal proceedings arising in the normal course of business. The Company does not believe that there is any proceeding threatened or pending, if determined adversely, would have a material adverse effect on the consolidated financial position, results of operations or liquidity of the Company.

(11) RELATED-PARTY TRANSACTIONS

     The Company has the aforementioned subordinated capital note payable to BoS
(USA) totaling $32,000 and $20,000 at December 31, 2001 and February 28, 2001, respectively, (see note 7). Interest costs incurred on such subordinated capital note payable totaled $2,564 and $70 for the periods ended December 31, 2001 and February 28, 2001, respectively.

                  DRIVE FINANCIAL SERVICES LP AND SUBSIDIARIES

                    DECEMBER 31, 2001 AND FEBRUARY 28, 2001
                             (DOLLARS IN THOUSANDS)

     Additionally, the Company has letters of credit issued by Bank of Scotland totaling $19,000 and $6,351, as previously discussed in note 10, at December 31, 2001 and February 28, 2001, respectively. Fees associated with these letters totaled $65 during 2001.

     Interest costs incurred in connection with other debt with BoS (USA) totaled $5,180 and $5,303 for the periods ended December 31, 2001 and February 28, 2001, respectively, (see note 6).

(12) FINANCIAL INSTRUMENTS

     SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires that the Company disclose estimated fair values of its financial instruments. Fair value, estimates, methods, and assumptions are set forth below.

  (a) CASH AND CASH EQUIVALENTS

     The carrying amount of cash and cash equivalents approximated fair value at December 31, 2001 and February 28, 2001, respectively, due to the short maturity of these instruments.

  (b) RETAIL INSTALLMENT CONTRACTS

     Retail installment contracts are carried at the lower of cost or estimated fair value. The estimated fair value is calculated by using estimated fair values from securitizations of the contracts and discounting projected cash flows using estimated market discount rates that reflect the credit and interest rate risks inherent in the assets at December 31, 2001 and February 28, 2001. The carrying value of the retail installment contracts was $70,447 and $139,377 at December 31, 2001 and February 28, 2001, respectively. The estimated fair value of the retail installment contracts was $88,159 and $176,289 at December 31, 2001 and February 28, 2001, respectively.

  (c) RESIDUAL INTERESTS IN SECURITIZATIONS

     Residual interests in securitizations are carried at estimated fair value. The residual interests were valued using various discount rates, loss, and prepayment assumptions, as described in note 4.

  (d) NOTES PAYABLE AND SUBORDINATED CAPITAL NOTE

     Management believes that the repayment terms for similar rate financial instruments with similar credit risks and the stated interest rates at December 31, 2001 and February 28, 2001 approximate the market terms for similar credit instruments. Accordingly, the carrying amount of notes payable and subordinated capital note is believed to approximate fair value.

     The fair value of the variable rate warehouse lines of credits is equal to the carrying value as the effective variable rates are considered to be the market rate.

(13) EMPLOYEE BENEFIT PLANS

     The Company sponsors a defined contribution plan covering substantially all salaried employees. Employees participating in the plan may contribute up to 15% of their base salary, subject to federal limitations on absolute amounts contributed. The Company will match up to 6% of their base salary, with matching contributions of 50% of employee contributions. The total amount contributed by the Company for the periods ended December 31, 2001 and February 28, 2001 was $210 and $23, respectively.

           UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL DATA

     The unaudited pro forma consolidated condensed financial data are derived from the application of pro forma adjustments to major categories of FirstCity's consolidated financial statements as of June 30, 2002 and the quarter then ended and for the fiscal year ended December 31, 2001 to illustrate the effect of the recapitalization, including the exchange offer.

     The recapitalization consists of the following items:


     - a non-recourse loan in the amount of $16 million by BoS(USA) to FirstCity, secured by (among other things) a 20% interest in Drive, which will provide the cash portion of the consideration of the exchange offer,


     - the exchange offer,


     - the use of the remainder of the cash proceeds from the $16 million loan by BoS(USA) described above to reduce FirstCity's debt owed to Bank of Scotland,



     - FirstCity's payment of an arrangement fee to BoS(USA) equal to 20% of all proceeds and other amounts paid to FirstCity from any sale or other disposition (regardless of when such sale or other disposition occurs) of, and of all dividends and other distributions paid to FirstCity by Drive or its general partner (regardless of when such dividend or other distribution occurs) on, its 20% interest in Drive, in each case in excess of $16 million in the aggregate,


     - FirstCity's purchase of the 20% interest in FirstCity's indirect subsidiary, FirstCity Holdings Corporation, held by the FCHC Group,


     - the refinancing of the remainder of FirstCity's debt facilities with the Senior Lenders, with a total commitment by the Senior Lenders of up to $47 million to $49 million, consisting of (a) a cash flow note of up to $35 million to $37 million (with FirstCity having the option to increase the amount of the cash flow note by up to $2 million within this range, but with a corresponding decrease in the amount of the $53 million to $55 million term loan described below) and (b) a $12 million term note,



     - Bank of Scotland's providing new financing to FirstCity, with a total commitment by Bank of Scotland of up to $58 million to $60 million, consisting of (a) a $5 million revolving credit loan and (b) an acquisition term loan in an amount up to $53 million to $55 million; however, the total commitment by the Senior Lenders for the refinancing and the new financing will not exceed $77 million,


     - the release of FirstCity from its guaranty of $4 million of Drive's indebtedness to BoS(USA), which will result in FirstCity's recognition of a deferred gain in the amount of $4 million, and

     - the cancellation of BoS(USA)'s existing option to acquire a warrant to purchase 1,975,000 shares of FirstCity's non-voting Common Stock.

     The exchange offer is subject to several conditions. The most significant conditions include:


          (1) the closing of a non-recourse loan in the amount of $16 million by BoS(USA) to FirstCity, secured by (among other things) a 20% interest in Drive, which will provide the cash proceeds of the exchange offer, and the other transactions contemplated by the recapitalization described above,


          (2) the tender of at least 80% of the outstanding shares of New Preferred Stock,

          (3) the effectiveness of the Registration Statement of which this Prospectus is a part, and

          (4) the lack of any change or development involving a prospective change in or affecting FirstCity's business or financial affairs that, in the reasonable judgment of FirstCity's board of directors, would or might prohibit, restrict or delay consummation of the exchange offer or materially impair the contemplated benefits to FirstCity of the exchange offer.

     The pro forma adjustments are described in the accompanying notes and are based upon available information that FirstCity believes is reasonable. These tables do not present all of FirstCity's financial information.

     The pro forma data assume the effect of the recapitalization, including the exchange offer, under the three following scenarios:

     - Scenario 1 -- Assuming all outstanding shares of New Preferred Stock are tendered and accepted, and that each holder elects to receive, for each share of New Preferred Stock, $8.00 cash and three shares of Common Stock.

     - Scenario 2 -- Assuming all outstanding shares of New Preferred Stock are tendered and accepted, and that each holder elects to receive, for each share of New Preferred Stock, $10.00 cash and two shares of Common Stock.

     - Scenario 3 -- Assuming all outstanding shares of New Preferred Stock are tendered and accepted, and that 50% of the holders elects to receive, for each share of New Preferred Stock, $8.00 cash and three shares of Common Stock and 50% of the holders elects to receive, for each share of New Preferred Stock, $10.00 cash and two shares of Common Stock.


     The unaudited pro forma consolidated condensed financial data do not purport to be indicative of what FirstCity's operations would have been had the exchange offer taken place on the dates indicated. This information should be read together with FirstCity's consolidated financial statements and the notes thereto which are presented beginning on page 78, the other information that FirstCity has filed with the SEC, and the information under "Selected Consolidated Financial Data" beginning on page 15.

                        FIRSTCITY FINANCIAL CORPORATION



        PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AT JUNE 30, 2002


                             (DOLLARS IN THOUSANDS)


                                  (UNAUDITED)



     SCENARIO 1: EACH HOLDER ELECTS $8.00 CASH AND 3 SHARES OF COMMON STOCK



                                                        PRO FORMA ADJUSTMENTS
                                                    -----------------------------
                                       HISTORICAL     (A)       (B)       OTHER         PRO FORMA
                                       ----------   -------   --------   --------       ---------
Cash and equivalents.................   $  6,838    $16,000   $(16,000)  $     32(E)    $  6,870
Portfolio Assets, net................     11,591                                          11,591
Loan receivables, net................     21,845                                          21,845
Equity investments...................     51,504                                          51,504
Deferred tax benefit, net............     20,101                                          20,101
Service fees receivable from
  affiliates.........................      2,035                                           2,035
Other assets, net....................     12,508                            1,673(F)      14,181
Net assets of discontinued
  operations.........................     15,175                                          15,175
                                        --------    -------   --------   --------       --------
Total Assets.........................   $141,597    $16,000   $(16,000)  $  1,705       $143,302
                                        ========    =======   ========   ========       ========
Liabilities
Term note payable affiliate..........   $     --    $    --   $     --   $ 12,000(D)    $ 12,000
Notes payable management.............         --                            3,200(F)       3,200
Notes payable affiliates.............     86,951     16,000     (6,217)   (12,000)(D)     84,734
Notes payable........................      2,484                                           2,484
Other Liabilities....................     13,763                           (4,000)(C)      7,720
                                                                           (2,043)(F)
                                        --------    -------   --------   --------       --------
                                         103,198     16,000     (6,217)    (2,843)       110,138
                                        --------    -------   --------   --------       --------
Redeemable preferred stock...........     33,385         --    (33,385)        --             --
Common Stock.........................         84                    37          4(F)         125
Paid in capital......................     79,645                 4,696        512(F)      84,853
Accumulated deficit..................    (76,644)               18,869         32(E)     (53,743)
                                                                            4,000(C)
Accumulated other comprehensive
  income.............................      1,929                                           1,929
                                        --------    -------   --------   --------       --------
Total Stockholders' Equity...........      5,014                23,602      4,548         33,164
                                        --------    -------   --------   --------       --------
Total Liabilities, Redeemable
  Preferred Stock and Stockholders'
  Equity.............................   $141,597    $16,000   $(16,000)  $  1,705       $143,302
                                        ========    =======   ========   ========       ========
Book value per share.................       0.60                                            2.66
Shares outstanding...................      8,377                                          12,445


---------------


(A)  Record $16 million term loan secured by 20% interest in Drive.



(B) To record completion of tender offer for 100% of New Preferred Stock assumes 100% take $8 and 3 shares = 3,668,703 shares issued at $1.29 per share, or $9.8 million in cash, record forgiveness of debt of approximately $18.9 million and pay down of debt by $6.2 million.



(C) Record remaining deferred gain of $4.0 million as a result of the release by BoS(USA) of FirstCity's guaranty of term loan.



(D)  Record issuance of term loan in the amount of $12.0 million.

(E) To eliminate $32 thousand of additional interest expense that would not have been incurred if the transaction had been completed at the beginning of the period. (Interest savings from paydown of $6.2 million X average rate of 6.96% / 2 = $216, net of increased interest expense on the term loan $16.0 million X 2.30% (LIBOR + 1%) / 2 = 184).



(F) Issue 400,000 shares of common stock to the FCHC Group with a par value of $0.01 as a part of the repurchase agreement of the 20% interest in FirstCity Holdings by the FirstCity and record $512 thousand of additional paid-in capital related to the issuance of 400,000 shares of common stock at a price of $1.29. Record note payable to FCHC Group due as a part of the repurchase agreement of the 20% interest in FirstCity Holdings in the amount of $3.2 million. Additionally, record goodwill in the amount of $1.7 million related to the repurchase of the 20% ($3,200+$516-$2,043 = $1,673). Remove the book value of the 20% minority interest in FirstCity Holdings in the amount of $2.0 million.



NOTE: The pro formas do not reflect the arrangement fee (as discussed in the terms of the loan), as no liability has been incurred as the value of FirstCity's 20% ownership of Drive does not exceed $16 million. At such time as the value of FirstCity's 20% ownership of Drive does exceed $16 million, a liability in the amount of 20% of the excess value will be recorded and amortized into interest expense using the interest method over the remaining life of the loan.

                        FIRSTCITY FINANCIAL CORPORATION



        PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AT JUNE 30, 2002


                             (DOLLARS IN THOUSANDS)


                                  (UNAUDITED)



  SCENARIO 2: EACH HOLDER ELECTS 100% $10.00 CASH AND 2 SHARES OF COMMON STOCK



                                                         PRO FORMA ADJUSTMENTS
                                                      ----------------------------
                                         HISTORICAL     (A)       (B)       OTHER           PRO FORMA
                                         ----------   -------   --------   -------          ---------
Cash and equivalents...................   $  6,838    $16,000   $(16,000)  $   (53)(E)      $  6,785
Portfolio Assets, net..................     11,591                                            11,591
Loan receivables, net..................     21,845                                            21,845
Equity investments.....................     51,504                                            51,504
Deferred tax benefit, net..............     20,101                                            20,101
Service fees receivable from
  affiliates...........................      2,035                                             2,035
Other assets, net......................     12,508                           1,673(F)         14,181
Net assets of discontinued
  operations...........................     15,175                                            15,175
                                          --------    -------   --------   -------          --------
Total Assets...........................   $141,597    $16,000   $(16,000)  $ 1,620          $143,217
                                          ========    =======   ========   =======          ========
Liabilities
Term note payable affiliate............   $     --    $    --   $     --   $12,000(D)       $ 12,000
Notes payable management...............         --                           3,200(F)          3,200
Notes payable affiliates...............     86,951     16,000     (3,771)  (12,000)(D)        87,180
Notes payable..........................      2,484                                             2,484
Other Liabilities......................     13,763                          (4,000)(C)         7,720
                                                                            (2,043)(F)
                                          --------    -------   --------   -------          --------
                                           103,198     16,000     (3,771)   (2,843)          112,584
                                          --------    -------   --------   -------          --------
Redeemable preferred stock.............     33,385         --    (33,385)       --                --
Common Stock...........................         84                    24         4(F)            112
Paid in capital........................     79,645                 3,132       512(F)         83,289
Accumulated deficit....................    (76,644)               18,000       (53)(E)       (54,697)
                                                                             4,000(C)
Accumulated other comprehensive
  income...............................      1,929                                             1,929
                                          --------    -------   --------   -------          --------
Total Stockholders' Equity.............      5,014                21,156     4,463            30,633
                                          --------    -------   --------   -------          --------
Total Liabilities, Redeemable Preferred
     Stock and Stockholders' Equity....   $141,597    $16,000   $(16,000)  $ 1,620          $143,217
                                          ========    =======   ========   =======          ========
Book value per share...................       0.60                                              2.73
Shares outstanding.....................      8,377                                            11,222


---------------


(A)  Record $16 million term loan secured by 20% interest in Drive.



(B) To record completion of tender offer for 100% of New Preferred Stock assumes 100% take $10 and 2 shares = 2,445,802 shares issued at $1.29 per share, or $12.2 million in cash, record forgiveness of debt of approximately $18.0 million and pay down of debt by $3.8 million.



(C) Record remaining deferred gain of $4.0 million as a result of the release by BoS(USA) of FirstCity's guaranty of term loan.



(D)  Record issuance of term loan in the amount of $12.0 million.

(E) To record $53 thousand of additional interest expense that would have been incurred if the transaction had been completed at the beginning of the period. (Interest savings from paydown of $3.8 million x average rate of 6.96% / 2 = $131, net of increased interest expense on the term loan $16.0 million x 2.30%(LIBOR + 1%) / 2 = 184).



(F) Issue 400,000 shares of common stock to the FCHC Group with a par value of $0.01 as a part of the repurchase agreement of the 20% interest in FirstCity Holdings by the FirstCity and record $512 thousand of additional paid-in capital related to the issuance of 400,000 shares of common stock at a price of $1.29. Record note payable to FCHC Group due as a part of the repurchase agreement of the 20% interest in FirstCity Holdings in the amount of $3.2 million. Additionally, record goodwill in the amount of $1.7 million related to the repurchase of the 20% ($3,200 + $516 - $2,043 = $1,673). Remove the book value of the 20% minority interest in FirstCity Holdings in the amount of $2.0 million.



NOTE: The pro formas do not reflect the arrangement fee (as discussed in the terms of the loan), as no liability has been incurred as the value of FirstCity's 20% ownership of Drive does not exceed $16 million. At such time as the value of FirstCity's 20% ownership of Drive does exceed $16 million, a liability in the amount of 20% of the excess value will be recorded and amortized into interest expense using the interest method over the remaining life of the loan.

                        FIRSTCITY FINANCIAL CORPORATION



        PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AT JUNE 30, 2002


                             (DOLLARS IN THOUSANDS)


                                  (UNAUDITED)



        SCENARIO 3: 50% OF HOLDERS ELECT $8 AND 3 SHARES OF COMMON STOCK


           AND 50% OF HOLDERS ELECT $10 AND 2 SHARES OF COMMON STOCK



                                                          PRO FORMA ADJUSTMENTS
                                                       ----------------------------
                                          HISTORICAL     (A)       (B)       OTHER      PRO FORMA
                                          ----------   -------   --------   -------     ---------
Cash and equivalents....................   $  6,838    $16,000   $(16,000)  $   (10)(E) $  6,828
Portfolio Assets, net...................     11,591                                       11,591
Loan receivables, net...................     21,845                                       21,845
Equity investments......................     51,504                                       51,504
Deferred tax benefit, net...............     20,101                                       20,101
Service fees receivable from
  affiliates............................      2,035                                        2,035
Other assets, net.......................     12,508                           1,673 (F)   14,181
Net assets of discontinued operations...     15,175                                       15,175
                                           --------    -------   --------   -------     --------
  Total Assets..........................   $141,597    $16,000   $(16,000)  $ 1,663     $143,260
                                           ========    =======   ========   =======     ========
Liabilities
Term note payable affiliate.............   $     --    $    --   $     --   $12,000 (D) $ 12,000
Notes payable management................         --                           3,200 (F)    3,200
Notes payable affiliates................     86,951     16,000     (4,994)  (12,000)(D)   85,957
Notes payable...........................      2,484                                        2,484
Other Liabilities.......................     13,763                          (4,000)(C)    7,720
                                                                             (2,043)(F)
                                           --------    -------   --------   -------     --------
                                            103,198     16,000     (4,994)   (2,843)     111,361
                                           --------    -------   --------   -------     --------
Redeemable preferred stock..............     33,385         --    (33,385)       --           --
Common Stock............................         84                    30         4 (F)      118
Paid in capital.........................     79,645                 3,914       512 (F)   84,071
Accumulated deficit.....................    (76,644)               18,435       (10)(E)  (54,219)
                                                                              4,000 (C)
Accumulated other comprehensive
  income................................     1, 929                                        1,929
                                           --------    -------   --------   -------     --------
Total Stockholders' Equity..............      5,014                22,379     4,506       31,899
                                           --------    -------   --------   -------     --------
Total Liabilities, Redeemable Preferred
                                           --------    -------   --------   -------     --------
Stock and Stockholders' Equity..........   $141,597    $16,000   $(16,000)  $ 1,663     $143,260
                                           ========    =======   ========   =======     ========
Book value per share....................       0.60                                         2.70
Shares outstanding......................      8,377                                       11,834


---------------


(A)  Record $16 million term loan secured by 20% interest in Drive.



(B) To record completion of tender offer for 100% of New Preferred Stock assumes 50% take $8 cash and 3 shares = 1,834,352 shares issued at $1.29 per share and $4.9 million in cash, plus 50% take $10 cash and 2 shares = 1,222,901 shares issued for $6.1 million in cash and record forgiveness of debt of approximately $18.4 million and pay down of debt by $5.0 million.



(C) Record remaining deferred gain of $4.0 million as a result of the release by BoS(USA) of FirstCity's guaranty of term loan.



(D)  Record issuance of term loan in the amount of $12.0 million.



(E) To record $10 thousand of additional interest expense that would have been incurred if the transaction had been completed at the beginning of the period. (Interest savings from paydown of $5.0 million x average rate of 6.96% / 2 = $174, net of increased interest expense on the term loan $16.0 million x 2.30%(LIBOR + 1%) / 2 = 184).



(F) Issue 400,000 shares of common stock to the FCHC Group with a par value of $0.01 as a part of the repurchase agreement of the 20% interest in FirstCity Holdings by the FirstCity and record $464 thousand of additional paid-in capital related to the issuance of 400,000 shares of common stock at a price of $1.29. Record note payable to FCHC Group due as a part of the repurchase agreement of the 20% interest in FirstCity Holdings in the amount of $3.2 million. Additionally, record goodwill in the amount of $1.7 million related to the repurchase of the 20% ($3,200 + $516-$2043 = $1,673). Remove the book value of the 20% minority interest in FirstCity Holdings in the amount of $2.0 million.



NOTE: The pro formas do not reflect the arrangement fee (as discussed in the terms of the loan), as no liability has been incurred as the value of FirstCity's 20% ownership of Drive does not exceed $16 million. At such time as the value of FirstCity's 20% ownership of Drive does exceed $16 million, a liability in the amount of 20% of the excess value will be recorded and amortized into interest expense using the interest method over the remaining life of the loan.

                        FIRSTCITY FINANCIAL CORPORATION



            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


                     FOR THE SIX MONTHS ENDED JUNE 30, 2002


                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                  (UNAUDITED)



     SCENARIO 1: EACH HOLDER ELECTS $8.00 CASH AND 3 SHARES OF COMMON STOCK



                                                                            PRO FORMA
                                                                           ADJUSTMENTS
                                                                           -----------
                                                              HISTORICAL       (A)       PRO FORMA
                                                              ----------   -----------   ---------
Revenues:
  Servicing fees............................................   $ 6,392        $ --        $ 6,392
  Gain on resolution of Portfolio Assets....................       700                        700
  Equity in earnings of investments.........................     5,414                      5,414
  Interest income...........................................     2,662                      2,662
  Gain on sale of interest in equity investment.............     1,779                      1,779
  Other income..............................................     1,176                      1,176
                                                               -------        ----        -------
     Total revenues.........................................    18,123          --         18,123
Expenses:
  Interest and fees on notes payable........................     3,173         (32)         3,141
  Salaries and benefits.....................................     6,160                      6,160
  Provision for loan and impairment losses..................       121                        121
  Occupancy, data processing, communication and other.......     4,370                      4,370
                                                               -------        ----        -------
     Total expenses.........................................    13,824         (32)        13,792
                                                               -------        ----        -------
Earnings from continuing operations before income taxes,
  minority interest and accounting change...................     4,299          32          4,331
Provision for income taxes..................................        (7)                        (7)
                                                               -------        ----        -------
Earnings from continuing operations before minority interest
  and accounting change.....................................     4,292          32          4,324
Minority interest...........................................      (924)                      (924)
                                                               -------        ----        -------
Earnings from continuing operations.........................     3,368          32          3,400
                                                               -------        ----        -------
Weighted average common shares outstanding..................     8,376                     12,445
Earnings per share from continuing operations -- fully
  diluted...................................................   $  0.40                    $  0.27


---------------


(A) To eliminate $32 thousand of additional interest expense that would not have been incurred if the transaction had been completed at the beginning of the period (interest savings from paydown of $6.2 million x average rate of 6.96% / 2 = $216, net of increased interest expense on the term loan $16.0 million x 2.30% (LIBOR + 1%) / 2 = 184).



NOTE: The pro forma statement of operations does not reflect release of guaranty and recognition of $4.0 million deferred gain.

                        FIRSTCITY FINANCIAL CORPORATION



            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


                     FOR THE SIX MONTHS ENDED JUNE 30, 2002


                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                  (UNAUDITED)



  SCENARIO 2: EACH HOLDER ELECTS 100% $10.00 CASH AND 2 SHARES OF COMMON STOCK



                                                                            PRO FORMA
                                                                           ADJUSTMENTS
                                                                           -----------
                                                              HISTORICAL       (A)       PRO FORMA
                                                              ----------   -----------   ---------
Revenues:
  Servicing fees............................................   $ 6,392        $ --        $ 6,372
  Gain on resolution of Portfolio Assets....................       700                        700
  Equity in earnings of investments.........................     5,414                      5,414
  Interest income...........................................     2,662                      2,662
  Gain on sale of interest in equity investment.............     1,779                      1,779
  Other income..............................................     1,176                      1,176
                                                               -------        ----        -------
     Total revenues.........................................    18,123          --         18,123
Expenses:
  Interest and fees on notes payable........................     3,173          53          3,226
  Salaries and benefits.....................................     6,160                      6,160
  Provision for loan and impairment losses..................       121                        121
  Occupancy, data processing, communication and other.......     4,370                      4,370
                                                               -------        ----        -------
     Total expenses.........................................    13,824          53         13,877
                                                               -------        ----        -------
Earnings from continuing operations before income taxes,
  minority interest and accounting change...................     4,299         (53)         4,246
Provision for income taxes..................................        (7)                        (7)
                                                               -------        ----        -------
Earnings from continuing operations before minority interest
  and accounting change.....................................     4,292         (53)         4,239
Minority interest...........................................      (924)                      (924)
                                                               -------        ----        -------
Earnings from continuing operations.........................     3,368         (53)         3,315
                                                               -------        ----        -------
Weighted average common shares outstanding..................     8,376                     11,222
Earnings per share from continuing operations -- fully
  diluted...................................................   $  0.40                    $  0.30


---------------


(A) To record $53 thousand of additional interest expense that would have been incurred if the transaction had been completed at the beginning of the period (interest savings from paydown of $3.8 million x average rate of 6.96% / 2 = $131, net of increased interest expense on the term loan $16.0 million x 2.30% (LIBOR + 1%) / 2 = 184).



NOTE: The pro forma statement of operations does not reflect release of guaranty and recognition of $4.0 million deferred gain.

                        FIRSTCITY FINANCIAL CORPORATION


            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


                     FOR THE SIX MONTHS ENDED JUNE 30, 2002


                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                  (UNAUDITED)



        SCENARIO 3: 50% OF HOLDERS ELECT $8 AND 3 SHARES OF COMMON STOCK


                                      AND


             50% OF HOLDERS ELECT $10 AND 2 SHARES OF COMMON STOCK



                                                                            PRO FORMA
                                                                           ADJUSTMENTS
                                                                           -----------
                                                              HISTORICAL       (A)       PRO FORMA
                                                              ----------   -----------   ---------
Revenues:
  Servicing fees............................................   $ 6,392        $  --       $ 6,392
  Gain on resolution of Portfolio Assets....................       700                        700
  Equity in earnings of investments.........................     5,414                      5,414
  Interest income...........................................     2,662                      2,662
  Gain on sale of interest in equity investment.............     1,779                      1,779
  Other income..............................................     1,176                      1,176
                                                               -------        -----       -------
       Total revenues.......................................    18,123           --        18,123
Expenses:
  Interest and fees on notes payable........................     3,173           10         3,183
  Salaries and benefits.....................................     6,160                      6,160
  Provision for loan and impairment losses..................       121                        121
  Occupancy, data processing, communication and other.......     4,370                      4,370
                                                               -------        -----       -------
       Total expenses.......................................    13,824           10        13,834
                                                               -------        -----       -------
Earnings from continuing operations before income taxes,
  minority interest and accounting change...................     4,299          (10)        4,289
Provision for income taxes..................................        (7)                        (7)
                                                               -------        -----       -------
Earnings from continuing operations before minority interest
  and accounting change.....................................     4,292          (10)        4,282
Minority interest...........................................      (924)                      (924)
                                                               -------        -----       -------
Earnings from continuing operations.........................     3,368          (10)        3,358
                                                               -------        -----       -------
Weighted average common shares outstanding..................     8,376                     11,833
     Earnings per share from continuing operations -- fully
       diluted..............................................   $  0.40                    $  0.28



(A) To record $10 thousand of additional interest expense that would have been incurred if the transaction had been completed at the beginning of the period (interest savings from paydown of $5.0 million x average rate of 6.96% / 2 = $174, net of increased interest expense on the term loan $16.0 million x 2.30% (LIBOR + 1%) / 2 = 184).



NOTE: The pro forma statement of operations does not reflect release of guaranty and recognition of $4.0 million deferred gain.

                        FIRSTCITY FINANCIAL CORPORATION



            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


                      FOR THE YEAR ENDED DECEMBER 31, 2001


                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                  (UNAUDITED)



     SCENARIO 1: EACH HOLDER ELECTS $8.00 CASH AND 3 SHARES OF COMMON STOCK



                                                                            PRO FORMA
                                                                           ADJUSTMENTS
                                                                           -----------
                                                              HISTORICAL       (A)       PRO FORMA
                                                              ----------   -----------   ---------
Revenues:
  Servicing fees............................................   $ 9,580        $ --        $ 9,580
  Gain on resolution of Portfolio Assets....................     1,049                      1,049
  Equity in earnings of investments.........................    16,694                     16,694
  Interest income...........................................     5,885                      5,885
  Gain on sale of interest in equity investment.............     3,316                      3,316
  Other income..............................................     1,241                      1,241
                                                               -------        ----        -------
     Total revenues.........................................    37,765          --         37,765
Expenses:
  Interest and fees on notes payable........................     8,777          38          8,815
  Salaries and benefits.....................................    10,606                     10,606
  Provision for loan and impairment losses..................     3,277                      3,277
  Occupancy, data processing, communication and other.......    10,554                     10,554
                                                               -------        ----        -------
     Total expenses.........................................    33,214          38         33,252
                                                               -------        ----        -------
Earnings from continuing operations before income taxes,
  minority interest and accounting change...................     4,551         (38)         4,513
Provision for income taxes..................................       (15)                       (15)
                                                               -------        ----        -------
Earnings from continuing operations before minority interest
  and accounting change.....................................     4,536         (38)         4,498
Minority interest...........................................    (2,061)                    (2,061)
Cumulative effect of accounting change......................      (304)                      (304)
                                                               -------        ----        -------
Earnings from continuing operations.........................     2,171         (38)         2,133
                                                               -------        ----        -------
  Weighted average common shares outstanding................     8,374                     12,443
  Earnings from continuing operations per share -- fully
     diluted................................................   $  0.26                    $  0.17


---------------


(A) To record additional interest expense that would have been incurred if the transaction had been completed at the beginning of the year (paydown of $6.2 million x average rate of 6.86% = $426 thousand net of additional interest expense on $16.0 million x 2.90% (LIBOR + 1%) = $464 thousand).



NOTE: The pro forma statement of operations does not reflect release of guaranty and recognition of $4.0 million deferred gain.

                        FIRSTCITY FINANCIAL CORPORATION



            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


                      FOR THE YEAR ENDED DECEMBER 31, 2001


                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                  (UNAUDITED)



  SCENARIO 2: EACH HOLDER ELECTS 100% $10.00 CASH AND 2 SHARES OF COMMON STOCK



                                                                            PRO FORMA
                                                                           ADJUSTMENTS
                                                                           -----------
                                                              HISTORICAL       (A)       PRO FORMA
                                                              ----------   -----------   ---------
Revenues:
  Servicing fees............................................   $ 9,580        $  --       $ 9,580
  Gain on resolution of Portfolio Assets....................     1,049                      1,049
  Equity in earnings of investments.........................    16,694                     16,694
  Interest income...........................................     5,885                      5,885
  Gain on sale of interest in equity investment.............     3,316                      3,316
  Other income..............................................     1,241                      1,241
                                                               -------        -----       -------
     Total revenues.........................................    37,765           --        37,765
Expenses:
  Interest and fees on notes payable........................     8,777          205         8,982
  Salaries and benefits.....................................    10,606                     10,606
  Provision for loan and impairment losses..................     3,277                      3,277
  Occupancy, data processing, communication and other.......    10,554                     10,554
                                                               -------        -----       -------
     Total expenses.........................................    33,214          205        33,419
                                                               -------        -----       -------
Earnings from continuing operations before income taxes,
  minority interest and accounting change...................     4,551         (205)        4,346
Provision for income taxes..................................       (15)                       (15)
                                                               -------        -----       -------
Earnings from continuing operations before minority interest
  and accounting change.....................................     4,536         (205)        4,331
Minority interest...........................................    (2,061)                    (2,061)
Cumulative effect of accounting change......................      (304)                      (304)
                                                               -------        -----       -------
Earnings from continuing operations.........................     2,171         (205)        1,966
                                                               -------        -----       -------
  Weighted average common shares outstanding................     8,374                     11,220
  Earnings from continuing operations per share -- fully
     diluted................................................   $  0.26                    $  0.18


---------------


(A) To reflect increased interest expense that would have been incurred if the transaction had been completed at the beginning of the year (paydown of $3.8 million x average rate of 6.86% = $259 thousand, net of additional interest expense on $16.0 million x 2.90% (LIBOR + 1) = $464 thousand).



NOTE: The pro forma statement of operations does not reflect release of guaranty and recognition of $4.0 million deferred gain.

                        FIRSTCITY FINANCIAL CORPORATION



            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS


                      FOR THE YEAR ENDED DECEMBER 31, 2001


                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                  (UNAUDITED)


        SCENARIO 3: 50% OF HOLDERS ELECT $8 AND 3 SHARES OF COMMON STOCK


           AND 50% OF HOLDERS ELECT $10 AND 2 SHARES OF COMMON STOCK



                                                                            PRO FORMA
                                                                           ADJUSTMENTS
                                                                           -----------
                                                              HISTORICAL       (A)       PRO FORMA
                                                              ----------   -----------   ---------
Revenues:
  Servicing fees............................................   $ 9,580        $  --       $ 9,580
  Gain on resolution of Portfolio Assets....................     1,049                      1,049
  Equity in earnings of investments.........................    16,694                     16,694
  Interest income...........................................     5,885                      5,885
  Gain on sale of interest in equity investment.............     3,316                      3,316
  Other income..............................................     1,241                      1,241
                                                               -------        -----       -------
     Total revenues.........................................    37,765           --        37,765
Expenses:
  Interest and fees on notes payable........................     8,777          121         8,898
  Salaries and benefits.....................................    10,606                     10,606
  Provision for loan and impairment losses..................     3,277                      3,277
  Occupancy, data processing, communication and other.......    10,554                     10,554
                                                               -------        -----       -------
     Total expenses.........................................    33,214          121        33,335
                                                               -------        -----       -------
Earnings from continuing operations before income taxes,
  minority interest and accounting change...................     4,551         (121)        4,430
Provision for income taxes..................................       (15)                       (15)
                                                               -------        -----       -------
Earnings from continuing operations before minority interest
  and accounting change.....................................     4,536         (121)        4,415
Minority interest...........................................    (2,061)                    (2,061)
Cumulative effect of accounting change......................      (304)                      (304)
                                                               -------        -----       -------
Earnings from continuing operations.........................     2,171         (121)        2,050
                                                               -------        -----       -------
  Weighted average common shares outstanding................     8,374                     11,831
  Earnings from continuing operations per share - fully
     diluted................................................   $  0.26                    $  0.17


---------------


(A) To reflect increased interest expense that would have been incurred if the transaction had been completed at the beginning of the year (paydown of $5.0 million x average rate of 6.86% = $343 thousand, net of additional interest expense on $16.0 million x 2.90% (LIBOR + 1%) = $464 thousand).



NOTE: The pro forma statement of operations does not reflect release of guaranty and recognition of $4.0 million deferred gain.

RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges on a historical and pro forma basis. FirstCity derived the pro forma information from the unaudited pro forma consolidated financial statements presented elsewhere in this document. The pro forma data assume the effect of the recapitalization, including the exchange offer, under the three following scenarios:

     - Scenario 1 -- Assuming all outstanding shares of New Preferred Stock are tendered and accepted, and that each holder elects to receive, for each share of New Preferred Stock, $8.00 cash and three shares of Common Stock.

     - Scenario 2 -- Assuming all outstanding shares of New Preferred Stock are tendered and accepted, and that each holder elects to receive, for each share of New Preferred Stock, $10.00 cash and two shares of Common Stock.

     - Scenario 3 -- Assuming all outstanding shares of New Preferred Stock are tendered and accepted, and that 50% of the holders elects to receive, for each share of New Preferred Stock, $8.00 cash and three shares of Common Stock and 50% of the holders elects to receive, for each share of New Preferred Stock, $10.00 cash and two shares of Common Stock.


                                      SIX MONTHS ENDED      YEAR ENDED          YEAR ENDED
                                       JUNE 30, 2002     DECEMBER 31, 2001   DECEMBER 31, 2000
                                      ----------------   -----------------   -----------------
Ratio of Earnings to Fixed Charges
  Reported..........................        1.96               1.40                0.81



                                                              SIX MONTHS ENDED      YEAR ENDED
                                                               JUNE 30, 2002     DECEMBER 31, 2001
                                                              ----------------   -----------------
Ratio of Earnings to Fixed Charges
  Pro Forma
     Scenario 1:............................................        2.38               1.51
     Scenario 2:............................................        2.32               1.48
     Scenario 3:............................................        2.35               1.50


     The ratio of earnings to fixed charges equals earnings before fixed charges divided by fixed charges. For purposes of calculating the ratio of earnings to fixed charges, earnings before fixed charges reduced by capitalized interest consist of income from continuing operations before income taxes plus fixed charges reduced by capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of debt issue costs and that portion of rental expense representative of the interest factor.

                             BUSINESS OF FIRSTCITY

GENERAL

     FirstCity, a Delaware corporation, is a financial services company headquartered in Waco, Texas with offices throughout the United States and Mexico and a presence in France. FirstCity began operating in 1986 as a specialty financial services company focused on acquiring and resolving distressed loans and other assets purchased at a discount relative to the aggregate unpaid principal balance of the loans or the appraised value of the other assets ("Face Value"). To date FirstCity has acquired, for its own account and through various affiliated partnerships, pools of assets or single assets (collectively referred to as "Portfolio Assets" or "Portfolios") with a Face Value of approximately $6.4 billion. FirstCity's servicing expertise, which it has developed largely through the resolution of distressed assets, is a cornerstone of its growth strategy. Today FirstCity is engaged in two principal businesses: (i) Portfolio Asset acquisition and resolution and (ii) consumer lending through FirstCity's minority investment in Drive Financial Services LP ("Drive"). See Note 8 of FirstCity's Consolidated Financial Statements for certain financial information about these two segments of FirstCity.

BUSINESS STRATEGY

     FirstCity's core business is the acquisition, management, servicing and resolution of Portfolio Assets. Key elements of FirstCity's overall business strategy include:

     - Increasing FirstCity's investments in Portfolio Assets acquired from financial institutions and government agencies, both for its own account or through investment entities formed with Cargill Financial Services Corporation ("Cargill" or "Cargill Financial") or one or more other co-investors, thereby capitalizing on the expertise of partners whose skills complement those of FirstCity.

     - Identifying and acquiring, through non-traditional niche sources, distressed assets that meet FirstCity's investment criteria, which may involve the utilization of special acquisition structures.

     - Acquiring, managing, servicing and resolving Portfolio Assets in certain international markets, either separately or in partnership with others, including Cargill.

     - Capitalizing on FirstCity's servicing expertise to enter into new markets with servicing agreements that provide for reimbursement of costs of entry and operations plus an incentive servicing fee after certain thresholds are met without requiring substantial equity investments.

     - Retaining a minority interest investment in Drive.

     - Maximizing growth in operations, thereby permitting the utilization of FirstCity's net operating loss carryforwards ("NOLs").

BACKGROUND

     FirstCity began operating in the financial service business in 1986 as a purchaser of distressed assets from the Federal Deposit Insurance Corporation ("FDIC") and the Resolution Trust Corporation ("RTC"). From its original office in Waco, Texas, with a staff of four professionals, FirstCity's asset acquisition and resolution business grew to become a significant participant in an industry fueled by the problems experienced by banks and thrifts throughout the United States. In the late 1980s, FirstCity also began acquiring assets from healthy financial institutions interested in eliminating nonperforming assets from their portfolios. FirstCity began its relationship with Cargill in 1991. Since that time, FirstCity and Cargill have formed a series of Acquisition Partnerships through which they have jointly acquired over $5.5 billion in Face Value of Portfolio Assets.

     In July 1995, FirstCity acquired by merger (the "Merger") First City Bancorporation of Texas, Inc. ("FCBOT"), a former bank holding company that had been engaged in a proceeding under Chapter 11 of the Bankruptcy Code since November 1992. As a result of the Merger, the common stock of FirstCity became publicly held and FirstCity received $20 million of additional equity capital and entered into an incentive-based servicing agreement to manage approximately $300 million in assets for the benefit of the former equity holders of FCBOT. In addition, as a result of the Merger, FirstCity retained FCBOT's rights to approximately $596 million in NOLs, which FirstCity believes it can use to offset taxable income generated by FirstCity and its consolidated subsidiaries.

     Following the Merger, FirstCity adopted a growth and diversification strategy designed to capitalize on its servicing and credit expertise to expand into additional financial service businesses. To that end, in July 1997 FirstCity acquired Harbor Financial Group, Inc. and its subsidiaries (collectively referred to as "Mortgage Corp."), a company engaged in the residential and commercial mortgage banking business since 1983. During 1997, FirstCity also expanded into related niche financial services markets, such as mortgage conduit banking, conducted through FC Capital Corp. ("Capital Corp."), a subsidiary of FirstCity, and such as consumer finance, conducted through FirstCity Consumer Lending Corporation ("Consumer Corp."), a subsidiary of FirstCity.

     Effective during the third quarter of 1999, management of FirstCity adopted formal plans to discontinue the operations of Mortgage Corp. and Capital Corp. These entities comprise the operations that were previously reported as FirstCity's mortgage banking operations. Because FirstCity formally adopted plans to discontinue the operations of Mortgage Corp. and Capital Corp., and operations at each such entity have ceased, the results of historical operations have been reflected as discontinued operations.

     On October 14, 1999, Mortgage Corp. filed for protection under Chapter 11 of the Bankruptcy Code. Mortgage Corp.'s filings with the bankruptcy court reflected that it had stated assets of approximately $95 million and stated liabilities of approximately $98 million. FirstCity has not guaranteed the indebtedness of Mortgage Corp. and has previously reached agreement with its corporate revolving lenders to permanently waive any events of default related to Mortgage Corp., including bankruptcy.

     As a result of the liquidity constraints created by the discontinued operations of Mortgage Corp. and Capital Corp., in the third quarter of 2000, Consumer Corp. completed the sale of a 49% equity interest in its automobile finance operation to IFA Drive GP Holdings LLC ("IFA-GP") and IFA Drive LP Holdings LLC ("IFA-LP"), wholly-owned subsidiaries of BoS(USA) (formerly known as IFA Incorporated), a wholly-owned subsidiary of Bank of Scotland, for a purchase price of $15 million cash, pursuant to the terms of a Securities Purchase Agreement dated as of August 18, 2000 (the "Securities Purchase Agreement"), by and among FirstCity, Consumer Corp., FirstCity Funding, LP ("Funding LP"), FirstCity Funding GP Corp. ("Funding GP"), IFA-GP and IFA-LP. The transaction generated $75 million in cash and resulted in a net gain of $8.1 million. Simultaneously, the Senior Lenders and FirstCity completed a debt restructure whereby FirstCity reduced the outstanding debt under its senior and subordinate facilities from $113 million to approximately $44 million. FirstCity also retired approximately $6.4 million of debt owed to other lenders.

PORTFOLIO ASSET ACQUISITION AND RESOLUTION

     FirstCity engages in the Portfolio Asset acquisition and resolution business through its wholly owned subsidiary, FirstCity Commercial Corporation, and its subsidiaries ("Commercial Corp."). In the Portfolio Asset acquisition and resolution business Commercial Corp. acquires and resolves portfolios of performing and nonperforming commercial and consumer loans and other assets that are generally acquired at a discount to Face Value. Purchases may be in the form of pools of assets or single assets. Performing assets are those as to which debt service payments are being made in accordance with the original or restructured terms of such assets. Nonperforming assets are those as to which debt service payments are not being made in accordance with the original or restructured terms of such assets, or as to which no debt service payments are being made. Portfolios are designated as nonperforming unless substantially all of the assets comprising the Portfolio are performing. Once a Portfolio has been designated as either performing or nonperforming, such designation is generally not changed for accounting purposes regardless of the performance of the assets comprising the Portfolio. Portfolios are either acquired for Commercial Corp.'s own account or through investment entities formed with Cargill or one or more other co-investors (each such entity, an "Acquisition Partnership"). See
"-- Relationship with Cargill". To date, Commercial Corp. and the Acquisition Partnerships have acquired over $6.4 billion in Face Value of assets, with FirstCity's net acquisition of $219 million.

  SOURCES OF ASSETS ACQUIRED

     In the early 1990s large quantities of nonperforming assets were available for acquisition from the RTC and the FDIC. Since 1993, sellers of nonperforming assets have included private sellers as well as government agencies such as the Small Business Administration. Private sellers include financial institutions, insurance companies, and other institutional lenders, both in the United States and in various foreign countries. As a result of mergers, acquisitions and corporate downsizing efforts, other business entities frequently seek to dispose of excess real estate property or other financial assets not meeting the strategic needs of a seller. Sales of such assets improve the seller's balance sheet, reduce overhead costs, reduce staffing requirements and avoid management and personnel distractions associated with the intensive and time-consuming task of resolving loans and disposing of real estate. Consolidations within a broad range of industries, especially banking, have augmented the trend of financial institutions and other sellers packaging and selling asset portfolios to investors as a means of disposing of nonperforming loans or other surplus or non-strategic assets.

  PORTFOLIO ASSETS

     Commercial Corp. acquires and manages Portfolio Assets, which are generally purchased at a discount to Face Value by Commercial Corp. or through Acquisition Partnerships. The Portfolio Assets are generally nonhomogeneous assets, including loans of varying qualities that are unsecured or secured by diverse collateral types and foreclosed properties. Some of the secured Portfolio Assets are loans for which resolution is tied primarily to the real estate securing the loan, while others may be collateralized business loans, the resolution of which may be based either on business real estate or other collateral cash flow. Consumer loans may be secured (by real or personal property) or unsecured. Portfolio Assets may be designated as performing or nonperforming. Commercial Corp. generally expects to resolve Portfolio Assets within three to five years after purchase.

     To date, a substantial majority of the Portfolio Assets acquired by Commercial Corp. has been designated as nonperforming. Commercial Corp. seeks to resolve nonperforming Portfolio Assets through (i) a negotiated settlement with the borrower in which the borrower pays all or a discounted amount of the loan,
(ii) conversion of the loan into a performing asset through extensive servicing efforts followed by either a sale of the loan to a third party or retention of the loan by Commercial Corp. or the Acquisition Partnership or (iii) foreclosure of the loan and sale of the collateral securing the loan.

     Commercial Corp. has substantial experience acquiring, managing and resolving a wide variety of asset types and classes. As a result, it does not limit itself as to the types of Portfolios it will evaluate and purchase. Commercial Corp.'s willingness to acquire Portfolio Assets is generally determined by factors including the information that is available regarding the assets in a Portfolio, the price at which the Portfolio can be acquired and the expected net cash flows from the resolution of such assets. Commercial Corp. has acquired Portfolio Assets in virtually all 50 states, the Virgin Islands, Puerto Rico, France, Japan and Mexico. Commercial Corp. believes that its willingness to acquire nonhomogeneous Portfolio Assets without regard to geographic location provides it with an advantage over certain competitors that limit their activities to either a specific asset type or geographic location.

     Commercial Corp. also seeks to capitalize on emerging opportunities in foreign countries in which the market for nonperforming loans of the type generally purchased by Commercial Corp. is less efficient than the market for such assets in the United States. Through December 31, 2001, Commercial Corp. has acquired, with Cargill and a local French partner, 12 Portfolios in France, consisting of approximately 22,576 assets, for an aggregate purchase price of approximately $276 million. Such assets had a Face Value of approximately $1.1 billion. Commercial Corp.'s share of the equity interest in the Portfolios acquired in France ranges from 10% to 33.33% and Commercial Corp. has made a total equity investment in these Portfolios of approximately $24 million. Commercial Corp. owns a 10% interest in MCS et Associates ("MCS"), a French asset servicing company, and Commercial Corp. and is, in conjunction with MCS and Cargill, actively pursuing opportunities to purchase additional pools of Portfolio Assets in France and other areas of Western Europe. In addition, Commercial Corp. has formed a Mexican asset servicing company, which has offices in Guadalajara and Mexico City, Mexico, that facilitates Commercial Corp.'s participation in acquisition of Portfolios in Mexico.

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

     Through December 31, 2001 Commercial Corp. and its various partners have acquired eight Portfolios in Mexico consisting of an aggregate of approximately 44,497 assets with a Face Value of approximately $2.0 billion for a total purchase price of approximately $415 million. Commercial Corp.'s share of the equity interest in the Portfolios acquired in Mexico ranges from 3.2% to 20%, and Commercial Corp. has made a total investment therein of approximately $27 million.

     The following table presents selected data for the Portfolio Assets acquired by Commercial Corp.:

                                PORTFOLIO ASSETS

                                                          YEAR ENDED DECEMBER 31,
                                                      --------------------------------
                                                        2001        2000        1999
                                                      --------   ----------   --------
                                                           (DOLLARS IN THOUSANDS)
Face Value..........................................  $766,904   $1,578,932   $516,518
Total purchase price................................  $224,927   $  394,927   $210,799
Total equity invested(1)............................  $139,273   $  341,736   $ 63,260
Commercial Corp. equity invested....................  $ 24,319   $   22,140   $ 11,203
Total number of Portfolio Assets....................     8,099       47,320      5,769

---------------

(1) Includes investments made in the form of equity and notes receivable from affiliates of the investor group to the Acquisition Partnerships.

  SOURCES OF PORTFOLIO ASSETS

     Commercial Corp. develops its Portfolio Asset opportunities through a variety of sources. The activities or contemplated activities of expected sellers are publicized in industry publications and through other similar sources. Commercial Corp. also maintains relationships with a variety of parties involved as sellers or as brokers or agents for sellers. Many of the brokers and agents concentrate by asset type and have become familiar with Commercial Corp.'s acquisition criteria and periodically approach Commercial Corp. with identified opportunities. In addition, repeat business referrals from Cargill or other co-investors in Acquisition Partnerships, repeat business from previous sellers, focused marketing by Commercial Corp. and the nationwide presence of Commercial Corp. and FirstCity are important sources of business.

     Commercial Corp. identifies investment opportunities in foreign markets in much the same manner as in the United States. In varying degrees of volume and efficiency, the markets of Europe, Asia, and Latin America all include sellers of nonperforming assets. In some countries, such as Mexico, the government has taken a very active role in the management and orderly disposition of these types of assets. Commercial Corp.'s established presence in Mexico and France provides a strong base for the identification, valuation, and acquisition of assets in those countries, as well as in adjacent markets. Commercial Corp. continues to identify partners who have contacts within various foreign markets and can bring Portfolio Asset opportunities to Commercial Corp.

  ASSET ANALYSIS AND UNDERWRITING

     Prior to making an offer to acquire any Portfolio, Commercial Corp. performs an extensive evaluation of the assets that comprise the Portfolio. If, as is often the case, the Portfolio Assets are nonhomogeneous, Commercial Corp. will evaluate all individual assets determined to be significant to the total of the proposed purchase. If the Portfolio Assets are homogenous in nature, a sample of the assets comprising the Portfolio is selected for evaluation. The evaluation of individual assets generally includes analyzing the credit and collateral file or other due diligence information supplied by the seller. Based upon such seller-provided information, Commercial Corp. will undertake additional evaluations of the asset, that will, to the extent permitted by the seller, will include site visits to, and environmental reviews of the property securing the loan or the asset proposed to be purchased. Commercial Corp. will also analyze relevant local economic and market

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

conditions based on information obtained from its prior experience in the market or from other sources, such as local appraisers, real estate principals, realtors and brokers.

     The evaluation further includes an analysis of an asset's projected cash flow and sources of repayment, including the availability of third party guarantees. Commercial Corp. values loans (and other assets included in a portfolio) on the basis of its estimate of the present value of estimated cash flow to be derived in the resolution process. Once the cash flow estimates for a proposed purchase and the financing and partnership structure, if any, are finalized, Commercial Corp. can complete the determination of its proposed purchase price for the targeted Portfolio Assets. Purchases are subject to purchase and sale agreements between the seller and the purchasing affiliate of Commercial Corp.

     The analysis and underwriting procedure in foreign markets follows the same extensive diligence philosophy as that employed by FirstCity domestically. Additional risks are evaluated in foreign markets, including currency strength, short and long-term market stability and political concerns. These risks are appropriately priced into the cost of the acquisition.

  SERVICING

     After a Portfolio is acquired, Commercial Corp. assigns the Portfolio Assets to account servicing officers who are independent of the personnel that performed the due diligence evaluation in connection with the purchase of the Portfolio. Portfolio Assets are serviced either at FirstCity's headquarters or in one of Commercial Corp.'s other offices. Commercial Corp. generally establishes servicing operations in locations in close proximity to significant concentrations of Portfolio Assets. Most of such offices are considered temporary and are reviewed for closing after the assets in the geographic region surrounding the office are substantially resolved. The assigned account servicing officer develops a business plan and budget for each asset based upon an independent review of the cash flow projections developed during the investment evaluation, physical inspections of assets on collateral underlying the related loans, evaluation of local market conditions and discussions with the relevant borrower. Budgets are periodically reviewed and revised as necessary. Commercial Corp. employs loan-tracking software and other operational systems that are generally similar to systems used by commercial banks, but which have been enhanced to track both the collected and the projected cash flows from Portfolio Assets.

     Commercial Corp. services all of the Portfolio Assets owned for its own account, all of the Portfolio Assets owned by the Acquisition Partnerships and, to a very limited extent, certain Portfolio Assets owned by third parties. In connection with the Acquisition Partnerships in the United States, Commercial Corp. generally earns a servicing fee, which is a percentage of gross cash collections generated rather than a management fee based on the Face Value of the asset being serviced. The rate of servicing fee charged is generally a function of the average Face Value of the assets within each pool being serviced (the larger the average Face Value of the assets in a Portfolio, the lower the fee percentage within the prescribed range), the type of assets and the level of servicing required on each assets. For the Mexican Acquisition Partnerships, Commercial Corp. earns a servicing fee based on costs of servicing plus a profit margin. FirstCity also has certain consulting contracts with its Mexican investment entities pursuant to which FirstCity is entitled to additional compensation for servicing once a specified return to the investors has been achieved. The Acquisition Partnerships in France are serviced by MCS in which FirstCity maintains a 10% equity interest.

  STRUCTURE AND FINANCING OF PORTFOLIO ASSET PURCHASES

     Portfolio Assets are either acquired for the account of a subsidiary of Commercial Corp. or through the Acquisition Partnerships. Portfolio Assets owned directly by a subsidiary of Commercial Corp. may be funded with cash contributed by Commercial Corp., equity financing provided by an affiliate of Cargill, and secured senior debt that is recourse only to such subsidiary.

     Each Acquisition Partnership is a separate legal entity, (generally a limited partnership, but may instead be a limited liability company, trust, corporation or other type of entity). Commercial Corp. and an investor typically form a corporation to serve as the corporate general partner of each Acquisition Partnership. Generally, for domestic Acquisition Partnerships, Commercial Corp. and another investor each own 50% of
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

the general partner and a 49.5% limited partnership interest in the domestic Acquisition Partnership (the general partner owns the other 1% interest). Cargill or its affiliates are the investor in the vast majority of the Acquisition Partnerships currently in existence. See "-- Relationship with Cargill." Certain institutional investors have also held limited partnership interests in the Acquisition Partnerships and may hold interests in the related corporate general partners.

     The Acquisition Partnerships are generally financed by debt, secured only by the assets of the individual entity, and are nonrecourse to FirstCity, Commercial Corp., its co-investors and the other Acquisition Partnerships. Commercial Corp. believes that this legal structure insulates it, FirstCity and the other Acquisition Partnerships from certain potential risks, while permitting Commercial Corp. to share in the economic benefits of each Acquisition Partnership.

     Senior secured acquisition financing currently provides the majority of the funding for the purchase of Portfolios. Commercial Corp. and the Acquisition Partnerships have relationships with a number of senior lenders including Cargill. Senior acquisition financing is obtained at variable interest rates ranging from LIBOR to prime based pricing with negotiated spreads to the base rates. The final maturity of the senior secured acquisition debt is normally two years from the date of funding of each advance under the facility. The terms of the senior acquisition debt of the Acquisition Partnerships may allow, under certain conditions, distributions to equity partners before the debt is repaid in full.

     Prior to maturity of the senior acquisition debt, the Acquisition Partnerships typically refinance the senior acquisition debt with long-term debt secured by the assets of partnerships. Such long-term debt generally accrues interest at a lower rate than the senior acquisition debt, has collateral terms similar to the senior acquisition debt, and permits distributions of excess cash flow generated by the Acquisition Partnership to the equity partners so long as the partnership is in compliance with applicable financial covenants.

     In foreign markets, Commercial Corp. conducts cautious analysis with respect to the establishment of ownership structures. Prior to investment, Commercial Corp., in conjunction with its co-investors, performs significant due diligence and planning on the tax, licensing, and other ownership issues of the particular country. As in the United States, each foreign Acquisition Partnership is a separate legal entity, generally formed as the equivalent of a limited liability company or a liquidating trust. Over the year, Commercial Corp. has cultivated successful relationships with several investors in its international acquisitions.

  RELATIONSHIP WITH CARGILL

     Cargill, a diversified financial services company, is a wholly owned subsidiary of Cargill, Incorporated, which is generally regarded as one of the world's largest privately held corporations and has offices worldwide. Cargill and its affiliates provide significant debt and equity financing to the Acquisition Partnerships. In addition, Commercial Corp. believes its relationship with Cargill significantly enhances Commercial Corp.'s credibility as a purchaser of Portfolio Assets and facilitates its ability to expand into related businesses and foreign markets.

     Under a Right of First Refusal Agreement and Due Diligence Reimbursement Agreement effective as of January 1, 1998, as amended (the "Right of First Refusal Agreement") among FirstCity, FirstCity Servicing Corporation, Cargill and its wholly owned subsidiary CFSC Capital Corp. II ("CFSC"), if FirstCity receives an invitation to bid on or otherwise obtains an opportunity to acquire interests in loans, receivables, real estate or other assets located in the United States, Canada, Mexico, or the Caribbean in which the aggregate amount to be bid exceeds $4 million, FirstCity is required to follow a prescribed notice procedure pursuant to which CFSC has the option to participate in the proposed purchase by requiring that such purchase or acquisition be effected through an Acquisition Partnership formed by FirstCity and Cargill (or an affiliate). The Right of First Refusal Agreement does not prohibit FirstCity from holding discussions with entities other than CFSC regarding potential joint purchases of interests in loans, receivables, real estate or other assets, provided that any such purchase is subject to CFSC's right to participate in FirstCity's share of the investment. The Right of First Refusal Agreement further provides that, subject to certain conditions, CFSC will bear $20,000 per month plus 50% of the third party due diligence expenses incurred by FirstCity in connection with proposed asset purchases. The Right of First Refusal Agreement is a restatement and extension of a similar agreement
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

entered into among FirstCity, certain members of FirstCity's management and Cargill in 1992. The Right of First Refusal Agreement has a termination date of February 1, 2004.

     Future increases in FirstCity's investments in Portfolio Assets acquired from institutions and government agencies will come through investment entities formed with Cargill or one or more other co-investors, thereby capitalizing on the expertise of partners whose skills complement those of FirstCity.

  BUSINESS STRATEGY

     Historically, Commercial Corp. has leveraged its expertise in asset resolution and servicing by investing in a wide variety of asset types across a broad geographic scope. Commercial Corp. continues to follow this investment strategy and seeks expansion opportunities into new asset classes and geographic areas when it believes it can achieve attractive risk adjusted returns. The following items are significant elements of Commercial Corp.'s business strategy in the portfolio acquisition and resolution business:

     - Traditional markets. Commercial Corp. believes it will continue to invest in Portfolio Assets acquired from financial institutions and government agencies, both for its own account or through investment entities formed with Cargill or one or more other co-investors.

     - Niche markets. Commercial Corp. believes it will continue to pursue profitable private market niches in which to invest. The niche investment opportunities that Commercial Corp. has pursued to date include (i) the acquisition of improved or unimproved real estate, including excess retail sites, and (ii) periodic purchases of single financial or real estate assets from banks and other financial institutions with which Commercial Corp. has established relationships, and from a variety of other sellers that are familiar with FirstCity's reputation for acting quickly and efficiently.

     - Foreign markets. Commercial Corp. believes that the foreign markets for Portfolio Assets are less developed than the U.S. market, and therefore provide a greater opportunity to achieve attractive risk adjusted returns. Commercial Corp. has purchased Portfolio Assets in France, Japan (sold in 1999) and Mexico and expects to continue to seek purchase opportunities outside of the United States.

CONSUMER LENDING

     FirstCity historically conducted all of its consumer receivable origination activities through Consumer Corp. Consumer Corp.'s focus had been on the origination and servicing of sub-prime consumer loans. Such loans are extended to borrowers who evidence an ability and willingness to repay credit, but have experienced an adverse event, such as a job loss, illness or divorce, or have had past credit problems, such as delinquency, bankruptcy, repossession or charge-offs. In the third quarter of 2000, Consumer Corp. formed Drive and transferred the entire operations of its automobile finance platform to Drive. Consumer Corp. sold a 49% equity interest in Drive to IFA-GP and IFA-LP, subsidiaries of BoS(USA), a wholly owned subsidiary of Bank of Scotland. See "Background" for additional information related to formation and structure of Drive. As a result of the sale, the majority of Consumer Corp.'s operations have been accounted for under the equity method since August 1, 2000.

     Drive is a specialized consumer finance company engaged in the purchase, securitization, and servicing of retail installment contracts originated by automobile dealers. Drive acquires retail installment contracts principally from manufacturer-franchised dealers in connection with their sale of used and new automobiles and light duty trucks to "sub-prime" customers with limited credit histories or past credit problems. At the present, Drive does not extend credit directly to consumers, nor does it purchase retail installment contracts from other financial institutions.

     Ownership of Drive is allocated as follows: 49% of Drive is owned (directly and indirectly) by IFA-GP and IFA-LP, 31% of Drive is owned (directly and indirectly) by Consumer Corp., and 20% of Drive (directly and indirectly) by certain members of Drive's executive management (the "Auto Finance Management Group"). The partners of Drive have no obligation to make additional capital contributions to Drive. In connection with the sale of the interest in Drive to IFA-GP and IFA-LP, BoS(USA) provided a term financing of $60 million to Drive and its subsidiary, Drive ABS LP, which was used to repay indebtedness owed to FirstCity by Consumer Corp. FirstCity provided a guaranty limited to a maximum of up to $4 million of the $60 million loan by BoS(USA). The balance of this term loan was $28 million at December 31, 2001. FirstCity, Consumer Corp. and Funding L.P. secured the guaranty with security interests in their respective ownership interests in Consumer Corp., Funding L.P. and Drive. BoS(USA) also provided a warehouse line to Drive through a $100 million Receivables Financing Agreement (the "Receivables Financing Agreement"). The Receivables Financing Agreement was in addition to the $100 million warehouse line provided to Drive by Enterprise Funding Corporation, an affiliate of Bank of America.

     On February 16, 2001, BoS(USA) and Drive entered into an amendment to the Receivables Financing Agreement providing for an increase in the maximum commitment under the facility to $150 million. On February 16, 2001, Drive entered into a subordinate capital loan agreement with BoS(USA) that provides for working capital loans in the maximum aggregate principal amount of $40 million to be made available to Drive.

     In June, 2001, Drive terminated its prior warehouse facility with Enterprise Funding Corporation. Effective September 6, 2001, Drive entered into a warehouse line of credit agreement with Variable Funding Capital Corporation, a subsidiary of First Union National Bank, which provided borrowings up to $100 million. Drive's obligation under the arrangement at December 31, 2001 was zero and bears interest at a commercial paper rate (2.03% at December 31, 2001 plus associated fees). The debt will be secured by Drive's retail installment contracts and terminates on September 5, 2002.

     During the fourth quarter of 2000, Drive completed a securitization of $100 million of face value of automobile receivables. In connection with that securitization, BoS(USA) was required to enter into agreements to pay certain fees and expenses, and to repurchase contracts under certain circumstances and to indemnify other parties to the securitization from certain liabilities pursuant to the securitization documents. BoS(USA) required FirstCity to provide an indemnity to BoS(USA) for 31% (the ownership interest held directly and indirectly by Consumer Corp. in Drive) of any and all losses suffered by BoS(USA) under those agreements. FirstCity believes that additional funding provided by BoS(USA) and Variable Capital Funding Corporation along with improved capital markets execution should provide the liquidity needed by Drive to allow this business model to mature with planned, controlled growth.

GOVERNMENT REGULATION

     Portfolio Asset Acquisition and Resolution -- Certain aspects of FirstCity's Portfolio Asset acquisition and resolution business are subject to regulation under various federal, state and local statutes and regulations that impose requirements and restrictions affecting, among other things, disclosures to obligors, the terms of secured transactions, collection, repossession and claims handling procedures, multiple qualification and licensing requirements for doing business in various jurisdictions, and other trade practices.

     Consumer Lending -- Numerous federal and state consumer protection laws and related regulations impose substantial requirements upon lenders and servicers involved in consumer finance. These laws include the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Federal Trade Commission Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulations B and Z, state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code, and state motor vehicle retail installment sales acts, retail installment sales acts and other similar laws. Also, state laws impose finance charge ceilings and other restrictions on consumer transactions and require contract disclosures in addition to those required under federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply with their provisions.

     In addition, as an affiliate of BoS(USA), Drive is subject to regulatory oversight by the Board of Governors of the Federal Reserve Bank and the Office of the Comptroller of Currency, who may periodically review the operations of Drive when examining the safety and soundness of the Senior Lenders' operations in the United States.

COMPETITION

     Portfolio Asset Acquisition and Resolution -- The Portfolio Asset acquisition business is highly competitive. Some of FirstCity's principal competitors are substantially larger and better capitalized than FirstCity. Because of these resources, these companies may be better able than FirstCity to acquire Portfolio Assets, to pursue new business opportunities or to survive periods of industry consolidation. Generally, there are three aspects of the distressed asset business: due diligence, Portfolio management, and servicing. FirstCity is a major participant in all three areas. In comparison, certain of its competitors (including certain securities and banking firms) have historically competed primarily as portfolio purchasers and have customarily engaged other parties to conduct due diligence on potential Portfolio purchases and to service acquired assets, and certain other competitors (including certain banking and other firms) have historically competed primarily as servicing companies.

     FirstCity believes that its ability to acquire Portfolios for its own account and through Acquisition Partnerships will be an important component of FirstCity's overall future growth. Acquisitions of Portfolios are often based on competitive bidding, which involves the danger of bidding too low (which generates no business), or bidding too high (which could result in the purchase of a Portfolio at an economically unattractive price).

     Consumer Lending -- The automobile finance industry is the second largest consumer finance market in the United States. The vast majority of automobile financing is provided by captive finance subsidiaries of major auto manufacturers, banks, and credit unions for vehicles purchased by "A" credit consumers or "prime" consumers. Primary lenders tend to avoid or do not consistently serve the sub-prime market, in which predominantly used automobiles are purchased by borrowers with "B," "C," or "D" credit. The sub-prime consumer market estimated at approximately $60 billion per year is served mainly by independent finance companies such as Drive

     FirstCity believes that the sub-prime, consumer automobile market is growing because of a number of factors including (i) economic trends, (ii) the extension of the average useful life of automobiles, and (iii) the increasing number of late model used automobiles being offered for sale including former rental cars and off-lease vehicles.

     FirstCity believes Drive is well positioned to maximize on this opportunity due to its talented management team, strong financial partner in BoS(USA), growth of market saturation, consistent record of success of its business model and an attractive net margin environment, assisted by the low wholesale interest market.

     Drive is currently represented in 21 states with concentrations in the Texas, California and Georgia markets, which represent 42%, 13% and 8% respectively of business written in the last year. Drive purchased $413 million in receivable contracts in 2001, which represents a fraction of 1% of the potential market. FirstCity believes there is ample room to grow both in current markets and in new markets not yet serviced. Sub-prime competition varies from market to market, but the largest competitors seen in most markets include Americredit Corporation, Household Finance, WFS Finance and Capital One. Each of these competes in a different credit sector within Drive's market and all are currently moving upwards in the credit cycle as the economy changes. Drive believes it has opportunities to grow its market share, at the lowest end of the credit spectrum, through controlled use of its business model.

EMPLOYEES

     FirstCity had 195 employees as of June 30, 2002. No employee is a member of a labor union or party to a collective bargaining agreement. FirstCity believes that its employee relations are good.

RELATIONSHIP WITH BANK OF SCOTLAND

     FirstCity has had a significant relationship with Bank of Scotland or its subsidiaries since September 1997. FirstCity has entered into loan agreements from time to time since 1997, including the current loan agreement related to FirstCity's revolving line of credit and Term Loans A and B. Additionally, FirstCity through its subsidiary Consumer Corp. is a 31% owner of Drive, and IFA-GP and IFA-LP, subsidiaries of BoS(USA), own an aggregate 49% interest in Drive. BoS(USA) is a wholly owned subsidiary of Bank of Scotland.

     BoS(USA) has an option to acquire a warrant for 1,975,000 shares of FirstCity's non-voting Common Stock; the option can be exercised after October 31, 2002 if FirstCity's $12 million Term Loan B owed to BoS(USA) and Bank of Scotland remains outstanding, but not prior to that date. The strike price is $2.3125 per share. In the event that prior to October 31, 2002 FirstCity either
(a) refinances the $12 million Term Loan B with subordinated debt, or (b) pays off the balance of Term Loan B from proceeds of an equity offering, then the option to acquire a warrant for 1,975,000 shares of non-voting Common Stock will terminate. BoS(USA) and FirstCity have entered into several amendments to this option to acquire a warrant for 1,975,000 shares extending the exercise date from its initial exercise date of August 31, 2001. The most recent amendment extended the date from June 30, 2002 to October 31, 2002 to allow FirstCity additional time to pursue the proposed recapitalization described above. Under the terms of the proposed recapitalization, the option would be cancelled.

     BoS(USA) also has a warrant to purchase 425,000 shares of FirstCity's voting Common Stock at $2.3125 per share. In the event that Term Loan B is terminated prior to October 31, 2002 through a transaction involving the issuance of warrants, BoS(USA) is entitled to additional warrants in connection with this existing warrant for 425,000 shares to retain its ability to acquire approximately 4.86% of FirstCity's voting Common Stock. BoS(USA) and FirstCity have also amended the warrant to extend the exercise date from its initial exercise date of August 31, 2001 to correspond to the extension of the initial exercise date of the option described in the preceding paragraph. The most recent amendment extended the date from June 30, 2002 to October 31, 2002, consistent with the amended exercise date of the option as discussed above.

                                   PROPERTIES

     FirstCity leases all its office locations. FirstCity leases its current headquarters building from a related party under a noncancellable operating lease, which expires December 31, 2006. All leases of the other offices of FirstCity and subsidiaries expire prior to 2005. The following is a list of FirstCity's principal physical properties leased as of June 30, 2002.

LOCATION                                           FUNCTION                   BUSINESS SEGMENT
--------                                           --------                   ----------------
Waco, Texas.........................  Executive Offices                     Corporate/Commercial
Philadelphia, Pennsylvania..........  Servicing Offices                     Commercial
Richmond, Virginia..................  Servicing Offices                     Commercial
Guadalajara, Mexico.................  Servicing Offices                     Commercial
Mexico City, Mexico.................  Servicing Offices                     Commercial
Dallas, Texas.......................  Drive Executive & Servicing Offices   Consumer
Cypress, California.................  Drive Servicing Offices               Consumer
Golden Valley, Minnesota............  Servicing Offices                     Commercial

                               LEGAL PROCEEDINGS

     On October 14, 1999, Harbor Financial Group, Inc. ("Harbor Parent"), Harbor Financial Mortgage Corporation ("Harbor") and four subsidiaries of Harbor filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code before the United States Bankruptcy Court for the Northern District of Texas, Dallas Division. On December 14, 1999, the bankruptcy proceedings were converted to liquidation proceedings under Chapter 7 of the United States Bankruptcy Code. John H. Litzler, the Chapter 7 Trustee in the bankruptcy proceedings (the "Trustee"), initiated adversary proceedings on May 25, 2001 against FirstCity and various current and former directors and officers of FirstCity and Harbor alleging breach of fiduciary duties, mismanagement, and self-dealing by FirstCity and Harbor directors and officers, and improper transfer of funds from the Harbor related entities to FirstCity. The claims also included fraudulent

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and preferential transfer of assets of the Harbor entities, fraud and conspiracy. The Trustee, FirstCity, the other defendants and the insurers providing Director's and Officer's Insurance coverage for FirstCity and its subsidiaries (the "Insurers") have executed a settlement agreement setting forth the terms of the compromise of the claims brought in the adversary proceedings, which was subject to obtaining the approval of the Bankruptcy Court. Under the terms of the settlement agreement, the Trustee will release the defendants, their affiliates and subsidiaries from any and all claims which were brought or could have been brought by the Trustee against any of the defendants, any past and present officers and directors of FirstCity or any affiliates or subsidiaries of FirstCity in consideration of (i) the payment of the sum of $3,575,000 by the Insurers to the Trustee, (ii) a payment by FirstCity to the Trustee in the sum of $225,000, of which $162,500 is contingent upon FirstCity's receiving that sum in connection with finalizing a settlement with Chase Securities, Inc. and JP Morgan Chase Bank (collectively, the "Chase Entities") in the matter styled Chase Securities, Inc. v. FirstCity Financial Corporation, Index No. 604538/99 (N.Y. Sup. Ct.) discussed below, and (iii) the release of any and all claims of FirstCity and its affiliates and subsidiaries and of the individual defendants in the bankruptcy proceedings against the Trustee, including administrative and expense claims, with the exception of a portion of the administrative claim of FirstCity as noted below. The payment by the Insurers is conditioned upon FirstCity's administrative claim in the Bankruptcy Case being allowed in the amount of $300,000, which claim FirstCity will assign to the Insurers and which shall be paid by the Trustee directly to the Insurers. FirstCity has received the $162,500 payment from the Chase entities as described above. The Trustee's motion for approval of the settlement agreement and mutual release was approved by the Bankruptcy Court on August 26, 2002. After the running of an eleven-day period without an appeal or modification of the Bankruptcy Court's order, and the tendering of the settlement payments outlined above, the above-described releases by the Trustee will become effective.


     FirstCity and Harbor Parent filed suit in the Federal District Court for the Western District of Texas, Waco Division, against Chase Bank of Texas, N.A. and Chase Securities, Inc. in September 1999 seeking injunctive relief and damages resulting from alleged violations by the defendants of the Bank Holding Company Act and from civil conspiracy engaged in by the defendants, arising from an engagement letter entered into between FirstCity and Chase Securities, Inc. relating to the sale of assets or securities of Harbor Parent, Harbor and their subsidiaries (collectively "HFMC"). FirstCity and Harbor Parent alleged that Chase Bank Texas, N.A. conditioned the extension of credit to Harbor on the retention of Chase Securities, Inc. by FirstCity and Harbor in violation of the Bank Holding Company Act. FirstCity additionally sought a judicial declaration that the plaintiffs were not obligated to pay any commission to Chase Securities, Inc. under the engagement letter. FirstCity and Harbor Parent also sought recovery of treble damages pursuant to the Bank Holding Company Act and recovery of costs of court, including reasonable attorneys fees. A motion to dismiss the Texas suit was granted based upon a provision in the engagement letter that provided that any suit arising from the engagement letter would be pursued in the State of New York. FirstCity has been granted leave by the Supreme Court for the State of New York to amend its answer in that proceeding to include the claims asserted in the Texas suit as a counterclaim to the suit brought by Chase Securities, Inc. and to assert certain affirmative defenses.

     On October 4, 1999, Chase Securities, Inc. filed suit against FirstCity before the Supreme Court for the State of New York, County of New York:
Commercial Part seeking recovery of $2.4 million as the balance of a transaction fee allegedly due it under the terms of the engagement letter discussed above and other relief. FirstCity denied that it had any liability to Chase Securities, Inc. FirstCity asserted as a defense to this action the violations of the Bank Holding Company Act and other claims asserted in the litigation filed in the Federal District Court for the Western District of Texas. FirstCity was granted leave to amend its answer in the suit to include a counterclaim against Chase Securities, Inc. asserting breach of contract based upon the matters that were asserted in the Texas suit.

     The Trustee filed an action in the United States District Court for the Southern District of New York against Chase Manhattan Bank, formerly Chase Bank of Texas, N.A. and Chase Securities, Inc. seeking recovery of damages arising from or relating to various agreements by and between Harbor Parent and Harbor and Chase Manhattan Bank ("Chase Bank") and Chase Securities, Inc. ("CSI"), including the alleged

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violations of the Anti-Tying provision of the Bank Holding Company Act as had been asserted by FirstCity and Harbor Parent in the Texas suit.

     The Trustee, FirstCity and Chase Bank and CSI have completed a settlement of the claims in the suits described above and related to the fees alleged to be due to CSI under the engagement letter. Pursuant to the terms of the settlement between Chase Bank, CSI and FirstCity, FirstCity received a payment of $162,500 and FirstCity, Chase and CSI mutually released each other from all facts alleged and claims and counterclaims made in pleadings, proposed pleadings, submissions to the New York State Supreme Court, and/or answers to interrogatories served in the suits pending in the New York courts described above or related to the September 30, 1998 Engagement Letter executed by FirstCity and CSI, the February 17, 1998 Securitization Agreement executed by Harbor Parent and CSI, the February 25, 1998 Securitization Commitment Letter executed by Harbor and Chase Bank, the February 1, 1999 Syndication Commitment Letter executed by Harbor, CSI and Chase Bank, and/or the February 1, 1999 Syndication Fee Letter executed by Harbor, CSI and Chase Bank. Chase, CSI and HFMC also completed a settlement of the claims asserted in the suit filed by the Trustee and under the fee agreements with HFMC receiving a payment of $1,087,500 and the parties mutually releasing each other from all claims in the suit filed by the Trustee and under the agreements referred to above.

     Periodically, FirstCity, its subsidiaries, its affiliates and the Acquisition Partnerships are parties to or otherwise involved in legal proceedings arising in the normal course of business. FirstCity does not believe that there is any proceeding threatened or pending against it, its subsidiaries, its affiliates or the Acquisition Partnerships which, if determined adversely, would have a material adverse effect on the consolidated financial position, results of operations or liquidity of FirstCity, its subsidiaries, its affiliates or the Acquisition Partnerships.

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                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     FirstCity is a financial services company engaged in Portfolio Asset acquisition and resolution, conducted through Commercial Corp., and in consumer lending, through its investment in Drive.

     FirstCity's financial results are affected by many factors including levels of and fluctuations in interest rates, fluctuations in the underlying values of real estate and other assets, the timing of and ability to liquidate assets, and the availability and prices for loans and assets acquired in all of FirstCity's businesses. FirstCity's business and results of operations are also affected by the availability of financing with terms acceptable to FirstCity and FirstCity's access to capital markets, including the securitization markets.

     As a result of the significant period to period fluctuations in the revenues and earnings of FirstCity's Portfolio Asset acquisition and resolution business, the sale of the interest in the automobile finance operation, and the timing of securitization transactions of Drive, period to period comparisons of FirstCity's results of continuing operations may not be meaningful.

RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements of FirstCity (including the Notes thereto) included elsewhere in this document.

2001 COMPARED TO 2000

     FirstCity reported earnings from continuing operations of $2.2 million in 2001 compared to a loss from continuing operations of $10.9 million in 2000. Loss from discontinued operations was $5.2 million in 2001 and $5.0 million in 2000. Net loss to common stockholders was $5.6 million in 2001 compared to a loss of $18.5 million in 2000. On a per share basis, basic and diluted net loss attributable to common stockholders was $.67 in 2001 compared to a loss of $2.21 in 2000.

  PORTFOLIO ASSET ACQUISITION AND RESOLUTION

     The operating contribution of $7.7 million in 2001 increased by $4.4 million, or 130%, compared with 2000. Commercial Corp. purchased $225 million of Portfolio Assets during 2001 through the Acquisition Partnerships compared to $395 million in acquisitions in 2000. Commercial Corp.'s investment in Portfolio Assets decreased to $14.2 million in 2001 from $30.0 million in 2000. Commercial Corp. invested $24.3 million in equity in Portfolio Assets in 2001 compared to $22.1 million in 2000.

     Servicing fee revenues. Servicing fees increased by 27% to $9.6 million in 2001 from $7.6 million in 2000 primarily as a result of increased operations from Acquisition Partnerships in Mexico formed during 2000 and 1999. The servicing fees for the Mexico Acquisition Partnerships are based on operating expenses, unlike the Acquisition Partnerships in the United States and France, which are primarily based on collections.

     Gain on resolution of Portfolio Assets. Proceeds from the resolution of Portfolio Assets decreased by 39% to $8.8 million in 2001 from $14.4 million in 2000. The net gain on resolution of Portfolio Assets decreased 66% or $2.1 million, primarily as a result of the decreased proceeds and lower gross profit. The weighted average gross profit percentage on the resolution of Portfolio Assets in 2001 was 11.9% as compared to 21.7% in 2000.

     Equity in earnings of investments. Commercial Corp.'s equity in earnings of Acquisition Partnerships increased 35% to $9.7 million in 2001 compared to $7.2 million in 2000. Net earnings in the combined Acquisition Partnerships declined 61% to $14.2 million in 2001 compared to $36.8 million in 2000 due to significant losses in Mexico, in which FirstCity has smaller equity investments compared to investments in the United States and France. See Note 6 of FirstCity's consolidated financial statements for a comparison of earnings of the Acquisition Partnerships and equity in earnings of those entities summarized by geographic

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region. Equity in earnings of Servicing Entities were $1.0 million in 2001 due to earnings recorded by one French entity, in which FirstCity has a 10% ownership.

     Interest income. Interest income increased $3.7 million as a result of increased balances of investment loans receivable from the Mexico Acquisition Partnerships.

     Gain on sale of interest in equity investments. During the period, FirstCity sold equity investments in domestic Acquisition Partnerships for $7.6 million resulting in a gain of $3.3 million.

     Operating expenses. Operating expenses increased $6.1 million or 34% primarily as a result of increased debt costs, the write-down of a Portfolio Asset, and increased operating costs in Mexico.

     Interest and fees on notes payable increased $.9 million or 26% due to average debt for 2001 increasing to $42.3 million from $32.9 million in 2000.

     Salaries and benefits increased $2.1 million or 39% primarily due to increased servicing personnel in Mexico. Total personnel within the Portfolio Asset acquisition and resolution segment increased from 105 at year end 2000 to 150 at year end 2001, with the personnel in Mexico increasing from 31 at year end 2000 to 81 at year end 2001.

     The provision for loan and impairment losses totaled $3.3 million in 2001 and is primarily attributed to write-downs of $1.6 million and $.6 million in estimated future collections of four nonperforming Portfolios and two performing Portfolios, respectively. Also, FirstCity recorded permanent valuation impairments of $1.1 million on one real estate Portfolio. In 2000, the provision of $2.0 million was related to an impairment valuation on one real estate Portfolio.

     In 2001, provisions of $1.6 million in four non-performing Portfolios and $.6 million in two performing Portfolios were recorded as estimated future collections were reduced primarily due to FirstCity accepting discounted payoffs in lieu of extended payouts. No provision was recorded in 2000 for performing or non-performing Portfolios as the economic conditions during that period did not negatively impact FirstCity's expectation of future cash flows. Impairment on both performing and non-performing Portfolio Assets is measured based on the present value of the expected future cash flows in the aggregate discounted at the loans' risk adjusted rates, which approximates the effective interest rates, or the fair value of the collateral, less estimated selling costs, if any loans are collateral dependent and foreclosure is probable. The expected future cash flows are reviewed monthly and adjusted as deemed necessary. Changes in various factors including, but not limited to, economic conditions, deterioration of collateral values, deterioration in the borrowers financial condition and other conditions described in the risk factors discussed later in this document, could have a negative impact on the estimated future cash flows of the Portfolio. Significant decreases in estimated future cash flows can reduce a Portfolio's present value to below FirstCity's carrying value of that Portfolio, causing impairment.

     FirstCity recorded permanent valuation impairments of $1.1 million in 2001 and $2.0 million in 2000 on one real estate Portfolio due to deterioration of property values and market conditions, as well as additional expected disposal costs. For Real estate Portfolios, the evaluation of impairment is determined quarterly based on the review of the estimated future cash receipts less estimated costs to sell, which represents the net realizable value of the real estate Portfolio. A valuation allowance is established for any impairment identified through provisions charged to operations in the period the impairment is identified.

     Impairment on loans receivable from Acquisition Partnerships is measured quarterly based on the present value of the expected future cash flows discounted at the loans' contractual rates. Principally all of the loans receivable are from certain Acquisition Partnerships located in Mexico. The cash flows used to pay down these loans come from collections received on non-performing Portfolio Assets owned by the Acquisition Partnerships. The estimated future cashflows of Portfolio Assets owned by Acquisition Partnerships are reviewed in a similar manner to Portfolio Assets owned by FirstCity. No impairment was required in 2001 and 2000 as the estimated future cash flows from the underlying Portfolio Assets of the Acquisition Partnerships supported the pay-down of the loans receivable from Acquisition Partnerships.

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     Occupancy, data processing and other expenses increased $1.8 million or 25%
during the period due to increased operations in Mexico.

  CONSUMER LENDING

     The operating contribution for 2001 was $4.4 million (net of a $.3 million cumulative effect of accounting change) compared to $10.4 million during 2000. In 2001, the contribution resulted primarily from equity in earnings of $5.7 million from Drive. The automobile finance operations were consolidated with FirstCity until FirstCity's sale of a 49% interest in Drive on August 1, 2000.

     Excluding equity in earnings of investment, revenues decreased due to the sale of 49% of FirstCity's equity interest in the automobile finance operation.

     Equity in earnings of investment. As a result of the sale of 49% of the equity interest in FirstCity's automobile finance operation, FirstCity's interest in the net operations of Drive has been recorded (since August 1, 2000) as equity in earnings of investments.

     Operating expenses. Total operating expenses declined primarily as a result of the sale of 49% of FirstCity's equity interest in its automobile finance operation.

  OTHER ITEMS AFFECTING OPERATIONS

     The following items affect FirstCity's overall results of operations and are not directly related to any one of FirstCity's businesses discussed above.

     Corporate overhead. Company level interest expense decreased by 62% to $4.6 million in 2001 from $12.2 million in 2000 as a result of lower levels of debt. Other corporate overhead expenses declined $1.7 million.

     Income taxes. Federal income taxes are provided at a 35% rate applied to taxable income or loss and are offset by NOLs that FirstCity believes are available. The tax benefit of the NOLs is recorded in the period during which the benefit is realized. FirstCity recorded no deferred tax provision in 2001 and a $7.0 million deferred tax provision in 2000.

2000 COMPARED TO 1999

     FirstCity reported a loss from continuing operations of $10.9 million in 2000 (including a gain of $8.1 million on sale of FirstCity's interest in Consumer Corp. pursuant to the Drive transaction) compared to a loss of $5.8 million in 1999. The loss from discontinued operations totaled $5.0 million in 2000 and $102.3 million in 1999. Net loss to common stockholders was $18.5 million in 2000 compared to $110.7 million in 1999. On a per share basis, basic and diluted net loss attributable to common stockholders was $2.21 in 2000 compared to $13.33 in 1999. An accounting change related to SOP 98-5 resulted in a loss of $.8 million in the first quarter of 1999 or $0.09 per share. FirstCity early adopted SFAS 145, which resulted in a reclassification of extraordinary gain of $.8 million in 2000 to other income in the consolidated financial statements (see note 1(q) to the consolidated financial statements).

  PORTFOLIO ASSET ACQUISITION AND RESOLUTION

     The operating contribution of $3.4 million in 2000 declined by $6.4 million, or 66%, compared with 1999. Commercial Corp. purchased $395 million of Portfolio Assets during 2000 through the Acquisition Partnerships compared to $211 million in acquisitions in 1999. Commercial Corp.'s year end investment in Portfolio Assets decreased to $30 million in 2000 from $39.4 million in 1999. Commercial Corp. invested $22.1 million in equity in Portfolio Assets in 2000 compared to $11.2 million in 1999.

     Servicing fee revenues. Servicing fees increased by 96% to $7.6 million in 2000 from $3.9 million in 1999 primarily as a result of increased operations from Acquisition Partnerships in Mexico formed during 2000 and 1999. The service fees for the Mexico Acquisition Partnerships are based on operating expenses, unlike the Acquisition Partnerships in the United States and France, which are based on collections.
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     Gain on resolution of Portfolio Assets.  Proceeds from the resolution of
Portfolio Assets decreased by 27% to $14.4 million in 2000 from $19.6 million in 1999. The net gain on resolution of Portfolio Assets decreased by 23% to $3.1 million in 2000 from $4.1 million in 1999 as the result of decreased proceeds. The weighted average gross profit percentage on the resolution of Portfolio Assets in 2000 was 21.7% as compared to 20.7% in 1999.

     Gain on sale of interest in equity investments. During 1999, FirstCity sold equity investments in Acquisition Partnerships located in Japan and France for $12.3 million resulting in a gain of $2.2 million.

     Equity in earnings of Investments. Net earnings in the combined Acquisition Partnerships declined 3% to $36.8 million in 2000 compared to $37.7 million in 1999. However, Commercial Corp.'s equity earnings from Acquisition Partnerships declined 37% to $7.4 million in 2000 from $11.3 million in 1999 due to smaller equity investments in recent partnership acquisitions. Equity in earnings of servicing entities was not significant.

     Interest Income. Interest income decreased by 18% to $2.1 million in 2000 compared to $2.6 million in 1999 principally as a result of lower balances of performing portfolios throughout 2000.

     Other revenues. Other revenues decreased by 25% to $1.1 million in 2000 compared to $1.5 million in 1999 primarily due to reduced reimbursements received from co-investors in Acquisition Partnerships for due diligence costs incurred.

     Operating expenses. Operating expenses increased 14% to $17.9 million in 2000 from $15.7 million in 1999 primarily as a result of a provision for loan and impairment losses.

     Interest and fees on notes payable declined $1.0 million or 24% due to average debt declining to $32.9 million in 2000 from $49.1 million in 1999. The decline in average debt was partially offset by increased interest rates, which were 9.9% in 2000 compared to 8.8% in 1999.

     Salaries and benefits were consistent from year to year.

     The provision of $2.0 million in 2000 was related to an impairment valuation on one real estate Portfolio due to deterioration of property values and market conditions. No provision was recorded in 1999 for real estate Portfolios and in 2000 or 1999 for performing or non-performing Portfolios as the economic conditions during that period did not negatively impact FirstCity's expectation of future cash flows.

     Occupancy, data processing and other expenses increased $1.3 million or 22% from year to year due to increased operations in Mexico.

  CONSUMER LENDING

     The operating contribution of $10.4 million in 2000 increased by $4.7 million or 84% compared with 1999 due principally to the sale of 49% of FirstCity's equity interest in its automobile finance operation.

     Service fees. Service fee income declined $1.2 million or 22% due to the sale of 49% of FirstCity's equity interest in the automobile finance operation.

     Equity in earnings of investments. As a result of the sale of interest in the automobile finance operation, FirstCity's interest in the net operations of Drive was recorded (since August 1, 2000) as equity in earnings of investments of $2.2 million. First City's share of earnings from a $100 million securitization by Drive was $1.8 million.

     Interest income. Interest income on consumer loans declined $4.9 million or 28% due to the sale of 49% of FirstCity's equity interest in its automobile finance operation.

     Gain on sale of automobile loans. A gain of $2.8 million or 6.9% resulted from the securitization of automobile loans totaling $41 million in 2000 as compared to $10.3 million or 6.6% on the sale of $156 million in automobile loans in 1999.

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     Gain on sale of interest in subsidiary.  A gain of $8.1 million was recorded in the third quarter of 2000 as a result of the sale of 49% of FirstCity's equity interest in its automobile finance operation.

     Operating expenses. Operating expenses decreased $8.0 million or 29% due to the sale of 49% of FirstCity's equity interest in its automobile finance operation.

  OTHER ITEMS AFFECTING OPERATIONS

     The following items affect FirstCity's overall results of operations and are not directly related to any one of FirstCity's businesses discussed above.

     Corporate overhead. Company level interest expense increased by 25% to $12.2 million in 2000 from $9.7 million in 1999 as a result of higher volumes of debt associated with the equity required to purchase Portfolio Assets, equity interests in Acquisition Partnerships and capital support to operating subsidiaries and discontinued operations. Other corporate overhead increased $0.5 million or 7% due primarily to increased amortization of certain intangible assets.

     Income taxes. FirstCity recorded a deferred tax provision of $7.0 million in 2000 and $4.9 million in 1999 due to revisions of projections of future taxable income.

SECOND QUARTER 2002 COMPARED TO SECOND QUARTER 2001

     FirstCity reported earnings from continuing operations of $4.2 million in the second quarter of 2002. Net earnings to common stockholders were $2.1 million in the second quarter of 2002 compared to $2.2 million in the second quarter of 2001. On a per share basis, basic and diluted net earnings attributable to common stockholders were $.25 in the second quarter of 2002 compared to $.27 in the second quarter of 2001. During the second quarter of 2002, FirstCity recorded $.7 million of gains on early debt extinguishments, which are included in other income in the consolidated statements of operations.

  PORTFOLIO ASSET ACQUISITION AND RESOLUTION

     The operating contribution of $6.0 million in the second quarter of 2002 increased by $4.6 million, or 334%, compared with the second quarter of 2001 primarily a result of increased servicing fee revenues, a gain on sale of equity investments and reduced provisions for loan and impairment losses. Commercial Corp. purchased $52 million of Portfolio Assets during the second quarter of 2002 through the Acquisition Partnerships, compared to $33 million in acquisitions in the second quarter of 2001. Commercial Corp.'s investment in these acquisitions was $3.7 million and $4.9 million in the second quarter of 2002 and 2001, respectively. There were no purchases of wholly owned Portfolio Assets during either period. Commercial Corp.'s quarter end investment in wholly owned Portfolio Assets decreased to $11.6 million from $23.0 million at June 30, 2002 and 2001, respectively, with regular collections from those Portfolios and provisions recorded in 2001.

     Servicing fee revenues. Servicing fee revenues increased by 30% to $4.2 million in the second quarter of 2002 from $3.2 million in the second quarter of 2001 primarily as a result of increased collections in domestic Acquisition Partnerships. In June 2002, three domestic Acquisition Partnerships completed a bulk loan sale of performing and non-performing Portfolio Assets with a carrying value of $59 million for proceeds of $71 million. As a result of the sale, FirstCity recorded servicing fee revenues of $.9 million.

     Gain on resolution of Portfolio Assets. Proceeds from the resolution of Portfolio Assets increased by 22% to $1.7 million in the second quarter of 2002 from $1.4 million in the second quarter of 2001. The net gain on resolution of Portfolio Assets increased from $.2 million in the second quarter of 2001 to $.5 million in the second quarter of 2002. The weighted average gross profit percentage on the resolution of Portfolio Assets in the second quarter of 2002 was 27% as compared to 16% in the second quarter of 2001.

     Equity in earnings of investments. Commercial Corp.'s equity in earnings of Acquisition Partnerships decreased 10% to $3.2 million in the second quarter of 2002 compared to $3.5 million in the second quarter of 2001. The Acquisition Partnerships reflected a net loss of $10.2 million in the second quarter of 2002

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compared to net earnings of $16.6 million in the second quarter of 2001. The net loss in the second quarter of 2002 resulted from approximately $16 million of foreign currency losses recorded in certain Mexico Partnerships. The exchange rate for the Peso increased from 9.0 at March 31, 2002 to 10.0 at June 30, 2002. As a result of these losses, FirstCity recorded equity in losses from the Mexico Acquisition Partnerships of $1.9 million for the second quarter of 2002 of which $1.1 was attributable to the foreign currency losses. Equity earnings in domestic Acquisition Partnerships increased $2.2 million or 92% due to the bulk loan sale completed by three domestic Acquisition Partnerships. This sale generated a combined net gain on resolution of Portfolio Assets of $12.0 million. See Note 7 of FirstCity's consolidated financial statements for a comparison of earnings of the Acquisition Partnerships and equity in earnings of the Acquisition Partnerships summarized by geographic region. Equity in earnings of servicing entities was flat year to year.

     Interest income. Interest income was flat from the second quarter of 2001 to the second quarter of 2002.

     Gain on sale of interest in equity investments. In May 2002, FirstCity sold its investment in eight French Acquisition Partnerships for $3.4 million resulting in a gain of $1.8 million.

     Operating expenses. Operating expenses decreased $1.4 million or 19%, primarily as a result of decreased provisions for loan and impairment losses.

     Interest and fees on notes payable decreased $.3 million or 28% due to average debt for the quarter decreasing to $34.9 million in the second quarter of 2002 from $46.0 million in the second quarter of 2001. Also, the average cost of borrowing decreased from 9.36% in the second quarter of 2001 to 8.92% in the second quarter of 2002.

     Salaries and benefits increased to $2.7 million, or 33%, due to increased servicing personnel in Mexico. Total personnel within the Portfolio Asset acquisition and resolution segment increased from 114 to 160 at June 30, 2001 and 2002, respectively, with the personnel in Mexico increasing from 33 to 75.

     The provision for loan and impairment losses totaled $1.5 million in the second quarter of 2001 and is primarily attributed to write-downs of $1.1 million in estimated future collections of two non-performing Portfolios. Also, FirstCity recorded permanent valuation impairments of $.4 million on one real estate Portfolio.

     In the second quarter of 2001, provisions of $1.1 million in two non-performing Portfolios were recorded as estimated future collections were reduced primarily due to FirstCity accepting discounted payoffs in lieu of extended payouts. Minimal provisions were recorded in the second quarter of 2002 for performing or non-performing Portfolios as the economic conditions during that period did not negatively impact FirstCity's expectation of future cash flows. Impairment on both performing and non-performing Portfolio Assets is measured based on the present value of the expected future cash flows in the aggregate discounted at the loans' risk adjusted rates, which approximates the effective interest rates, or the fair value of the collateral, less estimated selling costs, if any loans are collateral dependent and foreclosure is probable. The expected future cash flows are reviewed monthly and adjusted as deemed necessary. Changes in various factors including, but not limited to, economic conditions, deterioration of collateral values, deterioration in the borrowers financial condition and other conditions described in the risk factors discussed later in this document, could have a negative impact on the estimated future cash flows of the Portfolio. Significant decreases in estimated future cash flows can reduce a Portfolio's present value to below FirstCity's carrying value of that Portfolio, causing impairment.

     FirstCity recorded permanent valuation impairments of $.4 million in the second quarter of 2001 on one real estate Portfolio due to deterioration of property values and market conditions, as well as additional expected disposal costs. For real estate Portfolios, the evaluation of impairment is determined quarterly based on the review of the estimated future cash receipts less estimated costs to sell, which represents the net realizable value of the real estate Portfolio. A valuation allowance is established for any impairment identified through provisions charged to operations in the period the impairment is identified.

     Impairment on loans receivable from Acquisition Partnerships is measured quarterly based on the present value of the expected future cash flows discounted at the loans' contractual rates. Principally all of the loans

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receivable are from certain Acquisition Partnerships located in Mexico. The cash flows used to pay down these loans come from collections received on non-performing Portfolio Assets owned by the Acquisition Partnerships. The estimated future cashflows of Portfolio Assets owned by Acquisition Partnerships are reviewed in a similar manner to Portfolio Assets owned by FirstCity. No impairment was required in the second quarter of 2002 or 2001 as the estimated future cash flows from the underlying Portfolio Assets of the Acquisition Partnerships supported the pay-down of the loans receivable from Acquisition Partnerships.

     Occupancy, data processing and other expenses decreased $.3 million or 10% due primarily to certain subservice fees incurred on the Acquisition Partnerships in Mexico, which were paid by FirstCity in the second quarter of 2001. In the second quarter of 2002, these subservice fees are paid directly by the Acquisition Partnerships.

  CONSUMER LENDING

     The operating contribution for the second quarter of 2002 was $.4 million compared to $5.1 million during the second quarter of 2001 (including a $.3 million cumulative effect of accounting change). In the second quarter of 2001, the contribution resulted primarily from equity earnings of $6.7 million from Drive, which completed a securitization of $286 million in retail installment contracts for a net gain of $26.1 million. Drive did not complete a securitization during the second quarter of 2002.

  OTHER ITEMS AFFECTING OPERATIONS

     The following items affect FirstCity's overall results of operations and are not directly related to any one of FirstCity's businesses discussed above.

     Corporate overhead. Company level interest expense decreased by 31% to $.8 million in the second quarter of 2002 from $1.2 million in the second quarter of 2001 as a result of reduced interest rates. Other corporate overhead expenses were flat from year to year.

     Income taxes. Federal income taxes are provided at a 35% rate applied to taxable income or loss and are offset by NOLs that FirstCity believes are available. The tax benefit of the NOLs is recorded in the period during which the benefit is realized. FirstCity recorded no deferred tax provision in the second quarters of 2002 and 2001.

     Discontinued Operations. FirstCity recorded a provision of $1.5 million in the second quarter of 2002 and $1.0 million in 2001 for additional losses from discontinued operations. The additional provisions primarily relate to a decrease in the estimated future gross cash receipts on residual interests in securitizations. These securities are in "run-off," and FirstCity is contractually obligated to service these assets. The assumptions used in the valuation model consider both industry as well as FirstCity's historical experience. The decrease in the estimated future gross cash receipts is a result of the actual losses exceeding the losses projected by the valuation model. As the securities "run off," assumptions are reviewed in light of historical evidence in revising the prospective results of the model. These revised assumptions could potentially result in either an increase or decrease in the estimated cash receipts. An additional provision is booked based on the output of the valuation model if deemed necessary.

FIRST SIX MONTHS OF 2002 COMPARED TO FIRST SIX MONTHS OF 2001

     FirstCity reported earnings from continuing operations of $3.4 million in the first six months of 2002. Net earnings to common stockholders were $84 thousand in the first six months of 2002 compared to $3.2 million in the first six months of 2001. On a per share basis, basic and diluted net earnings attributable to common stockholders were $.01 in 2002 compared to $.38 for the first six months of 2001. During the second quarter of 2002, FirstCity recorded $.7 million of gains on early debt extinguishments, which are included in other income in the consolidated statements of operations.

  PORTFOLIO ASSET ACQUISITION AND RESOLUTION

     The operating contribution of $8.3 million in the first six months of 2002 increased by $1.2 million, or 17%, compared with the first six months of 2001. Commercial Corp. purchased $77 million of Portfolio Assets during 2002 through the Acquisition Partnerships, compared to $120 million in acquisitions in the first six months of 2001. Commercial Corp.'s investment in these acquisitions was $9.1 million and $13.3 million in the first six months of 2002 and 2001, respectively. There were no purchases of wholly owned Portfolio Assets during either period. Commercial Corp.'s quarter end investment in wholly owned Portfolio Assets decreased to $11.6 million in the second quarter of 2002 from $23.0 million in the second quarter of 2001 with regular collections from those Portfolios.

     Servicing fee revenues. Servicing fee revenues increased by 13% to $6.4 million in 2002 from $5.7 million in 2001 primarily as a result of increased collections in domestic Acquisition Partnerships. In June 2002, three domestic Acquisition Partnerships completed a bulk loan sale of performing and non-performing Portfolio Assets with a carrying value of $59 million for proceeds of $71 million. As a result of the sale, FirstCity recorded servicing fee revenues of $.9 million.

     Gain on resolution of Portfolio Assets. The net gain on resolution of Portfolio Assets increased by 62% to $.7 million in 2002 from $.4 million in 2001. Proceeds from the resolution of Portfolio Assets decreased by 26% to $2.4 million in 2002 from $3.2 million in 2001. The weighted average gross profit percentage on the resolution of Portfolio Assets in 2002 was 29% as compared to 13% in 2001.

     Equity in earnings of investments. Commercial Corp.'s equity in earnings of Acquisition Partnerships decreased 16% to $5.6 million in the first six months of 2002 compared to $6.7 million in the first six months of 2001. The Acquisition Partnerships reflected a net loss of $1.9 million in the first six months of 2002 compared to net earnings of $11.5 million in the first six months of 2001. The net loss in the first six months of 2002 resulted from approximately $10 million of foreign currency losses recorded in certain Mexico Partnerships. The exchange rate for the Peso increased from 9.1 at December 31, 2001 to 10.0 at June 30, 2002. As a result of these losses, FirstCity recorded equity in losses from the Mexico Acquisition Partnerships of $1.9 million for the first six months of 2002 of which $1.1 million was attributable to foreign currency losses. Equity earnings in domestic Acquisition Partnerships increased $1.0 million or 18% primarily due to the bulk loan sale completed by three domestic Acquisition Partnerships. This sale generated a combined net gain on resolution of Portfolio Assets of $12.0 million. See Note 7 of FirstCity's consolidated financial statements for a comparison of earnings of the Acquisition Partnerships and equity in earnings of the Acquisition Partnerships summarized by geographic region. Equity in earnings of servicing entities was $.7 million in 2002, as compared to $1.0 million in the first six months of 2001.

     Interest income. Interest income was flat from the first six months of 2001 to the first six months of 2002.

     Gain on sale of interest in equity investments. In the first six months of 2002, FirstCity sold its investment in eight French Acquisition Partnerships for $3.4 million resulting in a gain of $1.8 million. In the first six months of 2001, FirstCity sold a portion of its equity investment in a domestic Acquisition Partnership for $7.0 million resulting in a gain of $3.1 million.

     Operating expenses. Operating expenses decreased $2.4 million or 19%, primarily as a result of provisions for impairment on Portfolio Assets recorded in the first six months of 2001.

     Interest and fees on notes payable decreased $.6 million or 29% due to average debt decreasing to $36.1 million in the first six months of 2002 from $43.5 million in the first six months of 2001. Also, the average cost of borrowing decreased from 9.71% in the first six months of 2001 to 8.34% in the first six months of 2002.

     Salaries and benefits increased to $4.7 million, or 32%, due to increased servicing personnel in Mexico. Total personnel within the Portfolio Asset acquisition and resolution segment increased from 114 to 160 at June 30, 2001 and 2002, respectively, with the personnel in Mexico increasing from 33 to 75.

     The provision for loan and impairment losses totaled $2.1 million in the first six months of 2001 and is primarily attributed to write-downs of $1.1 million and $.5 million in estimated future collections of two non-performing Portfolios and one performing Portfolio, respectively. Also, FirstCity recorded permanent valuation impairments of $.4 million on one real estate Portfolio.

     In the first six months of 2001, provisions of $1.1 million in two non-performing Portfolios and $.5 million in one performing Portfolio were recorded as estimated future collections were reduced primarily due to FirstCity accepting discounted payoffs in lieu of extended payouts. Minimal provisions were recorded in the second quarter of 2002 for performing or non-performing Portfolios as the economic conditions during that period did not negatively impact FirstCity's expectation of future cash flows.

     FirstCity recorded permanent valuation impairments of $.4 million in the first six months of 2001 on one real estate Portfolio due to deterioration of property values and market conditions, as well as additional expected disposal costs.

     Occupancy, data processing and other expenses decreased $1.0 million or 18% due primarily to certain subservice fees incurred on the Acquisition Partnerships in Mexico, which were paid by FirstCity in the first six months of 2001. In the first six months of 2002, these subservice fees are paid directly by the Acquisition Partnerships.

  CONSUMER LENDING

     The operating loss for the first six months of 2002 was $.7 million compared to earnings of $3.6 million during the first six months of 2001 (including a $.3 million cumulative effect of accounting change). In 2001, the contribution resulted primarily from equity earnings of $4.8 million from Drive, which completed a securitization of $286 million in retail installment contracts for a net gain of $26.1 million. Drive did not complete a securitization during 2002.

  OTHER ITEMS AFFECTING OPERATIONS

     The following items affect FirstCity's overall results of operations and are not directly related to any one of FirstCity's businesses discussed above.

     Corporate overhead. Company level interest expense decreased by 37% to $1.7 million in the first six months of 2002 from $2.6 million in the first six months of 2001 as a result of reduced interest rates. Other corporate overhead expenses were flat from period to period.

     Income taxes. Federal income taxes are provided at a 35% rate applied to taxable income or loss and are offset by NOLs that FirstCity believes are available. The tax benefit of the NOLs is recorded in the period during which the benefit is realized. FirstCity recorded no deferred tax provision in the first six months of 2002 and 2001.

     Discontinued Operations. FirstCity recorded a provision of $2.0 million in the first six months of 2002 and $1.0 million in 2001 for additional losses from discontinued operations. The additional provisions primarily relate to a decrease in the estimated future gross cash receipts on residual interests in securitizations. These securities are in "run-off," and FirstCity is contractually obligated to service these assets. The assumptions used in the valuation model consider both industry as well as FirstCity's historical experience. The decrease in the estimated future gross cash receipts is a result of the actual losses exceeding the losses projected by the valuation model. As the securities "run off," assumptions are reviewed in light of historical evidence in revising the prospective results of the model. These revised assumptions could potentially result in either an increase or decrease in the estimated cash receipts. An additional provision is booked based on the output of the valuation model if deemed necessary.

PROPOSED RECAPITALIZATION

     In conjunction with a proposed recapitalization of FirstCity, FirstCity filed a registration statement in June 2002 with the Securities and Exchange Commission for a proposed exchange offer of its outstanding shares of New Preferred Stock.

     Upon the commencement of the exchange offer, FirstCity will offer to exchange each share of its New Preferred Stock for, at the holder's election, either:

     (1) $10.00 cash and 2 shares of FirstCity's common stock, or

     (2) $8.00 cash and 3 shares of FirstCity's common stock.

     FirstCity anticipates commencing the exchange offer promptly after its registration statement is declared effective by the Securities and Exchange Commission.

     The exchange offer is a part of a comprehensive recapitalization of FirstCity. Upon its successful completion, the recapitalization will consist of the following:


     - a non-recourse loan in the amount of $16 million by BoS(USA) to FirstCity, secured by (among other things) a 20% interest in Drive, which will provide the cash portion of the consideration of the exchange offer,


     - the exchange offer,


     - the use of the remainder of the cash proceeds from the $16 million loan by BoS(USA) described above to reduce FirstCity's debt owed to Bank of Scotland,



     - FirstCity's payment of an arrangement fee to BoS(USA) equal to 20% of all proceeds and other amounts paid to FirstCity from any sale or other disposition (regardless of when such sale or other disposition occurs) of, and of all dividends and other distributions paid to FirstCity by Drive or its general partner (regardless of when such dividend or other distribution occurs) on, its 20% interest in Drive, in each case in excess of $16 million in the aggregate,


     - FirstCity's purchase of the 20% interest in FirstCity's indirect subsidiary, FirstCity Holdings Corporation, held by the FCHC Group,


     - the refinancing of the remainder of FirstCity's debt facilities with Bank of Scotland and BoS(USA), with a total commitment by Bank of Scotland and BoS(USA) of up to $47 million to $49 million, consisting of (a) a cash flow note of up to $35 million to $37 million (with FirstCity having the option to increase the amount of the cash flow note by up to $2 million within this range, but with a corresponding decrease in the amount of the $53 million to $55 million term loan described below) and (b) a $12 million term note,



     - Bank of Scotland's providing new financing to FirstCity, with a total commitment by Bank of Scotland of up to $58 million to $60 million. The new financing will consist of (a) a $5 million revolving credit loan and
       (b) an acquisition term loan in an amount up to $53 million to $55 million. The total commitment by Bank of Scotland and BoS(USA) for the refinancing combined with the new financing will not exceed $77 million,


     - the release of FirstCity from its guaranty of $4 million of Drive's indebtedness to BoS(USA), and

     - the cancellation of BoS(USA)'s existing option to acquire a warrant to purchase 1,975,000 shares of FirstCity's non-voting common stock.


     The successful completion of the exchange offer is, or FirstCity believes will be, a condition to all of the items listed above.

     The exchange offer is subject to several conditions. The most significant conditions include:


     (1) the closing of a non-recourse loan in the amount of $16 million by BoS(USA) to FirstCity, secured by (among other things) a 20% interest in Drive, which will provide the cash proceeds of the exchange offer, and the other transactions contemplated by the recapitalization,


     (2) the tender of at least 80% of the outstanding shares of New Preferred Stock,

     (3) the effectiveness of the registration statement relating to the shares of common stock of FirstCity to be issued in connection with the exchange offer, and

     (4) the lack of any change or development involving a prospective change in or affecting FirstCity's business or financial affairs that, in the reasonable judgment of FirstCity's board of directors, would or might prohibit, restrict or delay consummation of the exchange offer or materially impair the contemplated benefits to FirstCity of the exchange offer.

     Because there are multiple conditions to the closing of the transactions contemplated by the recapitalization that are beyond the control of FirstCity, FirstCity cannot provide any assurances that these conditions will be satisfied and that the exchange offer and the recapitalization will close.

     The board of directors of FirstCity believes that, if successfully completed, the recapitalization will:

     - provide additional financing to FirstCity, enhance FirstCity's liquidity and permit it to pursue the acquisition of additional Portfolio Assets,


     - enhance FirstCity's financial position through the refinancing of FirstCity's debt facilities with Bank of Scotland and BoS(USA),


     - increase the equity of FirstCity through the elimination (or substantial reduction) of the New Preferred Stock, including accrued dividends, from FirstCity's financial statements and the release of FirstCity's guaranty of Drive's indebtedness to BoS(USA),

     - substantially eliminate FirstCity's obligation to redeem the New Preferred Stock at maturity and permit existing holders of the New Preferred Stock the opportunity to participate in the future growth of FirstCity through ownership of FirstCity's common stock,

     - align the FCHC Group's interests more closely with those of the holders of FirstCity's common stock and permit FirstCity to retain all of the returns associated with FirstCity Holdings, and

     - preserve FirstCity's NOLs.

     A registration statement relating to the shares of common stock of FirstCity to be issued in connection with the exchange offer has been filed with the Securities and Exchange Commission but has not yet become effective. Once the registration statement is declared effective the exchange offer will commence and appropriate documents will be mailed to holders of the New Preferred Stock.

ANALYSIS OF REVENUES AND EXPENSES

  QUARTER ENDED JUNE 30, 2002

     FirstCity reported earnings from continuing operations for the quarter ended June 30, 2002 of $4.2 million. After recording a loss from discontinued operations and accrued and unpaid dividends on the New Preferred Stock, net earnings to common stockholders was $2.1 million or $.25 per share on a basic and diluted basis.

                                                         THREE MONTHS ENDED    SIX MONTHS ENDED
                                                              JUNE 30,             JUNE 30,
                                                         -------------------   -----------------
                                                           2002       2001      2002      2001
                                                         --------   --------   -------   -------
Portfolio Asset Acquisition and Resolution.............  $ 5,982    $ 1,378    $ 8,313   $ 7,077
Consumer...............................................      395      5,422       (686)    3,899
Corporate interest.....................................     (847)    (1,236)    (1,669)   (2,643)
Corporate overhead.....................................   (1,328)    (1,396)    (2,590)   (2,540)
Cumulative effect of accounting change.................       --       (304)        --      (304)
                                                         -------    -------    -------   -------
  Earnings from continuing operations..................    4,202      3,864      3,368     5,489
Accrued preferred dividends............................     (642)      (642)    (1,284)   (1,284)
Loss from discontinued operations......................   (1,500)    (1,000)    (2,000)   (1,000)
                                                         -------    -------    -------   -------
  Net earnings to common shareholders..................  $ 2,060    $ 2,222    $    84   $ 3,205
                                                         =======    =======    =======   =======

  YEAR ENDED DECEMBER 31, 2001

     FirstCity reported a net loss to common stockholders for 2001 of $5.6 million. As a result of the sale of interest in the automobile finance operation, the net operations of Drive have been recorded (since August 1, 2000) as equity in earnings of investments.

     The following table summarizes the revenues and expenses of each of FirstCity's business segments and presents the contribution that each business makes to FirstCity's operating margin.

                       ANALYSIS OF REVENUES AND EXPENSES

                                                               YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------
                                                          2001         2000           1999
                                                       ----------   -----------   ------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
PORTFOLIO ASSET ACQUISITION AND RESOLUTION:
  Revenues:
     Servicing fees..................................   $ 9,580      $  7,555      $   3,850
     Gain on resolution of Portfolio Assets..........     1,049         3,120          4,054
     Gain on sale of interest in equity
       investments...................................     3,316            --          2,163
     Equity in earnings of investments...............    10,771         7,369         11,318
     Interest income.................................     5,847         2,143          2,610
     Other...........................................     1,190         1,129          1,502
                                                        -------      --------      ---------
          Total......................................    31,753        21,316         25,497
Expenses:
  Interest and fees on notes payable.................     4,128         3,266          4,308
  Salaries and benefits..............................     7,679         5,531          5,542
  Provision for loan and impairment losses...........     3,277         1,971             --
  Occupancy, data processing and other...............     8,857         7,083          5,818
                                                        -------      --------      ---------
          Total......................................    23,941        17,851         15,668
                                                        -------      --------      ---------
  Operating contribution before direct taxes.........   $ 7,812      $  3,465      $   9,829
                                                        =======      ========      =========
  Operating contribution, net of direct taxes........   $ 7,713      $  3,354      $   9,743
                                                        =======      ========      =========

                                                               YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------
                                                          2001         2000           1999
                                                       ----------   -----------   ------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSUMER LENDING:
  Revenues:
     Servicing fees..................................   $    --      $  3,887      $   5,086
     Equity in earnings of investments...............     5,923         2,223             --
     Interest income.................................         5        12,882         17,787
     Gain on sale of automobile loans................        --         2,836         10,280
     Gain on sale of interest in subsidiary..........        --         8,091             --
     Other...........................................         9            71            171
                                                        -------      --------      ---------
          Total......................................     5,937        29,990         33,324
                                                        -------      --------      ---------
  Expenses:
     Interest and fees on notes payable..............        --         3,217          4,730
     Salaries and benefits...........................        --         7,277          8,053
     Provision for loan and impairment losses........        --         2,420          4,302
     Occupancy, data processing and other............     1,473         6,706         10,539
                                                        -------      --------      ---------
          Total......................................     1,473        19,620         27,624
                                                        -------      --------      ---------
  Operating contribution before direct taxes.........   $ 4,464      $ 10,370      $   5,700
                                                        =======      ========      =========
  Operating contribution, net of direct taxes........   $ 4,448      $ 10,362      $   5,635
                                                        =======      ========      =========
  Total operating contribution, net of direct
     taxes...........................................   $12,161      $ 13,716      $  15,378
                                                        =======      ========      =========
CORPORATE OVERHEAD:
  Other revenue......................................   $    75      $  1,703      $     107
  Corporate interest expense.........................    (4,649)      (12,175)        (9,716)
  Salaries and benefits, occupancy, professional and
     other expenses..................................    (5,416)       (7,144)        (6,688)
  Deferred tax valuation allowance...................        --        (7,000)        (4,900)
                                                        -------      --------      ---------
  Earnings (loss) from continuing operations.........     2,171       (10,900)        (5,819)
  Loss from discontinued operations..................    (5,200)       (5,000)      (102,337)
                                                        -------      --------      ---------
  Net loss...........................................    (3,029)      (15,900)      (108,156)
  Preferred dividends................................    (2,568)       (2,568)        (2,568)
                                                        -------      --------      ---------
  Net loss to common stockholders....................   $(5,597)     $(18,468)     $(110,724)
                                                        =======      ========      =========
SHARE DATA:
  Basic and diluted earnings (loss) per common share
     are as follows:
     Loss from continuing operations before
       accounting change per common share............   $ (0.01)     $  (1.61)     $   (0.92)
     Discontinued operations per common share........     (0.62)        (0.60)        (12.32)
     Cumulative effect of accounting change..........     (0.04)           --          (0.09)
     Extraordinary gain..............................        --          0.10             --
     Net loss per common share.......................   $ (0.67)     $  (2.21)     $  (13.33)
     Weighted average common shares outstanding......     8,374         8,351          8,307

PORTFOLIO ASSET ACQUISITION AND RESOLUTION

QUARTER ENDED JUNE 30, 2002

     Aggregate acquisitions by FirstCity are as follows (dollars in thousands):

                                                              PURCHASE   FIRSTCITY
                                                               PRICE     INVESTMENT
                                                              --------   ----------
First Six Months 2002.......................................  $ 76,648    $ 9,113
Total 2001..................................................   224,927     24,319
Total 2000..................................................   394,927     22,140
Total 1999..................................................   210,799     11,203
Total 1998..................................................   139,691     28,478

     The following table presents selected information regarding the revenues and expenses of FirstCity's Portfolio Asset acquisition and resolution business:

                   ANALYSIS OF SELECTED REVENUES AND EXPENSES
                   PORTFOLIO ASSET ACQUISITION AND RESOLUTION

                                                      THREE MONTHS ENDED    SIX MONTHS ENDED
                                                           JUNE 30,             JUNE 30,
                                                      ------------------   -------------------
                                                        2002      2001       2002       2001
                                                      --------   -------   --------   --------
INCOME FROM PORTFOLIO ASSETS AND LOANS RECEIVABLE:
  Average investment in Portfolio Assets and loans
     receivable:
     Domestic.......................................  $ 13,662   $26,643   $ 14,167   $ 28,474
     Mexico.........................................    21,178    16,746     20,022     14,893
                                                      --------   -------   --------   --------
       Total........................................  $ 34,840   $43,389   $ 34,189   $ 43,367
                                                      ========   =======   ========   ========
  Income from Portfolio Assets and loans receivable:
     Domestic.......................................  $    748   $   724   $  1,284   $  1,469
     Mexico.........................................     1,021       840      2,006      1,481
                                                      --------   -------   --------   --------
       Total........................................  $  1,769   $ 1,564   $  3,290   $  2,950
                                                      ========   =======   ========   ========
  Average return (annualized):
     Domestic.......................................     21.90%    10.87%     18.13%     10.32%
     Mexico.........................................     19.28%    20.06%     20.04%     19.89%
       Total........................................     20.31%    14.42%     19.25%     13.60%
SERVICING FEE REVENUES:
  Domestic partnerships:
     $ Collected....................................  $104,388   $31,999   $136,211   $ 65,942
     Servicing fee revenue..........................     2,333       952      3,150      1,839
     Average servicing fee %........................      2.23%     2.98%      2.31%      2.79%
  Mexico partnerships:
     $ Collected....................................  $ 29,156   $28,512   $ 48,350   $ 64,421
     Servicing fee revenue..........................     1,632     2,077      2,986      3,421
     Average servicing fee %........................      5.60%     7.28%      6.18%      5.31%
  Incentive service fees............................  $    205   $   175   $    256   $    409
  Total Service Fees:
     $ Collected....................................  $133,544   $60,511   $184,561   $130,363
     Servicing fee revenue..........................     4,170     3,204      6,392      5,669
     Average servicing fee %........................      3.12%     5.29%      3.46%      4.35%
PERSONNEL:
Personnel expenses..................................  $  2,676   $ 2,014   $  4,677   $  3,534
  Number of personnel (at period end):
     Production.....................................        25        27
     Servicing......................................       135        87
INTEREST EXPENSE:
  Average debt......................................  $ 34,880   $45,985   $ 36,057   $ 43,484
  Interest expense..................................       778     1,076      1,504      2,111
  Average cost (annualized).........................      8.92%     9.36%      8.34%      9.71%

     The following table presents selected information regarding the revenues and expenses of the Acquisition Partnerships:

                   ANALYSIS OF SELECTED REVENUES AND EXPENSES
                            ACQUISITION PARTNERSHIPS

                                                        THREE MONTHS ENDED   SIX MONTHS ENDED
                                                             JUNE 30,            JUNE 30,
                                                        ------------------   -----------------
                                                          2002      2001      2002      2001
                                                        --------   -------   -------   -------
Revenues:
  Gain on resolution of Portfolio Assets..............  $ 33,906   $25,029   $52,683   $55,287
  Gross profit percentage on resolution of Portfolio
     Assets...........................................     25.63%    43.26%    30.17%    46.21%
  Interest income.....................................  $  4,185   $ 7,665   $ 9,262   $12,692
  Other income........................................       619       939     1,230     1,718
Interest expense(1):
  Interest expense....................................  $ 16,623   $16,774   $33,799   $35,224
  Average cost (annualized)...........................     15.35%    14.17%    15.44%    15.02%
Other expenses:
  Service fees........................................     7,487     3,401    11,072     6,319
  Other operating costs...............................     4,519     4,461     7,542     9,550
     Income taxes.....................................     4,206     6,847     2,627    14,492
     Foreign currency loss (gain).....................    16,080   (14,462)   10,020    (7,398)
                                                        --------   -------   -------   -------
       Total other expenses...........................    32,292       247    31,261    22,963
                                                        --------   -------   -------   -------
       Net earnings (loss)............................  $(10,205)  $16,612   $(1,885)  $11,510
                                                        ========   =======   =======   =======
Equity in earnings of Acquisition Partnerships........  $  3,181   $ 3,542   $ 5,582   $ 6,667
Equity in earnings of Servicing Entities..............       261       157       680       986
                                                        --------   -------   -------   -------
                                                        $  3,442   $ 3,699   $ 6,262   $ 7,653
                                                        ========   =======   =======   =======

---------------

(1) Interest expense includes interest on loans to the Acquisition Partnerships located in Mexico from affiliates of the investor groups. The rates on these loans range from 19% to 20%. The average cost on debt excluding the Mexican Acquisition Partnerships was 6.86% and 8.67% for the three months ended June 30, 2002 and 2001, respectively and 6.38% and 8.37% for the six months ended June 30, 2002 and 2001, respectively.

YEAR ENDED DECEMBER 31, 2001

     In 2001 FirstCity invested in excess of $24 million in portfolios acquired through Acquisition Partnerships. Acquisitions by FirstCity over the last five years are summarized as follows:

                                                                         FIRSTCITY
                                                              PURCHASE   INVESTED
                                                               PRICE      EQUITY
                                                              --------   ---------
                                                                 (IN THOUSANDS)
1st Quarter.................................................  $ 87,407    $ 8,418
2nd Quarter.................................................    33,013      4,885
3rd Quarter.................................................    52,478      5,248
4th Quarter.................................................    52,029      5,768
                                                              --------    -------
  Total 2001................................................  $224,927    $24,319
  Total 2000................................................  $394,927    $22,140
  Total 1999................................................  $210,799    $11,203
  Total 1998................................................  $139,691    $28,478
  Total 1997................................................  $183,229    $37,109

     As shown above, portfolio acquisitions were 43% less this year than in 2000. Due to improved liquidity and funding available to this business line, however, FirstCity was able to invest more equity in the Portfolios. FirstCity's profit contribution increased from $3.4 million in 2000 to $7.7 million in 2001.

     FirstCity believes that prospects for investment in distressed assets in 2002 continue to be positive. The current economic conditions have caused the level of non-performing assets on the balance sheets of U.S. lenders to increase dramatically. In the foreign markets, the availability of distressed assets in France and Mexico remains strong. FirstCity is looking to expand its franchise base into Central and South America as well as other parts of Europe. To capitalize on these opportunities FirstCity has recently implemented a new marketing program, with staff dedicated to identification of new opportunities to explore, both on a bid and negotiated basis.

     Revenues with respect to FirstCity's Portfolio Asset Acquisition and Resolution segment consist primarily of (i) servicing fees from Acquisition Partnerships for the servicing activities performed related to the assets held in the Acquisition Partnerships, (ii) equity in earnings of affiliated Acquisition Partnerships and servicing entities, (iii) interest income on performing Portfolio Assets and loans receivable, and (iv) gains on disposition of assets. The following table presents selected information regarding the revenues and expenses of FirstCity's Portfolio Asset acquisition and resolution business.

                   ANALYSIS OF SELECTED REVENUES AND EXPENSES
                   PORTFOLIO ASSET ACQUISITION AND RESOLUTION

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         2001       2000       1999
                                                       --------   --------   --------
                                                           (DOLLARS IN THOUSANDS)
INCOME FROM PORTFOLIO ASSETS AND LOANS RECEIVABLE:
  Average investment in Portfolio Assets and loans
     receivable:
     Domestic........................................  $ 23,674   $ 34,498   $ 52,453
     Mexico..........................................    17,207      4,898        947
     France..........................................        --         --      1,193
                                                       --------   --------   --------
          Total......................................  $ 40,881   $ 39,396   $ 54,593
                                                       ========   ========   ========
  Income from Portfolio Assets and loans receivable:
     Domestic........................................  $  2,856   $  3,817   $  6,171
     Mexico..........................................     3,820      1,088        179
     France..........................................        --         --        101
                                                       --------   --------   --------
          Total......................................  $  6,676   $  4,905   $  6,451
                                                       ========   ========   ========
  Average return:
     Domestic........................................      12.1%      11.1%      11.8%
     Mexico..........................................      22.2%      22.2%      18.9%
     France..........................................        --         --        8.5%
          Total......................................      16.3%      12.5%      11.8%
SERVICING FEE REVENUES:
  Domestic partnerships:
     $ Collected.....................................  $126,591   $ 83,689   $ 99,136
     Servicing fee revenue...........................     3,207      2,712      2,725
     Average servicing fee %.........................       2.5%       3.2%       2.7%
  Mexico partnerships:
     $ Collected.....................................  $147,540   $ 83,931   $ 10,909
     Servicing fee revenue...........................     5,965      2,923        735
     Average servicing fee %.........................       4.0%       3.5%       6.7%
  Incentive service fees.............................  $    408   $  1,920   $    390
  Total Service Fees:
     $ Collected.....................................  $274,131   $167,620   $110,045
     Servicing fee revenue...........................     9,580      7,555      3,850
     Average servicing fee %.........................       3.5%       4.5%       3.5%
PERSONNEL:
Personnel expenses...................................  $  7,679   $  5,531   $  5,542
  Number of personnel (at period end):
     Production......................................        23         23         12
     Servicing.......................................       127         82         60
INTEREST EXPENSE:
  Average debt.......................................  $ 42,310   $ 32,878   $ 49,078
  Interest expense...................................     4,128      3,266      4,308
  Average cost.......................................       9.8%       9.9%       8.8%

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         2001       2000       1999
                                                       --------   --------   --------
                                                           (DOLLARS IN THOUSANDS)
PROVISION FOR IMPAIRMENT ON PORTFOLIO ASSETS:
  Non-performing.....................................  $  1,627   $     47   $     --
  Performing.........................................       552         --         --
  Real estate........................................     1,098      1,924         --
                                                       --------   --------   --------
                                                       $  3,277   $  1,971   $     --
                                                       ========   ========   ========

     The following table presents selected information regarding the revenues and expenses of the Acquisition Partnerships.

                   ANALYSIS OF SELECTED REVENUES AND EXPENSES
                            ACQUISITION PARTNERSHIPS

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         2001       2000       1999
                                                       --------   --------   --------
                                                           (DOLLARS IN THOUSANDS)
REVENUES:
  Gain on resolution of Portfolio Assets.............  $103,599   $ 75,788   $ 51,498
  Gross profit percentage on resolution of Portfolio
     Assets..........................................      41.6%      46.4%      40.4%
  Interest income....................................  $ 24,473   $ 18,049   $ 16,409
  Other income.......................................     2,929      2,195      2,953
INTEREST EXPENSE(1):
  Interest expense...................................    72,151     38,289     15,675
  Average debt.......................................   321,521    292,707    159,827
  Average cost (annualized)..........................      22.4%      13.1%       9.8%
OTHER EXPENSES:
  Service fees.......................................  $ 13,735   $  8,034   $  6,391
  Other operating costs..............................    22,203      8,639     10,971
  Income taxes.......................................    12,139      2,225         81
  Foreign currency transaction.......................    (3,399)     2,079         --
                                                       --------   --------   --------
     Total other expenses............................    44,678     20,977     17,443
                                                       --------   --------   --------
     Net earnings....................................  $ 14,172   $ 36,766   $ 37,742
                                                       ========   ========   ========
Equity in earnings of Acquisition Partnerships.......  $  9,742   $  7,203   $ 11,444
Equity in earnings (loss) of servicing entities......     1,029        166       (126)
                                                       --------   --------   --------
                                                       $ 10,771   $  7,369   $ 11,318
                                                       ========   ========   ========

---------------

(1) Interest expense for 2001, 2000 and 1999 includes interest on loans to the Acquisition Partnerships located in Mexico from affiliates of the investor groups. The rates on these loans range between 19% and 20%. The average cost on debt excluding the Mexican Acquisition Partnerships was 7.5%, 9.4% and 9.2% for 2001, 2000 and 1999, respectively.

CONSUMER LENDING

QUARTER ENDED JUNE 30, 2002

     The following table presents selected information regarding consumer lending:

                           ANALYSIS OF SELECTED DATA
                                CONSUMER LENDING

                                             THREE MONTHS ENDED     SIX MONTHS ENDED
                                                  JUNE 30,              JUNE 30,
                                             -------------------   -------------------
                                               2002       2001       2002       2001
                                             --------   --------   --------   --------
Retail installment contracts acquired......  $100,780   $107,890   $214,181   $230,444
Origination characteristics
  Face value to wholesale value............     99.56%    100.03%    100.46%    100.60%
  Weighted average coupon..................     21.18%     20.76%     21.06%     20.58%
  Purchase discount (% of face value)......     15.40%     15.14%     15.59%     15.23%
Servicing portfolio
  Owned....................................  $ 77,011   $ 55,718
  Securitized..............................   560,218    439,809
                                             --------   --------
  Total....................................  $637,229   $495,527
                                             ========   ========
  Owned -- number of contracts.............     7,428      4,375
  Securitized -- number of contracts.......    49,007     38,868
                                             --------   --------
  Total number of contracts................    56,435     43,243
                                             ========   ========
Defaults (% of total loans acquired).......     17.70%     14.70%
Loss on defaults (% of original loan
  balance at time of default)..............      8.43%      6.71%
Delinquencies (% of total serviced
  portfolio)...............................      6.76%      6.50%

YEAR ENDED DECEMBER 31, 2001

     As previously noted, FirstCity sold a 49% equity interest in the automobile finance operation (conducted through Drive) effective August 1, 2000. Subsequent to the sale, operating activity is recorded using the equity method of accounting. As a result, the majority of operations reported in the Consumer Lending segment are for activity prior to August 1, 2000. Therefore, period-to-period comparisons of Consumer Corp.'s results of operations may not be meaningful.

     During 2001, Drive completed securitizations of $372 million of face value of automobile receivables. FirstCity's portion of the earnings from Drive was $5.7 million. Earnings from this entity correlate closely with the timing, size and execution of securitizations of originated automobile receivables. Therefore, earnings from Drive will fluctuate on a quarterly basis. Management is encouraged with the results to date.

                           ANALYSIS OF SELECTED DATA
                                CONSUMER LENDING

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         2001       2000       1999
                                                       --------   --------   --------
                                                           (DOLLARS IN THOUSANDS)
Retail installment contracts acquired $..............  $412,760   $238,437   $186,162
Origination characteristics Face value to wholesale
  value..............................................    100.10%    100.79%    100.33%
  Weighted average coupon............................     20.65%     20.42%     19.16%
  Purchase discount (% of face value)................     15.19%     15.18%     14.33%
Servicing portfolio Owned $..........................  $ 82,798   $103,719   $ 31,571
  Securitized $......................................   472,381    253,569    227,864
  Other..............................................        --         --        475
                                                       --------   --------   --------
  Total $............................................  $555,179   $357,288   $259,910
                                                       ========   ========   ========
  Owned -- number of contracts.......................     7,416      8,096      2,360
  Securitized -- number of contracts.................    40,862     24,015     20,864
  Other -- number of contracts.......................        --         --         74
                                                       --------   --------   --------
  Total number of contracts..........................    48,278     32,111     23,298
                                                       ========   ========   ========
Defaults (% of total loans acquired).................     18.05%     15.40%     11.95%
Loss on defaults (% of original loan balance at time
  of default)........................................      8.91%      6.69%      5.18%
Delinquencies (% of total serviced portfolio)........      8.43%      9.05%      5.97%

PROVISION FOR INCOME TAXES

     FirstCity has substantial NOLs, which can be used to offset the tax liability associated with FirstCity's pre-tax earnings until the earlier of the expiration or utilization of such NOLs. FirstCity accounts for the benefit of the NOLs by recording the benefit as an asset and then establishing a valuation allowance to value the net deferred tax asset at a level, which more likely than not, will be realized. Realization is determined based on management's expectation of generating sufficient taxable income in a look forward period over the next four years. The ultimate realization of the resulting net deferred tax asset is dependent upon generating sufficient taxable income from its continuing operations prior to expiration of the NOLs. Although realization is not assured, management believes it is more likely than not that all of the recorded deferred tax asset, net of the allowance, will be realized. The amount of the deferred tax asset considered realizable, however, could be adjusted in the future if estimates of future taxable income during the carryforward period change. The ability of FirstCity to realize the deferred tax asset is periodically reviewed and the valuation allowance is adjusted accordingly.

LIQUIDITY AND CAPITAL RESOURCES

     Generally, FirstCity requires liquidity to fund its operations, working capital, payment of debt, equity for acquisition of Portfolio Assets, investments in and advances to the Acquisition Partnerships and other investments by FirstCity. The potential sources of liquidity are funds generated from operations, equity distributions from the Acquisition Partnerships, funds generated from investments, interest and principal payments on subordinated intercompany debt, dividends from FirstCity's subsidiaries, short-term borrowings from revolving lines of credit, proceeds from equity market transactions and securitizations and other structured finance transactions and other special purpose short-term borrowings.

     BoS(USA) has an option to acquire a warrant for 1,975,000 shares of FirstCity's non-voting Common Stock; the option can be exercised after October 31, 2002 if FirstCity's $12 million Term Loan B owed to BoS(USA) and Bank of Scotland remains outstanding, but not prior to that date. The strike price is $2.3125 per share. In the event that prior to October 31, 2002 FirstCity either (a) refinances the $12 million Term Loan B with subordinated debt, or (b) pays off the balance of Term Loan B from proceeds of an equity offering, then the option to acquire a warrant for 1,975,000 shares of non-voting Common Stock will terminate. BoS(USA) and FirstCity have entered into several amendments to this option to acquire a warrant for 1,975,000 shares extending the exercise date from its initial exercise date of August 31, 2001. The most recent amendment extended the date from June 30, 2002 to October 31, 2002 to allow FirstCity additional time to pursue the proposed recapitalization described above. Under the terms of the proposed recapitalization, the option would be cancelled.

     BoS(USA) also has a warrant to purchase 425,000 shares of FirstCity's voting Common Stock at $2.3125 per share. In the event that Term Loan B is terminated prior to October 31, 2002 through a transaction involving the issuance of warrants, BoS(USA) is entitled to additional warrants in connection with this existing warrant for 425,000 shares to retain its ability to acquire approximately 4.86% of FirstCity's voting Common Stock. BoS(USA) and FirstCity have also amended the warrant to extend the exercise date from its initial exercise date of August 31, 2001 to correspond to the extension of the initial exercise date of the option described in the preceding paragraph. The most recent amendment extended the date from June 30, 2002 to October 31, 2002, consistent with the amended exercise date of the option as discussed above.

     Currently, FirstCity has approximately 1.2 million shares of New Preferred Stock outstanding with accrued and unpaid dividends of approximately $7.7 million. FirstCity's Term Loan B, which resulted from the corporate debt restructure completed in August 2000, restricts the payment of dividends on these shares until it is repaid in full. Given the continued high debt levels of FirstCity, and management's priority of assuring adequate levels of liquidity, FirstCity does not anticipate that dividends on shares of New Preferred Stock will be paid in 2002. FirstCity believes that the proposed recapitalization plan described above will, if implemented, substantially reduce the number of outstanding shares of New Preferred Stock and the corresponding accrued dividends on the New Preferred Stock, along with eliminating the option of BoS(USA) to acquire a warrant to purchase 1,975,000 shares.

     The Portfolio Asset acquisition and resolution group of FirstCity has a $35 million loan facility (increased from $30 million in August 2002) with CFSC Capital Corp. XXX, a subsidiary of Cargill. This facility is being used exclusively to provide equity in new Portfolio acquisitions in partnerships with Cargill and its affiliates. At June 30, 2002, approximately $25 million was outstanding under this facility.

     Drive has a warehouse line of credit with BoS(USA), which provides borrowings up to $200 million (increased from $150 million in May 2002). Drive's obligation under this arrangement at June 30, 2002 was $172 million. The debt is secured by Drive's retail installment contracts and has been extended to July 2003.

     In September 2001, Drive entered into a warehouse line of credit agreement with Variable Funding Capital Corporation, a subsidiary of First Union National Bank, which provides borrowings up to $100 million. Drive's obligation under the arrangement at June 30, 2002 was $69 million. The debt is secured by Drive's retail installment contracts and terminates on September 5, 2002. FirstCity has not guaranteed and is not otherwise liable for this indebtedness.

     FirstCity and each of its major operating subsidiaries have entered into one or more credit facilities to finance their respective operations. Each of the operating subsidiary credit facilities is nonrecourse to FirstCity. FirstCity has agreed to indemnify BoS(USA) for up to 31% of losses, which might arise as a result of agreements BoS(USA) executed as a sponsor in connection with the securitizations completed by Drive. FirstCity also agreed to provide support in connection with securitizations by Consumer Corp. and Drive prior to the acquisition by BoS(USA) of the interest in Drive in August 2000. FirstCity has also provided a guaranty limited to a maximum amount of up to $4 million of a $60 million term loan from BoS(USA) to Drive ($21 million outstanding balance as of June 30, 2002).

     On April 29, 2002, BoS(USA) provided a commitment to fund up to $5 million on a Term Loan E to FirstCity to allow FirstCity to purchase existing debt under a term credit facility at a purchase price not to exceed 85% of the unpaid principal balance. Term Loan E, secured by assets of FirstCity, provides for an interest rate of LIBOR plus 6% and matures on March 31, 2004. At June 30, 2002, advances of $2.8 million have been made on this loan and used to purchase existing debt with a balance of $3.5 million, resulting in a gain of $.7 million on early extinguishment of debt included in other income in the consolidated statements of operations. Bosque Asset Corp., a wholly-owned subsidiary of FirstCity ("Bosque"), issued the original notes pursuant to a Note Agreement dated June 6, 1997 in connection with its acquisition of approximately 1,500 loans. A security interest in the acquired loans was granted by Bosque to Banker's Trust Company of California, N.A., as trustee for the noteholders. The notes issued by Bosque matured according to the original terms on June 5, 2002. FirstCity has not guaranteed payment or performance of Bosque under the notes or the Note Agreement. As of June 30, 2002, FirstCity has acquired notes issued under the Note Agreement that represent 57.94% or $3.4 million of the aggregate outstanding principal balances of the notes under the Note Agreement. The notes acquired by FirstCity were purchased at eighty percent (80%) of the outstanding principal balance of the notes. As of June 30, 2002, the aggregate balance of the outstanding notes held by persons unrelated to FirstCity was $2.5 million. The current trustee under the Note Agreement has not taken any action related to the maturity of the notes. The collections from the notes continue to be distributed to the noteholders, including FirstCity, under the terms of the matured loan facility. Collections for the month of June 2002 resulted in a principal payment of $1.0 million on July 5, 2002, of which $.6 million was paid to FirstCity and $.4 million was paid to noteholders unrelated to FirstCity. As of August 5, 2002, the aggregate outstanding principal balance of the notes under the Note Agreement was $4.9 million, of which $2.8 million was held by FirstCity and $2.1 million was held by persons unrelated to FirstCity. FirstCity intends to purchase the notes held by unrelated persons or to obtain their consent to the extension of maturity date for the notes under the Note Agreement.

     FirstCity has a revolving line of credit facility with BoS(USA) used to fund current operating expenses. On May 1, 2002, the maximum principal balance under this facility was increased from $10 million to $14 million. This facility, secured by assets of FirstCity, provides for an interest rate of LIBOR plus 2.50% and matures on December 31, 2003. At June 30, 2002, the outstanding balance on this facility was $10 million.

     Excluding the term acquisition facilities of the unconsolidated Acquisition Partnerships and the term and warehouse facilities of Drive, as of June 30, 2002, FirstCity and its subsidiaries had credit facilities providing for borrowings in an aggregate principal amount of $105 million and outstanding borrowings of $89 million.

     Management believes that the BoS(USA) loan facilities, along with the liquidity from the Cargill Facility, the related fees generated from the servicing of assets, equity distributions from existing Acquisition Partnerships and wholly-owned portfolios, as well as sales of interests in equity investments, will allow FirstCity to meet its obligations as they come due during the next twelve months.

     The following table summarizes the material terms of the credit facilities to which FirstCity, its major operating subsidiaries and the Acquisition Partnerships were parties to as of August 14, 2002 and the outstanding borrowings under such facilities as of June 30, 2002.

                               CREDIT FACILITIES

                                    FUNDED AND
                                     UNFUNDED        OUTSTANDING
                                    COMMITMENT        BORROWINGS
                                   AMOUNT AS OF         AS OF
                                  AUGUST 14, 2002   JUNE 30, 2002    INTEREST RATE    OTHER TERMS AND CONDITIONS
                                  ---------------   --------------   -------------  -------------------------------
                                       (DOLLARS IN MILLIONS)
FIRSTCITY
Company Senior Facility:
  Revolving Line of Credit......      $   14             $ 10        LIBOR + 2.5%   Secured by the assets of
  Term Loan A...................          31               31        LIBOR + 2.5%   FirstCity, matures
  Term Loan B...................          12               12        Prime          December 2003
  Term Loan E...................           5                3        LIBOR + 6.0%   March 2004
Term credit facility............           3                3        LIBOR + 5.0%   Secured by ownership interests
                                                                                    in certain Acquisition
                                                                                    partnerships
                                                                                    Matures January 2003
COMMERCIAL CORP.
Acquisition facility............           2                2        LIBOR + 4.0%   Secured by existing Portfolio
                                                                                    Assets, matures January 2003
Term facilities.................           3                3        Fixed at       Secured by Portfolio
                                                                     7.00% to       Assets, matured June 2002 and
                                                                     7.66%          November 2002
Equity investment facility......          35               25
                                      ------             ----        LIBOR + 4.5%   Acquisition facility for the
                                                                                    investment in future
                                                                                    Acquisition partnerships,
                                                                                    matures March 2003
    Total.......................      $  105             $ 89
                                      ======             ====
UNCONSOLIDATED ACQUISITION            $  111             $111
  PARTNERSHIPS TERM                   ======             ====
  FACILITIES(1).................
                                                                     Fixed at 10%,  Secured by Portfolio Assets,
                                                                     LIBOR + 2.25%  various Maturities
                                                                     to 5% and
                                                                     Prime + 1% to
                                                                     7%
UNCONSOLIDATED DRIVE
Warehouse Facility..............      $  200             $172        LIBOR + 1%;    Secured by warehouse
                                                                     Prime - 1.5%   inventory, matures July 2003
Warehouse Facility..............         100               69        Rate based on  Secured by warehouse
                                                                     Commercial     inventory, matures September
                                                                     paper rates    2002
                                                                     combined with
                                                                     certain
                                                                     facility fees
Subordinate capital Facility....          65               40        Fixed at 16%   Secured by all assets of Drive,
                                                                                    matures February 2006
Term Facility...................          21               21
                                      ------             ----        LIBOR + 1%;    Secured by residual interests,
                                                                     Prime - 1.5%   matures August 2003
                                      $  386             $302
                                      ======             ====

---------------

(1) In addition to the term acquisition facilities of the unconsolidated Acquisition Partnerships, the Mexican Acquisition Partnerships also have term debt of approximately $295 million outstanding as of June 30, 2002 owed to affiliates of the investor groups. Of this amount, FirstCity has recorded approximately $21 million as Loans Receivable on the Consolidated Balance Sheets.

DISCUSSION OF CRITICAL ACCOUNTING POLICIES

     In the ordinary course of business, FirstCity has made a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ significantly from those estimates under different assumptions and conditions. FirstCity believes that the following discussion addresses FirstCity's most critical accounting policies, which are those that are most important to the portrayal of FirstCity's consolidated financial condition and results and require management's most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

  REVENUE RECOGNITION: PERFORMING, NON-PERFORMING AND REAL ESTATE POOLS.

     In its Portfolio Asset acquisition and resolution business, Commercial Corp. acquires Portfolio Assets that are designated as non-performing, performing or real estate. Each Portfolio is accounted for as a pool and not on an individual asset basis, except for real estate Portfolios. To date, a substantial majority of the Portfolio Assets acquired by Commercial Corp. has been designated as non-performing. Once a Portfolio has been designated as either non-performing or performing, such designation is not changed regardless of the performance of the assets comprising the Portfolio. FirstCity recognizes revenue from Portfolio Assets and Acquisition Partnerships based on proceeds realized from the resolution of Portfolio Assets, which proceeds have historically varied significantly and likely will continue to vary significantly from period to period.

  Non-Performing Portfolio Assets

     Non-performing Portfolio Assets consist primarily of distressed loans and loan related assets, such as foreclosed upon collateral. Portfolio Assets are designated as non-performing unless substantially all of the loans in the Portfolio are being repaid in accordance with the contractual terms of the underlying loan agreements. Such Portfolios are acquired on the basis of an evaluation by FirstCity of the timing and amount of cash flow expected to be derived from borrower payments or other resolution of the underlying collateral securing the loan.

     All non-performing Portfolio Assets are purchased at substantial discounts from their outstanding legal principal amount, the total of the aggregate of expected future sales prices and the total payments to be received from obligors. Subsequent to acquisition, the amortized cost of non-performing Portfolio Assets is evaluated for impairment on a quarterly basis. The evaluation of impairment is determined based on the review of the estimated future cash receipts, which represents the net realizable value of the non-performing pool. Once it is determined that there is impairment, a valuation allowance is established for any impairment identified through provisions charged to operations in the period the impairment is identified. FirstCity recorded an allowance for impairment of $1.6 million in 2001. No allowance was required in either 2000 or 1999.

     Net gain on resolution of non-performing Portfolio Assets is recognized as income to the extent that proceeds collected exceed a pro rata portion of allocated cost from the Portfolio. Cost allocation is based on a proration of actual proceeds divided by total estimated proceeds of the pool. No interest income is recognized separately on non-performing Portfolio Assets. All proceeds, of whatever type, are included in proceeds from resolution of Portfolio Assets in determining the gain on resolution of such assets. Accounting for Portfolios is on a pool basis as opposed to an individual asset-by-asset basis.

     The actual future proceeds of the pool could vary materially from the estimated proceeds of the pool due to changes in economic conditions, deterioration of collateral values, deterioration in the borrowers financial condition and other conditions described in the risk factors discussed later in this document. In the event that the actual future proceeds of the pool exceed the current estimates the reported future results of FirstCity could be higher than anticipated and would result in a higher net gain on resolution of non-performing Portfolio Assets. In the event that actual future proceeds of the pool are less than current estimates the reported future results of FirstCity could be lower than anticipated and would result in lower net gain on

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

resolution of non-performing Portfolio Assets or possibly require FirstCity to recognize impairment in the value of the pool.

  Performing Portfolio Assets

     Performing Portfolio Assets consist primarily of Portfolios of consumer and commercial loans acquired at a discount from the aggregate amount of the borrowers' obligation. Portfolios are classified as performing if substantially all of the loans in the Portfolio are being repaid in accordance with the contractual terms of the underlying loan agreements.

     Performing Portfolio Assets are carried at the unpaid principal balance of the underlying loans, net of acquisition discounts. Interest is accrued when earned in accordance with the contractual terms of the loans. The accrual of interest is discontinued once a loan becomes past due 90 days or more. Acquisition discounts for the Portfolio as a whole are accreted as an adjustment to yield over the estimated life of the Portfolio. Accounting for these Portfolios is on a pool basis as opposed to an individual asset-by-asset basis.

     Gains are recognized on the performing Portfolio Assets when sufficient funds are received to fully satisfy the obligation on loans included in the pool, either from funds from the borrower or sale of the loan. The gain recognized represents the difference between the proceeds received and the allocated carrying value of the individual loan in the pool.

     Impairment on each performing Portfolio is measured based on the present value of the expected future cash flows in the aggregate discounted at the loans' risk adjusted rate, which approximates the effective interest rates, or the fair value of the collateral, less estimated selling costs, if any loans are collateral dependent and foreclosure is probable. FirstCity recorded an allowance for impairment of $.6 million in 2001. No allowance was required in either 2000 or 1999.

     The actual future cash flows of the pool could vary materially from the expected future cash flows of the pool due to changes in economic conditions, changes in collateral values, deterioration in the borrowers financial condition, restructure or renewal of individual loans in the pool, sale of loans within the pool and other conditions described in the risk factors discussed later in this document. In the event that the actual future cash flows of the pool exceed the current estimates, the reported future results of FirstCity could be higher than anticipated and would result in a higher level of interest income due to greater amounts of discount accretion being included in revenue derived from the performing Portfolio Assets as well as higher gains recognized on the sale of individual loans from a pool. In the event that actual future cash flows of the pool are less than current estimates, the reported future results of FirstCity could be lower than anticipated and would result in a lower level of interest income and reduced gains from the sale of assets from a pool, lower levels of interest income as a result of lower amounts of discount accretion being included in revenue derived from performing Portfolio Assets or possibly require FirstCity to recognize impairment in the value of the pool due to a decline in the present value of the expected future cash flows.

  Real Estate Portfolios

     Real estate Portfolios consist of real estate assets acquired from a variety of sellers. Such Portfolios are carried at the lower of cost or fair value less estimated costs to sell. Costs relating to the development and improvement of real estate for its intended use are capitalized, whereas those relating to holding assets are charged to expense. Income or loss is recognized upon the disposal of the real estate. Rental income, net of expenses, on real estate Portfolios is recognized when received. Accounting for the Portfolios is on an individual asset-by-asset basis as opposed to a pool basis. Subsequent to acquisition, the amortized cost of real estate Portfolios is evaluated for impairment on a quarterly basis. The evaluation of impairment is determined based on the review of the estimated future cash receipts, which represents the net realizable value of the real estate Portfolio. A valuation allowance is established for any impairment identified through provisions charged to operations in the period the impairment is identified. FirstCity recorded an allowance for impairment of $1.1 million in 2001 and $2.0 million in 2000. No valuation allowance was required in 1999.

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

  DEFERRED TAX ASSET

     As a part of the process of preparing our consolidated financial statements, FirstCity is required to estimate its income taxes in each of the jurisdictions in which it operates. This process involves estimating FirstCity's actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax asset and liabilities. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effects of future changes in tax laws or changes in tax rates are not anticipated. The measurement of deferred tax assets, if any, is reduced by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

     As a result of the Merger, FirstCity has substantial federal NOLs that can be used to offset the tax liability associated with FirstCity's pre-tax earnings until the earlier of the expiration or utilization of such NOLs. FirstCity accounts for the benefit of the NOLs by recording the benefit as an asset and then establishing an allowance to value the net deferred tax asset at a value commensurate with FirstCity's expectation of being able to utilize the recognized benefit in the foreseeable future. Such estimates are reevaluated on a quarterly basis with the adjustment to the allowance recorded as an adjustment to the income tax expense generated by the quarterly operating results. Significant events that change FirstCity's view of its currently estimated ability to utilize the tax benefits, such as the acquisition of Harbor in the third quarter of 1997, result in substantial changes to the estimated allowance required to value the deferred tax benefits recognized in FirstCity's periodic consolidated financial statements. FirstCity's analysis resulted in no change in 2001 and an increase to the valuation allowance of $7.0 million in 2000. Due to the evaluation of the recoverability of the deferred tax asset recognized related to the mortgage banking operations, FirstCity increased its valuation allowance by $5.1 million in 1999. Similar events could occur in the future, and would impact the recognition of FirstCity's estimate of the required valuation allowance associated with its NOLs. If there are changes in the estimated level of the required reserve, operating results will be affected accordingly.

     FirstCity has recorded a net deferred tax asset of $20 million on the consolidated balance sheet, which is composed of a gross deferred tax asset of $205 million net of a valuation allowance of $185 million. Realization is dependent on generating sufficient taxable income in a look forward period over the next four years. Although realization is not assured, management believes it is more likely than not that all of the net deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the look forward period are reduced. In the event that actual results differ from these estimates or FirstCity adjusts these estimates in future periods, FirstCity may need to establish an additional valuation allowance which could materially impact its consolidated financial position and results of operations.

  EQUITY INVESTMENT IN DRIVE

     FirstCity has an equity investment in Drive from which it records 31% of the results of Drive using the equity method of accounting. The following discussion addresses the critical accounting policies associated with Drive.

     Retail Installment Contracts, Net -- Retail installment contracts consist of sub-prime automobile finance receivables, which are acquired from third party dealers, purchased at a nonrefundable discount from the contractual principal amount. All retail installment contracts at Drive are held for sale and stated at the lower of cost or fair value in the aggregate. Drive does not hedge its retail installment contracts while held for sale. Management of Drive does not believe Drive is exposed to material interest rate risk during the period contracts are held for sale.

     Interest is accrued when earned in accordance with the contractual terms of the retail installment contract. The accrual of interest is discontinued once a retail installment contract becomes past due 60 days or more.
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

     Gain on Sale of Retail Installment Contracts -- Drive accounts for sales of retail installment contracts from securitizations in accordance with Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- A Replacement of FASB Statement No. 125 ("SFAS 140"). In applying SFAS 140 to Drive's securitized retail installment contract sales, Drive recognizes revenue (gain on sales of retail installment contracts) and allocates the total cost of the loans sold to financial components based on their relative fair values. During the year ended December 31, 2001, Drive sold $402 million of auto retail installment contracts in securitization transactions and recognized pre-tax gains of $39 million. Drive retained servicing responsibilities and interests in the receivables in the form of residual certificates. As of December 31, 2001, Drive was servicing $472 million of auto receivables that have been sold to certain special purpose financing trusts (the "Trusts"). In connection with the sales of retail installment contracts from securitizations, Drive receives certain residual certificates associated with the securitizations as described below. Drive and certain of its subsidiaries have entered into an agreement whereby Drive receives all the economic benefits associated with the residual certificates and conversely assumes all the risks.

     Under the above agreement, Drive has retained unrated interests in retail installment contracts sold which are subordinate to senior investors and certificated interest only strips for the benefit of Drive which represents the present value of the right to the excess cash flows generated by the securitized contracts which represents the difference between (a) interest at the stated rate paid by borrowers and (b) the sum of (i) pass-through interest paid to third-party investors, (ii) trustee fees, (iii) third-party credit enhancement fees (if applicable), (iv) stipulated servicing fees, and (v) estimated contract portfolio credit losses. Drive's right to receive the cash flows begins after certain over-collateralization requirements have been met, which are specific to each securitization and used as a means of credit enhancement.

     Valuation of Residual Interests at Drive -- Fair value of the residual interests at Drive is determined by calculating the present value of the anticipated cash flows at the time each securitization transaction closes, utilizing valuation assumptions appropriate for each particular transaction. The significant valuation assumptions are related to the anticipated average lives of the retail installment contracts sold, including the effect of anticipated prepayment speeds and anticipated credit losses.

     The residual interests are accounted for under Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Because such assets can be contractually prepaid or otherwise settled in such a way that the holder would not receive all of the recorded investment, the assets are classified as available-for-sale investments and are carried at estimated fair value with any accompanying increases or decreases in estimated fair value being recorded as unrealized gains or losses in other comprehensive income (loss). The determination of fair value is based on the present value of the anticipated excess cash flows utilizing various discount rates, prepayment speeds and cumulative loss rates. Drive assesses the carrying value of its securitization related securities for impairment in accordance with the provisions of EITF 99-20 as discussed below under "Effect of New Accounting Standards." There can be no assurance that the estimates used to determine the fair value of the residual certificates will remain appropriate for the life of each asset and it is reasonably possible that circumstances could change in future periods which could result in a material change in the estimates used to prepare the accompanying financial statements. If actual retail installment contract prepayments or credit losses exceed FirstCity's current estimates, other than temporary impairment may be required to be recognized. The implementation of EITF 99-20 required Drive to record a cumulative effect of accounting change for other-than-temporary impairments on retained beneficial interests in certain securitized assets, which had previously been recorded as unrealized losses. As a result, in the second quarter of 2001, FirstCity recognized a charge for the cumulative effect of a change in accounting principle of $.3 million relating to FirstCity's share of Drive's cumulative effect because FirstCity believed it to be material to the consolidated results of operations.

  EQUITY INVESTMENTS IN ACQUISITION PARTNERSHIPS

     Commercial Corp. accounts for its investments in Acquisition Partnerships using the equity method of accounting. This accounting method generally results in the pass-through of its pro rata share of earnings from the Acquisition Partnerships' activities as if it had a direct investment in the underlying Portfolio Assets held
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

by the Acquisition Partnership. The revenues and earnings of the Acquisition Partnerships are determined on a basis consistent with the accounting methodology applied to non-performing, performing and real estate Portfolios described in the preceding paragraphs. Commercial Corp. has ownership interests in the various partnerships that range from 3% to 50%. During 1999, FirstCity also acquired investments in servicing entities that are accounted for on the equity method.

     Distributions of cash flow from the Acquisition Partnerships are a function of the terms and covenants of the loan agreements related to the secured borrowings of the Acquisition Partnerships. Generally, the terms of the underlying loan agreements permit some distribution of cash flow to the equity partners so long as loan to cost and loan to value relationships are in compliance with the terms and covenants of the applicable loan agreement. Once the secured borrowings of the Acquisition Partnerships are fully paid, all cash flow in excess of operating expenses is available for distribution to the equity partners.

  DISCONTINUED OPERATIONS

     FirstCity recorded a provision of $5.2 million in 2001 and $5.0 million in 2000 for additional losses from discontinued operations. The additional provisions primarily relate to a decrease in the estimated future gross cash receipts on residual interests in securitizations. These securities are in "run-off," and FirstCity is contractually obligated to service these assets. The assumptions used in the valuation model consider both industry as well as FirstCity's historical experience. The decrease in the estimated future gross cash receipts is a result of the actual losses exceeding the losses projected by the valuation model. As the securities "run off," assumptions are reviewed in light of historical evidence in revising the prospective results of the model. These revised assumptions could potentially result in either an increase or decrease in the estimated cash receipts. An additional provision is booked based on the output of the valuation model if deemed necessary. Effective during the third quarter of 1999, management of FirstCity adopted formal plans to discontinue the operations of Harbor Financial Group, Inc. (formerly known as FirstCity Financial Mortgage Corp.) and its subsidiaries (collectively referred to as "Mortgage Corp."), and FC Capital Corp. ("Capital Corp."). These entities comprise the operations that were previously reported as FirstCity's residential and commercial mortgage banking business. As formal termination plans were adopted and historical business operations at each entity have ceased, the results of operations for 1999 have been reflected as discontinued operations in the accompanying consolidated statements of operations. Additionally, the net assets related to the resolution of activity from the discontinued operations have been reflected in the accompanying consolidated balance sheets. The results of operations from discontinued operations for 1999 were composed of an operating loss of $39.1 million, FirstCity's write-off of its investment of $50.5 million in Mortgage Corp. and the write down of its net investment in Capital Corp. by $12.7 million. Revenues from discontinued operations were zero in 2001 and 2000, and $56.3 million in 1999.

     The only assets remaining from discontinued operations are the investment securities resulting from the retention of residual interests in securitization transactions. These residual interests are classified as Discontinued operations even though the liquidation or run-off of the securitized assets extends longer than one year because FirstCity is contractually obligated to service the securitized assets as master servicer. FirstCity has considered the estimated future gross cash receipts for such investment securities in the computation of the loss from discontinued operations. The cash flows are collected over a period of time and are valued using prepayment assumptions of 25% for fixed rate loans and 40% for variable rate loans. Overall loss rates are estimated from 1.0% to 4.7% of collateral. FirstCity uses modeling techniques to estimate future results from discontinued operations that consider the contractual terms of the securitization structures and using the assumptions stated above. The actual cash flows received from the residual interests in the future could differ materially positively or negatively due the factors such as economic conditions, changes in collateral values, fluctuating interest rates, differences between actual prepayments and actual losses, which differ from the assumptions used in the estimating process.

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

  ESTIMATES OF FUTURE CASH RECEIPTS

     FirstCity uses estimates to determine future cash receipts from Portfolio Assets. These estimates of future cash receipts from acquired portfolio asset pools are utilized in four primary ways:

          (i) to calculate the amortization of the cost of non-performing Portfolios;

          (ii) to determine the effective yield of performing Portfolios;

          (iii) to determine the reasonableness of settlement offers received in the liquidation of the Portfolio Assets; and

          (iv) to determine whether or not there is impairment in a pool of Portfolio Assets.

  Calculation of the estimates of future cash receipts:

     FirstCity uses a proprietary asset management software program to manage the Portfolio Assets it owns and services. Each asset within a pool is analyzed by an account manager who is responsible for analyzing the characteristics of each asset within a pool. The account manager projects future cash receipts and expenses related to each asset and the sum of which provides the total estimated future cash receipts related to a particular purchased asset pool. These estimates are routinely monitored by FirstCity to determine reasonableness of the estimates provided.

  Risks associated with these estimates:

     FirstCity has in the past been able to establish with reasonable accuracy the estimated future cash receipts over the life of a purchased asset pool. Changes in economic conditions, fluctuations in interest rates, deterioration of collateral values, and other factors described in the risk factors section could cause the estimates of future cash flows to be materially different than actual cash receipts.

     The effects of an increase in the estimated future cash receipts would generally increase revenues from Portfolio Assets by increasing gross profit on a non-performing or real estate pool and increasing the effective yield on a performing Portfolio while a decrease in future cash receipts would generally have the effect of reducing revenues by reducing gross profit on a non-performing or real estate pool and decreasing the effective yield on a performing Portfolio. In some cases a reduction in the total future cash receipts by collecting those cash receipts sooner than expected could have a positive impact on FirstCity's revenues from portfolio assets due to reduced interest expense and other carrying costs associated with the Portfolio Assets. Likewise an increase in future cash receipts, although generally a positive trend, could have a negative impact on future revenues of FirstCity due to higher levels of interest expense and other carrying costs of the Portfolios negating any potentially positive effects.

  CONSOLIDATION POLICY

     The accompanying consolidated financial statements include the accounts of all of the majority owned subsidiaries of FirstCity. All significant intercompany transactions and balances have been eliminated in consolidation. Investments in 20% to 50% owned affiliates are accounted for on the equity method since FirstCity has the ability to exercise significant influence over operating and financial policies of those affiliates. For domestic Acquisition Partnerships, FirstCity owns a limited partner interest and generally shares in a general partner interest. Regarding the foreign investments, FirstCity participates as a limited partner. In all cases FirstCity's direct and indirect equity interest never exceeds 50%.

     Investments in less than 20% owned affiliates are also accounted for on the equity method. These investments are partnerships formed to share in the risks and rewards in developing new markets as well as to pool resources. Also, FirstCity has the ability to exercise significant influence over operating and financial policies, despite its comparatively smaller equity percentage, due to its leading role in the formation of these partnerships as well as its involvement in the day-to-day management activities.

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

  RELATIONSHIP WITH CARGILL

     Cargill Financial Services Corporation ("Cargill" or "Cargill Financial"), is a wholly owned subsidiary of Cargill, Incorporated, which is generally regarded as one of the world's largest privately held corporations and has offices worldwide. Cargill and its affiliates provide significant debt and equity financing to the Acquisition Partnerships. In addition, Commercial Corp. believes its relationship with Cargill significantly enhances Commercial Corp.'s credibility as a purchaser of Portfolio Assets and facilitates its ability to expand into related businesses and foreign markets.

     Under a Right of First Refusal Agreement and Due Diligence Reimbursement Agreement effective as of January 1, 1998, as amended (the "Right of First Refusal Agreement") among FirstCity, FirstCity Servicing Corporation, Cargill and its wholly owned subsidiary CFSC Capital Corp. II ("CFSC"), if FirstCity receives an invitation to bid on or otherwise obtains an opportunity to acquire interests in loans, receivables, real estate or other assets located in the United States, Canada, Mexico, or the Caribbean in which the aggregate amount to be bid exceeds $4 million, FirstCity is required to follow a prescribed notice procedure pursuant to which CFSC has the option to participate in the proposed purchase by requiring that such purchase or acquisition be effected through an Acquisition Partnership formed by FirstCity and Cargill (or an affiliate). The Right of First Refusal Agreement does not prohibit FirstCity from holding discussions with entities other than CFSC regarding potential joint purchases of interests in loans, receivables, real estate or other assets, provided that any such purchase is subject to CFSC's right to participate in FirstCity's share of the investment. The Right of First Refusal Agreement further provides that, subject to certain conditions, CFSC will bear 50% of the due diligence expenses incurred by FirstCity in connection with proposed asset purchases. The Right of First Refusal Agreement is a restatement and extension of a similar agreement entered into among FirstCity, certain members of FirstCity's management and Cargill in 1992. The Right of First Refusal Agreement has a termination date of January 1, 2003.

     Future increases in FirstCity's investments in Portfolio Assets acquired from institutions and government agencies will come through investment entities formed with Cargill Financial Services Corporation ("Cargill" or "Cargill Financial"), whereby Cargill shares a general partner interest, or one or more other co-investors, thereby capitalizing on the expertise of partners whose skills complement those of FirstCity.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

     The following tables present contractual cash obligations and commercial commitments of FirstCity as of December 31, 2001. See Notes 7, 9, 12 and 14 of the Notes to Consolidated Financial Statements (dollars in thousands).

                                                        PAYMENTS DUE BY PERIOD
                                            -----------------------------------------------
                                                       LESS THAN     ONE TO       FOUR TO
                                             TOTAL     ONE YEAR    THREE YEARS   FIVE YEARS
                                            --------   ---------   -----------   ----------
CONTRACTUAL CASH OBLIGATIONS
Notes payable secured by Portfolio Assets,
  loans receivable and equity in
  Acquisition Partnerships................  $ 42,253    $7,181       $35,072      $    --
Unsecured notes...........................       356       356            --           --
Company credit facility...................    48,600        --        48,600           --
Operating leases..........................     1,028       335           418          275
New Preferred Stock(1)....................    41,731        --            --       41,731
                                            --------    ------       -------      -------
                                            $133,968    $7,872       $84,090      $42,006
                                            ========    ======       =======      =======

                                                      AMOUNT OF COMMITMENT EXPIRATION PERIOD
                                                     ----------------------------------------
                                                       UNFUNDED     LESS THAN       ONE TO
                                                     COMMITMENTS     ONE YEAR    THREE YEARS
                                                     ------------   ----------   ------------
COMMERCIAL COMMITMENTS
Lines of credit....................................      $ 7          $  --           $7
Guarantees.........................................        4              4           --
                                                         ---          -----           --
                                                         $11          $   4           $7
                                                         ===          =====           ==

---------------

(1) New Preferred Stock as shown above includes $32.1 million payable at December 31, 2001 plus $9.6 million of unaccrued dividends through September 2005.

EFFECT OF NEW ACCOUNTING STANDARDS

QUARTER ENDED JUNE 30, 2002

     On January 1, 2002, FirstCity adopted Statement of Financial Accounting Standards ("SFAS") 142, Goodwill and Other Intangible Assets ("SFAS 142") and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"). SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized but instead be tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with the SFAS 121, Accounting for the Impairment of Long-Lived Assets to Be Disposed Of ("SFAS 121"). SFAS 144 supersedes SFAS 121. The adoption of SFAS 142 did not have a material impact on FirstCity's consolidated financial statements, as unamortized goodwill at December 31, 2001 was $.1 million.

     SFAS 144 addresses the accounting model for long-lived assets to be disposed of by sale and resulting implementation issues. This statement requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. It also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. Additionally, discontinued operations that are not disposed of within one year must be reclassified as assets held and used unless the discontinued segment will be (1) abandoned through the liquidation or run-off of operations because the entity is obligated by regulation or contract to provide services after it ceases accepting all new business and (2) is being reported as a discontinued operation when SFAS 144 is initially applied. The only assets remaining from discontinued operations are the investment securities resulting from the retention of residual interests in securitization transactions. Since FirstCity is contractually obligated to service the securitized assets, the adoption of SFAS 144 had no impact on FirstCity's consolidated financial statements.

     On April 1, 2002, FirstCity elected early adoption of SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections ("SFAS 145"). SFAS 145 updates, clarifies and simplifies existing accounting pronouncements. As it relates to FirstCity, the statement eliminates the extraordinary gain classification on early debt extinguishments. Instead, the gains associated with the early extinguishment of debt have been recorded in other income in the consolidated statements of operations. FirstCity also reclassified the extraordinary gain of $.8 million incurred in 2000 as other income. The result of this adoption did not modify or adjust net earnings (loss) for any period and does not impact FirstCity's compliance with various debt covenants.

     On July 30, 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS 146"). The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002. FirstCity does not expect the adoption of SFAS 146 to have a material effect on its consolidated financial position or results of operations.

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

YEAR ENDED DECEMBER 31, 2001

     In March 2001, FirstCity adopted the provisions of EITF 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets ("EITF 99-20"), which requires that other-than-temporary impairments in beneficial interests be written down to fair value with the resulting charge being included in operations. The implementation of EITF 99-20 required Drive to record a cumulative effect of accounting change for other-than-temporary impairments on retained beneficial interests in certain securitized assets, which had previously been recorded as unrealized losses. As a result, in the second quarter of 2001, FirstCity recognized a charge for the cumulative effect of a change in accounting principle of $.3 million relating to FirstCity's share of Drive's cumulative effect because FirstCity believed it to be material to the consolidated results of operations.

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 141, Business Combinations ("SFAS 141") and SFAS 142, Goodwill and Other Intangible Assets ("SFAS 142"). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. There have been no business combinations in 2001. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized but instead be tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with the SFAS 121, Accounting for the Impairment of Long-Lived Assets to be Disposed of. SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, supercedes SFAS 121 and is effective for fiscal years beginning after December 15, 2001. The adoption of SFAS 142 did not have a material impact on FirstCity's consolidated financial statements. Unamortized goodwill at December 31, 2001 was $.1 million.

     In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("SFAS 144"). SFAS No. 144 addresses the accounting model for long-lived assets to be disposed of by sale and resulting implementation issues. This statement requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. It also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. Additionally, discontinued operations that are not disposed of within one year must be reclassified as assets held and used unless the discontinued segment (1) will be abandoned through the liquidation or run-off of operations because the entity is obligated by regulation or contract to provide services after it ceases accepting all new business and (2) is being reported as a discontinued operation when SFAS 144 is initially applied. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2001. FirstCity adopted SFAS 144 on January 1, 2002. The only assets remaining from discontinued operations are the investment securities resulting from the retention of residual interests in securitization transactions. Since FirstCity is contractually obligated to service the securitized assets, the adoption of SFAS 144 had no impact on FirstCity's consolidated financial statements.

                                  RISK FACTORS

RISKS ASSOCIATED WITH DISCONTINUED OPERATIONS

     During the third quarter of 1999, management of FirstCity adopted formal plans to discontinue the operations of Mortgage Corp. and Capital Corp. On October 14, 1999, Mortgage Corp. filed for protection under Chapter 11 of the Bankruptcy Code, which was subsequently converted to liquidation under Chapter
7. Currently, FirstCity and various current and former directors and officers of FirstCity and Mortgage Corp. are parties to certain adversary proceedings initiated by the Chapter 7 Trustee in the bankruptcy proceedings. Potential liability of FirstCity could arise in regard to the bankruptcy filing of Mortgage Corp. Another risk is that the value of Capital Corp.'s retained interests in the securitizations could be adversely affected by the level and fluctuation of interest rates, delinquency rates and property values, resulting in reduced cash flows.

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The above items could have a material adverse impact on the formal plans of termination and the future operations of FirstCity.

CONTINUING NEED FOR FINANCING

     General. The successful execution of FirstCity's business strategy depends on its continued access to financing. In addition to the need for such financing, FirstCity must have access to liquidity to invest as equity or subordinated debt to meet its capital needs. Liquidity is generated by the cash flow to FirstCity from subsidiaries, access to the public debt and equity markets and borrowings incurred by FirstCity. FirstCity's access to the capital markets is affected by such factors as changes in interest rates, general economic conditions, and the perception in the capital markets of FirstCity's business, results of operations, leverage, financial condition and business prospects. In addition, FirstCity's ability to issue and sell common equity (including securities convertible into, or exercisable or exchangeable for, common equity) is limited as a result of the tax laws relating to the preservation of the NOLs available to FirstCity as a result of the Merger. There can be no assurance that FirstCity's funding relationships with commercial banks, investment banks and financial services companies (including Cargill and the Senior Lenders) that have previously provided financing for FirstCity and its subsidiaries will continue past their respective current maturity dates. The majority of the credit facilities to which FirstCity and its subsidiaries are parties have short-term maturities. Negotiations are underway to extend certain of these credit facilities that are approaching maturity and FirstCity expects that it will be necessary to extend the maturities of other such credit facilities in the near future. There can be no assurance that these negotiations will be successful. If these negotiations do not result in the extension of the maturities of these credit facilities and FirstCity or its subsidiaries cannot find alternative funding sources on satisfactory terms, or at all, FirstCity's consolidated financial condition, results of operations and business prospects would be materially adversely affected. See "Liquidity and Capital Resources."

     Each of FirstCity and its major operating subsidiaries has its own source of debt financing. In certain circumstances, a default by FirstCity or any of its major operating subsidiaries in respect of indebtedness owed to a third party constitutes a default under FirstCity's credit facility. Although FirstCity intends to segregate the debt obligations of each such subsidiary, there can be no assurance that its existing financing sources will continue to agree to such arrangements or that alternative financing sources that would accept such arrangements would be available. In the event FirstCity's major operating subsidiaries are compelled to accept cross-guarantees, or cross-default or cross-acceleration provisions in connection with their respective credit facilities, financial difficulties experienced by one of FirstCity's subsidiaries could adversely impact FirstCity's other subsidiaries.

     Dependence on Warehouse Financing at Drive. As is customary in the consumer lending businesses, Drive depends upon warehouse credit facilities with financial institutions or institutional lenders to finance the origination and purchase of loans on a short-term basis pending sale or securitization. Implementation of the Drive's business strategy requires the continued availability of warehouse credit facilities, and may require increases in the permitted borrowing levels under such facilities. There can be no assurance that such financing will be available on terms satisfactory to Drive. The inability of Drive or its subsidiaries to arrange additional warehouse credit facilities, to extend or replace existing facilities when they expire or to increase the capacity of such facilities may have a material adverse effect on FirstCity's consolidated condition, results of operations and business prospects.

RISKS OF SECURITIZATION BY DRIVE

     Significance of Securitization. FirstCity continues to believe that Drive's ability to securitize sub-prime automobile loans is necessary to efficiently finance the volume of assets expected to be generated. Accordingly, adverse changes in the secondary market for such loans could impair Drive's ability to purchase and sell loans on a favorable or timely basis. Any such impairment could have a material adverse effect upon Drive's consolidated condition, results of operations and business prospects. Proceeds from the securitization of acquired loans are required to be used to repay borrowings under warehouse credit facilities, which makes such facilities available to finance the purchase of additional loan assets. There can be no assurance that, as Drive's
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volume of loans purchased increases, Drive will be able to securitize its loan production efficiently. An inability of Drive to efficiently securitize its loan production could have a material adverse effect on FirstCity's consolidated condition, results of operations and business prospects.

     Securitization transactions may be affected by a number of factors, some of which are beyond Drive's control, including, among other things, the adverse financial condition of, or developments related to, some of Drive's competitors, conditions in the securities markets in general, and conditions in the asset-backed securitization market. Drive's securitizations typically utilize credit enhancements in the form of financial guaranty insurance policies in order to achieve enhanced credit ratings. Failure to obtain insurance company credit enhancement could adversely affect the timing of or ability of Drive to effect securitizations. In addition, the failure to satisfy rating agency requirements with respect to loan pools would adversely impact Drive's ability to effect securitizations.

     Contingent Risks. Drive retains some degree of credit risk on substantially all loans sold. During the period in which loans are held pending sale, Drive is subject to various business risks associated with the lending business, including the risk of borrower default, the risk of foreclosure and the risk that a rapid increase in interest rates would result in a decline in the value of loans to potential purchasers. Drive expects that the terms of its securitizations will require it to establish deposit accounts or build over-collateralization levels through retention of distributions otherwise payable to the holders of subordinated interests in the securitization. Drive also expects to be required to commit to repurchase or replace loans that do not conform to the representations and warranties made by Drive at the time of sale.

     Retained Risks of Securitized Loans. Drive makes various representations with respect to the loans that it securitizes. With respect to acquired loans, Drive's representations rely in part on similar representations made by the originators of such loans when Drive purchased them. In the event of a breach of its representations, Drive may be required to repurchase or replace the related loan using its own funds. While Drive may have a claim against the originator in the event of a breach of any of these representations made by the originators, FirstCity's ability to recover on any such claim will be dependent on the financial condition of the originator. There can be no assurance that Drive will not experience a material loss associated with any of these contingencies.

     Performance Assumptions. Securitization gains realized on the sale of loans will be an important part of Drive's future operations. Such gains will be dependent largely upon the estimated fair value of the subordinated interests expected to be derived from the transactions and retained by Drive. Also, the timing and size of the securitizations could have a material effect on the results of Drive's operations. Management of Drive makes a number of assumptions in determining the estimated fair value for the subordinated interests. These assumptions include, but are not limited to, prepayment speeds, default rates and subsequent losses on the underlying loans, and the discount rates used to present value the future cash flows. All of the assumptions are subjective. Varying the assumptions can have a material effect on the present value determination in one securitization as compared to any other. Subsequent events will cause the actual occurrences of prepayments, losses and interest rates to be different from the assumptions used for such factors at the time of the recognition of the sale of the loans. The effect of the subsequently occurring events could cause a re-evaluation of the carrying values of the previously estimated values of the subordinated interests and excess spreads and such adjustment could be material. Delinquencies, defaults and losses on defaults increased in 2001 due to recession related factors. Of major importance was the reduction in used car values caused by the events of September 11, 2001, when, facing significant slowdowns in travel, the car rental agencies reduced their fleets dramatically. This, compounded by the zero percent financing offered on new cars, flooded the used car market creating downward pressure on used car values.

     Because the subordinated interests to be retained by Drive represent claims to future cash flow that are subordinated to holders of senior interests, Drive retains a significant portion of the risk of whether the full value of the underlying loans may be realized. In addition, holders of the senior interests may have the right to receive certain additional payments on account of principal in order to reduce the balance of the senior interests in proportion to the credit enhancement requirements of any particular transaction. Such payments

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for the benefit of the senior interest holders will delay the payment, if any, of excess cash flow to Drive as the holder of the subordinated interests.

IMPACT OF CHANGING INTEREST RATES

     Because most of FirstCity's borrowings are at variable rates of interest, FirstCity will be impacted by fluctuations in interest rates. However, certain effects of changes in interest rates, such as increased prepayments of outstanding loans, cannot be mitigated. Fluctuations in interest rates could have a material adverse effect on FirstCity's consolidated financial condition, results of operations and business prospects.

     A substantial and sustained decline in interest rates may adversely impact the amount of distressed assets available for purchase by Commercial Corp. The value of FirstCity's interest-earning assets and liabilities may be directly affected by the level of and fluctuations in interest rates, including the valuation of any residual interests in securitizations that would be severely impacted by increased loan prepayments resulting from declining interest rates.

     Conversely, a substantial and sustained increase in interest rates could adversely affect the ability of FirstCity to originate loans and could reduce the gains recognized by FirstCity upon their securitization and sale. Fluctuating interest rates also may affect the net interest income earned by FirstCity resulting from the difference between the yield to FirstCity on loans held pending sale and the interest paid by FirstCity for funds borrowed under FirstCity's warehouse credit facilities or otherwise.

CREDIT IMPAIRED BORROWERS AT DRIVE

     Drive's sub-prime borrowers generally are unable to obtain credit from traditional financial institutions due to factors such as an impaired or poor credit history, low income or other adverse credit events. Drive is subject to various risks associated with these borrowers, including, but not limited to, the risk that the borrowers will not satisfy their debt service obligations and that the realizable value of the assets securing their loans will not be sufficient to repay the borrowers' debt. While FirstCity believes that the underwriting criteria and collection methods Drive employs enable it to identify and control the higher risks inherent in loans made to such borrowers, and that the interest rates charged compensate Drive for the risks inherent in such loans, no assurance can be given that such criteria or methods, or such interest rates, will afford adequate protection against, or compensation for, higher than anticipated delinquencies, foreclosures or losses. The actual rate of delinquencies, foreclosures or losses could be significantly accelerated by an economic downturn or recession. Consequently, FirstCity's consolidated financial condition, results of operations (primarily Consumer Corp.'s 31% equity earnings in Drive) and business prospects could be materially adversely affected. Retail installment contracts at Drive are held for sale and stated at the lower of cost or fair value in the aggregate. Drive does not hedge its retail installment contracts while held for sale. While management of Drive does not believe Drive is exposed to material interest rate risk during the period contracts are held for sale, there can be no assurance that future material valuation impairments will not be required.

AVAILABILITY OF PORTFOLIO ASSETS

     The Portfolio Asset acquisition and resolution business is affected by long-term cycles in the general economy. FirstCity cannot predict its future annual acquisition volume of Portfolio Assets. Moreover, future Portfolio Asset purchases will depend on the availability of Portfolios offered for sale, the availability of capital and FirstCity's ability to submit successful bids to purchase Portfolio Assets. The acquisition of Portfolio Assets has become highly competitive in the United States. This may require FirstCity to acquire Portfolio Assets at higher prices thereby lowering profit margins on the resolution of such Portfolios. To offset these changes in the domestic arena, FirstCity continues to develop its presence in other markets. Under certain circumstances, FirstCity may choose not to bid for Portfolio Assets that it believes cannot be acquired at attractive prices. As a result of all the above factors, Portfolio Asset purchases, and the revenue derived from the resolution of Portfolio Assets, may vary significantly from quarter to quarter.

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AVAILABILITY OF NET OPERATING LOSS CARRYFORWARDS

     FirstCity believes that, as a result of the Merger, approximately $596 million of NOLs were available to FirstCity to offset future taxable income as of December 31, 1995. Since December 31, 1995, FirstCity has generated an additional $124 million in tax operating losses. Accordingly, as of December 31, 2001, FirstCity believes that it has approximately $728 million of NOLs available to offset future taxable income. Out of the total $728 million of NOLs, FirstCity estimates it will be able to utilize $57.4 million, which equates to a $20.1 million deferred tax asset on FirstCity's books and records. However, because FirstCity's position in respect of its $596 million NOLs resulting from the Merger is based upon factual determinations and upon legal issues with respect to which there is uncertainty and because no ruling has been obtained from the Internal Revenue Service (the "IRS") regarding the availability of the NOLs to FirstCity, there can be no assurance that the IRS will not challenge the availability of such NOLs and, if challenged, that the IRS will not be successful in disallowing this portion of FirstCity's NOLs, with the result that FirstCity's $20.1 million deferred tax asset would be reduced or eliminated.

     The NOLs may be carried forward to offset future federal taxable income of FirstCity through the year 2021; however, the availability of these NOLs begins to expire beginning in 2005. The ability of FirstCity to utilize such NOLs will be severely limited if there is a more than 50% ownership change of FirstCity during a three-year testing period within the meaning of section 382 of the Internal Revenue Code of 1986, as amended (the "Tax Code").

     If FirstCity were unable to utilize its NOLs to offset future taxable income, it would lose significant competitive advantages that it now enjoys. Such advantages include, but are not limited to, FirstCity's ability to offset non-cash income recognized by FirstCity in connection with certain securitizations, to generate capital to support its expansion plans on a tax-advantaged basis, to offset its and its consolidated subsidiaries' pretax income, and to have access to the cash flow that would otherwise be represented by payments of federal tax liabilities.

ASSUMPTIONS REGARDING RECOGNITION OF DEFERRED TAX ASSET

     As noted above, FirstCity has NOLs available for federal income tax purposes to offset future federal taxable income, if any, through the year 2021. A valuation allowance is provided to reduce the deferred tax assets to a level, which, more likely than not, will be realized. Realization is determined based on management's expectation of generating sufficient taxable income in a look forward period over the next four years. The ultimate realization of the resulting net deferred tax asset is dependent upon generating sufficient taxable income prior to expiration of the net operating loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the recorded deferred tax asset, net of the allowance, will be realized. The amount of the deferred tax asset considered realizable, however, could be adjusted in the future if estimates of future taxable income during the carryforward period change. The change in valuation allowance represents a change in the estimate of the future taxable income during the carryforward period since the prior year-end and utilization of net operating loss carryforwards since the Merger. The ability of FirstCity to realize the deferred tax asset is periodically reviewed and the valuation allowance is adjusted accordingly. See "Discussion of Critical Accounting Policies -- Deferred Tax Asset."

ASSUMPTIONS UNDERLYING PORTFOLIO ASSET PERFORMANCE

     The purchase price and carrying value of Portfolio Assets acquired by Commercial Corp. are determined largely by estimating expected future cash flows from such assets. Commercial Corp. develops and revises such estimates based on its historical experience and current market conditions, and based on the discount rates that FirstCity believes are appropriate for the assets comprising the Portfolios. In addition, many obligors on Portfolio Assets have impaired credit, with risks associated with such obligors similar to the risks described in respect of borrowers under "Credit Impaired Borrowers at Drive." If the amount and timing of actual cash flows is materially different from estimates, FirstCity's consolidated financial condition, results of operations and business prospects could be materially adversely affected.

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GENERAL ECONOMIC CONDITIONS

     Periods of economic slowdown or recession, or declining demand for commercial real estate, automobile loans or other commercial or consumer loans may adversely affect FirstCity's business. Economic downturns may reduce the number of loan originations by FirstCity's consumer business and negatively impact its securitization activity and generally reduce the value of FirstCity's assets. In addition, periods of economic slowdown or recession, whether general, regional or industry-related, may increase the risk of default on loans and could have a material adverse effect on FirstCity's consolidated financial condition, results of operations and business prospects. Such periods also may be accompanied by declining values of automobiles and other property securing outstanding loans, thereby weakening collateral coverage and increasing the possibility of losses in the event of default. Due to significant increases in automobiles for sale during the recent recessionary economic period have depressed the prices at which such collateral may be sold or delayed the timing of such sales. There can be no assurance that there will be adequate markets for the sale of repossessed automobiles. Any additional deterioration of such markets could reduce recoveries from the sale of collateral.

     Such economic conditions could also adversely affect the resolution of Portfolio Assets, lead to a decline in prices or demand for collateral underlying Portfolio Assets, or increase the cost of capital invested by FirstCity and the length of time that capital is invested in a particular Portfolio. All or any one of these events could decrease the rate of return and profits to be realized from such Portfolio and materially adversely affect FirstCity's consolidated financial condition, results of operations and business prospects.

RISK OF DECLINING VALUE OF COLLATERAL

     The value of the collateral securing automobile and other consumer loans and loans acquired for resolution, as well as real estate or other acquired distressed assets, is subject to various risks, including uninsured damage, change in location or decline in value caused by use, age or market conditions. Any material decline in the value of such collateral could adversely affect the consolidated financial condition, results of operations and business prospects of FirstCity.

GOVERNMENT REGULATION

     Some aspects of FirstCity's business are subject to regulation, examination and licensing under various federal, state and local statutes and regulations that impose requirements and restrictions affecting, among other things, credit activities, maximum interest rates, finance and other charges, disclosures to obligors, the terms of secured transactions, collection, repossession and claims handling procedures, multiple qualification and licensing requirements for doing business in various jurisdictions, and other trade practices. FirstCity believes it is currently in compliance in all material respects with applicable regulations, but there can be no assurance that FirstCity will be able to maintain such compliance. Failure to comply with, or changes in, these laws or regulations, or the expansion of FirstCity's business into jurisdictions that have adopted more stringent regulatory requirements than those in which FirstCity currently conducts business, could have an adverse effect on FirstCity by, among other things, limiting the income FirstCity may generate on existing and additional loans, limiting the states in which FirstCity may operate or restricting FirstCity's ability to realize on the collateral securing its loans. See "Business -- Government Regulation."

ENVIRONMENTAL LIABILITIES

     FirstCity, through its subsidiaries and affiliates, acquires real property in its Portfolio Asset acquisition and resolution business. There is a risk that properties acquired by FirstCity could contain hazardous substances or waste, contaminants or pollutants. FirstCity may be required to remove such substances from the affected properties at its expense, and the cost of such removal may substantially exceed the value of the affected properties or the loans secured by such properties. Furthermore, FirstCity may not have adequate remedies against the prior owners or other responsible parties to recover its costs, either as a matter of law or regulation, or as a result of such prior owners' financial inability to pay such costs. FirstCity may find it difficult or impossible to sell the affected properties either prior to or following any such removal.

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COMPETITION

     All of the businesses in which FirstCity operates are highly competitive. Some of FirstCity's principal competitors are substantially larger and better capitalized than FirstCity. Because of their resources, these companies may be better able than FirstCity to obtain new customers for loan production, to acquire Portfolio Assets, to pursue new business opportunities or to survive periods of industry consolidation. Access to and the cost of capital are critical to FirstCity's ability to compete. Many of FirstCity's competitors have superior access to capital sources and can arrange or obtain lower cost of capital, resulting in a competitive disadvantage to FirstCity with respect to such competitors.

     In addition, certain of FirstCity's competitors may have higher risk tolerances or different risk assessments, which could allow these competitors to establish lower margin requirements and pricing levels than those established by FirstCity. In the event a significant number of competitors establish pricing levels below those established by FirstCity, FirstCity's ability to compete would be adversely affected.

RISK ASSOCIATED WITH FOREIGN OPERATIONS

     Commercial Corp. has acquired, and manages and resolves, Portfolio Assets located in France and Mexico and is actively pursuing opportunities to purchase additional pools of distressed assets in these locations as well as other areas of Western Europe and Southeast Asia. Foreign operations are subject to various special risks, including currency translation risks, currency exchange rate fluctuations, exchange controls and different political, social and legal environments within such foreign markets. To the extent future financing in foreign currencies is unavailable at reasonable rates, FirstCity would be further exposed to currency translation risks, currency exchange rate fluctuations and exchange controls. In addition, earnings of foreign operations may be subject to foreign income taxes that reduce cash flow available to meet debt service requirements and other obligations of FirstCity, which may be payable even if FirstCity has no earnings on a consolidated basis. Any or all of the foregoing could have a material adverse effect on FirstCity's consolidated condition, results of operations and business prospects.

DEPENDENCE ON AUTOMOBILE DEALERSHIP RELATIONSHIPS

     The ability of the Drive to expand into new geographic markets and to maintain or increase its volume of automobile loans is dependent upon maintaining and expanding the network of franchised automobile dealerships from which it purchases contracts. Increased competition, including competition from captive finance affiliates of automobile manufacturers, could have a material adverse effect on the Drive's ability to maintain or expand its dealership network.

RISK OF MINORITY INVESTMENT IN DRIVE

     Although FirstCity continues to have some influence on Drive and its operations, due to the sale of 49% of its interest, FirstCity now maintains a minority interest in Drive. There can be no guarantee that Drive's future operations will be consistent with FirstCity's goals.

LITIGATION

     On October 14, 1999, Harbor Parent, HFMC and four subsidiaries of HFMC filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code before the United States Bankruptcy Court for the Northern District of Texas, Dallas Division. On December 14, 1999, the bankruptcy proceedings were converted to liquidations under Chapter 7 of the United States Bankruptcy Code. The Trustee in these proceedings initiated adversary proceedings on May 25, 2001 against FirstCity and various current and former directors and officers of FirstCity and Harbor alleging breach of fiduciary duties, mismanagement, and self-dealing by FirstCity and Harbor directors and officers, and improper transfer of funds from the Harbor related entities to FirstCity. There can be no assurance that these proceedings will not adversely affect FirstCity's consolidated financial condition, results of operations and business prospects. See "Legal Proceedings."

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     Periodically, FirstCity, its subsidiaries, its affiliates and the
Acquisition Partnerships are parties to or otherwise involved in legal proceedings arising in the normal course of business. Except as described in this document, FirstCity does not believe that there is any proceeding threatened or pending against it, its subsidiaries, its affiliates or the Acquisition Partnerships which, if determined adversely, would have a material adverse effect on the consolidated financial position, results of operations or liquidity of FirstCity, its subsidiaries, its affiliates or the Acquisition Partnerships.

     Industry participants in the consumer lending businesses from time to time are named as defendants in litigation involving alleged violations of federal and state consumer protection or other similar laws and regulations. A judgment against Drive in connection with any such litigation could have a material adverse effect on FirstCity's consolidated financial condition, results of operations and business prospects.

RELATIONSHIP WITH AND DEPENDENCE UPON CARGILL

     FirstCity's relationship with Cargill is material in a number of respects. Cargill, a subsidiary of Cargill, Incorporated, a privately held, multi-national agricultural and financial services company, provides equity and debt financings for many of the Acquisition Partnerships. Cargill owns approximately 2.7% of FirstCity's outstanding Common Stock, and a Cargill designee, Jeffery Leu, serves as a director of FirstCity. FirstCity believes its relationship with Cargill significantly enhances FirstCity's credibility as a purchaser of Portfolio Assets and facilitates its ability to expand into other businesses and foreign markets. Although management believes that FirstCity's relationship with Cargill is excellent, there can be no assurance that such relationship will continue in the future. Absent such relationship, FirstCity and the Acquisition Partnerships would be required to find alternative sources for the financing that Cargill has historically provided. There can be no assurance that such alternative financing would be available. Any termination of such relationship could have a material adverse effect on FirstCity's consolidated financial condition, results of operations and business prospects.

DEPENDENCE ON KEY PERSONNEL

     FirstCity is dependent on the efforts of its senior executive officers, particularly James R. Hawkins (Chairman of the Board) and James T. Sartain (President and Chief Executive Officer). FirstCity is also dependent on several of the key members of management of each of its operating subsidiaries, many of whom were instrumental in developing and implementing the business strategy for such subsidiaries. The inability or unwillingness of one or more of these individuals to continue in his present role could have a material adverse effect on FirstCity's consolidated condition, results of operations and business prospects. Certain senior executive officers have entered into an employment agreement with FirstCity. There can be no assurance that any of the foregoing individuals will continue to serve in his current capacity or for what time period such service might continue. FirstCity does not maintain key person life insurance for any of its senior executive officers.

     The borrowing facilities for FirstCity and Commercial Corp. each include key personnel provisions. These provisions generally provide that if certain key personnel are no longer employed and suitable replacements are not found within a defined time limit certain facilities become due and payable.

INFLUENCE OF CERTAIN STOCKHOLDERS

     The directors and executive officers of FirstCity collectively beneficially own 24.2% of the Common Stock. Although there are no agreements or arrangements with respect to voting such Common Stock among such persons except as described below, such persons, if acting together, may effectively be able to control any vote of stockholders of FirstCity and thereby exert considerable influence over the affairs of FirstCity. James R. Hawkins, the Chairman of the Board, is the beneficial owner of 13.6% of the Common Stock. James T. Sartain, President and Chief Executive Officer of FirstCity, is the beneficial owner of 5.1% of the Common Stock. ATARA I, Ltd. ("ATARA"), an entity associated with Rick R. Hagelstein, former Executive Vice President of FirstCity and former Chief Executive Officer of Mortgage Corp., beneficially owns 4.1% of the outstanding Common Stock. In addition, Cargill owns approximately 2.7% of the Common Stock.

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Mr. Hawkins, Mr. Sartain, Cargill and ATARA are parties to a shareholder voting agreement (the "Stockholder Voting Agreement"). Under the Stockholder Voting Agreement, Mr. Hawkins, Mr. Sartain and ATARA are required to vote their shares in favor of Cargill's designee for director of FirstCity, and Cargill is required to vote its shares in favor of one or more of the designees of Messrs. Hawkins and Sartain and ATARA. There can be no assurance that the interests of management or the other entities and individuals named above will be aligned with FirstCity's other stockholders.

SHARES ELIGIBLE FOR FUTURE SALE

     The utilization of FirstCity's $596 million in NOLs resulting from the Merger may be limited or prohibited under the Tax Code in the event of certain ownership changes. FirstCity's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") contains provisions restricting the transfer of its securities that are designed to avoid the possibility of such changes. Such restrictions may prevent certain holders of Common Stock of FirstCity from transferring such stock even if such holders are permitted to sell such stock without restriction under the Securities Act of 1933, as amended, and may limit FirstCity's ability to sell Common Stock to certain existing holders of Common Stock at an advantageous time or at a time when capital may be required but unavailable from any other source.

ANTI-TAKEOVER CONSIDERATIONS

     FirstCity's Certificate of Incorporation and by-laws contain a number of provisions relating to corporate governance and the rights of stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect to the extent they are utilized to delay, defer or prevent a change of control of FirstCity by deterring unsolicited tender offers or other unilateral takeover proposals and compelling negotiations with FirstCity's board of directors rather than non-negotiated takeover attempts even if such events may be in the best interests of FirstCity's stockholders. The Certificate of Incorporation also contains certain provisions restricting the transfer of its securities that are designed to prevent ownership changes that might limit or eliminate the ability of FirstCity to use its NOLs resulting from the Merger.

PERIOD TO PERIOD VARIANCES

     The revenue of Commercial Corp. and Acquisition Partnerships is based on proceeds realized from the resolution of the Portfolio Assets, which proceeds have historically varied significantly and likely will continue to vary significantly from period to period. Likewise, earnings from Drive are dependent on the timing of securitization transactions of Drive. Consequently, FirstCity's period-to-period revenue and results of operations have historically varied, and are likely to continue to vary, correspondingly. Such variances, alone or with other factors, such as conditions in the economy or the financial services industries or other developments affecting FirstCity, may result in significant fluctuations in the reported operations of FirstCity and in the trading prices of FirstCity's securities, particularly the Common Stock.

TAX, MONETARY AND FISCAL POLICY CHANGES

     FirstCity originates and acquires financial assets, the value and income potential of which are subject to influence by various state and federal tax, monetary and fiscal policies in effect from time to time. The nature and direction of such policies are entirely outside the control of FirstCity, and FirstCity cannot predict the timing or effect of changes in such policies. Changes in such policies could have a material adverse effect on FirstCity's consolidated financial condition, results of operations and business prospects.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk is the risk of loss from adverse changes in market prices and interest rates. FirstCity's operations are materially impacted by net gains on sales of loans and net interest margins. The level of gains from loan sales FirstCity achieves is dependent on demand for the products originated. Net interest margins are dependent on FirstCity to maintain the spread or interest differential between the interest it charges the customer for loans and the interest FirstCity is charged for the financing of those loans. The following describes each component of interest bearing assets held by FirstCity and how each could be affected by changes in interest rates.

     FirstCity invests in Portfolio Assets both directly through consolidated subsidiaries and indirectly through equity investments in Acquisition Partnerships. Portfolio Assets consist of investments in pools of non-homogenous assets that predominantly consist of loan and real estate assets. Earnings from these assets are based on the estimated future cash flows from such assets and recorded when those cash flows occur. The underlying loans within these pools bear both fixed and variable rates. Due to the non-performing nature and history of these loans, changes in prevailing benchmark rates (such as the prime rate or LIBOR) generally have a nominal effect on the ultimate future cash flow to be realized from the loan assets. Furthermore, these pools of assets are held for sale, not for investment; therefore, the disposition strategy is to liquidate these assets as quickly as possible.

     Loans receivable consist of investment loans made to Acquisition Partnerships located in Mexico and bear interest at predominately fixed rates. The collectibility of these loans is directly related to the underlying Portfolio Assets of those Acquisition Partnerships, which are non-performing in nature. Therefore, changes in benchmark rates would have minimal effect on the collectibility of these loans.

     FirstCity's equity investment in Drive is materially impacted by net gains realized on securitization transactions and net interest margins. The sub-prime loans that Drive sells are included in asset-backed securities the investor or purchaser issues. These securities are priced at spreads over the LIBOR or an equivalent term treasury security. These spreads are determined by demand for the security. Demand is affected by the perception of credit quality and prepayment risk associated with the loans Drive originates and sells. The timing and size of the securitizations could also have a material effect on the net income of Drive. Interest rates offered to customers also affect prices paid for loans. These rates are determined by review of competitors' rate offerings to the public and current prices being paid to Drive for the products. Drive does not hedge these price risks.

     Drive's residual interests in securitizations represent the present value of the excess cash flows Drive expects to receive over the life of the underlying sub-prime automobile loans. The sub-prime automobile residual interests are affected less by prepayment speeds due to the shorter term of the underlying assets and the fact that the loans are fixed rate, generally at the highest rate allowable by law.

     Additionally FirstCity has various sources of financing which have been previously described above under "-- Liquidity and Capital Resources."

     In summary, FirstCity would be negatively impacted by rising interest rates and declining prices for its sub-prime loans. Rising interest rates would negatively impact the value of residual interests in securitizations and costs of borrowings. Declining prices for FirstCity's sub-prime loans would adversely affect the levels of gains achieved upon the sale of those loans. FirstCity has not entered into any instruments to minimize this market risk of adverse changes in interest rates or declining prices.

     The following table is a summary of the interest earning assets and interest bearing liabilities, as of December 31, 2001, segregated by asset type as described in the previous paragraphs, with expected maturity or sales dates as indicated (dollars in thousands):

                                       WEIGHTED                                           GREATER
                                       AVERAGE      0-3       3-6       6-9      9-12     THAN 12
                                         RATE     MONTHS    MONTHS    MONTHS    MONTHS    MONTHS     TOTAL
                                       --------   -------   -------   -------   -------   -------   -------
INTEREST BEARING ASSETS
Portfolio assets(1)..................     N/A     $2,099    $ 3,207   $ 2,796   $1,369    $ 4,747   $14,218
Loans receivable(2)..................   19.79%     1,049      2,392     1,160    1,588     13,710    19,899
Equity investments(3)
  Acquisition Partnerships...........     N/A      6,456      4,951     8,254    6,114     18,809    44,584
  Drive..............................     N/A         --         --        --       --     10,071    10,071
                                                  ------    -------   -------   ------    -------   -------
                                                  $9,604    $10,550   $12,210   $9,071    $47,337   $88,772
                                                  ======    =======   =======   ======    =======   =======
INTEREST BEARING LIABILITIES
Notes payable secured by Portfolio
  Assets, loans receivable and equity
  in Acquisition Partnerships(4).....    6.18%    $   --    $ 7,181   $    --   $   --    $35,072   $42,253
Unsecured notes......................    7.14%        --         72        --      284         --       356
Company credit facility..............    4.50%        --         --        --       --     48,600    48,600
                                                  ------    -------   -------   ------    -------   -------
                                                  $   --    $ 7,253   $    --   $  284    $83,672   $91,209
                                                  ======    =======   =======   ======    =======   =======

---------------

(1) Portfolio assets are shown based on estimated proceeds from disposition, which could occur much faster or slower than anticipated or as directed.

(2) Loans receivable are shown in the table based upon the expected date of sale or repayment.

(3) Equity investments are shown based on anticipated equity disbursements, which could occur much faster or slower than anticipated.

(4) Notes payable mature in the periods indicated. This does not necessarily indicate when the outstanding balances would be paid. Notes payable secured by Portfolio Assets fund up to 100% of the corresponding asset class. If the asset balance declines whether through a sale or a payment from the borrower, the corresponding liability must be paid.

     FirstCity currently has equity investments in Mexico and France. FirstCity does not believe that foreign currency exchange rate risks associated with fluctuations in the Mexican peso are material to FirstCity's financial condition and results of operations because approximately 95% of FirstCity's investments in Mexico are made through U.S. dollar denominated loans made to the Partnerships located in Mexico. These loans receivable are required to be repaid in U.S. dollars.

     The equity investments in France represent a significant portion of FirstCity's total equity investments. As of December 31, 2001, one U.S. dollar equaled 1.14 Euros. A sharp appreciation of the Euro relative to the U.S. dollar could materially adversely affect the financial condition and results of operations of FirstCity. FirstCity has not entered into any instruments to minimize this market risk of adverse changes in currency rates. A 5% and 10% incremental appreciation of the Euro would result in an estimated decline in the valuation of FirstCity's equity investments in France of approximately $.5 million and $1.0 million, respectively. These amounts are estimates of the financial impact of an appreciation of the Euro relative to the U.S. dollar. Consequently, these amounts are not necessarily indicative of the actual effect of such changes with respect to FirstCity's consolidated financial condition or results of operations.

     There have been no material changes in the quantitative and qualitative risks of FirstCity since December 31, 2001.

                                   MANAGEMENT

BOARD OF DIRECTORS

     The following table sets forth certain information concerning the members of the board of directors of FirstCity.


NAME                                    AGE                  POSITION
----                                    ---                  --------
James R. Hawkins......................  66    Chairman of the Board
C. Ivan Wilson........................  75    Vice Chairman of the Board
James T. Sartain......................  53    President, Chief Executive Officer and
                                              Director
Richard E. Bean.......................  58    Director
Dane Fulmer...........................  52    Director
Robert E. Garrison II.................  60    Director
Jeffery D. Leu........................  45    Director


     Further information concerning the board of directors, including their business experience during the past five years, appears below.

     James R. Hawkins has been Chairman of the Board since the consummation of the Merger, and was Chairman of the Board and Chief Executive Officer of J-Hawk from 1976 until the Merger. Mr. Hawkins was also formerly Chief Executive Officer of FirstCity through January 2001.

     C. Ivan Wilson has been Vice Chairman of the Board of FirstCity since the Merger. From February 1998 to June 1998, Mr. Wilson was Chairman, President and Chief Executive Officer of Mercantile Bank, N.A., Corpus Christi, Texas, a national banking organization. Mr. Wilson was Chairman of the Board and Chief Executive Officer of FCBOT from 1991 to the Merger. Prior to 1991, Mr. Wilson was the Chief Executive Officer of FirstCity, Texas -- Corpus Christi, one of FCBOT's banking subsidiaries.

     James T. Sartain has been President since the Merger and Chief Executive Officer since January 2001 and has served as a Director of FirstCity since the Merger. Prior to January 2001, Mr. Sartain was President and Chief Operating Officer. From 1988 to the Merger, Mr. Sartain was President and Chief Operating Officer of J-Hawk.

     Richard E. Bean has been a Director of FirstCity since the Merger and has been Executive Vice President and Chief Financial Officer of Pearce Industries, Inc. since 1976, which markets a variety of oil field equipment and machinery. Mr. Bean has also been a member of the Portfolio Committee of the FirstCity Liquidating Trust since the Merger. Prior to the Merger, Mr. Bean was Chairman of the FCBOT's Official Committee of Equity Security Holders.

     Dane Fulmer has been a Director of FirstCity since May 1999. Mr. Fulmer serves as Executive Vice President and director of risk management of John Taylor Financial Group, a broker/dealer and investment advisory firm that Mr. Fulmer co-founded in 1995. From July 1991 until August 1996, Mr. Fulmer served as Executive Vice President of Merchants Investment Center of Fort Smith, and as portfolio manager for Merchants National, the parent company.

     Robert E. Garrison II has been a Director of FirstCity since May 1999. Mr. Garrison is the President, Chief Executive Officer and director of Sanders Morris Harris Group, a publicly owned financial services firm. Previously, Mr. Garrison served as Executive Vice President and director of Harris Webb & Garrison and also served as Chairman, Chief Executive Officer, and director of Pinnacle Management & Trust Co. Mr. Garrison co-founded both of these companies in 1994. Both Harris Webb & Garrison and Pinnacle Management & Trust Co. are subsidiaries of Sanders Morris Harris Group. In addition, Mr. Garrison serves as Chairman of the Board of BioCyte Therapeutics, a cancer diagnostic and therapeutic company focused on breast, ovarian, and prostate cancer. Mr. Garrison serves as a director of TeraForce Technology Corporation, Inc., a public defense electronics company, Somerset House Publishing, First Capital Bank, and is a member of the Finance

Committee of Memorial Hermann Hospital System. He has over 36 years of experience in the securities industry. Mr. Garrison is a Chartered Financial Analyst.

     Jeffery D. Leu has been a Director of FirstCity since December 2000. Mr. Leu is President of the Value Investment Group of Cargill, a wholly owned subsidiary of Cargill Incorporated, which is regarded as one of the world's largest privately-held corporations. Mr. Leu joined Cargill in 1981 and has held various management positions in Cargill's financial businesses.

  RESIGNATION OF DAVID W. MACLENNAN

     Effective June 30, 2002, David W. MacLennan resigned as a Director of FirstCity.

  SHAREHOLDER VOTING AGREEMENT

     James R. Hawkins, Chairman of the Board of FirstCity, James T. Sartain, President and Chief Executive Officer of FirstCity, and ATARA I, LTD., a Texas limited partnership ("ATARA"), are parties to a Shareholder Voting Agreement (the "Shareholder Voting Agreement"), dated as of June 29, 1995, with Cargill Financial Services Corporation, a Delaware corporation ("Cargill"). The sole general partner of ATARA is ATARA Corp., a Texas corporation, the Chairman of the Board and President of which is Rick R. Hagelstein (a former executive officer of FirstCity).

     Under the terms of the Shareholder Voting Agreement, Messrs. Hawkins and Sartain, and ATARA, are required to vote their shares of Common Stock to elect one designee of Cargill as a director of FirstCity, and Cargill is required to vote its shares of Common Stock to elect one or more of the designees of Messrs. Hawkins and Sartain, and ATARA, as directors of FirstCity. With respect to the nominees for director,

          (1) Messrs. Hawkins and Sartain, and ATARA, will vote their shares of Common Stock for the election of such nominees as directors, including nominee Jeffery Leu, Cargill's designee under the Shareholder Voting Agreement, and

          (2) Cargill will vote its shares of Common Stock for the election of such nominees as directors, which nominees are the designees of Messrs. Hawkins and Sartain, and ATARA, under the Shareholder Voting Agreement.

Information pertaining to the number of shares of Common Stock owned on December 31, 2001, by each of Messrs. Hawkins and Sartain, and ATARA and Cargill, is set forth under the caption "Security Ownership of Certain Beneficial Owners and Management."

EXECUTIVE OFFICERS

     The executive officers of FirstCity, who are elected by the board of directors of FirstCity and serve at its discretion, are as follows:


NAME                                    AGE                  POSITION
----                                    ---                  --------
James R. Hawkins......................  66    Chairman of the Board
James T. Sartain......................  53    President and Chief Executive Officer
J. Bryan Baker........................  41    Senior Vice President and Chief
                                              Financial Officer
Terry R. DeWitt.......................  45    Senior Vice President and Co-President
                                              of FirstCity Commercial
G. Stephen Fillip.....................  51    Senior Vice President and Co-President
                                              of FirstCity Commercial
Joe S. Greak..........................  53    Senior Vice President and Tax Director
James C. Holmes.......................  45    Senior Vice President and Executive
                                              Vice President of FirstCity Commercial

NAME                                    AGE                  POSITION
----                                    ---                  --------
Jim W. Moore..........................  52    Senior Vice President and President of
                                              FirstCity Consumer Lending
Richard J. Vander Woude...............  47    Senior Vice President, General Counsel
                                              and Secretary

     The business experience of Messrs. Hawkins and Sartain is set forth above.

     J. Bryan Baker has been Senior Vice President and Chief Financial Officer since June 2000. Previously, Mr. Baker served as Vice President and Treasurer from August 1999 to June 2000, as Vice President and Controller of FirstCity from November 1996 to August 1999, and as Vice President and Assistant Controller from 1995 to November 1996. From 1990 to 1995, Mr. Baker was with Jaynes, Reitmeier, Boyd & Therrell, P.C., an independent public accounting firm, involved in both auditing and consulting. From 1988 to 1990, Mr. Baker was Controller of Heights Bancshares in Harker Heights, Texas.

     Terry R. DeWitt has been Senior Vice President responsible for Due Diligence and Investment Evaluation of FirstCity since the Merger and has served as Co-President of FirstCity Commercial ("FirstCity Commercial") since October 1999. Mr. DeWitt served as Senior Vice President responsible for Due Diligence and Investment Evaluation of J-Hawk from 1992 to the Merger. From 1991 to 1992, Mr. DeWitt was Senior Vice President of the First National Bank of Central Texas, a national banking association, and from 1989 to 1991, he was President of the First National Bank of Goldthwaite, a national banking association.

     G. Stephen Fillip has been Senior Vice President since the Merger. Mr. Fillip has served as President of FirstCity Servicing Corporation since October 1999 and has served as Co-President of FirstCity Commercial since October 1999. Mr. Fillip was Senior Vice President of J-Hawk from 1991 to the Merger. From 1989 to 1991, Mr. Fillip was Executive Vice President and Chief Credit Officer of BancOne, Texas, N.A. (Waco), a national banking association.

     Joe S. Greak has been Senior Vice President, Tax Director and Secretary of FirstCity since the Merger. Mr. Greak was the Tax Manager of FCBOT since 1993. From 1992 to 1993, Mr. Greak was the Tax Manager of New First City -- Houston, N.A. Prior thereto, he was Senior Vice President and Tax Director of First City, Texas -- Houston, N.A.

     James C. Holmes has been Senior Vice President since the Merger. Mr. Fillip has served as Executive Vice President of FirstCity Commercial since October 1999. From the Merger to August 1999 Mr. Holmes served as Senior Vice President and Treasurer and held the same positions with J-Hawk from 1994 to the Merger. From 1988 to 1991, Mr. Holmes was a Vice President of MBank, Waco, a national banking association.

     Jim W. Moore has been a senior officer of FirstCity or its predecessor since November 1992. Currently, Mr. Moore is President of FirstCity Consumer Lending Corporation, which owns a 31% direct and indirect interest in Drive Financial Services, LP, where he has served as Executive Vice President and a member of the Board of Managers since August 2000.

     Richard J. Vander Woude has been General Counsel and Senior Vice President of FirstCity since January 1998 and has served as Secretary since June 2000. Prior thereto, Mr. Vander Woude was a director and shareholder in the law firm of Vander Woude & Istre, P.C., Waco, Texas from 1992 through 1997. From 1978 to 1992, Mr. Vander Woude was a director and shareholder of Sheehy, Lovelace & Mayfield, P.C., Waco, Texas.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires FirstCity's directors and executive officers, and persons who own more than 10 percent of FirstCity's Common Stock, to file with the Securities and Exchange Commission certain reports of beneficial ownership of FirstCity's Common Stock. Based solely on copies of such reports furnished to FirstCity and written representations that no other reports were required, FirstCity believes that all applicable Section 16(a) filing requirements were complied with by its directors, officers and 10 percent stockholders during the last fiscal year.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation for services during each of the last three years to (1) FirstCity's Chief Executive Officer during 2001, and (2) FirstCity's other four most highly compensated executive officers during 2001 serving as such at the end of 2001(collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                     LONG TERM
                                                                    COMPENSATION
                                                                       AWARDS
                                          ANNUAL COMPENSATION        SECURITIES
                                      ---------------------------    UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR   SALARY($)   BONUS($)    OPTIONS(#)    COMPENSATION(1)($)
---------------------------           ----   ---------   --------   ------------   ------------------
James T. Sartain....................  2001    300,014         --       50,000            15,190
  President and Chief                 2000    300,014    130,000       50,000            16,018
  Executive Officer                   1999    300,014         --           --            16,843
Terry R. DeWitt.....................  2001    250,000         --       25,000             4,800
  Senior Vice President and           2000    250,000     80,640           --             5,040
  Co-President of FirstCity           1999    214,584    128,400           --             5,089
  Commercial Corporation
G. Stephen Fillip...................  2001    250,000         --       25,000             5,190
  Senior Vice President and           2000    250,000     83,400           --             5,310
  Co-President of FirstCity           1999    214,584     83,400           --             5,455
  Commercial Corporation
Richard J. Vander Woude.............  2001    275,000         --       25,000             4,950
  Senior Vice President, General      2000    270,883     50,000       25,000             5,378
  Counsel and Secretary               1999    222,917     49,174           --             5,534
Jim W. Moore........................  2001    250,000    125,000       25,000             5,190
  Senior Vice President and           2000    206,250    130,000           --            16,977
  President of FirstCity              1999    172,917     10,000           --             4,428
  Consumer Lending

---------------

(1) With respect to Messrs. Sartain, DeWitt, Fillip, Vander Woude and Moore, the total amounts indicated under "All Other Compensation" for 2001 consist of
    (a) amounts contributed to match a portion of such employee's contributions under a 401(k) plan ("401(k) Match"), (b) excess premiums paid on supplemental life insurance policies ("Supplement Life") and (c) personal use of a business vehicle ("Auto"), and (d) amounts paid for moving expenses ("Other"). The following table details the amounts paid during 2001 for each of the categories:

                                                         401(K)    SUPPLEMENT
EXECUTIVE                                               MATCH($)    LIFE($)     AUTO($)   TOTAL($)
---------                                               --------   ----------   -------   --------
James T. Sartain......................................   4,500        690       10,000     15,190
Terry R. DeWitt.......................................   4,500        300           --      4,800
G. Stephen Fillip.....................................   4,500        690           --      5,190
Richard J. Vander Woude...............................   4,500        450           --      4,950
Jim W. Moore..........................................   4,500        690           --      5,190

STOCK OPTION AND PURCHASE PLANS AND 401(k) PLAN

     In October 1995, on the recommendation of the Stock Option Subcommittee of the Compensation Committee, the board of directors approved the grant of 229,600 stock options under the 1995 Stock Option and Award Plan. Of these options, 173,600 were granted to FirstCity's executive officers. The exercise price for all such options was equal to or greater than the fair market value of the underlying the Common Stock at the date of grant. Therefore, the holders of the stock options will benefit from such options only when, and to the extent, the price of the Common Stock increases after the grant of the option. The performance of individual executive officers and other key employees was considered by the Stock Option Subcommittee in allocating such grants, taking into account FirstCity's performance, each individual's contributions thereto and specific accomplishments in each individual's area of responsibility. In October 1996, on the recommendation of the Stock Option Subcommittee, the board of directors approved the grant of 18,000 stock options under the 1996 Stock Option and Award Plan (no such shares were granted to executive officers). In February 1997, on the recommendation of the Stock Option Subcommittee, the board of directors approved the grant of 95,200 stock options under the 1996 Stock Option and Award Plan Of these options, 46,200 were granted to FirstCity's executive officers. In September 1997, on the recommendation of the Stock Option Subcommittee, the board of directors approved the grant of 30,000 stock options under the 1996 Stock Option and Award Plan (no such shares were granted to executive officers).

     At FirstCity's annual stockholders' meeting, held on April 24, 1996, FirstCity's stockholders approved (1) the 1995 Stock Option and Award Plan, which provides for the grant of up to 230,000 options to purchase the Common Stock to plan participants (229,600 of which have been granted), (2) the 1996 Stock Option and Award Plan, which provides for the grant of up to 500,000 options to purchase the Common Stock to plan participants and (3) the 1995 Employee Stock Purchase Plan, under which up to 100,000 shares of the Common Stock may be made available for purchase by plan participants. Grants of options to purchase 15,473 shares of the Common Stock have been granted to date. The 1996 Stock Option and Award Plan also provides for the grant of up to 50,000 performance shares to employees of FirstCity, to be awarded in the discretion of the Stock Option Subcommittee. The performance measure to be used for the purposes of granting the performance shares will be the extent to which performance goals are met, in addition to the factors of total stockholder return, return on equity, earnings per share and the ratio of operating overhead to operating revenue.

     Beginning January 1, 1994, FirstCity also initiated a defined contribution 401(k) employee profit sharing plan (the "401(k) Plan") in which FirstCity matches employee contributions at a stated percentage of employee contributions to a defined maximum. FirstCity contributed approximately $152,000, $263,000, $238,000 in 2001, 2000 and 1999, respectively, to the 401(k) Plan.

OPTION GRANTS

     The following table sets forth certain information with respect to grants of stock options under the 1995 Stock Option and Award Plan and the 1996 Stock Option and Award Plan during 2001, to the Named Executive Officers. In addition, there are shown hypothetical gains or "option spreads" that could be realized for the respective options, based on arbitrarily assumed rates of annual compound stock price appreciation of

5 percent and 10 percent from the date the options were granted over the full option terms. FirstCity granted no stock appreciation rights during 2001.

                                                                                                       POTENTIAL
                                                                                                    REALIZABLE VALUE
                                                                                                       AT ASSUMED
                                                                                                    ANNUAL RATES OF
                                           OPTION GRANTS IN 2001 INDIVIDUAL GRANTS                    STOCK PRICE
                            ---------------------------------------------------------------------   APPRECIATION FOR
                             NUMBER OF SHARES     PERCENT OF TOTAL     EXERCISE OR                   OPTION TERM(2)
                            UNDERLYING OPTIONS   OPTIONS GRANTED TO     BASE PRICE     EXPIRATION   ----------------
NAME                          GRANTED(#)(1)      EMPLOYEES IN 2001    (PER SHARE)($)      DATE      5%($)    10%($)
----                        ------------------   ------------------   --------------   ----------   ------   -------
James T. Sartain..........        50,000               15.97%              3.06        12/2/2009      --       --
Terry R. DeWitt...........        25,000                7.99%              3.06        12/2/2009      --       --
G. Stephen Fillip.........        25,000                7.99%              3.06        12/2/2009      --       --
Richard J. Vander Woude...        25,000                7.99%              3.06        12/2/2009      --       --
Jim W. Moore..............        25,000                7.99%              3.06        12/2/2009      --       --

---------------

(1) The options granted to the above persons were granted as of December 20, 2001, at an exercise price of $3.06 (greater than fair market value of the Common Stock on the date of grant). The shares of the Common Stock underlying such option were 50% vested on the grant date, with the remaining 50% vesting in two equal, consecutive annual installments, commencing on the first anniversary of the grant date. Subject to the terms of the 1996 Stock Option and Award Plan, such option may be exercised to purchase all or any portion of such vested shares at any time prior to the termination thereof. The unexercised portions of such options, if any, terminate ten years from the grant date. Such options are non-transferable other than by will or the laws of descent and distribution. Under the 1996 Stock Option and Award Plan, the right to exercise options with respect to unvested shares may be accelerated in certain circumstances.

(2) As the weighted-average fair value of stock options granted during 2001 was $.99 on the grant date (compared to an exercise price of $3.06), there is no potential realizable value at assumed annual rates of stock price appreciation of 5% and 10% for the Option term. There can be no assurance that the assumed annual appreciation rates will be achieved.

OPTION EXERCISES AND YEAR-END VALUES

     The following table sets forth, for the Named Executive Officers, the number of shares of the Common Stock underlying both exercisable and non-exercisable stock options held by such persons as of December 31, 2001, and the year-end values for unexercised "in-the-money" options, which represent the positive spread between the exercise price of any such options and the year-end market price of the Common Stock. All such options were granted under the 1995 Stock Option and Award Plan and 1996 Stock Option and Award Plan. No options were exercised by the officers listed below during 2001.

                        AGGREGATED 2001 OPTION EXERCISES
                           AND YEAR-END OPTION VALUES

                                             NUMBER OF SHARES            VALUE OF UNEXERCISED
                                          UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                            OPTIONS AT YEAR END            AT YEAR END($)(1)
                                        ---------------------------   ---------------------------
NAME                                    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                    -----------   -------------   -----------   -------------
James T. Sartain......................    62,300         62,500           --             --
Terry R. DeWitt.......................    30,200         25,000           --             --
G. Stephen Fillip.....................    30,200         25,000           --             --
Richard J. Vander Woude...............    18,750         31,250           --             --
Jim W. Moore..........................    29,800         25,000           --             --

---------------

(1) Calculated using the aggregate market value (based on December 31, 2001 stock price of $1.20 per share) of the shares of the Common Stock underlying such options, less the aggregate exercise price payable.

DIRECTOR COMPENSATION

     Directors of FirstCity who are not employees of FirstCity or any of its subsidiaries receive a retainer of $3,000 per quarter for their services as directors (from January 1, 2001 through December 31, 2001, each such director received an aggregate of $12,000 for such director's services as director for such period). Such directors also receive $1,000 plus expenses for each regular and special board of directors meeting attended, and $1,000 plus expenses for each meeting of any committee of the board of directors attended, and $500 per each telephonic meeting. Directors who are employees of FirstCity do not receive directors' fees.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following report concerning the specific factors, criteria and goals underlying decisions on payments and awards of compensation to each of the executive officers of FirstCity for fiscal year 2001 is provided by the Compensation Committee of FirstCity's board of directors.

     General. Recommendations regarding compensation of FirstCity's executive officers are prepared by the Compensation Committee of the board of directors and are subject to the review, modification and approval of the board of directors, except that (1) the Chief Executive Officer does not participate in the preparation of recommendations, or the review, modification or approval thereof, with respect to his compensation and (2) all such recommendations, reviews, modifications and approvals with respect to awards under the 1996 Stock Option and Award Plan are made solely by the Stock Option Subcommittee of the Compensation Committee.

     FirstCity's compensation program is designed to enable FirstCity to attract, motivate and retain high quality senior management by providing a competitive total compensation opportunity based on performance. Toward this end, FirstCity provides for competitive base salaries, annual variable performance incentives payable in cash for the achievement of financial performance goals, and long-term, stock-based incentives which strengthen the mutuality of interests between senior management and FirstCity's stockholders.

     Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"), provides that no deduction for federal income tax purposes shall be allowed to a publicly held corporation for applicable employee remuneration with respect to any covered employee of the corporation to the extent that the amount of such remuneration for the taxable year with respect to such employee exceeds $1.0 million. For purposes of this limitation, the term "covered employee" generally includes the chief executive officer of the corporation and the four highest compensated officers of the corporation (other than the chief executive officer), and the term "applicable employee remuneration" generally means, with respect to any covered employee for the taxable year, the aggregate amount allowable as a federal income tax deduction for services performed by such employee (whether or not during the taxable year); provided, however, that applicable employee remuneration does not include, among other items, certain remuneration payable solely on account of the attainment of one or more performance goals ("performance based compensation"). It is FirstCity's general intention that the remuneration paid to its covered employees not exceed the deductibility limitation established by
Section 162(m). Nevertheless, due to the fact that not all remuneration paid to covered employees may qualify as performance-based compensation, it is possible that FirstCity's deduction for remuneration paid to any covered employee during a taxable year may be limited by Section 162(m).

     Salaries. Salaries for the year 2001 for each of FirstCity's executive officers, including its Chief Executive Officer, were determined based upon such officer's level of responsibility, time with FirstCity, contribution to FirstCity and individual performance. The evaluation of these factors was subjective, and no fixed, relative weights were assigned thereto.

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

     Bonuses. Messrs. Sartain, DeWitt, Fillip, Vander Woude and Moore were participants in a bonus plan in each of their respective business units. Messrs. Sartain, DeWitt, Vander Woude and Fillip were not eligible for bonuses paid in 2001. Mr. Moore participated in a bonus pool established for executive management of Drive.

     Stock Options. The Stock Option Subcommittee of the Compensation Committee believes that stock options are critical in motivating and rewarding the creation of long-term stockholder value, and the subcommittee has established a policy of awarding stock options each year based on the continuing progress of FirstCity as well as on individual performance.

     In 2001, the Stock Option Subcommittee recommended, and the board of directors approved, the grant of stock options for 275,500 shares of the Common Stock under the 1996 Stock Option and Award Plan (217,000 were granted to FirstCity's executive officers). The exercise price with respect to all such grants was equal to or greater than the fair market value of the underlying the Common Stock at the date of grant so that the holders of such options will benefit from such options only when, and to the extent, the price of the Common Stock increases after such grant. The performance of individual executive officers and other key employees was considered by the Stock Option Subcommittee in allocating such grants, taking into account FirstCity's performance, each individual's contributions thereto and specific accomplishments in each individual's area of responsibility.

     Compensation of the Chief Executive Officer. Recommendations regarding compensation of FirstCity's Chief Executive Officer are prepared by those members of the Compensation Committee, and are subject to the review, modification and approval of those members of the board of directors, other than the Chief Executive Officer. Such recommendations, reviews, modifications and approvals for 2001 were based on the Chief Executive Officer's level of responsibility, time with FirstCity, individual performance and significant contributions to the successful implementation of several important decisions that are expected to benefit FirstCity in future years, including the acquisition of various purchased asset portfolios.

                                          THE COMPENSATION COMMITTEE

                                               C. Ivan Wilson, Chairman
                                             David W. MacLennan*
                                             Robert E. Garrison II
---------------

* Resigned as a Director of FirstCity effective June 30, 2002.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Wilson (Chairman), Garrison and MacLennan served as members of the Compensation Committee of the board of directors during 2001. Messrs. Wilson, Garrison and MacLennan served as members of the Stock Option Subcommittee of the Compensation Committee during 2001. Neither of Messrs. Wilson, Garrison nor MacLennan was an officer or employee of FirstCity or any of its subsidiaries during 2000 or any prior year. No interlocking relationship exists between the members of FirstCity's board of directors or Compensation Committee and the board of directors and compensation committee of any other company, nor has any such interlocking relationship existed in the past.

EMPLOYMENT AGREEMENTS

     In 1999, the FirstCity Commercial entered into employment agreements with Messrs. Terry R. DeWitt, G. Stephen Fillip and James C. Holmes. The term of each of these contracts runs to December 31, 2004. These contracts provide for salaries of $250,000, $250,000 and $200,000, respectively. Additionally, these contracts provide for the establishment of a bonus pool based on the annual net profits of Commercial before taxes and interest expense on the indebtedness of Commercial to FirstCity exceeding certain thresholds. Messrs. DeWitt, Fillip and Holmes participate in the benefit plans of FirstCity.

CUMULATIVE TOTAL STOCKHOLDER RETURN

     The following performance graph (the "Performance Graph") compares the cumulative total stockholder return on the Common Stock, based on the market price thereof, with

          I. the cumulative total return of the CRSP Total Return Index for the Nasdaq Stock Market (U.S.) (the "Nasdaq Market Index") prepared for Nasdaq by the Center for Research in Security Prices ("CRSP") and

          II. the CRSP Financial Stocks Index (the "Nasdaq Industry Index") prepared for Nasdaq by CRSP for the period beginning on December 31, 1996 and ending on December 31, 2001. Cumulative total stockholder return is based on an annual total return, which assumes the reinvestment of all dividends for the period shown and assumes that $100 was invested on December 31, 1996 in each of the Common Stock, the Nasdaq Market Index and the Nasdaq Industry Index. FirstCity has not declared any dividends during the period covered by the Performance Graph. The results shown in the Performance Graph are not necessarily indicative of future performance.

                                    [GRAPH]

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     FirstCity owns equity interests in various purchased asset portfolios through limited partnerships and limited liability companies ("Acquisition Partnerships") in which a corporate affiliate of FirstCity is the sole general partner or managing member, and FirstCity and other non-affiliated investors are limited partners or members. Certain directors and executive officers of FirstCity may also serve as directors and/or executive officers of the general partner or managing member, but receive no additional compensation from or on behalf of such general partner or managing member for serving in such capacity. FirstCity provides asset servicing to such Acquisition Partnerships pursuant to servicing agreements between FirstCity and such Acquisition Partnerships.

     Under the Right of First Refusal Agreement, if FirstCity receives an invitation to bid on or otherwise obtains an opportunity to acquire interests in loans, receivables, real estate or other assets located in the United States, Canada, Mexico, or the Caribbean in which the aggregate amount to be bid exceeds $4 million, FirstCity is required to follow a prescribed notice procedure pursuant to which CFSC has the option to participate in the proposed purchase by requiring that such purchase or acquisition be effected through an Acquisition Partnership formed by FirstCity and Cargill (or an affiliate). The Right of First Refusal

Agreement does not prohibit FirstCity from holding discussions with entities other than CFSC regarding potential joint purchases of interests in loans, receivables, real estate or other assets, provided that any such purchase is subject to CFSC's right to participate in FirstCity's share of the investment. The Right of First Refusal Agreement further provides that, subject to certain conditions, CFSC will bear 50% of the due diligence expenses incurred by FirstCity in connection with proposed asset purchases. The Right of First Refusal Agreement is a restatement and extension of a similar agreement entered into among FirstCity, certain members of FirstCity's management and Cargill in 1992. The Right of First Refusal Agreement has a termination date of January 1, 2003.

     FirstCity has loans receivable, totaling $18.6 million at December 31, 2001, made to certain Acquisition Partnerships located in Mexico. These loans are at fixed rates ranging from 19% to 20%, with default provisions allowing for rates from 23% to 30%. FirstCity also has a loan receivable ($1.2 million at December 31, 2001) to a domestic Acquisition Partnership bearing interest at Prime plus 7%. Payments on these notes are dependent upon proceeds from the resolution of Portfolio Assets held by the Acquisition Partnerships. See notes 1 and 5 of the Notes to Consolidated Financial Statements.

     During the first quarter of 2001, FirstCity sold 35% of its equity interest in a domestic Acquisition Partnership to CFSC for $7.0 million resulting in a gain of $3.1 million. In the third quarter of 2001, FirstCity sold all of its interest in another domestic Acquisition Partnership to CFSC for $.6 million resulting in a gain of $.2 million.

     During 2000, Cargill provided FirstCity with a $30 million credit facility, which matures in March 2003. Borrowings under such facility bore interest at LIBOR plus 4.5% and were secured by investments in Acquisition Partnerships. As of December 31, 2001, outstanding borrowings under such facility were $27.4 million. Jeffery D. Leu, a director of FirstCity, is an officer of certain affiliates of Cargill. FirstCity believes that the terms of this credit facility are generally as favorable to FirstCity as the terms it would receive from an independent third party.

     During 1999, Cargill provided FirstCity with a $9.6 million credit facility, which matures in January 2003. Borrowings under such facility bore interest at LIBOR plus 5% and were secured by the stock of Bosque Asset Corporation and the proceeds of the class F and UR certificates held by FirstStreet Investment, LLC. As of May 18, 2001, outstanding borrowings under such facility were $7.6 million. FirstCity believes that the terms of this credit facility are generally as favorable to FirstCity as the terms it would receive from an independent third party.

     Pursuant to a noncancellable operating lease, FirstCity leases the office space for its principal executive offices in Waco, Texas from a trust created for the benefit of the children of James R. Hawkins, the Chairman of the Board of FirstCity. This lease expires in December of 2001 and contains an option in favor of FirstCity pursuant to which FirstCity may renew the lease for two additional five-year periods, with escalating lease payments. Rental expenses under such lease for calendar year 2001 were $90,000. FirstCity believes that the terms of such lease are generally as favorable to FirstCity as the terms it would receive from an independent third party.

     At March 15, 2002 Terry R. DeWitt, the Co-President of FirstCity Commercial, had indebtedness with FirstCity in the amount of $125,000. The largest amount of indebtedness outstanding at any time during 2001 was $132,000. Such indebtedness is unsecured and bears interest at the rate of 5% annually. Repayment of such indebtedness is expected from future performance bonuses from FirstCity. To the extent such repayment from performance bonuses does not meet the amounts due under this indebtedness, the difference between the amount due and the amount repaid from performance bonuses will be forgiven. If employment is terminated during the term, the remaining amount due will not be forgiven.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the Common Stock owned on June 30, 2002 (the "Measurement Date") by (1) each person who is known by FirstCity to be the beneficial owner of more than five percent of the Common Stock as of such date, (2) each of FirstCity's directors, (3) each of the

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

Named Executive Officers and (4) all directors and executive officers of FirstCity as a group. Except as otherwise indicated, all shares of the Common Stock shown in the table are held with sole voting and investment power.

                                                                 SHARES           PERCENT
                                                              BENEFICIALLY          OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                          OWNED             CLASS
---------------------------------------                       ------------        -------
James R. Hawkins............................................   1,138,754(2)(11)    13.2%
James T. Sartain............................................     427,097(3)(11)     4.9%
Ed Smith....................................................     539,451(4)         6.4%
  1021 Main Street, #1000
  Houston, Texas 77002
Lindsey Capital.............................................     419,969(4)         5.0%
  1021 Main Street, #1000
  Houston, Texas 77002
Richard E. Bean.............................................      90,133(5)         1.1%
Dane Fulmer.................................................      29,850(6)           *
Robert E. Garrison II.......................................      55,550(6)           *
Jeffery Leu.................................................       1,250(7)           *
David W. MacLennan..........................................       4,500(5)(12)       *
C. Ivan Wilson..............................................       7,164(5)           *
Terry R. DeWitt.............................................      45,082(8)           *
G. Stephen Fillip...........................................      76,587(8)           *
Jim W. Moore................................................      35,957(9)           *
Richard J. Vander Woude.....................................      24,185(10)          *
All directors and executive officers as a group (15
  persons)..................................................   2,029,094           23.5%

---------------

  * Less than 1%

 (1) The business mailing address of each of such persons (except as otherwise indicated) is P.O. Box 8216, Waco, Texas 76714-8216.

 (2) Includes 250,994 shares of Common Stock held of record by J-Hawk, Ltd., the sole general partner of which is Combined Funding, Inc. Mr. Hawkins may be deemed to beneficially own such shares of Common Stock as a result of his ownership of over 50% of the common stock of Combined Funding, Inc.

 (3) Includes 24,800 and 37,500 shares that may be acquired within 60 days of the Measurement Date upon the exercise of options granted under FirstCity's 1995 and 1996 Stock Option and Award Plan.

 (4) 419,969 of such shares of Common Stock are held of record by Lindsey Capital Corporation. Mr. Smith beneficially owns such shares of Common Stock as a result of his ownership of 100% of the common stock of Lindsey Capital Corporation.

 (5) Includes 4,500 shares that may be acquired within 60 days of the Measurement Date upon the exercise of options granted under FirstCity's 1996 Stock Option and Award Plan.

 (6) Includes 2,500 shares that may be acquired within 60 days of the Measurement Date upon the exercise of options granted under FirstCity's 1996 Stock Option and Award Plan.

 (7) Includes 1,250 shares that may be acquired within 60 days of the Measurement Date upon the exercise of options granted under FirstCity's 1996 Stock Option and Award Plan. Mr. Leu is an officer of certain affiliates of Cargill, which, as of the Measurement Date was the record owner of 221,683 shares of Common Stock. Mr. Leu disclaims beneficial ownership of such shares. Cargill is party to the Shareholder Voting Agreement with Messrs. Hawkins and Sartain, and ATARA, regarding the Common Stock.

 (8) Includes 11,500 and 18,700 shares that may be acquired within 60 days of the Measurement Date upon the exercise of options granted under FirstCity's 1995 and 1996 Stock Option and Award Plan, respectively.

 (9) Includes 10,200 and 19,600 shares that may be acquired within 60 days of the Measurement Date upon the exercise of options granted under FirstCity's 1995 and 1996 Stock Option and Award Plan, respectively.

(10) Includes 18,750 shares that may be acquired within 60 days of the Measurement Date upon the exercise of options granted under FirstCity's 1996 Stock Option and Award Plan.

(11) Messrs. Hawkins and Sartain and ATARA, the sole general partner of which is ATARA Corp., are parties to a Shareholder Voting Agreement with Cargill regarding the Common Stock, pursuant to which ATARA and Messrs. Hawkins and Sartain are required to vote their shares of Common Stock to elect one designee of Cargill as a director of FirstCity, and Cargill is required to vote its shares of Common Stock to elect one or more designees of ATARA and Messrs. Hawkins and Sartain as directors of FirstCity. Each of Messrs. Hawkins and Sartain and ATARA disclaims beneficial ownership of the shares of Common Stock owned by Cargill.

(12) Mr. MacLennan resigned as a Director of FirstCity effective June 30, 2002.

                    DESCRIPTION OF FIRSTCITY'S CAPITAL STOCK

GENERAL

     FirstCity is presently authorized to issue 100,000,000 shares of Common Stock, par value $0.01 per share (referred to in this Prospectus as "Common Stock"), and 100,000,000 shares of preferred stock, par value $0.01 per share. FirstCity has filed a Certificate of Designations to designate 2,000,000 of its 100,000,000 authorized shares of preferred stock as New Preferred Stock, par value $0.01 per share (referred to in this Prospectus as "New Preferred Stock"). At June 30, 2002, there were 8,376,500 shares of Common Stock issued and outstanding, and 1,222,901 shares of New Preferred Stock issued and outstanding.

COMMON STOCK

     Voting Rights. Holders of Common Stock possess exclusive voting rights in FirstCity, except to the extent that shares of preferred stock issued in the future may have voting rights, if any, and except for certain voting rights of the holders of New Preferred Stock described below. Each holder of shares of Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of the Common Stock.

     Dividend Rights. Prior to the exchange offer, subject to the prior rights of the holders of the New Preferred Stock, holders of Common Stock are entitled to receive such dividends and other distributions in cash, stock or property of FirstCity as may be declared thereon by the board of directors of FirstCity from time to time out of assets or funds of FirstCity legally available therefor.

     Liquidation Rights. Prior to the exchange offer, in the event of any dissolution, liquidation or winding up of the affairs of FirstCity, after payment or provision of payment of the debts and other liabilities of FirstCity and any amounts to which the holders of the New Preferred Stock are entitled, the remaining assets and funds of FirstCity are divided among and paid ratably to the holders of the Common Stock.

     Other Characteristics. Holders of Common Stock do not have preemptive rights with respect to any additional shares of FirstCity which may be issued. The shares of Common Stock presently outstanding are, and the shares of Common Stock to be issued pursuant to the exchange offer will be, when issued and delivered as described herein, duly authorized, validly issued, fully paid and non-assessable. There are no redemption or sinking fund provisions applicable to the shares of Common Stock.

     Listing. The Common Stock is listed on the Nasdaq National Market under the symbol "FCFC." In June 2001, Nasdaq changed its quantitative listing standards to, among other things, change the minimum

$4 million net tangible assets requirement to a minimum $10 million stockholders' equity requirement. Companies listed on Nasdaq as of May 1, 2001 will have until November 1, 2002 to achieve compliance with this new standard. On April 9, 2002, FirstCity received notification from Nasdaq that, based on FirstCity's financial statements as of December 31, 2001, FirstCity did not meet the minimum $4 million net tangible asset requirement or the new minimum $10 million stockholders' equity listing requirement of the Nasdaq National Market. In response to this notification, FirstCity informed Nasdaq of FirstCity's proposed recapitalization, and Nasdaq has stated that it believes that the recapitalization provides a definitive plan evidencing FirstCity's ability to achieve and sustain compliance with these minimum listing requirements of the Nasdaq National Market. Nasdaq granted FirstCity an extension through August 15, 2002 to complete the recapitalization.


     Notwithstanding this extension, FirstCity met the $4 million minimum net tangible asset requirement as of June 30, 2002, as reported on FirstCity's Form 10-Q filed with the SEC on August 14, 2002. As a result, Nasdaq has informed FirstCity that it is in compliance with the listing standards of the Nasdaq National Market as of August 14, 2002.



     Although FirstCity is currently in compliance with the listing standards of the Nasdaq National Market, FirstCity does not currently meet Nasdaq's $10 million stockholders' equity requirement that will take effect on November 1, 2002. As noted above, Nasdaq has stated that it believes that the recapitalization provides a definitive plan evidencing FirstCity's ability to achieve and sustain compliance with this requirement. If the recapitalization is not consummated by November 1, 2002, however, Nasdaq will provide written notification that FirstCity's securities will be delisted. At that time, FirstCity may appeal Nasdaq's determination to Nasdaq's Listing Qualifications Panel within seven days. In the event that the recapitalization is not consummated by November 1, 2002, FirstCity intends to appeal Nasdaq's determination to such panel. The hearing will be scheduled, to the extent practicable, within forty-five days of the date of the request for appeal, during which time the Common Stock will remain listed on the Nasdaq National Market. FirstCity currently expects that all recapitalization transactions will close before November 1, 2002 and, in any event, before the expiration of any such appeal process, and FirstCity believes that, upon the consummation of the recapitalization, it will be in compliance with $10 million stockholders' equity listing requirement.


     Transfer Agent. American Stock Transfer & Trust Company is the transfer agent for shares of Common Stock.

NEW PREFERRED STOCK

     Voting Rights. Holders of New Preferred Stock, voting as a single class have the right to elect two directors if (a) dividends are in arrears in an aggregate amount equal to six quarterly dividends on all shares of New Preferred Stock and (b) in certain other circumstances in which their existing rights as holders of New Preferred Stock are affected. In any such vote, holders of the New Preferred Stock will be entitled to one vote for each such share. Since FirstCity failed to pay quarterly dividends for six consecutive quarters, the holders of New Preferred Stock are entitled to elect two directors to FirstCity's board of directors until cumulative dividends have been paid in full. To date, these rights have not been exercised.

     Except as described in the preceding paragraph, the holders of the New Preferred Stock have no voting rights except as otherwise provided by law and as set forth in FirstCity's Certificate of Incorporation. There is no provision in the Certificate of Incorporation for cumulative voting with respect to the election of directors of FirstCity.

     Dividend Rights. Dividends on the New Preferred Stock accrue quarterly at an annual rate of $2.10 per share and are cumulative. Dividends are payable by FirstCity, when, as and if declared by its board of directors, out of legally available funds in equal quarterly payments on the last business day of March, June, September and December in each year with respect to the quarter ending on the last day of the month in which payment is made. Any payment of dividends on New Preferred Stock will be in preference to dividends on any shares of capital stock ranking junior to the New Preferred Stock.

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

     Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of FirstCity, holders of the New Preferred Stock are entitled to receive $21.00 per share plus any accrued and unpaid dividends before any distribution is made on the Common Stock, or on any other shares of capital stock ranking junior to the New Preferred Stock. After provision for the preferential amounts to which the New Preferred Stock and other series of preferred stock of FirstCity are entitled, the holder of any shares of capital stock ranking junior to the New Preferred Stock are entitled to receive the remaining assets according to their respective rights. The dividend and liquidation rights of the New Preferred Stock are senior to those of the other series of preferred stock of FirstCity. If the assets of FirstCity are not sufficient to pay in full the liquidation preference payable to the holders of New Preferred Stock and other series of preferred stock of FirstCity, each will share ratably in such distribution of assets. A consolidation or merger of FirstCity with another entity will not be deemed a voluntary or involuntary liquidation, dissolution or winding up of FirstCity.

     Redemption. FirstCity may not optionally redeem New Preferred Stock prior to September 30, 2003. Thereafter, FirstCity may redeem the New Preferred Stock, in whole or in part, at its option, at $21.00 per share, together with accrued and unpaid dividends. FirstCity will be required to redeem all outstanding shares of New Preferred Stock at $21.00 per share, together with accrued and unpaid dividends, on or before September 30, 2005. In the event that fewer than all the outstanding shares of New Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by the board of directors and the shares to be redeemed will be determined by lot or pro rata as may be determined by the board of directors. Notice of redemption will be given by first class mail, postage prepaid, at least 30 days but no more than 60 days before the redemption date to each holder of record of the shares of New Preferred Stock to be redeemed, at the address of such holder shown on the books of FirstCity. On and after the redemption date, dividends will cease to accrue on shares of New Preferred Stock called for redemption and all rights of holders of shares of New Preferred Stock will terminate, except the right to receive the redemption price (unless FirstCity defaults in the payment of the redemption price).

     Other Characteristics. Shares of New Preferred Stock have no preemptive or conversion rights, nor any sinking fund provisions. New Preferred Stock is not subject to any calls or assessments of FirstCity until September 30, 2003. There are no restrictions on the repurchase or redemption of shares of New Preferred Stock by FirstCity as a result of any arrearage in the payment of dividends.

     Listing and Transfer Agent. The New Preferred Stock is listed on the Nasdaq National Market under the symbol "FCFCO." American Stock Transfer & Trust Company is the transfer agent for shares of New Preferred Stock.

     Post-Exchange Offer Rights. FirstCity believes that the New Preferred Stock will no longer meet the listing requirements of Nasdaq upon the completion of the exchange offer and will be eligible for termination of registration under the Securities Exchange Act of 1934, as amended.

SPECIAL PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS OF FIRSTCITY

     Limitation on Transfer of Common Stock. As set forth in FirstCity's Certificate of Incorporation, subject to certain limited exceptions (including the prior approval of the board of directors of FirstCity), during the period beginning on July 3, 1995 and ending on the earlier of (1) July 3, 2010 and (2) the first day of the taxable year of FirstCity to which no Tax Benefits (defined below) may be carried forward by FirstCity, shares of Common Stock may not be sold or otherwise transferred to any person (including a group acting in concert) who directly or indirectly owns 4.75% or more of the outstanding shares of Common Stock or any other class of securities of FirstCity similarly restricted or, after giving effect to the sale or transfer, would directly or indirectly own more than 4.75% of the outstanding shares of Common Stock or any other class of securities of FirstCity similarly restricted. In addition, any transfer of Common Stock by a person who directly or indirectly owns or is treated as owning 5% or more of the outstanding shares of Common Stock is void and will not be effective. "Tax Benefits" is defined as net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax carryovers, foreign tax credit carryovers and any net unrealized built-in losses.

     Section 203 of the DGCL. FirstCity is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general,
Section 203 will prevent an "interested stockholder" (generally, a person that owns 15% or more of a corporation's outstanding voting stock) of FirstCity from engaging in a "business combination" (as defined in Section 203) with FirstCity for three years following the date the person became an interested stockholder, unless

          (1) before such person became an interested stockholder, the board of directors approved the business combination in question, or the transaction which resulted in such person becoming an interested stockholder;

          (2) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of FirstCity outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of FirstCity and by employee stock plans that do not provide employees with rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

          (3) following the transaction in which the person became an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of not less than 66 2/3% of the outstanding voting stock of FirstCity not owned by the interested stockholder.

Under Section 203, the restrictions described above do not apply to certain business combinations proposed by an interested stockholder following the announcement (or notification) of one of certain extraordinary transactions involving FirstCity and a person who had not been an interested stockholder during the preceding three years or who became an interested stockholder with the approval of the board of directors, and which transactions are approved or not opposed by a majority of the members of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

                                 LEGAL OPINION

     The legality of the Common Stock offered hereby will be passed upon by the law firm of Haynes and Boone, LLP, Fort Worth, Texas.

                                    EXPERTS

     The consolidated financial statements of FirstCity Financial Corporation and subsidiaries as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report refers to FirstCity's change in the method of accounting for residual interests in securitized financial assets in 2001, a change in the method of accounting for organizational costs in 1999 and FirstCity's early adoption of SFAS 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections.

     The combined financial statements of the WAMCO Partnerships as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Drive Financial Services LP and subsidiaries as of December 31, 2001 and February 28, 2001, and for the periods March 1, 2001 through December 31, 2001 and August 1, 2000 through February 28, 2001 have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The report refers to Drive's change in the method of accounting for residual interests in securitized financial assets in 2001.

                      WHERE YOU CAN FIND MORE INFORMATION

     FirstCity files annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following locations of the SEC:

   Public Reference Room      North East Regional Office    Midwest Regional Office
   450 Fifth Street, N.W.            233 Broadway           500 West Madison Street
         Room 1024                    13th Floor                   Suite 1400
   Washington, D.C. 20549      New York, New York 10279   Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

     The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like FirstCity, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     We filed a Registration Statement on Form S-4 to register with the SEC the shares of FirstCity Common Stock to be issued pursuant to our exchange offer. This Prospectus is a part of that Registration Statement. As allowed by SEC rules, this Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement. In addition, we filed a combined Schedule 13E-3 and Schedule TO, under the cover of Schedule TO. The Schedule 13E-3 was filed pursuant to Rule 13e-3 under the Exchange Act to furnish certain information about the going private aspects of our exchange offer, and the Schedule TO was filed pursuant to Rule 13e-4 under the Exchange Act to furnish certain information about our exchange offer, respectively. You may obtain copies of the Form S-4 and the combined Schedule 13E-3 and Schedule TO, filed under the cover of Schedule TO (and any amendments to those documents) in the manner described above. We will amend the Schedule TO to reflect any material change in the information set forth in the Schedule TO.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements concerning the implementation of the recapitalization, the effects of the recapitalization and the exchange offer, the financial condition, results of operations and business of FirstCity following the consummation of the exchange offer and the recapitalization, the anticipated financial and other benefits of the exchange offer and the recapitalization, and the plans and objectives of FirstCity's management following the exchange offer and the recapitalization, including, without limitation, statements relating to the benefits expected to result from the exchange offer and the recapitalization. Generally, the words "will," "may," "should," "continue," "believes," "expects," "intends," "anticipates" or similar expressions identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:

     - the benefits expected to result from the exchange offer may not be fully realized or realized within the expected time frame;

     - operating results following the exchange offer may be lower than expected;

     - competitive pressure in the industry may increase significantly;

     - adverse changes in the interest rate environment may adversely affect FirstCity;

     - general economic conditions, whether nationally or in the market areas in which FirstCity conducts business, may be less favorable than expected;

     - legislation or regulatory changes may adversely affect the business in which FirstCity is engaged; or

     - adverse changes may occur in the securities markets.

     FirstCity undertakes no obligation to update or revise forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or changes in future operating results over time. For more information as to various risks relevant to FirstCity's business and results of operations see FirstCity's other filings with the Securities and Exchange Commission. See "Where You Can Find More Information."

                 The Exchange Agent for the exchange offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

                   By mail:                              By hand/overnight courier:
                American Stock                                 American Stock
           Transfer & Trust Company                       Transfer & Trust Company
        59 Maiden Lane -- Plaza Level                  59 Maiden Lane -- Plaza Level
           New York, New York 10038                       New York, New York 10038

           Facsimile (for eligible institutions only): (718) 234-5001
              Confirm facsimile by telephone ONLY: (718) 921-8200

                                   APPENDIX A
                                   IMPORTANT:

            PLEASE SIGN, DATE AND, IF NECESSARY, HAVE YOUR SIGNATURE
          GUARANTEED IN THE BOX ENTITLED "SIGN HERE" ON PAGE 3 OF THIS
                    DOCUMENT WHERE INDICATED BY THE ARROWS.

                             LETTER OF TRANSMITTAL
                    TO TENDER SHARES OF NEW PREFERRED STOCK
                                       OF

                        FIRSTCITY FINANCIAL CORPORATION
                                (THE "COMPANY")
                         PURSUANT TO THE EXCHANGE OFFER
                             DATED           , 2002
                                       BY
                                  THE COMPANY

                  TO: AMERICAN STOCK TRANSFER & TRUST COMPANY

                   By mail:                              By hand/overnight courier:
                American Stock                                 American Stock
           Transfer & Trust Company                       Transfer & Trust Company
        59 Maiden Lane -- Plaza Level                  59 Maiden Lane -- Plaza Level
           New York, New York 10038                       New York, New York 10038

           Facsimile (for eligible institutions only): (718) 234-5001
              Confirm facsimile by telephone only: (718) 921-8200

                      TENDER, PROXY AND POWER OF ATTORNEY

     The undersigned, the registered holder of shares of New Preferred Stock (the "Shares") of the Company as described in the exchange offer referred to above, or the legal representative of the registered holder, hereby accepts, with respect to the Shares tendered, the offer of the Company, receipt of which is hereby acknowledged, to acquire the Shares upon the terms and subject to the conditions of the exchange offer.

     Accordingly, subject to and effective upon the acquisition by the Company (pursuant to the exchange offer) of the Shares tendered herewith, the undersigned hereby assigns and transfers to or upon the order of the Company such Shares, including any and all declared but unpaid dividends and other distributions on such Shares, and hereby constitutes and appoints American Stock Transfer & Trust Company (the "Exchange Agent") the true and lawful agent and attorney-in-fact of the undersigned with respect to such Shares with full power of substitution (such power of attorney is deemed to be an irrevocable power coupled with an interest) to: (a) deliver the Shares, together with any and all evidences of transfer and authenticity which may be required by the Exchange Agent, to or upon the order of the Company upon receipt by the Exchange Agent, as the undersigned's agent, of the shares of the Company's common stock as set forth in the exchange offer; (b) do all things necessary and appropriate for the transfer of such Shares on the Company's books; (c) exercise all rights of legal and beneficial ownership of such Shares to which the undersigned would be entitled by virtue of the ownership of such Shares, in accordance with the terms of the exchange offer; and (d) receive all dividends and other distributions due or rights issued in respect to the Shares to which the undersigned would be entitled by virtue of the ownership of such Shares, all in accordance with the terms of the exchange offer. Upon such acceptance for acquisition, all prior proxies and powers of attorney given by the undersigned with respect to such Shares will, without further action, be revoked and no subsequent proxies or powers of attorney may be given and, if given, will not be deemed effective.

     The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, exchange, assign and transfer the Shares and that the Company will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges, voting agreements and encumbrances and not subject to any adverse claim. The undersigned will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or the Company to be necessary or desirable to complete the exchange, assignment and transfer of the Shares.

     All authority herein conferred or agreed to be conferred survives the death or incapacity of the undersigned and any obligations of the undersigned hereunder are binding upon the heirs, personal representatives, successors and assigns of the undersigned. Except as stated in the exchange offer, this tender is irrevocable.

     The undersigned understands that acceptance of the offer contained in the exchange offer constitutes an agreement between the undersigned and the Company, in accordance with the terms and conditions precedent of the exchange offer, only when a duly executed and properly completed copy of this Letter of Transmittal, together with any other required documents (including, but not limited to, the Shares), are received by the Exchange Agent. The undersigned further acknowledges receipt of the exchange offer and recognizes the various conditions to the offer that are set forth in the exchange offer.

     Unless otherwise indicated herein under "Special Payment Instructions," please issue the shares of the Company's common stock as set forth in the exchange offer in the name of the undersigned. Similarly, please mail such shares, unless otherwise indicated herein under "Special Delivery Instructions," and/or send any appropriate documents if a Share is not exchanged, to the undersigned at the address shown below the undersigned's signature. The undersigned recognizes that the Company has no obligation to transfer any Shares from the name of the registered holder thereof if the Company does not acquire such Shares pursuant to the exchange offer.

--------------------------------------------------------------------------------------------------------------
                                            DESCRIPTION OF SHARES
                                  [TO BE COMPLETED BY THE TENDERING HOLDER]
--------------------------------------------------------------------------------------------------------------
                    NAME AND ADDRESS OF
                     REGISTERED HOLDER                          CERTIFICATE NUMBER        NUMBER OF SHARES
--------------------------------------------------------------------------------------------------------------

                                                              ------------------------------------------------

                                                              ------------------------------------------------

--------------------------------------------------------------------------------------------------------------

                                                          FOR EACH SHARE OF NEW PREFERRED STOCK:
                                                      2 Shares of Common     or   3 Shares of Common
                                                     Stock and $10.00 Cash       Stock and $8.00 Cash
CONSIDERATION ELECTION (CHECK ONLY ONE BOX)                   [ ]                         [ ]

                                   SIGN HERE

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                           (SIGNATURE(S) OF OWNER(S))

Dated: ------------------------------ , 2002

(Must be signed by registered holder(s) exactly as name(s) appear(s) under "Description of Shares" above. If signature is by a person acting in a fiduciary capacity as the registered owner's legal representative, please set forth full title. See Instruction 4.)

Name(s): -----------------------------------------------------------------------

--------------------------------------------------------------------------------
                                 (PLEASE PRINT)

Address: -----------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                               (INCLUDE ZIP CODE)

Phone number ( ------------- ) -------------------------------------------------

--------------------------------------------------------------------------------
               TAXPAYER IDENTIFICATION OR SOCIAL SECURITY NUMBER

                              SIGNATURE GUARANTEED

--------------------------------------------------------------------------------
                              (SEE INSTRUCTION 1)

                          SPECIAL PAYMENT INSTRUCTIONS

  To be completed ONLY if shares of the Company's common stock is to be issued in the name of someone other than the registered owner.

Name: --------------------------------------------------------------------------

Address: -----------------------------------------------------------------------

         -----------------------------------------------------------------------

         -----------------------------------------------------------------------
                               (INCLUDE ZIP CODE)

--------------------------------------------------------------------------------
                             TAX IDENTIFICATION OR
                             SOCIAL SECURITY NUMBER

                         SPECIAL DELIVERY INSTRUCTIONS

  To be completed only if shares of the Company's common stock is to be sent to someone other than the registered owner at any address other than that shown under "Description of Shares" above.

Name: --------------------------------------------------------------------------

Address: -----------------------------------------------------------------------

         -----------------------------------------------------------------------

         -----------------------------------------------------------------------
                               (INCLUDE ZIP CODE)

--------------------------------------------------------------------------------
                             TAX IDENTIFICATION OR
                             SOCIAL SECURITY NUMBER

                                  INSTRUCTIONS

                              FORMING PART OF THE
                   TERMS AND CONDITIONS OF THE EXCHANGE OFFER

     1. SIGNATURE GUARANTEE. No signature guarantee is required if this Letter of Transmittal is signed by the registered owner of the Shares tendered with this Letter of Transmittal and delivery is to be made directly to such registered owner. If such registered owner has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the previous page, all signatures on this Letter of Transmittal must be guaranteed by a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States of America.

     2. EXECUTION AND DELIVERY. This Letter of Transmittal or a facsimile thereof must be properly filled in and signed by the registered owner or owners of the Shares being tendered and should be mailed or delivered with the Shares to the Exchange Agent at the appropriate address set forth herein. The method of delivery of all documents is at the election and risk of the owners of the Shares being tendered. However, it is suggested that all documents be delivered to the Exchange Agent in person or, if sent by mail, be sent by registered mail, return receipt requested, properly insured. No alternative, conditional or contingent tenders will be accepted. All tendering owners of a Share, by execution of this Letter of Transmittal, waive any right to receive any notice of the acceptance of their tender.

     3. DESCRIPTION OF SHARES. The Holder should complete the Description of Shares on the preceding page. The name of the "registered holder" should be the name on the certificate or a duly executed stock power or comparable document.

     4. CONSIDERATION ELECTION. The Holder should elect the consideration to be received for the Shares by checking only one of the two boxes beside Consideration Election. If a Holder fails to check either box, or checks both boxes, the Holder shall be deemed to have elected to receive 3 shares of Common Stock and $8.00 cash for each Share tendered.

     5. COMPLETION OF LETTER OF TRANSMITTAL. Signatures on all documents must correspond with the name of the registered holder of the tendered Shares as set forth on page 3 of this Letter of Transmittal (under the heading "Description of Shares") without alteration, enlargement or any change whatsoever, unless an authorized representative is signing on behalf of the registered owner. If the Shares tendered hereby are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal. If this Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Company of their authority so to act must be submitted to the Exchange Agent.

     6. ADDITIONAL COPIES. Additional copies of the exchange offer and this Letter of Transmittal may be obtained from the Information Agent at its address set forth on the last page of this Letter of Transmittal.

     7. TRANSFER TAXES. Transfer taxes imposed as a result of the purchase pursuant to the exchange offer, if any, will be paid by the Company, except that applicable transfer taxes will be deducted from a cash payment where such payment is to be made to other than the registered holder, thus involving an additional transfer.

     8. WAIVER OF CONDITIONS. The conditions set forth in this Letter of Transmittal are for the sole benefit of the Company and may be asserted on or before the Expiration Date by the Company regardless of the circumstances giving rise to any such conditions or may be waived at any one time and from time to time on or before the Expiration Date in the Company's sole discretion.

     9. TAXPAYER IDENTIFICATION NUMBER, SUBSTITUTE FORM W-9. The tendering holder of a Share is required to provide the Exchange Agent with his correct Taxpayer Identification Number ("TIN") on Substitute Form W-9 on the page following the last page of these instructions. Failure to provide the information on the form may subject the tendering holder to 30% withholding on the payment of the exchange consideration. If such holder is an individual, the taxpayer identification number is his social security number. The box in Part 3 of the form may be checked if the tendering holder has not been issued a TIN and has applied for a number or intends to apply for a number in the near future. If the box in Part 3 is checked and the Exchange Agent is not provided with a TIN within 60 days, the Exchange Agent will withhold 30% on all payments of the exchange consideration thereafter until a TIN is provided to the Exchange Agent, and the holder may be subject to a $500 penalty imposed by the Internal Revenue Service. In addition, payments that are made to such holder with respect to an exchanged Share pursuant to the exchange offer may be subject to backup withholding. If the backup withholding applies, the Exchange Agent is required to withhold 30% of any payments made to the holder of a Share. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained.

                              SUBSTITUTE FORM W-9

                        SUBSTITUTE FORM W-9 REQUEST FOR
                TAXPAYER IDENTIFICATION NUMBER AND CERTIFICATION

--------------------------------------------------------------------------------------------------------------
 PAYOR'S NAME:
--------------------------------------------------------------------------------------------------------------
 Name as shown on account (if joint, list first and circle name of the person or entity whose number you enter below):

Name ---------------------------------------------------------------------------------------------------------

Address ------------------------------------------------------------------------------------------------------

City, State and Zip Code -------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
 SUBSTITUTE                            TAXPAYER IDENTIFICATION
 FORM W-9                              NUMBER FOR ALL ACCOUNTS                  Social Security Number
                                       Enter your taxpayer
 DEPARTMENT OF THE TREASURY, INTERNAL  identification number in the       ----------------------------------
 REVENUE SERVICE                       appropriate box.
                                                                            Employer Identification Number
                                       For most individuals, this is
                                       your social security number. If    ----------------------------------
                                       you do not have a number, see the
                                       enclosed Guidelines.
                                      ------------------------------------------------------------------------
 PAYER'S REQUEST FOR TAXPAYER
 IDENTIFICATION NUMBER ("TIN") AND     Note:  If the account is in more than one name, see the chart in the
 CERTIFICATION                         enclosed Guidelines on which number to give the payor.
--------------------------------------------------------------------------------------------------------------
 CERTIFICATION -- Under penalties of perjury, I certify that:

(1) the number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me) and

(2) I am not subject to backup withholding either because I have not been notified by the Internal Revenue
    Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends, or the IRS has notified me that I am no longer subject to backup withholding.

CERTIFICATION INFORMATION -- You must cross out Item (2) above if you have been notified by the IRS that you are subject to backup withholding because of under reporting interest on dividends on your tax returns.
However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out Item (2). The certification requirement does not apply to real estate transactions, mortgage interest paid, the acquisition or abandonment of secured property, contributions as to an individual retirement account, and payments other than interest and dividend.

SIGNATURE: ---------------------------------------------------------------------  DATE: ----------------------
--------------------------------------------------------------------------------------------------------------

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING, PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU WROTE "APPLIED FOR" IN THE SPACE FOR THE TIN" ON SUBSTITUTE FORM W-9.

            CERTIFICATION OF AWAITING TAXPAYER IDENTIFICATION NUMBER

     I certify under the penalty of perjury that a taxpayer identification number has not been issued to me and either (a) I have mailed an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within 60 days, 30% of all reportable payments made to me thereafter will be withheld until I provide a number.

SIGNATURE: ----------------------------------------  DATE: ---------------------

     Any questions or requests for assistance or additional copies of the Prospectus and the Letter of Transmittal may be directed to Suzy W. Taylor toll free at the telephone number listed below. You may contact your broker, dealer, commercial bank or other nominee for assistance concerning the exchange offer.

                     FOR MORE INFORMATION, PLEASE CONTACT:

                                 SUZY W. TAYLOR
                           TOLL FREE: (866) 652-1810

                                                                      APPENDIX B

                  FAIRNESS OPINION OF KEEFE, BRUYETTE & WOODS

                 [LETTERHEAD OF KEEFE, BRUYETTE & WOODS, INC.]


                                                              September 27, 2002


Special Committee of The Board of Directors
FirstCity Financial Corporation
6400 Imperial Drive
P.O. Box 8216
Waco, TX 76712

Members of the Special Committee:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of Adjustable-Rate Redeemable Preferred Stock, par value $0.01 per share (the "New Preferred Stock"), of FirstCity Financial Corporation (the "Company") of the consideration offered in the proposed exchange offer (the "Exchange Offer"), pursuant to which the Company is proposing to exchange each outstanding share of New Preferred Stock for, at the election of each holder of New Preferred Stock, either: (a) $10.00 per share in cash and two shares of the Company's Common Stock, par value $0.01 per share ("Common Stock"), or (b) $8.00 per share in cash and three shares of the Company's Common Stock, and otherwise upon the terms and conditions provided in the Registration Statement on Form S-4 relating to the shares of Common Stock to be issued in the Exchange Offer (the "Registration Statement"). We have acted exclusively for the Special Committee of the Board of Directors of the Company in rendering this fairness opinion and will receive a fee from the Company for our services.

     Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of financial service company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to the Company. We may also, from time to time have a long or short position in, and buy or sell, debt or equity securities of the Company for our own account and for the accounts of our customers. To the extent we have any such positions as of the date of this opinion it has been disclosed to the Company.

     In connection with rendering our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of the Company and the Exchange Offer, including among other things, the following: (i) the Company's Annual Reports on Form 10-K and related financial information for the years ended December 31, 1996 to 2001; (ii) other financial information concerning the businesses and operations of the Company furnished to us by the Company for the purposes of its analysis; (iii) the publicly reported historical price and trading activity for the Company's Common Stock and New Preferred Stock since August 1997; (iv) with the senior management of the Company, the past and current business operations, results of these operations, regulatory relations, financial condition, and future prospects and such other matters we deemed relevant to our inquiry; (v) the financial terms of recent "going private" transactions and other selected transactions that we deemed relevant, to the extent publicly available; (vi) the current market environment generally and the Portfolio Asset acquisition environment in particular, and such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant; (vii) the principal recovery results achieved by certain fixed income investors from restructurings of companies in similar industries, as well as principal recovery results and market premiums paid to preferred investors, in recent tender offers performed by a troubled financial services company, and (viii) the pro forma impact of the Company's proposed transaction and other studies and analyses we considered appropriate.

     In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for the Company are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of the Company, nor have we examined any individual credit files.

     We have considered the following factors: (i) the historical and current financial position and results of operations of the Company; (ii) the assets and liabilities of the Company; (iii) the estimated pro forma financial condition of the Company, and (iv) the nature and terms of certain other transactions or events involving financial services companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the financial services industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

     In addition, we were not requested to and did not provide advice concerning the structure of the Exchange Offer. We did not participate in negotiations with respect to the terms of the Exchange Offer, and no opinion is expressed whether an alternative transaction or structure might produce consideration for the holders of New Preferred Stock in an amount in excess of that offered pursuant to the Exchange Offer.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration offered in the Exchange Offer is fair, from a financial point of view, to holders of the New Preferred Stock. We consent to this opinion being filed with the Securities and Exchange Commission and mailed to the stockholders of the Company as part of a prospectus constituting part of the Registration Statement.

                                          Very truly yours,

                                           /s/ KEEFE, BRUYETTE & WOODS, INC.
                                          --------------------------------------
                                              Keefe, Bruyette & Woods, Inc.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     FirstCity's Certificate of Incorporation provides that no director of FirstCity shall be liable to FirstCity or its stockholders for monetary damages for breach of fiduciary duty or the duty of care as a director, except for liability for breach of the director's duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, unlawful payment of dividends or stock purchases or redemptions, or transactions in which the director derived an improper personal benefit. FirstCity's Certificate of Incorporation provides for the indemnification of directors and officers to the fullest extent permitted by Delaware law.

     Generally, Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, including any action by or in the right of the corporation (unless such person was adjudged liable to the corporation, in which event indemnification is permitted if, but only to the extent that, the court in which such action was brought determined such indemnification is fair and reasonable) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving in such capacity for another corporation or entity at the request of the corporation, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Such indemnification may include all expenses (including attorneys' fees) and, in the case of any action other than an action by or in the right of the corporation, all judgments, fines and amounts paid in settlement, to the extent such expenses, judgments, fines and amounts were actually paid and reasonably incurred by the indemnified party in connection with such action.

ITEM 21(A).

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
   2.1    Joint Plan of Reorganization by First City Bancorporation of
          Texas, Inc., Official Committee of Equity Security Holders
          and J-Hawk Corporation, with the Participation of Cargill
          Financial Services Corporation, Under Chapter 11 of the
          United States Bankruptcy Code, Case No. 392-39474-HCA-11
          (incorporated herein by reference to Exhibit 2.1 of the
          Company's Current Report on Form 8-K dated July 3, 1995
          filed with the Commission on July 18, 1995).
   2.2    Agreement and Plan of Merger, dated as of July 3, 1995, by and between First City Bancorporation of Texas, Inc. and
          J-Hawk Corporation (incorporated herein by reference to
          Exhibit 2.2 of the Company's Current Report on Form 8-K
          dated July 3, 1995 filed with the Commission on July 18,
          1995).
   3.1    Amended and Restated Certificate of Incorporation of the
          Company (incorporated herein by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K dated July 3, 1995 filed with the Commission on July 18, 1995).
   3.2    Bylaws of the Company (incorporated herein by reference to
          Exhibit 3.2 of the Company's Current Report on Form 8-K
          dated July 3, 1995 filed with the Commission on July 18,
          1995).
   4.1    Certificate of Designations of the New Preferred Stock
          ($0.01 par value) of the Company (incorporated herein by
          reference to Exhibit 4.1 to the Company's Current Report on form 10-K dated March 24, 1998 filed with the Commission on
          March 26, 1998).
   4.2    Warrant Agreement, dated July 3, 1995, by and between the
          Company and American Stock Transfer & Trust Company, as
          Warrant Agent (incorporated herein by reference to Exhibit
          4.2 of the Company's Current Report on Form 8-K dated July
          3, 1995 filed with the Commission on July 18, 1995).

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
   4.3    Registration Rights Agreement, dated July 1, 1997, among the
          Company, Richard J. Gillen, Bernice J. Gillen, Harbor
          Financial Mortgage Company Employees Pension Plan, Lindsey
          Capital Corporation, Ed Smith and Thomas E. Smith
          (incorporated herein by reference to Exhibit 4.3 of the
          Company's Form 10-K dated March 24, 1998 filed with the
          Commission on March 26, 1998).
   4.4    Stock Purchase Agreement, dated March 24, 1998, between the
          Company and Texas Commerce Shareholders Company
          (incorporated herein by reference to Exhibit 4.4 of the
          Company's Form 10-K dated March 24, 1998 filed with the
          Commission on March 26, 1998).
   4.5    Registration Rights Agreement, dated March 24, 1998, between the Company and Texas Commerce Shareholders Company
          (incorporated herein by reference to Exhibit 4.5 of the
          Company's Form 10-K dated March 24, 1998 filed with the
          Commission on March 24, 1998).
  *5.1    Legal Opinion of Haynes and Boone, LLP.
  *8.1    Legal Opinion of Haynes and Boone, LLP regarding tax
          matters.
   9.1    Shareholder Voting Agreement, dated as of June 29, 1995,
          among ATARA I Ltd., James R. Hawkins, James T. Sartain and
          Cargill Financial Services Corporation (incorporated herein by reference to Exhibit 9.1 of the Company's Form 10-K dated
          March 24,1998 filed with the Commission on March 26, 1998).
  10.1    Trust Agreement of FirstCity Liquidating Trust, dated July
          3, 1995 (incorporated herein by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K dated July 3, 1995 filed with the Commission on July 18, 1995).
  10.2    Investment Management Agreement, dated July 3, 1995, between the Company and FirstCity Liquidating Trust (incorporated
          herein by reference to Exhibit 10.2 of the Company's Current
          Report on Form 8-K dated July 3, 1995 filed with the
          Commission on July 18, 1995).
  10.3    Lock-Box Agreement, dated July 11, 1995, among the Company,
          NationsBank of Texas, N.A., as lock-box agent, FirstCity
          Liquidating Trust, FCLT Loans, L.P., and the other
          Trust-Owned Affiliates signatory thereto, and each of
          NationsBank of Texas, N.A. and Fleet National Bank, as
          co-lenders (incorporated herein by reference to Exhibit 10.3 of the Company's Form 8-A/A dated August 25, 1995 filed with the Commission on August 25, 1995).
  10.4    Custodial Agreement, dated July 11, 1995, among Fleet
          National Bank, as custodian, Fleet National Bank, as agent,
          FCLT Loans, L.P., FirstCity Liquidating Trust, and the
          Company (incorporated herein by reference to Exhibit 10.4 of the Company's Form 8-A/A dated August 25, 1995 filed with
          the Commission on August 25, 1995).
  10.5    Tier 3 Custodial Agreement, dated July 11, 1995, among the
          Company, as custodian, Fleet National Bank, as agent, FCLT
          Loans, L.P., FirstCity Liquidating Trust, and the Company,
          as servicer (incorporated herein by reference to Exhibit
          10.5 of the Company's Form 8-A/A dated August 25, 1995 filed with the Commission on August 25, 1995).
  10.6    12/97 Amended and Restated Facilities Agreement, dated
          effective as of December 3, 1997, among Harbor Financial
          Mortgage Corporation, New America Financial, Inc., Texas
          Commerce Bank National Association and the other warehouse lenders party thereto (incorporated herein by reference to
          Exhibit 10.6 of the Company's Form 10-K dated March 24, 1998 filed with the Commission March 26, 1998).
  10.7    Modification Agreement, dated January 26, 1998, to the
          Amended and Restated Facilities Agreement, dated as of
          December 3, 1997, among Harbor Financial Mortgage
          Corporation, New America Financial, Inc. and Chase Bank of
          Texas, National Association (formerly known as Texas
          Commerce Bank National Association) (incorporated herein by reference to Exhibit 10.7 of the Company's Form 10-K dated
          March 24, 1998 filed with the Commission March 26, 1998).
  10.8    $50,000,000 3/98 Chase Texas Temporary Additional Warehouse
          Note, dated March 17, 1998, by Harbor Financial Mortgage
          Corporation and New America Financial, Inc., in favor of
          Chase Bank of Texas, National Association (incorporated
          herein by reference to Exhibit 10.8 of the Company's Form
          10-K dated March 24, 1998 filed with the Commission March
          26, 1998).
  10.9    Employment Agreement, dated as of July 1, 1997, by and
          between Harbor Financial Mortgage Corporation and Richard J.
          Gillen (incorporated herein by reference to Exhibit 10.9 of the Company's 10-K dated March 24, 1998 filed with the
          Commission March 26, 1998).

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
  10.10   Employment Agreement, dated as of September 8, 1997, by and between FirstCity Funding Corporation and Thomas R. Brower, with similar agreements between FC Capital Corp. and each of
          James H. Aronoff and Christopher J. Morrissey (incorporated herein by reference to Exhibit 10.10 of the Company's Form
          10-K dated March 24, 1998 filed with the Commission March
          26, 1998).
  10.11   Shareholder Agreement, dated as of September 8, 1997, among
          FirstCity Funding Corporation, FirstCity Consumer Lending
          Corporation, Thomas R. Brower, Scot A. Foith, Thomas G.
          Dundon, R. Tyler Whann, Bradley C. Reeves, Stephen H. Trent
          and Blake P. Bozman (incorporated herein by reference to
          Exhibit 10.11 of the Company's Form 10-K dated March 24,
          1998 filed with the Commission March 26, 1998).
  10.12   Revolving Credit Loan Agreement, dated as of March 20, 1998, by and between FC Properties, Ltd. and Nomura Asset Capital
          Corporation (incorporated herein by reference to Exhibit
          10.12 of the Company's Form 10-K dated March 24, 1998 filed with the Commission March 26, 1998).
  10.13   Revolving Credit Loan Agreement, dated as of February 27,
          1998, by and between FH Partners, L.P. and Nomura Asset
          Capital Corporation (incorporated herein by reference to
          Exhibit 10.13 of the Company's Form 10-K dated March 24,
          1998 filed with the Commission March 26, 1998).
  10.14   Note Agreement, dated as of June 6, 1997, among Bosque Asset
          Corp., SVD Realty, L.P., SOWAMCO XXII, LTD., Bosque
          Investment Realty Partners, L.P. and Bankers Trust Company
          of California, N.A. (incorporated herein by reference to
          Exhibit 10.14 of the Company's Form 10-K dated March 24,
          1998 filed with the Commission March 26, 1998).
  10.15   60,000,000 French Franc Revolving Promissory Note, dated
          September 25, 1997, by J-Hawk International Corporation in
          favor of the Bank of Scotland (incorporated herein by
          reference to Exhibit 10.15 of the Company's Form 10-K dated
          March 24, 1998 filed with the Commission March 26, 1998).
  10.16   Loan Agreement, dated as of September 25, 1997, by and
          between Bank of Scotland and J-Hawk International
          Corporation (incorporated herein reference to Exhibit 10.16 of the Company's Form 10-K dated March 24, 1998 filed with the Commission March 26, 1998).
  10.17   Guaranty Agreement, dated as of September 25, 1997, by
          J-Hawk (incorporated herein by reference to Exhibit 10.17 of the Company's Form 10-K dated March 24, 1998 filed with the
          Commission March 26, 1998).
  10.18   Guaranty Agreement, dated as of September 25, 1997, by
          FirstCity Financial Corporation in favor of Bank of Scotland
          (incorporated herein by reference to Exhibit 10.18 of the
          Company's Form 10-K dated March 24, 1998 filed with the
          Commission March 26, 1998).
  10.19   Warehouse Credit Agreement, dated as of May 17, 1996, among
          ContiTrade Services L.L.C., N.A.F. Auto Loan Trust and
          National Auto Funding Corporation (incorporated herein by
          reference to Exhibit 10.19 of the Company's Form 10-K dated
          March 24, 1998 filed with the Commission March 26, 1998).
  10.20   Funding Commitment, dated as of May 17, 1996 by and between
          ContiTrade Services L.L.C. and the Company (incorporated
          herein by reference to Exhibit 10.20 of the Company's Form
          10-K dated March 24, 1998 filed with the Commission March
          26, 1998).
  10.21   Revolving Credit Agreement, dated as of December 29, 1995, by and between the Company and Cargill Financial Services
          Corporation, as amended by the Eighth Amendment to Revolving
          Credit Agreement dated February 1998 (incorporated herein by reference to Exhibit 10.21 of the Company's Form 10-K dated
          March 24, 1998 filed with the Commission March 26, 1998).
  10.22   Master Repurchase Agreement Governing Purchased and Sales of
          Mortgage Loans, dated as of July 1998, between Lehman
          Commercial Paper Inc. and FHB Funding Corp. (incorporated
          herein by reference to Exhibit 10.1 of the Company's Form
          10-Q dated August 14, 1998, filed with the Commission August
          18, 1998).
  10.23   Warehouse Credit Agreement, dated as of April 30, 1998 among
          ContiTrade Services, L.L.C., FirstCity Consumer Lending
          Corporation, FirstCity Auto Receivables L.L.C. and FirstCity
          Financial Corporation (incorporated herein by reference to
          Exhibit 10.2 of the Company's Form 10-Q dated August 14,
          1998, filed with the Commission August 16, 1998).

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
  10.24   Servicing Agreement, dated as of April 30, 1998 among
          FirstCity Auto Receivables L.L.C., FirstCity Servicing
          Corporation of California, FirstCity Consumer Lending
          Corporation and ContiTrade Services L.L.C. (incorporated
          herein by reference to Exhibit 10.3 of the Company's Form
          10-Q dated August 14, 1998, filed with the Commission August
          16, 1998).
  10.25   Security and Collateral Agreement, dated as of April 30,
          1998 among FirstCity Auto Receivables L.L.C., ContiTrade
          Services L.L.C. and Chase Bank of Texas, National
          Association (incorporated herein by reference to Exhibit
          10.4 of the Company's Form 10-Q dated August 14, 1998, filed with the Commission August 16, 1998).
  10.26   Loan Agreement, dated as of July 24, 1998, between FirstCity
          Commercial Corporation and CFSC Capital Corp. XXX
          (incorporated herein by reference Exhibit 10.5 of the
          Company's Form 10-Q dated August 14, 1998, filed with the
          Commission on August 18, 1998).
  10.27   Loan Agreement, dated April 8, 1998 between Bank of Scotland and the Company (incorporated herein by reference to Exhibit
          10.6 of the Company's Form 10-Q dated August 14, 1998, filed with the Commission on August 18, 1998).
  10.28   First Amendment to Loan Agreement, dated July 20, 1998,
          between Bank of Scotland and the Company (incorporated
          herein by reference to Exhibit 10.7 of the Company's Form
          10-Q dated August 14, 1998, filed with the Commission on
          August 18, 1998).
  10.29   Employment Agreement, dated October 1, 1998, by and between
          FirstCity Financial Mortgage Corporation, and Buddy L.
          Terrell (incorporated herein by reference to Exhibit 10.29 of the Company's Form 10-Q dated May 17, 1999, filed with
          the Commission on May 17, 1999).
  10.30   Security Agreement, dated as of April 30, 1998 among
          Enterprise Funding Corporation, FCAR Receivables L.L.C.,
          MBIA Insurance Corporation, FirstCity Funding Corporation,
          NationsBank N.A. and CSC Logic/MSA LLP d/b/a Loan Servicing
          Enterprise (incorporated herein by reference to Exhibit
          10.30 of the Company's Form 10-Q dated May 17, 1999, filed with the Commission on May 17, 1999).
  10.31   Note purchase agreement, dated March 30, 1999 among
          Enterprise Funding Corporation, FCAR Receivables, L.L.C. and
          NationsBank, N.A. (incorporated herein by reference to
          Exhibit 10.31 of the Company's Form 10-Q dated May 17, 1999, filed with the Commission on May 17, 1999).
  10.32   Custodian Agreement, dated March 30, 1999, among FCAR
          Receivables L.L.C., FirstCity Funding Corporation,
          NationsBank, N.A., Enterprise Funding Corporation and Chase
          Bank of Texas, N.A. (incorporated herein by reference to
          Exhibit 10.32 of the Company's Form 10-Q dated May 17, 1999, filed with the Commission on May 17, 1999).
  10.33   Credit agreement dated effective as of May 28, 1999 made by and among Harbor Financial Mortgage, New America Financial,
          Inc., FirstCity Financial Mortgage Corporation, and Guaranty
          Federal Bank F.S.B. as Administrative Agent and Bank One,
          Texas, N.A. as Collateral Agent (incorporated herein by
          reference to Exhibit 10.33 of the Company's Form 10-Q dated
          August 16, 1999, filed with the Commission on August 16,
          1999).
  10.34   Tenth Amendment to Loan Agreement, dated August 11, 1999
          between Bank of Scotland and the Company (incorporated
          herein by reference to Exhibit 10.34 of the Company's Form
          10-Q dated August 16, 1999, filed with the Commission on
          August 16, 1999).
  10.35   Amended and Restated Loan Agreement, dated December 20,
          1999, by and among FirstCity Financial Corporation as
          Borrower and the Lenders named therein, as Lenders and Bank of Scotland as Agent (incorporated herein by reference to
          Exhibit 10.1 of the Company's Form 8-K dated December 22,
          1999, filed with the Commission on December 28, 1999).
  10.36   Subordinated Secured Senior Note Purchase Agreement, dated
          December 20, 1999, between FirstCity Financial Corporation, as Issuer and IFA Corporation, as Purchaser (incorporated
          herein by reference to Exhibit 10.2 of the Company's Form
          8-K dated December 22, 1999, filed with the Commission on
          December 28, 1999).
  10.37   Employment Agreement, dated October 1, 1999, by and between
          FirstCity Commercial Corporation and Terry R. DeWitt
          (incorporated herein by reference to Exhibit 10.37 of the
          Company's Form 10-K dated February 8, 2000, filed with the commission on February 8, 2000).

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
  10.38   Employment Agreement, dated October 1, 1999, by and between
          FirstCity Commercial Corporation and G. Stephen Fillip
          (incorporated herein by reference to Exhibit 10.38 of the
          Company's Form 10-K dated February 8, 2000, filed with the
          Commission on February 8, 2000).
  10.39   Shareholder Agreement, dated October 1, 1999, by and among
          FirstCity Holdings Corporation, FirstCity Commercial
          Corporation, Terry R. DeWitt, G. Stephen Fillip and James C.
          Holmes (incorporated herein by reference to Exhibit 10.39 of the Company's Form 10-K dated February 8, 2000, filed with the commission on February 8, 2000).
  10.40   Securities Purchase Agreement, dated as of August 18, 2000, by and among the Company, Consumer Corp., Funding LP,
          Funding GP, IFA-GP and IFA-LP (incorporated herein by
          reference to Exhibit 10.40 of the Company's Form 8-K dated
          August 25, 2000, filed with the Commission on September 11,
          2000).
  10.41   Contribution and Assumption Agreement by and between
          Consumer Corp. and Drive dated as of August 18, 2000
          (incorporated herein by reference to Exhibit 10.41 of the
          Company's Form 8-K dated August 25, 2000, filed with the
          Commission on September 11, 2000).
  10.42   Contribution and Assumption Agreement by and between Funding
          LP and Drive dated as of August 18, 2000 (incorporated
          herein by reference to Exhibit 10.42 of the Company's Form
          8-K dated August 25, 2000, filed with the Commission on
          September 11, 2000).
  10.43   Second Amendment to Amended and Restated Loan Agreement,
          dated December 20, 1999, by and among the Company, as
          borrower, and the Lenders, as lenders, and Bank of Scotland, as Agent (incorporated herein by reference to Exhibit 10.43 of the Company's Form 8-K dated August 25, 2000, filed with the Commission on September 11, 2000).
  10.44   Receivables Financing Agreement, dated August 18, 2000,
          among Drive BOS LP, Drive Financial Services LP, each
          Lender, IPA Inc. and Wells Fargo Bank Minnesota, N.A.
          (incorporated herein by reference to Exhibit 10.44 of the
          Company's Form 10-K dated April 13, 2001, filed with the
          Commission on April 13, 2001).
  10.45   Amendment to Loan Agreement and extension of Promissory
          Note, dated January 12, 2001, by and between FirstCity
          Holdings Corporation and CSFC Capital Corp. XXX
          (incorporated herein by reference to Exhibit 10.45 of the
          Company's Form 10-K dated April 13, 2001, filed with the
          Commission on April 13, 2001).
  10.46   Second Amendment, dated as of February 16, 2001, to the
          Receivables Financing Agreement, dated as of August 18,
          2000, among Drive BOS LP, Drive Financial Services LP the
          Lenders party thereto, IPA Incorporated and Wells Fargo Bank
          Minnesota, N.A. (incorporated herein by reference to Exhibit
          10.46 of the Company's Form 10-K dated April 13, 2001, filed with the Commission on April 13, 2001).
  10.47   Subordinate Capital Loan Agreement, dated as of February 16,
          2001, among Drive Financial Services LP, DRIVE BOS LP, the financial institutions from time to time party hereto and
          IPA Incorporated (incorporated herein by reference to
          Exhibit 10.47 of the Company's Form 10-K dated April 13,
          2001, filed with the Commission on April 13, 2001).
  10.48   Amended and Restated Amendment #4 (Option and Option
          Warrant), dated as of December 31, 2001, between the Company and BoS(USA) Inc. (incorporated herein by reference to
          Exhibit 99.1 of the Company's Form 8-K dated January 18,
          2002, filed with the Commission on January 18, 2002).
 *10.49   Confirmation Letter, dated January 28, 2002, among First
          City, BoS(USA) and Bank of Scotland.
**10.50   Commitment Letter, dated September 25, 2002, between
          FirstCity Financial Corporation and BoS(USA), Inc.
**12.1    Computation of Ratio of Earnings to Fixed Charges.
 *21.1    Subsidiaries of the Registrant.
**23.1    Consents of KPMG LLP.
 *23.2    Consent of Haynes and Boone, LLP (included in its opinion
          filed as Exhibit 5.1).
 *24.1    Power of Attorney.

---------------

* Previously filed.

** Filed herewith.

ITEM 22.  UNDERTAKINGS

     (a)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such an amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim or indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant, FirstCity Financial Corporation, has duly caused this Pre-Effective Amendment No. 3 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waco, the State of Texas, on the 30th day of September, 2002.


                                          FIRSTCITY FINANCIAL CORPORATION

                                          By:     /s/ JAMES T. SARTAIN
                                            ------------------------------------
                                                      James T. Sartain
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 3 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                    SIGNATURE                                     TITLE                      DATE
                    ---------                                     -----                      ----

                        *                               Chairman of the Board and     September 30, 2002
 ------------------------------------------------               Director
                 James R. Hawkins


               /s/ JAMES T. SARTAIN                    President, Chief Executive     September 30, 2002
 ------------------------------------------------         Officer, and Director
                 James T. Sartain                     (Principal Executive Officer)


                        *                            Senior Vice President and Chief  September 30, 2002
 ------------------------------------------------     Financial Officer (Principal
                  J. Bryan Baker                           Financial Officer)


                        *                                       Director              September 30, 2002
 ------------------------------------------------
                 Richard E. Bean


                        *                                       Director              September 30, 2002
 ------------------------------------------------
                  C. Ivan Wilson


                        *                                       Director              September 30, 2002
 ------------------------------------------------
                Robert E. Garrison


                        *                                       Director              September 30, 2002
 ------------------------------------------------
                   Dane Fulmer


                        *                                       Director              September 30, 2002
 ------------------------------------------------
                  Jeffrey D. Leu


                                          *By:   /s/ JAMES T. SARTAIN
                                          --------------------------------------
                                           James T. Sartain, pursuant to powers
                                                            of
                                            attorney previously filed with the
                                            Securities and Exchange Commission

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
   2.1    Joint Plan of Reorganization by First City Bancorporation of
          Texas, Inc., Official Committee of Equity Security Holders
          and J-Hawk Corporation, with the Participation of Cargill
          Financial Services Corporation, Under Chapter 11 of the
          United States Bankruptcy Code, Case No. 392-39474-HCA-11
          (incorporated herein by reference to Exhibit 2.1 of the
          Company's Current Report on Form 8-K dated July 3, 1995
          filed with the Commission on July 18, 1995).
   2.2    Agreement and Plan of Merger, dated as of July 3, 1995, by and between First City Bancorporation of Texas, Inc. and
          J-Hawk Corporation (incorporated herein by reference to
          Exhibit 2.2 of the Company's Current Report on Form 8-K
          dated July 3, 1995 filed with the Commission on July 18,
          1995).
   3.1    Amended and Restated Certificate of Incorporation of the
          Company (incorporated herein by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K dated July 3, 1995 filed with the Commission on July 18, 1995).
   3.2    Bylaws of the Company (incorporated herein by reference to
          Exhibit 3.2 of the Company's Current Report on Form 8-K
          dated July 3, 1995 filed with the Commission on July 18,
          1995).
   4.1    Certificate of Designations of the New Preferred Stock
          ($0.01 par value) of the Company (incorporated herein by
          reference to Exhibit 4.1 to the Company's Current Report on form 10-K dated March 24, 1998 filed with the Commission on
          March 26, 1998).
   4.2    Warrant Agreement, dated July 3, 1995, by and between the
          Company and American Stock Transfer & Trust Company, as
          Warrant Agent (incorporated herein by reference to Exhibit
          4.2 of the Company's Current Report on Form 8-K dated July
          3, 1995 filed with the Commission on July 18, 1995).
   4.3    Registration Rights Agreement, dated July 1, 1997, among the
          Company, Richard J. Gillen, Bernice J. Gillen, Harbor
          Financial Mortgage Company Employees Pension Plan, Lindsey
          Capital Corporation, Ed Smith and Thomas E. Smith
          (incorporated herein by reference to Exhibit 4.3 of the
          Company's Form 10-K dated March 24, 1998 filed with the
          Commission on March 26, 1998).
   4.4    Stock Purchase Agreement, dated March 24, 1998, between the
          Company and Texas Commerce Shareholders Company
          (incorporated herein by reference to Exhibit 4.4 of the
          Company's Form 10-K dated March 24, 1998 filed with the
          Commission on March 26, 1998).
   4.5    Registration Rights Agreement, dated March 24, 1998, between the Company and Texas Commerce Shareholders Company
          (incorporated herein by reference to Exhibit 4.5 of the
          Company's Form 10-K dated March 24, 1998 filed with the
          Commission on March 24, 1998).
  *5.1    Legal Opinion of Haynes and Boone, LLP.
  *8.1    Legal Opinion of Haynes and Boone, LLP regarding tax
          matters.
   9.1    Shareholder Voting Agreement, dated as of June 29, 1995,
          among ATARA I Ltd., James R. Hawkins, James T. Sartain and
          Cargill Financial Services Corporation (incorporated herein by reference to Exhibit 9.1 of the Company's Form 10-K dated
          March 24,1998 filed with the Commission on March 26, 1998).
  10.1    Trust Agreement of FirstCity Liquidating Trust, dated July
          3, 1995 (incorporated herein by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K dated July 3, 1995 filed with the Commission on July 18, 1995).
  10.2    Investment Management Agreement, dated July 3, 1995, between the Company and FirstCity Liquidating Trust (incorporated
          herein by reference to Exhibit 10.2 of the Company's Current
          Report on Form 8-K dated July 3, 1995 filed with the
          Commission on July 18, 1995).
  10.3    Lock-Box Agreement, dated July 11, 1995, among the Company,
          NationsBank of Texas, N.A., as lock-box agent, FirstCity
          Liquidating Trust, FCLT Loans, L.P., and the other
          Trust-Owned Affiliates signatory thereto, and each of
          NationsBank of Texas, N.A. and Fleet National Bank, as
          co-lenders (incorporated herein by reference to Exhibit 10.3 of the Company's Form 8-A/A dated August 25, 1995 filed with the Commission on August 25, 1995).

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
  10.4    Custodial Agreement, dated July 11, 1995, among Fleet
          National Bank, as custodian, Fleet National Bank, as agent,
          FCLT Loans, L.P., FirstCity Liquidating Trust, and the
          Company (incorporated herein by reference to Exhibit 10.4 of the Company's Form 8-A/A dated August 25, 1995 filed with
          the Commission on August 25, 1995).
  10.5    Tier 3 Custodial Agreement, dated July 11, 1995, among the
          Company, as custodian, Fleet National Bank, as agent, FCLT
          Loans, L.P., FirstCity Liquidating Trust, and the Company,
          as servicer (incorporated herein by reference to Exhibit
          10.5 of the Company's Form 8-A/A dated August 25, 1995 filed with the Commission on August 25, 1995).
  10.6    12/97 Amended and Restated Facilities Agreement, dated
          effective as of December 3, 1997, among Harbor Financial
          Mortgage Corporation, New America Financial, Inc., Texas
          Commerce Bank National Association and the other warehouse lenders party thereto (incorporated herein by reference to
          Exhibit 10.6 of the Company's Form 10-K dated March 24, 1998 filed with the Commission March 26, 1998).
  10.7    Modification Agreement, dated January 26, 1998, to the
          Amended and Restated Facilities Agreement, dated as of
          December 3, 1997, among Harbor Financial Mortgage
          Corporation, New America Financial, Inc. and Chase Bank of
          Texas, National Association (formerly known as Texas
          Commerce Bank National Association). (incorporated herein by reference to Exhibit 10.7 of the Company's Form 10-K dated
          March 24, 1998 filed with the Commission March 26, 1998).
  10.8    $50,000,000 3/98 Chase Texas Temporary Additional Warehouse
          Note, dated March 17, 1998, by Harbor Financial Mortgage
          Corporation and New America Financial, Inc., in favor of
          Chase Bank of Texas, National Association. (incorporated
          herein by reference to Exhibit 10.8 of the Company's Form
          10-K dated March 24, 1998 filed with the Commission March
          26, 1998).
  10.9    Employment Agreement, dated as of July 1, 1997, by and
          between Harbor Financial Mortgage Corporation and Richard J.
          Gillen. (incorporated herein by reference to Exhibit 10.9 of the Company's 10-K dated March 24, 1998 filed with the
          Commission March 26, 1998).
  10.10   Employment Agreement, dated as of September 8, 1997, by and between FirstCity Funding Corporation and Thomas R. Brower, with similar agreements between FC Capital Corp. and each of
          James H. Aronoff and Christopher J. Morrissey (incorporated herein by reference to Exhibit 10.10 of the Company's Form
          10-K dated March 24, 1998 filed with the Commission March
          26, 1998).
  10.11   Shareholder Agreement, dated as of September 8, 1997, among
          FirstCity Funding Corporation, FirstCity Consumer Lending
          Corporation, Thomas R. Brower, Scot A. Foith, Thomas G.
          Dundon, R. Tyler Whann, Bradley C. Reeves, Stephen H. Trent
          and Blake P. Bozman (incorporated herein by reference to
          Exhibit 10.11 of the Company's Form 10-K dated March 24,
          1998 filed with the Commission March 26, 1998).
  10.12   Revolving Credit Loan Agreement, dated as of March 20, 1998, by and between FC Properties, Ltd. and Nomura Asset Capital
          Corporation. (incorporated herein by reference to Exhibit
          10.12 of the Company's Form 10-K dated March 24, 1998 filed with the Commission March 26, 1998).
  10.13   Revolving Credit Loan Agreement, dated as of February 27,
          1998, by and between FH Partners, L.P. and Nomura Asset
          Capital Corporation (incorporated herein by reference to
          Exhibit 10.13 of the Company's Form 10-K dated March 24,
          1998 filed with the Commission March 26, 1998).
  10.14   Note Agreement, dated as of June 6, 1997, among Bosque Asset
          Corp., SVD Realty, L.P., SOWAMCO XXII, LTD., Bosque
          Investment Realty Partners, L.P. and Bankers Trust Company
          of California, N.A. (incorporated herein by reference to
          Exhibit 10.14 of the Company's Form 10-K dated March 24,
          1998 filed with the Commission March 26, 1998).
  10.15   60,000,000 French Franc Revolving Promissory Note, dated
          September 25, 1997, by J-Hawk International Corporation in
          favor of the Bank of Scotland (incorporated herein by
          reference to Exhibit 10.15 of the Company's Form 10-K dated
          March 24, 1998 filed with the Commission March 26, 1998).
  10.16   Loan Agreement, dated as of September 25, 1997, by and
          between Bank of Scotland and J-Hawk International
          Corporation. (incorporated herein reference to Exhibit 10.16 of the Company's Form 10-K dated March 24, 1998 filed with the Commission March 26, 1998).

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
  10.17   Guaranty Agreement, dated as of September 25, 1997, by
          J-Hawk (incorporated herein by reference to Exhibit 10.17 of the Company's Form 10-K dated March 24, 1998 filed with the
          Commission March 26, 1998).
  10.18   Guaranty Agreement, dated as of September 25, 1997, by
          FirstCity Financial Corporation in favor of Bank of Scotland
          (incorporated herein by reference to Exhibit 10.18 of the
          Company's Form 10-K dated March 24, 1998 filed with the
          Commission March 26, 1998).
  10.19   Warehouse Credit Agreement, dated as of May 17, 1996, among
          ContiTrade Services L.L.C., N.A.F. Auto Loan Trust and
          National Auto Funding Corporation (incorporated herein by
          reference to Exhibit 10.19 of the Company's Form 10-K dated
          March 24, 1998 filed with the Commission March 26, 1998).
  10.20   Funding Commitment, dated as of May 17, 1996 by and between
          ContiTrade Services L.L.C. and the Company (incorporated
          herein by reference to Exhibit 10.20 of the Company's Form
          10-K dated March 24, 1998 filed with the Commission March
          26, 1998).
  10.21   Revolving Credit Agreement, dated as of December 29, 1995, by and between the Company and Cargill Financial Services
          Corporation, as amended by the Eighth Amendment to Revolving
          Credit Agreement dated February 1998 (incorporated herein by reference to Exhibit 10.21 of the Company's Form 10-K dated
          March 24, 1998 filed with the Commission March 26, 1998).
  10.22   Master Repurchase Agreement Governing Purchased and Sales of
          Mortgage Loans, dated as of July 1998, between Lehman
          Commercial Paper Inc. and FHB Funding Corp. (incorporated
          herein by reference to Exhibit 10.1 of the Company's Form
          10-Q dated August 14, 1998, filed with the Commission August
          18, 1998).
  10.23   Warehouse Credit Agreement, dated as of April 30, 1998 among
          ContiTrade Services, L.L.C., FirstCity Consumer Lending
          Corporation, FirstCity Auto Receivables L.L.C. and FirstCity
          Financial Corporation (incorporated herein by reference to
          Exhibit 10.2 of the Company's Form 10-Q dated August 14,
          1998, filed with the Commission August 16, 1998).
  10.24   Servicing Agreement, dated as of April 30, 1998 among
          FirstCity Auto Receivables L.L.C. , FirstCity Servicing
          Corporation of California, FirstCity Consumer Lending
          Corporation and ContiTrade Services L.L.C. (incorporated
          herein by reference to Exhibit 10.3 of the Company's Form
          10-Q dated August 14, 1998, filed with the Commission August
          16, 1998).
  10.25   Security and Collateral Agreement, dated as of April 30,
          1998 among FirstCity Auto Receivables L.L.C., ContiTrade
          Services L.L.C. and Chase Bank of Texas, National
          Association (incorporated herein by reference to Exhibit
          10.4 of the Company's Form 10-Q dated August 14, 1998, filed with the Commission August 16, 1998).
  10.26   Loan Agreement, dated as of July 24, 1998, between FirstCity
          Commercial Corporation and CFSC Capital Corp. XXX
          (incorporated herein by reference Exhibit 10.5 of the
          Company's Form 10-Q dated August 14, 1998, filed with the
          Commission on August 18, 1998).
  10.27   Loan Agreement, dated April 8, 1998 between Bank of Scotland and the Company (incorporated herein by reference to Exhibit
          10.6 of the Company's Form 10-Q dated August 14, 1998, filed with the Commission on August 18, 1998).
  10.28   First Amendment to Loan Agreement, dated July 20, 1998,
          between Bank of Scotland and the Company (incorporated
          herein by reference to Exhibit 10.7 of the Company's Form
          10-Q dated August 14, 1998, filed with the Commission on
          August 18, 1998).
  10.29   Employment Agreement, dated October 1, 1998, by and between
          FirstCity Financial Mortgage Corporation, and Buddy L.
          Terrell (incorporated herein by reference to Exhibit 10.29 of the Company's Form 10-Q dated May 17, 1999, filed with
          the Commission on May 17, 1999).
  10.30   Security Agreement, dated as of April 30, 1998 among
          Enterprise Funding Corporation, FCAR Receivables L.L.C.,
          MBIA Insurance Corporation, FirstCity Funding Corporation,
          NationsBank N.A. and CSC Logic/MSA LLP d/b/a Loan Servicing
          Enterprise (incorporated herein by reference to Exhibit
          10.30 of the Company's Form 10-Q dated May 17, 1999, filed with the Commission on May 17, 1999).

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
  10.31   Note purchase agreement, dated March 30, 1999 among
          Enterprise Funding Corporation, FCAR Receivables, L.L.C. and
          NationsBank, N.A. (incorporated herein by reference to
          Exhibit 10.31 of the Company's Form 10-Q dated May 17, 1999, filed with the Commission on May 17, 1999).
  10.32   Custodian Agreement, dated March 30, 1999, among FCAR
          Receivables L.L.C., FirstCity Funding Corporation,
          NationsBank, N.A., Enterprise Funding Corporation and Chase
          Bank of Texas, N.A. (incorporated herein by reference to
          Exhibit 10.32 of the Company's Form 10-Q dated May 17, 1999, filed with the Commission on May 17, 1999).
  10.33   Credit agreement dated effective as of May 28, 1999 made by and among Harbor Financial Mortgage, New America Financial,
          Inc., FirstCity Financial Mortgage Corporation, and Guaranty
          Federal Bank F.S.B. as Administrative Agent and Bank One,
          Texas, N.A. as Collateral Agent (incorporated herein by
          reference to Exhibit 10.33 of the Company's Form 10-Q dated
          August 16, 1999, filed with the Commission on August 16,
          1999).
  10.34   Tenth Amendment to Loan Agreement, dated August 11, 1999
          between Bank of Scotland and the Company (incorporated
          herein by reference to Exhibit 10.34 of the Company's Form
          10-Q dated August 16, 1999, filed with the Commission on
          August 16, 1999).
  10.35   Amended and Restated Loan Agreement, dated December 20,
          1999, by and among FirstCity Financial Corporation as
          Borrower and the Lenders named therein, as Lenders and Bank of Scotland as Agent (incorporated herein by reference to
          Exhibit 10.1 of the Company's Form 8-K dated December 22,
          1999, filed with the Commission on December 28, 1999).
  10.36   Subordinated Secured Senior Note Purchase Agreement, dated
          December 20, 1999, between FirstCity Financial Corporation, as Issuer and IFA Corporation, as Purchaser (incorporated
          herein by reference to Exhibit 10.2 of the Company's Form
          8-K dated December 22, 1999, filed with the Commission on
          December 28, 1999).
  10.37   Employment Agreement, dated October 1, 1999, by and between
          FirstCity Commercial Corporation and Terry R. DeWitt
          (incorporated herein by reference to Exhibit 10.37 of the
          Company's Form 10-K dated February 8, 2000, filed with the commission on February 8, 2000).
  10.38   Employment Agreement, dated October 1, 1999, by and between
          FirstCity Commercial Corporation and G. Stephen Fillip
          (incorporated herein by reference to Exhibit 10.38 of the
          Company's Form 10-K dated February 8, 2000, filed with the
          Commission on February 8, 2000).
  10.39   Shareholder Agreement, dated October 1, 1999, by and among
          FirstCity Holdings Corporation, FirstCity Commercial
          Corporation, Terry R. DeWitt, G. Stephen Fillip and James C.
          Holmes (incorporated herein by reference to Exhibit 10.39 of the Company's Form 10-K dated February 8, 2000, filed with the commission on February 8, 2000).
  10.40   Securities Purchase Agreement, dated as of August 18, 2000, by and among the Company, Consumer Corp., Funding LP,
          Funding GP, IFA-GP and IFA-LP (incorporated herein by
          reference to Exhibit 10.40 of the Company's Form 8-K dated
          August 25, 2000, filed with the Commission on September 11,
          2000).
  10.41   Contribution and Assumption Agreement by and between
          Consumer Corp. and Drive dated as of August 18, 2000
          (incorporated herein by reference to Exhibit 10.41 of the
          Company's Form 8-K dated August 25, 2000, filed with the
          Commission on September 11, 2000).
  10.42   Contribution and Assumption Agreement by and between Funding
          LP and Drive dated as of August 18, 2000 (incorporated
          herein by reference to Exhibit 10.42 of the Company's Form
          8-K dated August 25, 2000, filed with the Commission on
          September 11, 2000).
  10.43   Second Amendment to Amended and Restated Loan Agreement,
          dated December 20, 1999, by and among the Company, as
          borrower, and the Lenders, as lenders, and Bank of Scotland, as Agent (incorporated herein by reference to Exhibit 10.43 of the Company's Form 8-K dated August 25, 2000, filed with the Commission on September 11, 2000).
  10.44   Receivables Financing Agreement, dated August 18, 2000,
          among Drive BOS LP, Drive Financial Services LP, each
          Lender, IPA Inc. and Wells Fargo Bank Minnesota, N.A.
          (incorporated herein by reference to Exhibit 10.44 of the
          Company's Form 10-K dated April 13, 2001, filed with the
          Commission on April 13, 2001).

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBIT
-------                      ----------------------
  10.45   Amendment to Loan Agreement and extension of Promissory
          Note, dated January 12, 2001, by and between FirstCity
          Holdings Corporation and CSFC Capital Corp. XXX
          (incorporated herein by reference to Exhibit 10.45 of the
          Company's Form 10-K dated April 13, 2001, filed with the
          Commission on April 13, 2001).
  10.46   Second Amendment, dated as of February 16, 2001, to the
          Receivables Financing Agreement, dated as of August 18,
          2000, among Drive BOS LP, Drive Financial Services LP the
          Lenders party thereto, IPA Incorporated and Wells Fargo Bank
          Minnesota, NA (incorporated herein by reference to Exhibit
          10.46 of the Company's Form 10-K dated April 13, 2001, filed with the Commission on April 13, 2001).
  10.47   Subordinate Capital Loan Agreement, dated as of February 16,
          2001, among Drive Financial Services LP, DRIVE BOS LP, the financial institutions from time to time party hereto and
          IPA Incorporated (incorporated herein by reference to
          Exhibit 10.47 of the Company's Form 10-K dated April 13,
          2001, filed with the Commission on April 13, 2001).
  10.48   Amended and Restated Amendment #4 (Option and Option
          Warrant), dated as of December 31, 2001, between the Company and BoS(USA) Inc. (incorporated herein by reference to
          Exhibit 99.1 of the Company's Form 8-K dated January 18,
          2002, filed with the Commission on January 18, 2002).
 *10.49   Confirmation Letter, dated January 28, 2002, among First
          City, BoS(USA) and Bank of Scotland.
**10.50   Commitment Letter, dated September 25, 2002, between
          FirstCity Financial Corporation and BoS(USA), Inc.
**12.1    Computation of Ratio of Earnings to Fixed Charges.
 *21.1    Subsidiaries of the Registrant.
**23.1    Consents of KPMG LLP.
 *23.2    Consent of Haynes and Boone, LLP (included in its opinion
          filed as Exhibit 5.1).
 *24.1    Power of Attorney.


---------------

 * Previously filed.

** Filed herewith.